UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SWS Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholder,

On March 31, 2014, SWS Group, Inc. (“SWS”) agreed to merge with and into Peruna LLC, a wholly owned subsidiary of Hilltop Holdings Inc. (“Hilltop”) with Peruna LLC surviving the merger as a wholly owned subsidiary of Hilltop. We are sending you this proxy statement/prospectus to invite you to attend a special meeting of SWS stockholders being held to vote on the merger agreement and to ask you to vote at the special meeting in favor of the merger agreement.

In the merger, each share of SWS common stock will be converted into the right to receive (i) 0.2496 shares of Hilltop common stock, par value $0.01 per share, and (ii) $1.94 in cash. The value of the merger consideration will fluctuate with the market price of Hilltop common stock, and will not be known at the time you vote on the merger. Hilltop common stock is currently quoted on the New York Stock Exchange under the symbol “HTH.” On October 13, 2014, the last practicable trading day before the date of this proxy statement/prospectus, the merger consideration of $1.94 in cash and 0.2496 Hilltop shares represented approximately $6.87 in value for each share of SWS common stock. We urge you to obtain current market quotations for Hilltop common stock.

Based on the current number of shares of SWS common stock outstanding and reserved for issuance under employee benefit plans, Hilltop expects to issue approximately 10.3 million shares of common stock, par value $0.01 per share, to SWS stockholders in the aggregate upon completion of the merger. Based on these numbers, upon completion of the merger, current SWS stockholders would own approximately 10% of the common stock of Hilltop immediately following the merger. However, any increase or decrease in the number of shares of SWS common stock outstanding that occurs for any reason prior to the completion of the merger would cause the actual number of shares issued upon completion of the merger to change.

SWS will hold a special meeting of its stockholders in connection with the merger. SWS stockholders will be asked to vote to approve the merger agreement and related matters as described in this proxy statement/prospectus. We cannot complete the merger unless the stockholders of SWS approve the proposal. An affirmative vote of a majority of the outstanding shares of SWS common stock entitled to vote as of the record date is required to adopt the merger agreement.

The special meeting of the stockholders of SWS will be held at Renaissance Tower, 1201 Elm Street, Suite 4200, Dallas, Texas 75270, at 9:00 a.m., local time, on November 21, 2014.

The SWS board of directors (other than Messrs. Gerald J. Ford and J. Taylor Crandall, who recused themselves), upon the unanimous recommendation of the special committee of the SWS board of directors, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of the SWS stockholders (other than Hilltop), and recommends that the SWS stockholders adopt the merger agreement.

The obligations of Hilltop and SWS to complete the merger are subject to the satisfaction or waiver of several conditions set forth in the merger agreement. More information about Hilltop, SWS, the special meeting, the merger agreement and the merger is contained in this proxy statement/prospectus. SWS encourages you to read the entire proxy statement/prospectus carefully, including the section entitled “Risk Factors” beginning on page 32. You can also obtain information about SWS and Hilltop from documents that each has filed with the Securities and Exchange Commission (see the section entitled “Where You Can Find More Information”).

James H. Ross

President and Chief Executive Officer

SWS Group, Inc.

Neither the Securities and Exchange Commission nor any state securities commission or bank regulatory agency has approved or disapproved of the merger or the Hilltop common stock to be issued under this proxy statement/prospectus or the other transactions described in this proxy statement/prospectus or passed upon the accuracy or adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings and deposit accounts and are not insured by the Federal Deposit Insurance Corporation, or any other governmental agency.

The date of this proxy statement/prospectus is October 14, 2014, and it is first being mailed or otherwise delivered to SWS stockholders on or about October 16, 2014.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 21, 2014

To the stockholders of SWS Group, Inc.:

On November 21, 2014, SWS Group, Inc. (“SWS”) will hold a special meeting of stockholders in Dallas, Texas at 9:00 a.m., local time, at Renaissance Tower, 1201 Elm Street, Suite 4200, Dallas, Texas 75270, to consider and vote upon the following matters:

•	a proposal to adopt and approve the Agreement and Plan of Merger, dated as of March 31, 2014, by and among Hilltop Holdings Inc., Peruna LLC, a wholly owned subsidiary of Hilltop, and SWS (the “merger proposal”);

•	a proposal to approve, on a non-binding, advisory basis, compensation that may be paid or would be payable to SWS’s named executive officers in connection with the merger (the “compensation proposal”); and

•	a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the merger proposal (the “adjournment proposal”).

The approval by SWS stockholders of the merger proposal is required for the completion of the merger described in this proxy statement/prospectus.

SWS will transact no other business at the SWS special meeting except such business as may properly be brought before the SWS special meeting or any adjournment or postponement thereof. Please refer to elsewhere in this proxy statement/prospectus for further information with respect to the business to be transacted at the SWS special meeting.

The SWS board of directors has fixed the close of business on October 3, 2014, as the record date for the SWS special meeting. Only SWS stockholders of record at that time are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement of the special meeting.

Approval of the merger proposal requires the affirmative vote of a majority of the shares of SWS common stock outstanding on the record date for the SWS special meeting. Approval of the compensation proposal and the adjournment proposal require, in each case, the affirmative vote of a majority of the shares of SWS common stock represented in person or by proxy at the SWS special meeting and entitled to vote on such proposal.

Your vote is important. Whether or not you plan to attend the SWS special meeting, we urge you to vote your shares as promptly as possible by (1) accessing the internet site listed on your proxy card, (2) calling the toll-free number listed on your proxy card, or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the SWS special meeting. You may revoke your proxy at any time before the vote at the special meeting by following the procedures outlined in this proxy statement/prospectus. If your shares are held in the name of a bank, broker or other nominee, please follow the voting instructions furnished by the record holder.

The SWS board of directors (other than Messrs. Gerald J. Ford and J. Taylor Crandall, who recused themselves), upon the unanimous recommendation of the special committee of the SWS board of directors, has approved and adopted the merger agreement, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of the SWS stockholders, and recommends that SWS stockholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

This proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger and other related matters. We urge you to read this proxy statement/prospectus and its annexes carefully and in their entirety.

By Order of the Board of Directors

Allen R. Tubb

Executive Vice President, General Counsel and Secretary

Dallas, Texas

October 14, 2014

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about SWS from documents that are not included in or delivered with this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus, other than certain exhibits to those documents, free of charge through the Securities and Exchange Commission website (http://www.sec.gov) or by requesting them in writing or by telephone from SWS at the following address:

SWS Group, Inc.

1201 Elm Street, Suite 3500

Dallas, Texas 75270

Attention: Investor Relations

Telephone: (214) 859-1800

You will not be charged for any of these documents that you request. SWS stockholders requesting documents should do so by November 14, 2014, in order to receive them before the special meeting.

Hilltop is not currently eligible under the SEC’s rules to incorporate by reference documents into this proxy statement/prospectus. Accordingly, much of the information that SWS has incorporated by reference, such as the description of its business, management’s discussion and analysis of financial condition and results of operations, and its consolidated financial statements, is, with respect to Hilltop, fully set forth in this proxy statement/prospectus, principally in the section entitled “Information About the Companies—Hilltop” beginning on page 69 and the Hilltop consolidated financial statements beginning on page F-1.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated October 14, 2014, and you should assume that the information in this proxy statement/prospectus is accurate only as of such date. Neither the mailing of this proxy statement/prospectus to SWS stockholders nor the issuance by Hilltop of shares of Hilltop common stock in connection with the merger will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this proxy statement/prospectus regarding SWS has been provided by SWS and information contained in this proxy statement/prospectus regarding Hilltop has been provided by Hilltop.

See “Where You Can Find More Information” included elsewhere in this proxy statement/prospectus.

i

QUESTIONS AND ANSWERS

The following are answers to certain questions that you may have regarding the SWS special meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference into, this proxy statement/prospectus. See “Where You Can Find More Information” included elsewhere in this proxy statement/prospectus.

Q:	What is the merger?

A:	Hilltop and SWS have entered into an Agreement and Plan of Merger, dated as of March 31, 2014 (which we refer to as the “merger agreement”). Under the merger agreement, SWS will be merged with and into Hilltop’s wholly owned subsidiary, Peruna LLC (which we refer to as the “merger”). Peruna LLC will be the surviving entity in the merger. Immediately following the completion of the merger, SWS’s wholly owned bank subsidiary, Southwest Securities, FSB, will merge with and into Hilltop’s wholly owned bank subsidiary, PlainsCapital Bank (which we refer to as the “bank merger”). PlainsCapital Bank will be the surviving bank in the bank merger. A copy of the merger agreement is included as Annex A to this proxy statement/prospectus. The merger cannot be completed unless, among other things, SWS stockholders approve the merger proposal to approve the merger agreement.

Q:	Why am I receiving this document?

A:	This document is a proxy statement of SWS to solicit proxies from its stockholders in connection with their vote to approve and adopt the merger agreement, and certain related matters. In addition, this document constitutes a prospectus for SWS stockholders because Hilltop is offering shares of its common stock to be issued in partial exchange for shares of SWS common stock in the merger.

Q:	What are holders of SWS common stock being asked to vote on?

A:	SWS stockholders are being asked to vote on a proposal to approve and adopt the merger agreement (the “merger proposal”), a proposal to approve, on a non-binding, advisory basis, compensation that may be paid or would be payable to SWS’s named executive officers in connection with the merger (the “compensation proposal”), and a proposal to approve the adjournment of the SWS special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the merger proposal (the “adjournment proposal”).

Q:	What will holders of SWS common stock receive in the merger?

A:	If the merger is completed, holders of SWS common stock will receive (i) 0.2496 shares of Hilltop common stock and (ii) $1.94 in cash for each share of SWS common stock that they hold immediately prior to the merger. No fractional shares of Hilltop common stock will be issued in connection with the merger. A holder of SWS common stock who otherwise would have received a fraction of a share of Hilltop common stock will instead receive an amount in cash reflecting the market value of the fractional share of Hilltop common stock based upon the average of the high and low sales prices of Hilltop common stock on the New York Stock Exchange on each of the five consecutive trading days ending on the trading day that is two trading days prior to the closing date of the merger.

Q:	Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:	Because the number of shares of Hilltop common stock that SWS stockholders will receive for each share of SWS common stock as the stock component of the merger consideration is fixed, the value of the merger consideration may fluctuate between the date of this proxy statement/prospectus and the SWS special meeting, and between the special meeting and the completion of the merger, based upon the market value for Hilltop common stock. In the merger, SWS stockholders will receive cash and a fraction of a share of Hilltop common stock for each share of SWS common stock they hold. Any fluctuation in the market price of Hilltop stock will change the value of the shares of Hilltop common stock that SWS stockholders will receive.

Q:	How will the merger affect outstanding SWS restricted shares and deferred shares?

A:	Restricted Shares. Each restricted share of SWS common stock granted prior to the date of the merger agreement will vest in full at the effective time of the merger, and the holders of such restricted shares will be entitled to receive the merger consideration for each such share on the same basis as SWS stockholders generally, less applicable withholding taxes, which will be withheld first from the cash portion of the merger consideration payable in respect of each such share. As of September 30, 2014, 370,388 unvested restricted shares of SWS common stock that were granted prior to the date of the merger agreement were outstanding.

As permitted under the terms of the merger agreement, on August 20, 2014, SWS granted an aggregate of 181,814 restricted shares of SWS common stock to the following executive officers and key employees of SWS in satisfaction of their fiscal 2014 annual bonuses: James H. Ross; Daniel R. Leland; Richard H. Litton; W. Norman Thompson; Allen R. Tubb; J. Michael Edge; Larry G. Tate; Anton Berends; and Lana Calton. Such restricted shares will be converted into restricted shares of Hilltop as of the effective time of the merger (with the number of Hilltop shares determined based on the value of the merger consideration), and will be subject to accelerated vesting (i) as to all of such restricted shares on termination of employment by the employer without “cause” (as defined in the merger agreement) following the effective time of the merger, (ii) as to all of such restricted shares upon a change of control event (other than the merger) and (iii) as to a prorated portion of such restricted shares on termination of employment due to an employee’s death or disability.

The merger agreement also permits SWS to grant, prior to the effective time of the merger, restricted shares of SWS common stock to its non-employee directors in the ordinary course of business consistent with past practice, with a grant date value not to exceed $35,000 per non-employee director. The SWS non-employee directors are Robert A. Buchholz; Brodie L. Cobb; J. Taylor Crandall; Christie S. Flanagan; Gerald J. Ford; Larry A. Jobe; Tyree B. Miller; Dr. Mike Moses; and Joel T. Williams III.

Deferred Shares. As of the effective time of the merger, each deferred share of SWS common stock reflected in participant accounts under SWS deferred compensation plans will be converted into 0.3328 of a deferred share of Hilltop common stock (i.e., the sum of the portion of the merger consideration paid in Hilltop common stock and a number of shares of Hilltop common stock with a value as of immediately prior to the date of the merger agreement that is equal to the portion of the merger consideration paid in cash). Following the effective time of the merger, any such deferred shares that are not vested will continue to vest in accordance with the original terms of the SWS deferred shares and will vest in full on termination of employment by the employer without “cause” (as defined in the merger agreement) following the effective time of the merger. Hilltop deferred shares will be distributed in accordance with the terms of the applicable plan and the participants’ individual elections. As of September 30, 2014, 339,989 deferred shares of SWS common stock were outstanding.

v

For more information about these restricted and deferred shares, see “The Merger—Interests of SWS Directors and Executive Officers in the Merger”.

Q:	What interests do SWS’s directors and executive officers have in the merger that are different from, or in addition to, those of SWS stockholders generally?

A:	SWS stockholders should be aware that SWS’s directors and executive officers have interests in the merger that are different from, or in addition to, those of SWS stockholders generally. These interests may create potential conflicts of interest. SWS’s board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that SWS stockholders vote in favor of approving the merger proposal and the compensation proposal. For purposes of the SWS agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change of control. These interests include the following:

•	All outstanding restricted shares of SWS common stock granted prior to the date of the merger agreement will vest in full in connection with the merger and each holder will receive the merger consideration in exchange for each such restricted share. In addition, the vesting of outstanding deferred shares of SWS common stock will accelerate in full on termination of employment by the employer without “cause” (as defined in the merger agreement) following the effective time of the merger. The estimated value of such accelerated vesting of the restricted and deferred shares currently held by the executive officers in aggregate is $2,488,460. For the estimated value of such accelerated vesting for each individual executive officer and the methodology used to calculate such value, see footnote 2 to the table under “The Merger—Interests of SWS Directors and Executive Officers in the Merger—Golden Parachute Compensation”;

•	As permitted under the terms of the merger agreement, on August 20, 2014, SWS granted an aggregate of 181,814 restricted shares of SWS common stock, with an aggregate grant date value of $1,325,434, to certain executive officers and key employees of SWS in satisfaction of their fiscal 2014 annual bonuses in the ordinary course of business and consistent with past practice, which will be converted into restricted shares of Hilltop as of the effective time of the merger, and will be subject to accelerated vesting (i) as to all of such restricted shares on termination of employment by the employer without “cause” (as defined in the merger agreement) following the effective time of the merger, (ii) as to all of such restricted shares upon a change of control event (other than the merger) and (iii) as to a prorated portion of such restricted shares on termination of employment due to an employee’s death or disability. For the estimated value of such accelerated vesting for each individual executive officer, see footnote 2 to the table under “The Merger—Interests of SWS Directors and Executive Officers in the Merger—Golden Parachute Compensation”;

•	Between the date of the merger agreement and the effective time of the merger, SWS may grant non-employee directors of SWS restricted shares of SWS common stock in the ordinary course of business consistent with past practice, with a grant date value not to exceed $35,000 per non-employee director;

•	Executive officers and other employees of SWS are entitled to cash severance in accordance with SWS’s severance practice on termination of employment by the employer without “cause” (as defined in the merger agreement) at any time on or prior to December 31, 2015, contingent on the executive’s or other employee’s execution and non-revocation of a release of claims. The estimated value of such cash severance for the executive officers in aggregate is $816,154. For the formula used to calculate this estimated value, see “The Merger—Interests of SWS Directors and Executive Officers in the Merger—Severance and Retention Payments—Severance practice”. For the estimated value of such cash severance for each individual executive officer, see footnote 1 to the table under “The Merger—Interests of SWS Directors and Executive Officers in the Merger—Golden Parachute Compensation”;

•	As permitted under the terms of the merger agreement, SWS is permitted to enter into retention agreements with employees in an aggregate amount up to $5,000,000. As of the date of this proxy statement/prospectus, SWS has entered into retention agreements with certain executive officers (and other employees) that provide for cash retention payments in the aggregate amount of $4,418,800, of which $975,000 in the aggregate is payable under the agreements with the following executive officers: James H. Ross; J. Michael Edge; Allen R. Tubb; W. Norman Thompson; and Robert A. Chereck. These retention amounts will be paid in a lump sum within 30 days of the six-month anniversary of the effective time of the merger, subject to the applicable executive officer’s or other employee’s continued employment with SWS through such six-month anniversary (except that, on a termination of employment by the employer without “cause” (as defined in the retention agreement) after the effective time, the retention payment will be paid within 30 days of such termination date, contingent on the executive’s (or other employee’s) execution and non-revocation of a release of claims). Each retention agreement also includes restrictive covenants relating to confidentiality and the non-solicitation of customers and employees of SWS. For the retention amount payable to each executive officer who is eligible for such amount, see footnote 1 to the table under “The Merger—Interests of SWS Directors and Executive Officers in the Merger—Golden Parachute Compensation”; and

•	Each of Hilltop and Peruna LLC has agreed to indemnify and advance expenses to each present and former director, officer and employee of SWS and its subsidiaries (when acting in such capacity) to the fullest extent permitted by law for any acts arising out of or pertaining to matters occurring at or existing prior to the closing of the merger. Hilltop will also provide director and officer liability insurance with respect to claims arising from facts or events occurring before the completion of the merger or, at SWS’s option, SWS may purchase a “tail” policy for directors’ and officers’ liability insurance.

Messrs. Gerald J. Ford and J. Taylor Crandall are members of the SWS board of directors appointed by Hilltop and Oak Hill, respectively. Messrs. Ford and Crandall recused themselves from the vote of the SWS board of directors with respect to the approval and adoption of the merger agreement and the transactions contemplated thereby, including the merger. The decisions by the SWS Board that are described in this proxy statement/prospectus were all taken by unanimous vote of those directors who voted.

For more information about the interests that SWS’s directors and executive officers have in the merger, see “The Merger—Interests of SWS Directors and Executive Officers in the Merger”.

Q:	When do you expect to complete the merger?

A:	We expect to complete the merger prior to the end of 2014. However, we cannot assure you when or if the merger will occur. We must, among other things, first obtain the required approval of SWS stockholders at the SWS special meeting and the required regulatory approvals described below in “The Merger—Regulatory Approvals Required for the Merger” and satisfy certain other closing conditions.

Q:	What happens if the merger is not completed?

A:	If the merger is not completed, shares of Hilltop common stock will not be issued, and holders of SWS common stock will not receive any consideration for their shares, in connection with the merger. Instead, SWS will remain an independent company and its common stock will continue to be listed and traded on the New York Stock Exchange. Under specified circumstances in connection with the termination of the merger agreement, including circumstances involving a change in recommendation by the SWS board of directors, SWS may be required to pay Hilltop a termination fee of $8 million. See “The Merger Agreement—Termination Fee”.

Q:	When and where is the SWS special meeting?

A:	The SWS special meeting will be held at Renaissance Tower, 1201 Elm Street, Suite 4200, Dallas, Texas 75270, on November 21, 2014 at 9:00 a.m. local time.

Q:	How do I vote?

A:	If you are a stockholder of record of SWS as of the record date for the SWS special meeting you may vote by:

•	accessing the Internet website specified on your proxy card;

•	calling the toll-free number specified on your proxy card; or

•	signing the enclosed proxy card and returning it in the postage-paid envelope provided.

After you have carefully read this proxy statement/prospectus in its entirety and have decided how you wish to vote your shares, please vote your shares promptly. You may also cast your vote in person at the SWS special meeting. If you hold SWS common stock in “street name” through a bank, broker or other nominee, please follow the voting instructions provided by your bank, broker or other nominee to ensure that your shares are represented at the special meeting. Stockholders that hold shares through a bank, broker, or other nominee who wish to vote at the SWS special meeting will need to obtain a “legal proxy” from the record holder.

Q:	How do I vote if I own shares through the SWS Group, Inc. 401(k) Profit Sharing Plan (the “SWS 401(k) Plan”)?

A:	You will be given the opportunity to instruct the trustee of the SWS 401(k) Plan how to vote the shares that you hold in your account. In accordance with the terms of the plan, if you fail to instruct the plan trustee how to vote your plan shares, the trustee will generally vote your plan shares in the same proportion as the shares voted pursuant to the instructions of participants who timely give such instructions.

Q:	Why is my vote important?

A:	If you do not vote, it will be more difficult to obtain the necessary quorum to hold the SWS special meeting. In addition, we cannot complete the merger without obtaining the necessary vote of SWS stockholders in favor of the merger proposal.

Q:	How does the SWS board of directors recommend that I vote?

A:	The SWS board of directors (other than Messrs. Gerald J. Ford and J. Taylor Crandall, who recused themselves), upon the unanimous recommendation of the special committee of the SWS board of directors (the “Special Committee”), recommends that you vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Q:	What constitutes a quorum for the SWS special meeting?

A:	The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of SWS common stock entitled to vote at the SWS special meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. A broker non-vote occurs under stock exchange rules when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instructions are given.

Q:	What is the vote required to approve each proposal at the SWS special meeting?

A:	Approval of the merger proposal requires the affirmative vote of a majority of the shares of SWS common stock outstanding on the record date for the SWS special meeting. Approval of the compensation proposal and the adjournment proposal require, in each case, the affirmative vote of a majority of the shares of SWS common stock represented in person or by proxy at the SWS special meeting and entitled to vote on such proposal. As of the date of this proxy statement/prospectus, Hilltop owns 10,171,039 shares of SWS common stock, or approximately 21.0% of the currently outstanding SWS common shares.

Q:	What impact will my vote on the compensation proposal have on the compensation payable to SWS’s named executive officers in connection with the merger?

A:	The vote on the compensation proposal is a vote separate and apart from the vote to approve the merger agreement. You may vote for the compensation proposal and against the merger proposal, and vice versa. Because the vote on the compensation proposal is advisory only, it will not be binding on SWS or Hilltop. Accordingly, because SWS is contractually obligated to pay the compensation, if the merger is completed, the compensation is payable to the named executive officers of SWS, subject only to the conditions applicable thereto, regardless of the outcome of the advisory (non-binding) vote. SWS is seeking your approval of the compensation, on an advisory (non-binding) basis, in order to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and related SEC rules.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker cannot vote your shares without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker. Without instructions, your shares will not be voted, which will have the effect described below.

Q:	What should I do if I hold my shares of SWS common stock in book-entry form?

A:	You are not required to take any special additional action to receive the merger consideration if your shares of SWS common stock are held in book-entry form. Book-entry shares will be treated the same way as stock certificates.

Q:	What if I abstain from voting or fail to instruct my broker?

A:	If you are a holder of SWS common stock and you abstain from voting or fail to instruct your broker to vote your shares, it will have the same effect as a vote against the merger proposal. An abstention or broker non-vote will have no effect on the compensation proposal or the adjournment proposal.

Q:	Can I attend the SWS special meeting and vote my shares in person?

A:

Yes. All SWS stockholders, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the SWS special meeting. Holders of record of SWS common stock can vote in person at the SWS special meeting. If you are not a stockholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the SWS special meeting, you must hold your shares in your own name or have a statement from your bank, broker or other record holder confirming your ownership of shares as of the record date for the SWS special meeting. In addition, you must bring a form of personal photo identification with you in order to be admitted. SWS reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the SWS special meeting is prohibited without SWS’s express written consent.

Regardless of whether you plan to attend the SWS special meeting, we recommend that you vote your shares early by Internet, telephone or mail to ensure that a quorum exists at the SWS special meeting and to ensure that your vote will be counted if you later choose not to attend the SWS special meeting. You may revoke any previously submitted proxy and vote your shares in person at the SWS special meeting.

Q:	What do I do if I want to change or revoke my vote?

A:	You may revoke your proxy and change your vote at any time before the SWS special meeting, or earlier deadline specified in the proxy card, by voting again via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the special meeting will be counted), by signing and returning a new proxy card or voting instruction form with a later date, or by attending the special meeting and voting in person. Your attendance at the special meeting, however, will not automatically revoke your proxy unless you vote again at the special meeting. We provide additional information on changing your vote under the headings “The SWS Special Meeting—Proxies” included elsewhere in this proxy statement/prospectus.

Q:	Am I entitled to exercise appraisal / dissenters’ rights as an SWS stockholder?

A:	Yes. Section 262 of the Delaware General Corporation Law (“DGCL”) provides holders of shares of SWS common stock with the right to dissent from the merger and seek appraisal of their shares of SWS common stock in accordance with Delaware law. A holder of shares of SWS common stock who properly seeks appraisal and complies with the applicable requirements under Delaware law, referred to as a dissenting stockholder, will forego the merger consideration and instead receive a cash payment equal to the fair value of such stockholder’s shares of SWS common stock in connection with the merger. Fair value will be determined by the Delaware Court of Chancery following an appraisal proceeding. Dissenting stockholders will not know the appraised fair value at the time such holders must elect whether to seek appraisal. The ultimate amount dissenting stockholders receive in an appraisal proceeding may be more or less than, or the same as, the amount such holders would have received under the merger agreement.

To seek appraisal, a stockholder of SWS must strictly comply with all of the procedures required under Delaware law, including:

•	delivering a written demand for appraisal to SWS before the vote is taken on the merger agreement at the SWS special meeting;

•	not voting in favor of the merger proposal; and

•	continuing to hold its shares of common stock through the effective time of the merger.

In connection with the foregoing, SWS stockholders who wish to seek appraisal should note that:

•	if you return a signed proxy without voting instructions, your proxy will be voted as recommended by the SWS board of directors and you may lose dissenters’ rights;

•	if you return a signed proxy with instructions to vote “FOR” the merger agreement, your shares will be voted in favor of the merger agreement and you will lose dissenters’ rights; and

•	if you wish to dissent and you execute and return a proxy, you must specify that your shares are to be either voted “AGAINST” or “ABSTAIN” with respect to approval of the merger.

x

Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights.

For a further description of the appraisal rights available to SWS stockholders and procedures required to exercise appraisal rights, see the section entitled “The Merger—Appraisal/Dissenters’ Rights” included elsewhere in this joint proxy statement/prospectus and the provisions of the DGCL that grant appraisal rights and govern such procedures which are attached as Annex C to this document. If a stockholder of SWS holds shares of SWS common stock through a bank, brokerage firm or other nominee and the SWS stockholder wishes to exercise appraisal rights, such stockholder should consult with such stockholder’s bank, brokerage firm or nominee. In view of the complexity of Delaware law, SWS stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Q:	Should I send in my SWS stock certificates now?

A:	No. SWS stockholders with shares represented by stock certificates should not send SWS stock certificates with their proxy cards. After the merger is completed, holders of SWS common stock certificates or shares of SWS common stock held in book-entry form will be mailed a transmittal form with instructions on how to exchange their SWS stock certificates or book-entry shares for the merger consideration.

Q:	Will SWS be required to submit the proposal to approve the merger agreement to its stockholders even if SWS’s board of directors has withdrawn, modified or qualified its recommendation?

A:	Yes. Unless the merger agreement is terminated before the SWS special meeting, SWS is required to submit the proposal to approve the merger agreement to its stockholders even if SWS’s board of directors has withdrawn, modified or qualified its recommendation.

Q:	What if I cannot find my stock certificates?

A:	There will be a procedure for you to receive the merger consideration in the merger, even if you have lost one or more of your SWS stock certificates. This procedure, however, may take time to complete. In order to ensure that you will be able to receive the merger consideration promptly after the merger is completed, if you cannot locate your SWS stock certificates after looking for them carefully, we urge you to contact the SWS transfer agent, Computershare Trust Company, as soon as possible and follow the procedure they explain to you for replacing your SWS stock certificates. Computershare Trust Company can be reached at (303) 262-0600, or you can write to them at the following address:

Computershare Trust Company

350 Indiana Street

Suite 800

Golden, CO 80401

(303) 262-0600

Q:	What should I do if I receive more than one set of voting materials?

A:

SWS stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of SWS common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of SWS common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus in respect of all shares held to ensure that you vote every share of SWS common stock that you own.

Q:	Will U.S. taxpayers be taxed on the Hilltop common stock and/or cash received in the merger?

A:	The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and it is a condition to the respective obligations of Hilltop and SWS to complete the merger that each of Hilltop and SWS receives a legal opinion to that effect. Accordingly, an SWS common stockholder generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the shares of Hilltop common stock received pursuant to the merger over that holder’s adjusted tax basis in its shares of SWS common stock surrendered) and (2) the amount of cash received pursuant to the merger. Further, a holder of shares of SWS common stock generally will recognize gain or loss with respect to cash received instead of fractional shares of Hilltop common stock that the SWS common stockholder would otherwise be entitled to receive. For further information, please refer to “United States Federal Income Tax Consequences of the Merger.” The U.S. federal income tax consequences described above may not apply to all holders of SWS common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.

Q:	What is Hilltop’s current relationship with SWS?

A:	In March 2011, Hilltop, Oak Hill Capital Partners III, L.P. (“OHCP”) and Oak Hill Capital Management Partners III, L.P. (collectively with OHCP, “Oak Hill”) entered into a Funding Agreement (the “Funding Agreement”) with SWS. On July 29, 2011, after receipt of regulatory and SWS stockholder approval, SWS completed the following transactions contemplated by the Funding Agreement:

•	entered into a $100,000,000, five-year, unsecured loan comprised of equal commitments from each of Hilltop and Oak Hill under the terms of a credit agreement (the “Credit Agreement”);

•	issued warrants to each of Hilltop and Oak Hill for the purchase of up to 8,695,652 shares of SWS’s common stock exercisable for five years from the date of issuance at a fixed exercise price of $5.75 per share, subject to anti-dilution adjustments; and

•	granted each of Hilltop and Oak Hill certain rights, including registration rights, preemptive rights, and the right for each to appoint one person to the board of directors of SWS for so long as it owns 9.9% or more of all of the outstanding shares of SWS’s common stock or securities convertible into at least 9.9% of SWS’s outstanding common stock.

On October 2, 2014, Hilltop exercised its warrant in full, acquiring 8,695,652 shares of SWS common stock for the warrant exercise price of $5.75 per share. Pursuant to the terms of the warrant and Credit Agreement, the exercise price was paid by an automatic elimination of the $50,000,000 amount outstanding due to Hilltop under the Credit Agreement. Accordingly, as of the date of this proxy statement/prospectus, Hilltop (i) owns 10,171,039 shares of SWS common stock, representing approximately 21.0% of the outstanding shares of SWS common stock and (ii) is no longer a lender under the Credit Agreement. Mr. Gerald J. Ford, who is Chairman of Hilltop’s board of directors, currently serves as Hilltop’s designee on SWS’s board of directors.

In connection with its acquisition of PlainsCapital Corporation in 2012, Hilltop provided certain passivity commitments to the Federal Reserve Board related to SWS. These passivity commitments provide that Hilltop cannot take certain actions, namely exercising any controlling influence over management or policies of SWS, without the prior approval of the Federal Reserve Bank.

The terms of the Credit Agreement include a covenant prohibiting SWS from undergoing a “Fundamental Change,” which includes any merger, amalgamation or consolidation, and which SWS would breach by engaging in a merger, amalgamation or consolidation unless compliance were waived by each lender thereunder. During the parties’ negotiations with respect to the merger, Hilltop indicated to SWS that it would not be willing to grant a waiver of this covenant to permit a third party transaction (see “The Merger—Background of the Merger”). The Credit Agreement also prohibits SWS from prepaying the loan other than following a period during which the closing price for SWS common stock exceeds 150% of the exercise price of the warrants (or $8.625) for twenty out of any thirty consecutive trading days.

Q:	What rights does Oak Hill have in relation to the merger?

A:	On September 26, 2014, Oak Hill partially exercised its warrants, acquiring a total of 6,521,739 shares of SWS common stock for the warrant exercise price of $5.75 per share. Pursuant to the terms of the warrant and Credit Agreement, the exercise price was paid by an automatic reduction by $37,499,999.25 of the $50,000,000 amount which had previously been due to Oak Hill under the Credit Agreement. Accordingly, as of the date of this proxy statement/prospectus, Oak Hill (i) owns and is entitled to vote 6,521,739 shares of SWS common stock, representing approximately 13.5% of the outstanding shares of SWS common stock, (ii) beneficially owns an additional 2,173,913 shares of SWS common stock pursuant to the unexercised portion of Oak Hill’s warrants, equivalent to total beneficial ownership of approximately 17.2% if Oak Hill’s warrants were fully exercised and (iii) remains a lender under the Credit Agreement with an outstanding loan balance of $12,500,000.75, which is the entire amount currently outstanding under the Credit Agreement. In addition, Oak Hill Capital Management, LLC and OHCM Management LLC, which are affiliates of Oak Hill, beneficially own an additional 19,925 shares of SWS common stock, equivalent to approximately 0.04% of the currently outstanding SWS common shares.

Pursuant to a Letter Agreement dated March 31, 2014 between Oak Hill and SWS (the “Oak Hill Letter Agreement”), Oak Hill has agreed with SWS, subject to the terms and conditions of the Oak Hill Letter Agreement, to waive any terms of the Credit Agreement that would cause the merger to result in any default or event of default by SWS under the Credit Agreement.

Pursuant to the Oak Hill Letter Agreement and the merger agreement, at the closing of the merger, Oak Hill will deliver to SWS the certificates evidencing any outstanding warrants and any loans of Oak Hill to SWS then outstanding under the Credit Agreement, and SWS will issue and deliver to Oak Hill, in exchange for its outstanding warrants and loans, the following consideration: (i) the merger consideration that Oak Hill would have been entitled to receive upon consummation of the merger if its outstanding warrants had been exercised immediately prior to the effective time of the merger and (ii) an amount equal to the Applicable Premium (as defined in the Credit Agreement, being a calculation of the present value of all required interest payments due on a loan through its maturity date on the date the loan is repaid) calculated as if the outstanding loans held by Oak Hill were prepaid in full as of the closing date of the merger.

Q:	Are there any voting agreements in relation to the merger?

A:

Hilltop has agreed in the merger agreement to vote any shares of SWS that it owns as of the record date for the SWS special meeting in favor of approval and adoption of the merger agreement. As of the date of this proxy statement/prospectus, Hilltop owns 10,171,039 shares of SWS common stock, or approximately 21.0% of the currently outstanding SWS common shares, excluding the 2,173,913 shares of SWS common stock that are issuable to Oak Hill upon exercise of its outstanding warrants. Neither Oak Hill nor, to the knowledge of Hilltop and SWS, any other person has agreed to vote its shares in favor of the merger, and Oak Hill has covenanted in the Oak Hill Letter Agreement not to enter into any voting agreement with Hilltop with respect to the merger.

Q:	Where can I find more information on Hilltop and SWS?

A:	You can find more information about Hilltop and SWS from various sources described in the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”

Q:	Whom can I talk to if I have questions?

A:	SWS stockholders should contact SWS by telephone at (214) 859-1800 or MacKenzie Partners, Inc., SWS’s proxy solicitor, collect at (212) 929-5500 or toll-free at (800) 322-2885.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To obtain a better understanding of the merger, we urge you to read this entire proxy statement/prospectus carefully, including the annexes, as well as those additional documents to which we refer you. You may obtain the information incorporated by reference into this proxy statement/prospectus by following the instructions in the section of this proxy statement/prospectus entitled “Where You Can Find More Information.” Each item in this summary refers to the page of this proxy statement/prospectus beginning on which that subject is described in more detail.

The Companies (page 69)

Hilltop

Hilltop, a Maryland corporation, is a Dallas-based financial holding company with principal executive offices at 200 Crescent Court, Suite 1330, Dallas, Texas 75201. The telephone number of Hilltop’s executive offices is (214) 855-2177, and its Internet website address is www.hilltop-holdings.com. Through its wholly owned subsidiary, PlainsCapital Corporation, a regional commercial banking franchise, Hilltop has three operating subsidiaries: PlainsCapital Bank, PrimeLending, and First Southwest. Through Hilltop’s other wholly owned subsidiary, National Lloyds Corporation, Hilltop provides property and casualty insurance through two insurance companies, National Lloyds Insurance Company and American Summit Insurance Company.

Hilltop’s common stock is listed on the New York Stock Exchange under the symbol “HTH.”

SWS

SWS, a Delaware corporation, is a savings and loan holding company with principal executive offices at 1201 Elm Street, Suite 3500, Dallas, Texas 75270. The telephone number of SWS’s executive offices is (214) 859-1800, and its Internet website address is www.swsgroupinc.com. SWS is focused on delivering a broad range of investment banking, commercial banking and related financial services to corporate, individual and institutional investors, broker/dealers, governmental entities and financial intermediaries. SWS is the largest full-service brokerage firm headquartered in the Southwestern United States (based on the number of financial advisors). SWS conducts its banking business through its wholly owned subsidiary, Southwest Securities, FSB, a federally chartered savings bank.

SWS’s common stock is listed on the New York Stock Exchange under the symbol “SWS.”

Peruna LLC

Peruna LLC, a Delaware limited liability company, is a wholly owned subsidiary of Hilltop. Peruna LLC is newly formed, and was organized for the purpose of effecting the merger. Other than those incident to its formation and the matters contemplated by the merger agreement, Peruna LLC has engaged in no business activities to date and it has no material assets or liabilities of any kind.

Risk Factors (page 32)

An investment in shares of Hilltop common stock involves risks, some of which are related to the merger. In considering the merger, you should carefully consider the information about these risks set forth under “Risk Factors,” together with the other information included or incorporated by reference or in this proxy statement/prospectus.

The Merger (page 237)

If the merger is completed, each share of SWS common stock, par value $0.10 per share, issued and outstanding immediately prior to the completion of the merger will be converted into the right to receive $1.94 in cash and 0.2496 of a share of Hilltop common stock. We refer to this mix of cash and stock consideration as the merger consideration. No fractional shares of Hilltop common stock will be issued in connection with the merger. A holder of SWS common stock who otherwise would have received a fraction of a share of Hilltop common stock will instead receive an amount in cash rounded to the nearest cent. For example, if you hold 100 shares of SWS common stock, you will receive (i) $194, (ii) 24 shares of Hilltop common stock and (iii) a cash payment instead of the 0.96 shares of Hilltop common stock that you otherwise would have received.

The value of the merger consideration may fluctuate between the date of the SWS special meeting and the completion of the merger based upon the market value for Hilltop common stock. For information about the historical prices of Hilltop common stock, see “Market Prices and Dividends of Hilltop Common Stock.”

The merger agreement governs the merger. The merger agreement is included in this proxy statement/prospectus as Annex A. Please read the merger agreement carefully. All descriptions in this summary and elsewhere in this prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement.

Recommendation of the SWS Board of Directors (page 251)

The SWS board of directors (other than Messrs. Gerald J. Ford and J. Taylor Crandall, who recused themselves), upon the unanimous recommendation of the Special Committee, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of the SWS stockholders and has approved the merger and the merger agreement. SWS’s board of directors recommends that SWS stockholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal. For the factors considered by SWS’s board of directors in reaching its decision to approve the merger agreement, see “The Merger—Reasons for the Merger” and “The Merger—Recommendation of the SWS Board of Directors.”

Opinion of Financial Advisor to the Special Committee (page 256)

On March 31, 2014, Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”), financial advisor to the Special Committee in connection with the merger, rendered its oral opinion to the Special Committee, which was subsequently confirmed in a written opinion dated the same date, that, as of such date and based upon and subject to the various factors, assumptions and any limitations set forth in its written opinion, the merger consideration to be paid to the holders of SWS common stock in the proposed merger was fair, from a financial point of view, to such holders (other than Hilltop).

The full text of Sandler O’Neill’s opinion, dated March 31, 2014, is attached as Annex B to this prospectus. You should read the opinion in its entirety for a discussion of, among other things, the assumptions made, procedures followed, matters considered and any limitations on the review undertaken by Sandler O’Neill in rendering its opinion.

Sandler O’Neill’s written opinion is addressed to the Special Committee, is directed only to the merger consideration to be paid in the merger, and does not constitute a recommendation to any SWS stockholder as to how such stockholder should vote with respect to the merger or any other matter.

For further information, see “The Merger—Opinion of SWS’s Financial Advisor.”

What Holders of SWS Equity-Based Awards Will Receive (page 285)

Each restricted share of SWS common stock granted prior to the date of the merger agreement will vest in full at the effective time of the merger, and the holders of such restricted shares will be entitled to receive the merger consideration for each such share on the same basis as SWS stockholders generally, less applicable withholding taxes, which will be withheld first from the cash portion of the merger consideration payable in respect of each such share. As of September 30, 2014, 370,388 unvested restricted shares of SWS common stock that were granted prior to the date of the merger agreement were outstanding. As permitted under the terms of the merger agreement, on August 20, 2014, SWS granted an aggregate of 181,814 restricted shares of SWS common stock to certain executive officers and key employees in satisfaction of their fiscal 2014 annual bonuses, which will be converted into restricted shares of Hilltop as of the effective time of the merger (with the number of Hilltop shares determined based on the value of the merger consideration), and will be subject to accelerated vesting (i) as to all of such restricted shares on termination of employment by the employer without “cause” (as defined in the merger agreement) following the effective time of the merger, (ii) as to all of such restricted shares upon a change of control event (other than the merger) and (iii) as to a prorated portion of such restricted shares on termination of employment due to an employee’s death or disability. The merger agreement also permits SWS to grant to non-employee directors, prior to the effective time of the merger, restricted shares of SWS common stock in the ordinary course of business consistent with past practice, with a grant date value not to exceed $35,000 per non-employee director.

As of the effective time of the merger, each deferred share of SWS common stock reflected in a participant account under SWS deferred compensation plans will be converted into 0.3328 of a deferred share of Hilltop common stock, which is equal to the sum of the portion of the merger consideration paid in Hilltop common stock and a number of shares of Hilltop common stock with a value as of immediately prior to the date of the merger agreement that is equal to the portion of the merger consideration paid in cash. Following the effective time of the merger, any such deferred shares that are not vested will continue to vest in accordance with the original terms of the SWS deferred shares and will vest in full on termination of employment by the employer without “cause” (as defined in the merger agreement) following the effective time of the merger. Hilltop deferred shares will be distributed in accordance with the terms of the applicable plan and the participants’ individual elections. As of September 30, 2014, 339,989 deferred shares of SWS common stock were outstanding.

For more information about these restricted and deferred shares, see “The Merger—Interests of SWS Directors and Executive Officers in the Merger”.

SWS Will Hold Its Special Meeting on November 21, 2014 (page 62)

The SWS special meeting will be held on November 21, 2014, at 9:00 a.m., local time, at Renaissance Tower, 1201 Elm Street, Suite 4200, Dallas, Texas 75270. The purpose of the SWS special meeting is to vote on:

•	a proposal to adopt and approve the merger agreement;

•	a proposal to approve, on a non-binding, advisory basis, compensation that may be paid or would be payable to SWS’s named executive officers that is based on or otherwise relates to the merger; and

•	a proposal to approve the adjournment of the SWS special meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the SWS special meeting to approve the merger proposal.

Only holders of record of SWS common stock at the close of business on October 3, 2014 will be entitled to vote at the SWS special meeting. Each share of SWS common stock is entitled to one vote on each proposal to be considered at the SWS special meeting.

As of the record date for the SWS special meeting, there were 48,456,850 shares of SWS common stock outstanding and entitled to vote at the SWS special meeting. As of the record date for the SWS special meeting, to the knowledge of SWS, directors and executive officers of SWS had the right to vote approximately 2,425,026 shares of SWS common stock (not including the shares held by Hilltop described below), or approximately 5% of the outstanding shares of SWS common stock entitled to vote at the SWS special meeting. We currently expect that each of these individuals will vote their shares of SWS common stock in favor of the proposals to be presented at the SWS special meeting. In addition, Hilltop holds 10,171,039 shares of SWS common stock as of the date of this proxy statement/prospectus, or approximately 21.0% of the currently outstanding SWS common shares. Hilltop has agreed in the merger agreement to vote any shares of SWS that it owns as of the record date for the SWS special meeting in favor of adoption of the merger agreement.

Approval of the merger proposal requires the affirmative vote of a majority of the shares of SWS common stock outstanding on the record date for the SWS special meeting. Approval of the compensation proposal and the adjournment proposal require, in each case, the affirmative vote of a majority of the shares of SWS common stock represented in person or by proxy at the SWS special meeting and entitled to vote on such proposal.

Hilltop’s Relationship with SWS (page 281)

In March 2011, Hilltop, Oak Hill Capital Partners III, L.P. (“OHCP”) and Oak Hill Capital Management Partners III, L.P. (collectively with OHCP, “Oak Hill”) entered into a Funding Agreement (the “Funding Agreement”) with SWS. On July 29, 2011, after receipt of regulatory and SWS stockholder approval, SWS completed the following transactions contemplated by the Funding Agreement:

•	entered into a $100,000,000, five-year, unsecured loan comprised of equal commitments from each of Hilltop and Oak Hill under the terms of a credit agreement (the “Credit Agreement”);

•	issued warrants to each of Hilltop and Oak Hill for the purchase of up to 8,695,652 shares of SWS’s common stock exercisable for five years from the date of issuance at a fixed exercise price of $5.75 per share, subject to anti-dilution adjustments; and

•	granted each of Hilltop and Oak Hill certain rights, including registration rights, preemptive rights, and the right for each to appoint one person to the board of directors of SWS for so long as it owns 9.9% or more of all of the outstanding shares of SWS’s common stock or securities convertible into at least 9.9% of SWS’s outstanding common stock.

On October 2, 2014, Hilltop exercised its warrant in full, acquiring 8,695,652 shares of SWS common stock for the warrant exercise price of $5.75 per share. Pursuant to the terms of the warrant and Credit Agreement, the exercise price was paid by an automatic elimination of the $50,000,000 amount outstanding due to Hilltop under the Credit Agreement. Accordingly, as of the date of this proxy statement/prospectus, Hilltop (i) owns 10,171,039 shares of SWS common stock, representing approximately 21.0% of the outstanding shares of SWS common stock and (ii) is no longer a lender under the Credit Agreement. Mr. Gerald J. Ford, who is Chairman of Hilltop’s board of directors, currently serves as Hilltop’s designee on SWS’s board of directors.

In connection with its acquisition of PlainsCapital Corporation in 2012, Hilltop provided certain passivity commitments to the Federal Reserve Board related to SWS. These passivity commitments provide that Hilltop cannot take certain actions, namely exercising any controlling influence over management or policies of SWS, without the prior approval of the Federal Reserve Bank.

The terms of the Credit Agreement include a covenant prohibiting SWS from undergoing a “Fundamental Change,” which includes any merger, amalgamation or consolidation, and which SWS would breach by engaging in a merger, amalgamation or consolidation unless compliance were waived by each lender thereunder. During the parties’ negotiations with respect to the merger, Hilltop indicated to SWS that it would not be willing to grant a waiver of this covenant to permit a third party transaction (see “The Merger—Background of the Merger”). The Credit Agreement also prohibits SWS from prepaying the loan other than following a period during which the closing price for SWS common stock exceeds 150% of the exercise price of the warrants (or $8.625) for twenty out of any thirty consecutive trading days.

The Oak Hill Letter Agreement (page 282)

On September 26, 2014, Oak Hill partially exercised its warrants, acquiring a total of 6,521,739 shares of SWS common stock for the warrant exercise price of $5.75 per share. Pursuant to the terms of the warrant and Credit Agreement, the exercise price was paid by an automatic reduction by $37,499,999.25 of the $50,000,000 amount which had previously been due to Oak Hill under the Credit Agreement. Accordingly, as of the date of this proxy statement/prospectus, Oak Hill (i) owns and is entitled to vote 6,521,739 shares of SWS common stock, representing approximately 13.5% of the outstanding shares of SWS common stock, (ii) beneficially owns an additional 2,173,913 shares of SWS common stock pursuant to the unexercised portion of Oak Hill’s warrants, equivalent to total beneficial ownership of approximately 17.2% if Oak Hill’s warrants were fully exercised and (iii) remains a lender under the Credit Agreement with an outstanding loan balance of $12,500,000.75, which is the entire amount currently outstanding under the Credit Agreement. In addition, Oak Hill Capital Management, LLC and OHCM Management LLC, which are affiliates of Oak Hill, beneficially own an additional 19,925 shares of SWS common stock, equivalent to approximately 0.04% of the currently outstanding SWS common shares.

Pursuant to a Letter Agreement dated March 31, 2014 between Oak Hill and SWS (the “Oak Hill Letter Agreement”), Oak Hill has agreed with SWS, subject to the terms and conditions of the Oak Hill Letter Agreement, to waive any terms of the Credit Agreement that would cause the merger to result in any default or event of default by SWS under the Credit Agreement.

Pursuant to the Oak Hill Letter Agreement and the merger agreement, at the closing of the merger, Oak Hill will deliver to SWS the certificates evidencing any outstanding warrants and any loans of Oak Hill to SWS then outstanding under the Credit Agreement, and SWS will issue and deliver to Oak Hill, in exchange for its outstanding warrants and loans, the following consideration: (i) the merger consideration that Oak Hill would have been entitled to receive upon consummation of the merger if its outstanding warrants had been exercised immediately prior to the effective time of the merger and (ii) an amount equal to the Applicable Premium (as defined in the Credit Agreement, being a calculation of the present value of all required interest payments due on a loan through its maturity date on the date the loan is repaid) calculated as if the outstanding loans held by Oak Hill were prepaid in full as of the closing date of the merger.

The Merger is Intended to Be Tax-Free to Holders of SWS Common Stock, Except to the Extent of any Cash They Receive (page 298)

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and it is a condition to the respective obligations of Hilltop and SWS to complete the merger that each of Hilltop and SWS receives a legal opinion to that effect. Accordingly, an SWS common stockholder generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the shares of Hilltop common stock received pursuant to the merger over that holder’s adjusted tax basis in its shares of SWS common stock surrendered) and (2) the amount of cash received pursuant to the merger. Further, a holder of shares of SWS common stock generally will recognize gain or loss with respect to cash received instead of fractional shares of Hilltop common stock that the SWS common stockholder would otherwise be entitled to receive. For further information, please refer to “United States Federal Income Tax Consequences of the Merger.”

The United States federal income tax consequences described above may not apply to all holders of SWS common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Interests of SWS Directors and Executive Officers in the Merger (page 275)

SWS stockholders should be aware that SWS’s directors and executive officers have interests in the merger that are different from, or in addition to, those of SWS stockholders generally. These interests and arrangements may create potential conflicts of interest. SWS’s board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that SWS stockholders vote in favor of approving the merger proposal and the compensation proposal. For purposes of the SWS agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change of control. These interests include the following:

•	All outstanding restricted shares of SWS common stock granted prior to the date of the merger agreement will vest in full in connection with the merger and each holder will receive the merger consideration in exchange for each such restricted share. In addition, the vesting of outstanding deferred shares of SWS common stock will accelerate in full on termination of employment by the employer without “cause” (as defined in the merger agreement) following the effective time of the merger;

•	As permitted under the terms of the merger agreement, on August 20, 2014, SWS granted an aggregate of 181,814 restricted shares of SWS common stock, with an aggregate grant date value of $1,325,434, to certain executive officers and key employees of SWS in satisfaction of their fiscal 2014 annual bonuses in the ordinary course of business and consistent with past practice, which will be converted into restricted shares of Hilltop as of the effective time of the merger (with the number of Hilltop shares determined based on the value of the merger consideration), and will be subject to accelerated vesting (i) as to all of such restricted shares on termination of employment by the employer without “cause” (as defined in the merger agreement) following the effective time of the merger, (ii) as to all of such restricted shares upon a change of control event (other than the merger) and (iii) as to a prorated portion of such restricted shares on termination of employment due to an employee’s death or disability;

•	Between the date of the merger agreement and the effective time of the merger, SWS may grant non-employee directors of SWS restricted shares of SWS common stock in the ordinary course of business consistent with past practice with a grant date value not to exceed $35,000 per non-employee director;

•	Executive officers and other employees of SWS are entitled to cash severance in accordance with SWS’s severance practice on termination of employment by the employer without “cause” (as defined in the merger agreement) at any time on or prior to December 31, 2015, contingent on the executive’s or other employee’s execution and non-revocation of a release of claims;

•

As permitted under the terms of the merger agreement, SWS is permitted to enter into retention agreements with employees in an aggregate amount up to $5,000,000. As of the date of this proxy statement/prospectus, SWS has entered into retention agreements with certain executive officers (and other employees) that provide for cash retention payments in the aggregate amount of $4,418,800, of which $975,000 in the aggregate is payable under the agreements with certain executive officers. These retention amounts will be paid in a lump sum within 30 days of the six-month anniversary of the effective time of the merger, subject to the applicable executive officer’s or other employee’s continued employment with SWS through such six-month anniversary (except that, on a termination of employment by the employer without “cause” (as defined in the retention agreement) after the effective time, the retention payment will be paid within 30 days of such termination date, contingent on the executive’s (or other employee’s) execution and non-revocation of a release of claims). Each retention agreement also includes restrictive covenants relating to confidentiality and the non-solicitation of customers and employees of SWS; and

•	Each of Hilltop and Peruna LLC has agreed to indemnify and advance expenses to each present and former director, officer and employee of SWS and its subsidiaries (when acting in such capacity) to the fullest extent permitted by law for any acts arising out of or pertaining to matters occurring at or existing prior to the closing of the merger. Hilltop will also provide director and officer liability insurance with respect to claims arising from facts or events occurring before the completion of the merger or, at SWS’s option, SWS may purchase a “tail” policy for directors’ and officers’ liability insurance.

Messrs. Gerald J. Ford and J. Taylor Crandall are members of the SWS board of directors appointed by Hilltop and Oak Hill, respectively. Messrs. Ford and Crandall recused themselves from the vote of the SWS board of directors with respect to the approval and adoption of the merger agreement and the transactions contemplated thereby, including the merger. The decisions by the SWS Board that are described in this proxy statement/prospectus were all taken by unanimous vote of those directors who voted.

Appraisal/Dissenters’ Rights (page 270)

Section 262 of the DGCL provides holders of shares of SWS common stock with the right to dissent from the merger and seek appraisal of their shares of SWS common stock in accordance with Delaware law. A holder of shares of SWS common stock who properly seeks appraisal and complies with the applicable requirements under Delaware law, referred to as a dissenting stockholder, will forego the merger consideration and instead receive a cash payment equal to the fair value of such stockholder’s shares of SWS common stock in connection with the merger. Fair value will be determined by the Delaware Court of Chancery following an appraisal proceeding. Dissenting stockholders will not know the appraised fair value at the time such holders must elect whether to seek appraisal. The ultimate amount dissenting stockholders receive in an appraisal proceeding may be more or less than, or the same as, the amount such holders would have received under the merger agreement.

To seek appraisal, a stockholder of SWS must strictly comply with all of the procedures required under Delaware law, including:

•	delivering a written demand for appraisal to SWS before the vote is taken on the merger agreement at the SWS special meeting;

•	not voting in favor of the merger proposal; and

•	continuing to hold its shares of common stock through the effective time of the merger.

In connection with the foregoing, SWS stockholders who wish to seek appraisal should note that:

•	if you return a signed proxy without voting instructions, your proxy will be voted as recommended by the SWS board of directors and you may lose dissenters’ rights;

•	if you return a signed proxy with instructions to vote “FOR” the merger agreement, your shares will be voted in favor of the merger agreement and you will lose dissenters’ rights; and

•	if you wish to dissent and you execute and return a proxy, you must specify that your shares are to be either voted “AGAINST” or “ABSTAIN” with respect to approval of the merger.

Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights.

For a further description of the appraisal rights available to SWS stockholders and procedures required to exercise appraisal rights, see the section entitled “The Merger—Appraisal/Dissenters’ Rights” included elsewhere in this joint proxy statement/prospectus and the provisions of the DGCL that grant appraisal rights and govern such procedures which are attached as Annex C to this document. If a stockholder of SWS holds shares of SWS common stock through a bank, brokerage firm or other nominee and the SWS stockholder wishes to exercise appraisal rights, such stockholder should consult with such stockholder’s bank, brokerage firm or nominee. In view of the complexity of Delaware law, SWS stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Regulatory Approvals Required for the Merger (page 273)

Hilltop and SWS have agreed to use their reasonable best efforts to obtain all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement, including the merger and the bank merger. These approvals include approvals from the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the Texas Department of Banking and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), among others. Hilltop and SWS have filed, or are in the process of filing, applications and notifications to obtain the required regulatory approvals.

We are not aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought.

Although neither SWS nor Hilltop knows of any reason why these regulatory approvals cannot be obtained in a timely manner, SWS and Hilltop cannot be certain when or if they will be obtained.

No Solicitation (page 293)

The merger agreement contains restrictions on SWS’s ability to solicit or engage in discussions or negotiations with any third party regarding a proposal to acquire a significant interest in SWS. Notwithstanding these restrictions, under certain limited circumstances, the board of directors of SWS may respond to an unsolicited proposal and may change or withdraw its recommendation with respect to a “superior proposal” (as defined in the section entitled “The Merger Agreement—No Solicitation”).

Conditions that Must be Satisfied or Waived for the Merger to Occur (page 295)

Currently, we expect to complete the merger by the end of 2014. As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include (1) approval of the merger proposal by SWS stockholders, (2) authorization for listing on the NYSE of the shares of Hilltop common stock to be issued in the merger, (3) the receipt of required regulatory approvals (including approvals of the Federal Reserve Board and the Texas Department of Banking and the expiration or termination of the waiting period under the HSR Act), (4) effectiveness of the registration statement of which this proxy statement/prospectus is a part and the absence of any stop order or threat of any stop order by the SEC, (5) the absence of any order, injunction or other legal restraint preventing the completion of the merger or making the completion of the merger illegal, (6) subject to the materiality standards provided in the merger agreement, the accuracy of the representations and warranties of Hilltop and SWS, (7) performance in all material respects by each of Hilltop and SWS of its obligations under the merger agreement and (8) receipt by each of Hilltop and SWS of an opinion from its counsel as to certain tax matters. In addition, Hilltop’s obligation to complete the merger is further conditioned on the fact that there shall not be any regulatory changes, in connection with the grant of a requisite regulatory approval, which impose or would result in the imposition of a materially burdensome regulatory condition.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. For a further discussion of the conditions to the completion of the merger, see “The Merger Agreement—Conditions to Completion of the Merger.”

Termination of the Merger Agreement (page 296)

Either party may terminate the merger agreement prior to completion of the merger in the following circumstances:

•	a governmental entity that must grant a required regulatory approval has denied approval and such denial has become final, or an injunction or legal prohibition against the transaction becomes final and nonappealable;

•	the merger has not been consummated by March 31, 2015 unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

•	the other party breaches any of its covenants or agreements under the merger agreement in a manner that would cause the closing conditions not to be satisfied and which is not cured 30 days following written notice of the breach (provided that the terminating party is not also in material breach of any of its obligations under the merger agreement); or

•	the special meeting of the SWS stockholders shall have concluded without the approval of the merger proposal.

In addition, Hilltop may terminate the merger agreement in the following circumstances:

•	prior to obtaining SWS stockholder approval, SWS’s board of directors changes its recommendation with respect to the merger;

•	prior to obtaining SWS stockholder approval, SWS is in material breach of its non-solicitation obligations or its obligations regarding soliciting stockholder approval for the merger; or

•	prior to completion of the merger, if any governmental entity that must grant a requisite regulatory approval imposes a materially burdensome regulatory condition and there is no meaningful possibility such condition can be revised prior to March 31, 2015 unless the failure to obtain such approval without a materially burdensome regulatory condition is due to any breach by Hilltop of the merger agreement.

Expenses and Termination Fees (page 296)

In general, each of Hilltop and SWS will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement.

Upon termination of the merger agreement under specified circumstances, SWS may be required to pay Hilltop a termination fee of $8 million. SWS will be required to pay the termination fee to Hilltop if:

(i)	a third party proposal has been publicly disclosed or made known to SWS management and not withdrawn, or any person has publicly announced or made known to SWS management and not withdrawn at least 10 business days’ prior to the stockholder vote an intention to make a third party proposal, and thereafter the agreement is terminated:

•	by either Hilltop or SWS because the merger has not been consummated by March 31, 2015 (without SWS stockholder approval of the merger proposal having been obtained) or because the SWS stockholders failed to approve the merger proposal at a meeting called for such purpose; or

•	by Hilltop for SWS’s willful breach of any of its covenants or agreements under the merger agreement, which breach would cause certain closing conditions not to be satisfied and which is not cured during the applicable cure period;

and, within 12 months of termination SWS consummates a third party acquisition or enters into an agreement in respect thereof (provided that the references to “15%” in the definition of third party acquisition shall be replaced with references to “50%” for this purpose); or

(ii)	the merger agreement is terminated by Hilltop prior to the time SWS stockholders have approved the merger proposal because SWS or the board of directors of SWS changes its recommendation in favor of the merger, or SWS is in material breach of its non-solicitation obligations or its obligations regarding soliciting stockholder approval of the merger.

The Rights of SWS Stockholders Will Change as a Result of the Merger (page 305)

The rights of SWS stockholders will change as a result of the merger due to differences in Hilltop’s and SWS’s governing documents and states of incorporation. The rights of SWS stockholders are governed by Delaware law and by SWS’s certificate of incorporation and bylaws, each as amended to date. Upon the completion of the merger, SWS stockholders will become stockholders of Hilltop and the rights of former SWS stockholders will therefore be governed by Maryland law and Hilltop’s charter and bylaws as then in effect.

See “Comparison of Stockholders’ Rights” included elsewhere in this proxy statement/prospectus for a description of the material differences in stockholders rights under each of the Hilltop and SWS governing documents and under Maryland and Delaware law.

Litigation Relating to the Merger (page 283)

Each of Hilltop, Peruna LLC, SWS and the individual members of the board of directors of SWS have been named as defendants in two purported shareholder class action lawsuits arising out of the merger. Both lawsuits were filed in Delaware Chancery Court (Joseph Arceri v. SWS Group, Inc. et al and Chaile Steinberg v. SWS Group, Inc. et al filed April 8, 2014 and April 11, 2014, respectively). On May 13, 2014, the court consolidated the actions. On June 10, 2014, plaintiffs filed a consolidated amended complaint, a copy of which is attached to this proxy statement/prospectus as Annex D. The complaint alleges claims for breach of fiduciary duty by the individual directors of SWS, and claims against Hilltop for aiding and abetting that breach of fiduciary duty. The complaint further alleges that the proxy statement/prospectus filed by Hilltop on May 29, 2014 omits or misstates certain material information. Plaintiffs seek, among other things, to enjoin the merger. Hilltop and SWS believe that the claims are without merit and each intends to vigorously defend against these actions.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR HILLTOP

Set forth below is certain consolidated financial data of Hilltop as of and for the years ended December 31, 2009 through December 31, 2013 and as of and for the six months ended June 30, 2014 and 2013. The results of operations for the six months ended June 30, 2014 and 2013 are not necessarily indicative of the results of operations for the full year or any other interim period. Hilltop management prepared the unaudited consolidated information as of and for the three months ended June 30, 2014 and 2013 on the same basis as it prepared Hilltop’s audited consolidated financial statements as of and for the year ended December 31, 2013. In the opinion of Hilltop management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of this data for those dates. You should read Hilltop’s selected historical financial data, together with the notes thereto, in conjunction with the more detailed information contained in Hilltop’s consolidated financial statements and related notes and “Information About the Companies—Hilltop—Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this proxy statement/prospectus. Hilltop’s operating results for 2012 include the results from the operations acquired in Hilltop’s acquisition of PlainsCapital Corporation for the month of December 2012 and the operations acquired in Hilltop’s acquisition of First National bank are included in Hilltop’s operating results beginning September 14, 2013 (dollars in thousands, except per share data and weighted average shares outstanding).

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(Unaudited)
Statement of Operations Data:
Total interest income	$196,236	$150,772	$329,075	$39,038	$11,049	$8,154	$6,866
Total interest expense	12,369	15,086	32,874	10,196	8,985	8,971	9,668

Net interest income (loss)	183,867	135,686	296,201	28,842	2,064	(817)	(2,802)
Provision for loan losses	8,775	24,294	37,158	3,800	—	—	—

Net interest income (loss) after provision for loan losses	175,092	111,392	259,043	25,042	2,064	(817)	(2,802)
Total noninterest income	373,381	452,511	850,085	224,232	141,650	124,073	122,377
Total noninterest expense	463,841	475,391	911,735	255,517	155,254	124,811	123,036

Income (loss) before income taxes	84,632	88,512	197,393	(6,243)	(11,540)	(1,555)	(3,461)
Income tax expense (benefit)	30,648	32,479	70,684	(1,145)	(5,009)	(1,007)	(1,349)

Net income (loss)	53,984	56,033	126,709	(5,098)	(6,531)	(548)	(2,112)
Less: Net income attributable to noncontrolling interest	287	868	1,367	494	—	—	—

Income (loss) attributable to Hilltop	53,697	55,165	125,342	(5,592)	(6,531)	(548)	(2,112)
Dividends on preferred stock and other(1)	2,852	1,852	4,327	259	—	12,939	10,313

Income (loss) applicable to Hilltop common stockholders	$50,845	$53,313	$121,015	$(5,851)	$(6,531)	$(13,487)	$(12,425)

Per Share Data:
Net income (loss)—basic	$0.56	$0.64	$1.43	$(0.10)	$(0.12)	$(0.24)	$(0.22)
Weighted average shares outstanding—basic	89,708	83,489	84,382	58,754	56,499	56,492	56,474
Net income (loss)—diluted	$0.56	$0.61	$1.40	$(0.10)	$(0.12)	$(0.24)	$(0.22)
Weighted average shares outstanding—diluted	90,576	90,125	90,331	58,754	56,499	56,492	56,474
Book value per common share	$14.22	$12.59	$13.27	$12.34	$11.60	$11.56	$11.77
Tangible book value per common share	$10.70	$8.73	$9.70	$8.37	$11.01	$10.95	$11.13

Balance Sheet Data:
Total assets	$9,396,448	$7,402,803	$8,904,122	$7,286,865	$925,425	$939,641	$1,040,752
Cash and due from banks	673,972	596,351	713,099	722,039	578,520	649,439	790,013
Securities	1,328,716	1,106,379	1,261,989	1,081,066	224,200	148,965	129,968
Loans held for sale	1,410,873	1,412,960	1,089,039	1,401,507	—	—	—
Non-covered loans, net of unearned income	3,714,837	3,253,001	3,514,646	3,152,396	—	—	—
Covered loans	845,013	—	1,006,369	—	—	—	—
Allowance for loan losses	(40,546)	(26,237)	(34,302)	(3,409)	—	—	—
Goodwill and other intangible assets, net	317,113	324,153	322,729	331,508	33,062	34,587	36,229
Total deposits	6,155,310	4,496,469	6,722,918	4,700,461	—	—	—
Notes payable	55,584	139,938	56,327	141,539	131,450	138,350	138,350
Junior subordinated debentures	67,012	67,012	67,012	67,012	—	—	—
Total stockholders’ equity	1,397,162	1,171,800	1,311,922	1,146,550	655,383	653,055	783,777

Performance Ratios(2):
Return on average stockholders’ equity	7.82%	9.46%	10.48%	–0.62%
Return on average assets	1.19%	1.58%	1.66%	–0.08%
Net interest margin (taxable equivalent)(3)	4.90%	4.34%	4.47%	4.64%
Efficiency ratio(4)(5)(6)	59.56%	39.03%	42.58%	NM

Asset Quality Ratios(2):
Total nonperforming assets to total loans and other real estate(5)	3.97%	0.98%	3.70%	NM
Allowance for loan losses to nonperforming loans(5)	105.16%	111.49%	136.39%	NM
Allowance for loan losses to total loans(5)	0.89%	0.81%	0.76%	NM
Net charge-offs to average loans outstanding(5)	0.11%	0.09%	0.18%	NM

Capital Ratios:
Equity to assets ratio	14.86%	15.82%	14.73%	15.71%	70.82%	69.50%	75.31%
Tangible common equity to tangible assets	10.63%	10.35%	10.19%	10.05%	69.74%	68.33%	62.56%

Regulatory Capital Ratios(2):
Hilltop—Leverage ratio(7)	13.51%	13.66%	12.81%	13.08%
Hilltop—Tier 1 risk-based capital ratio	18.11%	18.35%	18.53%	17.72%
Hilltop—Total risk-based capital ratio	18.79%	18.90%	19.13%	17.81%
Bank—Leverage ratio(7)	9.97%	9.74%	9.29%	8.84%
Bank—Tier 1 risk-based capital ratio	13.22%	12.77%	13.38%	11.83%
Bank—Total risk-based capital ratio	13.90%	13.35%	14.00%	11.93%

Other Data(8):
Net loss and LAE ratio	66.1%	91.2%	70.3%	74.4%	72.2%	60.5%	61.0%
Expense ratio	31.8%	32.8%	32.3%	34.4%	34.0%	36.0%	35.7%
GAAP combined ratio	97.9%	124.0%	102.6%	108.8%	106.2%	96.5%	96.8%
Statutory surplus(9)	$128,483	$109,793	$125,054	$120,319	$118,708	$119,297	$117,063
Statutory premiums to surplus ratio	135.7%	152.8%	130.7%	125.0%	119.4%	102.0%	98.0%

(1)	Series A preferred stock was redeemed in September 2010.
(2)	Noted measures are typically used for measuring the performance of banking and financial institutions. Our operations prior to the PlainsCapital Merger are limited to our insurance operations. Therefore, noted measures for periods prior to 2012 are not a useful measure and have been excluded.

(3)	Taxable equivalent net interest income divided by average interest-earning assets. Our operations prior to the PlainsCapital Merger are limited to our insurance operations. Therefore, noted measure for 2012 reflects the ratio for the month ended December 31, 2012.
(4)	Noninterest expenses divided by the sum of total noninterest income and net interest income for the year.
(5)	Noted measures are typically used for measuring the performance of banking and financial institutions. Our operations prior to the PlainsCapital Merger are limited to our insurance operations. Additionally, noted measure is not meaningful (“NM”) in 2012.
(6)	Only considers operations of banking segment.
(7)	Ratio for 2012 was calculated using the average assets for the month of December.
(8)	Only considers operations of insurance segment.
(9)	Statutory surplus includes combined surplus of NLIC and ASIC.

Hilltop Non-GAAP to GAAP Reconciliation and Management’s Explanation of Non-GAAP Financial Measures

Hilltop presents two measures in its selected financial data that are not measures of financial performance recognized by GAAP.

“Tangible book value per common share” is defined as total stockholders’ equity, excluding preferred stock, reduced by goodwill and other intangible assets, divided by total common shares outstanding. “Tangible common stockholders’ equity to tangible assets” is defined as total stockholders’ equity, excluding preferred stock, reduced by goodwill and other intangible assets divided by total assets reduced by goodwill and other intangible assets.

These measures are important to investors interested in changes from period to period in tangible common equity per share exclusive of changes in intangible assets. For companies such as Hilltop that have engaged in business combinations, purchase accounting can result in the recording of significant amounts of goodwill and other intangible assets related to those transactions.

You should not view this disclosure as a substitute for results determined in accordance with GAAP, and this disclosure is not necessarily comparable to that of other companies that use non-GAAP measures. The following table reconciles these Hilltop non-GAAP financial measures to the most comparable GAAP financial measures, “book value per common share” and “Hilltop stockholders’ equity to total assets” (dollars in thousands, except per share data).

	June 30,		December 31,
	2014	2013	2013	2012	2011	2010	2009
Book value per common share	$14.22	$12.59	$13.27	$12.34	$11.60	$11.56	$11.77
Effect of goodwill and intangible assets per share	$(3.52)	$(3.86)	$(3.57)	$(3.97)	$(0.59)	$(0.61)	$(0.64)
Tangible book value per common share	$10.70	$8.73	$9.70	$8.37	$11.01	$10.95	$11.13
Hilltop stockholders’ equity	$1,396,442	$1,170,895	$1,311,141	$1,144,496	$655,383	$653,055	$783,777
Less: preferred stock	114,068	114,068	114,068	114,068	—	—	119,108
Less: goodwill and intangible assets, net	317,113	324,153	322,729	331,508	33,062	34,587	36,229

Tangible common equity	965,261	732,674	874,344	698,920	622,321	618,468	628,440
Total assets	9,396,448	7,402,803	8,904,122	7,286,865	925,425	939,641	1,040,752
Less: goodwill and intangible assets, net	317,113	324,153	322,729	331,508	33,062	34,587	36,229

Tangible assets	9,079,335	7,078,650	8,581,393	6,955,357	892,363	905,054	1,004,523
Equity to assets	14.86%	15.82%	14.73%	15.71%	70.82%	69.50%	75.31%
Tangible common equity to tangible assets	10.63%	10.35%	10.19%	10.05%	69.74%	68.33%	62.56%

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR SWS

The following table sets forth the selected historical consolidated financial data for SWS. The selected consolidated financial data as of and for the fiscal years ended June 30, 2014, June 30, 2013, June 29, 2012, June 24, 2011 and June 25, 2010 have been derived from the audited financial statements of SWS for the fiscal years 2010-2014. You should not assume the historical results for any past periods indicate results for any future period.

You should read this selected consolidated financial data in conjunction with the audited consolidated financial statements and related notes thereto included in SWS’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014. Please see the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”

	Fiscal Year Ended
	June 30, 2014	June 30, 2013	June 29, 2012	June 24, 2011	June 25, 2010
	(In thousands, except ratios and per share amounts)
Consolidated Operating Results:
Total revenue	$311,288	$318,114	$353,741	$389,819	$422,227
Net revenue(1)	266,362	271,653	293,423	342,064	366,971
Net loss	(7,078)	(33,445)	(4,729)	(23,203)	(2,893)
Loss per share—basic(2)	$(0.21)	$(1.02)	$(0.14)	$(0.71)	$(0.10)
Loss per share—diluted(2)	$(0.21)	$(1.02)	$(0.14)	$(0.71)	$(0.10)
Weighted average shares outstanding—basic(2)	32,997	32,870	32,650	32,515	30,253
Weighted average shares outstanding—diluted(2)	32,997	32,870	32,650	32,515	30,253
Cash dividends declared per common share	$—	$—	$—	$0.12	$0.36

Consolidated Financial Condition:
Total assets	$4,075,906	$3,780,373	$3,546,843	$3,802,157	$4,530,691
Long-term debt(3)	163,348	165,181	138,450	86,247	99,107
Stockholders’ equity	309,872	315,286	355,702	357,469	383,394
Shares outstanding	32,757	32,629	32,576	32,285	32,342
Book value per common share	$9.46	$9.66	$10.92	$11.07	$11.85

Bank Performance Ratios:
Return on assets	0.4%	0.5%	0.2%	(2.1)%	(0.8)%
Return on equity	3.0%	3.5%	1.5%	(21.4)%	(9.1)%
Equity to assets ratio	13.8%	13.1%	12.0%	9.7%	9.2%

(1)	Net revenue is equal to total revenues less interest expense.
(2)	Unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (paid or unpaid) are treated as participating securities and are factored into the calculation of earnings per share (“EPS”), except in periods with a net loss, when they are excluded.
(3)	Includes FHLB advances with maturities in excess of one year. For fiscal years 2014, 2013 and 2012, includes the $100.0 million Credit Agreement with Hilltop and Oak Hill net of a $12.2 million, $16.9 million and $20.9 million discount at June 30, 2014, June 30, 2013 and June 29, 2012, respectively.

HILLTOP HOLDINGS INC. UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements show the impact on the separate historical financial statements of Hilltop and SWS after giving effect to the merger and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The following unaudited pro forma condensed combined statements of income and accompanying notes exclude the impact on Hilltop’s historical statements of income of the assumption of substantially all of the liabilities, including all of the deposits, and acquisition of substantially all of the assets by PlainsCapital Bank (the “Bank”), a wholly owned subsidiary of Hilltop, of Edinburg, Texas-based First National Bank (“FNB”) from the Federal Deposit Insurance Corporation (the “FDIC”), as receiver, on September 13, 2013 (the “FNB Transaction”). Pursuant to the Purchase and Assumption Agreement (the “P&A Agreement”), the Bank and the FDIC entered into loss-share agreements whereby the FDIC agreed to share in the losses of certain covered loans and covered other real estate owned that the Bank acquired. Due to the nature and magnitude of the FNB Transaction, coupled with the federal assistance and protection resulting from the FDIC loss-share agreements, historical financial information of FNB is not relevant to future operations. Hilltop has omitted certain historical financial information and the related pro forma financial information of FNB pursuant to the guidance provided in Staff Accounting Bulletin Topic 1.K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”), and a request for relief granted by the SEC. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X in certain instances, such as the FNB Transaction, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution for which audited financial statements are not reasonably available and in which federal assistance is so persuasive as to substantially reduce the relevance of such information to an assessment of future operations.

The unaudited pro forma condensed combined balance sheet of Hilltop combines the historical balance sheets of Hilltop and SWS as of June 30, 2014 as if the merger of SWS with and into Hilltop’s wholly owned subsidiary, Peruna LLC (the “SWS Merger”) had occurred on June 30, 2014. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2013 and the six months ended June 30, 2014 are presented as if the SWS Merger had occurred on January 1, 2013. Hilltop and SWS have different fiscal year-ends. Therefore, the unaudited pro forma condensed combined statement of income for the year ended December 31, 2013 combines the audited results of Hilltop for the year ended December 31, 2013 with the unaudited results of SWS for the six months ended June 30, 2013 and the six months ended December 31, 2013. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the SWS Merger, and with respect to the statements of income only, expected to have a continuing impact on consolidated results of operations.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States. Hilltop is the acquirer for accounting purposes. Hilltop has not had sufficient time to completely evaluate the significant assets and liabilities to be acquired in the SWS Merger. Accordingly, the unaudited pro forma adjustments related to SWS, including the allocations of the purchase price, are preliminary and have been made solely for the purpose of providing unaudited pro forma combined financial information.

A final determination of the merger consideration and fair values of SWS’s assets and liabilities, which cannot be made prior to the completion of the merger, will be based on the actual tangible and intangible assets and liabilities of SWS that exist as of the date of completion of the transaction. Consequently, amounts preliminarily allocated to bargain purchase gain and identifiable intangibles could change significantly from those allocations used in the unaudited pro forma condensed combined financial statements presented below and could result in a material change in amortization of acquired intangible assets.

In connection with the plan to integrate the operations of Hilltop and SWS following the completion of the SWS Merger, Hilltop anticipates that nonrecurring charges, such as costs associated with systems implementation, employee retention and severance agreements, and other costs related to exit or disposal activities, could be incurred. Hilltop is not able to determine the timing, nature, and amount of these charges as of the date of this proxy statement/prospectus. However, these charges could affect the results of operations of Hilltop and SWS, as well as those of the combined company as a result of the transaction, in the period in which they are recorded. Therefore, the unaudited pro forma condensed combined financial statements do not include the effects of the costs associated with any restructuring or integration activities resulting from the transactions, as they are nonrecurring in nature and not factually supportable at the time that the unaudited pro forma condensed combined financial statements were prepared. We estimate transaction-related expenses aggregating approximately $21.0 million will be incurred by Hilltop and SWS as a part of the SWS Merger for employees, advisors, counsel and other third-parties. These transaction-related expenses are not included in the unaudited pro forma condensed combined statements of income.

Pursuant to the Funding Agreement, SWS entered into a $50.0 million unsecured loan with Oak Hill and warrants to purchase up to 8,695,652 shares of SWS common stock. The unaudited pro forma condensed combined financial statements include the effects of Oak Hill exercising its warrants prior to the closing of the SWS Merger, the effect of which is provided for in the Oak Hill Letter Agreement. The Credit Agreement governing the unsecured loan provides that upon prepayment of the unsecured loan, Oak Hill is entitled to a make-whole interest payment equal to the present value of all required interest payments due on the loan from the date the loan is repaid through its maturity date. Therefore, the unaudited pro forma condensed combined balance sheet includes the effects of an estimated make-whole interest payment by SWS of $8.0 million to Oak Hill prior to the closing of the SWS Merger. This make-whole interest payment has been excluded from the unaudited pro forma condensed combined statements of income, as it represents a nonrecurring item that does not have a continuing impact on results of operations.

The actual amounts recorded as of the completion of the SWS Merger may differ materially from the information presented in these unaudited pro forma condensed combined financial statements as a result of:

•	changes in the trading price for Hilltop’s common stock;

•	net cash used or generated in SWS’s operations between the signing of the merger agreement and completion of the merger;

•	the timing of the completion of the merger;

•	other changes in SWS’s net assets that occur prior to completion of the merger, which could cause material differences in the information presented below; and

•	changes in the financial results of the combined company, which could cause material changes in the information presented below.

The unaudited pro forma condensed combined financial statements are provided for informational purposes only. The unaudited pro forma condensed combined financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma condensed combined financial statements and related adjustments require management to make certain assumptions and estimates. The unaudited pro forma condensed combined financial statements should be read together with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•	Hilltop’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2013, included in this proxy statement/prospectus beginning on page F-1;

•	Hilltop’s separate unaudited historical consolidated interim financial statements and accompanying notes as of and for the three and six months ended June 30, 2014 included in this proxy statement/prospectus beginning on page F-94;

•	Audited Statement of Assets Acquired and Liabilities Assumed by the Bank related to the FNB Transaction at September 13, 2013 and the accompanying notes thereto, included in this proxy statement/prospectus beginning on page F-157;

•	SWS’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended June 30, 2014, incorporated by reference into this proxy statement/prospectus; and

•	other information pertaining to Hilltop and SWS contained in or, with respect to SWS, incorporated by reference into this proxy statement/prospectus. See “Selected Historical Consolidated Financial Data for Hilltop” and “Selected Historical Consolidated Financial Data for SWS” included elsewhere in this proxy statement/prospectus.

HILLTOP HOLDINGS INC. UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET AS OF JUNE 30, 2014

	Historical		Pro Forma Adjustments	Pro Forma Combined	Notes
	Hilltop	SWS
	(in thousands)
Assets:
Cash and due from banks	$673,972	$99,620	$(94,159)	$679,433	A
Federal funds sold and securities purchased under agreements to resell	14,813	72,582	—	87,395
Assets segregated for regulatory purposes	—	190,240	—	190,240
Securities:
Trading	61,663	235,625	—	297,288
Available for sale	1,201,778	494,848	(74,559)	1,622,067	B
Held to maturity	65,275	12,549	403	78,227	C

Total securities	1,328,716	743,022	(74,156)	1,997,582
Loans held for sale	1,410,873	—	—	1,410,873
Non-covered loans, net of unearned income and allowance for non-covered loan losses	3,678,406	867,935	(19,466)	4,526,875	D
Covered loans, net	840,898	—	—	840,898
Broker-dealer and clearing organization receivables	190,764	1,992,941	—	2,183,705
Insurance premiums receivable	27,957	—	—	27,957
Deferred policy acquisition costs	22,027	—	—	22,027
Premises and equipment, net	201,545	15,864	(3,000)	214,409	E
FDIC indemnification asset	175,114	—	—	175,114
Covered other real estate owned	142,174	—	—	142,174
Mortgage servicing rights	35,877	—	—	35,877
Other assets	336,199	86,150	5,681	428,030	F
Goodwill	251,808	7,552	(7,552)	251,808	G
Other intangible assets, net	65,305	—	10,000	75,305	H

Total assets	$9,396,448	$4,075,906	$(182,652)	$13,289,702

Liabilities:
Deposits	$6,155,310	$1,354,633	$(4,931)	$7,505,012	I
Broker-dealer and clearing organization payables	227,891	1,913,976	—	2,141,867
Reserve for losses and loss adjustment expenses	35,146	—	—	35,146
Unearned insurance premiums	94,611	—	—	94,611
Short-term borrowings	437,193	98,343	—	535,536
Advances from Federal Home Loan Bank	750,000	77,130	1,761	828,891	J
Notes payable	55,584	87,769	(87,769)	55,584	K
Junior subordinated debentures	67,012	—	—	67,012
Stock purchase warrants	—	27,796	(27,796)	—	L
Other liabilities	176,539	206,387	4,700	387,626	M

Total liabilities	7,999,286	3,766,034	(114,035)	11,651,285

Stockholders’ Equity:
Preferred stock	114,068	—	—	114,068
Common stock	902	3,331	(3,230)	1,003	N
Additional paid-in capital	1,387,883	324,480	(110,816)	1,601,547	O
Accumulated other comprehensive loss	(2,501)	(4,519)	(2,576)	(9,596)	P
Accumulated deficit	(103,910)	(10,439)	45,024	(69,325)	Q
Deferred compensation, net	—	3,189	(3,189)	—	R
Treasury stock	—	(6,170)	6,170	—	S

Total stockholders’ equity before noncontrolling interest	1,396,442	309,872	(68,617)	1,637,697
Noncontrolling interest	720	—	—	720

Total stockholders’ equity	1,397,162	309,872	(68,617)	1,638,417

Total liabilities and stockholders’ equity	$9,396,448	$4,075,906	$(182,652)	$13,289,702

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

HILLTOP HOLDINGS INC. UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF INCOME FOR THE SIX MONTHS ENDED JUNE 30, 2014

	Historical		Pro Forma Adjustments	Pro Forma Combined	Notes
	Hilltop	SWS
	(in thousands, except per share data)
Interest income:
Loans, including fees	$171,948	$12,974	$1,364	$186,286	T
Investment and other interest income	24,288	30,865	(3,247)	51,906	U

Total interest income	196,236	43,839	(1,883)	238,192

Interest expense:
Deposits	6,855	223	—	7,078
Short-term borrowings	934	1,109	—	2,043
Notes payable	1,280	6,665	(6,665)	1,280	V
Junior subordinated debentures	1,171	—	—	1,171
Other	2,129	14,432	—	16,561

Total interest expense	12,369	22,429	(6,665)	28,133

Net interest income	183,867	21,410	4,782	210,059
Provision for (recapture of) loan losses	8,775	(2,070)	—	6,705

Net interest income after provision for (recapture of) loan losses	175,092	23,480	4,782	203,354

Noninterest income:
Net gains from sale of loans and other mortgage production income	185,165	—	—	185,165
Mortgage loan origination fees	29,327	—	—	29,327
Net insurance premiums earned	81,096	—	—	81,096
Investment and securities advisory fees and commissions	43,599	82,178	—	125,777
Other	34,194	25,293	—	59,487

Total noninterest income	373,381	107,471	—	480,852

Noninterest expense:
Employees’ compensation and benefits	230,874	95,141	—	326,015
Loss and loss adjustment expenses	53,612	—	—	53,612
Policy acquisition and other underwriting expenses	23,339	—	—	23,339
Occupancy & equipment	52,100	15,133	(300)	66,933	Y
Other	103,916	28,211	(2,704)	129,423	Z

Total noninterest expense	463,841	138,485	(3,004)	599,322

Income (loss) before income taxes	84,632	(7,534)	7,786	84,884
Income tax expense	30,648	1,527	2,725	34,900	AA

Net income (loss)	53,984	(9,061)	5,061	49,984
Less: Net income attributable to noncontrolling interest	287	—	—	287
Less: Dividends on preferred stock	2,852	—	—	2,852

Income (loss) applicable to common stockholders	$50,845	$(9,061)	$5,061	$46,845

Earnings (loss) per common share:
Basic	$0.56	$(0.28)		$0.47
Diluted	$0.56	$(0.28)		$0.47

Weighted average share information:
Basic	89,708	32,912	(22,857)	99,763
Diluted	90,576	32,912	(22,857)	100,631

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

HILLTOP HOLDINGS INC. UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 2013

	Historical		Pro Forma Adjustments	Pro Forma Combined	Notes
	Hilltop	SWS
	(in thousands, except per share data)
Interest income:
Loans, including fees	$284,782	$30,298	$3,234	$318,314	T
Investment and other interest income	44,293	60,384	(6,263)	98,414	U

Total interest income	329,075	90,682	(3,029)	416,728

Interest expense:
Deposits	14,877	569	—	15,446
Short-term borrowings	1,814	2,605	—	4,419
Notes payable	10,512	12,827	(12,827)	10,512	V
Junior subordinated debentures	2,409	—	—	2,409
Other	3,262	30,930	—	34,192

Total interest expense	32,874	46,931	(12,827)	66,978

Net interest income	296,201	43,751	9,798	349,750
Provision for (recapture of) loan losses	37,158	(9,559)	—	27,599

Net interest income after provision for (recapture of) loan losses	259,043	53,310	9,798	322,151

Noninterest income:
Net realized gains on securities	4,937	—	—	4,937
Net gains from sale of loans and other mortgage production income	457,531	—	—	457,531
Mortgage loan origination fees	79,736	—	—	79,736
Net insurance premiums earned	157,533	—	—	157,533
Investment and securities advisory fees and commissions	93,093	175,639	(2,259)	266,473	W
Bargain purchase gain	12,585	—	—	12,585
Other	44,670	40,290	—	84,960

Total noninterest income	850,085	215,929	(2,259)	1,063,755

Noninterest expense:
Employees’ compensation and benefits	480,496	202,314	(1,627)	681,183	X
Loss and loss adjustment expenses	110,755	—	—	110,755
Policy acquisition and other underwriting expenses	46,289	—	—	46,289
Occupancy & equipment	86,248	31,499	(727)	117,020	Y
Other	187,947	47,270	1,331	236,548	Z

Total noninterest expense	911,735	281,083	(1,023)	1,191,795

Income (loss) before income taxes	197,393	(11,844)	8,562	194,111
Income tax expense	70,684	24,343	(10,460)	84,567	AA

Net income (loss)	126,709	(36,187)	19,022	109,544
Less: Net income attributable to noncontrolling interest	1,367	—	—	1,367
Less: Dividends on preferred stock	4,327	—	—	4,327

Income (loss) applicable to common stockholders	$121,015	$(36,187)	$19,022	$103,850

Earnings (loss) per common share:
Basic	$1.43	$(1.10)		$1.09
Diluted	$1.40	$(1.10)		$1.08

Weighted average share information:
Basic	84,382	33,023	(22,968)	94,437
Diluted	90,331	33,023	(22,968)	100,386

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Pro Forma Presentation

The unaudited pro forma condensed combined balance sheet as of June 30, 2014 and the unaudited pro forma condensed combined statements of income for the six months ended June 30, 2014 and the year ended December 31, 2013 are based on the historical financial statements of Hilltop Holdings Inc. (“Hilltop”) and SWS Group, Inc. (“SWS”) after giving effect to the completion of the merger and the assumptions and adjustments described in the accompanying notes. Hilltop and SWS have different fiscal year-ends. Therefore, the unaudited pro forma condensed combined statement of income for the year ended December 31, 2013 combines the audited results of Hilltop for the year ended December 31, 2013 with the unaudited results of SWS for the six months ended June 30, 2013 and the six months ended December 31, 2013. The unaudited pro forma condensed combined financial statements do not reflect cost savings or operating synergies expected to result from the transactions, or the costs to achieve these cost savings or operating synergies, or any anticipated disposition of assets that may result from the integration of the operations of the two companies. The unaudited pro forma condensed combined statements of income do not give effect to the recent acquisition of First National Bank (“FNB”) from the Federal Deposit Insurance Corporation (the “FDIC”), as receiver, as further described below.

On September 13, 2013 (the “Bank Closing Date”), PlainsCapital Bank (the “Bank”), a wholly owned subsidiary of Hilltop, assumed substantially all of the liabilities, including all of the deposits, and acquired substantially all of the assets of Edinburg, Texas-based FNB from the FDIC, as receiver, and reopened former FNB branches acquired from the FDIC under the “PlainsCapital Bank” name (the “FNB Transaction”). Pursuant to the Purchase and Assumption Agreement (the “P&A Agreement”), the Bank and the FDIC entered into loss-share agreements whereby the FDIC agreed to share in the losses of certain covered loans and covered other real estate owned (“OREO”) that the Bank acquired. The fair market value of the assets acquired was $2.2 billion, including $1.1 billion in covered loans, $286.2 million in securities, $121.0 million in covered OREO and $45.9 million in non-covered loans. The Bank also assumed $2.2 billion in liabilities, consisting primarily of deposits. Due to the nature and magnitude of the FNB Transaction, coupled with the federal assistance and protection resulting from the FDIC loss-share agreements, historical financial information of FNB is not relevant to future operations. Hilltop has omitted certain historical financial information and the related pro forma financial information of FNB pursuant to the guidance provided in Staff Accounting Bulletin Topic 1.K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”), and a request for relief granted by the SEC. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X in certain instances, such as the FNB Transaction, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution for which audited financial statements are not reasonably available and in which federal assistance is so persuasive as to substantially reduce the relevance of such information to an assessment of future operations.

The SWS Merger will be accounted for under the acquisition method of accounting. In business combination transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred, or equity interests issued), measurement of the merger consideration is based on the fair value of the consideration given or the fair value of the asset (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measurable.

All of the assets acquired and liabilities assumed in a business combination are recognized at their acquisition-date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The bargain purchase gain represents the excess of the preliminary estimated fair value of the underlying net tangible assets and intangible assets over the preliminary estimated merger consideration. Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally affect income tax expense. Subsequent to the completion of the SWS Merger, Hilltop and SWS will finalize an integration plan, which may affect how the assets acquired, including intangible assets, will be utilized by the combined company. For those assets in the combined company that will be phased out or will no longer be used, additional amortization, depreciation and possibly impairment charges will be recorded after management completes the integration plan.

The unaudited pro forma information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company.

2.	Preliminary Estimated Merger Consideration

On March 31, 2014, Hilltop entered into a definitive merger agreement with SWS providing for the merger of SWS with and into Peruna LLC, a wholly owned subsidiary of Hilltop. The merger agreement provides for SWS common stockholders, excluding Hilltop, to receive a total of 10.1 million shares of Hilltop common stock and $78.2 million in cash for SWS common stock. The value of the per share purchase consideration would be approximately $7.25 based upon the closing price of Hilltop common stock on June 30, 2014 multiplied by the exchange ratio of 0.2496x and adding the cash portion of the merger consideration of $1.94 per share (collectively, the “Merger Consideration”). The value of the Merger Consideration will fluctuate with the market price of Hilltop common stock.

Based on SWS’s shares of common stock, equity awards and stock purchase warrants outstanding as of June 30, 2014, and assuming that, as of the closing of the SWS Merger, all equity awards are vested and exercised and all stock purchase warrants are exercised, the preliminary estimated merger consideration is as follows (in thousands).

Preliminary Estimated Merger Consideration

Number of shares of SWS common stock outstanding upon closing of merger	50,459
Less shares held by Hilltop upon closing of merger	(10,171)

Number of shares of SWS common stock to be acquired upon closing of merger	40,288
Multiplied by per share exchange ratio	0.2496x

Number of shares of Hilltop common stock—as exchanged	10,055
Multiplied by Hilltop common stock price on June 30, 2014	$21.26

Estimated fair value of Hilltop common stock issued		$213,765
Estimated cash distribution to SWS common stockholders(1)		78,159
Estimated fair value of Hilltop existing investment in SWS		74,639

Total Preliminary Estimated Merger Consideration		$366,563

(1)	The estimated cash distribution to SWS common stockholders equals the cash portion of the Merger Consideration of $1.94, multiplied by 40,288,000 shares of SWS common stock exchanged upon closing of the merger.

3.	Preliminary Estimated Merger Consideration Allocation

Under the acquisition method of accounting, the total merger consideration is allocated to the acquired tangible and intangible assets and assumed liabilities of SWS based on their estimated fair values as of the closing of the SWS Merger. If the fair value of net assets purchased exceeds the merger consideration given, a “bargain purchase gain” is recognized. If the merger consideration given exceeds the fair value of the net assets received, goodwill is recognized.

The allocation of the estimated merger consideration is preliminary because the proposed merger has not yet been completed. The preliminary allocation is based on estimates, assumptions, valuations, and other studies which have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the merger consideration allocation and unaudited pro forma adjustments will remain preliminary until Hilltop management determines the final merger consideration and the fair values of assets acquired and liabilities assumed. The final determination of the merger consideration allocation is anticipated to be completed as soon as practicable after the completion of the merger and will be based on the price of Hilltop’s common stock immediately prior to the effective time of the SWS Merger. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

The total preliminary estimated merger consideration as shown in the table above is allocated to SWS’s tangible and intangible assets and liabilities as of June 30, 2014 based on their preliminary estimated fair values as follows (in thousands).

Preliminary Estimated Merger Consideration Allocation

Cash and due from banks	$87,620
Federal funds sold and securities purchased under agreements to resell	72,582
Assets segregated for regulatory purposes	190,240
Securities	743,425
Non-covered loans, net	848,469
Broker-dealer and clearing organization receivables	1,992,941
Premises and equipment, net	12,864
Other assets	91,159
Deposits	(1,349,702)
Broker-dealer and clearing organization payables	(1,913,976)
Short-term borrowings	(98,343)
Advances from Federal Home Loan Bank	(78,891)
Other liabilities	(211,087)
Intangible assets	10,000
Bargain purchase gain	(30,738)

Preliminary Estimated Merger Consideration	$366,563
Less Hilltop existing investment in SWS	(74,639)

Preliminary Estimated Merger Consideration, excluding Hilltop existing investment in SWS	$291,924

Approximately $10.0 million has been preliminarily allocated to amortizable intangible assets acquired. The amortization related to the preliminary fair value of net amortizable intangible assets is reflected as a pro forma adjustment to the unaudited pro forma condensed combined financial statements.

Identifiable intangible assets. The preliminary fair values of intangible assets were determined based on the provisions of ASC 805, which defines fair value in accordance with ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC 805. The preliminary allocation to intangible assets is as follows (dollars in thousands).

		Estimated Useful Life (Years)	Amortization Method
Customer contracts and relationships	$8,000	10	accelerated
Core deposit intangible	1,000	10	accelerated
Trademarks and trade names	1,000	20	straight-line

Total intangible assets	$10,000

Bargain Purchase Gain. The bargain purchase gain represents the excess of the preliminary estimated fair value of the underlying net tangible and intangible assets over the preliminary estimated merger consideration. The bargain purchase gain resulting from the SWS Merger is a one-time, extraordinary gain that is not expected to be repeated in future periods. As noted above, the final amounts allocated to assets and liabilities could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements. This may cause us to revise our estimates, which could result in the recognition of additional bargain purchase gain, or the recognition of less or no bargain purchase gain, in which case we may be required to record goodwill that would be subject to an ongoing impairment analysis.

4.	Preliminary Unaudited Pro Forma and Merger Accounting Adjustments

The unaudited pro forma financial information is not necessarily indicative of what the financial position or operating results actually would have been had the SWS Merger taken place on January 1, 2013, and includes adjustments which are preliminary and may be revised. Such revisions may result in material changes. The financial position shown herein is not necessarily indicative of what the past financial position of the combined companies would have been, nor necessarily indicative of the financial position of the post-merger periods. The unaudited pro forma financial information does not give consideration to the impact of possible expense efficiencies, synergies, strategy modifications, asset dispositions, or other actions that may result from the SWS Merger.

The following unaudited pro forma adjustments result from accounting for the merger, including the determination of fair value of the assets, liabilities and commitments which Hilltop, as the acquirer for accounting purposes, will acquire from SWS. The descriptions related to these preliminary adjustments are as follows (in thousands).

Balance Sheet

A	Adjustments to cash:
	To reflect cash used to purchase outstanding shares of SWS	$(78,159)
	To reflect cash used to pay estimated transaction costs	(8,000)
	To reflect cash used to pay make-whole interest on note payable by SWS to Oak Hill	(8,000)

		$(94,159)

B	Adjustments to available for sale investments:
	To eliminate Hilltop historical investment in SWS	$(74,639)
	To reflect purchase fair value of Hilltop investment in SWS	80

		$(74,559)

C	Adjustment to held to maturity investments:
	To reflect estimated fair value at acquisition date	$403

D	Adjustment to non-covered loans, net:
	To reflect estimated fair value at acquisition date	$(19,466)

E	Adjustment to premises and equipment, net:
	To reflect estimated fair value at acquisition date	$(3,000)

F	Adjustments to other assets:
	To reflect deferred tax asset changes resulting from pro forma adjustments	$12,728
	To reflect current tax recoverable from estimated transaction costs	1,400
	To reflect deferred tax liability arising from identified intangible assets	(3,500)
	To reflect estimated fair value of other assets at acquisition date	(4,947)

		$5,681

G	Adjustment to goodwill:
	To eliminate SWS historical acquired goodwill	$(7,552)

H	Adjustment to other intangible assets, net:
	To reflect the identified intangibles associated with the SWS Merger	$10,000

I	Adjustment to deposits:
	To reflect estimated fair value at acquisition date	$(4,931)

J	Adjustment to advances from Federal Home Loan Bank:
	To reflect estimated fair value at acquisition date	$1,761

K	Adjustments to notes payable:
	To reflect amortization of the remaining discount on notes payable held by SWS	$12,231
	To reflect the issuance of SWS common stock in exchange for foregiveness of SWS notes payable held by Hilltop and Oak Hill	(100,000)

		$(87,769)

L	Adjustment to stock purchase warrants:
	To reflect the issuance of SWS common stock in exchange for foregiveness of SWS notes payable held by Hilltop and Oak Hill	$(27,796)

M	Adjustment to other liabilities:
	To reflect estimated fair value at acquisition date	$4,700

N	Adjustments to common stock:
	To reflect the issuance of SWS common stock in exchange for SWS notes payable and warrants held by Hilltop and Oak Hill	$1,739
	To eliminate SWS historical common stock, including common stock issued for SWS notes payable and warrants held by Hilltop and Oak Hill	(5,070)
	To reflect the issuance of Hilltop common stock to SWS stockholders	101

		$(3,230)

O	Adjustments to additional paid-in capital:
	To reflect the issuance of SWS common stock in exchange for SWS notes payable and warrants held by Hilltop and Oak Hill	$126,057
	To eliminate SWS historical additional paid-in capital, including common stock issued for SWS notes payable and warrants held by Hilltop and Oak Hill	(450,537)
	To reflect the issuance of Hilltop common stock to SWS stockholders	213,664

		$(110,816)

P	Adjustments to accumulated other comprehensive loss:
	To eliminate SWS historical accumulated other comprehensive loss	$4,519
	To reflect recognition of unrealized gains on prior investment interests	(7,095)

		$(2,576)

Q	Adjustments to accumulated deficit:
	To eliminate SWS historical accumulated deficit	$10,439
	To reflect increase in estimated fair value of Hilltop historical investment in SWS at acquisition date	52
	To reflect the bargain purchase gain associated with the SWS Merger	30,738
	To reflect estimated transactions costs, net of tax	(3,300)
	To reflect recognition of unrealized gains on prior investment interests	7,095

		$45,024

R	Adjustment to deferred compensation, net:
	To eliminate SWS historical deferred compensation, net	$(3,189)

S	Adjustment to treasury stock:
	To eliminate SWS historical treasury stock	$6,170

Pursuant to the acquisition method of accounting, the final Merger Consideration will be based on the price of Hilltop’s common stock immediately prior to the effective time of the SWS Merger. A 20% difference in per share price at the closing of the SWS Merger compared to the amount used in these unaudited pro forma condensed combined financial statements would increase or decrease total Merger Consideration and the bargain purchase gain by approximately $42 million.

Statements of Income

		Six Months Ended June 30, 2014	Year Ended December 31, 2013
T	Adjustment to loan interest income:
	To reflect accretion of loan discounts resulting from loan fair value pro forma adjustment	$1,364	$3,234

U	Adjustments to investment and other interest income:
	To reflect elimination of historical interest income from Hilltop investment in SWS	$(3,209)	$(6,166)
	To reflect foregone interest resulting from pro forma cash adjustments, excluding make-whole provision	(38)	(97)

		$(3,247)	$(6,263)

V	Adjustment to interest expense on notes payable:
	To reflect elimination of historical interest expense from Hilltop and Oak Hill notes payable in SWS	$(6,665)	$(12,827)

W	Adjustment to investment and securities advisory fees and commissions:
	To reflect elimination of SWS discontinued operations from its historical operating results	$—	$(2,259)

X	Adjustment to employees’ compensation and benefits:
	To reflect elimination of SWS discontinued operations from its historical operating results	$—	$(1,627)

Y	Adjustments to occupancy and equipment expense:
	To reflect reduction in deprecation expense resulting from premises and equipment pro forma adjustment	$(300)	$(600)
	To reflect elimination of SWS discontinued operations from its historical operating results	—	(127)

		$(300)	$(727)

Z	Adjustments to other noninterest expense:
	To reflect elimination of historical unrealized losses from Hilltop and Oak Hill warrants in SWS	$(3,508)	$(54)
	To reflect intangible amortization expense resulting from identified intangibles associated with the SWS Merger	804	1,740
	To reflect elimination of SWS discontinued operations from its historical operating results	—	(355)

		$(2,704)	$1,331

AA	Adjustments to income tax expense:
	To reflect the income tax effect of pro forma adjustments at Hilltop’s estimated combined statutory tax rate of 35%, excluding historical SWS pro forma adjustments	$2,725	$(10,460)

Note that the estimated transaction costs included as part of the unaudited pro forma condensed combined balance sheet as of June 30, 2014 have not been included in the above unaudited pro forma adjustments. In addition, the unaudited pro forma condensed combined statements of income exclude nonrecurring items resulting directly from the SWS Merger and that do not have a continuing impact on results of operations. These items include estimated pre-tax income aggregating approximately $11.0 million as of June 30, 2014 associated with the recognition of gains on prior investment interests in SWS by Hilltop and the recognition of the remaining unrecognized discount on Hilltop’s note receivable from SWS, and estimated pre-tax expense aggregating approximately $8.0 million as of June 30, 2014 associated with the estimated make-whole interest payment by SWS to Oak Hill.

5.	Unaudited Preliminary Estimated Accretion/Amortization of Certain Purchase Accounting Adjustments

The following table sets forth an estimate of the expected effects, if not using the straight-line method, of the projected aggregate purchase accounting adjustments reflected in the unaudited pro forma condensed combined financial statements on the future income before income tax expense of Hilltop after the SWS Merger (in thousands).

	Accretion (Amortization)
	Year 1	Year 2	Year 3	Year 4	Year 5
Loans, including fees	$3,234	$2,651	$2,258	$1,882	$1,122
Other intangibles	(1,690)	(1,515)	(1,339)	(1,163)	(988)

Increase in income before income tax expense	$1,544	$1,136	$919	$719	$134

The actual effect of purchase accounting adjustments on the future income before income tax expense of Hilltop may differ from these estimates based on the closing date estimates of fair values and the use of different amortization methods than assumed above.

6.	Earnings per Common Share

Unaudited pro forma earnings per common share for the six months ended June 30, 2014 and for the year ended December 31, 2013 have been calculated using Hilltop’s historic weighted average common shares outstanding plus the common shares issued as a part of the SWS Merger.

The following table presents the computation of basic and diluted unaudited pro forma earnings per common share (in thousands, except per share data).

	Three Months Ended March 31, 2014	Year Ended December 31, 2013
Basic earnings per share:
Pro forma combined net income	$46,845	$103,850
Less: income applicable to participating shares	(220)	(515)

Pro forma combined net earnings available to Hilltop common stockholders	$46,625	$103,335

Pro forma weighted average common shares outstanding—basic:
Historic Hilltop	89,708	84,382
Common shares issued to SWS common stockholders	10,055	10,055

Pro forma weighted average common shares outstanding—basic	99,763	94,437

Pro forma combined net earnings per common share—basic	$0.47	$1.09

Diluted earnings per share:
Pro forma combined net income	$46,845	$103,850
Add: interest expense on senior exchangeable notes (net of tax)	—	5,059

Pro forma combined net earnings available to Hilltop common stockholders	$46,845	$108,909

Pro forma weighted average common shares outstanding—basic	99,763	94,437
Effect of potentially dilutive securities	868	5,949

Pro forma weighted average common shares outstanding—diluted	100,631	100,386

Pro forma combined net earnings per common share—diluted	$0.47	$1.08

UNAUDITED COMPARATIVE PER SHARE DATA

The following tables present: (1) historical per share information for Hilltop; (2) pro forma per share information of the combined company after giving effect to the acquisition of SWS by Hilltop; and (3) historical and equivalent pro forma per share information for SWS.

We derived the combined company pro forma per share information primarily by combining information from the historical consolidated financial statements of Hilltop and SWS. You should read these tables, together with the historical consolidated financial statements of Hilltop which are included in this proxy statement/prospectus and of SWS which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.” You should not rely on the pro forma per share information as being necessarily indicative of actual results had the acquisition occurred on January 1, 2013 (for statement of earnings purposes) or June 30, 2014 (for book value per share data purposes). The unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of possible business model changes as a result of current market conditions which may impact revenues, expense efficiencies, asset dispositions, share repurchases and other factors. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods nor is it indicative of the results of operations in future periods or the future financial position of the combined company. The unaudited pro forma adjustments are based upon available information and certain assumptions that Hilltop management believes are reasonable. Upon completion of the merger, the operating results of SWS will be reflected in the consolidated financial statements of Hilltop on a prospective basis.

	Hilltop Historical	SWS Historical	Pro Forma Combined	Per Equivalent SWS Share(1)
Income (loss) from operations for the year ended December 31, 2013:
Basic earnings (loss) per share	$1.43	$(1.10)	$1.09	$0.27
Diluted earnings (loss) per share	$1.40	$(1.10)	$1.08	$0.27

Dividends paid for the year ended December 31, 2013:	$—	$—	$—	$—
Book value per share as of December 31, 2013:	$13.27	$9.57	N/A	N/A

Income from operations for the six months ended June 30, 2014:
Basic earnings per share	$0.56	$(0.28)	$0.47	$0.12
Diluted earnings per share	$0.56	$(0.28)	$0.47	$0.12

Dividends paid for the six months ended June 30, 2014:	$—	$—	$—	$—
Book value per share as of June 30, 2014:	$14.22	$9.46	$15.20	$3.79

(1)	The per equivalent SWS share data is based only on the 0.2496 shares of Hilltop common stock to be issued to SWS stockholders as the stock portion of the merger consideration for each share of SWS common stock and does not give effect to the $1.94 in cash to be received by SWS stockholders as the cash portion of the merger consideration for each share of SWS common stock.

COMPARATIVE MARKET PRICES AND DIVIDENDS

Hilltop common stock is listed on the New York Stock Exchange under the trading symbol “HTH.” and SWS common stock is listed on the New York Stock Exchange under the trading symbol “SWS.” The following table sets forth the high and low reported sale prices per share of Hilltop common stock and SWS common stock, and the cash dividends declared per share for the periods indicated.

	Hilltop Common Stock Market Price			SWS Common Stock Market Price
	High	Low	Dividend	High	Low	Dividend
2011
First Quarter	$10.13	$9.01	$—	$6.49	$4.27	$0.01
Second Quarter	10.09	8.60	—	6.76	5.56	0.01
Third Quarter	9.01	7.12	—	6.31	3.67	—
Fourth Quarter	8.60	6.88	—	7.56	4.03	—
2012
First Quarter	$9.10	$7.87	$—	$7.77	$4.79	$—
Second Quarter	10.89	7.75	—	5.94	5.08	—
Third Quarter	12.80	10.21	—	6.58	5.23	—
Fourth Quarter	14.49	12.57	—	6.33	4.02	—
2013
First Quarter	$14.21	$12.34	$—	$6.82	$5.32	$—
Second Quarter	16.94	12.59	—	6.29	5.30	—
Third Quarter	18.71	15.46	—	6.28	5.19	—
Fourth Quarter	24.05	17.09	—	6.59	5.31	—
2014
First Quarter	$25.61	$22.42	$—	$8.29	$6.01	$—
Second Quarter	25.08	19.72	—	8.06	6.95	—
Third Quarter	22.39	19.32	—	7.60	6.89	—
Fourth Quarter (through October 13, 2014)	21.13	19.41	—	7.22	6.64	—

The following table sets forth the closing prices of Hilltop and SWS as reported on January 9, 2014, the last trading day prior to Hilltop publicly announcing its interest in a transaction with SWS and October 13, 2014, the last trading day prior to the date of this proxy statement/prospectus. The table also shows the implied value of one share of SWS common stock at each applicable date, which was calculated by multiplying the closing price for one share of Hilltop common stock by the exchange ratio of 0.2496 and adding the cash component of the merger consideration of $1.94 per SWS common share.

	Hilltop Common Stock Closing Price	SWS Common Stock Closing Price	Implied Value of SWS Common Stock
January 9, 2014	$23.44	$6.06	$7.79
October 13, 2014	$19.76	$6.77	$6.87

RISK FACTORS

In addition to general investment risks, the other information included and incorporated by reference in this proxy statement/prospectus (please see the section entitled “Where You Can Find More Information”), including the matters addressed in the section entitled “Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to adopt and approve the merger agreement.

Risk Factors Relating to the Merger

Because the market price of Hilltop common stock will fluctuate and the per share merger consideration may be adjusted, SWS stockholders cannot be sure of the value of the merger consideration they will receive.

Upon completion of the merger, each share of SWS common stock will be converted into merger consideration consisting of $1.94 in cash and 0.2496 in Hilltop common stock. As of June 30, 2014, the book value per share of SWS common stock was $9.46 and the tangible book value per share of SWS common stock was $9.23. Giving effect to the merger as of June 30, 2014, the pro forma book value per equivalent SWS share is $3.79 (the per equivalent SWS share figure is based only on the 0.2496 shares of Hilltop common stock to be issued to SWS stockholders as the stock portion of the merger consideration for each share of SWS common stock and does not give effect to the $1.94 in cash to be received by SWS stockholders as the cash portion of the merger consideration for each share of SWS common stock). The market value of the merger consideration may vary from the closing price of Hilltop common stock on the date the merger was announced, on the date that this proxy statement/prospectus was mailed to SWS stockholders, on the date of the special meeting of the SWS stockholders and on the date the merger is completed and thereafter. Any change in the market price of Hilltop common stock prior to completion of the merger will affect the market value of the merger consideration that SWS stockholders will receive upon completion of the merger. Accordingly, at the time of the special meeting, SWS stockholders will not know, or be able to calculate, the value of the merger consideration they would receive upon completion of the merger. SWS is not permitted to terminate the merger agreement or resolicit the vote of its stockholders solely because of changes in the market price of Hilltop’s common stock, and there will be no adjustment to the merger consideration for changes in such market price. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond SWS’s control.

We urge you to obtain current market quotations for shares of Hilltop common stock before you vote your shares at the SWS special meeting.

The results of operations of Hilltop after the merger may be affected by factors different from those currently affecting the results of operations of Hilltop and SWS.

The businesses of Hilltop and SWS differ in important respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s common stock may be affected by factors different from those currently affecting the independent results of operations of Hilltop and SWS. For a discussion of the business of Hilltop and of certain factors to consider in connection with Hilltop’s business, see “Information About the Companies—Hilltop” included elsewhere in this proxy statement/prospectus and the consolidated financial statements of Hilltop beginning on page F-1 of this proxy statement/prospectus. For a discussion of the business of SWS and of certain factors to consider in connection with SWS’s business, see “Information About the Companies—SWS” and the information included in this proxy statement/prospectus and referred to under “Where You Can Find More Information” included elsewhere in this proxy statement/prospectus.

The fairness opinion that SWS has obtained from Sandler O’Neill, has not been, and is not expected to be, updated to reflect any changes in circumstances that may have occurred since the signing of the merger agreement.

The fairness opinions issued to the Special Committee by Sandler O’Neill regarding the fairness, from a financial point of view, of the consideration to be received by stockholders of SWS other than Hilltop in connection with the merger, speaks only as of March 31, 2014. Changes in the operations and prospects of Hilltop or SWS, general market and economic conditions and other factors which may be beyond the control of Hilltop and SWS, and on which the fairness opinion was based, may have altered the value of Hilltop or SWS or the market price of shares of Hilltop common stock as of the date of this proxy statement/prospectus, or may alter such values and market price by the time the merger is completed. For example, the implied value of SWS common stock was $7.88 per share on the date of the fairness opinion and $6.87 per share as of October 13, 2014. Sandler O’Neill does not have any obligation to update, revise or reaffirm its opinion to reflect subsequent developments, and has not done so. For a description of the opinion that SWS received from its financial advisor, please refer to “The Merger—Opinion of SWS’s Financial Advisor” included elsewhere in this proxy statement/prospectus. For a description of the other factors considered by SWS’s board of directors in determining to approve the merger, please refer to “The Merger—Reasons for the Merger and “The Merger—Recommendation of the SWS Board of Directors” included elsewhere in this proxy statement/prospectus.

The merger is subject to the receipt of consents and approvals from government entities that may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

The merger is conditioned on the receipt of all requisite governmental and regulatory authorizations, consents, orders and approvals from the Federal Reserve Board and the Texas Department of Banking and the expiration or termination of the waiting period under the HSR Act. These government entities may impose conditions on the completion of the merger and bank merger or require changes to the terms of the merger or bank merger. Although Hilltop and SWS do not currently expect that any such material conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying or preventing completion of the merger or imposing additional costs on or limiting the revenues of the combined company following the merger and the bank merger, any of which might have an adverse effect on the combined company following the merger and the bank merger. See “The Merger—Regulatory Approvals Required for the Merger.”

Upon your receipt of shares of Hilltop common stock as merger consideration, you will become a stockholder in Hilltop, a Maryland corporation, which may change certain stockholder rights and privileges you hold as a stockholder of SWS, a Delaware corporation.

Hilltop is a Maryland corporation and is governed by the laws of the State of Maryland and by its articles of incorporation and bylaws. Maryland corporation law extends to stockholders certain rights and privileges that may not exist under Delaware law and, conversely, does not extend certain rights and privileges that you may have as a stockholder of SWS, which is governed by Delaware law and SWS’s certificate of incorporation and bylaws. For a detailed discussion of the rights of Hilltop stockholders versus the rights of SWS stockholders, please see the section of this proxy statement/prospectus entitled “Comparison of Stockholders’ Rights.”

SWS will be subject to business uncertainties, and Hilltop and SWS are subject to contractual restrictions while the merger is  pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on SWS and consequently on Hilltop. These uncertainties may impair SWS’s ability to attract, retain and motivate key personnel while the merger is pending, and could cause customers and others that deal with SWS to seek to change existing business relationships with SWS. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to such uncertainty or a desire not to remain with the business, SWS’s or Hilltop’s respective business following the merger could be negatively impacted.

In addition, the merger agreement restricts SWS and, to a lesser extent, Hilltop from taking certain specified actions until the merger occurs without the consent of the other party. These restrictions may prevent Hilltop and SWS from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement—Covenants and Agreement” included elsewhere in this proxy statement/prospectus for a description of the restrictive covenants applicable to Hilltop and SWS. In addition, SWS’s or Hilltop’s businesses may be indirectly adversely affected by the failure to pursue other beneficial opportunities due to the focus of management on the merger.

The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed, which may cause the price of Hilltop common stock and SWS common stock to decline.

The merger is subject to customary conditions to closing, including the receipt of required regulatory approvals and approval of the SWS stockholders. If any condition to the merger is not satisfied or waived, the merger will not be completed. In addition, Hilltop and SWS may terminate the merger agreement under certain circumstances even if the merger is approved by SWS stockholders, including if the merger has not been consummated by March 31, 2015. If Hilltop and SWS do not complete the merger, the trading price of Hilltop and SWS common stock may decline to the extent that the current prices reflect a market assumption that the merger will be completed. In addition, neither company would realize any of the expected benefits of having completed the merger. If the merger is not completed, additional risks could materialize, which could materially and adversely affect the business, financial condition and results of Hilltop or SWS. For more information on closing conditions to the merger agreement, see “The Merger Agreement—Conditions to Completion of the Merger” included elsewhere in this proxy statement/prospectus.

The merger agreement limits SWS’s ability to pursue an alternative transaction and requires SWS to pay a termination fee of $8 million under certain circumstances relating to alternative acquisition proposals.

SWS agreed in the merger agreement that it will not, and will cause its subsidiaries not to, and will use its reasonable best efforts to cause its or their respective officers, directors, employees, representatives or agents not to, knowingly encourage, solicit, participate in, knowingly facilitate or initiate discussions, negotiations, inquiries, proposals or offers with or provide any non-public information to, any person relating to any third party acquisition (as defined below) or any inquiry, proposal or offer reasonably likely to lead to a third party acquisition, subject to exceptions set forth in the merger agreement. See “The Merger Agreement—No Solicitation” included elsewhere in this proxy statement/prospectus. The merger agreement also provides for the payment by SWS of a termination fee in the amount of $8 million in the event that Hilltop terminates the merger agreement for certain reasons including a change in the recommendation of SWS’s board of directors or a termination of the merger agreement in certain circumstances followed by an acquisition of, or an agreement to acquire, SWS by a third party. These provisions may discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of SWS from considering or proposing such an acquisition. Furthermore, if the merger agreement is terminated and SWS’s board of directors seeks another party to acquire SWS, SWS stockholders cannot be certain that SWS will be able to find a party willing to engage in a transaction or to pay the equivalent or greater consideration than that which Hilltop has agreed to pay in the merger. See “The Merger Agreement—Termination Fee” included elsewhere in this proxy statement/prospectus.

SWS’s Credit Agreement with Hilltop and Oak Hill contains a covenant restricting SWS’s ability to enter into alternative transactions and Hilltop did not waive this covenant while Hilltop remained a lender thereunder.

On July 29, 2011, SWS entered into a Credit Agreement in respect of a $100,000,000, five-year, unsecured loan comprised of a $50,000,000 commitment from Hilltop and a $50,000,000 commitment from Oak Hill Capital Partners III, L.P. and Oak Hill Capital Management Partners III, L.P. The terms of the Credit Agreement include a covenant prohibiting SWS from undergoing a “Fundamental Change,” which includes any merger, amalgamation or consolidation, and which SWS would breach by engaging in a merger, amalgamation or consolidation unless compliance were waived by each of Hilltop and Oak Hill. During the parties’ negotiations with respect to the merger, Hilltop indicated to SWS that it would not be willing to grant a waiver of this covenant to permit a third party transaction. As a result of its exercise in full of its warrant to purchase 8,695,652 shares of SWS common stock disclosed elsewhere in this proxy statement/prospectus, Hilltop’s portion of the loan outstanding under the Credit Agreement was eliminated and Hilltop is accordingly no longer a lender under the Credit Agreement. Oak Hill remains a lender under the Credit Agreement with a current outstanding balance of $12,500,000.75. The existence of the Merger Covenant, and Hilltop’s unwillingness to waive it while Hilltop remained a lender under the Credit Agreement, may have discouraged and may continue to discourage potential competing acquirors that might have an interest in acquiring all or a significant part of SWS from considering or proposing such an acquisition (see “The Merger—Background of the Merger” and “The Merger—Hilltop’s Relationship with SWS”).

Current Hilltop stockholders and SWS stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Current Hilltop stockholders have the right to vote in the election of the Hilltop board of directors and on other matters affecting Hilltop. Current SWS stockholders have the right to vote in the election of the SWS board of directors and on other matters affecting SWS. Immediately after the merger is completed, it is expected that, on a fully diluted basis, current Hilltop stockholders will own approximately 90%, and current SWS stockholders will own approximately 10%, of the outstanding shares of Hilltop common stock. As a result of the merger, current Hilltop stockholders will have less influence on the management and policies of Hilltop post-merger than they currently have, and current SWS stockholders will have less influence on the management and policies of Hilltop post-merger than they currently have with respect to SWS.

The financial analyses and forecasts considered by Hilltop, SWS and SWS’s financial advisor may not be realized, which may adversely affect the market price of Hilltop shares following the merger.

In performing its financial analyses and rendering its opinion regarding the fairness, from a financial point of view, of the merger consideration set forth in the merger agreement, the financial advisor to SWS independently reviewed and relied on, among other things, internal standalone financial analyses and forecasts provided to it by SWS. Certain of these analyses and forecasts were also provided to Hilltop. See the section titled “The Merger—Certain SWS Prospective Financial Information” included elsewhere in this proxy statement/prospectus. SWS’s financial advisor assumed, at the direction of the board of directors of SWS, that such financial information was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of SWS as to the future performance of SWS and that such future financial results will be achieved at the times and in the amounts projected by management of SWS. These analyses and forecasts were prepared by, or as directed by, the management of SWS and were also considered by the SWS board of directors and the Special Committee. None of these analyses or forecasts was prepared with a view towards public disclosure or compliance with the published guidelines of the SEC, generally accepted accounting principles in the U.S. (“GAAP”), statutory accounting principles (“SAP”) or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. These projections are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them. These projections are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of SWS and Hilltop. Accordingly, SWS’s and/or Hilltop’s financial condition or results of operations may not be consistent with those set forth in such analyses and forecasts. Worse financial results could have a material adverse effect on the market price of Hilltop common stock following the merger.

The directors and executive officers of SWS have interests in the merger that are different from, or in addition to, those of other SWS stockholders generally. Therefore, the directors and executive officers of SWS may have a conflict of interest in recommending the proposals being voted on at the SWS special meeting.

The directors and executive officers of SWS may have interests in the merger that are different from, or in addition to, those of SWS stockholders generally. These interests include, among others, the accelerated vesting of equity awards and other potential payments in connection with (or subsequent to) the merger. The SWS board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement and in recommending that SWS stockholders vote in favor of approving the merger agreement. These interests may influence the executive officers and directors of SWS to support or approve the proposals to be presented at the SWS special meeting.

See “The Merger—Interests of SWS Directors and Executive Officers in the Merger” included elsewhere in this proxy statement/prospectus for a more detailed description of these interests.

The completion of the merger may trigger change in control provisions in certain agreements to which SWS is a party.

The completion of the merger may trigger change in control provisions in certain agreements to which SWS is a party. If SWS and Hilltop are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements (including terminating the agreements or seeking monetary penalties). Even if SWS or Hilltop is able to obtain waivers, the counterparties may demand a fee for such waivers or seek to renegotiate the agreements on materially less favorable terms than those currently in place.

Termination of the merger agreement could negatively impact SWS and/or Hilltop.

If the merger agreement is terminated, there may be various consequences. For example, SWS’s or Hilltop’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. A termination of the merger agreement may also damage the reputations and franchise values of Hilltop and SWS. If the merger agreement is terminated and SWS’s board of directors seeks another merger or business combination, SWS stockholders cannot be certain that SWS will be able to find a party willing to engage in a transaction or to pay the equivalent or greater consideration than that which Hilltop has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances, SWS may be required to pay Hilltop a termination fee of $8 million.

The combined company expects to incur substantial expenses related to the merger.

The combined company expects to incur substantial expenses in connection with completing the merger and combining the business, operations, networks, systems, technologies, policies and procedures of the two companies. Although Hilltop and SWS have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the completion of the merger. As a result of these expenses, both Hilltop and SWS expect to take charges against their earnings before and after the completion of the merger. The charges taken in connection with the merger are expected to be significant, although the aggregate amount and timing of such charges are uncertain at present. Further, if the merger is not completed, both SWS and Hilltop would have to recognize these expenses without realizing the expected benefits of the merger.

If completed, the merger may not produce its anticipated results, and Hilltop and SWS may be unable to combine their operations in the manner expected.

Hilltop and SWS entered into the merger agreement with the expectation that the merger will result in various benefits. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including whether the Hilltop and SWS organizations can be combined in an efficient, effective and timely manner.

It is possible that the transition process could take longer than anticipated and could result in the loss of valuable employees, the disruption of each company’s ongoing businesses, controls, procedures, policies and compensation arrangements, any of which could adversely affect the combined company’s ability to achieve the anticipated benefits of the merger. The combined company’s results of operations could also be adversely affected by any issues attributable to either company’s operations that arise or are based on events or actions that occur prior to the closing of the merger. The companies may have difficulty addressing possible differences in corporate cultures and management philosophies. The transition process is subject to a number of uncertainties, and no assurance can be given that the anticipated benefits will be realized or, if realized, the timing of their realization. Failure to achieve these anticipated benefits could result in increased costs or decreases in the amount of expected revenues and could adversely affect the combined company’s future business, financial condition, operating results and prospects.

The merger may not be accretive to earnings and may cause dilution to Hilltop’s earnings per share, which may negatively affect the market price of Hilltop’s common stock.

The merger may not be accretive to earnings, and Hilltop could encounter additional transaction and integration-related costs, may fail to realize all of the benefits anticipated in the merger or be subject to other factors that affect preliminary estimates. Any of these factors could cause a decrease in Hilltop’s adjusted earnings per share or decrease or delay the expected accretive effect of the merger and contribute to a decrease in the price of Hilltop’s common stock.

If the merger fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, SWS stockholders may be required to recognize additional gain or loss on the exchange of their shares of SWS common stock in the merger for U.S. federal income tax purposes.

Hilltop and SWS have structured the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither Hilltop nor SWS intends to request any ruling from the Internal

Revenue Service as to the tax consequences of the exchange of shares of SWS common stock for shares of Hilltop common stock in the merger. If the merger fails to qualify as a reorganization, an SWS stockholder would generally recognize gain or loss for U.S. federal income tax purposes on each share of SWS common stock exchanged in the merger in an amount equal to the difference between that stockholder’s basis in such share and the sum of the amount of the cash and the fair market value of the shares of Hilltop common stock the SWS stockholder receives or may receive in exchange for each such share of SWS common stock. You are urged to consult with your own tax advisor regarding the proper reporting of the amount and timing of such gain or loss. See “United States Federal Income Tax Consequences of the Merger” elsewhere in this proxy statement/prospectus.

Pending litigation against SWS and Hilltop could result in an injunction preventing the completion of the merger or a judgment resulting in the payment of damages.

In connection with the merger, purported SWS stockholders have filed putative shareholder class action lawsuits against SWS, the members of the SWS board of directors and Hilltop. Among other remedies, the plaintiffs seek to enjoin the merger. If the cases are not resolved, these lawsuits could prevent or delay completion of the merger and result in substantial costs to SWS and Hilltop, including any costs associated with the indemnification of directors and officers. Plaintiffs may file additional lawsuits against SWS, Hilltop and/or the directors and officers of either company in connection with the merger. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect Hilltop’s business, financial condition, results of operations and cash flows.

The unaudited pro forma condensed combined financial statements included in this proxy statement/prospectus are presented for illustrative purposes only and the actual financial condition and results of operations of the combined company following the merger may differ materially.

The unaudited pro forma condensed combined financial statements contained in this proxy statement/prospectus are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates and may not be an indication of the combined company’s financial condition or results of operations following the merger for several reasons. The actual financial condition and results of operations of the combined company following the merger may not be consistent with, or evident from, these unaudited pro forma condensed combined financial statements. In addition, the assumptions used in preparing the unaudited pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the merger. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the stock price of the combined company.

The market price of Hilltop common stock after the merger may be affected by factors different from those affecting the shares of SWS or Hilltop currently.

Upon completion of the merger, holders of SWS common stock will become holders of Hilltop common stock. Hilltop’s business differs in important respects from that of SWS, and, accordingly, the results of operations of the combined company and the market price of Hilltop common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of SWS and Hilltop. For a discussion of the business of Hilltop and of certain factors to consider in connection with Hilltop’s business, see “Information About the Companies—Hilltop” included elsewhere in this proxy statement/prospectus and the consolidated financial statements of Hilltop beginning on page F-1 of this proxy statement/prospectus. For a discussion of the business of SWS and of certain factors to consider in connection with SWS’s business, see “Information About the Companies—SWS” and the information incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information.”

Risk Factors Relating to Hilltop’s Business

Hilltop may fail to realize all of the anticipated benefits of its merger with PlainsCapital Corporation (“PlainsCapital”) or the acquisition of the deposits and assets of First National Bank (“FNB”).

Achieving the anticipated cost savings and financial benefits of Hilltop’s 2012 merger with PlainsCapital Corporation (the “PlainsCapital Merger”) and 2013 acquisition of the deposits and substantially all of the assets of First National Bank (the “FNB Transaction”) and any other acquisitions Hilltop may complete will depend, in part, on Hilltop’s ability to successfully integrate the operations of the respective companies with its own in an efficient and effective manner. It is possible that the integration process could result in the loss of key employees, the disruption of ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect Hilltop’s ability to maintain relationships with clients, customers, depositors and employees. In addition, the integration of certain operations will require the dedication of significant management resources, which may temporarily distract management’s attention from Hilltop’s day-to-day business. Any inability to realize the full extent, or any, of the anticipated cost savings and financial benefits of the PlainsCapital Merger, the FNB Transaction, as well as any delays encountered in the integration process, could have an adverse effect on Hilltop’s business and results of operations, which could adversely affect Hilltop’s financial condition and cause a decrease in its earnings per share or decrease or delay the expected accretive effect of the FNB Transaction and contribute to a decrease in the price of Hilltop’s common stock.

If Hilltop’s allowance for loan losses is insufficient to cover actual loan losses, Hilltop’s banking segment earnings will be adversely affected.

As a lender, Hilltop is exposed to the risk that Hilltop could sustain losses because Hilltop’s borrowers may not repay their loans in accordance with the terms of their loans. Hilltop has historically accounted for this risk by maintaining an allowance for loan losses in an amount intended to cover Bank management’s estimate of losses inherent in the loan portfolio. As a result of the PlainsCapital Merger and the FNB Transaction, Hilltop was required under GAAP to estimate the fair value of the loan portfolio after the consummation of the PlainsCapital Merger in 2012 and the FNB Transaction in 2013 and write-down the recorded value of the portfolio to that estimate. For most loans, this process was accomplished by computing the net present value of estimated cash flows to be received from borrowers of these loans. PlainsCapital’s and FNB’s respective allowance for loan losses that had been maintained prior to the PlainsCapital Merger and the FNB Transaction were eliminated in this accounting process. A new allowance for loan losses has been established for loans made by PlainsCapital Bank (the “Bank”) subsequent to consummation of the PlainsCapital Merger and for any decrease from that originally estimated as of the acquisition date in the estimate of cash flows to be received from the loans acquired in the PlainsCapital Merger and the FNB Transaction.

The estimates of fair value as of the consummation of the PlainsCapital Merger and the FNB Transaction were based on economic conditions at such time and on Bank management’s projections concerning both future economic conditions and the ability of the borrowers to continue to repay their loans. If management’s assumptions and projections prove to be incorrect, however, the estimate of fair value may be higher than the actual fair value and Hilltop may suffer losses in excess of those estimated. Further, the allowance for loan losses established for new loans or for revised estimates may prove to be inadequate to cover actual losses, especially if economic conditions worsen.

While management will endeavor to estimate the allowance to cover anticipated losses, no underwriting and credit monitoring policies and procedures that Hilltop could adopt to address credit risk could provide complete assurance that Hilltop will not incur unexpected losses. These losses could have a material adverse effect on Hilltop’s business, financial condition, results of operations and cash flows. In addition, federal regulators periodically evaluate the adequacy of the allowance for loan losses and may require Hilltop to increase its provision for loan losses or recognize further loan charge-offs based on judgments different from those of Hilltop’s Bank management.

An adverse change in real estate market values may result in losses in Hilltop’s banking segment and otherwise adversely affect Hilltop’s profitability.

At June 30, 2014, approximately 42% of the loan portfolio of Hilltop’s banking segment was comprised of loans with real estate as the primary component of collateral. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. A decline in real estate values generally and in Texas specifically could impair the value of Hilltop’s collateral and its ability to sell the collateral upon any foreclosure. In the event of a default with respect to any of these loans, the amounts Hilltop receives upon sale of the collateral may be insufficient to recover the outstanding principal and interest on the loan. As a result, Hilltop’s profitability and financial condition may be adversely affected by a decrease in real estate market values.

Loans acquired in the FNB Transaction may not be covered by the loss-share agreements if the FDIC determines that Hilltop has not adequately managed these loans.

Under the terms of the loss-share agreements Hilltop entered into with the FDIC in connection with the FNB Transaction, the FDIC is obligated to reimburse Hilltop for the following losses on covered loans: (i) 80% of losses on the first $240.4 million of losses incurred; (ii) 0% of losses in excess of $240.4 million up to and including $365.7 million of losses incurred; and (iii) 80% of losses in excess of $365.7 million of losses incurred. The loss-share agreements for commercial and single family residential loans are in effect for 5 years and 10 years, respectively, and the loss recovery provisions to the FDIC are in effect for 8 years and 10 years, respectively, from September 13, 2013 (the “Bank Closing Date”). Although the FDIC has agreed to reimburse Hilltop for the substantial portion of losses on covered loans, the FDIC has the right to refuse or delay payment for loan losses if Hilltop does not manage covered loans in accordance with the loss-share agreements. In addition, reimbursable losses are based on the book value of the relevant loans as determined by the FDIC as of the effective dates of the transactions. The amount that Hilltop realizes on these loans could differ materially from the carrying value that will be reflected in Hilltop’s consolidated financial statements, based upon the timing and amount of collections on the covered loans in future periods. Any losses Hilltop experiences in the assets acquired in the FNB Transaction that are not covered under the loss-share agreements could have an adverse effect on Hilltop’s results of operations and financial condition.

In addition, in accordance with the loss-share agreements, the Bank may be required to make a “true-up” payment to the FDIC, approximately ten years following the Bank Closing Date, if the FDIC’s initial estimate of losses on covered assets is greater than the actual realized losses. The “true-up” payment is calculated using a defined formula set forth in the purchase and assumption agreement Hilltop entered into with the FDIC in connection with the FNB Transaction.

Hilltop’s business and results of operations may be adversely affected by unpredictable economic, market and business conditions.

Hilltop’s business and results of operations are affected by general economic, market and business conditions. The credit quality of Hilltop’s loan portfolio necessarily reflects, among other things, the general economic conditions in the areas in which Hilltop’s conducts its business. Hilltop’s continued financial success depends to a degree on factors beyond Hilltop’s control, including:

•	national and local economic conditions, such as the level and volatility of short-term and long-term interest rates, inflation, home prices, unemployment and under-employment levels, bankruptcies, household income and consumer spending;

•	general economic consequences of international conditions, such as weakness in European sovereign debt and emerging markets and the impact of that weakness on the U.S. and global economies;

•	the availability and cost of capital and credit;

•	incidence of customer fraud; and

•	federal, state and local laws affecting these matters.

The deterioration of any of these conditions, as Hilltop has experienced with the past economic downturn and continuation of a weakened economy and employment growth, could adversely affect Hilltop’s consumer and commercial businesses and securities portfolios, Hilltop’s level of charge-offs and provision for credit losses, the carrying value of Hilltop’s deferred tax assets, the investment portfolio of Hilltop’s insurance segment, Hilltop’s capital levels and liquidity, and Hilltop’s results of operations.

Continued elevated unemployment, under-employment and household debt, along with continued stress in the consumer real estate market and certain commercial real estate markets, pose challenges for economic performance and the financial services industry. The sustained high unemployment rate and the lengthy duration of unemployment have directly impaired consumer finances and pose risks to the financial services industry. Continued uncertainty in the housing markets and elevated levels of distressed and delinquent mortgages pose further risks to the housing market. The current environment of heightened scrutiny of financial institutions has resulted in increased public awareness of and sensitivity to banking fees and practices. Each of these factors may adversely affect Hilltop’s fees and costs.

Hilltop’s geographic concentration may magnify the adverse effects and consequences of any regional or local economic downturn.

Hilltop conducts its banking operations primarily in Texas. Substantially all of the real estate loans in Hilltop’s loan portfolio are secured by properties located in Texas, with more than 78% and 82% secured by properties located in the Dallas/Fort Worth and Austin/San Antonio markets at December 31, 2013 and 2012, respectively. Adverse economic conditions in Texas may result in a reduction in the value of the collateral securing these loans. Likewise, substantially all of the real estate loans in Hilltop’s loan portfolio are made to borrowers who live and conduct business in Texas. In addition, mortgage origination fee income is dependent to a significant degree on economic conditions in Texas and California. During 2013, approximately 23% and 18% by dollar volume of Hilltop’s mortgage loans originated were collateralized by properties located in Texas and California, respectively. Texas insureds accounted for approximately 69% and 70% of Hilltop’s insurance segment’s gross premiums written in 2013 and 2012, respectively. Any regional or local economic downturn that affects Texas or, to a lesser extent, California, may affect Hilltop and its profitability more significantly and more adversely than Hilltop’s competitors that are less geographically concentrated.

Hilltop’s geographic concentration may also exacerbate the adverse effects on Hilltop’s insurance segment of inherently unpredictable catastrophic events.

Hilltop’s insurance segment expects to have large aggregate exposures to inherently unpredictable natural and man-made disasters of great severity, such as hurricanes, hail, tornados, windstorms, wildfires and acts of terrorism. Hurricanes Ike, Katrina and Rita highlighted the challenges inherent in predicting the impact of catastrophic events. The catastrophe models utilized by Hilltop’s insurance segment to assess its probable maximum insurance losses generally failed to adequately project the financial impact of these hurricanes. Although Hilltop’s insurance segment may attempt to exclude certain losses, such as terrorism and other similar risks, from some coverage that Hilltop’s insurance segment writes, it may be prohibited from, or may not be successful in, doing so. The occurrence of losses from catastrophic events may have a material adverse effect on Hilltop’s insurance segment’s ability to write new business and on its financial condition and results of operations. Increases in the values and geographic concentrations of policyholder property and the effects of inflation have resulted in increased severity of industry losses in recent years, and Hilltop’s insurance segment expects that these factors will increase the severity of losses in the future. Factors that may influence Hilltop’s insurance segment’s exposure to losses from these types of events, in addition to the routine adjustment of losses, include, among others:

•	exhaustion of reinsurance coverage;

•	increases in reinsurance rates;

•	unanticipated litigation expenses;

•	unrecoverability of ceded losses;

•	impact on independent agent operations and future premium income in areas affected by catastrophic events;

•	unanticipated expansion of policy coverage or reduction of premium due to regulatory, legislative and/or judicial action following a catastrophic event; and

•	unanticipated demand surge related to other recent catastrophic events.

Hilltop’s insurance segment writes insurance primarily in the states of Texas, Oklahoma, Arizona, Tennessee, Georgia and Louisiana. In 2013, Texas accounted for 69.1%, Oklahoma accounted for 9.1%, Arizona accounted for 8.7%, Tennessee accounted for 5.8% and Georgia accounted for 3.5% of Hilltop’s premiums. As a result, a single catastrophe, destructive weather pattern, wildfire, terrorist attack, regulatory development or other condition or general economic trend affecting these regions or significant portions of these regions could adversely affect Hilltop’s insurance segment’s financial condition and results of operations more significantly than other insurance companies that conduct business across a broader geographic area. Although Hilltop’s insurance segment purchases catastrophe reinsurance to limit its exposure to these types of catastrophes, in the event of one or more major catastrophes resulting in losses to it in excess of $140.0 million, Hilltop’s insurance segment’s losses would exceed the limits of its reinsurance coverage.

Hilltop’s business is subject to interest rate risk, and fluctuations in interest rates may adversely affect Hilltop’s earnings, capital levels and overall results.

The majority of Hilltop’s assets are monetary in nature and, as a result, Hilltop is subject to significant risk from changes in interest rates. Changes in interest rates may impact Hilltop’s net interest income in Hilltop’s banking segment as well as the valuation of Hilltop’s assets and liabilities in each of Hilltop’s segments. Earnings in Hilltop’s banking segment are significantly dependent on Hilltop’s net interest income, which is the difference between interest income on interest-earning assets, such as loans and securities, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Hilltop expects to periodically experience “gaps” in the interest rate sensitivities of Hilltop’s banking segment’s assets and liabilities, meaning that either Hilltop’s interest-bearing liabilities will be more sensitive to changes in market interest rates than Hilltop’s interest-earning assets, or vice versa. In either event, if market interest rates should move contrary to Hilltop’s position, this “gap” may work against Hilltop, and Hilltop’s earnings may be adversely affected.

An increase in the general level of interest rates may also, among other things, adversely affect the demand for loans and Hilltop’s ability to originate loans. In particular, if mortgage interest rates increase, the demand for residential mortgage loans and the refinancing of residential mortgage loans will likely decrease, which will have an adverse effect on Hilltop’s income generated from mortgage origination activities. Conversely, a decrease in the general level of interest rates, among other things, may lead to prepayments on Hilltop’s loan and mortgage-backed securities portfolios and increased competition for deposits. Accordingly, changes in the general level of market interest rates may adversely affect Hilltop’s net yield on interest-earning assets, loan origination volume and Hilltop’s overall results.

Hilltop’s insurance segment invested over 87% of its invested assets in fixed maturity assets such as bonds and mortgage-backed securities at June 30, 2014. Because bond trading prices decrease as interest rates rise, a significant increase in interest rates could have a material adverse effect on Hilltop’s insurance segment’s financial condition and results of operations. On the other hand, decreases in interest rates could have an adverse effect on Hilltop’s insurance segment’s investment income and results of operations. For example, if interest rates decline, investment of new premiums received and funds reinvested will earn less. Additionally, mortgage-backed securities typically are prepaid more quickly when interest rates fall and the holder must reinvest the proceeds at lower interest rates. In periods of increasing interest rates, mortgage-backed securities typically are prepaid more slowly, which may require Hilltop’s insurance segment to receive interest payments that are below the then prevailing interest rates for longer time periods than expected. The volatility of Hilltop’s insurance segment’s claims may force it to liquidate securities, which may cause it to incur capital losses. If Hilltop’s insurance segment’s investment portfolio is not appropriately matched with its insurance liabilities, it may be forced to liquidate investments prior to maturity at a significant loss to cover these liabilities. In addition, if Hilltop experiences market disruption and volatility, such as that experienced in 2009 and 2010, Hilltop may experience additional losses on Hilltop’s investments and reductions in Hilltop’s earnings. Investment losses could significantly decrease the asset base and statutory surplus of Hilltop’s insurance segment, thereby adversely affecting its ability to conduct business and potentially its A.M. Best financial strength rating.

Hilltop’s financial advisory segment holds securities, principally fixed-income municipal bonds, to support sales, underwriting and other customer activities. If interest rates increase, the value of debt securities held in the financial advisory segment’s inventory would decrease. Rapid or significant changes in interest rates could adversely affect the segment’s bond sales, underwriting activities and financial advisory businesses.

In addition, Hilltop holds securities that may be sold in response to changes in market interest rates, changes in securities’ prepayment risk, increases in loan demand, general liquidity needs and other similar factors are classified as available for sale and are carried at estimated fair value, which may fluctuate with changes in market interest rates. The effects of an increase in market interest rates may result in a decrease in the value of Hilltop’s available for sale investment portfolio.

Market interest rates are affected by many factors outside of Hilltop’s control, including inflation, recession, unemployment, money supply, international disorder and instability in domestic and foreign financial markets. Hilltop may not be able to accurately predict the likelihood, nature and magnitude of such changes or how and to what extent such changes may affect Hilltop’s business. Hilltop also may not be able to adequately prepare for, or compensate for, the consequences of such changes. Any failure to predict and prepare for changes in interest rates, or adjust for the consequences of these changes, may adversely affect Hilltop’s earnings and capital levels and overall results of operations.

Hilltop’s banking segment is subject to funding risks associated with its high deposit concentration and its potential reliance on brokered deposits.

At June 30, 2014, the Bank’s fifteen largest depositors, excluding Hilltop and First Southwest Holdings, LLC, a wholly owned subsidiary of PlainsCapital (“First Southwest”), accounted for 13.26% of the Bank’s total deposits, and the Bank’s five largest depositors, excluding First Southwest, accounted for 8.63% of the Bank’s total deposits. Brokered deposits at June 30, 2014 accounted for 3.8% of the Bank’s total deposits, and Hilltop may increase Hilltop’s reliance on brokered deposits in the future. The loss of one or more of Hilltop’s largest Bank customers, a significant decline in Hilltop’s deposit balances due to ordinary course fluctuations related to these customers’ businesses, or if Hilltop increases its reliance on brokered deposits, the loss of a significant amount of Hilltop’s brokered deposits could adversely affect Hilltop’s liquidity. Additionally, such circumstances could require Hilltop to raise deposit rates in an attempt to attract new deposits, or purchase federal funds or borrow funds on a short-term basis at higher rates, which would adversely affect Hilltop’s results of operations. Under applicable regulations, if the Bank were no longer “well capitalized,” the Bank would not be able to accept brokered deposits without the approval of the FDIC.

Hilltop is heavily dependent on dividends from its subsidiaries.

Hilltop is a financial holding company engaged in the business of managing, controlling and operating its subsidiaries, including National Lloyds Corporation (“NLC”) and its two insurance company subsidiaries, NLIC and ASIC, as well as the Bank and the Bank’s subsidiaries, PrimeLending and First Southwest. Hilltop conducts no material business or other activity other than activities incidental to holding stock in NLC and the Bank. As a result, Hilltop relies substantially on the profitability of, and dividends from, these subsidiaries to pay its operating expenses, to satisfy its obligations and to pay dividends on its preferred stock. As with most financial institutions, the profitability of the Bank is subject to the fluctuating cost and availability of money, changes in interest rates and in economic conditions in general. PrimeLending and First Southwest contribute to the Bank’s profitability and, in turn, on its ability to pay dividends to Hilltop. If the Bank, however, is unable to make cash distributions to Hilltop, then Hilltop may also be unable to obtain funds from PrimeLending and First Southwest, and Hilltop may be unable to satisfy its obligations or make distributions on its preferred stock.

Likewise, Hilltop’s insurance segment also operates as a holding company. Dividends and other permitted payments from its operating subsidiaries are expected to be its primary source of funds to meet ongoing cash requirements, including any future debt service payments and other expenses, and to pay dividends, if any, to Hilltop. NLIC and ASIC are subject to significant regulatory restrictions and limitations under debt agreements limiting their ability to declare and pay dividends, including the indenture governing NLIC’s London Interbank Offered Rate (“LIBOR”) plus 3.40% notes due 2035 and the surplus indentures governing NLIC’s two LIBOR plus 4.10% and 4.05% notes due 2033 and ASIC’s LIBOR plus 4.05% notes due 2034. Together these restrictions could, in turn, limit NLC’s ability to pay dividends.

Hilltop is subject to extensive supervision and regulation that could restrict its activities and impose financial requirements or limitations on the conduct of its business and limit its ability to generate income.

Hilltop is subject to extensive federal and state regulation and supervision, including that of the Federal Reserve Board, the Texas Department of Banking, the Texas Department of Insurance, the FDIC, the CFPB, the SEC and FINRA. Banking regulations are primarily intended to protect depositors’ funds, federal deposit insurance funds and the banking system as a whole, not stockholders. Insurance regulations promulgated by state insurance departments are primarily intended to protect policyholders rather than stockholders. Likewise, regulations promulgated by FINRA are primarily intended to protect customers of broker-dealer businesses rather than stockholders.

These regulations affect Hilltop’s lending practices, capital structure, capital requirements, investment practices, dividend policy and growth, among other things. Failure to comply with laws, regulations or policies could result in damages, civil money penalties or reputational damage, as well as sanctions and supervisory actions by regulatory agencies that could subject Hilltop to significant restrictions on its business and its ability to expand through acquisitions or branching. While Hilltop has implemented policies and procedures designed to prevent any such violations of laws and regulations, such violations may occur from time to time, which could have a material adverse effect on its financial condition and results of operations.

The U.S. Congress and federal regulatory agencies frequently revise banking and securities laws, regulations and policies. The Dodd-Frank Act, which became law in July 2010, has had, and will continue to have, a significant effect on the regulation of financial institutions and the financial services industry. The Dodd-Frank Act, among other things, established the CFPB and requires the CFPB and other federal agencies to implement many provisions of the Dodd-Frank Act. Hilltop expects that several aspects of the Dodd-Frank Act may affect its business, including, without limitation, increased capital requirements, increased mortgage regulation, restrictions on proprietary trading in securities, restrictions on investments in hedge funds and private equity funds, executive compensation restrictions and disclosure and reporting requirements. At this time, it is difficult to predict the extent to which the Dodd-Frank Act or the resulting rules and regulations will affect Hilltop’s business. Compliance with these new laws and regulations likely will result in additional costs, which could be significant and may adversely impact Hilltop’s results of operations, financial condition, and liquidity. For additional discussion of the Dodd-Frank Act, see “Information About the Companies—Hilltop—Government Supervision and Regulation” included elsewhere in this proxy statement/prospectus.

During the second quarter of 2013, the Bank received a “satisfactory” CRA rating in connection with its most recent CRA performance evaluation. A CRA rating of less than “satisfactory” adversely affects a bank’s ability to establish new branches and impairs a bank’s ability to commence new activities that are “financial in nature” or acquire companies engaged in these activities. Other regulatory exam ratings or findings also may otherwise impact Hilltop’s ability to branch, commence new activities or make acquisitions.

Hilltop cannot predict whether or in what form any other proposed regulations or statutes will be adopted or the extent to which its business may be affected by any new regulation or statute. Such changes could subject Hilltop’s business to additional costs, limit the types of financial services and products it may offer and increase the ability of non-banks to offer competing financial services and products, among other things.

The impact of the changing regulatory capital requirements and new capital rules are uncertain.

In July 2013, the Federal Reserve Board approved a final rule that will substantially amend the risk-based capital rules applicable to Hilltop and the Bank. The final rule implements the Basel III regulatory capital reforms and changes required by the Dodd-Frank Act. The final rule includes new minimum risk-based capital and leverage ratios, which will be effective for Hilltop and the Bank on January 1, 2015, and refines the definition of what constitutes “capital” for purposes of calculating these ratios. The new minimum capital requirements will be: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 to risk-based assets capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 4%. The final rule also establishes a “capital conservation buffer” of 2.5% above the new regulatory minimum capital ratios and will result in the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%; (ii) a Tier 1 to risk-based assets capital ratio of 8.5%; and (iii) a total capital ratio of 10.5%. The new capital conservation buffer requirement would be phased in beginning in January 2016 at 0.625% of risk-weighted assets and would increase each year until fully implemented in January 2019. An institution will be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations will establish a maximum percentage of eligible retained income that can be utilized for such actions. The application of more stringent capital requirements for Hilltop and the Bank could, among other things, adversely affect Hilltop’s results of operations and growth, require the raising of additional capital, restrict its ability to pay dividends or repurchase shares and result in regulatory actions if Hilltop were to be unable to comply with such requirements.

In addition, the Federal Reserve Board adopted a final rule in February 2014 that clarifies how companies should incorporate the Basel III regulatory capital reforms into their capital and business projections during the 2014 and subsequent cycles of capital plan submissions and stress tests required under the Dodd-Frank Act. For companies and their subsidiary banks with between $10.0 billion and $50.0 billion in total consolidated assets, the initial stress testing cycle began on October 1, 2013 and the initial nine-quarter planning horizon for stressed capital projections continues through the fourth quarter of 2015, which overlaps with the implementation of the Basel III capital reforms beginning on January 1, 2015. At June 30, 2014, Hilltop and the Bank had approximately $9.4 billion and $8.2 billion, respectively, in total consolidated assets and their average of total consolidated assets for the four most recent consecutive quarters was $9.1 billion and $8.1 billion, respectively. Accordingly, Hilltop and the Bank are not currently subject to capital planning and stress testing requirements. However, as a result of the proposed merger, Hilltop will have more than $10.0 billion in assets and will become subject to the stress testing requirements, which would likely increase Hilltop’s cost of regulatory compliance. Management continues to study the implementation of Basel III regulatory capital reforms and stress testing requirements.

The CFPB recently issued “ability-to-repay” and “qualified mortgage” rules that may have a negative impact on Hilltop’s loan origination process and foreclosure proceedings, which could adversely affect Hilltop’s business, operating results, and financial condition.

On January 10, 2013, the CFPB issued a final rule to implement the “qualified mortgage” provisions of the Dodd-Frank Act requiring mortgage lenders to consider consumers’ ability to repay home loans before extending them credit. The CFPB’s “qualified mortgage” rule took effect on January 10, 2014. The final rule describes certain minimum requirements for lenders making ability-to-repay determinations, but does not dictate that they follow particular underwriting models. Lenders will be presumed to have complied with the ability-to-repay rule if they issue “qualified mortgages,” which are generally defined as mortgage loans prohibiting or limiting certain risky features. Loans that do not meet the ability-to-repay standard can be challenged in court by borrowers who default and the absence of ability-to-repay status can be used against a lender in foreclosure proceedings. Any loans that Hilltop makes outside of the “qualified mortgage” criteria could expose Hilltop to an increased risk of liability and reduce or delay Hilltop’s ability to foreclose on the underlying property. It is difficult to predict how the CFPB’s “qualified mortgage” rule will impact Hilltop when it takes effect, but any decreases in loan origination volume or increases in compliance and foreclosure costs caused by the rule could negatively affect Hilltop’s business, operating results and financial condition.

Hilltop’s mortgage origination segment is subject to investment risk on loans that it originates.

Hilltop intends to sell, and not hold for investment, substantially all residential mortgage loans that it originates through PrimeLending. At times, however, Hilltop may originate a loan or execute an interest rate lock commitment (“IRLC”) with a customer pursuant to which Hilltop agrees to originate a mortgage loan on a future date at an agreed-upon interest rate without having identified a purchaser for such loan or the loan underlying such IRLC. An identified purchaser may also decline to purchase a loan for a variety of reasons. In these instances, Hilltop will bear interest rate risk on an IRLC until, and unless, Hilltop is able to find a buyer for the loan underlying such IRLC and the risk of investment on a loan until, and unless, Hilltop is able to find a buyer for such loan. In addition, if a customer defaults on a mortgage payment shortly after the loan is originated, the purchaser of the loan may have a put right, whereby the purchaser can require Hilltop to repurchase the loan at the full amount that it paid. During periods of market downturn, Hilltop has at times chosen to hold mortgage loans when the identified purchasers have declined to purchase such loans because it could not obtain an acceptable substitute bid price for such loan. The failure of mortgage loans that Hilltop holds on its books to perform adequately could have a material adverse effect on Hilltop’s financial condition, liquidity and results of operations.

Changes in interest rates may change the value of Hilltop’s mortgage servicing rights portfolio which may increase the volatility of Hilltop’s earnings.

Hilltop has recently expanded, and may continue to expand, its residential mortgage servicing operations within its mortgage origination segment. As a result of Hilltop’s mortgage servicing business, Hilltop has a portfolio of mortgage servicing rights (“MSR”). A MSR is the right to service a mortgage loan—collect principal, interest and escrow amounts—for a fee. Hilltop measures and carries all of its residential MSRs using the fair value measurement method. Fair value is determined as the present value of estimated future net servicing income, calculated based on a number of variables, including assumptions about the likelihood of prepayment by borrowers.

One of the principal risks associated with MSRs is that in a declining interest rate environment, they will likely lose a substantial portion of their value as a result of higher than anticipated prepayments. Moreover, if prepayments are greater than expected, the cash Hilltop receives over the life of the mortgage loans would be reduced. In the future, Hilltop may use various derivative financial instruments to provide a level of protection against such interest rate risk. However, no hedging strategy can protect Hilltop completely, and hedging strategies may fail because they are improperly designed, improperly executed and documented or based on inaccurate assumptions and, as a result, could actually increase Hilltop’s risks and losses. The increasing size of Hilltop’s MSR portfolio may increase its interest rate risk and correspondingly, the volatility of Hilltop’s earnings, especially if Hilltop cannot adequately hedge the interest rate risk relating to its MSRs.

At June 30, 2014, Hilltop’s MSRs had a fair value of $35.9 million. Changes in fair value of Hilltop’s MSRs are recorded to earnings in each period. Depending on the interest rate environment, it is possible that the fair value of Hilltop’s MSRs may be reduced in the future. If such changes in fair value significantly reduce the carrying value of Hilltop’s MSRs, Hilltop’s financial condition and results of operations would be negatively affected.

Hilltop’s financial advisory business is subject to various risks associated with the securities industry, particularly those impacting the public finance industry.

Hilltop’s financial advisory business is subject to uncertainties that are common in the securities industry. These uncertainties include:

•	intense competition in the public finance and other sectors of the securities industry;

•	the volatility of domestic and international financial, bond and stock markets;

•	extensive governmental regulation;

•	litigation; and

•	substantial fluctuations in the volume and price level of securities.

As a result, the revenues and operating results of Hilltop’s financial advisory segment may vary significantly from quarter to quarter and from year to year. Unfavorable financial or economic conditions could reduce the number and size of transactions in which Hilltop provides financial advisory, underwriting and other services. Disruptions in fixed income and equity markets could lead to a decline in the volume of transactions executed for customers and, therefore, to declines in revenues from commissions and clearing services. First Southwest is much smaller and has much less capital than many competitors in the securities industry. In addition, First Southwest is an operating subsidiary of the Bank, which means that its activities are limited to those that are permissible for the Bank.

Income that Hilltop recognized as a bargain purchase gain in connection with the FNB Transaction is subject to change.

In September 2013, Hilltop assumed substantially all of the liabilities, including all of the deposits, and acquired substantially all of the assets, of FNB from the FDIC in the FNB Transaction. Hilltop acquired approximately $2.2 billion in assets and assumed $2.2 billion in liabilities in the FNB Transaction. The FNB Transaction was accounted for under the purchase method of accounting. Hilltop recorded a pre-tax bargain purchase gain totaling $12.6 million as a result of the FNB Transaction, which was included as a component of noninterest income in Hilltop’s consolidated statement of operations for the year ended December 31, 2013. The amount of the gain was equal to the amount by which the estimated fair value of assets purchased exceeded the estimated fair value of liabilities assumed. The bargain purchase gain resulting from the FNB Transaction was a non-recurring gain that is not expected to be repeated in future periods. Hilltop used significant estimates and assumptions to value the identifiable assets acquired and liabilities assumed. Any revisions to its estimates could result in the recognition of additional bargain purchase gain, which would be recorded as noninterest income, or the recognition of less or no bargain purchase gain, in which case Hilltop would reduce noninterest income and may be required to record goodwill that would be subject to an ongoing impairment analysis.

Income that Hilltop recognizes in connection with the purchase discount of the credit-impaired loans acquired in the PlainsCapital Merger and the FNB Transaction and accounted for under Accounting Standards Codification 310-30 could be volatile in nature and have significant effects on reported net income.

In connection with the PlainsCapital Merger and the FNB Transaction, Hilltop acquired loans at a discount of $146.6 million and $343.1 million, respectively. The PlainsCapital Merger and the FNB Transaction were each accounted for under the purchase method of accounting. Accordingly, these discounts are amortized and accreted to interest income on a monthly basis. The effective yield and related discount accretion on credit-impaired loans is initially determined at the acquisition date based upon estimates of the timing and amount of future cash flows as well as the amount of credit losses that will be incurred. These estimates are updated quarterly. In future periods, if actual historical results combined with future projections of these factors (amount, timing, or credit losses) differ from the initial projections, the effective yield and the amount of discount recognized will change. Volatility may increase as the variance of actual results from initial projections increases. As the acquired loans are removed from Hilltop’s books, the related discount will no longer be available for accretion into income. Accretion of $28.6 million and $61.8 million on loans purchased at a discount in the PlainsCapital Merger was recorded as interest income during the six months ended June 30, 2014 and the year ended December 31, 2013, respectively, and accretion of $15.3 million and $7.5 million on loans purchased at a discount in the FNB Transaction was recorded as interest income during the six months ended June 30, 2014 and the period from September 14, 2013 to December 31, 2013, respectively. As of June 30, 2014, the balance of Hilltop’s discount on loans in the aggregate was $349.6 million.

Hilltop ultimately may write-off goodwill and other intangible assets resulting from business combinations.

As a result of purchase accounting in connection with Hilltop’s acquisition of NLC, the PlainsCapital Merger and the FNB Transaction, Hilltop’s consolidated balance sheet at June 30, 2014, contained goodwill of $251.8 million and other intangible assets of $65.3 million. On an ongoing basis, Hilltop evaluates whether facts and circumstances indicate any impairment of value of intangible assets. As circumstances change, the value of these intangible assets may not be realized by Hilltop. If Hilltop determines that a material impairment has occurred, Hilltop will be required to write-off the impaired portion of intangible assets, which could have a material adverse effect on its results of operations in the period in which the write-off occurs.

The accuracy of Hilltop’s financial statements and related disclosures could be affected if Hilltop is exposed to actual conditions different from the judgments, assumptions or estimates used in Hilltop’s critical accounting policies.

The preparation of financial statements and related disclosure in conformity with GAAP requires Hilltop to make judgments, assumptions and estimates that affect the amounts reported in Hilltop’s consolidated financial statements and accompanying notes. Hilltop’s critical accounting policies, which are included in this proxy statement/prospectus, describe those significant accounting policies and methods used in the preparation of Hilltop’s consolidated financial statements that are considered “critical” by it because they require judgments, assumptions and estimates that materially impact Hilltop’s consolidated financial statements and related disclosures. As a result, if future events differ significantly from the judgments, assumptions and estimates in Hilltop’s critical accounting policies, such events or assumptions could have a material impact on Hilltop’s audited consolidated financial statements and related disclosures.

Hilltop is dependent on its management team, and the loss of Hilltop’s senior executive officers or other key employees could impair its relationship with customers and adversely affect Hilltop’s business and financial results.

Hilltop’s success is dependent, to a large degree, upon the continued service and skills of its existing management team and other key employees with long-term customer relationships. Hilltop’s business and growth strategies are built primarily upon its ability to retain employees with experience and business relationships within their respective segments. The loss of one or more of these key personnel could have an adverse impact on Hilltop’s business because of their skills, knowledge of the market, years of industry experience and the difficulty of finding qualified replacement personnel. In addition, Hilltop currently does not have non-competition agreements with certain members of management and other key employees. If any of these personnel were to leave and compete with Hilltop, its business, financial condition, results of operations and growth could suffer.

A decline in the market for advisory services could adversely affect Hilltop’s business and results of operations.

Hilltop’s financial advisory segment has historically earned a significant portion of its revenues from advisory fees paid to it by its clients, in large part upon the successful completion of the client’s transaction. Financial advisory revenues from the public finance group of First Southwest represented the largest component of Hilltop’s financial advisory segment’s net revenues for the year ended December 31, 2013. Unlike other investment banks, First Southwest earns most of its revenues from its advisory fees and, to a lesser extent, from other business activities such as commissions and underwriting. New issuances in the municipal market by cities, counties, school districts, state and other governmental agencies, airports, healthcare institutions, institutions of higher education and other clients that First Southwest’s public finance group serves can be subject to significant fluctuations based on by factors such as changes in interest rates, property tax bases, budget pressures on certain issuers caused by uncertain economic times and other factors. Hilltop expects that the reliance of its financial advisory segment on advisory fees will continue for the foreseeable future, and a decline in public finance advisory engagements or the market for advisory services generally would have an adverse effect on Hilltop’s business and results of operations.

Negative publicity regarding Hilltop, or financial institutions in general, could damage Hilltop’s reputation and adversely impact its business and results of operations.

Hilltop’s ability to attract and retain customers and conduct its business could be adversely affected to the extent Hilltop’s reputation is damaged. Reputational risk, or the risk to its business, earnings and capital from negative public opinion regarding Hilltop, or financial institutions in general, is inherent in its business. Adverse perceptions concerning Hilltop’s reputation could lead to difficulties in generating and maintaining accounts as well as in financing them. In particular, negative perceptions concerning Hilltop’s reputation could lead to decreases in the level of deposits that consumer and commercial customers and potential customers choose to maintain with Hilltop. Negative public opinion could result from actual or alleged conduct in any number of activities or circumstances, including lending or foreclosure practices; sales practices; corporate governance and potential conflicts of interest; ethical failures or fraud, including alleged deceptive or unfair lending or pricing practices; regulatory compliance; protection of customer information; cyber-attacks, whether actual, threatened, or perceived; negative news about Hilltop or the financial institutions industry generally; general company performance; or from actions taken by government regulators and community organizations in response to such activities or circumstances. Furthermore, Hilltop’s failure to address, or the perception that it has failed to address, these issues appropriately could impact Hilltop’s ability to keep and attract customers and/or employees and could expose Hilltop to litigation and/or regulatory action, which could have an adverse effect on Hilltop’s business and results of operations.

Hilltop’s operational systems and networks have been, and will continue to be, subject to an increasing risk of continually evolving cybersecurity or other technological risks, which could result in a loss of customer business, financial liability, regulatory penalties, damage to Hilltop’s reputation or the disclosure of confidential information.

Hilltop relies heavily on communications and information systems to conduct its business and maintain the security of confidential information and complex transactions, which subjects Hilltop to an increasing risk of cyber incidents from these activities due to a combination of new technologies and the increasing use of the Internet to conduct financial transactions, as well as a potential failure of interruption or breach in the security of these systems, including those that could result from attacks or planned changes, upgrades and maintenance of these systems. Such cyber incidents could result in failures or disruptions in Hilltop’s customer relationship management, securities trading, general ledger, deposits, computer systems, electronic underwriting servicing or loan origination systems. Third parties with which Hilltop does business may also be sources of cybersecurity or other technological risks.

Although Hilltop devotes significant resources to maintain and regularly upgrade its systems and networks with measures such as intrusion and detection prevention systems and monitoring firewalls to safeguard critical business applications, there is no guarantee that these measures or any other measures can provide absolute security. Hilltop’s computer systems, software and networks may be adversely affected by cyber incidents such as unauthorized access; loss or destruction of data (including confidential client information); account takeovers; unavailability of service; computer viruses or other malicious code; cyber attacks; and other events. These threats may derive from human error, fraud or malice on the part of employees or third parties, or may result from accidental technological failure. Additional challenges are posed by external extremist parties, including foreign state actors, in some circumstances, as a means to promote political ends. If one or more of these events occurs, it could result in the disclosure of confidential client information, damage to Hilltop’s reputation with its clients and the market, customer dissatisfaction, additional costs such as repairing systems or adding new personnel or protection technologies, regulatory penalties, exposure to litigation and other financial losses to both Hilltop and its clients and customers. Such events could also cause interruptions or malfunctions in Hilltop’s operations.

Hilltop has been the subject of denial of services attacks from external sources that have limited or interrupted the availability of its online banking services. Although to date Hilltop is are not aware of any material losses relating to cyber attacks or other information security breaches, it may suffer such losses in the future. Hilltop has taken steps to improve and upgrade the security of its systems in response to such threats, such incidents could occur again, but they could occur more frequently or on a more significant scale.

Hilltop faces strong competition from other financial institutions and financial service and insurance companies, which may adversely affect its operations and financial condition.

Hilltop’s banking and mortgage origination businesses face vigorous competition from banks and other financial institutions, including savings and loan associations, savings banks, finance companies and credit unions. A number of these banks and other financial institutions have substantially greater resources and lending limits, larger branch systems and a wider array of banking services than Hilltop does. Hilltop also competes with other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies, insurance companies and governmental organizations, each of which may offer more favorable financing than Hilltop is able to provide. In addition, some of Hilltop’s non-bank competitors are not subject to the same extensive regulations that govern Hilltop. The banking business in Texas has become increasingly competitive over the past several years, and Hilltop expects the level of competition it faces to further increase. Hilltop’s profitability depends on its ability to compete effectively in these markets. This competition may reduce or limit Hilltop’s margins on banking services, reduce Hilltop’s market share and adversely affect Hilltop’s results of operations and financial condition.

The insurance industry also is highly competitive and has, historically, been characterized by periods of significant price competition, alternating with periods of greater pricing discipline during which competitors focus on other factors. In the current market environment, competition in Hilltop’s insurance business’ industry is based primarily on products offered, service, experience, the strength of agent and policyholder relationships, reputation, speed and accuracy of claims payment, perceived financial strength, ratings, scope of business, commissions paid and policy and contract terms and conditions. Hilltop’s insurance business competes with many other insurers, including large national companies who have greater financial, marketing and management resources than Hilltop’s insurance segment. Many of these competitors also have better ratings and market recognition than Hilltop’s insurance business. Hilltop’s insurance segment seeks to distinguish itself from its competitors by providing a broad product line and targeting those market segments that provide the best opportunity to earn an underwriting profit.

In addition, a number of new, proposed or potential industry developments also could increase competition in Hilltop’s insurance business’ industry. These developments include changes in practices and other effects caused by the Internet (including direct marketing campaigns by Hilltop’s insurance segment’s competitors in established and new geographic markets), which have led to greater competition in the insurance business and increased expectations for customer service. These developments could prevent Hilltop’s insurance business from expanding its book of business. Hilltop’s insurance business also faces competition from new entrants into the insurance market. New entrants do not have historic claims or losses to address and, therefore, may be able to price policies on a basis that is not favorable to Hilltop’s insurance business. New competition could reduce the demand for Hilltop’s insurance segment’s insurance products, which could have a material adverse effect on its financial condition and results of operations.

The financial advisory and investment banking industries also are intensely competitive industries and will likely remain competitive. Hilltop’s financial advisory business competes directly with numerous other financial advisory and investment banking firms, broker-dealers and banks, including large national and major regional firms and smaller niche companies, some of whom are not broker-dealers and, therefore, not subject to the broker-dealer regulatory framework. In addition to competition from firms currently in the industry, there has been increasing competition from others offering financial services, including automated trading and other services based on technological innovations. Hilltop’s financial advisory business competes on the basis of a number of factors, including the quality of advice and service, innovation, reputation and price. Many of Hilltop’s financial advisory segment’s competitors in the investment banking industry have a greater range of products and services, greater financial and marketing resources, larger customer bases, greater name recognition, more managing directors to serve their clients’ needs, greater global reach and more established relationships with their customers than Hilltop’s financial advisory business. Additionally, certain competitors of Hilltop’s financial advisory business have reorganized or plan to reorganize from investment banks into bank holding companies which may provide them with a competitive advantage. These larger and better capitalized competitors may be more capable of responding to changes in the investment banking market, to compete for skilled professionals, to finance acquisitions, to fund internal growth and to compete for market share generally. Increased pressure created by any current or future competitors, or by competitors of Hilltop’s financial advisory business collectively, could materially and adversely affect Hilltop’s business and results of operations. Increased competition may result in reduced revenue and loss of market share. Further, as a strategic response to changes in the competitive environment, Hilltop’s financial advisory business may from time to time make certain pricing, service or marketing decisions that also could materially and adversely affect Hilltop’s business and results of operations.

Hilltop’s mortgage origination and insurance businesses are subject to seasonal fluctuations and, as a result, Hilltop’s results of operations for any given quarter may not be indicative of the results that may be achieved for the full fiscal year.

Hilltop’s mortgage origination business is subject to several variables that can impact loan origination volume, including seasonal and interest rate fluctuations. Hilltop typically experiences increased loan origination volume from purchases of homes during the second and third calendar quarters, when more people tend to move and buy or sell homes. In addition, an increase in the general level of interest rates may, among other things, adversely affect the demand for mortgage loans and Hilltop’s ability to originate mortgage loans. In particular, if mortgage interest rates increase, the demand for residential mortgage loans and the refinancing of residential mortgage loans will likely decrease, which will have an adverse effect on Hilltop’s mortgage origination activities. Conversely, a decrease in the general level of interest rates, among other things, may lead to increased competition for mortgage loan origination business. As a result of these variables, Hilltop’s results of operations for any single quarter are not necessarily indicative of the results that may be achieved for a full fiscal year.

Generally, Hilltop’s insurance segment’s insured risks exhibit higher losses in the second and third calendar quarters due to a seasonal concentration of weather-related events in its primary geographic markets. Although weather-related losses (including hail, high winds, tornadoes and hurricanes) can occur in any calendar quarter, the second calendar quarter, historically, has experienced the highest frequency of losses associated with these events. Hurricanes, however, are more likely to occur in the third calendar quarter of the year.

If the actual losses and loss adjustment expenses of Hilltop’s insurance segment exceed its loss and expense estimates, its financial condition and results of operations could be materially adversely affected.

The financial condition and results of operations of Hilltop’s insurance segment depend upon its ability to assess accurately the potential losses associated with the risks that it insures. Hilltop’s insurance segment establishes reserve liabilities to cover the payment of all losses and loss adjustment expenses incurred under the policies that it writes. These liability estimates include case estimates, which are established for specific claims that have been reported to Hilltop’s insurance segment, and liabilities for claims that have been incurred but not reported (“IBNR”). Loss adjustment expenses represent expenses incurred to investigate and settle claims. To the extent that losses and loss adjustment expenses exceed estimates, NLIC and ASIC will be required to increase their reserve liabilities and reduce their income in the period in which the deficiency is identified. In addition, increasing reserves causes a reduction in policyholders’ surplus and could cause a downgrade in the ratings of NLIC and ASIC. This, in turn, could diminish Hilltop’s ability to sell insurance policies.

The liability estimation process for Hilltop’s insurance segment’s casualty insurance coverage possesses characteristics that make case and IBNR reserving inherently less susceptible to accurate actuarial estimation than is the case with property coverages. Unlike property losses, casualty losses are claims made by third-parties of which the policyholder may not be aware and, therefore, may be reported a significant time after the occurrence, including sometimes years later. As casualty claims most often involve claims of bodily injury, assessment of the proper case estimates is a far more subjective process than claims involving property damage. In addition, in determining the case estimate for a casualty claim, information develops slowly over the life of the claim and can subject the case estimation to substantial modification well after the claim was first reported. Numerous factors impact the casualty case reserving process, such as venue, the amount of monetary damage, legislative activity, the permanence of the injury and the age of the claimant.

The effects of inflation could cause the severity of claims from catastrophes or other events to rise in the future. Increases in the values and geographic concentrations of policyholder property and the effects of inflation have resulted in increased severity of industry losses in recent years, and Hilltop’s insurance segment expects that these factors will increase the severity of losses in the future. As NLC observed in 2008, the severity of some catastrophic weather events, including the scope and extent of damage and the inability to gain access to damaged properties, and the ensuing shortages of labor and materials and resulting demand surge, provide additional challenges to estimating ultimate losses. Hilltop’s insurance segment’s liabilities for losses and loss adjustment expenses include assumptions about future payments for settlement of claims and claims handling expenses, such as medical treatments and litigation costs. To the extent inflation causes these costs to increase above liabilities established for these costs, Hilltop’s insurance segment expects to be required to increase its liabilities, together with a corresponding reduction in its net income in the period in which the deficiency is identified.

Estimating an appropriate level of liabilities for losses and loss adjustment expense is an inherently uncertain process. Accordingly, actual loss and loss adjustment expenses paid will likely deviate, perhaps substantially, from the liability estimates reflected in Hilltop’s insurance segment’s consolidated financial statements. Claims could exceed Hilltop’s insurance segment’s estimate for liabilities for losses and loss adjustment expenses, which could have a material adverse effect on its financial condition and results of operations.

If Hilltop’s insurance segment cannot obtain adequate reinsurance protection for the risks it underwrites or its reinsurers do not pay losses in a timely fashion, or at all, Hilltop’s insurance segment will suffer greater losses from these risks or may reduce the amount of business it underwrites, which may materially adversely affect its financial condition and results of operations.

Hilltop’s insurance segment purchases reinsurance to protect itself from certain risks and to share certain risks it underwrites. During 2013 and 2012, Hilltop’s insurance segment’s personal lines ceded 10.2% and 12.1%, respectively, of its direct insurance premiums written (primarily through excess of loss, quota share and catastrophe reinsurance treaties) and its commercial lines ceded 4.6% and 4.9%, respectively, of its direct insurance premiums written (primarily through excess of loss and catastrophe reinsurance treaties). The total cost of reinsurance, inclusive of per risk excess and catastrophe, decreased 9.3% in the year ended December 31, 2013, which is partially attributable to reduced limits, lower rates and lower reinstatement premiums in 2013 of $0.2 million. Reinsurance cost generally fluctuates as a result of storm costs or any changes in capacity within the reinsurance market.

From time to time, market conditions have limited, and in some cases have prevented, insurers from obtaining the types and amounts of reinsurance that they have considered adequate for their business needs. Accordingly, Hilltop’s insurance segment may not be able to obtain desired amounts of reinsurance. Even if Hilltop’s insurance segment is able to obtain adequate reinsurance, it may not be able to obtain it from entities with satisfactory creditworthiness or negotiate terms that it deems appropriate or acceptable. Although the cost of reinsurance is, in some cases, reflected in Hilltop’s insurance segment’s premium rates, Hilltop’s insurance segment may have guaranteed certain premium rates to its policyholders. Under these circumstances, if the cost of reinsurance were to increase with respect to policies for which Hilltop’s insurance segment guaranteed the rates, Hilltop’s insurance segment would be adversely affected. In addition, if Hilltop’s insurance segment cannot obtain adequate reinsurance protection for the risks it underwrites, it may be exposed to greater losses from these risks or it may be forced to reduce the amount of business that it underwrites for such risks, which will reduce Hilltop’s insurance segment’s revenue and may have a material adverse effect on its results of operations and financial condition.

At June 30, 2014, Hilltop’s insurance segment had $4.1 million in reinsurance recoverables, including ceded paid loss recoverables, ceded losses and loss adjustment expense recoverables and ceded unearned insurance premiums. Hilltop’s insurance segment expects to continue to purchase substantial reinsurance coverage in the foreseeable future. Because Hilltop’s insurance segment remains primarily liable to its policyholders for the payment of their claims, regardless of the reinsurance it has purchased relating to those claims, in the event that one of its reinsurers becomes insolvent or otherwise refuses to reimburse Hilltop’s insurance segment for losses paid, or delays in reimbursing Hilltop’s insurance segment for losses paid, its liability for these claims could materially and adversely affect its financial condition and results of operations.

Hilltop is subject to legal claims and litigation that could have a material adverse effect on its business.

Hilltop faces significant legal risks in each of the business segments in which Hilltop operates, and the volume of legal claims and amount of damages and penalties claimed in litigation and regulatory proceedings against financial service companies remains high. These risks often are difficult to assess or quantify, and their existence and magnitude often remain unknown for substantial periods of time. Substantial legal liability or significant regulatory action against Hilltop or any of Hilltop’s subsidiaries could have a material adverse effect on Hilltop’s results of operations or cause significant reputational harm to Hilltop, which could seriously harm Hilltop’s business and prospects. Further, regulatory inquiries and subpoenas, other requests for information, or testimony in connection with litigation may require incurrence of significant expenses, including fees for legal representation and fees associated with document production. These costs may be incurred even if Hilltop is not a target of the inquiry or a party to the litigation. Any financial liability or reputational damage could have a material adverse effect on Hilltop’s business, which, in turn, could have a material adverse effect on Hilltop’s financial condition and results of operations.

Hilltop may be subject to environmental liabilities in connection with the foreclosure on real estate assets securing the loan portfolio of Hilltop’s banking segment.

Hazardous or toxic substances or other environmental hazards may be located on the real estate that secures Hilltop’s loans. If Hilltop acquires such properties as a result of foreclosure, or otherwise, Hilltop could become subject to various environmental liabilities. For example, Hilltop could be held liable for the cost of cleaning up or otherwise addressing contamination at or from these properties. Hilltop could also be held liable to a governmental entity or third party for property damage, personal injury or other claims relating to any environmental contamination at or from these properties. In addition, Hilltop could be held liable for costs relating to environmental contamination at or from Hilltop’s current or former properties. Hilltop may not detect all environmental hazards associated with these properties. If Hilltop ever became subject to significant environmental liabilities, Hilltop’s business, financial condition, liquidity and results of operations could be harmed.

If Hilltop fails to maintain an effective system of internal controls over financial reporting, the accuracy and timing of its financial reporting may be adversely affected.

Effective internal controls are necessary for Hilltop to provide timely and reliable financial reports and effectively prevent fraud. Any inability to provide reliable financial reports or prevent fraud could harm Hilltop’s business. If Hilltop fails to maintain the adequacy of its internal controls, Hilltop’s financial statements may not accurately reflect Hilltop’s financial condition. Inadequate internal controls over financial reporting could impact the reliability and timeliness of Hilltop’s financial reports and could cause investors to lose confidence in Hilltop’s reported financial information, which could have a negative effect on Hilltop’s business and the value of its securities.

The debt agreements of Hilltop’s insurance segment and its controlled affiliates contain financial covenants and impose restrictions on its business.

The indenture governing NLC’s LIBOR plus 3.40% notes due 2035 contains restrictions on its ability to, among other things, declare and pay dividends and merge or consolidate. In addition, this indenture contains a change of control provision, which provides that (i) if a person or group becomes the beneficial owner, directly or indirectly, of 50% or more of NLC’s equity securities and (ii) if NLC’s ratings are downgraded by a nationally recognized statistical rating organization (as defined in the Exchange Act), then each holder of the notes governed by such indenture has the right to require that NLC purchase such holder’s notes, in whole or in part, at a price equal to 100% of the then outstanding principal amount. Likewise, the surplus indentures governing NLIC’s two LIBOR plus 4.10% and 4.05% notes due 2033 and ASIC’s LIBOR plus 4.05% notes due 2034 contain restrictions on dividends and mergers and consolidations. In addition, NLC has other credit arrangements with its affiliates and other third-parties.

NLC’s ability to comply with these covenants may be affected by events beyond its control, including prevailing economic, financial and industry conditions. The breach of any of these restrictions could result in a default under the loan agreements or indentures governing the notes or under its other debt agreements. An event of default under its debt agreements would permit some of its lenders to declare all amounts borrowed from them to be due and payable, together with accrued and unpaid interest. If NLC were unable to repay debt to its secured lenders, these lenders could proceed against the collateral securing that debt. In addition, acceleration of its other indebtedness may cause NLC to be unable to make interest payments on the notes. Other agreements that NLC or its insurance company subsidiaries may enter into in the future may contain covenants imposing significant restrictions on their respective businesses that are similar to, or in addition to, the covenants under their respective existing agreements. These restrictions may affect NLC’s ability to operate its business and may limit its ability to take advantage of potential business opportunities as they arise.

Risks Related to Hilltop’s Substantial Cash Position and Related Strategies for its Use

Because Hilltop intends to use a substantial portion of its remaining available cash to make acquisitions or effect a business combination, Hilltop may become subject to risks inherent in pursuing and completing any such acquisitions or business combination.

Hilltop is endeavoring to make acquisitions or effect business combinations with a substantial portion of Hilltop’s remaining available cash. Hilltop may not, however, be able to identify suitable targets, consummate acquisitions or effect a combination on commercially acceptable terms or, if consummated, successfully integrate personnel and operations.

The success of any acquisition or business combination will depend upon, among other things, the ability of management and Hilltop’s employees to integrate personnel, operations, products and technologies effectively, to retain and motivate key personnel and to retain customers and clients of targets. In addition, any acquisition or business combination Hilltop undertakes may consume available cash resources, result in potentially dilutive issuances of equity securities and divert management’s attention from other business concerns. Even if Hilltop conducts extensive due diligence on a target business that Hilltop acquires or with which Hilltop merges, its diligence may not surface all material issues that may adversely affect a particular target business, and Hilltop may be forced to later write-down or write-off assets, restructure Hilltop’s operations or incur impairment or other charges that could result in Hilltop’s reporting losses. Consequently, Hilltop also may need to make further investments to support the acquired or combined company and may have difficulty identifying and acquiring the appropriate resources.

Hilltop may enter, through acquisitions or a business combination, into new lines of business or initiate new service offerings subject to the restrictions imposed upon Hilltop as a regulated financial holding company. Accordingly, there is no basis for you to evaluate the possible merits or risks of the particular target business with which Hilltop may combine or that Hilltop may ultimately acquire.

Existing circumstances may result in several of Hilltop’s directors having interests that may conflict with its interests.

A director who has a conflict of interest with respect to an issue presented to Hilltop’s board will have no inherent legal obligation to abstain from voting upon that issue. Hilltop does not have provisions in its bylaws or charter that require an interested director to abstain from voting upon an issue, and Hilltop does not expect to add provisions in Hilltop’s charter and bylaws to this effect. Although each director has a duty to act in good faith and in a manner he or she reasonably believes to be in Hilltop’s best interests, there is a risk that, should interested directors vote upon an issue in which they or one of their affiliates has an interest, their vote may reflect a bias that could be contrary to Hilltop’s best interests. In addition, even if an interested director abstains from voting, the director’s participation in the meeting and discussion of an issue in which they have, or companies with which they are associated have, an interest could influence the votes of other directors regarding the issue.

Difficult market conditions have adversely affected the yield on Hilltop’s available cash.

Hilltop’s primary objective is to preserve and maintain the liquidity of Hilltop’s available cash, while at the same time maximizing yields without significantly increasing risk. The capital and credit markets have been experiencing volatility and disruption for a prolonged period. This volatility and disruption reached unprecedented levels, resulting in dramatic declines in interest rates and other yields relative to risk. This downward pressure has negatively affected the yields Hilltop receives on its available cash. If current levels of market disruption and volatility continue or worsen, there can be no assurance that Hilltop will receive any significant yield on its available cash. Further, given current market conditions, no assurance can be given that Hilltop will be able to preserve its available cash.

Risks Related to Hilltop’s Common Stock

Hilltop may issue shares of preferred stock or additional shares of common stock to complete an acquisition or effect a combination or under an employee incentive plan after consummation of an acquisition or combination, which would dilute the interests of Hilltop’s stockholders and likely present other risks.

The issuance of shares of preferred stock or additional shares of common stock:

•	may significantly dilute the equity interest of Hilltop’s stockholders;

•	may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded Hilltop’s common stock;

•	could cause a change in control if a substantial number of shares of common stock are issued, which may affect, among other things, Hilltop’s ability to use its net operating loss carry forwards; and

•	may adversely affect prevailing market prices for Hilltop’s common stock.

Hilltop’s authorized capital stock includes ten million shares of preferred stock, and Hilltop currently has 114,068 shares of Series B Preferred Stock issued and outstanding, liquidation preference $1,000 per share, to the Secretary of the Treasury pursuant to the SBLF. Hilltop’s board of directors, in its sole discretion, may designate and issue one or more additional series of preferred stock from the authorized and unissued shares of preferred stock. Subject to limitations imposed by law or Hilltop’s charter, Hilltop’s board of directors is empowered to determine the designation and number of shares constituting each series of preferred stock, as well as any designations, qualifications, privileges, limitations, restrictions or special or relative rights of additional series. The rights of preferred stockholders may supersede the rights of common stockholders. Preferred stock could be issued with voting and conversion rights that could adversely affect the voting power of the shares of Hilltop’s common stock. The issuance of preferred stock could also result in a series of securities outstanding that would have preferences over the common stock with respect to dividends and in liquidation.

Hilltop’s common stock price may experience substantial volatility, which may affect your ability to sell Hilltop’s common stock at an advantageous price.

Price volatility of Hilltop’s common stock may affect your ability to sell Hilltop’s common stock at an advantageous price. Market price fluctuations in Hilltop’s common stock may arise due to acquisitions, dispositions or other material public announcements, including those regarding dividends or changes in management, along with a variety of additional factors, including, without limitation, other risks identified in “Forward-looking Statements” and these “Risk Factors.” In addition, the stock markets in general, including the NYSE, have experienced extreme price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often have been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may adversely affect the market price of Hilltop’s common stock.

Hilltop’s rights and the rights of Hilltop’s stockholders to take action against Hilltop’s directors and officers are limited.

Hilltop is organized under Maryland law, which provides that a director or officer has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in Hilltop’s best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, Hilltop’s charter eliminates Hilltop’s directors’ and officers’ liability to Hilltop and its stockholders for money damages, except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment and that is material to the cause of action. Hilltop’s bylaws require Hilltop to indemnify Hilltop’s directors and officers for liability resulting from actions taken by them in those capacities to the maximum extent permitted by Maryland law. As a result, Hilltop’s stockholders and Hilltop may have more limited rights against Hilltop’s directors and officers than might otherwise exist under common law. In addition, Hilltop may be obligated to fund the defense costs incurred by Hilltop’s directors and officers.

The Treasury’s investment in Hilltop imposes restrictions and obligations upon Hilltop that could adversely affect the rights of Hilltop’s common stockholders.

Hilltop’s has sold 114,068 shares of Hilltop’s Series B Preferred Stock, liquidation preference $1,000 per share, for $114.1 million, to the Secretary of the Treasury pursuant to the SBLF. The shares of Series B Preferred Stock are senior to shares of Hilltop’s common stock with respect to dividends and liquidation preference. The terms of the Series B Preferred Stock provided for the payment of non-cumulative dividends on a quarterly basis. As long as shares of Series B Preferred Stock remain outstanding, Hilltop may not pay dividends to Hilltop’s common stockholders (nor may Hilltop repurchase or redeem any shares of Hilltop’s common stock) during any quarter in which Hilltop fails to declare and pay dividends on the Series B Preferred Stock and for the next three quarters following such failure. In addition, under the terms of the Series B Preferred Stock, Hilltop may only declare and pay dividends on Hilltop’s common stock (or repurchase shares of Hilltop’s common stock), if, after payment of such dividend, the dollar amount of Hilltop’s Tier 1 capital would be at least ninety percent (90%) of Tier 1 capital as of September 27, 2011, excluding any charge-offs and redemptions of the Series B Preferred Stock.

Provisions in Hilltop’s charter and bylaws, as well as applicable banking and insurance laws, could discourage acquisition bids or merger proposals, which may adversely affect the market price of Hilltop’s common stock.

Authority to Issue Additional Shares. Under Hilltop’s charter, its board of directors may issue up to an aggregate of ten million shares of preferred stock without stockholder action. The preferred stock may be issued, in one or more series, with the preferences and other terms designated by Hilltop’s board of directors that may delay or prevent a change in control of Hilltop, even if the change is in the best interests of the SWS stockholders. At June 30, 2014, 114,068 shares of preferred stock were designated or outstanding.

Banking Laws. Any change in control of Hilltop is subject to prior regulatory approval under the Bank Holding Company Act or the Change in Bank Control Act, which may delay, discourage or prevent an attempted acquisition or change in control of Hilltop.

Insurance Laws. NLIC and ASIC are domiciled in the State of Texas. Before a person can acquire control of an insurance company domiciled in Texas, prior written approval must be obtained from the Texas Department of Insurance. Acquisition of control would be presumed on the acquisition, directly or indirectly, of ten percent or more of Hilltop’s outstanding voting stock, unless the regulators determine otherwise. Prior to granting approval of an application to acquire control of a domestic insurer, the Texas Department of Insurance will consider several factors, such as:

•	the financial strength of the acquirer;

•	the integrity and management experience of the acquirer’s board of directors and executive officers;

•	the acquirer’s plans for the management of the insurer;

•	the acquirer’s plans to declare dividends, sell assets or incur debt;

•	the acquirer’s plans for the future operations of the domestic insurer;

•	the impact of the acquisition on continued licensure of the domestic insurer;

•	the impact on the interests of Texas policyholders; and

•	any anti-competitive results that may arise from the consummation of the acquisition of control.

These laws may discourage potential acquisition proposals for Hilltop and may delay, deter or prevent a change of control of Hilltop, including transactions that some or all of Hilltop’s stockholders might consider desirable.

Restrictions on Calling Special Meeting, Cumulative Voting and Director Removal. Hilltop’s bylaws includes a provision prohibiting the holders of less than a majority of the voting power represented by all of Hilltop’s shares issued, outstanding and entitled to be voted at a proposed meeting, from calling a special meeting of stockholders. Hilltop’s charter does not provide for the cumulative voting in the election of directors. In addition, Hilltop’s charter provides that Hilltop’s directors may be removed only for cause and then only by an affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. Any amendment to Hilltop’s charter relating to the removal of directors requires the affirmative vote of two-thirds of all of the votes entitled to be cast on the matter. These provisions of Hilltop’s bylaws and charter may delay, discourage or prevent an attempted acquisition or change in control of Hilltop.

An investment in Hilltop’s common stock is not an insured deposit.

An investment in Hilltop’s common stock is not a bank deposit and is not insured or guaranteed by the FDIC, SIPC, the Texas Department of Insurance or any other government agency. Accordingly, you should be capable of affording the loss of any investment in Hilltop’s common stock.

FORWARD LOOKING STATEMENTS

This proxy statement/prospectus contains or incorporates by reference a number of “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the financial conditions, results of operations, earnings outlook and prospects of Hilltop, SWS and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “budget,” “indicate,” “target,” “project,” “potential,” “could,” “should,” “may,” “possible” or other similar expressions which identify these forward-looking statements and appear in a number of places in this proxy statement/prospectus (and the documents to which we refer you in this proxy statement/prospectus) and include, but are not limited to, all statements relating directly or indirectly to the timing or likelihood of completing the merger, plans for future growth and other business development activities as well as capital expenditures, financing sources and the effects of regulation and competition and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers.

The forward-looking statements involve certain risks and uncertainties. The ability of either Hilltop or SWS to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Factors that may cause actual events or results to differ materially from such forward-looking statements include those set forth under “Risk Factors” included elsewhere in, or incorporated in, this proxy statement/prospectus, as well as, among others, the following:

•	those discussed and identified in public filings with the SEC made by Hilltop or SWS;

•	fluctuations in the market price of Hilltop common stock and the related effect on the market value of the merger consideration that common stockholders will receive upon completion of the merger;

•	business uncertainties and contractual restrictions while the merger is pending;

•	the possibility that the proposed merger does not close when expected or at all because required regulatory, stockholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all;

•	the terms of the proposed merger may need to be modified to satisfy such approvals or conditions;

•	the anticipated benefits from the proposed merger are not realized in the time frame anticipated or at all as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations (including changes to capital requirements) and their enforcement, and the degree of competition in the geographic and business areas in which the companies operate;

•	the ability to promptly and effectively combine the businesses of SWS and Hilltop;

•	reputational risks and the reaction of the companies’ respective customers to the merger;

•	diversion of management time on merger related issues;

•	changes in general economic, market and business conditions;

•	changes in asset quality and credit risk and risks associated with concentrations in real estate related loans;

•	the inability to sustain revenue and earnings;

•	changes in interest rates and capital markets and the value of securities held;

•	inflation;

•	customer borrowing, repayment, investment and deposit practices;

•	the introduction, withdrawal, success and timing of business initiatives;

•	changes in accounting policies;

•	changes in tax and regulatory compliance requirements;

•	changes in federal, state and local tax rates;

•	the ability to attract and retain key personnel;

•	the availability of borrowings under credit lines, credit agreements and credit facilities;

•	the potential for litigation and other regulatory liability;

•	technology changes;

•	competitive conditions; and

•	the impact, extent and timing of actions of the Federal Reserve Board and federal and state banking regulators, and legislative and regulatory actions and reforms, including those associated with the Dodd-Frank Act.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus. Any forward-looking statements made or incorporated in this proxy statement/prospectus are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Hilltop or SWS will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed or incorporated in this proxy statement/prospectus and attributable to Hilltop or SWS or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Except to the extent required by applicable law or regulation, Hilltop and SWS undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect new information or the occurrence of unanticipated events.

THE SWS SPECIAL MEETING

This section contains information about the special meeting of SWS stockholders that has been called to allow SWS stockholders to consider and vote on the merger agreement and other related matters.

Together with this proxy statement/prospectus, SWS is also sending you a notice of the SWS special meeting and a form of proxy that is solicited by the SWS board of directors for use at the special meeting and at any adjournments or postponements of the special meeting. The SWS special meeting will be held on November 21, 2014, at 9:00 a.m., local time, at Renaissance Tower, 1201 Elm Street, Suite 4200, Dallas, Texas 75270.

Matters to be Considered

At the SWS special meeting, holders of SWS common stock as of the record date will be asked to consider and vote on:

•	a proposal to adopt and approve the merger agreement (the “merger proposal”);

•	a proposal to approve, on a non-binding, advisory basis, compensation that may be paid or would be payable to SWS’s named executive officers that is based on or otherwise relates to the merger (the “compensation proposal”); and

•	a proposal to approve the adjournment of the SWS special meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the SWS special meeting to approve the merger proposal (the “adjournment proposal”).

Proxies

Each copy of this proxy statement/prospectus mailed to holders of SWS common stock is accompanied by a form of proxy with instructions for voting. If you hold stock in your name as a stockholder of record, you may complete, sign, date and mail your proxy card in the enclosed postage paid return envelope as soon as possible, vote by telephone by calling the toll-free number listed on the SWS proxy card, vote by accessing the internet site listed on the SWS proxy card or vote in person at the SWS special meeting. If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instruction form included with these materials and forwarded to you by your bank or broker. This voting instruction form provides instructions for voting. To vote using the proxy card you must sign, date and return it in the enclosed postage-paid envelope. Instructions on how to vote by telephone or by the internet are included with your proxy card.

If you are a holder of record, to change your vote, you must:

•	mail a new signed proxy card with a later date to SWS;

•	vote by calling the toll-free number listed on the SWS proxy card or accessing the internet site listed on the SWS proxy card by 11:59 p.m., Eastern Time, on November 20, 2014; or

•	attend the SWS special meeting and vote in person.

If you wish to revoke rather than change your vote, you must send a written, signed revocation to SWS Group, Inc., 1201 Elm Street, Suite 3500, Dallas, Texas 75270, Attn: Corporate Secretary, which must be received prior to the exercise of the proxy. You must include your control number.

If you hold shares in “street name” and wish to change or revoke your vote, please refer to the information on the voting instruction form included with these materials and forwarded to you by your bank, broker or other holder of record to see your voting options.

All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted as recommended by the SWS board of directors.

SWS stockholders with shares represented by stock certificates should not send SWS stock certificates with their proxy cards. After the merger is completed, holders of SWS common stock certificates or shares of SWS common stock held in book-entry form will be mailed a transmittal form with instructions on how to exchange their SWS stock certificates or book-entry shares for the merger consideration.

Participants in the SWS 401(k) Plan

If you hold shares indirectly in the SWS 401(k) Plan, you have the right to direct the plan trustee how to vote the shares that you hold in your account. In accordance with the terms of the plan, if you fail to instruct the plan trustee how to vote your plan shares, the trustee will generally vote your plan shares in the same proportion as the shares voted pursuant to the instructions of participants who timely give such instructions.

Solicitation of Proxies

SWS will bear the entire cost of soliciting proxies from its stockholders. In addition to solicitation of proxies by mail, SWS will request that banks, brokers, and other record holders send proxies and proxy material to the beneficial owners of SWS common stock and secure their voting instructions. SWS will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, SWS may use several of its regular employees, who will not be specially compensated, to solicit proxies from SWS stockholders, either personally or by telephone, facsimile, letter or other electronic means. SWS has made arrangements with MacKenzie Partners, Inc. to assist SWS in soliciting proxies and has agreed to pay them $30,000, plus reasonable expenses for these services. In addition, Hilltop has made arrangements with Innisfree M&A Incorporated to provide advisory services in connection with the merger that may include the solicitation of proxies and has agreed to pay them $25,000 plus reasonable expenses for these services.

Record Date

The close of business on October 3, 2014 has been fixed as the record date for determining the SWS stockholders entitled to receive notice of and to vote at the SWS special meeting. At that time, 48,456,850 shares of SWS common stock were outstanding, held by approximately 98 holders of record.

Quorum

In order to conduct business at the SWS special meeting, there must be a quorum. A quorum is the number of shares that must be present at the meeting, either in person or by proxy. To have a quorum at the special meeting requires the presence of stockholders or their proxies who are entitled to cast at least a majority of the votes that all stockholders are entitled to cast. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.

You are entitled to one vote for each share of SWS common stock you held as of the record date.

Vote Required

Approval of the merger proposal requires the affirmative vote of a majority of the shares of SWS common stock outstanding on the record date for the SWS special meeting. Because the affirmative vote of the holders of at least a majority of the shares of SWS common stock outstanding on the record date for the SWS special meeting is needed to approve the merger proposal, an abstention or a broker non-vote will have the effect of a vote against the merger proposal. Approval of the compensation proposal and the adjournment proposal require, in each case, the affirmative vote of a majority of the shares of SWS common stock represented in person or by proxy at the SWS special meeting and entitled to vote on such proposal. An abstention or broker non-vote will have no effect on the compensation proposal or the adjournment proposal. Each holder of SWS common stock will be entitled to one vote per share on each of the proposals presented at the SWS annual meeting. As of the date of this proxy statement/prospectus, Hilltop owns 10,171,039 shares of SWS common stock, or approximately 21.0% of the currently outstanding SWS common shares.

Every SWS stockholder’s vote is important. The SWS board of directors urges SWS stockholders to promptly vote by: (1) completing, signing, dating and mailing your proxy card in the enclosed postage paid return envelope as soon as possible; (2) calling the toll-free number listed on the SWS proxy card; or (3) accessing the internet site listed on the SWS proxy card. If you hold your stock in “street name” through a bank or broker, please direct your bank or broker to vote in accordance with the instruction form included with these materials and forwarded to you by your bank or broker.

Shares Held by Officers and Directors

As of the record date, to the knowledge of SWS, directors and executive officers of SWS had the right to vote approximately 2,425,026 shares of SWS common stock (not including the shares held by Hilltop described below), or approximately 5% of the outstanding shares of SWS common stock entitled to vote at the special meeting. We currently expect that each of these individuals will vote their shares of SWS common stock in favor of the proposals to be presented at the special meeting.

Shares Held by Hilltop

As of the date of this proxy statement/prospectus, Hilltop owns 10,171,039 shares of SWS common stock, or approximately 21.0% of the currently outstanding SWS common shares. Hilltop has agreed in the merger agreement to vote any shares of SWS that it owns as of the record date for the SWS special meeting in favor of approval and adoption of the merger agreement.

Recommendation of the SWS Board of Directors

The SWS board of directors (other than Messrs. Gerald J. Ford and J. Taylor Crandall, who recused themselves), upon the unanimous recommendation of the Special Committee, has approved the merger agreement and the transactions contemplated thereby, including the merger. See “The Merger—Reasons for the Merger” and “The Merger—Recommendation of the SWS Board of Directors” included elsewhere in this proxy statement/prospectus for a more detailed discussion of the SWS board of directors’ recommendation.

The SWS board of directors (other than Messrs. Gerald J. Ford and J. Taylor Crandall, who recused themselves) recommends that you vote your shares as follows:

•	“FOR” the adoption and approval of the merger agreement;

•	“FOR” the approval, on a non-binding, advisory basis, of the compensation that may be paid or would be payable to SWS’s named executive officers that is based on or otherwise relates to the merger; and

•	“FOR” the approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the merger proposal

Attending the Special Meeting

All holders of SWS common stock, including holders of record and stockholders who hold their stock through banks, brokers, nominees or any other holder of record, are invited to attend the SWS special meeting. Only stockholders of record on the record date can vote in person at the SWS special meeting. If you are not a stockholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the SWS special meeting. If you plan to attend the SWS special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. SWS reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

Delivery of Proxy Materials

As permitted by applicable law, only one copy of this joint proxy statement/prospectus is being delivered to stockholders residing at the same address, unless such stockholders have notified SWS of their desire to receive multiple copies of the joint proxy statement/prospectus.

SWS will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any stockholder residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to Investor Relations, at 1201 Elm Street, Suite 3500, Dallas, Texas 75270 or by telephone at (214) 859-1800.

Appraisal/Dissenter’s Rights

Section 262 of the DGCL provides holders of shares of SWS common stock with the right to dissent from the merger and seek appraisal of their shares of SWS common stock in accordance with Delaware law. A holder of shares of SWS common stock who properly seeks appraisal and complies with the applicable requirements under Delaware law, referred to as a dissenting stockholder, will forego the merger consideration and instead receive a cash payment equal to the fair value of such stockholder’s shares of SWS common stock in connection with the merger. Fair value will be determined by the Delaware Court of Chancery following an appraisal proceeding. Dissenting stockholders will not know the appraised fair value at the time such holders must elect whether to seek appraisal. The ultimate amount dissenting stockholders receive in an appraisal proceeding may be more or less than, or the same as, the amount such holders would have received under the merger agreement.

To seek appraisal, a stockholder of SWS must strictly comply with all of the procedures required under Delaware law, including:

•	delivering a written demand for appraisal to SWS before the vote is taken on the merger agreement at the SWS special meeting;

•	not voting in favor of the merger proposal; and

•	continuing to hold its shares of common stock through the effective time of the merger.

In connection with the foregoing, SWS stockholders who wish to seek appraisal should note that:

•	if you return a signed proxy without voting instructions, your proxy will be voted as recommended by the SWS board of directors and you may lose dissenters’ rights;

•	if you return a signed proxy with instructions to vote “FOR” the merger agreement, your shares will be voted in favor of the merger agreement and you will lose dissenters’ rights; and

•	if you wish to dissent and you execute and return a proxy, you must specify that your shares are to be either voted “AGAINST” or “ABSTAIN” with respect to approval of the merger.

Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights.

For a further description of the appraisal rights available to SWS stockholders and procedures required to exercise appraisal rights, see the section entitled “The Merger—Appraisal/Dissenters’ Rights” included elsewhere in this joint proxy statement/prospectus and the provisions of the DGCL that grant appraisal rights and govern such procedures which are attached as Annex C to this document. If a stockholder of SWS holds shares of SWS common stock through a bank, brokerage firm or other nominee and the SWS stockholder wishes to exercise appraisal rights, such stockholder should consult with such stockholder’s bank, brokerage firm or nominee. In view of the complexity of Delaware law, SWS stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

PROPOSALS SUBMITTED TO SWS STOCKHOLDERS

Adoption and Approval of the Merger Agreement (Proposal 1)

This proxy statement/prospectus is being furnished to SWS stockholders as part of the solicitation of proxies by the SWS board of directors for use at the SWS special meeting to consider and vote on the proposal to adopt and approve the merger agreement. IF SWS STOCKHOLDERS FAIL TO ADOPT AND APPROVE THE MERGER AGREEMENT, THE MERGER CANNOT BE COMPLETED. Holders of SWS common stock should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

After careful consideration, upon the unanimous recommendation of the Special Committee, the SWS board of directors (other than Messrs. Gerald J. Ford and J. Taylor Crandall, who recused themselves) determined that the merger agreement and the transactions contemplated thereby were advisable and fair to and in the best interests of the SWS stockholders and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. See “The Merger—Reasons for the Merger” and “The Merger—Recommendation of the SWS Board of Directors” included elsewhere in this proxy statement/prospectus for a more detailed discussion of the SWS board of directors’ recommendation.

Approval of the merger proposal requires the affirmative vote of a majority of the shares of SWS common stock outstanding on the record date for the SWS special meeting.

The SWS board of directors (other than Messrs. Gerald J. Ford and J. Taylor Crandall, who recused themselves) recommends that its stockholders vote “FOR” the adoption and approval of the merger agreement. For a discussion of interests of SWS’s directors and executive officers in the merger that may be different from, or in addition to, the interest of SWS stockholders generally, see “The Merger—Interests of SWS Certain Directors and Executive Officers in the Merger” included elsewhere in this proxy statement/prospectus.

Non-Binding Advisory Vote Approving Compensation (Proposal 2)

The Dodd-Frank Act and Rule 14a-21(c) under the Exchange Act require SWS to provide its stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or would be payable to the named executive officers of SWS that is based on or otherwise relates to the merger. Information required by Item 402(t) of Regulation S-K concerning this compensation, subject to certain assumptions described herein, is presented under the heading “The Merger—Interests of SWS Directors and Executive Officers in the Merger—Golden Parachute Compensation.”

Accordingly, SWS is requesting that holders of SWS common stock approve the following resolution:

“RESOLVED, that the stockholders of SWS Group, Inc. approve, on a non-binding advisory basis, the compensation that may be paid or would be payable to its named executive officers that is based on or otherwise relates to the merger, as disclosed in the proxy statement/prospectus relating to the SWS special meeting in the table titled “Golden Parachute Compensation” pursuant to Item 402(t) of Regulation S-K, including the related footnotes and associated narrative discussion.”

Approval of this proposal is not a condition to completion of the merger. While the SWS board of directors intends to consider the vote resulting from this proposal, the vote is advisory, and therefore not binding on SWS or on Hilltop or the board of directors or the compensation committees of SWS or Hilltop. Accordingly, such compensation, including amounts that SWS is contractually obligated to pay, would still be payable regardless of the outcome of this advisory vote, subject only to the conditions applicable thereto.

Approval of the compensation proposal requires the affirmative vote of a majority of the shares of SWS common stock represented in person or by proxy at the special meeting and entitled to vote on the proposal.

The SWS board of directors recommends (other than Messrs. Gerald J. Ford and J. Taylor Crandall, who recused themselves) that its stockholders vote “FOR” the approval, on a non-binding, advisory basis, of the compensation that may be paid or would be payable to SWS’s named executive officers that is based on or otherwise relates to the merger.

Approval of the Adjournment or Postponement of the SWS Special Meeting (Proposal 3)

The SWS special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the merger proposal.

If, at the SWS special meeting, the number of shares of SWS common stock present or represented and voting in favor of the merger proposal is insufficient to approve such proposal, SWS intends to move to adjourn the SWS special meeting in order to solicit additional proxies for the adoption and approval of the merger agreement. In accordance with the SWS bylaws, a vote to approve the proposal to adjourn the SWS special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the SWS special meeting to approve the merger proposal may be taken in the absence of a quorum. SWS does not intend to call a vote on this proposal if the merger proposal has been approved at the SWS special meeting.

In this proposal, SWS is asking its stockholders to authorize the holder of any proxy solicited by the SWS board of directors to vote in favor of granting discretionary authority to proxy holders, and each of them individually, to adjourn the SWS special meeting to another time and place for the purpose of soliciting additional proxies. If SWS stockholders approve this adjournment proposal, SWS could adjourn the SWS special meeting and any adjourned session of the SWS special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from SWS stockholders who have previously voted.

Approval of the adjournment proposal requires the affirmative vote of a majority of the shares of SWS common stock represented in person or by proxy at the SWS special meeting and entitled to vote on the proposal.

The SWS board of directors (other than Messrs. Gerald J. Ford and J. Taylor Crandall, who recused themselves) recommends that holders of SWS common stock vote “FOR” the approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement.

INFORMATION ABOUT THE COMPANIES—HILLTOP

Unless the context otherwise indicates, all references in this “Information About the Companies—Hilltop” section to the “Company,” “we,” “us,” “our” or “ours” or similar words are to Hilltop Holdings Inc. and its direct and indirect wholly owned subsidiaries (and, for avoidance of doubt, do not refer to SWS), references to “Hilltop” refer solely to Hilltop Holdings Inc., references to “PlainsCapital” refer to PlainsCapital Corporation (a wholly owned subsidiary of Hilltop), references to the “Bank” refer to PlainsCapital Bank (a wholly owned subsidiary of PlainsCapital), references to “FNB” refer to First National Bank, references to “First Southwest” refer to First Southwest Holdings, LLC (a wholly owned subsidiary of the Bank) and its subsidiaries as a whole, references to “FSC” refer to First Southwest Company (a wholly owned subsidiary of First Southwest), references to “PrimeLending” refer to PrimeLending, a PlainsCapital Company (a wholly owned subsidiary of the Bank) and its subsidiaries as a whole, and references to “NLC” refer to National Lloyds Corporation (a wholly owned subsidiary of Hilltop) and its subsidiaries as a whole.

Business

Company Background

Beginning in 1995, we operated as several companies under the name “Affordable Residential Communities” or “ARC,” a Maryland corporation. We engaged in the business of acquiring, renovating, repositioning and operating manufactured home communities, as well as certain related businesses.

In January 2007, we acquired NLC, a property and casualty insurance holding company.

On July 31, 2007, we sold substantially all of the operating assets used in our manufactured home communities business and our retail sales and financing business to American Residential Communities LLC. In conjunction with this transaction, we transferred to the buyer the rights to the “Affordable Residential Communities” name, changed our name to Hilltop Holdings Inc., and moved our headquarters to Dallas, Texas. As a result, our primary operations from August 2007 through November 2012 were limited to providing fire and homeowners insurance to low value dwellings and manufactured homes primarily in Texas and other areas of the southern United States through NLC. NLC operates through its wholly owned subsidiaries, National Lloyds Insurance Company (“NLIC”) and American Summit Insurance Company (“ASIC”).

On November 30, 2012, we acquired PlainsCapital Corporation through a plan of merger (the “PlainsCapital Merger”), whereby PlainsCapital Corporation merged into our wholly owned subsidiary, which continued as the surviving entity under the name “PlainsCapital Corporation”. Concurrent with the consummation of the PlainsCapital Merger, we became a financial holding company registered under the Bank Holding Company Act of 1956 (the “Bank Holding Company Act”), as amended by the Gramm-Leach-Bliley Act of 1999 (the “Gramm-Leach-Bliley Act”).

On September 13, 2013, the Bank assumed substantially all of the liabilities, including all of the deposits, and acquired substantially all of the assets, of FNB from the FDIC, as receiver, and reopened former FNB branches acquired from the FDIC under the “PlainsCapital Bank” name (the “FNB Transaction”).

We intend to make acquisitions with certain of the remaining proceeds from the American Residential Communities transaction and, if necessary or appropriate, from additional equity or debt financing sources.

Following the PlainsCapital Merger, our primary line of business has been to provide business and consumer banking services from offices located throughout central, north and west Texas through the Bank. The acquisition of FNB’s expansive branch network allows the Bank to further develop its Texas footprint through expansion into the Rio Grande Valley, Houston, Corpus Christi, Laredo and El Paso

markets, among others. In addition to the Bank, our other subsidiaries have specialized areas of expertise that allow us to provide an array of financial products and services such as mortgage origination, insurance and financial advisory services.

At June 30, 2014, on a consolidated basis, we had total assets of $9.4 billion, total deposits of $6.2 billion, total loans, including loans held for sale, of $6.0 billion and stockholders’ equity of $1.4 billion. Our operating results beginning December 1, 2012 include the banking, mortgage origination and financial advisory operations acquired in the PlainsCapital Merger and the results of our banking operations include the operations acquired in the FNB Transaction since September 14, 2013.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “HTH.”

Our principal office is located at 200 Crescent Court, Suite 1330, Dallas, Texas 75201, and our telephone number at that location is (214) 855-2177. Our internet address is www.hilltop-holdings.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available on our website at http://ir.hilltop-holdings.com/ under the tab “SEC Filings” as soon as reasonably practicable after we electronically file such reports with, or furnish them to, the Securities and Exchange Commission (the “SEC”). The references to our website in this proxy statement/prospectus are inactive textual references only. The information on our website is not incorporated by reference into this proxy statement/prospectus.

Organizational Structure

Our organizational structure is comprised of two primary operating business units, NLC (insurance) and PlainsCapital (financial services and products). Within the PlainsCapital unit are three primary wholly owned operating subsidiaries: the Bank, PrimeLending and First Southwest. The following provides additional details regarding our updated organizational structure at June 30, 2014.

Geographic Dispersion of our Businesses

The Bank provides traditional banking services, residential mortgage lending, wealth and investment management, treasury management and capital equipment leasing. Substantially all of our banking operations are in Texas, and as a result of the FNB Transaction, the Bank has a presence in every major market in Texas.

For the year ended December 31, 2013, approximately 66% of PrimeLending’s origination volume was concentrated in nine states (none of the other states in which PrimeLending operated during 2013 had volume of 3% or more). The following table is a summary of the origination volume by state for the year ended December 31, 2013 (dollars in thousands).

		% of
	Volume	Total
Texas	$2,660,810	22.56%
California	2,082,184	17.66%
North Carolina	618,802	5.25%
Virginia	466,531	3.96%
Florida	456,643	3.87%
Arizona	392,006	3.32%
Maryland	385,215	3.27%
Ohio	383,518	3.25%
Washington	360,100	3.05%
All other states	3,986,753	33.81%

	$11,792,562	100.00%

Our insurance products are distributed through a broad network of independent agents and a select number of managing general agents, referred to as MGAs, which are concentrated in five states (none of the other states in which we operated during 2013 had gross written premiums of 3% or more). The following table sets forth our total gross written premiums by state for the periods shown (dollars in thousands).

	Year Ended December 31,
		% of		% of		% of
	2013	Total	2012	Total	2011	Total
Texas	$125,696	69.1%	$118,361	69.5%	$117,046	73.0%
Oklahoma	16,494	9.1%	15,398	9.1%	10,804	6.7%
Arizona	15,904	8.7%	13,914	8.2%	12,376	7.7%
Tennessee	10,589	5.8%	10,527	6.2%	9,489	5.9%
Georgia	6,393	3.5%	5,454	3.2%	4,380	2.7%
All other states	6,892	3.8%	6,547	3.8%	6,346	4.0%

Total	$181,968	100.0%	$170,201	100.0%	$160,441	100.0%

FSC, a diversified investment banking firm and a registered broker-dealer, competes for business nationwide. Public finance financial advisory revenues, of which 76% are from entities located in Texas, represent a significant portion of total segment revenues.

Business Segments

Under U.S. generally accepted accounting principles (“GAAP”), our two business units are comprised of four reportable business segments organized primarily by the core products offered to the segments’ respective customers: banking, mortgage origination, insurance and financial advisory. These segments reflect the manner in which operations are managed and the criteria used by our chief operating decision maker function to evaluate segment performance, develop strategy and allocate resources. Our chief operating decision maker function consists of the President and Chief Executive Officer of Hilltop and the Chief Executive Officer of PlainsCapital.

For more financial information about each of our business segments, see “—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” herein. See also Note 30 in the notes to our audited consolidated financial statements included herein.

Banking

The banking segment includes the operations of the Bank and, since September 14, 2013, the operations acquired in the FNB Transaction. At June 30, 2014, our banking segment had $8.2 billion in assets and total deposits of $6.0 billion. The primary sources of our deposits are residents and businesses located in Texas.

Business Banking. Our business banking customers primarily consist of agribusiness, energy, health care, institutions of higher education, real estate (including construction and land development) and wholesale/retail trade companies. We provide these customers with extensive banking services, such as Internet banking, business check cards and other add-on services as determined on a customer-by-customer basis. Our treasury management services, which are designed to reduce the time, burden and expense of collecting, transferring, disbursing and reporting cash, are also available to our business customers. We offer these business customers lines of credit, equipment loans and leases, letters of credit, agricultural loans, commercial real estate loans and other loan products.

The table below sets forth a distribution of the banking segment’s non-covered and covered loans, classified by portfolio segment and segregated between those considered to be purchased credit impaired (“PCI”) loans and all other originated or acquired loans at December 31, 2013 (dollars in thousands). PCI loans showed evidence of credit deterioration that makes it probable that all contractually required principal and interest payments will not be collected. The banking segment’s loan portfolio includes “covered loans” acquired in the FNB Transaction that are subject to loss-share agreements with the FDIC, while all other loans held by the Bank are referred to as “non-covered loans.” The commercial and industrial non-covered loans category includes a $1.3 billion warehouse line of credit extended to PrimeLending, of which $1.0 billion was drawn at December 31, 2013, as well as term loans at First Southwest that had an outstanding balance of $23.0 million at December 31, 2013. Amounts advanced against the warehouse line and the First Southwest term loans are included in the table below, but are eliminated from the consolidated balance sheets.

Non-covered loans	Loans, excluding PCI Loans	PCI Loans	Total Loans	% of Total Non-Covered Loans
Commercial and industrial:
Secured	$2,229,778	$35,372	$2,265,150	53.3%
Unsecured	106,855	1,444	108,299	2.6%
Real estate:
Secured by commercial properties	1,045,964	36,255	1,082,219	25.5%
Secured by residential properties	373,242	2,995	376,237	8.9%
Construction and land development:
Residential construction loans	65,079	—	65,079	1.5%
Commercial construction loans and land development	279,655	19,817	299,472	7.0%
Consumer	51,067	4,509	55,576	1.3%

Total non-covered loans	$4,151,640	$100,392	$4,252,032	100.0%

Covered loans	Loans, excluding PCI Loans	PCI Loans	Total Loans	% of Total Covered Loans
Commercial and industrial:
Secured	$24,913	$28,520	$53,433	5.3%
Unsecured	3,620	9,890	13,510	1.4%
Real estate:
Secured by commercial properties	64,819	365,306	430,125	42.7%
Secured by residential properties	158,485	199,372	357,857	35.6%
Construction and land development:
Residential construction loans	7,463	4,705	12,168	1.2%
Commercial construction loans and land development	17,913	121,363	139,276	13.8%

Total covered loans	$277,213	$729,156	$1,006,369	100.0%

Our lending policies seek to achieve the goal of establishing an asset portfolio that will provide a return on stockholders’ equity sufficient to maintain capital to assets ratios that meet or exceed established regulations. In support of that goal, we have designed our underwriting standards to determine:

•	That our borrowers possess sound ethics and competently manage their affairs;

•	That we know the source of the funds the borrower will use to repay the loan;

•	That the purpose of the loan makes economic sense; and

•	That we identify relevant risks of the loan and determine that the risks are acceptable.

We implement our underwriting standards according to the facts and circumstances of each particular loan request, as discussed below.

Commercial and industrial loans are primarily made within Texas and are underwritten on the basis of the borrower’s ability to service the debt from cash flow from an operating business. In general, commercial and industrial loans involve more credit risk than residential and commercial mortgage loans and, therefore, usually yield a higher return. The increased risk in commercial and industrial loans results primarily from the type of collateral securing these loans, which typically includes commercial real estate, accounts receivable, equipment and inventory. Additionally, increased risk arises from the expectation that commercial and industrial loans generally will be serviced principally from operating cash flow of the business, and such cash flows are dependent upon successful business operations. Historical trends have shown these types of loans to have higher delinquencies than mortgage loans. As a result of the additional risk and complexity associated with commercial and industrial loans, such loans require more thorough underwriting and servicing than loans to individuals. To manage these risks, our policy is to attempt to secure commercial and industrial loans with both the assets of the borrowing business and other additional collateral and guarantees that may be available. In addition, depending on the size of the credit, we actively monitor the financial condition of the borrower by analyzing the borrower’s financial statements and assessing certain financial measures, including cash flow, collateral value and other appropriate credit factors. We also have processes in place to analyze and evaluate on a regular basis our exposure to industries, products, market changes and economic trends.

The Bank also offers term financing on commercial real estate properties that include retail, office, multi-family, industrial, warehouse and non-owner occupied single family residences. Commercial mortgage lending can involve high principal loan amounts, and the repayment of these loans is dependent, in large part, on a borrower’s on-going business operations or on income generated from the properties that are leased to third parties. Accordingly, we apply the measures described above for commercial and industrial loans to our commercial real estate lending, with increased emphasis on analysis of collateral values. As a general practice, the Bank requires its commercial mortgage loans to (i) be secured with first lien positions on the underlying property, (ii) generate adequate equity margins, (iii) be serviced by businesses operated by an established management team and (iv) be guaranteed by the principals of the borrower. The Bank seeks lending opportunities where cash flow from the collateral provides adequate debt service coverage and/or the guarantor’s net worth is comprised of assets other than the project being financed.

The Bank offers construction financing for (i) commercial, retail, office, industrial, warehouse and multi-family developments, (ii) residential developments and (iii) single family residential properties. Construction loans involve additional risks because loan funds are advanced upon the security of a project under construction, and the project is of uncertain value prior to its completion. If the Bank is forced to foreclose on a project prior to completion, it may not be able to recover the entire unpaid portion of the loan. Additionally, it may be required to fund additional amounts to complete a project and may have to hold the property for an indeterminate period of time. Because of uncertainties inherent in estimating construction costs, the market value of the completed project and the effects of governmental regulation on real property, it can be difficult to accurately evaluate the total funds required to complete a project and the related loan-to-value ratio. As a result of these uncertainties, construction lending often involves the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project rather than the ability of a borrower or guarantor to repay the loan. We generally require that the subject property of a construction loan for commercial real estate be pre-leased, since cash flows from the completed project provide the most reliable source of repayment for the loan. Loans to finance these transactions are generally secured by first liens on the underlying real property. The Bank conducts periodic completion inspections, either directly or through an agent, prior to approval of periodic draws on these loans.

In addition to the real estate lending activities described above, a portion of the Bank’s real estate portfolio consists of single family residential mortgage loans typically collateralized by owner occupied properties located in its market areas. These residential mortgage loans are generally secured by a first lien on the underlying property and have maturities up to thirty years. At December 31, 2013, the Bank had $582.6 million in one-to-four family residential loans, which represented 12.9% of its total loans held for investment.

Personal Banking. We offer a broad range of personal banking products and services for individuals. Similar to our business banking operations, we also provide our personal banking customers with a variety of add-on features such as check cards, safe deposit boxes, Internet banking, bill pay, overdraft privilege services, gift cards and access to automated teller machine (ATM) facilities throughout the United States. We offer a variety of deposit accounts to our personal banking customers including savings, checking, interest-bearing checking, money market and certificates of deposit.

We loan to individuals for personal, family and household purposes, including lines of credit, home improvement loans, home equity loans, credit cards and loans for purchasing and carrying securities. At December 31, 2013, we had $55.6 million of loans for these purposes, which are shown in the non-covered loans table above as “Consumer.”

Wealth and Investment Management. Our private banking team personally assists high net worth individuals and their families with their banking needs, including depository, credit, asset management, and trust and estate services. We offer trust and asset management services in order to assist these customers in managing, and ultimately transferring, their wealth. Our wealth management services provide personal trust, investment management and employee benefit plan administration services, including estate planning, management and administration, investment portfolio management, employee benefit accounts and individual retirement accounts.

Mortgage Origination

Our mortgage origination segment operates through a wholly owned subsidiary of the Bank, PrimeLending. Founded in 1986, PrimeLending is a residential mortgage banker licensed to originate and close loans in all 50 states and the District of Columbia. At June 30, 2014, it operated from over 300 locations in 42 states. During 2013, PrimeLending originated approximately 23% of its mortgages from its Texas locations and approximately 18% of its mortgages from locations in California. The mortgage lending business is subject to seasonality, as we typically experience increased loan origination volume from purchases of homes during the spring and summer, when more people tend to move and buy or sell homes, and the overall demand for mortgage loans is driven largely by the applicable interest rates at any given time.

PrimeLending handles loan processing, underwriting and closings in-house. Mortgage loans originated by PrimeLending are funded through a warehouse line of credit maintained with the Bank. PrimeLending sells substantially all mortgage loans it originates to various investors in the secondary market, the majority with servicing released. While PrimeLending’s loan origination volume has decreased since the second quarter of 2013, PrimeLending increased the amount of loans on which it retained servicing. As mortgage loans are sold in the secondary market, PrimeLending pays down its warehouse line of credit with the Bank. Loans sold are subject to certain standard indemnification provisions with investors, including the repurchase of loans sold and the repayment of sales proceeds to investors under certain conditions.

Our mortgage lending underwriting strategy, driven in large measure by secondary market investor standards, seeks primarily to originate conforming loans. Our underwriting practices include:

•	granting loans on a sound and collectible basis;

•	obtaining a balance between maximum yield and minimum risk;

•	ensuring that primary and secondary sources of repayment are adequate in relation to the amount of the loan; and

•	ensuring that each loan is properly documented and, if appropriate, adequately insured.

Since its inception, PrimeLending has grown from a staff of 20 individuals producing approximately $80 million in annual closed mortgage loan volume to a staff of approximately 2,600 producing $11.8 billion in 2013. PrimeLending offers a variety of loan products catering to the specific needs of borrowers seeking purchase or refinancing options, including 30-year and 15-year fixed rate conventional mortgages, adjustable rate mortgages, jumbo loans, and Federal Housing Administration (“FHA”) and Veteran Affairs (“VA”) loans. Mortgage loans originated by PrimeLending are secured by a first lien on the underlying property. PrimeLending does not currently originate subprime loans (which we define to be loans to borrowers having a Fair Isaac Corporation (FICO) score lower than 620 on conventional mortgages and VA loans or 600 on FHA loans or loans that do not comply with applicable agency or investor-specific underwriting guidelines).

Insurance

The operations of NLC comprise our insurance segment. NLC specializes in providing fire and limited homeowners insurance for low value dwellings and manufactured homes primarily in Texas and other areas of the south, southeastern and southwestern United States. NLC’s product lines also include enhanced homeowners products offering higher coverage limits with distribution restricted to select agents. NLC targets underserved markets through a broad network of independent agents currently operating in 14 states and a select number of MGAs, which require underwriting expertise that many larger carriers have been unwilling to develop given the relatively small volume of premiums produced by local agents.

Ratings. Many insurance buyers, agents and brokers use the ratings assigned by A.M. Best and other rating agencies to assist them in assessing the financial strength and overall quality of the companies from which they purchase insurance. The ratings for NLIC and ASIC of “A” (Excellent) were affirmed by A.M. Best in April 2014. An “A” rating is the third highest of 16 rating categories used by A.M. Best. In evaluating a company’s financial and operating performance, A.M. Best reviews a company’s profitability, leverage and liquidity, as well as its book of business, the adequacy and soundness of its reinsurance, the quality and estimated market value of its assets, the adequacy of its liabilities for losses and loss adjustment expenses (“LAE”), the adequacy of its surplus, its capital structure, the experience and competence of its management and its market presence. This rating assignment is subject to the ability to meet A.M. Best’s expectations as to performance and capitalization on an ongoing basis, and is subject to revocation or revision at any time at the sole discretion of A.M. Best. NLC cannot ensure that NLIC and ASIC will maintain their present ratings.

Product Lines. NLC’s business is conducted in two product lines: personal lines and commercial lines. The personal lines include homeowners, dwelling fire, manufactured home, flood and vacant policies. The commercial lines include commercial multi-peril, builders risk, builders risk renovation, sports liability and inland marine policies.

The NLC companies specialize in writing fire and homeowners insurance coverage for low value dwellings and manufactured homes. The vast majority of NLC’s property coverage is written on policies that provide actual cash value payments, as opposed to replacement cost. Under actual cash value policies, the insured is entitled to receive only the cost of replacing or repairing damaged or destroyed property with comparable new property, less depreciation. Replacement cost does not include such a deduction for depreciation. In 2010, NLC expanded its homeowners insurance products to include replacement cost coverage, which also includes limited water coverage. These new products have been marketed and sold primarily in Texas. The development and implementation of these new products contributed to the premium growth at NLC since 2011. Rate increases and exposure management are expected to moderate future policy growth.

Underwriting and Pricing. NLC applies its regional expertise, underwriting discipline and a risk-adjusted, return-on-equity-based approach to capital allocation to primarily offer short-tail insurance products in its target markets. NLC’s underwriting process involves securing an adequate level of underwriting information from its independent agents, identifying and evaluating risk exposures and then pricing the risks it chooses to accept. Management reviews pricing on an ongoing basis to monitor any emerging issues on a specific coverage or geographic territory.

Catastrophe Exposure. NLC maintains a comprehensive risk management strategy, which includes actively monitoring its catastrophe prone territories by zip code to ensure a diversified book of risks. NLC utilizes software and risk support from its reinsurance brokers to analyze its portfolio and catastrophe exposure. Biannually, NLC has its entire portfolio analyzed by its reinsurance broker who utilizes hurricane and severe storm models to predict risk.

Reinsurance. NLC purchases reinsurance to reduce its exposure to liability on individual risks and claims and to protect against catastrophe losses. NLC’s management believes that less volatile, yet reasonable returns are in the long-term interest of NLC.

Reinsurance involves an insurance company transferring, or ceding, a portion of its risk to another insurer, the reinsurer. The reinsurer assumes the exposure in return for a portion of the premium. The ceding of risk to a reinsurer does not legally discharge the primary insurer from its liability for the full amount of the policies on which it obtains reinsurance. Accordingly, the primary insurer remains liable for the entire loss if the reinsurer fails to meet its obligations under the reinsurance agreement, and as a result, the primary insurer is exposed to the risk of non-payment by its reinsurers. In formulating its reinsurance programs, NLC believes that it is selective in its choice of reinsurers and considers numerous factors, the most important of which are the financial stability of the reinsurer, its history of responding to claims and its overall reputation.

NLC purchases catastrophe excess of loss reinsurance to a limit that exceeds the Hurricane 200-year return time as modeled by RMS Risk Link v.13.0 and equals the Hurricane 500-year return time as modeled by AIR Classic v.15.0.

Liabilities for Unpaid Losses and Loss Adjustment Expenses. NLC’s liabilities for losses and loss adjustment expenses include liabilities for reported losses, liabilities for incurred but not reported, or IBNR, losses and liabilities for LAE, less a reduction for reinsurance recoverables related to those liabilities. The amount of liabilities for reported claims is based primarily on a claim-by-claim evaluation of coverage, liability, injury severity or scope of property damage, and any other information considered relevant to estimating exposure presented by the claim. The amounts of liabilities for IBNR losses and LAE are estimated on the basis of historical trends, adjusted for changes in loss costs, underwriting standards, policy provisions, product mix and other factors. Estimating the liability for unpaid losses and LAE is inherently judgmental and is influenced by factors that are subject to significant variation. Liabilities for LAE are intended to cover the ultimate cost of settling claims, including investigation and defense of lawsuits resulting from such claims. Based upon the contractual terms of the reinsurance agreements, reinsurance recoverables offset, in part, NLC’s gross liabilities.

Significant periods of time can elapse between the occurrence of an insured loss, the reporting of the loss to the insurer and the insurer’s payment of that loss. NLC’s liabilities for unpaid losses represent the best estimate at a given point in time of what it expects to pay claimants, based on facts, circumstances and historical trends then known. During the loss settlement period, additional facts regarding individual claims may become known and, consequently, it often becomes necessary to refine and adjust the estimates of liability.

Loss Development. The following tables set forth the annual calendar year-end reserves of NLIC and ASIC since 2004 and the subsequent development of these reserves through December 31, 2013. These tables present accident year development data. The first line of each table shows, for the years indicated, net liability, including IBNR, as originally estimated. The next section sets forth the re-estimates in later years of incurred losses, including payments, for the years indicated. The changes in the original estimate are caused by a combination of factors, including: (1) claims being settled for amounts different than originally estimated; (2) the net liability being increased or decreased for claims remaining open as more information becomes known about those individual claims; and (3) more or fewer claims being reported after December 31, 2004 than had occurred prior to that date. The bottom section of the table shows, by year, the cumulative amounts of net losses and LAE paid as of the end of each succeeding year.

The “net cumulative redundancy (deficiency)” represents, as of December 31, 2013, the difference between the latest re-estimated net liability and the net liability as originally estimated for losses and LAE retained by us. A redundancy means the original estimate was higher than the current estimate; and a deficiency means that the original estimate was lower than the current estimate. The following loss development tables for NLIC and ASIC are presented net of reinsurance recoverable (in thousands).

National Lloyds Insurance Company

	Year Ended December 31,
	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
Original Reserve*	$33,951	$41,282	$47,684	$44,613	$65,592	$60,392	$55,482	$81,589	$87,943	$86,524

1 year later	28,106	36,332	43,640	44,064	64,864	62,337	54,987	82,065	88,708
2 years later	27,593	40,391	43,465	44,134	65,070	62,014	54,672	81,782
3 years later	25,747	41,231	43,394	43,950	64,702	61,759	54,554
4 years later	25,712	39,735	43,387	43,788	64,569	61,328
5 years later	25,579	39,699	43,366	43,649	64,547
6 years later	25,582	39,675	43,365	43,679
7 years later	25,568	39,674	43,363
8 years later	25,565	39,677
9 years later	25,565

Net cumulative redundancy (deficiency)	8,386	1,605	4,321	934	1,045	(936)	928	(193)	(765)

Cumulative amount of net liability paid as of:

1 year later	24,747	32,871	42,301	42,478	63,761	59,977	53,387	79,853	82,762
2 years later	25,149	34,625	42,668	43,245	64,203	60,517	53,872	80,591
3 years later	25,388	36,157	43,140	43,495	64,391	61,081	54,161
4 years later	25,462	39,533	43,361	43,563	64,477	61,233
5 years later	25,521	39,646	43,365	43,648	64,538
6 years later	25,538	37,674	43,365	43,650
7 years later	25,564	39,674	43,363
8 years later	25,565	39,677
9 years later	25,565

American Summit Insurance Company

	Year Ended December 31,
	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
Original Reserve*	$8,297	$11,041	$13,003	$9,351	$12,769	$9,773	$12,486	$14,829	$13,547	$15,152

1 year later	7,388	9,932	13,014	9,154	12,009	9,423	13,153	14,126	13,235
2 years later	6,999	9,918	12,998	9,335	11,943	9,088	12,974	14,044
3 years later	6,859	9,918	13,435	9,235	11,880	9,023	12,873
4 years later	6,772	9,797	13,216	9,200	12,048	8,701
5 years later	6,714	9,820	13,195	9,197	12,342
6 years later	6,787	9,815	13,188	9,196
7 years later	6,743	9,812	13,187
8 years later	6,730	9,913
9 years later	6,730

Net cumulative redundancy (deficiency)	1,567	1,128	(184)	155	427	1,072	(387)	785	312

Cumulative amount of net liability paid as of:

1 year later	6,566	9,341	12,429	8,732	11,560	8,800	12,390	13,511	12,423
2 years later	6,610	9,578	12,639	9,095	11,637	8,803	12,632	13,842
3 years later	6,682	9,679	13,326	9,193	11,726	8,917	12,792
4 years later	6,699	9,740	13,161	9,196	12,040	8,672
5 years later	6,714	9,813	13,188	9,196	12,341
6 years later	6,720	9,813	13,188	9,196
7 years later	6,723	9,812	13,187
8 years later	6,730	9,813
9 years later	6,730

*	Including amounts paid in respective year.

Please refer to Note 28 in the notes to Hilltop’s audited consolidated financial statements included in this proxy statement/prospectus for a reconciliation of the reserves presented in the tables above to the reserves for losses and loss adjustment expenses set forth in the consolidated balance sheets at December 31, 2013 and 2012.

Current loss reserve development has been generally favorable with the exception of accident year 2012. Accident years 2007 through 2011 have shown cumulative favorable loss development of $3.8 million through December 31, 2013. Accident year 2012 had net unfavorable loss development of $0.5 million, with unfavorable development of $0.8 million at NLIC, offset by favorable loss development of $0.3 million at ASIC. The unfavorable loss development at NLIC is significantly attributable to extraordinary increases in losses from wind and hail losses and storms that occurred in Texas during 2012.

The following table is a reconciliation of the gross liability to net liability for losses and loss adjustment expenses (in thousands).

	December 31,*
	2007	2008	2009	2010	2011	2012	2013
Gross unpaid losses	$18,091	$34,023	$33,780	$58,882	$44,835	$34,012	$27,468
Reinsurance recoverable	(2,692)	(14,613)	(21,102)	(43,773)	(25,083)	(10,385)	(4,508)

Net unpaid losses	$15,399	$19,410	$12,678	$15,109	$19,752	$23,627	$22,960

*	Information is not presented for the periods ended prior to January 31, 2007, as that is the date Hilltop Holdings Inc. acquired the insurance operations.

The methods that our actuaries utilize to estimate ultimate loss and LAE amounts are the paid and reported loss development method and the paid and reported Bornhuetter-Ferguson method (the “BF method”). Insured losses for a given accident year change in value over time as additional information on claims is received, as claim conditions change and as new claims are reported. This process is commonly referred to as loss development. To project ultimate losses and LAE, our actuaries examine the paid and reported losses and LAE for each accident year and multiply these values by a loss development factor. The selected loss development factors are based upon a review of the loss development patterns indicated in the companies’ historical loss triangles and applicable insurance industry loss development factors.

The BF method is a procedure that weights an expected ultimate loss and LAE amount, and the result of the loss development method. This method is useful when loss data is immature or sparse because it is not as sensitive as the loss development method to unusual variations in the paid or reported amounts. The BF method requires an initial estimate of expected ultimate losses and LAE. For each year, the expected ultimate losses and LAE is based on a review of the ultimate loss ratios indicated in the companies’ historical data and applicable insurance industry ultimate loss ratios. Each loss development factor, paid or reported, implies a certain percent of the ultimate losses and LAE is still unpaid or unreported. The amounts of unpaid or unreported losses and LAE by year are estimated as the percentage unpaid or unreported, times the expected ultimate loss and LAE amounts. To project ultimate losses and LAE, the actual paid or reported losses and LAE to date are added to the estimated unpaid or unreported amounts.

The results of each actuarial method performed by year are reviewed to select an ultimate loss and LAE amount for each accident year. In general, more weight is given to the loss development projections for more mature accident periods and more weight is given to the BF methods for less mature accident periods.

The combination of the methodologies described above is used for all insurance lines of business, regardless of whether the line is a short-tailed or long-tailed line of business, though specific parameter selections within the methods vary to reflect the nature of the underlying line of business. ASIC and NLIC specialize in writing fire and extended coverage for low-value dwellings, mobile homes and homeowners, which generally are considered short-tailed coverages. In addition, ASIC and NLIC write a small amount of commercial risks, which are still predominantly property coverages, along with some low-limit liability coverages.

The reserve analysis performed by our actuaries provides preliminary central estimates of the unpaid losses and LAE. At each quarter-end, the results of the reserve analysis are summarized and discussed with our senior management. The senior management group considers many factors in determining the amount of reserves to record for financial statement purposes. These factors include the extent and timing of any recent catastrophic events, historical pattern and volatility of the actuarial indications, the sensitivity of the actuarial indications to changes in paid and reported loss patterns, the consistency of claims handling processes, the consistency of case reserving practices, changes in our pricing and underwriting, and overall pricing and underwriting trends in the insurance market.

In arriving at our best estimate of the unpaid losses and LAE, and based on management discussion with our actuaries, we would consider reasonably likely changes in the key assumptions, such as the underlying loss development pattern or the expected loss ratio, to have an impact on our best estimate by plus or minus 10%. At December 31, 2013, this equates to approximately plus or minus $2.3 million, or 1.8% of insurance segment equity, and 2.1% of calendar year 2013 insurance losses.

Financial Advisory

Our financial advisory segment operates through First Southwest. FSC, a wholly owned subsidiary of First Southwest, is a diversified investment banking firm and a registered broker-dealer with the SEC and the Financial Industry Regulatory Authority (“FINRA”) and a member of the New York Stock Exchange. First Southwest’s primary focus is on providing public finance services.

At June 30, 2014, First Southwest employed approximately 400 people and maintained 25 locations nationwide, nine of which are in Texas. At June 30, 2014, First Southwest had consolidated assets of $712.7 million, maintained $120.4 million in equity capital and had more than 1,600 public sector clients.

First Southwest has four primary lines of business: (i) public finance, (ii) capital markets, (iii) correspondent clearing services, and (iv) asset management.

Public Finance. First Southwest’s public finance group represents its largest department. This group advises cities, counties, school districts, utility districts, tax increment zones, special districts, state agencies and other governmental entities nationwide. In addition, the group provides specialized advisory and investment banking services for airports, convention centers, healthcare institutions, institutions of higher education, housing, industrial development agencies, toll road authorities, and public power and utility providers.

Capital Markets. Through its capital markets group, First Southwest trades fixed income securities to support sales and other customer activities, underwrites tax-exempt and taxable fixed income securities and trades equities on an agency basis on behalf of its retail and institutional clients. In addition, First Southwest provides asset and liability management advisory services to community banks.

Correspondent Clearing Services. The correspondent clearing services group offers omnibus and fully disclosed clearing services to FINRA member firms for trade executing, clearing and back office services. Services are provided to approximately 80 correspondent firms.

Asset Management. First Southwest Asset Management is an investment advisor registered under the Investment Advisers Act of 1940 providing state and local governments with advice and assistance with respect to arbitrage rebate compliance, portfolio management and local government investment pool administration. In the area of arbitrage rebate, First Southwest Asset Management advises municipalities with respect to the emerging regulations relating to arbitrage rebates. Further, First Southwest Asset Management assists governmental entities with the complexities of investing public funds in the fixed income markets. As an investment adviser registered with the SEC, First Southwest Asset Management promotes cash management-based investment strategies that seek to adhere to the standards imposed by the fiduciary responsibilities of investment officers of public funds. At June 30, 2014, First Southwest Asset Management served as investment manager of $6.8 billion in short-term fixed income portfolios of municipal governments and investment adviser for $5.1 billion invested by municipal governments, and a group within FSC served as administrator for local government investment pools totaling $7.8 billion.

Competition

We face significant competition with respect to the business segments in which we operate and the geographic markets we serve. Many of our competitors have substantially greater financial resources, lending limits and larger branch networks than we do, and offer a broader range of products and services.

Our lending and mortgage origination competitors include commercial banks, savings banks, savings and loan associations, credit unions, finance companies, pension trusts, mutual funds, insurance companies, mortgage bankers and brokers, brokerage and investment banking firms, asset-based non-bank lenders, government agencies and certain other non-financial institutions. Competition for deposits and in providing lending and mortgage origination products and services to businesses in our market area is intense and pricing is important. Other factors encountered in competing for savings deposits are convenient office locations, interest rates and fee structures of products offered. Direct competition for savings deposits also comes from other commercial bank and thrift institutions, money market mutual funds and corporate and government securities that may offer more attractive rates than insured depository institutions are willing to pay. Competition for loans includes such additional factors as interest rates, loan origination fees and the range of services offered by the provider. We seek to distinguish ourselves from our competitors through our commitment to personalized customer service and responsiveness to customer needs while providing a range of competitive loan and deposit products and other services.

Our insurance business competes with a large number of other companies in its selected lines of business, including major U.S. and non-U.S. insurers, regional companies, mutual companies, specialty insurance companies, underwriting agencies and diversified financial services companies. The personal lines market in Texas is dominated by a few large carriers and their subsidiaries and affiliates. We seek to distinguish ourselves from our competitors by targeting underserved market segments that provide us with the best opportunity to obtain favorable policy terms, conditions and pricing.

We also face significant competition for financial advisory services on a number of factors, including price, perceived expertise, quality of advice, range of services, innovation and local presence. Our financial advisory business competes directly with numerous other financial advisory and investment banking firms, broker-dealers and banks, including large national and major regional firms and smaller niche companies, some of whom are not broker-dealers and, therefore, are not subject to the broker-dealer regulatory framework.

Employees

At June 30, 2014, we employed approximately 4,400 people, substantially all of which are full-time. None of our employees are represented by any collective bargaining unit or a party to any collective bargaining agreement.

Government Supervision and Regulation

General

We are subject to extensive regulation under federal and state laws. The regulatory framework is intended primarily for the protection of customers and clients of our financial advisory services, depositors, borrowers, the insurance funds of the FDIC and the Securities Investment Protection Corporation (the “SIPC”) and the banking system as a whole, and not for the protection of our stockholders or creditors. In many cases, the applicable regulatory authorities have broad enforcement power over bank holding companies, banks and their subsidiaries, including the power to impose substantial fines and other penalties for violations of laws and regulations. The following discussion describes the material elements of the regulatory framework that applies to us and our subsidiaries. References in this discussion to applicable statutes and regulations are brief summaries thereof, do not purport to be complete, and are qualified in their entirety by reference to such statutes and regulations.

Recent Regulatory Developments. New regulations and statutes are regularly proposed and/or adopted that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of financial institutions operating and doing business in the United States. Certain of these recent proposals and changes are described below.

On July 21, 2010, President Obama signed into law the Dodd-Frank Act. The Dodd-Frank Act aims to restore responsibility and accountability to the financial system by significantly altering the regulation of financial institutions and the financial services industry. Most of the provisions contained in the Dodd-Frank Act have delayed effective dates. Full implementation of the Dodd-Frank Act will require many new rules to be issued by federal regulatory agencies over the next several years, which will profoundly affect how financial institutions will be regulated in the future. The ultimate effect of the Dodd-Frank Act and its implementing regulations on the financial services industry in general, and on us in particular, is uncertain at this time.

The Dodd-Frank Act, among other things:

•	Established the Consumer Financial Protection Bureau (the “CFPB”), an independent organization within the Federal Reserve which has the authority to promulgate consumer protection regulations applicable to all entities offering consumer financial products or services, including banks and mortgage originators. The CFPB has broad rule-making authority for a wide range of consumer protection laws, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The CFPB has exclusive examination authority and primary enforcement authority with respect to financial institutions with total assets of more than $10.0 billion and their affiliates for purposes of federal consumer protection laws. After June 30, 2011, a financial institution becomes subject to the CFPB’s exclusive examination authority and primary enforcement authority after it has reported total assets of greater than $10.0 billion in its quarterly call reports for four consecutive quarters.

•	Established the Financial Stability Oversight Council, tasked with the authority to identify and monitor institutions and systems which pose a systemic risk to the financial system, and to impose standards regarding capital, leverage, liquidity, risk management, and other requirements for financial firms.

•	Changed the base for FDIC insurance assessments.

•	Increased the minimum reserve ratio for the Deposit Insurance Fund from 1.15% to 1.35% (the FDIC subsequently increased it by regulation to 2.00%).

•	Permanently increased the deposit insurance coverage amount from $100,000 to $250,000.

•	Directed the Federal Reserve to establish interchange fees for debit cards pursuant to a restrictive “reasonable and proportional cost” per transaction standard.

•	Limits the ability of banking organizations to sponsor or invest in private equity and hedge funds and to engage in proprietary trading in a provision known as the “Volcker Rule”.

•	Grants the U.S. government authority to liquidate or take emergency measures with respect to troubled nonbank financial companies that fall outside the existing resolution authority of the FDIC, including the establishment of an orderly liquidation fund.

•	Increases regulation of asset-backed securities, including a requirement that issuers of asset-backed securities retain at least 5% of the risk of the asset-backed securities.

•	Increases regulation of consumer protections regarding mortgage originations, including banker compensation, minimum repayment standards, and prepayment consideration.

•	Establishes new disclosure and other requirements relating to executive compensation and corporate governance.

On June 21, 2010, the Federal Reserve Board, the Office of the Comptroller of the Currency, the Office of Thrift Supervision and the FDIC jointly issued comprehensive final guidance on incentive compensation policies (the “Incentive Compensation Guidance”) intended to ensure that the incentive compensation policies of banking organizations do not undermine the safety and soundness of such organizations by encouraging excessive risk-taking. The Incentive Compensation Guidance sets expectations for banking organizations concerning their incentive compensation arrangements and related risk-management, control and governance processes. The Incentive Compensation Guidance, which covers all employees that have the ability to materially affect the risk profile of an organization, either individually or as part of a group, is based upon three primary principles: (i) balanced risk-taking incentives, (ii) compatibility with effective controls and risk management, and (iii) strong corporate governance. Any deficiencies in compensation practices that are identified may be incorporated into the organization’s supervisory ratings, which can affect its ability to make acquisitions or perform other actions. In addition, under the Incentive Compensation Guidance, a banking organization’s federal supervisor may initiate enforcement action if the organization’s incentive compensation arrangements pose a risk to the safety and soundness of the organization.

On April 14, 2011, the Federal Reserve Board and various other federal agencies published a notice of proposed rulemaking implementing provisions of the Dodd-Frank Act that would require reporting of incentive-based compensation arrangements by a covered financial institution and prohibit incentive-based compensation arrangements at a covered financial institution that provide excessive compensation or that could expose the institution to inappropriate risks that could lead to material financial loss. The Dodd-Frank Act defines “covered financial institution” to include, among other entities, a depository institution or depository institution holding company that has $1 billion or more in assets. There are enhanced requirements for institutions with more than $50 billion in assets. The proposed rule states that it is consistent with the Incentive Compensation Guidance.

On January 10, 2013, the CFPB issued a final rule to implement the “qualified mortgage”, or “QM” provisions of the Dodd-Frank Act requiring mortgage lenders to consider consumers’ ability to repay home loans before extending them credit. The final rule describes certain minimum requirements for creditors making ability-to-repay determinations, but does not dictate that they follow particular underwriting models. Lenders will be presumed to have complied with the ability-to-repay rule if they issue “qualified mortgages”, which are generally defined as mortgage loans prohibiting or limiting certain risky features. Loans that do not meet the ability-to-repay standard can be challenged in court by borrowers who default and the absence of ability-to-repay status can be used against a creditor in foreclosure proceedings. The CFPB’s QM rule took effect on January 10, 2014.

In December 2013, U.S. regulators issued final regulations to implement the Volcker Rule. The Volcker Rule will, over time, prohibit “banking entities,” including Hilltop and its subsidiaries, from engaging in certain prohibited “proprietary trading” activities, as defined in the Volcker Rule regulations, subject to specified exemptions. The Volcker Rule will also require banking entities to either restructure or unwind certain investments and relationships with “covered funds,” as defined in the Volcker Rule regulations. Banking entities have until July 21, 2015 to bring all of their activities and investments into conformance with the Volcker Rule, subject to possible extensions. The Volcker Rule requires banking entities to establish comprehensive compliance programs designed to help ensure and monitor compliance with restrictions under the Volcker Rule. We are continuing to evaluate the effects of the final regulations implementing the Volcker Rule, but we do not currently anticipate that the Volcker Rule will have a material effect on our operations.

We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

Hilltop

Hilltop is a legal entity separate and distinct from PlainsCapital and its other subsidiaries. On November 30, 2012, concurrent with the consummation of the PlainsCapital Merger, Hilltop became a financial holding company registered under the Bank Holding Company Act, as amended by the Gramm-Leach-Bliley Act. Accordingly, it is subject to supervision, regulation and examination by the Federal Reserve Board. The Dodd-Frank Act, Gramm-Leach-Bliley Act, the Bank Holding Company Act and other federal laws subject financial and bank holding companies to particular restrictions on the types of activities in which they may engage and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations.

Changes of Control. Federal and state laws impose additional notice, approval and ongoing regulatory requirements on any investor that seeks to acquire direct or indirect “control” of a regulated holding company, such as Hilltop. These laws include the Bank Holding Company Act, the Change in Bank Control Act and the Texas Insurance Code. Among other things, these laws require regulatory filings by an investor that seeks to acquire direct or indirect “control” of a regulated holding company. The determination whether an investor “controls” a regulated holding company is based on all of the facts and circumstances surrounding the investment. As a general matter, an investor is deemed to control a depository institution or other company if the investor owns or controls 25% or more of any class of voting stock. Subject to rebuttal, an investor may be presumed to control the regulated holding company if the investor owns or controls 10% or more of any class of voting stock. Accordingly, these laws would apply to a person acquiring 10% or more of Hilltop’s common stock. Furthermore, these laws may discourage potential acquisition proposals and may delay, deter or prevent change of control transactions, including those that some or all of our stockholders might consider to be desirable.

Regulatory Restrictions on Dividends; Source of Strength. It is the policy of the Federal Reserve Board that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company’s ability to serve as a source of strength to its banking subsidiaries. The Dodd-Frank Act requires the regulatory agencies to issue regulations requiring that all bank and savings and loan holding companies serve as a source of financial and managerial strength to their subsidiary depository institutions by providing capital, liquidity and other support in times of financial stress; however, no such proposals have yet been published.

Under Federal Reserve Board policy, a bank holding company is expected to act as a source of financial strength to each of its banking subsidiaries and commit resources to their support. Such support may be required at times when, absent this Federal Reserve Board policy, a holding company may not be inclined to provide it. As discussed herein, a bank holding company, in certain circumstances, could be required to guarantee the capital plan of an undercapitalized banking subsidiary.

Scope of Permissible Activities. Under the Bank Holding Company Act, Hilltop and PlainsCapital generally may not acquire a direct or indirect interest in, or control of more than 5% of, the voting shares of any company that is not a bank or bank holding company. Additionally, the Bank Holding Company Act prohibits Hilltop from engaging in activities other than those of banking, managing or controlling banks or furnishing services to, or performing services for, its subsidiaries, except that it may engage in, directly or indirectly, certain activities that the Federal Reserve Board has determined to be closely related to banking or managing and controlling banks as to be a proper incident thereto. In approving acquisitions or the addition of activities, the Federal Reserve Board considers, among other things, whether the acquisition or the additional activities can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh such possible adverse effects as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices.

Notwithstanding the foregoing, the Gramm-Leach-Bliley Act, effective March 11, 2000, eliminated the barriers to affiliations among banks, securities firms, insurance companies and other financial service providers and permits bank holding companies to become financial holding companies and thereby affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. The Gramm-Leach-Bliley Act defines “financial in nature” to include: securities underwriting; dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; merchant banking activities; and activities that the Federal Reserve Board has determined to be closely related to banking. Prior to enactment of the Dodd-Frank Act, regulatory approval was not required for a financial holding company to acquire a company, other than a bank or savings association, engaged in activities that were financial in nature or incidental to activities that were financial in nature, as determined by the Federal Reserve Board.

Under the Gramm-Leach-Bliley Act, a bank holding company may become a financial holding company by filing a declaration with the Federal Reserve Board if each of its subsidiary banks is “well capitalized” under the Federal Deposit Insurance Corporation Improvement Act prompt corrective action provisions, is “well managed”, and has at least a “satisfactory” rating under the Community Reinvestment Act of 1977 (the “CRA”). The Dodd-Frank Act underscores the criteria for becoming a financial holding company by amending the Bank Holding Company Act to require that bank holding companies be “well capitalized” and “well managed” in order to become financial holding companies. Hilltop became a financial holding company on December 1, 2012.

Safe and Sound Banking Practices. Bank holding companies are not permitted to engage in unsafe and unsound banking practices. The Federal Reserve Board’s Regulation Y, for example, generally requires a holding company to give the Federal Reserve Board prior notice of any redemption or repurchase of its equity securities, if the consideration to be paid, together with the consideration paid for any repurchases or redemptions in the preceding year, is equal to 10% or more of the company’s consolidated net worth. In addition, bank holding companies are required to consult with the Federal Reserve Board prior to making any redemption or repurchase, even within the foregoing parameters. The Federal Reserve Board may oppose the transaction if it believes that the transaction would constitute an unsafe or unsound practice or would violate any law or regulation. Depending upon the circumstances, the Federal Reserve Board could take the position that paying a dividend would constitute an unsafe or unsound banking practice.

The Federal Reserve Board has broad authority to prohibit activities of bank holding companies and their nonbanking subsidiaries that represent unsafe and unsound banking practices or that constitute violations of laws or regulations, and can assess civil money penalties for certain activities conducted on a knowing and reckless basis, if those activities caused a substantial loss to a depository institution. The penalties can be as high as $1.425 million for each day the activity continues. In addition, the Dodd-Frank Act authorizes the Federal Reserve Board to require reports from and examine bank holding companies and their subsidiaries, and to regulate functionally regulated subsidiaries of bank holding companies.

Anti-tying Restrictions. Subject to various exceptions, bank holding companies and their affiliates are generally prohibited from tying the provision of certain services, such as extensions of credit, to certain other services offered by a bank holding company or its affiliates.

Capital Adequacy Requirements. The Federal Reserve Board currently uses a system of risk-based capital guidelines to evaluate the capital adequacy of bank holding companies. Under the guidelines, a risk weight factor of 0% to 100% is assigned to each category of assets based generally on the perceived credit risk of the asset class. The risk weights are then multiplied by the corresponding asset balances to determine a “risk-weighted” asset base. Under the Federal Reserve Board’s current regulatory capital standards, at least half of the risk-based capital must consist of core (Tier 1) capital, which is comprised of:

•	common stockholders’ equity (includes common stock and any related surplus, undivided profits, disclosed capital reserves that represent a segregation of undivided profits and foreign currency translation adjustments, excluding changes in other comprehensive income (loss));

•	certain noncumulative perpetual preferred stock and related surplus; and

•	minority interests in the equity capital accounts of consolidated subsidiaries (excludes goodwill and various intangible assets).

Under the Federal Reserve Board’s current regulatory capital standards, the remainder, supplementary (Tier 2) capital, may consist of:

•	allowance for loan losses, up to a maximum of 1.25% of risk-weighted assets;

•	certain perpetual preferred stock and related surplus;

•	hybrid capital instruments;

•	perpetual debt;

•	mandatory convertible debt securities;

•	term subordinated debt;

•	intermediate term preferred stock; and

•	certain unrealized holding gains on equity securities.

Total capital is the sum of Tier 1 and Tier 2 capital. Under the Federal Reserve Board’s current regulatory capital standards, the guidelines require a minimum ratio of total capital to total risk-weighted assets of 8.0% (of which at least 4.0% is required to consist of Tier 1 capital elements). At June 30, 2014, our ratio of Tier 1 capital to total risk-weighted assets was 18.11% and our ratio of total capital to total risk-weighted assets was 18.79%.

In addition to the risk-based capital guidelines, the Federal Reserve Board uses a leverage ratio as an additional tool to evaluate the capital adequacy of bank holding companies. The leverage ratio is a company’s Tier 1 capital divided by its average total consolidated assets. We are required to maintain a leverage ratio of 4.0%, and, at June 30, 2014, our leverage ratio was 13.51%.

The federal banking agencies’ risk-based and leverage ratios are minimum supervisory ratios generally applicable to banking organizations that meet certain specified criteria, assuming that they have the highest regulatory rating. Banking organizations not meeting these criteria are expected to operate with capital positions well above the minimum ratios. The federal bank regulatory agencies may set capital requirements for a particular banking organization that are higher than the minimum ratios when circumstances warrant. Federal Reserve Board guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

The Dodd-Frank Act directs federal banking agencies to establish minimum leverage capital requirements and minimum risk-based capital requirements for insured depository institutions, depository institution holding companies, and nonbank financial companies supervised by the Federal Reserve Board. These minimum capital requirements may not be less than the “generally applicable leverage and risk-based capital requirements” applicable to insured depository institutions, in effect applying the same leverage and risk-based capital requirements that apply to insured depository institutions to most bank holding companies. Beginning on January 1, 2015, Hilltop, PlainsCapital and the Bank will become subject to new capital rules based on Basel III requirements. These requirements are discussed below.

Imposition of Liability for Undercapitalized Subsidiaries. Bank regulators are required to take “prompt corrective action” to resolve problems associated with insured depository institutions whose capital declines below certain levels. In the event an institution becomes “undercapitalized,” it must submit a capital restoration plan. The capital restoration plan will not be accepted by the regulators unless each company having control of the undercapitalized institution guarantees the subsidiary’s compliance with the capital restoration plan up to a certain specified amount. Any such guarantee from a depository institution’s holding company is entitled to a priority of payment in bankruptcy.

The aggregate liability of the holding company of an undercapitalized bank is limited to the lesser of 5% of the institution’s assets at the time it became undercapitalized or the amount necessary to cause the institution to be “adequately capitalized.” The bank regulators have greater power in situations where an institution becomes “significantly” or “critically” undercapitalized or fails to submit a capital restoration plan. For example, a bank holding company controlling such an institution can be required to obtain prior Federal Reserve Board approval of proposed dividends, or might be required to consent to a consolidation or to divest the troubled institution or other affiliates.

Acquisitions by Bank Holding Companies. The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve Board before it may acquire all or substantially all of the assets of any bank, or ownership or control of any voting shares of any bank, if after such acquisition it would own or control, directly or indirectly, more than 5% of the voting shares of such bank. In approving bank acquisitions by bank holding companies, the Federal Reserve Board is required to consider, among other things, the financial and managerial resources and future prospects of the bank holding company and the banks concerned, the convenience and needs of the communities to be served, and various competitive factors. In addition, the Dodd-Frank Act requires the Federal Reserve Board to consider “the risk to the stability of the U.S. banking or financial system” when evaluating acquisitions of banks and nonbanks under the Bank Holding Company Act. With respect to interstate acquisitions, the Dodd-Frank Act amends the Bank Holding Company Act by raising the standard by which interstate bank acquisitions are permitted from a standard that the acquiring bank holding company be “adequately capitalized” and “adequately managed”, to the higher standard of being “well capitalized” and “well managed”.

Control Acquisitions. The Change in Bank Control Act prohibits a person or group of persons from acquiring “control” of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, would, under the circumstances set forth in the presumption, constitute acquisition of control of such company.

In addition, an entity is required to obtain the approval of the Federal Reserve Board under the Bank Holding Company Act before acquiring 25% (5% in the case of an acquirer that is a bank holding company) or more of any class of our outstanding common stock, or otherwise obtaining control or a “controlling influence” over us.

Emergency Economic Stabilization Act of 2008 and the Small Business Jobs Act of 2010. The U.S. Congress, the U.S. Department of the Treasury (“U.S. Treasury”) and the federal banking regulators took broad action beginning in early September 2008 to address volatility in the U.S. banking system. The Emergency Economic Stabilization Act of 2008 authorized the U.S. Treasury to purchase from financial institutions and their holding companies certain mortgage loans, mortgage-backed securities and certain other financial instruments, including debt and equity securities issued by financial institutions and their holding companies in the Troubled Asset Relief Program (“TARP”) Capital Purchase Program.

On December 19, 2008, PlainsCapital sold 87,631 shares of its Fixed Rate Cumulative Perpetual Stock, Series A and a warrant to purchase, upon net exercise, 4,382 shares of its Fixed Rate Cumulative Perpetual Stock, Series B to the U.S. Treasury for $87.6 million pursuant to the TARP Capital Purchase Program. The U.S. Treasury immediately exercised its warrant on December 19, 2008, and PlainsCapital issued the underlying shares of its Series B Preferred Stock to the U.S. Treasury. On September 27, 2011, PlainsCapital entered into a Securities Purchase Agreement with the Secretary of the Treasury (the “Purchase Agreement”) pursuant to which PlainsCapital issued 114,068 shares of its newly designated Non-Cumulative Perpetual Preferred Stock, Series C for a total purchase price of $114,068,000. The proceeds from the sale of PlainsCapital’s Series C Preferred Stock were used to redeem and repurchase PlainsCapital’s Series A and Series B Preferred Stock. PlainsCapital’s Series C Preferred Stock was issued pursuant to the Small Business Lending Fund program, a $30 billion fund established under the Small Business Jobs Act of 2010 that was created to encourage lending to small businesses by providing capital to qualified community banks with assets of less than $10 billion. In connection with the PlainsCapital Merger, Hilltop assumed PlainsCapital’s obligations under the Purchase Agreement and redeemed PlainsCapital’s outstanding Series C Preferred Stock in exchange for the Non-Cumulative Perpetual Preferred Stock, Series B of Hilltop (the “Hilltop Series B Preferred Stock”).

On November 29, 2012, Hilltop filed with the State Department of Assessments and Taxation of the State of Maryland articles supplementary for the Hilltop Series B Preferred Stock, setting forth its terms. Holders of the Hilltop Series B Preferred Stock are entitled to noncumulative cash dividends at a fluctuating dividend rate based on the Bank’s level of qualified small business lending (“QSBL”). The Hilltop Series B Preferred Stock is non-voting, except in limited circumstances, and ranks senior to Hilltop’s common stock with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding up of Hilltop.

The terms of the Hilltop Series B Preferred Stock restrict Hilltop’s ability to pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment on its common stock and other Hilltop capital stock ranking junior to the Hilltop Series B Preferred Stock, and on other preferred stock and other stock ranking on a parity with the Hilltop Series B Preferred Stock, in the event that Hilltop does not declare dividends on the Hilltop Series B Preferred Stock during any dividend period.

The Hilltop Series B Preferred Stock qualifies as Tier 1 capital and is entitled to receive non-cumulative dividends, payable quarterly, on each January 1, April 1, July 1 and October 1. Until December 31, 2013, the dividend rate, as a percentage of the liquidation amount (being $1,000 per share of Series B Preferred Stock), fluctuated based upon changes in the level of QSBL by the Bank. From January 1, 2014 until March 26, 2016, the dividend rate is fixed at 5.0% based upon the Bank’s level of QSBL at September 30, 2013. Beginning March 27, 2016, the dividend rate on any outstanding shares of Hilltop Series B Preferred Stock will be fixed at nine percent (9%) per annum.

Except as noted in the next sentence, the Hilltop Series B Preferred Stock may be redeemed at any time at the Company’s option, at a redemption price of 100 percent of the liquidation amount (being $1,000 per share of Series B Preferred Stock) plus accrued but unpaid dividends to the date of redemption for the current period, subject to approval of the Federal Reserve Board. In the agreement and plan of merger with PlainsCapital Corporation, the Company agreed not to redeem or otherwise acquire the Hilltop Series B Preferred Stock prior to the second anniversary of the closing date of the PlainsCapital Merger, or November 30, 2014. For more information, see “Risk Factors—Risks Relating to Hilltop’s Business—The Treasury’s investment in us imposes restrictions and obligations upon us that could adversely affect the rights of our common stockholders.”

Governmental Monetary Policies. Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the U.S. government and its agencies. The monetary policies of the Federal Reserve Board have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve Board affect the levels of bank loans, investments and deposits through its influence over the issuance of U.S. government securities, its regulation of the discount rate applicable to member banks and its influence over reserve requirements to which member banks are subject. We cannot predict the nature or impact of future changes in monetary and fiscal policies.

PlainsCapital Bank

The Bank is subject to various requirements and restrictions under the laws of the United States, and to regulation, supervision and regular examination by the Texas Department of Banking. The Bank, as a state member bank, is also subject to regulation and examination by the Federal Reserve Board. As a bank with less than $10 billion in assets, the Bank became subject to the regulations issued by the CFPB on July 21, 2011, although the Federal Reserve Board continued to examine the Bank for compliance with federal consumer protection laws. As of June 30, 2014, the Bank’s total assets were $8.2 billion. If the Bank’s total assets were to increase, either organically or through an acquisition, merger or combination, to over $10.0 billion (as measured on four consecutive quarterly call reports of the Bank and any institutions it acquires), the Bank would become subject to the CFPB’s supervisory and enforcement authority with respect to federal consumer financial laws beginning in the following quarter. The Bank is also an insured depository institution and, therefore, subject to regulation by the FDIC, although the Federal Reserve Board is the Bank’s primary federal regulator. The Federal Reserve Board, the Texas Department of Banking, the CFPB and the FDIC have the power to enforce compliance with applicable banking statutes and regulations. Such requirements and restrictions include requirements to maintain reserves against deposits, restrictions on the nature and amount of loans that may be made and the interest that may be charged thereon and restrictions relating to investments and other activities of the Bank. In July 2010, the FDIC voted to revise its Memorandum of Understanding with the primary federal regulators to enhance the FDIC’s existing backup authorities over insured depository institutions that the FDIC does not directly supervise. As a result, the Bank may be subject to increased supervision by the FDIC.

Restrictions on Transactions with Affiliates. Transactions between the Bank and its nonbanking affiliates, including Hilltop and PlainsCapital, are subject to Section 23A of the Federal Reserve Act. In general, Section 23A imposes limits on the amount of such transactions, and also requires certain levels of collateral for loans to affiliated parties. It also limits the amount of advances to third parties that are collateralized by the securities or obligations of Hilltop or its subsidiaries. Among other changes, the Dodd-Frank Act expands the definition of “covered transactions” and clarifies the amount of time that the collateral requirements must be satisfied for covered transactions, and amends the definition of “affiliate” in Section 23A to include “any investment fund with respect to which a member bank or an affiliate thereof is an investment advisor.”

Affiliate transactions are also subject to Section 23B of the Federal Reserve Act, which generally requires that certain transactions between the Bank and its affiliates be on terms substantially the same, or at least as favorable to the Bank, as those prevailing at the time for comparable transactions with or involving other nonaffiliated persons. The Federal Reserve has also issued Regulation W, which codifies prior regulations under Sections 23A and 23B of the Federal Reserve Act and interpretive guidance with respect to affiliate transactions.

Loans to Insiders. The restrictions on loans to directors, executive officers, principal stockholders and their related interests (collectively referred to herein as “insiders”) contained in the Federal Reserve Act and Regulation O apply to all insured institutions and their subsidiaries and holding companies. These restrictions include limits on loans to one borrower and conditions that must be met before such a loan can be made. There is also an aggregate limitation on all loans to insiders and their related interests. These loans cannot exceed the institution’s total unimpaired capital and surplus, and the Federal Reserve Board may determine that a lesser amount is appropriate. Insiders are subject to enforcement actions for knowingly accepting loans in violation of applicable restrictions. The Dodd-Frank Act amends the statutes placing limitations on loans to insiders by including credit exposures to the person arising from a derivatives transaction, repurchase agreement, reverse repurchase agreement, securities lending transaction, or securities borrowing transaction between the member bank and the person within the definition of an extension of credit.

Restrictions on Distribution of Subsidiary Bank Dividends and Assets. Dividends paid by the Bank have provided a substantial part of PlainsCapital’s operating funds and for the foreseeable future it is anticipated that dividends paid by the Bank to PlainsCapital will continue to be PlainsCapital’s and Hilltop’s principal source of operating funds. Capital adequacy requirements serve to limit the amount of dividends that may be paid by the Bank. Pursuant to the Texas Finance Code, a Texas banking association may not pay a dividend that would reduce its outstanding capital and surplus unless it obtains the prior approval of the Texas Banking Commissioner. Additionally, the FDIC and the Federal Reserve Board have the authority to prohibit Texas state banks from paying a dividend when they determine the dividend would be an unsafe or unsound banking practice. As a member of the Federal Reserve System, the Bank must also comply with the dividend restrictions with which a national bank would be required to comply. Those provisions are generally similar to those imposed by the state of Texas. Among other things, the federal restrictions require that if losses have at any time been sustained by a bank equal to or exceeding its undivided profits then on hand, no dividend may be paid.

In the event of a liquidation or other resolution of an insured depository institution, the claims of depositors and other general or subordinated creditors are entitled to a priority of payment over the claims of holders of any obligation of the institution to its stockholders, including any depository institution holding company (such as PlainsCapital and Hilltop) or any stockholder or creditor thereof.

Branching. The establishment of a branch must be approved by the Texas Department of Banking and the Federal Reserve Board, which consider a number of factors, including financial history, capital adequacy, earnings prospects, character of management, needs of the community and consistency with corporate powers. The regulators will also consider the applicant’s CRA record.

Interstate Branching. Effective June 1, 1997, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Riegle-Neal Act”) amended the Federal Deposit Insurance Act and certain other statutes to permit state and national banks with different home states to merge across state lines, with approval of the appropriate federal banking agency, unless the home state of a participating bank had passed legislation prior to May 31, 1997 expressly prohibiting interstate mergers. Under the Riegle-Neal Act amendments, once a state or national bank has established branches in a state, that bank may establish and acquire additional branches at any location in the state at which any bank involved in the interstate merger transaction could have established or acquired branches under applicable federal or state law. If a state opted out of interstate branching within the specified time period, no bank in any other state may establish a branch in the state which has opted out, whether through an acquisition or de novo. Under the Dodd-Frank Act, de novo interstate branching by national banks is permitted if, under the laws of the state where the branch is to be located, a state bank chartered in that state would have been permitted to establish a branch.

Prompt Corrective Action. The Federal Deposit Insurance Corporation Improvement Act of 1991 establishes a system of prompt corrective action to resolve the problems of undercapitalized financial institutions. Under this system, the federal banking regulators have established five capital categories (“well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized”) in which all institutions are placed. Federal banking regulators are required to take various mandatory supervisory actions and are authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories. The severity of the action depends upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

An institution that is categorized as “undercapitalized”, “significantly undercapitalized” or “critically undercapitalized” is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to various limitations. The controlling holding company’s obligation to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary’s assets at the time it became undercapitalized or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval. The regulations also establish procedures for downgrading an institution to a lower capital category based on supervisory factors other than capital.

FDIC Insurance Assessments. The FDIC has adopted a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The system assigns an institution to one of three capital categories: (1) “well capitalized;” (2) “adequately capitalized;” or (3) “undercapitalized.” These three categories are substantially similar to the prompt corrective action categories described above, with the “undercapitalized” category including institutions that are undercapitalized, significantly undercapitalized and critically undercapitalized for prompt corrective action purposes. The FDIC also assigns an institution to one of three supervisory subgroups based on a supervisory evaluation that the institution’s primary federal regulator provides to the FDIC and information that the FDIC determines to be relevant to the institution’s financial condition and the risk posed to the deposit insurance funds. The FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

In 2009, the FDIC adopted a final rule requiring a special assessment on insured institutions as part of its effort to rebuild the FDIC deposit insurance fund (“DIF”). The FDIC administers the DIF, and all insured depository institutions are required to pay assessments to the FDIC that fund the DIF. The Dodd-Frank Act broadens the base for FDIC insurance assessments. Assessments will now be based on the average consolidated total assets less tangible equity capital of a financial institution during the assessment period. On February 7, 2011, the FDIC issued a final rule implementing revisions to the assessment system mandated by the Dodd-Frank Act. The new regulation was effective April 1, 2011 and was reflected in the June 30, 2011 FDIC DIF balance and the invoices for assessments due September 30, 2011. Accruals for DIF assessments were $1.0 million for the year ended December 31, 2013.

The FDIC is required to maintain a designated reserve ratio of the DIF to insured deposits in the United States. The Dodd-Frank Act requires the FDIC to assess insured depository institutions to achieve a DIF ratio of at least 1.35 percent by September 30, 2020. Pursuant to its authority in the Dodd-Frank Act, the FDIC on December 20, 2010, published a final rule establishing a higher long-term target DIF ratio of greater than 2%. Deposit insurance assessment rates are subject to change by the FDIC and will be impacted by the overall economy and the stability of the banking industry as a whole. The FDIC will notify the Bank concerning an assessment rate that we will be charged for the assessment period. As a result of the new regulations, we expect to incur higher annual deposit insurance assessments, which could have a significant adverse impact on our financial condition and results of operations.

The Dodd-Frank Act permanently increased the standard maximum deposit insurance amount from $100,000 to $250,000. The FDIC insurance coverage limit applies per depositor, per insured depository institution for each account ownership category.

The Dodd-Frank Act instituted, for all insured depository institutions, unlimited deposit insurance on noninterest-bearing transaction accounts for the period from December 31, 2010 through December 31, 2012 for all depositors, including consumers, businesses and government entities. This unlimited insurance coverage, which expired on December 31, 2012, was separate from, and in addition to, the insurance coverage provided to a depositor’s other deposit accounts held at an FDIC-insured institution up to the permissible limit of $250,000.

Community Reinvestment Act. The CRA requires, in connection with examinations of financial institutions, that federal banking regulators (in the Bank’s case, the Federal Reserve Board) evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate-income neighborhoods. These facts are also considered in evaluating mergers, acquisitions and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on the Bank. Additionally, the Bank must publicly disclose the terms of various CRA-related agreements.

During the second quarter of 2013, the Bank received a “satisfactory” CRA rating in connection with its most recent CRA performance evaluation. A CRA rating of less than “satisfactory” adversely affects a bank’s ability to establish new branches and impairs a bank’s ability to commence new activities that are “financial in nature” or acquire companies engaged in these activities. See “Risk Factors—Risks Relating to Hilltop’s Business—We are subject to extensive supervision and regulation that could restrict our activities and impose financial requirements or limitations on the conduct of our business and limit our ability to generate income.”

Privacy. Under the Gramm-Leach-Bliley Act, financial institutions are required to disclose their policies for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing nonpublic personal financial information with nonaffiliated third parties except under narrow circumstances, such as the processing of transactions requested by the consumer or when the financial institution is jointly sponsoring a product or service with a nonaffiliated third party. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing to consumers. The Bank and all of its subsidiaries have established policies and procedures to comply with the privacy provisions of the Gramm-Leach-Bliley Act.

Federal Laws Applicable to Credit Transactions. The loan operations of the Bank are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies and preventing identity theft;

•	Fair Debt Collection Practices Act, governing the manner in which consumer debts may be collected by collection agencies;

•	Service Members Civil Relief Act, which amended the Soldiers’ and Sailors’ Civil Relief Act of 1940, governing the repayment terms of, and property rights underlying, secured obligations of persons in military service;

•	The Dodd-Frank Act, which establishes the CFPB, an independent entity within the Federal Reserve, dedicated to promulgating and enforcing consumer protection laws applicable to all entities offering consumer financial services or products; and

•	The rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

Interest and other charges collected or contracted for by the Bank are subject to state usury laws and federal laws concerning interest rates.

Federal Laws Applicable to Deposit Operations. The deposit operations of the Bank are subject to:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Truth in Savings Act, which requires the Bank to disclose the terms and conditions on which interest is paid and fees are assessed in connection with deposit accounts; and

•	Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board and the CFPB to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of ATMs and other electronic banking services. The Dodd-Frank Act amends the Electronic Funds Transfer Act to, among other things, give the Federal Reserve Board the authority to establish rules regarding interchange fees charged for electronic debit transactions by payment card issuers having assets over $10 billion and to enforce a new statutory requirement that such fees be reasonable and proportional to the actual cost of a transaction to the issuer.

Capital Requirements. The Federal Reserve Board and the Texas Department of Banking monitor the capital adequacy of the Bank by using a combination of risk-based guidelines and leverage ratios. The agencies consider the Bank’s capital levels when taking action on various types of applications and when conducting supervisory activities related to the safety and soundness of individual banks and the banking system.

Under the regulatory capital guidelines (without giving effect to Basel III discussed below), the Bank must maintain a total risk-based capital to risk-weighted assets ratio of at least 8.0%, a Tier 1 capital to risk-weighted assets ratio of at least 4.0%, and a Tier 1 capital to average total assets ratio of at least 4.0% (3.0% for banks receiving the highest examination rating) to be considered “adequately capitalized.” See the discussion herein under “The FDIC Improvement Act.” At June 30, 2014, the Bank’s ratio of total risk-based capital to risk-weighted assets was 13.90%, the Bank’s ratio of Tier 1 capital to risk-weighted assets was 13.22% and the Bank’s ratio of Tier 1 capital to average total assets was 9.97%.

BASEL III. In December 2010, the Basel Committee on Banking Supervision (the “Basel Committee”) released revised frameworks for the regulation of capital and liquidity of internationally active banking organizations. These new frameworks are generally referred to as “Basel III.” On July 2, 2013, the Federal Reserve, the FDIC, and the Office of the Comptroller of the Currency released final rules that substantially amend the regulatory risk-based capital rules applicable to the Company and the Bank. These final rules implement the Basel III regulatory capital reforms and changes required by the Dodd-Frank Act. Hilltop, PlainsCapital and the Bank will begin transitioning to the new final rules on January 1, 2015 when new minimum capital requirements, as set forth in the table below, are effective. However, the new capital conservation buffer and certain deductions from common equity Tier 1 capital phase in over a time period from 2015 through 2019.

The following table summarizes the Basel III transition schedule for new ratios and capital definitions beginning January 1, 2015.

Year (as of January 1)	2015	2016	2017	2018	2019
Minimum common equity Tier 1 capital ratio	4.5%	4.5%	4.5%	4.5%	4.5%
Common equity Tier 1 capital conservation buffer	N/A	0.625%	1.25%	1.875%	2.5%
Minimum common equity Tier 1 capital ratio plus capital conservation buffer	4.5%	5.125%	5.75%	6.375%	7.0%
Phase-in of most deductions from common equity Tier 1 (including 10 percent & 15 percent common equity Tier 1 threshold deduction items that are over the limits)(1)	40.0%	60.0%	80.0%	100.0%	100.0%
Minimum Tier 1 capital ratio	6.0%	6.0%	6.0%	6.0%	6.0%
Minimum Tier 1 capital ratio plus capital conservation buffer	N/A	6.625%	7.25%	7.875%	8.5%
Minimum total capital ratio	8.0%	8.0%	8.0%	8.0%	8.0%
Minimum total capital ratio plus conservation buffer	N/A	8.625%	9.25%	9.875%	10.5%

*	N/A means not applicable.
(1)	Deductions from common equity Tier 1 capital include goodwill and other intangibles, deferred tax assets that arise from net operating loss and tax credit carryforwards (above certain levels), gains-on-sale in connection with a securitization, any defined benefit pension fund net asset (for banking organizations that are not insured depository institutions), investments in a banking organization’s own capital instruments, mortgage servicing assets (above certain levels) and investments in the capital of unconsolidated financial institutions (above certain levels).

The new rules take important steps toward improving the quality and increasing the quantity of capital for all banking organizations as well as setting higher standards for large, internationally active banking organizations. The regulatory agencies believe that the new rules will result in capital requirements that better reflect banking organizations’ risk profiles, thereby improving the overall resilience of the banking system. The regulatory agencies carefully considered the potential impacts on all banking organizations, including community banking organizations such as Hilltop and the Bank, and sought to minimize the potential burden of these changes where consistent with applicable law and the agencies’ goals of establishing a robust and comprehensive capital framework.

The new rules treatment of one- to four-family residential mortgage exposures remains the same as under current general risk-based capital rules. This includes a 50 percent risk weight for prudently underwritten first lien mortgage loans that are not past due, reported as nonaccrual, or restructured, and a 100 percent risk weight for all other residential mortgages. Also in the new rules, non-advanced approaches banking organizations, such as Hilltop and the Bank, are given a one-time option to filter certain Accumulated Other Comprehensive Income (“AOCI”) components, comparable to the treatment under the current general risk-based capital rule. The AOCI opt-out election must be made on the institution’s first regulatory filing after January 1, 2015.

The new rules also make certain major changes from the current general risk-based capital rules, including, but not limited to the following:

•	Implementing higher minimum capital requirements, including a new common equity Tier 1 capital requirement, and establishes criteria that instruments must meet in order to be considered common equity Tier 1 capital, additional Tier 1 capital or Tier 2 capital. The new minimum capital to risk-weighted assets requirements are a common equity Tier 1 capital ratio of 4.5 percent and a Tier 1 capital ratio of 6.0 percent (an increase from 4.0 percent), and a total capital ratio that remains at 8.0 percent. The minimum leverage ratio (Tier 1 capital to total assets) is 4.0 percent. The new rules maintain the general structure of the current prompt corrective action framework (described below) while incorporating these increased minimum requirements starting January 1, 2015.

•	Changing the definition of capital by incorporating stricter eligibility criteria for regulatory capital instruments that would disallow the including of instruments such as trust preferred securities in Tier 1 capital going forward, and new constraints on the inclusion of minority interests, mortgage-servicing rights, deferred tax assets, and other certain investments in the capital of unconsolidated financial institutions. In addition, the new rules require that most regulatory capital deductions be made from common equity Tier 1 capital.

•	The Dodd-Frank Act prohibits references to, and reliance on, external credit ratings in the banking regulations and directs the agencies to use alternative standards of creditworthiness. The new rules replace the ratings-based approach with a simplified supervisory formula approach in order to determine the appropriate risk-weights of securitization exposures. Alternatively, banking organizations may use the existing gross-up approach to assign securitization exposures to a risk weight category or choose to assign such exposures a 1,250 percent risk weight.

•	Mortgage servicing assets and deferred tax assets are subject to stricter individual and aggregate limitations as a percentage of common equity Tier 1 capital than those applicable under the current general risk-based capital rules.

•	Increasing the risk weights for past-due loans, certain commercial real estate loans, and some equity exposures, and makes selected other changes in risk-weights and credit conversion factors.

•	In order to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers, a banking organization must hold a capital conservation buffer composed of common equity Tier 1 capital above its minimum risk-based capital requirements. This buffer will help to ensure that banking organizations conserve capital when it is most needed, allowing them to better weather periods of economic stress. The buffer is measured relative to risk-weighted assets. Phase-in of the capital conservation buffer requirements will begin on January 1, 2016.

The following table summarizes how much a banking organization can pay out in the form of distributions or discretionary bonus payments in a quarter based on its capital conservation buffer. A banking organization with a buffer greater than 2.5 percent would not be subject to limits on capital distributions or discretionary bonus payments; however, a banking organization with a buffer of less than 2.5 percent would be subject to increasingly stringent limitations as the buffer approaches zero.

Capital Conservation Buffer (as a percentage of risk-weighted assets)	Maximum Payout (as a percentage of eligible retained income)
Greater than 2.5 percent	No payout limitation applies
Less than or equal to 2.5 percent and greater than 1.875 percent	60 percent
Less than or equal to 1.875 percent and greater than 1.25 percent	40 percent
Less than or equal to 1.25 percent and greater than 0.625 percent	20 percent
Less than or equal to 0.625 percent	0 percent

The new rules also prohibit a banking organization from making distributions or discretionary bonus payments during any quarter if its eligible retained income is negative in that quarter and its capital conservation buffer ratio was less than 2.5 percent at the beginning of the quarter. The eligible retained income of a banking organization is defined as its net income for the four calendar quarters preceding the current calendar quarter, based on the organization’s quarterly regulatory reports, net of any distributions and associated tax effects not already reflected in net income. When the new rules are fully phased-in in 2019, the minimum capital requirements plus the capital conservation buffer will exceed the prompt corrective action well-capitalized thresholds.

Although these new capital ratios do not become effective until 2015 and 2016, the banking regulators will expect bank holding companies and banks to meet these requirements well ahead of that date. The bank regulatory agencies may also set higher capital requirements for holding companies or banks whose circumstances warrant it. For example, holding companies experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. At this time, the bank regulatory agencies are more inclined to impose higher capital requirements in order to meet well-capitalized standards, and future regulatory change could impose higher capital standards as a routine matter.

On January 6, 2013, the Group of Governors and Heads of Supervision, the oversight body of the Basel Committee, met and unanimously endorsed a four year delay in the Basel Committee’s rules establishing a liquidity coverage ratio (“LCR”). Under the revised liquidity requirements, large, internationally active banks would be required to meet 60 percent of the LCR obligations by 2015, and the full rule would be phased in annually through 2019. The proposal would also apply a less stringent, modified LCR to bank holding companies and savings and loan holding companies that are not internally active but have more than $50 billion in total assets, such as the Company. The proposal would not apply to bank holding companies with less than $50 billion in total assets. We continue to monitor developments related to Basel III.

FIRREA. The Financial Institutions Reform, Recovery and Enforcement Act of 1989, or FIRREA, includes various provisions that affect or may affect the Bank. Among other matters, FIRREA generally permits bank holding companies to acquire healthy thrifts as well as failed or failing thrifts. FIRREA removed certain cross marketing prohibitions previously applicable to thrift and bank subsidiaries of a common holding company. Furthermore, a multi-bank holding company may now be required to indemnify the DIF against losses it incurs with respect to such company’s affiliated banks, which in effect makes a bank holding company’s equity investments in healthy bank subsidiaries available to the FDIC to assist such company’s failing or failed bank subsidiaries.

In addition, pursuant to FIRREA, any depository institution that has been chartered less than two years, is not in compliance with the minimum capital requirements of its primary federal banking regulator, or is otherwise in a troubled condition must notify its primary federal banking regulator of the proposed addition of any person to its board of directors or the employment of any person as a senior executive officer of the institution at least 30 days before such addition or employment becomes effective. During such 30 day period, the applicable federal banking regulatory agency may disapprove of the addition of or employment of such director or officer. The Bank is not subject to any such requirements. FIRREA also expanded and increased civil and criminal penalties available for use by the appropriate regulatory agency against certain “institution affiliated parties” primarily including: (i) management, employees and agents of a financial institution; (ii) independent contractors such as attorneys and accountants and others who participate in the conduct of the financial institution’s affairs and who caused or are likely to cause more than minimum financial loss to or a significant adverse effect on the institution, who knowingly or recklessly violate a law or regulation, breach a fiduciary duty or engage in unsafe or unsound practices. Such practices can include the failure of an institution to timely file required reports or the submission of inaccurate reports. Furthermore, FIRREA authorizes the appropriate banking agency to issue cease and desist orders that may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnifications or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets or take other action as determined by the ordering agency to be appropriate.

The FDIC Improvement Act. The Federal Deposit Insurance Corporation Improvement Act of 1991, or FDICIA, made a number of reforms addressing the safety and soundness of the deposit insurance system, supervision of domestic and foreign depository institutions, and improvement of accounting standards. This statute also limited deposit insurance coverage, implemented changes in consumer protection laws and provided for least-cost resolution and prompt regulatory action with regard to troubled institutions.

FDICIA requires every bank with total assets in excess of $500 million to have an annual independent audit made of the bank’s financial statements by a certified public accountant to verify that the financial statements of the bank are presented in accordance with GAAP and comply with such other disclosure requirements as prescribed by the FDIC.

FDICIA also places certain restrictions on activities of banks depending on their level of capital. FDICIA divides banks into five different categories, depending on their level of capital. Under current regulations:

•	a bank is deemed to be “well capitalized” if it has a total Risk-Based Capital Ratio of 10.0% or more, a Tier 1 Capital Ratio of 6.0% or more, a Leverage Ratio of 5.0% or more, and the bank is not subject to an order or capital directive to meet and maintain a certain capital level;

•	a bank is deemed to be “adequately capitalized” if it has a total Risk-Based Capital Ratio of 8.0% or more, a Tier 1 Capital Ratio of 4.0% or more and a Leverage Ratio of 4.0% or more (unless it receives the highest composite rating at its most recent examination and is not experiencing or anticipating significant growth, in which instance it must maintain a Leverage Ratio of 3.0% or more);

•	a bank is deemed to be “undercapitalized” if it has a total Risk-Based Capital Ratio of less than 8.0%, a Tier 1 Capital Ratio of less than 4.0% or a Leverage Ratio of less than 4.0%;

•	a bank is deemed to be “significantly undercapitalized” if it has a Risk-Based Capital Ratio of less than 6.0%, a Tier 1 Capital Ratio of less than 3.0% and a Leverage Ratio of less than 3.0%; and

•	a bank is deemed to be “critically undercapitalized” if it has a Leverage Ratio of less than or equal to 2.0%.

Under the new capital rules discussed above, banks will have to maintain a common equity Tier 1 capital ratio of 6.5%, a Tier 1 capital ratio of 8%, a total capital ratio of 10%, and a leverage ratio of 5% to be deemed “well capitalized” for purposes of certain rules and prompt corrective action requirements.

In addition, the FDIC has the ability to downgrade a bank’s classification (but not to “critically undercapitalized”) based on other considerations even if the bank meets the capital guidelines. According to these guidelines, the Bank was classified as “well capitalized” at June 30, 2014.

In addition, if a bank is classified as “undercapitalized,” the bank is required to submit a capital restoration plan to the federal banking regulators. Pursuant to FDICIA, an “undercapitalized” bank is prohibited from increasing its assets, engaging in a new line of business, acquiring any interest in any company or insured depository institution, or opening or acquiring a new branch office, except under certain circumstances, including the acceptance by the federal banking regulators of a capital restoration plan for the bank.

Furthermore, if a bank is classified as “undercapitalized,” the federal banking regulators may take certain actions to correct the capital position of the bank; if a bank is classified as “significantly undercapitalized” or “critically undercapitalized,” the federal banking regulators would be required to take one or more prompt corrective actions. These actions would include, among other things, requiring: sales of new securities to bolster capital, improvements in management, limits on interest rates paid, prohibitions on transactions with affiliates, termination of certain risky activities and restrictions on compensation paid to executive officers. If a bank is classified as “critically undercapitalized,” FDICIA requires the bank to be placed into conservatorship or receivership within 90 days, unless the federal banking regulators determines that other action would better achieve the purposes of FDICIA regarding prompt corrective action with respect to undercapitalized banks.

The capital classification of a bank affects the frequency of examinations of the bank and impacts the ability of the bank to engage in certain activities and affects the deposit insurance premiums paid by such bank. Under FDICIA, the federal banking regulators are required to conduct a full-scope, on-site examination of every bank at least once every 12 months. An exception to this rule is made, however, that provides that banks (i) with assets of less than $100 million, (ii) that are categorized as “well capitalized,” (iii) that were found to be well managed and composite rating was outstanding and (iv) have not been subject to a change in control during the last 12 months, need only be examined once every 18 months.

Brokered Deposits. Under FDICIA, banks may be restricted in their ability to accept brokered deposits, depending on their capital classification. “Well capitalized” banks are permitted to accept brokered deposits, but banks that are not “well capitalized” are not permitted to accept such deposits. The FDIC may, on a case-by-case basis, permit banks that are “adequately capitalized” to accept brokered deposits if the FDIC determines that acceptance of such deposits would not constitute an unsafe or unsound banking practice with respect to the bank. At June 30, 2014, the Bank was “well capitalized” and therefore not subject to any limitations with respect to its brokered deposits. Brokered deposits are the subject of a study under the Dodd-Frank Act.

Federal limitations on activities and investments. The equity investments and activities, as a principle of FDIC-insured state-chartered banks, are generally limited to those that are permissible for national banks. Under regulations dealing with equity investments, an insured state bank generally may not directly or indirectly acquire or retain any equity investment of a type, or in an amount, that is not permissible for a national bank.

Check Clearing for the 21st Century Act. The Check Clearing for the 21st Century Act gives “substitute checks,” such as a digital image of a check and copies made from that image, the same legal standing as the original paper check.

Federal Home Loan Bank System. The Federal Home Loan Bank, or FHLB, system, of which the Bank is a member, consists of 12 regional FHLBs governed and regulated by the Federal Housing Finance Board. The FHLBs serve as reserve or credit facilities for member institutions within their assigned regions. The reserves are funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB system. The FHLBs make loans (i.e., advances) to members in accordance with policies and procedures established by the FHLB and the boards of directors of each regional FHLB.

As a system member, according to currently existing policies and procedures, the Bank is entitled to borrow from the FHLB of its respective region and is required to own a certain amount of capital stock in the FHLB. The Bank is in compliance with the stock ownership rules with respect to such advances, commitments and letters of credit and home mortgage loans and similar obligations. All loans, advances and other extensions of credit made by the FHLB to the Bank are secured by a portion of the respective mortgage loan portfolio, certain other investments and the capital stock of the FHLB held by the Bank.

Anti-terrorism and Money Laundering Legislation. The Bank is subject to the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism of 2001 (the “USA PATRIOT Act”), the Bank Secrecy Act and rules and regulations of the Office of Foreign Assets Control. These statutes and related rules and regulations impose requirements and limitations on specific financial transactions and account relationships intended to guard against money laundering and terrorism financing. The Bank has established a customer identification program pursuant to Section 326 of the USA PATRIOT Act and the Bank Secrecy Act, and otherwise has implemented policies and procedures intended to comply with the foregoing rules.

PrimeLending

PrimeLending and the Bank are subject to the rules and regulations of the CFPB, FHA, VA, the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation and Government National Mortgage Association with respect to originating, processing, selling and servicing mortgage loans and the issuance and sale of mortgage-backed securities. Those rules and regulations, among other things, prohibit discrimination and establish underwriting guidelines which include provisions for inspections and appraisals, require credit reports on prospective borrowers and fix maximum loan amounts, and, with respect to VA loans, fix maximum interest rates. Mortgage origination activities are subject to, among others, the Equal Credit Opportunity Act, Federal Truth-in-Lending Act, Secure and Fair Enforcement of Mortgage Licensing Act, Home Mortgage Disclosure Act, Fair Credit Reporting Act and the Real Estate Settlement Procedures Act and the regulations promulgated thereunder which, among other things, prohibit discrimination and require the disclosure of certain basic information to borrowers concerning credit terms and settlement costs. PrimeLending and the Bank are also subject to regulation by the Texas Department of Banking with respect to, among other things, the establishment of maximum origination fees on certain types of mortgage loan products. PrimeLending and the Bank are also subject to the provisions of the Dodd-Frank Act. Among other things, the Dodd-Frank Act established the CFPB and provides mortgage reform provisions regarding a customer’s ability to repay, restrictions on variable-rate lending, loan officers’ compensation, risk retention, and new disclosure requirements. The Dodd-Frank Act also clarifies that applicable state laws, rules and regulations related to the origination, processing, selling and servicing of mortgage loans continue to apply to PrimeLending. The additional regulatory requirements affecting our mortgage origination operations will result in increased compliance costs and may impact revenue.

On August 16, 2010, the Federal Reserve Board published a final rule on loan broker compensation, pursuant to the Dodd-Frank Act, which prohibits certain compensation payments to loan brokers and the practice of steering consumers to loans not in their interest when it will result in greater compensation for a loan broker. This final rule became effective on April 1, 2011, however, the Federal Reserve Board noted in the final rule that the CFPB may clarify the rule in the future pursuant to the CFPB’s authority granted under the Dodd-Frank Act. The CFPB’s final rule addressing mortgage loan originator compensation is discussed in more detail below.

In addition, the Dodd-Frank Act directed the Federal Reserve Board to promulgate regulations requiring lenders and securitizers to retain an economic interest in the credit risk relating to loans the lender sells and other asset-backed securities that the securitizer issues if the loans have not complied with the ability to repay standards spelled out in the Dodd-Frank Act and its implementing regulations. The risk retention requirement has not become effective to date but is expected to be 5%, subject to increase or decrease by regulation. Final regulations have not yet been issued.

On March 2, 2011, the Federal Reserve Board published a final rule implementing a provision in the Dodd-Frank Act that provides a separate, higher rate threshold for determining when the escrow requirements apply to higher-priced mortgage loans that exceed the maximum principal obligation eligible for purchase by Freddie Mac.

In January 2013, the CFPB published final rules that will impact mortgage origination and servicing. Had these final rules not been published, many of the statutory requirements in Title XIV of the Dodd-Frank Act would have become effective on January 21, 2013 without any implementing regulations. Unless noted below, these final rules became effective in January 2014.

The final rules concerning mortgage origination and servicing address the following topics:

Ability to Repay. This final rule implements the Dodd-Frank Act provisions requiring that for residential mortgages, creditors must make a reasonable and good faith determination based on verified and documented information that the consumer has a reasonable ability to repay the loan according to its terms. The final rule also establishes a presumption of compliance with the ability to repay determination for a certain category of mortgages called “qualified mortgages” meeting a series of detailed requirements. The final rule also provides a rebuttable presumption for higher-priced mortgage loans.

High-Cost Mortgage. This final rule strengthens consumer protections for high-cost mortgages (generally bans balloon payments and prepayment penalties, subject to exceptions and bans or limits certain fees and practices) and requires consumers to receive information about homeownership counseling prior to taking out a high-cost mortgage.

Appraisals for High-Risk Mortgages. The final rule permits a creditor to extend a higher-priced (subprime) mortgage loan (“HPML”) only if the following conditions are met (subject to exceptions): (i) the creditor obtains a written appraisal; (ii) the appraisal is performed by a certified or licensed appraiser; and (iii) the appraiser conducts a physical property visit of the interior of the property. The rule also requires that during the application process, the applicant receives a notice regarding the appraisal process and their right to receive a free copy of the appraisal.

Copies of Appraisals. This final rule amends Regulation B that implements the Equal Credit Opportunity Act. It requires a creditor to provide a free copy of appraisal or valuation reports prepared in connection with any closed-end loan secured by a first lien on a dwelling. The final rule requires notice to applicants of the right to receive copies of any appraisal or valuation reports and creditors must send copies of the reports whether or not the loan transaction is consummated. Creditors must provide the copies of the appraisal or evaluation reports for free, however, the creditors may charge reasonable fees for the cost of the appraisal or valuation unless applicable law provides otherwise.

Escrow Requirements. This final rule implements Dodd-Frank Act changes that generally extend the required duration of an escrow account on certain higher-priced mortgage loans from a minimum of one year to a minimum of five years, subject to certain exemptions for loans made by certain creditors that operate predominantly in rural or underserved areas, as long as certain other criteria are met. This final rule became effective on June 1, 2013.

Servicing. Two final rules were published to implement laws to protect consumers from detrimental actions by mortgage servicers and to provide consumers with better tools and information when dealing with mortgage servicers. One final rule amends Regulation Z, which implements the Truth in Lending Act, and a second final rule amends Regulation X, which implements the Real Estate Settlement Procedures Act. The rules cover nine major topics implementing the Dodd-Frank Act provisions related to mortgage servicing. The final rules include a number of exemptions and other adjustments for small servicers, defined as servicers that service 5,000 or fewer mortgage loans and service only mortgage loans that they or an affiliate originated or own.

Mortgage Loan Originator Compensation. This final rule implements Dodd-Frank Act requirements, as well as revises and clarifies existing regulations and commentary on loan originator compensation. The rule also prohibits, among other things: (i) certain arbitration agreements; (ii) financing certain credit insurance in connection with a mortgage loan; (iii) compensation based on a term of a transaction or a proxy for a term of a transaction; and (iv) dual compensation from a consumer and another person in connection with the transaction. The final rule also imposes a duty on individual loan officers, mortgage brokers and creditors to be “qualified” and, when applicable, registered or licensed to the extent required under applicable State and Federal law.

Additional rules and regulations are expected including risk retention rules which would require lenders and securitizers to retain an economic interest in the credit risk relating to loans the lender sells and other asset-backed securities that the securitizer issues if the loans have not complied with the ability to repay standards spelled out in the Dodd-Frank Act and its implementing regulations. The risk retention requirement has not become effective to date but is expected to be 5%, subject to increase or decrease by regulation. Any additional regulatory requirements affecting PrimeLending mortgage origination operations will result in increased compliance costs and may impact revenue.

NLC

NLC’s insurance subsidiaries, NLIC and ASIC, are subject to regulation and supervision in each state where they are licensed to do business. This regulation and supervision is vested in state agencies having broad administrative power over the various aspects of the business of NLIC and ASIC.

State insurance holding company regulation. NLC controls two operating insurance companies, NLIC and ASIC, and is subject to the insurance holding company laws of Texas, the state in which those insurance companies are domiciled. These laws generally require NLC to register with the Texas Department of Insurance and periodically to furnish financial and other information about the operations of companies within its holding company structure. Generally under these laws, all transactions between an insurer and an affiliated company in its holding company structure, including sales, loans, reinsurance agreements and service agreements, must be fair and reasonable and, if satisfying a specified threshold amount or of a specified category, require prior notice and approval or non-objection by the Texas Department of Insurance.

National Association of Insurance Commissioners. The National Association of Insurance Commissioners, or NAIC, is a group consisting of state insurance commissioners that discuss issues and formulate policy with respect to regulation, reporting and accounting for insurance companies. Although the NAIC has no legislative authority and insurance companies are at all times subject to the laws of their respective domiciliary states and, to a lesser extent, other states in which they conduct business, the NAIC is influential in determining the form in which such laws are enacted. Certain Model Insurance Laws, Regulations and Guidelines, or Model Laws, have been promulgated by the NAIC as a minimum standard by which state regulatory systems and regulations are measured. Adoption of state laws that provide for substantially similar regulations to those described in the Model Laws is a requirement for accreditation by the NAIC.

The NAIC provides authoritative guidance to insurance regulators on current statutory accounting issues by promulgating and updating a codified set of statutory accounting practices in its Accounting Practices and Procedures Manual. The Texas Department of Insurance has generally adopted these codified statutory accounting practices.

Texas also has adopted laws substantially similar to the NAIC’s risk based capital, or RBC laws, which require insurers to maintain minimum levels of capital based on their investments and operations. Domestic property and casualty insurers are required to report their RBC based on a formula that attempts to measure statutory capital and surplus needs based on the risks in the insurer’s mix of products and investment portfolio. The formula is designed to allow the Texas Department of Insurance to identify potential inadequately capitalized companies. Under the formula, a company determines its RBC by taking into account certain risks related to its assets (including risks related to its investment portfolio and ceded reinsurance) and its liabilities (including underwriting risks related to the nature and experience of its insurance business). Among other requirements, an insurance company must maintain capital and surplus of at least 200% of the RBC computed by the NAIC’s RBC model (known as the “Authorized Control Level” of RBC). At December 31, 2013, the most recent date for which the RBC calculation was performed, NLIC and ASIC capital and surplus levels exceeded the minimum RBC requirements that would trigger regulatory attention. In their 2013 statutory financial statements, both NLIC and ASIC complied with the NAIC’s RBC reporting requirements. As of June 30, 2014, management was not aware of any changes in financial condition or structure that would cause NLIC or ASIC to not be in compliance with the required RBC ratio.

The NAIC’s Insurance Regulatory Information System, or IRIS, was developed to assist state insurance departments in executing their statutory mandates to oversee the financial condition of insurance companies. IRIS identifies twelve industry ratios and specifies a range of “usual values” for each ratio. Departure from the usual values on four or more of these ratios can lead to inquiries from state insurance commissioners as to certain aspects of an insurer’s business. For 2013, all ratios for both NLIC and ASIC were within the usual values with two exceptions. Both companies fell below the indicated minimum investment yield range of 3%, with NLIC at 2.0% and ASIC at 1.4%, due to the concentration in cash at each company. We expect improvement in the yields at both companies as appropriate investment opportunities are identified. Additionally, NLIC’s two-year operating ratio was calculated at 100%, which equals the threshold of 100%, primarily due to the significant weather events experienced over the past two year period.

The NAIC adopted an amendment to its “Model Audit Rule” in response to the passage of the Sarbanes-Oxley Act of 2002, or SOX. The amendment is effective for financial statements for accounting periods after January 1, 2010. This amendment addresses auditor independence, corporate governance and, most notably, the application of certain provisions of Section 404 of SOX regarding internal control reporting. The rules relating to internal controls apply to insurers with gross direct and assumed written premiums of $500 million or more, measured at the legal entity level (rather than at the insurance holding company level), and to insurers that the domiciliary commissioner selects from among those identified as in hazardous condition, but exempts SOX compliant entities. Neither NLIC nor ASIC currently has direct and assumed written premiums of at least $500 million, but it is conceivable that this may change in the future; however, NLC must be SOX compliant because it is wholly owned by Hilltop, a public company subject to SOX compliance.

Legislative changes. From time to time, various regulatory and legislative changes have been, or are, proposed that would adversely affect the insurance industry. Among the proposals that have been, or are being, considered are the possible introduction of Federal regulation in addition to, or in lieu of, the current system of state regulation of insurers and proposals in various state legislatures (some of which proposals have been enacted) to conform portions of their insurance laws and regulations to various Model Laws adopted by the NAIC. NLC is unable to predict whether any of these laws and regulations will be adopted, the form in which any such laws and regulations would be adopted, or the effect, if any, these developments would have on its financial condition or results of operations.

In November 2002, in response to the tightening supply in certain insurance and reinsurance markets resulting from, among other things, the September 11, 2001 terrorist attacks, the Terrorism Risk Insurance Act, or TRIA, was enacted. TRIA was modified and extended by the Terrorism Risk Insurance Extension Act of 2005 and extended again by the Terrorism Risk Insurance Program Reauthorization Act of 2007. These Acts created a Federal Program designed to ensure the availability of commercial insurance coverage for terrorist acts in the United States. This Program helped the commercial property and casualty insurance industry cover claims related to terrorism-related losses and requires such companies to offer coverage for certain acts of terrorism. As a result, NLC is prohibited from adding certain terrorism exclusions to the policies written by its insurance company subsidiaries. The 2005 Act extended the Program through 2007, but eliminated commercial auto, farm-owners and certain other commercial coverages from its scope. The Reauthorization Act further extended the Program through December 31, 2014 and fixed the reimbursement percentage at 85% and the deductible at 20%. Although NLC is protected by federally funded terrorism reinsurance as provided for in the TRIA, there is a substantial deductible that must be met, the payment of which could have an adverse effect on its financial condition and results of operations. NLC’s deductible under the Program was $1.7 million for 2013 and is estimated to be $1.2 million in 2014. Potential future changes to the TRIA could also adversely affect NLC by causing its reinsurers to increase prices or withdraw from certain markets where terrorism coverage is required. NLC had no terrorism-related losses in 2013.

State insurance regulations. State insurance authorities have broad powers to regulate U.S. insurance companies. The primary purposes of these powers are to promote insurer solvency and to protect individual policyholders. The extent of regulation varies, but generally has its source in statutes that delegate regulatory, supervisory and administrative power to state insurance departments. These powers relate to, among other things, licensing to transact business, accreditation of reinsurers, admittance of assets to statutory surplus, regulating unfair trade and claims practices, establishing actuarial requirements and solvency standards, regulating investments and dividends, and regulating policy forms, related materials and premium rates. State insurance laws and regulations require insurance companies to file financial statements prepared in accordance with accounting principles prescribed by insurance departments in states in which they conduct insurance business, and their operations are subject to examination by those departments.

As part of the broad authority that state insurance commissioners hold, they may impose periodic rules or regulations related to local issues or events. An example is the State of Oklahoma’s prohibition on the cancellation of policies for nonpayment of premium in the wake of severe tornadic activity. Due to the extent of damage and displacement of people, inability of mail to reach policyholders and inaccessibility of entire neighborhoods, the State of Oklahoma prohibited insurance companies from canceling or non-renewing policies for a period of time following the specific event.

Periodic financial and market conduct examinations. The insurance departments in every state in which NLC’s insurance companies do business may conduct on-site visits and examinations of its insurance companies at any time to review the insurance companies’ financial condition, market conduct and relationships and transactions with affiliates. In addition, the Texas Department of Insurance will conduct comprehensive examinations of insurance companies domiciled in Texas every three to five years. Examinations are generally carried out in cooperation with the insurance departments of other licensing states under guidelines promulgated by the NAIC.

The Texas Department of Insurance completed their last examinations of NLIC and ASIC through December 31, 2010 in an examination report dated May 12, 2012. This examination report contained no information of any significant compliance issues and there is no indication of any significant changes to our financial statements as a result of the examination by the domiciliary state.

State dividend limitations. The Texas Department of Insurance must approve any dividend declared or paid by an insurance company domiciled in the state if the dividend, together with all dividends declared or distributed by that insurance company during the preceding twelve months, exceeds the greater of (1) 10% of its policyholders’ surplus as of December 31 of the preceding year or (2) 100% of its net income for the preceding calendar year. The greater number is known as the insurer’s extraordinary dividend limit. At December 31, 2013, the extraordinary dividend limit for NLIC and ASIC was $9.9 million and $2.6 million, respectively. In addition, NLC’s insurance companies may only pay dividends out of their earned surplus.

Statutory accounting principles. Statutory accounting principles, or SAP, are a comprehensive basis of accounting developed to assist insurance regulators in monitoring and regulating the solvency of insurance companies. SAP rules are different from GAAP, and are intended to reflect a more conservative view of the insurer. SAP is primarily concerned with measuring an insurer’s surplus to policyholders. Accordingly, SAP focuses on valuing assets and liabilities of insurers at financial reporting dates in accordance with insurance laws and regulatory provisions applicable in each insurer’s domiciliary state.

While GAAP is concerned with a company’s solvency, it also stresses other financial measurements, such as income and cash flows. Accordingly, GAAP gives more consideration to appropriate matching of revenues and expenses and accounting for management’s stewardship of assets than does SAP. As a direct result, different amounts of assets and liabilities will be reflected in financial statements prepared in accordance with GAAP as opposed to SAP. SAP, as established by the NAIC and adopted by Texas regulators, determines the statutory surplus and statutory net income of the NLC insurance companies and, thus, determines the amount they have available to pay dividends.

Guaranty associations. In Texas, and in all of the jurisdictions in which NLIC and ASIC are, or in the future may be, licensed to transact business, there is a requirement that property and casualty insurers doing business within the jurisdiction must participate in guaranty associations, which are organized to pay limited covered benefits owed pursuant to insurance policies issued by impaired, insolvent or failed insurers. These associations levy assessments, up to prescribed limits, on all member insurers in a particular state on the basis of the proportionate share of the premiums written by member insurers in the lines of business in which the impaired, insolvent or failed insurer was engaged. States generally permit member insurers to recover assessments paid through full or partial premium tax offsets.

NLC did not incur any levies in 2013, 2012 or 2011. Property and casualty insurance company insolvencies or failures may, however, result in additional guaranty fund assessments at some future date. At this time NLC is unable to determine the impact, if any, that these assessments may have on its financial condition or results of operations. NLC has established liabilities for guaranty fund assessments with respect to insurers that are currently subject to insolvency proceedings.

National Flood Insurance Program. NLC’s insurance subsidiaries voluntarily participate as Write Your Own carriers in the National Flood Insurance Program, or NFIP. The NFIP is administered and regulated by the Federal Emergency Management Agency (FEMA). NLIC and ASIC operates as a fiscal agent of the Federal government in the selling and administering of the Standard Flood Insurance Policy. This involves writing the policy, the collection of premiums and the paying of covered claims. All pricing is set by FEMA and all collections are made by NLIC and ASIC.

NLIC and ASIC cede 100% of the policies written by NLIC and ASIC on the Standard Flood Insurance Policy to FEMA; however, if FEMA were unable to perform, NLIC and ASIC would have a legal obligation to the policyholders. The terms of the reinsurance agreement are standard terms, which require NLIC and ASIC to maintain its rating criteria, determine policyholder eligibility, issue policies on NLIC and ASIC’s paper, endorse and cancel policies, collect from insureds and process claims. NLIC and ASIC receive ceding commissions from NFIP for underwriting administration, claims management, commission and adjuster fees.

Participation in involuntary risk plans. NLC’s insurance companies are required to participate in residual market or involuntary risk plans in various states where they are licensed that provide insurance to individuals or entities that otherwise would be unable to purchase coverage from private insurers. If these plans experience losses in excess of their capitalization, they may assess participating insurers for proportionate shares of their financial deficit. These plans include the Georgia Underwriting Association, Texas FAIR Plan Association, Texas Windstorm Insurance Agency, or TWIA, the Louisiana Citizens Property Insurance Corporation, the Mississippi Residential Property Insurance Underwriting Association and the Mississippi Windstorm Underwriting Association. For example in 2005, following Hurricanes Katrina and Rita, the above plans levied collective assessments totaling $10.4 million on NLC’s insurance subsidiaries. Additional assessments, including emergency assessments, may follow. In some of these instances, NLC’s insurance companies should be able to recover these assessments through policyholder surcharges, higher rates or reinsurance. The ultimate impact hurricanes have on the Texas and Louisiana facilities is currently uncertain and future assessments can occur whenever the involuntary facilities experience financial deficits.

Other. Insurance activities are subject to state insurance laws and regulations as determined by the particular insurance commissioner for each state in accordance with the McCarran-Ferguson Act, as well as subject to the Gramm-Leach-Bliley Act and the privacy regulations promulgated by the Federal Trade Commission.

Changes in any of the laws governing our conduct could have an adverse impact on our ability to conduct our business or could materially affect our financial position, operating income, expense or cash flow.

First Southwest

FSC is a broker-dealer registered with the SEC, FINRA, all 50 U.S. states, the District of Columbia and Puerto Rico. Much of the regulation of broker-dealers, however, has been delegated to self-regulatory organizations, principally FINRA, the Municipal Securities Rulemaking Board and national securities exchanges. These self-regulatory organizations adopt rules (which are subject to approval by the SEC) for governing its members and the industry. Broker-dealers are also subject to the laws and rules of the states in which a broker-dealer conducts business. FSC is a member of, and is primarily subject to regulation, supervision and regular examination by, FINRA.

The regulations to which broker-dealers are subject cover all aspects of the securities business, including, but not limited to, sales and trade practices, capital structure, record keeping and reporting procedures, relationships and conflicts with customers, the handling of cash and margin accounts, and the conduct of registered persons, directors, officers and employees. Broker-dealers are also subject to the privacy and anti-money laundering laws and regulations discussed previously. Additional legislation, changes in rules promulgated by the SEC and by self-regulatory organizations or changes in the interpretation or enforcement of existing laws and rules often directly affects the method of operation and profitability of broker-dealers. The SEC, the self-regulatory organizations and states may conduct administrative and enforcement proceedings that can result in censure, fine, suspension or expulsion of a broker-dealer, its registered persons, officers or employees. The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the securities markets rather than protection of creditors and stockholders of broker-dealers.

Limitation on Businesses. The businesses that FSC may conduct are limited by its agreements with, and its oversight by, FINRA and by federal and state law. Participation in new business lines, including trading of new products or participation on new exchanges or in new countries often requires governmental and/or exchange approvals, which may take significant time and resources. In addition, FSC is an operating subsidiary of the Bank, which means its activities are further limited by those that are permissible for the Bank. As a result, FSC may be prevented from entering new businesses that may be profitable in a timely manner, if at all.

Net Capital Requirements. The SEC, FINRA and various other regulatory authorities have stringent rules and regulations with respect to the maintenance of specific levels of net capital by regulated entities. Rule 15c3-1 of the Exchange Act (the “Net Capital Rule”) requires that a broker-dealer maintain minimum net capital. Generally, a broker-dealer’s net capital is net worth plus qualified subordinated debt less deductions for non-allowable (or non-liquid) assets and other adjustments and operational charges. At December 31, 2013, FSC was in compliance with applicable net capital requirements.

The SEC and FINRA impose rules that require notification when net capital falls below certain predefined criteria. These rules also dictate the ratio of debt-to-equity in the regulatory capital composition of a broker-dealer, and constrain the ability of a broker-dealer to expand its business under certain circumstances. If a broker-dealer fails to maintain the required net capital, it may be subject to suspension or revocation of registration by the SEC or applicable regulatory authorities, and suspension or expulsion by these regulators could ultimately lead to the broker-dealer’s liquidation. Additionally, the Net Capital Rule and certain FINRA rules impose requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to, and approval from, the SEC and FINRA for certain capital withdrawals.

Securities Investor Protection Corporation. FSC is required by federal law to belong to SIPC, whose primary function is to provide financial protection for the customers of failing brokerage firms. SIPC provides protection for customers up to $500,000, of which a maximum of $250,000 may be in cash.

Changing Regulatory Environment. The regulatory environment in which FSC operates is subject to frequent change. Its business, financial condition and operating results may be adversely affected as a result of new or revised legislation or regulations imposed by the U.S. Congress, the SEC or other U.S. and state governmental regulatory authorities, or FINRA. FSC’s business, financial condition and operating results also may be adversely affected by changes in the interpretation and enforcement of existing laws and rules by these governmental and regulatory authorities. In the current era of heightened regulation of financial institutions, FSC can expect to incur increasing compliance costs, along with the industry as a whole.

Properties

Hilltop leases office space for its principal executive offices in Dallas, Texas. In addition to its principal office, Hilltop’s various business segments conduct business at various locations.

Banking. At June 30, 2014, Hilltop’s banking segment conducted business at 86 locations throughout Texas, including seven support facilities. Hilltop’s banking segment’s principal executive offices are located in Dallas, Texas, in space leased by PlainsCapital. Hilltop leases 29 banking locations including its principal offices and owns the remaining 57 banking locations. Hilltop has options to renew leases at most locations.

Mortgage Origination. Hilltop’s mortgage origination segment is headquartered in Dallas, Texas and at June 30, 2014 conducted business from approximately 300 locations in 42 states. Each of these locations is leased by PrimeLending.

Insurance. At June 30, 2014, Hilltop’s insurance segment leases office space in Waco, Texas for all corporate, claims, customer service and data center operations.

Financial Advisory. Hilltop’s financial advisory segment is headquartered in Dallas, Texas and at June 30, 2014 conducted business at 25 locations in 14 states. Each of these offices is leased by First Southwest.

Legal Proceedings

On August 20, 2014, PrimeLending received a Civil Investigative Demand from the United States Department of Justice (the “DOJ”) related to the Inquiry being conducted by the Office of Inspector General of the U.S. Department of Housing and Urban Development regarding mortgage-related practices. According to the Civil Investigative Demand, the DOJ is conducting an investigation to determine whether PrimeLending has violated the False Claims Act in connection with originating and underwriting single-family residential mortgage loans insured by the Federal Housing Administration (FHA). PrimeLending is cooperating with this investigation and continues to respond to the Civil Investigative Demand.

For a description of other material pending legal proceedings relating to Hilltop’s business, see the discussion set forth under the heading “Legal Matters” in Note 18 to Hilltop’s audited consolidated financial statements included in this proxy statement/prospectus and Note 11 to Hilltop’s unaudited consolidated financial statements also included in this proxy statement/prospectus. See also “The Merger—Litigation Relating to the Merger.”

Market for Hilltop’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.

Securities, Stockholder and Dividend Information

Our common stock is listed on the New York Stock Exchange under the symbol “HTH”. Our common stock has no public trading history prior to February 12, 2004. Our common stock closed at $19.76 per share on October 13, 2014 and at $23.79 per share on March 31, 2014, the date immediately prior to the public announcement of the merger. At October 13, 2014, there were 90,182,915 shares of our common stock outstanding with 526 stockholders of record.

In connection with the PlainsCapital Merger, on November 29, 2012, we filed with the State Department of Assessments and Taxation of the State of Maryland articles supplementary for the Series B Preferred Stock, setting forth its terms. Holders of the Series B Preferred Stock are entitled to noncumulative cash dividends at a fluctuating dividend rate based on the Bank’s level of qualified small business lending. The Series B Preferred Stock is non-voting, except in limited circumstances, and ranks senior to our common stock with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding up of Hilltop.

Subject to the restrictions discussed below, our stockholders are entitled to receive dividends when, as, and if declared by our board of directors out of funds legally available for that purpose. Our board of directors exercises discretion with respect to whether we will pay dividends and the amount of such dividend, if any. Factors that affect our ability to pay dividends on our common stock in the future include, without limitation, our earnings and financial condition, liquidity and capital resources, the general economic and regulatory climate, our ability to service any equity or debt obligations senior to our common stock and other factors deemed relevant by our board of directors. We have not declared or paid any dividends over the past two completed fiscal years.

As a holding company, we are ultimately dependent upon our subsidiaries to provide funding for our operating expenses, debt service and dividends. Various laws limit the payment of dividends and other distributions by our subsidiaries to us, and may therefore limit our ability to pay dividends on our common stock. In addition, as long as shares of Series B Preferred Stock remain outstanding, we may not pay dividends to our common stockholders (nor may we repurchase or redeem any shares of our common stock) during any quarter in which we fail to declare and pay dividends on the Series B Preferred Stock and for the next three quarters following such failure. In addition, under the terms of the Series B Preferred Stock, we may only declare and pay dividends on our common stock (or repurchase shares of our common stock), if, after payment of such dividend, the dollar amount of our Tier 1 capital would be at least ninety percent (90%) of Tier 1 capital as of September 27, 2011, excluding any charge-offs and redemptions of the Series B Preferred Stock.

If required payments on our outstanding junior subordinated debentures held by our unconsolidated subsidiary trusts are not made or suspended, we may be prohibited from paying dividends on our common stock. Regulatory authorities could impose administratively stricter limitations on the ability of our subsidiaries to pay dividends to us if such limits were deemed appropriate to preserve certain capital adequacy requirements. See “—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Restrictions on Dividends and Distributions.”

The high and low sales prices per quarter for Hilltop’s common stock during 2014, 2013 and 2012 are included in the section of this proxy statement/prospectus entitled “Comparative Market Prices and Dividends.”

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information at December 31, 2013 with respect to compensation plans under which shares of our common stock may be issued. Additional information concerning our stock-based compensation plans is presented in Note 20, Stock-Based Compensation, in the notes to our audited consolidated financial statements included in this proxy statement/prospectus.

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders*	600,000	$7.70	3,519,657

Total	600,000	$7.70	3,519,657

*	Excludes shares of restricted stock granted under the 2003 equity incentive plan (the “2003 Plan”), as all such shares are vested. No exercise price is required to be paid upon the vesting of the restricted shares of common stock granted. In September 2012, our stockholders approved the Hilltop Holdings Inc. 2012 Equity Incentive Plan (the “2012 Plan”), which allows for the granting of nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights and other awards to employees of Hilltop, its subsidiaries and outside directors of Hilltop. Upon the effectiveness of the 2012 Plan, no additional awards are permissible under the 2003 Plan. In the aggregate, 4,000,000 shares of common stock may be delivered pursuant to awards granted under the 2012 Plan. At December 31, 2013, 480,343 awards had been granted pursuant to the 2012 Plan. All shares outstanding under the 2003 Plan and the 2012 Plan, whether vested or unvested, are entitled to receive dividends and to vote, unless forfeited. No participant in our 2012 Plan may be granted awards in any fiscal year covering more than 1,250,000 shares of our common stock.

Issuer Repurchases of Equity Securities

There were no repurchases of shares of common stock by Hilltop during the six months ended June 30, 2014 or the twelve months ended December 31, 2013.

Recent Sales of Unregistered Securities

On January 17, 2014, April 17, 2014 and July 14, 2014 Hilltop issued an aggregate of 2,303, 2,708 and 2,216 shares of common stock under the Hilltop Holdings 2012 Equity Incentive Plan to certain non-employee directors as compensation for their service on Hilltop’s Board of Directors during the fourth quarter of 2013 and first and second quarters of 2014, respectively. The shares were issued pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act.

Selected Financial Data

See “Selected Historical Consolidated Financial Data for Hilltop” beginning on page 11 of this proxy statement/prospectus.

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion is intended to help the reader understand Hilltop’s results of operations and financial condition and is provided as a supplement to, and should be read in conjunction with, Hilltop’s unaudited and audited consolidated financial statements and the accompanying notes thereto commencing on page F-1. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Hilltop’s results and the timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under “Risk Factors” and elsewhere in this proxy statement/prospectus. See “Forward-Looking Statements.” All dollar amounts in the following discussion are in thousands, except per share amounts.

OVERVIEW

Beginning in 1995, we operated as several companies under the name “Affordable Residential Communities” or “ARC,” now known as Hilltop Holdings Inc., a Maryland corporation. We engaged in the business of acquiring, renovating, repositioning and operating manufactured home communities, as well as certain related businesses.

In January 2007, we acquired NLC. NLC owns National Lloyds Insurance Company, or NLIC, and American Summit Insurance Company, or ASIC, both of which are licensed property and casualty insurers operating in multiple states. In addition, NLC also owns NALICO GA, a general agency that operates in Texas. NLIC commenced business in 1949 and currently operates in 14 states, with its largest market being the state of Texas. NLIC carries a financial strength rating of “A” (Excellent) by A.M. Best. ASIC was formed in 1955 and currently operates in 13 states, its largest market being the state of Arizona. ASIC carries a financial strength rating of “A” (Excellent) by A.M. Best. Both of these companies are regulated by the Texas Department of Insurance.

On July 31, 2007, we sold substantially all of the operating assets used in our manufactured home communities business and our retail sales and financing business to American Residential Communities LLC. We received gross proceeds of approximately $890 million in cash, which represents the aggregate purchase price of $1.8 billion, less the indebtedness assumed by the buyer. After giving effect to expenses, taxes and our preferred stock and senior notes that remained outstanding following the sale, our net cash balance was approximately $550 million. As a result of the sale, our primary operations through November 2012 were limited to providing fire and homeowners insurance to low value dwellings and manufactured homes primarily in Texas and other areas of the southern United States through NLC.

On November 30, 2012, we acquired PlainsCapital Corporation in a stock and cash transaction, whereby PlainsCapital Corporation merged with and into our wholly owned subsidiary, which continued as the surviving entity under the name “PlainsCapital Corporation” (the “PlainsCapital Merger”). Based on Hilltop’s closing stock price on November 30, 2012, the total purchase price was $813.5 million, consisting of 27.1 million shares of common stock, $311.8 million in cash and the issuance of 114,068 shares of Hilltop Non-Cumulative Perpetual Preferred Stock, Series B (“Hilltop Series B Preferred Stock”). The fair value of assets acquired, excluding goodwill, totaled $6.5 billion, including $3.2 billion of loans, $730.8 million of investment securities and $70.7 million of identifiable intangibles. The fair value of the liabilities assumed was $5.9 billion, including $4.5 billion of deposits.

Concurrent with the consummation of the PlainsCapital Merger, we became a financial holding company registered under the Bank Holding Company Act of 1956, as amended by the Gramm-Leach-Bliley Act of 1999.

On September 13, 2013 (the “Bank Closing Date”), the Bank assumed substantially all of the liabilities, including all of the deposits, and acquired substantially all of the assets of Edinburg, Texas-based FNB from the Federal Deposit Insurance Corporation (the “FDIC”), as receiver, and reopened former branches of FNB acquired from the FDIC under the “PlainsCapital Bank” name (the “FNB Transaction”). Pursuant to the Purchase and Assumption Agreement by and among the FDIC as receiver for FNB, the FDIC and the Bank (the “P&A Agreement”), the Bank and the FDIC entered into loss-share agreements whereby the FDIC agreed to share in the losses of certain covered loans and covered other real estate owned (“OREO”) that the Bank acquired in the FNB Transaction. The fair value of the assets acquired was $2.2 billion, including $1.1 billion in covered loans, $286.2 million in securities, $135.2 million in covered OREO and $42.9 million in non-covered loans. The Bank also assumed $2.2 billion in liabilities, consisting primarily of deposits.

Following the PlainsCapital Merger, our primary line of business has been to provide business and consumer banking services from offices located throughout central, north and west Texas through the Bank. Further, the acquisition of FNB’s expansive branch network allows the Bank to further develop its Texas footprint through expansion into the Rio Grande Valley, Houston, Corpus Christi, Laredo and El Paso markets, among others. In addition to the Bank, our other subsidiaries have specialized areas of expertise that allow us to provide an array of financial products and services such as mortgage origination, insurance and financial advisory services.

On March 31, 2014, we entered into a definitive merger agreement with SWS providing for the merger of SWS with and into a subsidiary of Hilltop formed for the purpose of facilitating this transaction (see “The Merger Agreement” included elsewhere in this proxy statement/prospectus). Under the terms of the merger agreement, SWS stockholders will receive per share consideration of 0.2496 shares of Hilltop common stock and $1.94 of cash, equating to $7.25 per share based on Hilltop’s closing price on June 30, 2014. The value of the merger consideration will fluctuate with the market price of Hilltop common stock. We intend to fund the cash portion of the consideration through available cash. The merger is subject to customary closing conditions, including regulatory approvals and approval of the stockholders of SWS, and is expected to be completed prior to the end of 2014.

At June 30, 2014, on a consolidated basis, we had total assets of $9.4 billion, total deposits of $6.2 billion, total loans, including loans held for sale, of $6.0 billion and stockholders’ equity of $1.4 billion. At December 31, 2013, on a consolidated basis, we had total assets of $8.9 billion, total deposits of $6.7 billion, total loans, including loans held for sale, of $5.6 billion and stockholders’ equity of $1.3 billion. Our operating results beginning December 1, 2012 include the banking, mortgage origination and financial advisory operations acquired in the PlainsCapital Merger. Accordingly, our operating results and financial condition for the year ended December 31, 2013 are not comparable to prior years. Additionally, the presentation of our historical consolidated financial statements for 2011 has been modified and certain items have been reclassified to conform to the 2012 and 2013 presentation, which is more consistent with that of a financial institution that provides an array of financial products and services. Our banking operations include the operations acquired in the FNB Transaction since September 14, 2013.

Segment Information

We have two primary operating business units, PlainsCapital (financial services and products) and NLC (insurance). Within the PlainsCapital unit are three primary wholly owned operating subsidiaries: the Bank, PrimeLending and First Southwest. Under accounting principles generally accepted in the United States (“GAAP”), our business units are comprised of four reportable business segments organized primarily by the core products offered to the segments’ respective customers: banking, mortgage origination, insurance and financial advisory. During the fourth quarter of 2013, we began presenting certain amounts previously allocated to the four reportable business segments under the heading Corporate to better reflect our internal organizational structure. This change had no impact on our consolidated results of operations. Our historical segment disclosures and Management’s Discussion and Analysis of Financial Condition and Results of Operations have been revised to conform to the current presentation. Consistent with the segment operating results during 2013, we anticipate that future revenues will be driven primarily from the banking segment, with the remainder being generated by our mortgage origination, insurance and financial advisory segments. Based on historical results of PlainsCapital Corporation, which we acquired on November 30, 2012, the relative share of total revenue provided by our banking and mortgage origination segments fluctuates depending on market conditions, and operating results for the mortgage origination segment tend to be more volatile than operating results for the banking segment.

The banking segment includes the operations of the Bank and, since September 14, 2013, the operations acquired in the FNB Transaction. The banking segment primarily provides business and consumer banking products and services from offices located throughout Texas and generates revenue from its portfolio of earning assets. The Bank’s results of operations are primarily dependent on net interest income, while also deriving revenue from other sources, including service charges on customer deposit accounts and trust fees.

The mortgage origination segment includes the operations of PrimeLending, which offers a variety of loan products from offices in 42 states and generates revenue predominantly from fees charged on the origination of loans and from selling these loans in the secondary market.

The insurance segment includes the operations of NLC, which operates through its wholly owned subsidiaries, NLIC and ASIC. Insurance segment income is primarily generated from revenue earned on net insurance premiums less loss and loss adjustment expenses (“LAE”) and policy acquisition and other underwriting expenses in Texas and other areas of the southern United States.

The financial advisory segment generates a majority of its revenues from fees and commissions earned from investment advisory and securities brokerage services at First Southwest. The principal subsidiaries of First Southwest are FSC, a broker-dealer registered with the SEC and Financial Industry Regulatory Authority, and a member of the New York Stock Exchange, and First Southwest Asset Management, Inc., a registered investment advisor under the Investment Advisors Act of 1940. FSC holds trading securities to support sales, underwriting and other customer activities. These securities are marked to market through other noninterest income. FSC uses derivatives to support mortgage origination programs of certain non-profit housing organization clients. FSC hedges its related exposure to interest rate risk from these programs with U.S. Agency to-be-announced, or TBA, mortgage-backed securities. These derivatives are marked to market through other noninterest income.

Corporate includes certain activities not allocated to specific business segments. These activities include holding company financing and investing activities, and management and administrative services to support the overall operations of the Company including, but not limited to, certain executive management, corporate relations, legal, finance, and acquisition costs not allocated to business segments. Balance sheet amounts for remaining subsidiaries not discussed previously and the elimination of intercompany transactions are included in “All Other and Eliminations.”

Additional information concerning our reportable segments is presented in Note 30, Segment and Related Information, in the notes to our audited consolidated financial statements included in this proxy statement/prospectus and Note 20 of our unaudited consolidated financial statements also included in this proxy statement/prospectus. The following tables present certain information about the operating results of Hilltop’s reportable segments (in thousands).

Three Months Ended June 30, 2014	Banking	Mortgage Origination	Insurance	Financial Advisory	Corporate	All Other and Eliminations	Hilltop Consolidated
Net interest income (expense)	$90,828	$(2,389)	$838	$3,178	$1,695	$4,296	$98,446
Provision for loan losses	5,516	—	—	17	—	—	5,533
Noninterest income	16,392	122,820	43,123	25,838	—	(4,892)	203,281
Noninterest expense	60,240	111,224	49,420	28,359	2,565	(596)	251,212

Income (loss) before income taxes	$41,464	$9,207	$(5,459)	$640	$(870)	$—	$44,982

Six Months Ended June 30, 2014	Banking	Mortgage Origination	Insurance	Financial Advisory	Corporate	All Other and Eliminations	Hilltop Consolidated
Net interest income (expense)	$170,401	$(6,528)	$1,817	$5,808	$3,387	$8,982	$183,867
Provision for loan losses	8,744	—	—	31	—	—	8,775
Noninterest income	32,621	214,583	85,896	50,435	—	(10,154)	373,381
Noninterest expense	120,917	201,857	81,762	55,724	4,753	(1,172)	463,841

Income (loss) before income taxes	$73,361	$6,198	$5,951	$488	$(1,366)	$—	$84,632

Three Months Ended June 30, 2013	Banking	Mortgage Origination	Insurance	Financial Advisory	Corporate	All Other and Eliminations	Hilltop Consolidated
Net interest income (expense)	$68,597	$(11,847)	$873	$3,511	$(105)	$7,396	$68,425
Provision for loan losses	11,300	—	—	(11)	—	—	11,289
Noninterest income	11,928	165,257	40,777	28,863	—	(7,592)	239,233
Noninterest expense	31,919	134,487	62,144	30,373	1,673	(196)	260,400

Income (loss) before income taxes	$37,306	$18,923	$(20,494)	$2,012	$(1,778)	$—	$35,969

Six Months Ended June 30, 2013	Banking	Mortgage Origination	Insurance	Financial Advisory	Corporate	All Other and Eliminations	Hilltop Consolidated
Net interest income (expense)	$136,268	$(23,850)	$1,886	$6,754	$(236)	$14,864	$135,686
Provision for loan losses	24,266	—	—	28	—	—	24,294
Noninterest income	24,132	311,785	80,202	51,641	—	(15,249)	452,511
Noninterest expense	62,599	256,758	96,410	56,099	3,910	(385)	475,391

Income (loss) before income taxes	$73,535	$31,177	$(14,322)	$2,268	$(4,146)	$—	$88,512

Year Ended December 31, 2013	Banking	Mortgage Origination	Insurance	Financial Advisory	Corporate	All Other and Eliminations	Hilltop Consolidated
Net interest income (expense)	$293,254	$(37,840)	$7,442	$12,064	$(1,597)	$22,878	$296,201
Provision for loan losses	37,140	—	—	18	—	—	37,158
Noninterest income	71,045	537,497	166,163	102,714	—	(27,334)	850,085
Noninterest expense	155,102	472,284	166,006	112,360	10,439	(4,456)	911,735

Income (loss) before income taxes	$172,057	$27,373	$7,599	$2,400	$(12,036)	$—	$197,393

Year Ended December 31, 2012	Banking	Mortgage Origination	Insurance	Financial Advisory	Corporate	All Other and Eliminations	Hilltop Consolidated
Net interest income (expense)	$24,885	$(4,987)	$4,730	$1,191	$39	$2,984	$28,842
Provision for loan losses	3,670	—	—	130	—	—	3,800
Noninterest income	4,601	57,618	154,147	10,909	—	(3,043)	224,232
Noninterest expense	16,130	50,296	163,585	11,078	14,487	(59)	255,517

Income (loss) before income taxes	$9,686	$2,335	$(4,708)	$892	$(14,448)	$—	$(6,243)

Year Ended December 31, 2011	Banking	Mortgage Origination	Insurance	Financial Advisory	Corporate	All Other and Eliminations	Hilltop Consolidated
Net interest income (expense)	$—	$—	$4,915	$—	$(2,851)	$—	$2,064
Provision for loan losses	—	—	—	—	—	—	—
Noninterest income	—	—	141,650	—	—	—	141,650
Noninterest expense	—	—	146,386	—	8,868	—	155,254

Income (loss) before income taxes	$—	$—	$179	$—	$(11,719)	$—	$(11,540)

How We Generate Revenue

We generate revenue from net interest income and from noninterest income. Net interest income represents the difference between the income earned on our assets, including our loans and investment securities, and our cost of funds, including the interest paid on the deposits and borrowings that are used to support our assets. Net interest income is a significant contributor to our operating results. Fluctuations in interest rates, as well as the amounts and types of interest-earning assets and interest-bearing liabilities we hold, affect net interest income. We generated $183.9 million in net interest income during the six months ended June 30, 2014, compared with net interest income of $135.7 million during the same period in 2013. The year-over-year increase in net interest income was primarily due to the inclusion of those operations acquired as a part of the FNB Transaction within our banking segment. We generated $296.2 million in net interest income during the year ended December 31, 2013, compared with net interest income of $28.8 million in 2012 and net interest income of $2.1 million in 2011. The significant year-over-year increases in net interest income were primarily due to $267.5 million and $21.1 million in net interest income during the year ended December 31, 2013 and the month ended December 31, 2012, respectively, generated by those operations acquired as part of the PlainsCapital Merger.

The other component of our revenue is noninterest income, which is primarily comprised of the following:

(i)	Income from mortgage operations. Through our wholly owned subsidiary, PrimeLending, we generate noninterest income by originating and selling mortgage loans. During the six months ended June 30, 2014 and 2013, we generated $214.5 million and $311.7 million, respectively, in net gains from the sale of loans, other mortgage production income (including income associated with retained mortgage servicing rights), and mortgage loan origination fees. During the year ended December 31, 2013, we generated $537.3 million in net gains from the sale of loans, other mortgage production income (including income associated with retained mortgage servicing rights), and mortgage loan origination fees, compared with $57.6 million during the month ended December 31, 2012.

(ii)	Net insurance premiums earned. Through our wholly owned insurance subsidiary, NLC, we provide fire and limited homeowners insurance for low value dwellings and manufactured homes. We generated $81.1 million in net insurance premiums earned during the six months ended June 30, 2014, compared with $76.1 million during the same period in the prior year. We generated $157.5 million, $146.7 million and $134.0 million in net insurance premiums earned during 2013, 2012 and 2011, respectively.

(iii)	Investment advisory fees and commissions and securities brokerage fees and commissions. Through our wholly owned subsidiary, First Southwest, we provide public finance advisory and various investment banking and brokerage services. We generated $43.6 million and $48.0 million in investment advisory fees and commissions and securities brokerage fees and commissions during the six months ended June 30, 2014 and 2013, respectively. We generated $93.1 million in investment advisory fees and commissions and securities brokerage fees and commissions during the year ended December 31, 2013, compared with $11.2 million during the month ended December 31, 2012.

In the aggregate, we generated $373.4 million and $452.5 million in noninterest income during the six months ended June 30, 2014 and 2013, respectively. The significant year-over-year decrease in noninterest income was primarily due to the decrease in loan origination volume within our mortgage origination segment, partially offset by increases in noninterest income in our banking and insurance segments. In the aggregate, we generated $850.1 million, $224.2 million and $141.7 million in noninterest income during 2013, 2012 and 2011, respectively. The significant year-over-year increases in noninterest income during 2013 and 2012 were primarily due to the inclusion of the mortgage origination and financial advisory operations that we acquired as a part of the PlainsCapital Merger.

We also incur noninterest expenses in the operation of our businesses. Our businesses engage in labor intensive activities and, consequently, employees’ compensation and benefits represent the majority of our noninterest expenses.

Three and Six Months ended June 30, 2014 and 2013

Consolidated Operating Results

Net income applicable to common stockholders for the three months ended June 30, 2014 was $27.1 million, or $0.30 per diluted share, compared to net income applicable to common stockholders of $20.9 million, or $0.24 per diluted share, for the three months ended June 30, 2013. Net income applicable to common stockholders for the six months ended June 30, 2014 was $50.8 million, or $0.56 per diluted share, compared to net income applicable to common stockholders of $53.3 million, or $0.61 per diluted share, for the six months ended June 30, 2013.

Certain items included in net income for 2013 and 2014 resulted from purchase accounting associated with the merger of PlainsCapital Corporation with and into a wholly owned subsidiary of Hilltop on November 30, 2012 (the “PlainsCapital Merger”) and the FNB Transaction. Income before taxes for the three months ended June 30, 2014 includes net accretion of $17.0 million and $10.4 million on earning assets and liabilities acquired in the PlainsCapital Merger and FNB Transaction, respectively, offset by amortization of identifiable intangibles of $2.3 million and $0.3 million, respectively. During the three months ended June 30, 2013, income before taxes includes net accretion of $15.9 million on earning assets and liabilities acquired in the PlainsCapital Merger, offset by amortization of identifiable intangibles of $2.5 million. Income before taxes for the six months ended June 30, 2014 includes net accretion of $27.0 million and $19.9 million on earning assets and liabilities acquired in the PlainsCapital Merger and FNB Transaction, respectively, offset by amortization of identifiable intangibles of $4.6 million and $0.5 million, respectively. During the six months ended June 30, 2013, income before taxes includes net accretion of $31.9 million on earning assets and liabilities acquired in the PlainsCapital Merger, offset by amortization of identifiable intangibles of $4.9 million.

We consider the ratios shown in the table below to be key indicators of our performance.

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended
	2014	2013	2014	2013	December 31, 2013
Performance Ratios:
Return on average stockholders’ equity	7.99%	7.29%	7.82%	9.46%	10.48%
Return on average assets	1.24%	1.24%	1.19%	1.58%	1.66%
Net interest margin (taxable equivalent)(1)	5.18%	4.33%	4.90%	4.34%	4.47%

(1)	Taxable equivalent net interest income divided by average interest-earning assets.

During the three months ended June 30, 2014, the consolidated taxable equivalent net interest margin of 5.18% was impacted by PlainsCapital Merger related accretion of discount on loans of $17.8 million, amortization of premium on acquired securities of $1.0 million and amortization of premium on acquired time deposits of $0.2 million. Additionally, FNB Transaction related accretion of discount on loans of $8.1 million and amortization of premium on acquired time deposits of $2.3 million also impacted the consolidated taxable equivalent net interest margin during the three months ended June 30, 2014. These items increased the consolidated taxable equivalent net interest margin by 140 basis points for the three months ended June 30, 2014. The consolidated taxable equivalent net interest margin was 4.33% for the three months ended June 30, 2013. The taxable equivalent net interest margin for the second quarter of 2013 was impacted by PlainsCapital Merger related accretion of discount on loans of $16.7 million, amortization of premium on acquired securities of $1.4 million and amortization of premium on acquired time deposits of $0.6 million. These items increased the consolidated taxable equivalent interest margin by 98 basis points for the three months ended June 30, 2013.

During the six months ended June 30, 2014, the consolidated taxable equivalent net interest margin of 4.90% was impacted by PlainsCapital Merger related accretion of discount on loans of $28.6 million, amortization of premium on acquired securities of $1.9 million and amortization of premium on acquired time deposits of $0.3 million. Additionally, FNB Transaction related accretion of discount on loans of $15.3 million and amortization of premium on acquired time deposits of $4.6 million also impacted the consolidated taxable equivalent net interest margin during the six months ended June 30, 2014. These items increased the consolidated taxable equivalent net interest margin by 121 basis points for the six months ended June 30, 2014. The consolidated taxable equivalent net interest margin was 4.34% for the six months ended June 30, 2013. The taxable equivalent net interest margin for the six months ended June 30, 2013 was impacted by PlainsCapital Merger related accretion of discount on loans of $33.6 million, amortization of premium on acquired securities of $3.4 million and amortization of premium on acquired time deposits of $1.7 million. These items increased the consolidated taxable equivalent interest margin by 97 basis points for the six months ended June 30, 2013.

The tables below provide additional details regarding our consolidated net interest income (dollars in thousands).

	Three Months Ended June 30,
	2014			2013
	Average Outstanding Balance	Interest Earned or Paid	Annualized Yield or Rate	Average Outstanding Balance	Interest Earned or Paid	Annualized Yield or Rate
Assets
Interest-earning assets
Loans, gross(1)	$5,526,869	$92,204	6.63%	$4,352,489	$65,213	5.95%
Investment securities—taxable	1,144,269	7,618	2.66%	996,624	6,480	2.60%
Investment securities—non-taxable(2)	185,533	1,772	3.82%	201,383	1,772	3.52%
Federal funds sold and securities purchased under agreements to resell	20,308	14	0.28%	34,594	35	0.40%
Interest-bearing deposits in other financial institutions	575,653	317	0.22%	581,676	242	0.25%
Other	218,413	3,068	5.62%	164,754	3,009	7.31%

Interest-earning assets, gross	7,671,045	104,993	5.44%	6,331,520	76,751	4.82%
Allowance for loan losses	(38,909)			(20,588)

Interest-earning assets, net	7,632,136			6,310,932
Noninterest-earning assets	1,304,522			818,914

Total assets	$8,936,658			$7,129,846

Liabilities and Stockholders’ Equity
Interest-bearing liabilities
Interest-bearing deposits	$4,523,194	$3,096	0.27%	$3,379,302	$3,406	0.40%
Notes payable and other borrowings	966,143	2,866	1.18%	1,044,784	4,337	1.66%

Total interest-bearing liabilities	5,489,337	5,962	0.43%	4,424,086	7,743	0.70%
Noninterest-bearing liabilities
Noninterest-bearing deposits	1,761,194			1,179,264
Other liabilities	307,846			341,929

Total liabilities	7,558,377			5,945,279
Stockholders’ equity	1,377,769			1,183,830
Noncontrolling interest	512			737

Total liabilities and stockholders’ equity	$8,936,658			$7,129,846

Net interest income(2)		$99,031			$69,008

Net interest spread(2)			5.01%			4.12%
Net interest margin(2)			5.18%			4.33%

	Six Months Ended June 30,
	2014			2013
	Average Outstanding Balance	Interest Earned or Paid	Annualized Yield or Rate	Average Outstanding Balance	Interest Earned or Paid	Annualized Yield or Rate
Assets
Interest-earning assets
Loans, gross(1)	$5,299,145	$171,948	6.47%	$4,280,580	$130,099	6.06%
Investment securities—taxable	1,133,315	15,206	2.69%	948,789	12,392	2.61%
Investment securities—non-taxable(2)	184,345	3,633	3.94%	209,816	3,794	3.62%
Federal funds sold and securities purchased under agreements to resell	23,305	33	0.28%	22,462	56	0.50%
Interest-bearing deposits in other financial institutions	770,206	912	0.24%	664,002	575	0.25%
Other	203,428	5,708	5.64%	159,685	5,114	6.45%

Interest-earning assets, gross	7,613,744	197,440	5.17%	6,285,334	152,030	4.83%
Allowance for loan losses	(37,891)			(13,720)

Interest-earning assets, net	7,575,853			6,271,614
Noninterest-earning assets	1,336,127			845,500

Total assets	$8,911,980			$7,117,114

Liabilities and Stockholders’ Equity
Interest-bearing liabilities
Interest-bearing deposits	$4,735,026	$6,855	0.29%	$3,468,202	$6,856	0.40%
Notes payable and other borrowings	815,942	5,514	1.35%	948,138	8,230	1.74%

Total interest-bearing liabilities	5,550,968	12,369	0.45%	4,416,340	15,086	0.69%
Noninterest-bearing liabilities
Noninterest-bearing deposits	1,741,409			1,184,990
Other liabilities	264,504			343,915

Total liabilities	7,556,881			5,945,245
Stockholders’ equity	1,354,635			1,171,132
Noncontrolling interest	464			737

Total liabilities and stockholders’ equity	$8,911,980			$7,117,114

Net interest income(2)		$185,071			$136,944

Net interest spread(2)			4.72%			4.14%
Net interest margin(2)			4.90%			4.34%

(1)	Average balance includes non-accrual loans.
(2)	Annualized taxable equivalent adjustments are based on a 35% tax rate. The adjustment to interest income was $0.6 million for each of the three months ended June 30, 2014 and 2013, respectively, and $1.2 million and $1.3 million for the six months ended June 30, 2014 and 2013, respectively.

On a consolidated basis, net interest income increased $30.0 million and $48.2 million during the three and six months ended June 30, 2014, compared with the same periods in 2013. These increases were primarily due to the inclusion of those operations acquired as a part of the FNB Transaction within our banking segment.

The provision for loan losses is determined by management as the amount to be added to the allowance for loan losses after net charge-offs have been deducted to bring the allowance to a level which, in management’s best estimate, is necessary to absorb probable losses within the existing loan portfolio. The consolidated provision for loan losses, primarily in the banking segment, was $5.5 million and $11.3 million during the three months ended June 30, 2014 and 2013, respectively. During the three months ended June 30, 2014 and 2013, the provision for loan losses was comprised of charges relating to newly originated loans and acquired loans without credit impairment at acquisition of $3.9 million and $11.0 million, respectively, and purchased credit impaired (“PCI”) loans of $1.6 million and $0.3 million, respectively. During the six months ended June 30, 2014 and 2013, the consolidated provision for loan losses, primarily in the banking segment, was $8.8 million and $24.3 million, respectively. The provision for loan losses during the six months ended June 30, 2014 and 2013 was comprised of charges relating to newly originated loans and acquired loans without credit impairment at acquisition of $5.3 million and $23.6 million, respectively, and PCI loans of $3.5 million and $0.7 million, respectively.

Consolidated noninterest income decreased $36.0 million and $79.1 million during the three and six months ended June 30, 2014, compared with the same periods in 2013. These year-over-year decreases were primarily related to the reduction in net gains from sale of loans, other mortgage production income and mortgage loan origination fees within our mortgage origination segment of $42.2 million and $97.2 million, respectively, slightly offset by increases in noninterest income in our banking and insurance segments.

Our consolidated noninterest expense during the three and six months ended June 30, 2014 decreased $9.2 million and $11.6 million, respectively, compared with the same periods in 2013. These year-over-year decreases included significant increases in noninterest expenses within our banking segment of $28.3 million and $58.3 million, respectively, primarily due to the inclusion of those operations acquired as part of the FNB Transaction, which were offset by significant decreases in noninterest expenses within our mortgage origination segment of $23.3 million and $54.9 million, respectively, primarily due to reductions in variable compensation tied to mortgage loan originations. Changes between the six months ended June 30, 2014 and 2013 within the major components of noninterest expense included decreases of $18.0 million in employees’ compensation and benefits and $15.7 million in loss and loss adjustment expenses, partially offset by increases of $12.5 million in occupancy and equipment and $8.8 million in other expenses.

Consolidated income tax expense during the three months ended June 30, 2014 and 2013 was $16.3 million and $13.3 million, respectively, reflecting effective rates of 36.2% and 37.0%, respectively. During the six months ended June 30, 2014 and 2013, consolidated income tax expense was $30.6 million and $32.5 million, respectively, reflecting effective rates of 36.2% and 36.7%, respectively.

Segment Results

Banking Segment

Income before income taxes in our banking segment for the three months ended June 30, 2014 and 2013 was $41.5 million and $37.3 million, respectively. Income before income taxes increased in the three months ended June 30, 2014, compared with the same period in 2013, due to increases in net interest income and noninterest income, and a decrease in the provision for loan losses, all of which were partially offset by increases in noninterest expense. Income before income taxes in our banking segment for the six months ended June 30, 2014 and 2013 was $73.4 million and $73.5 million, respectively. Income before taxes in the six months ended June 30, 2014 was comparable to the same period in 2013. The operations acquired as a part of the FNB Transaction had a significant effect on each of the components of income before income taxes during both the three and six months ended June 30, 2014, compared to the same periods in 2013.

At June 30, 2014, the Bank exceeded all regulatory capital requirements with a total capital to risk weighted assets ratio of 13.90%, Tier 1 capital to risk weighted assets ratio of 13.22% and a Tier 1 capital to average assets, or leverage, ratio of 9.97%. At June 30, 2014, the Bank was also considered to be “well-capitalized” under regulatory requirements without giving effect to the final capital rules adopted by the Federal Reserve Board on July 2, 2013 (“Basel III”). For additional discussion of the final Basel III capital rules and their impact on our Company, see the section entitled “Liquidity and Capital Resources—Regulatory Capital” below.

We consider the ratios shown in the table below to be key indicators of the performance of our banking segment.

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended
	2014	2013	2014	2013	December 31, 2013
Performance Ratios:
Efficiency ratio(1)	56.18%	39.64%	59.56%	39.03%	42.58%
Return on average assets	1.36%	1.62%	1.20%	1.65%	1.78%
Net interest margin (taxable equivalent)(2)	5.52%	5.20%	5.16%	5.21%	5.17%

(1)	Noninterest expenses divided by the sum of total noninterest income and net interest income for the period.
(2)	Taxable equivalent net interest income divided by average interest-earning assets.

During the three months ended June 30, 2014, the banking segment’s taxable equivalent net interest margin of 5.52% was impacted by PlainsCapital Merger related accretion of discount on loans of $17.8 million, amortization of premium on acquired securities of $1.0 million and amortization of premium on acquired time deposits of $0.2 million. Additionally, FNB Transaction related accretion of discount on loans of $8.1 million and amortization of premium on acquired time deposits of $2.3 million also impacted the banking segment’s taxable equivalent net interest margin during the three months ended June 30, 2014. These items increased the banking segment’s taxable equivalent net interest margin by 162 basis points for the three months ended June 30, 2014. The banking segment’s taxable equivalent net interest margin for the three months ended June 30, 2013 of 5.20% was impacted by PlainsCapital Merger related accretion of discount on loans of $16.7 million, amortization of premium on acquired securities of $1.4 million and amortization of premium on acquired time deposits of $0.6 million. These items increased the banking segment’s taxable equivalent interest margin by 119 basis points for three months ended June 30, 2013.

During the six months ended June 30, 2014, the banking segment’s taxable equivalent net interest margin of 5.16% was impacted by PlainsCapital Merger related accretion of discount on loans of $28.6 million, amortization of premium on acquired securities of $1.9 million and amortization of premium on acquired time deposits of $0.3 million. Additionally, FNB Transaction related accretion of discount on loans of $15.3 million and amortization of premium on acquired time deposits of $4.6 million also impacted the banking segment’s taxable equivalent net interest margin during the six months ended June 30, 2014.

These items increased the banking segment’s taxable equivalent net interest margin by 138 basis points for the six months ended June 30, 2014. The banking segment’s taxable equivalent net interest margin for the six months ended June 30, 2013 of 5.21% was impacted by PlainsCapital Merger related accretion of discount on loans of $33.6 million, amortization of premium on acquired securities of $3.4 million and amortization of premium on acquired time deposits of $1.7 million. These items increased the banking segment’s taxable equivalent interest margin by 120 basis points for six months ended June 30, 2013.

The tables below provide additional details regarding our banking segment’s net interest income (dollars in thousands).

	Three Months Ended June 30,
	2014			2013
	Average Outstanding Balance	Interest Earned or Paid	Annualized Yield or Rate	Average Outstanding Balance	Interest Earned or Paid	Annualized Yield or Rate
Assets
Interest-earning assets
Loans, gross(1)	$4,216,648	$80,173	7.55%	$2,949,314	$53,435	7.18%
Subsidiary warehouse lines of credit	901,125	8,229	3.61%	1,002,847	14,328	5.65%
Investment securities—taxable	913,494	4,561	2.00%	797,472	3,461	1.74%
Investment securities—non-taxable(2)	152,042	1,476	3.88%	158,075	1,383	3.50%
Federal funds sold and securities purchased under agreements to resell	20,308	14	0.28%	31,348	22	0.28%
Interest-bearing deposits in other financial institutions	406,773	256	0.25%	323,095	211	0.26%
Other	42,871	411	3.84%	42,304	385	3.64%

Interest-earning assets, gross	6,653,261	95,120	5.68%	5,304,455	73,225	5.47%
Allowance for loan losses	(38,745)			(20,421)

Interest-earning assets, net	6,614,516			5,284,034
Noninterest-earning assets	1,260,740			783,049

Total assets	$7,875,256			$6,067,083

Liabilities and Stockholders’ Equity
Interest-bearing liabilities
Interest-bearing deposits	$4,500,603	$3,112	0.28%	$3,354,713	$3,384	0.40%
Notes payable and other borrowings	597,977	392	0.26%	537,821	376	0.28%

Total interest-bearing liabilities(3)	5,098,580	3,504	0.28%	3,892,534	3,760	0.39%
Noninterest-bearing liabilities
Noninterest-bearing deposits	1,706,187			1,264,331
Other liabilities	31,748			34,929

Total liabilities	6,836,515			5,191,794
Stockholders’ equity	1,038,741			875,289

Total liabilities and stockholders’ equity	$7,875,256			$6,067,083

Net interest income(2)		$91,616			$69,465

Net interest spread(2)			5.40%			5.08%
Net interest margin(2)			5.52%			5.20%

	Six Months Ended June 30,
	2014			2013
	Average Outstanding Balance	Interest Earned or Paid	Annualized Yield or Rate	Average Outstanding Balance	Interest Earned or Paid	Annualized Yield or Rate
Assets
Interest-earning assets
Loans, gross(1)	$4,231,309	$150,894	7.11%	$2,924,774	$107,244	7.30%
Subsidiary warehouse lines of credit	769,643	15,161	3.92%	992,244	28,215	5.66%
Investment securities—taxable	905,127	8,956	1.98%	742,512	6,178	1.66%
Investment securities—non-taxable(2)	153,048	2,971	3.88%	162,290	2,812	3.47%
Federal funds sold and securities purchased under agreements to resell	23,305	33	0.28%	20,020	28	0.28%
Interest-bearing deposits in other financial institutions	600,960	769	0.26%	403,745	524	0.26%
Other	36,016	812	4.51%	31,269	550	3.52%

Interest-earning assets, gross	6,719,408	179,596	5.33%	5,276,854	145,551	5.49%
Allowance for loan losses	(37,733)			(13,568)

Interest-earning assets, net	6,681,675			5,263,286
Noninterest-earning assets	1,265,809			798,492

Total assets	$7,947,484			$6,061,778

Liabilities and Stockholders’ Equity
Interest-bearing liabilities
Interest-bearing deposits	$4,724,047	$6,897	0.29%	$3,425,592	$6,816	0.40%
Notes payable and other borrowings	474,797	717	0.30%	452,542	729	0.32%

Total interest-bearing liabilities(3)	5,198,844	7,614	0.30%	3,878,134	7,545	0.39%
Noninterest-bearing liabilities
Noninterest-bearing deposits	1,703,019			1,264,024
Other liabilities	25,169			58,639

Total liabilities	6,927,032			5,200,797
Stockholders’ equity	1,020,452			860,981

Total liabilities and stockholders’ equity	$7,947,484			$6,061,778

Net interest income(2)		$171,982			$138,006

Net interest spread(2)			5.03%			5.10%
Net interest margin(2)			5.16%			5.21%

(1)	Average balance includes non-accrual loans.

(2)	Annualized taxable equivalent adjustments are based on a 35% tax rate. The adjustment to interest income was $0.5 million for each of the three months ended June 30, 2014 and 2013, respectively, and $1.0 million for each of the six months ended June 30, 2014 and 2013, respectively.
(3)	Excludes the allocation of interest expense on PlainsCapital debt of $0.3 million for each of the three months ended June 30, 2014 and 2013 and $0.6 million and $0.5 million for the six months ended June 30, 2014 and 2013.

The banking segment’s net interest margin shown above exceeds our consolidated net interest margin. Our consolidated net interest margin includes the yields and costs associated with certain items within interest-earning assets and interest-bearing liabilities in the financial advisory segment, as well as the borrowing costs of Hilltop and PlainsCapital, both of which reduce our consolidated net interest margin. In addition, the banking segment’s interest earning assets include lines of credit extended to subsidiaries, the yields on which increase the banking segment’s net interest margin. Such yields and costs are eliminated from the consolidated financial statements.

The following tables summarize the changes in the banking segment’s net interest income for the periods indicated below, including the component changes in the volume of average interest-earning assets and interest-bearing liabilities and changes in the rates earned or paid on those items (in thousands).

	Three Months Ended June 30, 2014 v. 2013			Six Months Ended June 30, 2014 v. 2013
	Change Due To(1)			Change Due To(1)
	Volume	Yield/Rate	Change	Volume	Yield/Rate	Change
Interest income
Loans, gross	$22,749	$3,989	$26,738	$47,692	$(4,042)	$43,650
Subsidiary warehouse lines of credit	(1,437)	(4,662)	(6,099)	(6,295)	(6,759)	(13,054)
Investment securities—taxable	504	596	1,100	1,353	1,425	2,778
Investment securities—non-taxable(2)	(53)	146	93	(160)	319	159
Federal funds sold and securities purchased under agreements to resell	(8)	—	(8)	5	—	5
Interest-bearing deposits in other financial institutions	55	(10)	45	258	(13)	245
Other	5	21	26	83	179	262

Total interest income(2)	21,815	80	21,895	42,936	(8,891)	34,045
Interest expense
Deposits	$1,159	$(1,431)	$(272)	$2,605	$(2,524)	$81
Notes payable and other borrowings	42	(26)	16	36	(48)	(12)

Total interest expense	1,201	(1,457)	(256)	2,641	(2,572)	69

Net interest income(2)	$20,614	$1,537	$22,151	$40,295	$(6,319)	$33,976

(1)	Changes attributable to both volume and yield/rate are included in yield/rate column.
(2)	Annualized taxable equivalent.

Taxable equivalent net interest income increased $22.2 million and $34.0 million during the three and six months ended June 30, 2014, respectively, compared with the same periods in 2013. Increases in the volume of interest-earning assets, primarily loans acquired in the FNB Transaction, increased taxable equivalent net interest income by $21.8 million and $42.9 million during the three and six months ended June 30, 2014, respectively, compared with the same periods in 2013, while increases in the volume of interest-bearing liabilities, primarily deposits assumed in the FNB Transaction, reduced taxable equivalent interest income by $1.2 million and $2.6 million during these same respective periods. Increases in accretable yields on loans, particularly accretable yield on loans acquired in the PlainsCapital Merger, as well as increased yields on the investment portfolio, were offset by a lower yield on subsidiary warehouse lines of credit, resulting in a net minimal effect on taxable equivalent net interest income due to yield on interest-earning assets for the three months ended June 30, 2014, compared to the same period in 2013. Changes in the yields earned on interest-earning assets decreased taxable equivalent net interest income by $8.9 million during the six months ended June 30, 2014, compared with the same period in 2013, primarily due to lower yields on the loan portfolio and the subsidiary warehouse lines of credit. Changes in rates paid on interest-bearing liabilities increased taxable equivalent interest income by $1.5 million and $2.6 million during the three and six months ended June 30, 2014, respectively, compared with the same periods in 2013, primarily due to the amortization of premiums on time deposits acquired in the FNB Transaction.

The banking segment’s noninterest income was $16.4 million and $11.9 million during the three months ended June 30, 2014 and 2013, respectively, and $32.6 million and $24.1 million during the six months ended June 30, 2014 and 2013, respectively. These year-over-year increases in noninterest income were primarily due to service charges and fees on deposits assumed in the FNB Transaction, as well as accretion on the amounts receivable under the loss-share agreements with the FDIC (“FDIC Indemnification Asset”) associated with the FNB Transaction. Noninterest income was also negatively affected by decreases in intercompany financing charges associated with the lending commitment on the PrimeLending warehouse line of credit.

The banking segment’s noninterest expenses were $60.2 million and $31.9 million during the three months ended June 30, 2014 and 2013, respectively, and $120.9 million and $62.6 million during the six months ended June 30, 2014 and 2013, respectively. Noninterest expenses were primarily comprised of employees’ compensation and benefits, and occupancy expenses. The significant year-over-year increase in noninterest expenses was primarily due to the inclusion of the operations acquired in the FNB Transaction.

Mortgage Origination Segment

Income before income taxes in our mortgage origination segment for the three months ended June 30, 2014 and 2013 was $9.2 million and $18.9 million, respectively, while income before income taxes in our mortgage origination segment for the six months ended June 30, 2014 and 2013 was $6.2 million and $31.2 million, respectively. These decreases in income before income taxes for the three and six months ended June 30, 2014 compared to the same periods in 2013 were primarily due to the decreases in noninterest income driven by the reduction in loan origination volume, partially offset by the decreases in noninterest expense primarily due to the reductions in compensation expense that varies with the volume of mortgage loan originations, and to a lesser extent, reductions in segment operating costs made to address the reduction in loan origination volume. Additionally, net interest expense of $2.4 million and $11.8 million during the three months ended June 30, 2014 and 2013, respectively, and net interest expense of $6.5 million and $23.9 million during the six months ended June 30, 2014 and 2013, respectively, resulted from interest incurred on a warehouse line of credit held at the Bank as well as related intercompany financing costs, partially offset by interest income earned on loans held for sale.

The mortgage origination segment originates all of its mortgage loans through a retail channel. The following table provides certain details regarding our mortgage loan originations (dollars in thousands).

	Three Months Ended June 30,				Six Months Ended June 30,
	2014	% of Total	2013	% of Total	2014	% of Total	2013	% of Total
Mortgage Loan Originations—units	13,373		16,508		22,525		30,954

Mortgage Loan Originations—volume	$2,838,731		$3,549,670		$4,704,884		$6,595,933

Mortgage Loan Originations:
Conventional	$1,777,589	62.62%	$2,251,378	63.43%	$2,971,726	63.16%	$4,176,149	63.31%
Government	818,158	28.82%	1,022,069	28.79%	1,370,486	29.13%	1,945,788	29.50%
Jumbo	238,991	8.42%	267,063	7.52%	355,725	7.56%	452,451	6.86%
Other	3,993	0.14%	9,160	0.26%	6,947	0.15%	21,545	0.33%

	$2,838,731	100.00%	$3,549,670	100.00%	$4,704,884	100.00%	$6,595,933	100.00%

Home purchases	$2,396,094	84.41%	$2,377,871	66.99%	$3,864,805	82.14%	$3,987,732	60.46%
Refinancings	442,637	15.59%	1,171,799	33.01%	840,079	17.86%	2,608,201	39.54%

	$2,838,731	100.00%	$3,549,670	100.00%	$4,704,884	100.00%	$6,595,933	100.00%

Texas	$692,878	24.41%	$788,996	22.23%	$1,123,033	23.87%	$1,446,257	21.93%
California	387,445	13.65%	673,388	18.97%	679,017	14.43%	1,225,206	18.57%
Florida	135,701	4.78%	116,419	3.28%	229,075	4.87%	226,592	3.43%
North Carolina	123,930	4.37%	181,365	5.11%	215,662	4.58%	356,206	5.40%
Ohio	117,026	4.12%	121,378	3.42%	184,106	3.91%	230,734	3.50%
Virginia	93,538	3.29%	149,027	4.20%	144,417	3.07%	281,514	4.27%
Arizona	85,268	3.00%	123,473	3.48%	164,753	3.50%	230,734	3.50%
Missouri	84,962	2.99%	56,728	1.60%	137,209	2.92%	102,343	1.55%
South Carolina	84,190	2.97%	96,326	2.71%	130,107	2.77%	172,104	2.61%
All other states	1,033,793	36.42%	1,242,570	35.00%	1,697,505	36.08%	2,324,243	35.24%

	$2,838,731	100.00%	$3,549,670	100.00%	$4,704,884	100.00%	$6,595,933	100.00%

The mortgage lending business is subject to variables that can impact loan origination volume, including seasonal and interest rate fluctuations. Historically, we have typically experienced increased loan origination volume from purchases of homes during the spring and summer, when more people tend to move and buy or sell homes. An increase in mortgage interest rates tends to result in decreased loan origination volume from refinancings, while a decrease in mortgage interest rates tends to result in increased refinancings. Changes in interest rates have historically had a lesser impact on home purchases volume than on refinancing volume.

Beginning in May 2013 and continuing through the fourth quarter of 2013, mortgage interest rates increased at a pace that, along with other factors, resulted in decreases of 20.0% and 28.7% in the mortgage origination segment’s total loan origination volume during the three and six months ended June 30, 2014 when compared to the same periods in 2013. Home purchases volume of $2.4 billion during the three months ended June 30, 2014 was virtually unchanged from the three months ended June 30, 2013, while the mortgage origination segment experienced a $927.4 million increase, or 63.1%, in home purchases volume between the three months ended March 31, 2014 and three months ended June 30, 2014. Refinancing volume decreased from $1.2 billion during the three months ended June 30, 2013 (33% of total loan origination volume) to $442.6 million during the three months ended June 30, 2014 (16% of total loan origination volume). For each quarter subsequent to the second quarter of 2013, the mortgage origination segment’s refinancing volume as a percentage of total loan origination volume has ranged between 16% and 21%. We anticipate that this trend will continue throughout the remainder of 2014, and total mortgage loan origination volumes in 2014 will more closely follow seasonal trends historically experienced by the mortgage origination segment.

While the mortgage origination segment’s total loan origination volume decreased 20.0% during the three months ended June 30, 2014, compared to the same period in 2013, income before income taxes decreased 51.3% between the same periods ($9.2 million income compared to $18.9 million income). Income before income taxes decreased at a greater rate primarily because segment operating costs included in noninterest expenses, such as employee related (salaries and benefits), occupancy, and administrative expenses, decreased at a lesser rate, approximately 11%, than loan origination volume decreased between the two periods. To address negative trends in loan origination volume resulting from changes in interest rates that began in May 2013, the mortgage origination segment reduced its non-origination employee headcount approximately 22% during the third and fourth quarters of 2013. Salaries and benefits expenses for the three and six months ended June 30, 2014 decreased approximately 11% and 13% respectively, as compared to the same periods in 2013 as the benefits of the headcount reductions in the third and fourth quarters of 2013 were realized. We also engaged in other initiatives to reduce segment operating costs during the third and fourth quarters of 2013 that were primarily responsible for the decrease of approximately 11% in non-employee related expenses for both the three and six months ended June 30, 2014 as compared to the same periods in 2013. The benefits of the employee reductions and other cost savings initiatives include a decrease in recurring quarterly operating costs of approximately $8 million since the third quarter of 2013. Also impacting the trend in income before taxes, to a lesser extent, was a decrease in loan revenue margins resulting from increased pricing competition.

The mortgage origination segment sells substantially all mortgage loans it originates to various investors in the secondary market, the majority servicing released. During the six months ended June 30, 2013, the mortgage origination segment retained servicing on approximately 8% of loans sold. This rate was increased to approximately 22% during the third and fourth quarters of 2013, and approximately 31% during the six months ended June 30, 2014. The related mortgage servicing rights (“MSR”) asset was valued at $35.9 million on $3.3 billion of serviced loan volume at June 30, 2014, compared to a value of $20.1 million on $2.0 billion of serviced loan volume at December 31, 2013. All income related to retained servicing, including changes in the value of the MSR asset, is included in noninterest income. The mortgage origination segment’s determination on whether to retain or release servicing on mortgage loans it sells is impacted by changes in mortgage interest rates, and refinancing and market activity. We may, from time to time, manage our MSR asset through different strategies, including varying the percentage of mortgage loans sold servicing released and opportunistically selling MSR assets. In July 2014, the mortgage origination segment sold MSR assets of $11.4 million, which represented approximately $1.0 billion of its serviced loan volume.

Noninterest income was $122.8 million and $165.3 million for the three months ended June 30, 2014 and 2013, respectively, and $214.6 million and $311.8 million for the six months ended June 30, 2014 and 2013, respectively. Noninterest income was comprised of net gains on the sale of loans and other mortgage production income, and mortgage origination fees. Noninterest income decreased 25.7% and 31.2% during the three and six months ended June 30, 2014 when compared to the same periods in 2013, which were comparable to the decreases of 20.0% and 28.7% in loan origination volume experienced during the same respective periods.

Gains and losses resulting from changes in the fair value of the mortgage origination segment’s interest rate lock commitments (“IRLCs”) and loans held for sale, and the related activity associated with forward commitments used by the mortgage origination segment to mitigate interest rate risk associated with its IRLCs and mortgage loans held for sale, are included in noninterest income. Related net gains totaled $25.7 million and $6.9 million during the three months ended June 30, 2014 and 2013, respectively, and net gains totaled $29.0 million and $3.4 million during the six months ended June 30, 2014 and 2013, respectively. During the three and six months ended June 30, 2014, the net gains were primarily the result of an increase in the volume of IRLCs and mortgage loans held during these respective periods.

Noninterest expenses were $111.2 million and $134.5 million for the three months ended June 30, 2014 and 2013, respectively, and $201.9 million and $256.8 million for the six months ended June 30, 2014 and 2013, respectively. Employees’ compensation and benefits accounted for the majority of the noninterest expenses incurred. Compensation that varies with the volume of mortgage loan originations and overall segment profitability decreased $14.1 million and $31.4 million during the three and six months ended June 30, 2014, as compared to the same periods in 2013, and comprised approximately 60% and 64% of the total employees’ compensation and benefits expenses during the three months ended June 30, 2014 and 2013, respectively, and 56% and 62% during the six months ended June 30, 2014 and 2013, respectively. In addition, employee salaries and benefits decreased $3.7 million and $8.5 million during the three and six months ended June 30, 2014, as compared to the same periods in 2013, primarily as a result of headcount reductions in the third and fourth quarters of 2013. The mortgage origination segment records unreimbursed closing costs as noninterest expense when it pays a customer’s closing costs in return for the customer choosing to accept a higher interest rate on the customer’s mortgage loan. Unreimbursed closing costs during the three months ended June 30, 2014 and 2013 were $8.7 million and $9.8 million, respectively, and $13.9 million and $20.3 million for the six months ended June 30, 2014 and 2013, respectively.

Between January 1, 2005, and June 30, 2014, the mortgage origination segment sold mortgage loans totaling $59.9 billion. These loans were sold under sales contracts that generally include provisions which hold the mortgage origination segment responsible for errors or omissions relating to its representations and warranties that loans sold meet certain requirements, including representations as to underwriting standards and the validity of certain borrower representations in connection with the loan. In addition, the sales contracts typically require the refund of purchased servicing rights plus certain investor servicing costs if a loan experiences an early payment default. While the mortgage origination segment sold loans prior to 2005, it has not experienced, nor does it anticipate experiencing, significant losses on loans originated prior to 2005 as a result of investor claims under these provisions of its sales contracts.

When an investor claim for indemnification of a loan sold is made, we evaluate the claim and determine if the claim can be satisfied through additional documentation or other deliverables. If the claim cannot be satisfied in that matter, we negotiate with the investor to reach a settlement of the claim. Settlements typically result in either the repurchase of a loan or reimbursement to the investor for losses incurred on the loan. Following is a summary of the mortgage origination segment’s claims resolution activity relating to loans sold between January 1, 2005 and June 30, 2014 (dollars in thousands).

	Original Loan Balance		Loss Recognized
	Amount	% of Loans Sold	Amount	% of Loans Sold
Claims resolved with no payment	$145,524	0.24%	$—	0.00%
Claims resolved as a result of a loan repurchase or payment to an investor for losses incurred(1)	185,178	0.31%	24,291	0.04%

	$330,702	0.55%	$24,291	0.04%

(1)	Losses incurred include refunded purchased servicing rights.

At June 30, 2014 and December 31, 2013, the mortgage origination segment’s indemnification liability reserve totaled $19.7 million and $21.1 million, respectively. The related provision for indemnification losses was $0.9 million and $1.0 million for the three months ended June 30, 2014 and 2013, respectively, and $1.4 million and $2.0 million for the six months ended June 30, 2014 and 2013, respectively.

Insurance Segment

Losses before income taxes in our insurance segment were $5.5 million and $20.5 million during the three months ended June 30, 2014 and 2013. Income before income taxes in our insurance segment was $6.0 million during the six months ended June 30, 2014, compared with a loss before income taxes of $14.3 million during the same period in 2013. The insurance segment is subject to claims arising out of severe weather, the incidence and severity of which are inherently unpredictable. Generally, the insurance segment’s insured risks exhibit higher losses in the second and third calendar quarters due to a seasonal concentration of weather-related events in its primary geographic markets. Although weather-related losses (including hail, high winds, tornadoes and hurricanes) can occur in any calendar quarter, the second calendar quarter, historically, has experienced the highest frequency of losses associated with these events. Hurricanes, however, are more likely to occur in the third calendar quarter of the year.

The significant year-over-year improvements in operating results in our insurance segment were primarily a result of growth of earned premium and improved claims loss experience associated with the significant decline in the severity of severe weather-related events during 2014. Based on our estimates of the ultimate losses, claims associated with these storms totaled $14.3 million through June 30, 2014. The significant loss during the three months ended June 30, 2013 was primarily driven by the severity of three tornado, wind and hail storms during the second quarter of 2013. Based on estimates of the ultimate cost, two of these storms are considered catastrophic losses as they exceeded our $8 million reinsurance retention during the third quarter of 2013. The estimate of ultimate losses from these storms totaled $20.9 million through June 30, 2013 with a net loss, after reinsurance, of $20.7 million.

During 2013, the insurance segment initiated a review of the pricing of its primary products in each state of operation utilizing a consulting actuarial firm to supplement normal review processes. Rate filings have been made for certain products in several states for increases effective in 2014, and the process will continue through the remainder of the insurance segment’s products and states in which it operates. Concurrently, business concentrations were reviewed and actions initiated, including cancellation of agents, non-renewal of policies and cessation of new business writing on certain products in problematic geographic areas. These actions have reduced the rate of premium growth for the first six months of 2014 when compared with the patterns exhibited in prior years. However, we expect the reduced exposure to volatile weather through a lower number of insureds in these areas to improve our loss experience during 2014.

The insurance segment’s operations resulted in combined ratios of 118.2% and 158.2% during the three months ended June 30, 2014 and 2013, respectively, and 97.9% and 124.0% during the six months ended June 30, 2014 and 2013, respectively. The year-over-year improvement in the combined ratios was primarily driven by the increase in earned premiums and improvement in our claims loss experience. The combined ratio is a measure of overall insurance underwriting profitability, and represents the sum of the loss and LAE ratio and the underwriting expense ratio, which are discussed in more detail below.

Noninterest income of $43.1 million during the three months ended June 30, 2014 included net insurance premiums earned of $40.8 million, compared to $38.6 million for the same period in 2013, while noninterest income of $85.9 million during the six months ended June 30, 2014 included net insurance premiums earned of $81.1 million, compared to $76.1 million for the same period in 2013. The increase in earned premiums during both periods is primarily attributable to rate and volume increases in homeowners and mobile home products.

Direct insurance premiums written by major product line are presented in the table below (in thousands).

	Three Months Ended			Six Months Ended
	June 30,		Variance	June 30,		Variance
	2014	2013	2014 vs 2013	2014	2013	2014 vs 2013
Direct Insurance Premiums Written:
Homeowners	$21,431	$21,980	$(549)	$40,016	$40,524	$(508)
Fire	15,125	14,959	166	28,960	28,011	949
Mobile Home	10,280	9,646	634	20,499	18,729	1,770
Commercial	1,075	1,264	(189)	2,161	2,398	(237)
Other	88	101	(13)	134	145	(11)

	$47,999	$47,950	$49	$91,770	$89,807	$1,963

Total direct insurance premiums written for our three largest insurance product lines increased by $0.3 million and $2.2 million during the three and six months ended June 30, 2014, respectively, compared to the same periods in 2013. These increases were due to growth in our core insurance products.

Net insurance premiums earned by major product line are presented in the table below (in thousands).

	Three Months Ended			Six Months Ended
	June 30,		Variance	June 30,		Variance
	2014	2013	2014 vs 2013	2014	2013	2014 vs 2013
Net Insurance Premiums Earned:
Homeowners	$18,243	$17,721	$522	$35,361	$34,322	$1,039
Fire	12,847	12,039	808	25,592	23,724	1,868
Mobile Home	8,701	7,730	971	18,114	15,862	2,252
Commercial	909	1,015	(106)	1,910	2,031	(121)
Other	77	85	(8)	119	124	(5)

	$40,777	$38,590	$2,187	$81,096	$76,063	$5,033

Net insurance premiums earned for the three and six months ended June 30, 2014 increased compared to the same periods in 2013, primarily due to increases in net insurance premiums written of $0.5 million and $3.3 million, respectively.

Noninterest expenses of $49.4 million and $62.1 million during the three months ended June 30, 2014 and 2013, respectively, and $81.8 million and $96.4 million during the six months ended June 30, 2014 and 2013, respectively, include both loss and LAE expenses and policy acquisition and other underwriting expenses, as well as other noninterest expenses. Loss and LAE are recognized based on formula and case basis estimates for losses reported with respect to direct business, estimates of unreported losses based on past experience and deduction of amounts for reinsurance placed with reinsurers. Loss and LAE during the three months ended June 30, 2014 was $35.3 million, compared to $48.2 million during the same period in 2013, resulting in loss and LAE ratios of 86.5% and 124.8% during the three months ended June 30, 2014 and 2013, respectively. Loss and LAE during the six months ended June 30, 2014 was $53.6 million, compared to $69.3 million during the same period in 2013. As a result, the loss and LAE ratios during the six months ended June 30, 2014 and 2013 were 66.1% and 91.2%, respectively. These year-over-year ratio improvements were primarily a result of growth of earned premium and improved claims loss experience associated with the significant decline in the severity of severe weather-related events during 2014.

Policy acquisition and other underwriting expenses encompass all expenses incurred relative to NLC operations, and include elements of multiple categories of expense otherwise reported as noninterest expense in the consolidated statements of operations.

Policy acquisition and other underwriting expenses were as follows (dollars in thousands).

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2014	2013	2014 vs 2013	2014	2013	2014 vs 2013
Amortization of deferred policy acquisition costs	$10,402	$10,273	$129	$20,599	$19,887	$712
Other underwriting expenses	3,325	3,273	52	6,705	6,304	401

Total	13,727	13,546	181	27,304	26,191	1,113
Agency expenses	(813)	(658)	(155)	(1,503)	(1,226)	(277)

Total less agency expenses	$12,914	$12,888	$26	$25,801	$24,965	$836

Net insurance premiums earned	$40,777	$38,590	$2,187	$81,096	$76,063	$5,033

Expense ratio	31.7%	33.4%	–1.7%	31.8%	32.8%	–1.0%

Financial Advisory Segment

Income before income taxes in our financial advisory segment during the three months ended June 30, 2014 and 2013 was $0.6 million and $2.0 million, respectively, while income before income taxes in our financial advisory segment during the six months ended June 30, 2014 and 2013 was $0.5 million and $2.3 million, respectively. Continuing uncertainty in fixed income markets as a result of increased regulations, uncertainty in the direction of future interest rates and a lack of liquidity in the market have resulted in reduced sales of fixed income securities to institutional customers.

The financial advisory segment had net interest income of $3.2 million and $3.5 million during the three months ended June 30, 2014 and 2013, respectively, and $5.8 million and $6.8 million during the six months ended June 30, 2014 and 2013, respectively, consisting of securities lending activity, customer margin loan balances and investment securities used to support sales, underwriting and other customer activities.

Noninterest income was $25.8 million and $28.9 million during the three months ended June 30, 2014 and 2013, respectively, and $50.4 million and $51.6 million during the six months ended June 30, 2014 and 2013, respectively. The majority of the financial advisory segment’s noninterest income was generated from fees and commissions earned from investment advisory and securities brokerage activities of $22.3 million and $26.0 million during the three months ended June 30, 2014 and 2013, respectively, and $43.6 million and $48.0 million during the six months ended June 30, 2014 and 2013, respectively. The financial advisory segment participates in programs in which it issues forward purchase commitments of mortgage-backed securities to certain clients and sells TBAs. Changes in the fair values of these derivative instruments produced net gains of $3.2 million and $3.8 million during the three months ended June 30, 2014 and 2013, respectively, and $6.1 million and $5.6 million during the six months ended June 30, 2014 and 2013, respectively. Changes in the fair value of the financial advisory segment’s trading portfolio, which is used to support sales, underwriting and other customer activities, produced gains of $0.3 million and losses of $1.9 million during the three months ended June 30, 2014 and 2013, respectively, and gains of $0.7 million and losses of $0.9 million during the six months ended June 30, 2014 and 2013, respectively.

Noninterest expenses were $28.4 million and $30.4 million during the three months ended June 30, 2014 and 2013, respectively, and $55.7 million and $56.1 million during the six months ended June 30, 2014 and 2013, respectively. Employees’ compensation and benefits accounted for the majority of the decrease in noninterest expenses primarily due to decreases in compensation costs that vary with noninterest income.

Corporate

Corporate includes certain activities not allocated to specific business segments. These activities include holding company financing and investing activities, and management and administrative services to support the overall operations of the Company including, but not limited to, certain executive management, corporate relations, legal, finance, and acquisition costs not allocated to business segments.

As a holding company, Hilltop’s primary investment objectives are to preserve capital and have available cash resources to utilize in making acquisitions. Investment and interest income earned, primarily from available cash and available-for-sale securities, including our note receivable from SWS, was $1.7 million and $1.6 million during the three months ended June 30, 2014 and 2013, respectively, and $3.4 million and $3.3 million during the six months ended June 30, 2014 and 2013, respectively.

Interest expense of $1.7 million and $3.5 million during the three and six months ended June 30, 2013, respectively, was due to interest costs associated with the 7.50% Senior Exchangeable Notes due 2025 of HTH Operating Partnership LP, a wholly owned subsidiary of Hilltop, which were called for redemption during the fourth quarter of 2013.

Noninterest expenses were $2.6 million and $1.7 million during the three months ended June 30, 2014 and 2013, respectively, and $4.8 million and $3.9 million during the six months ended June 30, 2014 and 2013, respectively. Noninterest expenses were primarily comprised of employees’ compensation and benefits and professional fees. The increases in noninterest expenses were primarily due to year-over-year increases in headcount and related costs.

Financial Condition

The following discussion contains a more detailed analysis of our financial condition at June 30, 2014 as compared to December 31, 2013.

Securities Portfolio

At June 30, 2014, investment securities consisted of securities of the U.S. Treasury, U.S. government and its agencies, obligations of municipalities and other political subdivisions, primarily in the State of Texas, mortgage-backed, corporate debt, and equity securities, a note receivable and a warrant. We have the ability to categorize investments as trading, available for sale, and held to maturity.

Trading securities are bought and held principally for the purpose of selling them in the near term and are carried at fair value, marked to market through operations and held at the Bank and First Southwest. Securities that may be sold in response to changes in market interest rates, changes in securities’ prepayment risk, increases in loan demand, general liquidity needs and other similar factors are classified as available for sale and are carried at estimated fair value, with unrealized gains and losses recorded in accumulated other comprehensive income (loss). Securities are classified as held to maturity based on the intent and ability of our management, at the time of purchase, to hold such securities to maturity. These securities are carried at amortized cost.

The table below summarizes our securities portfolio (in thousands).

	June 30,	December 31,
	2014	2013
Trading securities, at fair value	$61,663	$58,846

Securities available for sale, at fair value
U.S. Treasury securities	63,822	43,528
U.S. government agencies:
Bonds	635,099	662,732
Residential mortgage-backed securities	57,504	60,087
Collateralized mortgage obligations	107,130	120,461
Corporate debt securities	101,255	76,608
States and political subdivisions	147,831	156,835
Commercial mortgage-backed securities	665	760
Equity securities	24,653	22,079
Note receivable	49,921	47,909
Warrant	13,898	12,144

	1,201,778	1,203,143

Securities held to maturity, at amortized cost
U.S. government agencies:
Residential mortgage-backed securities	31,048	—
Collateralized mortgage obligations	29,821	—
States and political subdivisions	4,406	—

	65,275	—

Total securities portfolio	$1,328,716	$1,261,989

We had net unrealized losses of $4.1 million and $53.7 million related to the available for sale investment portfolio at June 30, 2014 and December 31, 2013, respectively. The significant decrease in the net unrealized loss position of our available for sale investment portfolio during 2014 was due to the effects of a decrease in market interest rates since December 31, 2013 that resulted in an increase in the fair value of our debt securities.

The market value of securities held to maturity at June 30, 2014 approximated book value.

Banking Segment

The banking segment’s securities portfolio plays a role in the management of our interest rate sensitivity and generates additional interest income. In addition, the securities portfolio is used to meet collateral requirements for public and trust deposits, securities sold under agreements to repurchase and other purposes. The available for sale securities portfolio serves as a source of liquidity. Historically, the Bank’s policy has been to invest primarily in securities of the U.S. government and its agencies, obligations of municipalities in the State of Texas and other high grade fixed income securities to minimize credit risk. At June 30, 2014, the banking segment’s securities portfolio of $1.1 billion was comprised of trading securities of $21.1 million, available for sale securities of $974.1 million and held to maturity securities of $65.3 million.

Insurance Segment

Our insurance segment’s primary investment objective is to preserve capital and manage for a total rate of return. NLC’s strategy is to purchase securities in sectors that represent the most attractive relative value. Our insurance segment invests the premiums it receives from policyholders until they are needed to pay policyholder claims or other expenses. At June 30, 2014, the insurance segment’s securities portfolio was comprised of $153.1 million in available for sale securities and $5.5 million of other investments included in other assets within the consolidated balance sheet.

Financial Advisory Segment

Our financial advisory segment holds securities to support sales, underwriting and other customer activities. Because FSC is a broker-dealer, it is required to carry its securities at fair value and record changes in the fair value of the portfolio in operations. Accordingly, FSC classifies its securities portfolio of $40.5 million at June 30, 2014 as trading.

Corporate

Available for sale securities of Hilltop at June 30, 2014 include the note receivable from, and warrant to purchase shares of SWS, of $63.8 million, and equity securities of $10.7 million representing those shares of SWS common stock held by Hilltop.

Non-Covered Loan Portfolio

Consolidated non-covered loans held for investment are detailed in the table below, classified by portfolio segment and segregated between those considered to be PCI loans and all other originated or acquired loans (in thousands). PCI loans showed evidence of credit deterioration that makes it probable that all contractually required principal and interest payments will not be collected.

June 30, 2014	Loans, excluding PCI Loans	PCI Loans	Total Loans
Commercial and industrial	$1,660,181	$21,474	$1,681,655
Real estate	1,560,314	26,221	1,586,535
Construction and land development	381,608	10,003	391,611
Consumer	51,947	3,089	55,036

Non-covered loans, gross	3,654,050	60,787	3,714,837
Allowance for loan losses	(32,857)	(3,574)	(36,431)

Non-covered loans, net of allowance	$3,621,193	$57,213	$3,678,406

December 31, 2013	Loans, excluding PCI Loans	PCI Loans	Total Loans
Commercial and industrial	$1,600,450	$36,816	$1,637,266
Real estate	1,418,003	39,250	1,457,253
Construction and land development	344,734	19,817	364,551
Consumer	51,067	4,509	55,576

Non-covered loans, gross	3,414,254	100,392	3,514,646
Allowance for loan losses	(30,104)	(3,137)	(33,241)

Non-covered loans, net of allowance	$3,384,150	$97,255	$3,481,405

Banking Segment

The loan portfolio constitutes the major earning asset of the banking segment and typically offers the best alternative for obtaining the maximum interest spread above the banking segment’s cost of funds. The overall economic strength of the banking segment generally parallels the quality and yield of its loan portfolio. The banking segment’s loan portfolio is presented below in two sections, “—Non-Covered Loan Portfolio” and “—Covered Loan Portfolio.” The “Covered Loan Portfolio”

consists of loans acquired in the FNB Transaction that are subject to loss-share agreements with the FDIC and is discussed below. The “Non-Covered Loan Portfolio” includes all other loans held by the Bank, which we refer to as “non-covered loans,” and is discussed herein.

The banking segment’s total non-covered loans, net of the allowance for non-covered loan losses, were $4.2 billion and $4.3 billion at June 30, 2014 and December 31, 2013, respectively. The banking segment’s non-covered loan portfolio includes a $1.5 billion warehouse line of credit extended to PrimeLending, of which $1.3 billion and $1.0 billion was drawn at June 30, 2014 and December 31, 2013, respectively, as well as term loans to First Southwest that had an outstanding balance of $23.0 million at June 30, 2014 and December 31, 2013. Prior to June 2014, the warehouse line of credit had $1.3 billion of availability. Amounts advanced against the warehouse line of credit and the First Southwest term loans are eliminated from net loans on our consolidated balance sheets.

The banking segment does not generally participate in syndicated loan transactions and has no foreign loans in its portfolio. The areas of concentration within our covered real estate portfolio were construction and land development loans, non-construction residential real estate loans, and non-construction commercial real estate loans. At June 30, 2014, the banking segment’s non-covered loan concentrations (loans to borrowers engaged in similar activities) that exceeded 10% of its total non-covered loans included construction and land development loans and non-construction commercial real estate loans within the non-covered real estate portfolio. At June 30, 2014, construction and land development loans and non-construction commercial real estate loans were 10.39% and 29.40%, respectively, of the banking segment’s total non-covered loans. The banking segment’s non-covered loan concentrations were within regulatory guidelines at June 30, 2014.

Mortgage Origination Segment

The loan portfolio of the mortgage origination segment consists of loans held for sale, primarily single-family residential mortgages funded through PrimeLending, and pipeline loans, which are loans in various stages of the application process, but not yet closed and funded. Pipeline loans may not close if potential borrowers elect in their sole discretion not to proceed with the loan application. Total loans held for sale were $1.4 billion and $1.1 billion at June 30, 2014 and December 31, 2013, respectively.

The components of the mortgage origination segment’s loans held for sale and pipeline loans are as follows (in thousands).

	June 30,	December 31,
	2014	2013
Loans held for sale:
Unpaid principal balance	$1,348,551	$1,066,850
Fair value adjustment	61,723	21,555

	$1,410,274	$1,088,405

Pipeline loans:
Unpaid principal balance	$981,330	$602,467
Fair value adjustment	28,584	12,151

	$1,009,914	$614,618

Financial Advisory Segment

The loan portfolio of the financial advisory segment consists primarily of margin loans to customers and correspondents. These loans are collateralized by the securities purchased or by other securities owned by the clients and, because of collateral coverage ratios, are believed to present minimal collectability exposure. Additionally, these loans are subject to a number of regulatory requirements as well as FSC’s internal policies. The financial advisory segment’s total non-covered loans, net of the allowance for non-covered loan losses, were $356.7 million and $281.6 million at June 30, 2014 and December 31, 2013, respectively. This increase was primarily attributable to increased borrowings in margin accounts held by FSC customers and correspondents.

Covered Loan Portfolio

Banking Segment

Loans acquired in the FNB Transaction that are subject to loss-share agreements with the FDIC are referred to as “covered loans” and reported separately in our consolidated balance sheets. Under the terms of the loss-share agreements, the FDIC has agreed to reimburse the Bank the following amounts with respect to the covered assets (including covered loans): (i) 80% of losses on the first $240.4 million of losses incurred; (ii) 0% of losses in excess of $240.4 million up to and including $365.7 million of losses incurred; and (iii) 80% of losses in excess of $365.7 million of losses incurred. The Bank has also agreed to reimburse the FDIC for any subsequent recoveries. The loss-share agreements for commercial and single family residential loans are in effect for 5 years and 10 years, respectively, and the loss recovery provisions to the FDIC are in effect for 8 years and 10 years, respectively, from the Bank Closing Date. In accordance with the loss-share agreements, the Bank may be required to make a “true-up” payment to the FDIC approximately ten years following the Bank Closing Date if the FDIC’s initial estimate of losses on covered assets is greater than the actual realized losses. The “true-up” payment is calculated using a defined formula set forth in the P&A Agreement.

In connection with the FNB Transaction, the Bank acquired loans both with and without evidence of credit quality deterioration since origination. The banking segment’s portfolio of acquired covered loans had a fair value of $1.1 billion as of the Bank Closing Date, with no carryover of any allowance for loan losses.

Covered loans held for investment are detailed in the table below and classified by portfolio segment (in thousands).

June 30, 2014	Loans, excluding PCI Loans	PCI Loans	Total Loans
Commercial and industrial	$23,892	$26,124	$50,016
Real estate	208,870	489,355	698,225
Construction and land development	17,033	79,739	96,772
Consumer	—	—	—

Covered loans, gross	249,795	595,218	845,013
Allowance for loan losses	(201)	(3,914)	(4,115

Covered loans, net of allowance	$249,594	$591,304	$840,898

December 31, 2013	Loans, excluding PCI Loans	PCI Loans	Total Loans
Commercial and industrial	$28,533	$38,410	$66,943
Real estate	223,304	564,678	787,982
Construction and land development	25,376	126,068	151,444
Consumer	—	—	—

Covered loans, gross	277,213	729,156	1,006,369
Allowance for loan losses	(179)	(882)	(1,061)

Covered loans, net of allowance	$277,034	$728,274	$1,005,308

At June 30, 2014, the banking segment had covered loan concentrations (loans to borrowers engaged in similar activities) that exceeded 10% of total covered loans in its real estate portfolio. The areas of concentration within our covered real estate portfolio were construction and land development loans, non-construction residential real estate loans, and non-construction commercial real estate loans. At June 30, 2014, construction and land development loans, non-construction residential real estate loans, and non-construction commercial real estate loans were 13.45%, 34.09% and 41.98%, respectively, of the banking segment’s total covered loans. The banking segment’s covered loan concentrations were within regulatory guidelines at June 30, 2014.

Allowance for Loan Losses

The allowance for loan losses is a reserve established through a provision for loan losses charged to expense, which represents management’s best estimate of probable losses inherent in our existing non-covered and covered loan portfolios. Management has responsibility for determining the level of the allowance for loan losses, subject to review by the Audit Committee of our Board of Directors and the Loan Review Committee of the Bank’s board of directors.

It is management’s responsibility at the end of each quarter, or more frequently as deemed necessary, to analyze the level of the allowance for loan losses to ensure that it is appropriate for the estimated credit losses in the portfolio consistent with the Interagency Policy Statement on the Allowance for Loan and Lease Losses and the Receivables and Contingencies Topics of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”). Estimated credit losses are the probable current amount of loans that we will be unable to collect given facts and circumstances as of the evaluation date. When management determines that a loan, or portion thereof, is uncollectible, the loan, or portion thereof, is charged-off against the allowance for loan losses, or for acquired loans accounted for in pools, charged against the pool discount. Recoveries on charge-offs that occurred prior to the PlainsCapital Merger represent contractual cash flows not expected to be collected and are recorded as accretion income. Recoveries on loans charged-off subsequent to the PlainsCapital Merger are credited to the allowance for loan loss, except for recoveries on loans accounted for in pools, which are credited to the pool discount.

We have developed a methodology that seeks to determine an allowance within the scope of the Receivables and Contingencies Topics of the ASC. Each of the loans that has been determined to be impaired is within the scope of the Receivables Topic. Impaired loans that are equal to or greater than $0.5 million are individually evaluated for impairment using one of three impairment measurement methods as of the evaluation date: (1) the present value of expected future discounted cash flows on the loan, (2) the loan’s observable market price, or (3) the fair value of the collateral if the loan is collateral dependent. Specific reserves are provided in our estimate of the allowance based on the measurement of impairment under these three methods, except for collateral dependent loans, which require the fair value method. All non-impaired loans are within the scope of the Contingencies Topic. Estimates of loss for the Contingencies Topic are calculated based on historical loss, adjusted for qualitative or environmental factors. The Bank uses a rolling three year average net loss rate to calculate historical loss factors. The analysis is conducted by call report category, and further disaggregates commercial and industrial loans by collateral type. The analysis considers charge-offs and recoveries in determining the loss rate; therefore net charge-off experience is used. The historical loss calculation for the quarter is calculated by dividing the current quarter net charge-offs for each loan category by the quarter ended loan category balance. The Bank utilizes a weighted average loss rate to better represent recent trends. The Bank weights the most recent four quarter average at 120% versus the oldest four quarters at 80%.

While historical loss experience provides a reasonable starting point for the analysis, historical losses are not the sole basis upon which we determine the appropriate level for the allowance for loan losses. Management considers recent qualitative or environmental factors that are likely to cause estimated credit losses associated with the existing portfolio to differ from historical loss experience, including but not limited to:

•	changes in the volume and severity of past due, nonaccrual and classified loans;

•	changes in the nature, volume and terms of loans in the portfolio;

•	changes in lending policies and procedures;

•	changes in economic and business conditions and developments that affect the collectability of the portfolio;

•	changes in lending management and staff;

•	changes in the loan review system and the degree of oversight by the Bank’s board of directors; and

•	any concentrations of credit and changes in the level of such concentrations.

Changes in the volume and severity of past due, nonaccrual and classified loans, as well as changes in the nature, volume and terms of loans in the portfolio are key indicators of changes that could indicate a necessary adjustment to the historical loss factors. The magnitude of the impact of these factors on our qualitative assessment of the allowance for loan loss changes from quarter to quarter.

We design our loan review program to identify and monitor problem loans by maintaining a credit grading process, requiring that timely and appropriate changes are made to reviewed loans and coordinating the delivery of the information necessary to assess the appropriateness of the allowance for loan losses. Loans are evaluated for impaired status when: (i) payments on the loan are delayed, typically by 90 days or more (unless the loan is both well secured and in the process of collection), (ii) the loan becomes classified, (iii) the loan is being reviewed in the normal course of the loan review scope, or (iv) the loan is identified by the servicing officer as a problem. We review on an individual basis all loan relationships over $0.5 million that exhibit probable or observed credit weaknesses, the top 25 loan relationships by dollar amount in each market we serve, and additional relationships necessary to achieve adequate coverage of our various lending markets.

Homogeneous loans, such as consumer installment loans, residential mortgage loans and home equity loans, are not individually reviewed and are generally risk graded at the same levels. The risk grade and reserves are established for each homogeneous pool of loans based on the expected net charge-offs from current trends in delinquencies, losses or historical experience and general economic conditions. At June 30, 2014, we had no material delinquencies in these types of loans.

The allowance is subject to regulatory examination and determination as to adequacy, which may take into account such factors as the methodology used to calculate the allowance and the size of the allowance. While we believe we have an appropriate allowance for our existing non-covered and covered portfolios at June 30, 2014, additional provisions for losses on existing loans may be necessary in the future. Within our non-covered portfolio, we recorded net charge-offs of $2.3 million and $1.7 million for the three months ended June 30, 2014 and 2013, respectively, and $2.3 million and $1.5 million for the six months ended June 30, 2014 and 2013, respectively. Our allowance for non-covered loan losses totaled $36.4 million and $33.2 million at June 30, 2014 and December 31, 2013, respectively. The ratio of the allowance for non-covered loan losses to total non-covered loans held for investment at June 30, 2014 and December 31, 2013 was 0.98% and 0.95%, respectively.

In connection with the PlainsCapital Merger and the FNB Transaction, we acquired loans both with and without evidence of credit quality deterioration since origination. PCI loans acquired in the PlainsCapital Merger are accounted for on an individual loan basis, while PCI loans acquired in the FNB Transaction are accounted for in pools as well as on an individual loan basis. We have established under our PCI accounting policy a framework to aggregate certain acquired loans into various loan pools based on a minimum of two layers of common risk characteristics for the purpose of determining their respective fair values as of their acquisition dates, and for applying the subsequent recognition and measurement provisions for income accretion and impairment testing. The common risk characteristics used for the pooling of the FNB PCI loans are risk grade and loan collateral type. The acquired loans were initially recorded at fair value with no carryover of any allowance for loan losses. Within our covered portfolio, we recorded net charge-offs of $0.3 million for the six months ended June 30, 2014. Our allowance for covered loan losses totaled $4.1 million and $1.1 million at June 30, 2014 and December 31, 2013, respectively. The ratio of the allowance for covered loan losses to total covered loans held for investment at June 30, 2014 and December 31, 2013 was 0.49% and 0.11%, respectively.

Provisions for loan losses are charged to operations to record the total allowance for loan losses at a level deemed appropriate by the banking segment’s management based on such factors as the volume and type of lending it conducted, the amount of non-performing loans and related collateral security, the present level of the allowance for loan losses, the results of recent regulatory examinations, generally accepted accounting principles, general economic conditions and other factors related to the ability to collect loans in its portfolio. The provision for loan losses, primarily in the banking segment, within our non-covered and covered portfolios was $5.5 million and $11.3 million for the three months ended June 30, 2014 and 2013, respectively, and $8.8 million and $24.3 million for the six months ended June 30, 2014 and 2013, respectively.

The following tables present the activity in our allowance for loan losses within our non-covered and covered loan portfolios for the periods presented (in thousands). Substantially all of the activity shown below occurred within the banking segment.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Non-Covered Portfolio	2014	2013	2014	2013
Balance, beginning of period	$34,645	$16,637	$33,241	$3,409
Provisions charged to operating expenses	4,083	11,289	5,471	24,294
Recoveries of non-covered loans previously charged off:
Commercial and industrial	629	1,921	1,354	2,415
Real estate	82	62	114	201
Construction and land development	41	44	163	151
Consumer	32	20	50	28

Total recoveries	784	2,047	1,681	2,795

Non-covered loans charged off:
Commercial and industrial	2,924	3,656	3,731	4,094
Real estate	72	65	72	96
Construction and land development	—	—	—	—
Consumer	85	15	159	71

Total charge-offs	3,081	3,736	3,962	4,261

Net charge-offs	(2,297)	(1,689)	(2,281)	(1,466)

Balance, end of period	$36,431	$26,237	$36,431	$26,237

Covered Portfolio	Three Months Ended June 30, 2014	Six Months Ended June 30, 2014
Balance, beginning of period	$2,665	$1,061
Provisions charged to operating expenses	1,450	3,304
Recoveries of covered loans previously charged off:
Commercial and industrial	—	—
Real estate	—	—
Construction and land development	—	—
Consumer	—	—

Total recoveries	—	—

Covered loans charged off:
Commercial and industrial	—	91
Real estate	—	44
Construction and land development	—	115
Consumer	—	—

Total charge-offs	—	250

Net charge-offs	—	(250)

Balance, end of period	$4,115	$4,115

The distribution of the allowance for loan losses among loan types and the percentage of the loans for that type to gross loans, excluding unearned income, within our non-covered and covered loan portfolios are presented in the tables below (dollars in thousands).

	June 30, 2014		December 31, 2013
Non-Covered Portfolio	Reserve	% of Gross Non-Covered Loans	Reserve	% of Gross Non-Covered Loans
Commercial and industrial	$18,062	45.27%	$16,865	46.58%
Real estate (including construction and land development)	18,084	53.25%	16,288	51.84%
Consumer	285	1.48%	88	1.58%

Total	$36,431	100.00%	$33,241	100.00%

	June 30, 2014		December 31, 2013
Covered Portfolio	Reserve	% of Gross Covered Loans	Reserve	% of Gross Covered Loans
Commercial and industrial	$1,146	5.92%	$1,053	6.65%
Real estate (including construction and land development)	2,551	94.08%	8	93.35%
Consumer	418	0.00%	—	0.00%

Total	$4,115	100.00%	$1,061	100.00%

Potential Problem Loans

Potential problem loans consist of loans that are performing in accordance with contractual terms but for which management has concerns about the ability of an obligor to continue to comply with repayment terms because of the obligor’s potential operating or financial difficulties. Management monitors these loans and reviews their performance on a regular basis. Potential problem loans contain potential weaknesses that could improve, persist or further deteriorate. If such potential weaknesses persist without improving, the loan is subject to downgrade, typically to substandard, in three to six months. Within our non-covered loan portfolio at June 30, 2014, we had nine credit relationships totaling $22.9 million of potential problem loans, which are assigned a grade of special mention within our risk grading matrix. At December 31, 2013, we had ten credit relationships totaling $24.7 million of non-covered potential problem loans. Within our covered loan portfolio at June 30, 2014, we had two credit relationship totaling $1.7 million of potential problem loans assigned a grade of special mention within our risk grading matrix, compared with two credit relationships totaling $3.3 million at December 31, 2013.

Non-Performing Assets

The following table presents our components of non-covered non-performing assets (dollars in thousands).

	June 30,	December 31,
	2014	2013
Non-covered loans accounted for on a non-accrual basis:
Commercial and industrial	$14,762	$16,730
Real estate	6,296	6,511
Construction and land development	863	112
Consumer	—	—

	$21,921	$23,353

Non-covered non-performing loans as a percentage of total non-covered loans	0.43%	0.51%

Non-covered other real estate owned	$4,353	$4,805

Other repossessed assets	$1,719	$13

Non-covered non-performing assets	$27,993	$28,171

Non-covered non-performing assets as a percentage of total assets	0.30%	0.32%

Non-covered loans past due 90 days or more and still accruing	$1	$534

Troubled debt restructurings included in accruing non-covered loans	$406	$1,055

At June 30, 2014, total non-covered non-performing assets decreased $0.2 million to $28.0 million, compared with $28.2 million at December 31, 2013. Non-covered non-performing loans totaled $21.9 million at June 30, 2014 and $23.4 million at December 31, 2013. At June 30, 2014, non-covered non-accrual loans included 17 commercial and industrial relationships with loans of $12.0 million secured by accounts receivable, inventory, oil and gas properties, aircraft and life insurance, and a total of $1.5 million in lease financing receivables. Non-covered non-accrual loans at June 30, 2014 also included $6.3 million characterized as real estate loans, including two commercial real estate loan relationships of $0.5 million and loans secured by residential real estate of $5.8 million, $3.9 million of which were classified as loans held for sale, as well as construction and land development loans of $0.9 million. At December 31, 2013, non-covered non-accrual loans included five commercial and industrial relationships with loans of $14.0 million secured by accounts receivable, inventory, aircraft and life insurance, and a total of $1.0 million in lease financing receivables. Non-covered non-accrual loans at December 31, 2013 also included $6.5 million characterized as real estate loans, including three commercial real estate loan relationships of $2.5 million and loans secured by residential real estate of $3.5 million, substantially all of which were classified as loans held for sale, as well as construction and land development loans of $0.1 million.

Non-covered OREO decreased $0.4 million to $4.4 million at June 30, 2014, compared with $4.8 million at December 31, 2013. Changes in non-covered OREO included the disposal of seven properties totaling $2.4 million and the addition of five properties totaling $2.4 million. At June 30, 2014, non-covered OREO included commercial properties of $0.4 million, commercial real estate property consisting of parcels of unimproved land of $2.1 million and residential lots under development of $1.9 million. At December 31, 2013, non-covered OREO included commercial properties of $4.2 million, commercial real estate property consisting of parcels of unimproved land of $0.5 million and residential lots under development of $0.1 million.

At June 30, 2014, troubled debt restructurings (“TDRs”) granted on non-covered loans totaled $10.3 million, of which $0.4 million relate to non-covered PCI loans that are considered to be performing due to the application of the accretion method and non-covered non-performing loans of $9.9 million for which discount accretion has been suspended. At December 31, 2013, TDRs granted on non-covered loans totaled $11.4 million. These TDRs were comprised of $1.1 million of non-covered PCI loans that are considered to be performing due to the application of the accretion method and non-covered non-performing loans of $10.3 million for which discount accretion has been suspended.
Non-covered loans past due 90 days or more and still accruing were de minimis at June 30, 2014, compared to a total of $0.5 million at December 31, 2013 that included secured commercial and industrial loans, and a real estate loan.

The following table presents components of our covered non-performing assets (dollars in thousands).

	June 30,	December 31,
	2014	2013
Covered loans accounted for on a non-accrual basis:
Commercial and industrial	$2,095	$973
Real estate	12,620	249
Construction and land development	1,919	575
Consumer	—	—

	$16,634	$1,797

Covered non-performing loans as a percentage of total covered loans	1.97%	0.18%

Covered other real estate owned	$142,174	$142,833

Other repossessed assets	$—	$—

Covered non-performing assets	$158,808	$144,630

Covered non-performing assets as a percentage of total assets	1.69%	1.62%

Covered loans past due 90 days or more and still accruing	$272	$—

Troubled debt restructurings included in accruing covered loans	$—	$—

At June 30, 2014, covered non-performing assets increased by $14.2 million to $158.8 million, compared with $144.6 million at December 31, 2013, primarily due to an increase in covered non-accrual loans of $14.8 million. Covered non-performing loans totaled $16.6 million at June 30, 2014 and $1.8 million at December 31, 2013. At June 30, 2014, covered non-performing loans included seven commercial and industrial relationships with loans of $1.0 million secured by accounts receivable and inventory, two commercial real estate loan relationships of $10.9 million, eleven residential real estate loan relationships of $1.7 million, as well as construction and land development loans of $1.9 million. At December 31, 2013, covered non-performing loans of $1.8 million included one commercial and industrial relationship with loans of $1.0 million secured by accounts receivable, inventory and equipment. Covered non-accrual loans at December 31, 2013 also included one commercial real estate loan relationship of $0.2 million, as well as construction and land development loans of $0.6 million.

OREO acquired in the FNB Transaction that is subject to the FDIC loss-share agreements is referred to as “covered OREO” and reported separately in our consolidated balance sheets. Covered OREO decreased $0.6 million to $142.2 million at June 30, 2014, compared with $142.8 million at December 31, 2013. The decrease was primarily due to the disposal of 125 properties totaling $34.7 million, partially offset by the addition of 87 properties totaling $34.5 million. At June 30, 2014, covered OREO included commercial properties of $93.9 million, commercial real estate property consisting of parcels of unimproved land of $21.4 million and residential lots under development of $26.9 million. At December 31, 2013, covered OREO included commercial properties of $90.5 million, commercial real estate property consisting of parcels of unimproved land of $21.4 million and residential lots under development of $30.9 million.

Covered loans past due 90 days or more and still accruing totaled $0.3 million at June 30, 2014 and included secured commercial and industrial loans, a construction and land development loan, and commercial and residential real estate loans.

Insurance Losses and Loss Adjustment Expenses

At June 30, 2014 and December 31, 2013, our reserves for unpaid losses and LAE were $35.1 million and $27.5 million, respectively. The liability for insurance losses and LAE represents estimates of the ultimate unpaid cost of all losses incurred, including losses for claims that have not yet been reported. Separately for each of NLIC and ASIC and each line of business, our actuaries estimate the liability for unpaid losses and LAE by first estimating ultimate losses and LAE amounts for each year, prior to recognizing the impact of reinsurance.

Insured losses for a given accident year change in value over time as additional information on claims is received, as claim conditions change and as new claims are reported. This process is commonly referred to as loss development. To project ultimate losses and LAE, our actuaries examine the paid and reported losses and LAE for each accident year and multiply these values by a loss development factor. The selected loss development factors are based upon a review of the loss development patterns indicated in the companies’ historical loss triangles and applicable insurance industry loss development factors.

The reserve analysis performed by our actuaries provides preliminary central estimates of the unpaid losses and LAE. At each quarter-end, the results of the reserve analysis are summarized and discussed with our senior management. The senior management group considers many factors in determining the amount of reserves to record for financial statement purposes. These factors include the extent and timing of any recent catastrophic events, historical pattern and volatility of the actuarial indications, the sensitivity of the actuarial indications to changes in paid and reported loss patterns, the consistency of claims handling processes, the consistency of case reserving practices, changes in our pricing and underwriting, and overall pricing and underwriting trends in the insurance market.

Deposits

The banking segment’s major source of funds and liquidity is its deposit base. Deposits provide funding for its investment in loans and securities. Interest paid for deposits must be managed carefully to control the level of interest expense and overall net interest margin. The composition of the deposit base (time deposits versus interest-bearing demand deposits and savings), as discussed in more detail within the section entitled “Liquidity and Capital Resources—Banking Segment” below, is constantly changing due to the banking segment’s needs and market conditions. Overall, average deposits totaled $6.5 billion for the six months ended June 30, 2014, an increase from average deposits of $4.7 billion for the six months ended June 30, 2013. The significant year-over-year increase in average deposits was primarily due to those deposits assumed as a part of the FNB Transaction. The table below presents the average balance of deposits and the average rate paid on those deposits (dollars in thousands).

	Six Months Ended June 30,				Year Ended
	2014		2013		December 31, 2013
	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid
Noninterest-bearing demand deposits	$1,741,409	0.00%	$1,184,990	0.00%	$1,370,029	0.00%
Interest-bearing demand deposits	2,310,167	0.22%	1,813,333	0.25%	1,930,622	0.24%
Savings deposits	286,734	0.21%	179,302	0.36%	247,789	0.32%
Certificates of deposit	2,138,125	0.38%	1,475,567	0.59%	1,745,483	0.54%

	$6,476,435	0.21%	$4,653,192	0.30%	$5,293,923	0.28%

Borrowings

Our borrowings are shown in the table below (dollars in thousands).

	June 30, 2014		December 31, 2013
	Balance	Average Rate Paid	Balance	Average Rate Paid
Short-term borrowings	$1,187,193	0.32%	$342,087	0.36%
Notes payable	55,584	4.62%	56,327	6.33%
Junior subordinated debentures	67,012	3.52%	67,012	3.59%

	$1,309,789	0.97%	$465,426	2.10%

Short-term borrowings consist of federal funds purchased, securities sold under agreements to repurchase and short-term bank loans. The $845.1 million increase in short-term borrowings at June 30, 2014 compared with December 31, 2013 included increases of $750.0 million in borrowings at the FHLB, $68.2 million in federal funds purchased and $22.3 million in securities sold under agreements to repurchase. These increases were the result of higher funding requirements associated with the increase in our mortgage origination segment’s balance on its warehouse line of credit with the Bank, a decrease in deposits, and a slight increase in loans. Notes payable at June 30, 2014 of $55.6 million is comprised of insurance segment term notes and nonrecourse notes owed by First Southwest.

Twelve months ended December 31, 2013, 2012 and 2011

Consolidated Operating Results

The income applicable to common stockholders for the year ended December 31, 2013 was $121.0 million, or $1.40 per diluted share, compared to losses applicable to common stockholders of $5.9 million, or $0.10 per diluted share for the year ended December 31, 2012, and $6.5 million, or $0.12 per diluted share, for the year ended December 31, 2011.

As a result of the PlainsCapital Merger on November 30, 2012, the net income of PlainsCapital is included in our operating results for the year ended December 31, 2013 and the month ended December 31, 2012. The operations acquired in the FNB Transaction are included in our operating results beginning September 14, 2013, and are therefore not fully reflected in our consolidated statement of operations for the year ended December 31, 2013. FNB’s results of operations prior to September 14, 2013 are not included in our consolidated operating results. We expect the operations acquired in the FNB Transaction to have a significant effect on the Bank’s operating results in future periods.

The FNB Transaction was accounted for using the purchase method of accounting, and accordingly, purchased assets, including identifiable intangible assets and assumed liabilities, were recorded at their respective Bank Closing Date fair values using significant estimates and assumptions to value certain identifiable assets acquired and liabilities assumed. During the quarter ended December 31, 2013, the estimated fair values of certain identifiable assets acquired and liabilities assumed as of the Bank Closing Date were adjusted as a result of additional information obtained primarily related to the fair values of loans, covered OREO, amounts receivable under the loss-share agreements with the FDIC (“FDIC Indemnification Asset”), premises and equipment and other intangible assets. These adjustments resulted in a preliminary bargain purchase gain associated with the FNB Transaction during 2013 of $12.6 million, before taxes of $4.5 million, which is included within noninterest income. Due to the short time period between the Bank Closing Date and December 31, 2013, the real estate appraisal validation exercise remains outstanding and the Bank Closing Date valuations related to covered OREO and FDIC Indemnification Asset are considered preliminary and could differ significantly when finalized.

Certain items included in net income for 2012 and 2013 resulted from purchase accounting associated with the PlainsCapital Merger and FNB Transaction. Income before taxes for 2013 includes net accretion of $58.5 million and $10.2 million on earning assets and liabilities acquired in the PlainsCapital Merger and FNB Transaction, respectively, offset by amortization of identifiable intangibles of $9.8 million and $0.3 million, respectively. Loss before taxes for 2012 includes net accretion of $5.9 million on earning assets and liabilities acquired in the PlainsCapital Merger and amortization of identifiable intangibles of $0.8 million.

We consider the ratios shown in the table below to be key indicators of our performance.

Year ended December 31, 2013
Performance Ratios(1):
Return on average stockholders’ equity	10.48%
Return on average assets	1.66%
Net interest margin (taxable equivalent)(2)	4.47%

(1)	Noted measures are typically used for measuring the performance of banking and financial institutions. Our operations prior to the acquisition of PlainsCapital are limited to our insurance operations. Therefore, noted measures for periods prior to 2013 are not useful measures and have been excluded.
(2)	Taxable equivalent net interest income divided by average interest-earning assets.

During the year ended December 31, 2013, the consolidated taxable equivalent net interest margin of 4.47% was impacted by PlainsCapital Merger related accretion of discount on loans of $61.8 million, amortization of premium on acquired securities of $5.7 million and amortization of premium on acquired time deposits of $2.4 million. Additionally, FNB Transaction related accretion of discount on loans of $7.5 million and amortization of premium on acquired time deposits of $2.7 million also impacted the consolidated taxable equivalent net interest margin during the year ended December 31, 2013. These items increased the consolidated taxable equivalent net interest margin by 103 basis points for the year ended December 31, 2013. The consolidated taxable equivalent net interest margin was 4.64% for the month ended December 31, 2012. The taxable equivalent net interest margin was impacted by PlainsCapital Merger related accretion of discount on loans of $6.3 million, amortization of premium on acquired securities of $0.7 million and amortization of premium on acquired time deposits of $0.4 million. These items increased the consolidated taxable equivalent interest margin by 110 basis points for the month ended December 31, 2012.

The table below provides additional details regarding our consolidated net interest income (dollars in thousands). Our operations prior to the PlainsCapital Merger were limited to our insurance operations. Therefore, the consolidated net interest income for 2012 reflects details for the month ended December 31, 2012.

	Year Ended			Month Ended
	December 31, 2013			December 31, 2012
	Average Outstanding Balance	Interest Earned or Paid	Annualized Yield or Rate	Average Outstanding Balance	Interest Earned or Paid	Annualized Yield or Rate
Assets
Interest-earning assets
Loans, gross(1)	$4,584,079	$284,782	6.21%	$4,513,214	$23,900	6.21%
Investment securities—taxable	993,389	27,078	2.72%	719,910	1,604	2.63%
Investment securities—non-taxable(2)	192,933	7,150	3.71%	230,733	698	2.51%
Federal funds sold and securities purchased under agreements to resell	27,996	113	0.40%	54,017	106	2.35%
Interest-bearing deposits in other financial institutions	727,284	1,848	0.25%	574,913	80	0.25%
Other	160,320	10,479	6.58%	159,181	651	4.84%

Interest-earning assets, gross	6,686,001	331,450	4.96%	6,251,968	27,039	5.04%
Allowance for loan losses	(22,906)			(159)

Interest-earning assets, net	6,663,095			6,251,809
Noninterest-earning assets	986,272			747,284

Total assets	$7,649,367			$6,999,093

Liabilities and Stockholders’ Equity
Interest-bearing liabilities
Interest-bearing deposits	$3,923,894	$14,877	0.38%	$3,233,503	$1,013	0.37%
Notes payable and other borrowings	823,477	17,997	2.19%	1,048,114	1,351	1.51%

Total interest-bearing liabilities	4,747,371	32,874	0.69%	4,281,617	2,364	0.65%
Noninterest-bearing liabilities
Noninterest-bearing deposits	1,370,029			1,321,011
Other liabilities	335,362			498,375

Total liabilities	6,452,762			6,101,003
Stockholders’ equity	1,195,961			896,567
Noncontrolling interest	644			1,523

Total liabilities and stockholders’ equity	$7,649,367			$6,999,093

Net interest income(2)		$298,576			$24,675

Net interest spread(2)			4.27%			4.39%
Net interest margin(2)			4.47%			4.64%

(1)	Average balance includes non-accrual loans.
(2)	Taxable equivalent adjustments are based on a 35% tax rate. The adjustment to interest income was $2.4 million and $0.2 million for the year ended December 31, 2013 and the month ended December 31, 2012, respectively.

On a consolidated basis, net interest income increased $267.4 million during 2013, compared with 2012, while net interest income increased $26.8 million during 2012, compared with 2011. These increases were primarily due to the inclusion of the results of operations of the banking segment, which was acquired in the PlainsCapital Merger on November 30, 2012. Net interest income prior to December 2012 was limited to interest income on securities and interest expense on notes payable of the insurance segment.

The provision for loan losses is determined by management as the amount to be added to the allowance for loan losses after net charge-offs have been deducted to bring the allowance to a level which, in management’s best estimate, is necessary to absorb probable losses within the existing loan portfolio. The consolidated provision for loan losses, primarily in the banking segment, was $37.2 million during 2013. During 2013, the provision for loan losses was comprised of charges relating to newly originated loans and acquired loans without credit impairment at acquisition of $33.1 million and purchased credit impaired (“PCI”) loans of $4.1 million.

Consolidated noninterest income increased $625.9 million during 2013, compared with 2012, while consolidated noninterest income increased $82.6 million during 2012, compared with 2011. These increases were primarily due to the inclusion of $640.2 million and $68.5 million during the year ended December 31, 2013 and the month ended December 31, 2012, respectively, of noninterest income generated from the operations of the mortgage origination and financial advisory segments acquired in the PlainsCapital Merger. Consolidated noninterest income during 2013 also included an increase in net insurance premiums earned of $10.8 million, compared with 2012, and an increase of $12.7 million during 2012, compared with 2011. In addition, as previously discussed, the FNB Transaction resulted in the recognition of a preliminary pre-tax bargain purchase gain of $12.6 million during 2013.

Our consolidated noninterest expense during 2013 increased $656.2 million, compared with 2012, while consolidated noninterest expense during 2012 increased $100.3 million, compared with 2011. The increases primarily resulted from the inclusion of $739.7 million and $77.5 million during the year ended December 31, 2013 and month ended December 31, 2012, respectively, in employees’ compensation and benefits, occupancy and equipment and other expenses specifically attributable to those segments acquired as a part of the PlainsCapital Merger. Included in employee’s compensation and benefits expense during 2012 includes an $8.9 million expense related to the separate retention agreements between Hilltop and two executive officers of PlainsCapital entered into in connection with the PlainsCapital Merger. Other noninterest expenses during 2012 include PlainsCapital Merger related expenses of $6.6 million. The balance of increases in our consolidated noninterest expenses during 2013 and 2012 were primarily related to loss and LAE and policy acquisition and other underwriting expenses specific to our insurance segment.

Consolidated income tax expense during 2013 was $70.7 million, reflecting an effective rate of 35.8%. During 2012 and 2011, we recorded income tax benefits, due to losses from operations, of $1.1 million and $5.0 million, respectively, reflecting effective rates of 18.3% and 43.4%, respectively. The increase in income tax expense during 2013 was due to the operating income generated by our business segments. The effective income tax rates for 2012 and 2011 are not indicative of future effective income tax rates as a result of the PlainsCapital Merger.

Segment Results

Banking Segment

Income before income taxes in our banking segment for the year ended December 31, 2013 and the month ended December 31, 2012 was $172.1 million and $9.7 million, respectively, and was primarily driven by net interest income of $293.3 million and $24.9 million, respectively, partially offset by noninterest expenses of $155.1 million and $16.1 million, respectively.

At December 31, 2013, the Bank exceeded all regulatory capital requirements with a total capital to risk weighted assets ratio of 14.00%, Tier 1 capital to risk weighted assets ratio of 13.38% and a Tier 1 capital to average assets, or leverage, ratio of 9.29%. At December 31, 2013, the Bank was also considered to be “well-capitalized” under regulatory requirements without giving effect to the final Basel III capital rules adopted by the Federal Reserve Board on July 2, 2013. For additional discussion of the final Basel III capital rules, see “Information About the Companies—Hilltop—Business—Government Supervision and Regulation—PlainsCapital Bank—Basel III.”

We consider the ratios shown in the table below to be key indicators of the performance of our banking segment.

Year ended
December 31, 2013
Performance Ratios(1):
Efficiency ratio(2)	42.58%
Return on average assets	1.78%
Net interest margin (taxable equivalent)(3)	5.17%

(1)	The banking segment was acquired on November 30, 2012. Therefore, noted measures for periods prior to 2013 are not useful measures and have been excluded.
(2)	Noninterest expenses divided by the sum of total noninterest income and net interest income for the period.
(3)	Taxable equivalent net interest income divided by average interest-earning assets.

During the year ended December 31, 2013, the banking segment’s taxable equivalent net interest margin of 5.17% was impacted by PlainsCapital Merger related accretion of discount on loans of $61.8 million, amortization of premium on acquired securities of $5.7 million and amortization of premium on acquired time deposits of $2.4 million. Additionally, FNB Transaction related accretion of discount on loans of $7.5 million and amortization of premium on acquired time deposits of $2.7 million also impacted the banking segment’s taxable equivalent net interest margin during the year ended December 31, 2013. These items increased the banking segment’s taxable equivalent net interest margin by 120 basis points for the year ended December 31, 2013. The banking segment’s taxable equivalent net interest margin for the month ended December 31, 2012 of 5.83% was impacted by PlainsCapital Merger related accretion of discount on loans of $6.3 million, amortization of premium on acquired securities of $0.7 million and amortization of premium on acquired time deposits of $0.4 million. These items increased the banking segment’s taxable equivalent interest margin by 140 basis points for the month ended December 31, 2012.

The table below provides additional details regarding our banking segment’s net interest income (dollars in thousands).

	Year Ended			Month Ended
	December 31, 2013			December 31, 2012
	Average Outstanding Balance	Interest Earned or Paid	Annualized Yield or Rate	Average Outstanding Balance	Interest Earned or Paid	Annualized Yield or Rate
Assets
Interest-earning assets
Loans, gross(1)	$3,279,228	$238,314	7.27%	$2,886,549	$19,228	7.99%
Subsidiary warehouse lines of credit	947,064	51,114	5.40%	1,261,768	5,984	5.69%
Investment securities—taxable	792,860	14,625	1.84%	494,285	444	1.08%
Investment securities—non-taxable(2)	158,739	5,715	3.60%	175,850	479	3.27%
Federal funds sold and securities purchased under agreements to resell	26,373	75	0.28%	33,180	48	1.74%
Interest-bearing deposits in other financial institutions	494,220	1,319	0.27%	299,464	68	0.27%
Other	31,794	1,311	4.12%	33,594	57	2.04%

Interest-earning assets, gross	5,730,278	312,473	5.45%	5,184,690	26,308	6.09%
Allowance for loan losses	(22,752)			248

Interest-earning assets, net	5,707,526			5,184,938
Noninterest-earning assets	940,880			814,461

Total assets	$6,648,406			$5,999,399

Liabilities and Stockholders’ Equity
Interest-bearing liabilities
Interest-bearing deposits	$3,900,867	$14,889	0.38%	$3,161,312	$1,009	0.38%
Notes payable and other borrowings	391,111	1,340	0.34%	560,572	123	0.26%

Total interest-bearing liabilities(3)	4,291,978	16,229	0.38%	3,721,884	1,132	0.36%
Noninterest-bearing liabilities
Noninterest-bearing deposits	1,419,594			1,396,295
Other liabilities	39,028			58,492

Total liabilities	5,750,600			5,176,671
Stockholders’ equity	897,806			822,728

Total liabilities and stockholders’ equity	$6,648,406			$5,999,399

Net interest income(2)		$296,244			$25,176

Net interest spread(2)			5.07%			5.73%
Net interest margin(2)			5.17%			5.83%

(1)	Average balance includes non-accrual loans.
(2)	Taxable equivalent adjustments are based on a 35% tax rate. The adjustment to interest income was $2.0 million and $0.2 million for the year ended December 31, 2013 and the month ended December 31, 2012, respectively.
(3)	Excludes the allocation of interest expense on PlainsCapital debt of $1.0 million and $0.1 million for the year ended December 31, 2013 and the month ended December 31, 2012, respectively.

The banking segment’s net interest margin shown above exceeds our consolidated net interest margin. Our consolidated net interest margin includes the yields and costs associated with certain items within interest-earning assets and interest-bearing liabilities in the financial advisory segment, as well as the borrowing costs of Hilltop and PlainsCapital, both of which reduce our consolidated net interest margin. In addition, the banking segment’s interest earning assets include lines of credit extended to subsidiaries, the yields on which increase the banking segment’s net interest margin. Such yields and costs are eliminated from the consolidated financial statements.

Because the operations of the banking segment acquired in the PlainsCapital Merger are not included in our results of operations for the full fiscal year ended December 31, 2012, the table summarizing the changes in our net interest income due to variances in the volume of our interest-earning assets and interest-bearing liabilities would not be meaningful and has therefore been omitted.

The banking segment’s noninterest income was $71.0 million and $4.6 million during the year ended December 31, 2013 and the month ended December 31, 2012, respectively, and primarily related to intercompany financing charges associated with the lending commitment on the PrimeLending warehouse line of credit. Noninterest income during the year ended December 31, 2013 also included the recognition of a preliminary pre-tax bargain purchase gain of $12.6 million in connection with the FNB Transaction.

The banking segment’s noninterest expenses were $155.1 million and $16.1 million during the year ended December 31, 2013 and the month ended December 31, 2012, respectively, and were primarily comprised of employees’ compensation and benefits, and occupancy expenses.

Mortgage Origination Segment

Income before income taxes in our mortgage origination segment for the year ended December 31, 2013 and the month ended December 31, 2012 was $27.4 million and $2.3 million, respectively. Income before income taxes was primarily driven by noninterest income of $537.5 million and $57.6 million during the year ended December 31, 2013 and the month ended December 31, 2012, respectively, partially offset by noninterest expense of $472.3 million and $50.3 million during the year ended December 31, 2013 and the month ended December 31, 2012, respectively. Additionally, net interest expense of $37.8 million and $5.0 million during the year ended December 31, 2013 and the month ended December 31, 2012, respectively, resulted from interest incurred on a warehouse line of credit held at the Bank as well as related intercompany financing costs, partially offset by interest income earned on loans held for sale.

PrimeLending originates all of its mortgage loans through a retail channel. The following table provides certain details regarding our mortgage loan originations for the year ended December 31, 2013 (dollars in thousands).

	Volume	% of Total
Mortgage Loan Originations—units	55,781
Mortgage Loan Originations—volume	$11,792,562
Mortgage Loan Originations:
Conventional	$7,505,437	63.65%
Government	3,465,078	29.38%
Jumbo	780,604	6.62%
Other	41,443	0.35%

	$11,792,562	100.00%

Home purchases	$8,178,970	69.36%
Refinancings	3,613,592	30.64%

	$11,792,562	100.00%

Texas	$2,660,810	22.56%
California	2,082,184	17.66%
North Carolina	618,802	5.25%
Virginia	466,531	3.96%
Florida	456,643	3.87%
Arizona	392,006	3.32%
Maryland	385,215	3.27%
Ohio	383,518	3.25%
Washington	360,100	3.05%
All other states	3,986,753	33.81%

	$11,792,562	100.00%

The mortgage lending business is subject to variables that can impact loan origination volume, including seasonal and interest rate fluctuations. Historically, we have typically experienced increased loan origination volume from purchases of homes during the spring and summer, when more people tend to move and buy or sell homes. An increase in mortgage interest rates tends to result in decreased loan origination volume from refinancings, while a decrease in mortgage interest rates tends to result in increased refinancings. Changes in interest rates have historically had a lesser impact on home purchases volume than on refinancing volume.

Beginning in May 2013 and continuing through the fourth quarter of 2013, mortgage interest rates increased at a pace that, along with other factors, resulted in a 21.2% decrease in the mortgage origination segment’s total loan origination volume during the third and fourth quarters of 2013 when compared to the first and second quarters of 2013. Home purchases volume during the six months ended June 30, 2013 and December 31, 2013 was $4.0 billion and $4.2 billion, respectively, reflecting a 5.1% increase, while refinancing volume decreased from $2.6 billion (39.5% of total loan origination volume) to $1.0 billion (19.3% of total loan origination volume) between the same periods. Due to recent volatility in mortgage interest rates and uncertain consumer confidence, 2014 mortgage loan origination volume may vary from origination trends historically experienced by the mortgage origination segment.

While PrimeLending’s total loan origination volume decreased 21.2% during the third and fourth quarters of 2013 compared to the first and second quarters of 2013, income before income taxes decreased 107.4% between the same periods ($29.6 million income compared to a $2.2 million loss). Income before income taxes decreased at a greater rate primarily because segment operating costs included in noninterest expenses, such as employee related (salaries and benefits), occupancy and administrative expenses, decreased at a lesser rate, approximately 4%, than loan origination volume decreased between the two periods. To address negative trends in loan origination volume resulting from changes in interest rates that began in May 2013, the mortgage origination segment reduced its non-origination employee headcount approximately 22% during the third and fourth quarters of 2013. Third quarter segment operating costs were not significantly impacted by the headcount reductions, because the decreases in employees’ salaries and benefits resulting from the reductions were mostly offset by related severance expenses incurred during the quarter. Salaries and benefits expenses decreased approximately 9% between the third and fourth quarters, as the benefits of the headcount reductions in the third quarter of 2013 began to be realized. We are also engaged in other initiatives to reduce segment operating costs that were primarily responsible for the decrease of approximately 4% in non-employee related expenses between the third and fourth quarters noted above. We anticipate that we will begin to realize the full benefits of the employee reductions and the other cost savings initiatives during the first quarter of 2014. Also impacting the trend in income before taxes, to a lesser extent, was a decrease in loan revenue margins resulting from increased competition.

PrimeLending sells substantially all mortgage loans it originates to various investors in the secondary market, the majority servicing released. During the first and second quarters of 2013, PrimeLending retained servicing on approximately 8% of loans sold. This rate was increased to approximately 22% during the third and fourth quarters of 2013. The related mortgage servicing rights asset was valued at $20.1 million on $2.0 billion of serviced loan volume as of December 31, 2013, compared to a value of $2.1 million at December 31, 2012. All income related to retained servicing, including changes in the value of the mortgage servicing rights asset, is included in noninterest income.

Noninterest income of $537.5 million and $57.6 million for the year ended December 31, 2013 and the month ended December 31, 2012, respectively, was comprised of net gains on the sale of loans and other mortgage production income, and mortgage origination fees. As a result of increased competition, noninterest income decreased at a greater rate, 27.6%, during the third and fourth quarters of 2013 when compared to the first and second quarters of 2013 than the decrease in loan origination volume experienced during the same periods, which was 21.2%. Noninterest income during the year ended December 31, 2013 included $11.1 million of net losses resulting from changes in the fair value of the mortgage origination segment’s interest rate lock commitments (“IRLCs”) and loans held for sale, and the related activity associated with forward commitments used by PrimeLending to mitigate interest rate risk associated with its IRLCs and mortgage loans held for sale. The loss was primarily the result of a decrease in the volume of IRLCs and mortgage loans held for sale between December 31, 2012 and December 31, 2013.

Noninterest expenses were $472.3 million and $50.3 million for the year ended December 31, 2013 and the month ended December 31, 2012, respectively. Employees’ compensation and benefits accounted for the majority of the noninterest expenses incurred. Compensation that varies with the volume of mortgage loan originations and overall segment profitability comprised approximately 59% of the total employees’ compensation and benefits expenses during the year ended December 31, 2013. PrimeLending records unreimbursed closing costs when it pays a customer’s closing costs in return for the customer choosing to accept a higher interest rate on the customer’s mortgage loan. Unreimbursed closing costs during the year ended December 31, 2013 and the month ended December 31, 2012 were $30.1 million and $5.9 million, respectively.

Between January 1, 2005, and December 31, 2013, the mortgage origination segment sold mortgage loans totaling $55.5 billion. These loans were sold under sales contracts that generally include provisions which hold the mortgage origination segment responsible for errors or omissions relating to its representations and warranties that loans sold meet certain requirements, including representations as to underwriting standards and the validity of certain borrower representations in connection with the loan. In addition, the sales contracts typically require the refund of purchased servicing rights plus certain investor servicing costs if a loan experiences an early payment default. While the mortgage origination segment sold loans prior to 2005, it has not experienced, nor does it anticipate experiencing, significant losses on loans originated prior to 2005 as a result of investor claims under these provisions of its sales contracts.

When an investor claim for indemnification of a loan sold is made, we evaluate the claim and determine if the claim can be satisfied through additional documentation or other deliverables. If the claim cannot be satisfied in that manner, we negotiate with the investor to reach a settlement of the claim. Settlements typically result in either the repurchase of a loan or reimbursement to the investor for losses incurred on the loan. The following table summarizes the mortgage origination segment’s claims resolution activity relating to loans sold between January 1, 2005, and December 31, 2013 (dollars in thousands).

	Original Loan Balance		Loss Recognized
	Amount	% of Loans Sold	Amount	% of Loans Sold
Claims resolved with no payment	$130,917	0.24%	$—	0.00%
Claims resolved as a result of a loan repurchase or payment to an investor for losses incurred(1)	172,006	0.31%	21,929	0.04%

	$302,923	0.55%	$21,929	0.04%

(1)	Losses incurred include refunded purchased servicing rights.

At December 31, 2013 and 2012, the mortgage origination segment’s indemnification liability reserve totaled $21.1 million and $19.0 million, respectively. The related provision for indemnification losses was $3.5 million and $0.4 million for the year ended December 31, 2013 and the month ended December 31, 2012, respectively.

Insurance Segment

Income before income taxes in our insurance segment was $7.6 million during 2013, compared with a loss before income taxes of $4.7 million during 2012 and income before income taxes of $0.2 million during 2011. Included within noninterest income of the insurance segment during 2013 is the recognition of a non-recurring gain of $3.7 million. This non-recurring gain, which is eliminated upon consolidation, is due to our redemption during the fourth quarter of 2013 of $6.9 million in aggregate principal amount of 7.50% Senior Exchangeable Notes due 2025 (the “Notes”) of HTH Operating Partnership LP (“OP”), a wholly owned subsidiary of Hilltop, which were held by our insurance subsidiaries. The insurance segment is subject to claims arising out of severe weather, the incidence and severity of which are inherently unpredictable. Generally, the insurance segment’s insured risks exhibit higher losses in the second and third calendar quarters due to a seasonal concentration of weather-related events in its primary geographic markets. Although weather-related losses (including hail, high winds, tornadoes and hurricanes) can occur in any calendar quarter, the second calendar quarter, historically, has experienced the highest frequency of losses associated with these events. Hurricanes, however, are more likely to occur in the third calendar quarter of the year.

The insurance segment had positive results during 2013, despite experiencing three tornado, wind and hail storms during the second quarter of 2013. Based on estimates of the ultimate cost, two of these storms are now considered catastrophic losses as they exceeded our $8.0 million reinsurance retention during the third quarter of 2013. The estimate of ultimate losses from these storms totaled $26.5 million at December 31, 2013 with a net loss, after reinsurance, of $22.1 million during 2013. These net costs compare favorably to the prior year given our improved containment of expected losses from the weather events in May 2013 at June 30, 2013 compared to prior year activity. This year-over-year improvement contributed to a combined ratio of 102.6% during 2013, compared with 108.8% and 106.2% during 2012 and 2011, respectively. The 6.2% decrease in the combined ratio in 2013 compared to 2012 was primarily driven by the increase in earned premiums and improved containment of expected losses as previously noted. The 2.6% increase in the combined ratio in 2012 compared to 2011 was primarily driven by higher incurred losses associated with wind and hail losses and storms that occurred in Texas during 2012 compared to the prior year, offset slightly by the increase in earned premiums. The combined ratio is a measure of overall insurance underwriting profitability, and represents the sum of the loss and LAE ratio and the underwriting expense ratio, which are discussed in more detail below.

Noninterest income of $166.2 million, $154.1 million and $141.7 million during 2013, 2012 and 2011, respectively, included net insurance premiums earned of $157.5 million, $146.7 million and $134.0 million, respectively. The increases in earned premiums are primarily attributable to volume and, to a lesser extent, rate increases in homeowners and mobile home products.

Direct insurance premiums written by major product line are presented in the table below (in thousands).

	Year Ended December 31,			Variance
	2013	2012	2011	2013 vs 2012	2012 vs 2011
Direct Insurance Premiums Written:
Homeowners	$79,711	$73,943	$70,177	$5,768	$3,766
Fire	54,566	51,345	49,812	3,221	1,533
Mobile Home	34,940	30,123	26,353	4,817	3,770
Commercial	4,489	8,043	8,380	(3,554)	(337)
Other	276	326	332	(50)	(6)

	$173,982	$163,780	$155,054	$10,202	$8,726

Total direct insurance premiums written for Hilltop’s three largest insurance product lines increased by $13.8 million during 2013, compared to 2012, and by $9.1 million during 2012, compared to 2011. These increases were due to growth in Hilltop’s core insurance products, partially offset by decreases of $3.5 million and $0.3 million in 2013 and 2012, respectively, related to a commercial product line that was non-renewed.

Net insurance premiums earned by major product line are presented in the table below (in thousands).

	Year Ended December 31,			Variance
	2013	2012	2011	2013 vs 2012	2012 vs 2011
Net Insurance Premiums Earned:
Homeowners	$72,175	$66,233	$60,671	$5,942	$5,562
Fire	49,407	45,990	43,063	3,417	2,927
Mobile Home	31,636	26,982	22,783	4,654	4,199
Commercial	4,065	7,204	7,244	(3,139)	(40)
Other	250	292	287	(42)	5

	$157,533	$146,701	$134,048	$10,832	$12,653

Net insurance premiums earned during 2013 and 2012 increased compared to 2012 and 2011, respectively, primarily due to the increases in net insurance premiums written of $13.0 million and $8.7 million in 2013 and 2012, respectively. These increases were offset by increases in unearned insurance premiums of $2.1 million and $3.9 million during 2013 and 2012, respectively, in each case as compared to the prior year.

Noninterest expenses of $166.0 million, $163.6 million and $146.4 million during 2013, 2012 and 2011, respectively, include both loss and LAE expenses and policy acquisition and other underwriting expenses, as well as other noninterest expenses. Loss and LAE are recognized based on formula and case basis estimates for losses reported with respect to direct business, estimates of unreported losses based on past experience and deduction of amounts for reinsurance placed with reinsurers. Loss and LAE during 2013 was $110.8 million, as compared to $109.2 million and $96.7 million during 2012 and 2011, respectively. As a result, the loss and LAE ratio during 2013, 2012 and 2011 was 70.3%, 74.4% and 72.2%, respectively. The ratio improvement during 2013, compared to 2012, was primarily a result of growth of earned premium and the improved containment of expected losses from the prior year weather events as previously discussed. The increase in the loss and LAE ratio during 2012, compared to 2011, was primarily due to increased severity of wind and hail storms from April, May and June 2012 weather events, partially offset by earned premium growth.

We seek to generate underwriting profitability through our insurance segment. Management evaluates NLC’s loss and LAE ratio by bifurcating the losses to derive catastrophic and non-catastrophic loss ratios. The non-catastrophic loss ratio excludes Property Claims Services events that exceed $1.0 million of losses to NLC. Catastrophic events, including those that do not exceed our reinsurance retention, affect insurance segment loss ratios. During 2013, catastrophic events that did not exceed our reinsurance retention accounted for $22.3 million of the total loss and loss adjustment expense, as compared to $23.3 million and $20.3 million during 2012 and 2011, respectively. Excluding catastrophic events, our combined ratios during 2013, 2012 and 2011 would have improved by 14.3%, 15.8% and 15.2%, respectively.

Policy acquisition and other underwriting expenses encompass all expenses incurred relative to NLC operations, and include elements of multiple categories of expense otherwise reported as noninterest expense in the consolidated statements of operations. Included in other underwriting expenses during 2012 is a $1.7 million write down of a policy administration system NLC was unable to successfully implement. Excluding this 2012 write down, the expense ratio during 2012 would have decreased by 1.1%.

The following table details the calculation of the underwriting expense ratio for the periods presented (dollars in thousands).

	Year Ended December 31,			Variance
	2013	2012	2011	2013 vs 2012	2012 vs 2011
Amortization of deferred policy acquisition costs	$40,592	$38,757	$34,755	$1,835	$4,002
Other underwriting expenses	12,859	13,829	12,670	(970)	1,159

Total	53,451	52,586	47,425	865	5,161
Agency expenses	(2,571)	(2,073)	(1,789)	(498)	(284)

Total less agency expenses	$50,880	$50,513	$45,636	$367	$4,877

Net insurance premiums earned	$157,533	$146,701	$134,048	$10,832	$12,653

Expense ratio	32.3%	34.4%	34.0%	–2.1%	0.4%

During 2013, the insurance segment initiated a review of the pricing of its primary products in each state of operation utilizing a consulting actuarial firm to supplement normal review processes. Rate filings have been made for certain products in several states for increases effective in 2014, and the process will continue through the remainder of its products and states in which it operates. Concurrently, business concentrations were reviewed and actions initiated, including cancellation of agents, non-renewal of policies and cessation of new business writing on certain products in problematic geographic areas. We expect that these actions will reduce the rate of premium growth for 2014 when compared with the patterns exhibited in prior years. However, we expect the reduced exposure to volatile weather to improve our loss experience during 2014.

Financial Advisory Segment

Income before income taxes in our financial advisory segment for the year ended December 31, 2013 and the month ended December 31, 2012 were $2.4 million and $0.9 million, respectively. Rising interest rates along with increased volatility in fixed income markets have resulted in reduced sales of fixed income securities to institutional customers, some trading losses on securities held to support those sales and reduction in financial advisory fee income.

The financial advisory segment had net interest income of $12.1 million and $1.2 million during the year ended December 31, 2013 and the month ended December 31, 2012, respectively, consisting of securities lending activity, customer margin loan balances and investment securities used to support sales, underwriting and other customer activities.

The majority of noninterest income for the year ended December 31, 2013 and the month ended December 31, 2012 of $102.7 million and $10.9 million, respectively, was generated from fees and commissions earned from investment advisory and securities brokerage activities of $93.1 million and $11.2 million, respectively. The financial advisory segment participates in programs in which it issues forward purchase commitments of mortgage-backed securities to certain clients and sells TBAs. Changes in the fair values of these derivative instruments during the year ended December 31, 2013 and the month ended December 31, 2012 produced net gains of $11.4 million and $0.2 million, respectively. Changes in the fair value of the financial advisory segment’s trading portfolio, which is used to support sales, underwriting and other customer activities, produced losses of $1.8 million and $0.6 million during the year ended December 31, 2013 and the month ended December 31, 2012, respectively.

Noninterest expenses were $112.4 million and $11.1 million for the year ended December 31, 2013 and the month ended December 31, 2012, respectively. Employees’ compensation and benefits and occupancy and equipment accounted for the majority of the costs incurred.

Corporate

Corporate includes certain activities not allocated to specific business segments. These activities include holding company financing and investing activities, and management and administrative services to support the overall operations of the Company including, but not limited to, certain executive management, corporate relations, legal, finance, and acquisition costs not allocated to business segments.

As a holding company, Hilltop’s primary investment objectives are to preserve capital and have available cash resources to utilize in making acquisitions. Investment and interest income earned, primarily from available cash and available-for-sale securities, including our note receivable from SWS, were $6.6 million, $7.0 million and $4.3 million during 2013, 2012 and 2011, respectively.

Interest expense of $8.2 million, $7.0 million and $7.1 million during 2013, 2012 and 2011 was entirely due to interest costs associated with the Notes. During 2013, interest expense included the recognition of a non-recurring charge of $2.1 million due to the write-off of remaining unamortized loan origination fees associated with the Notes being called for redemption during the fourth quarter of 2013.

Noninterest expenses of $10.4 million, $14.5 million and $8.9 million during 2013, 2012 and 2011, respectively, primarily include compensation and benefits, professional fees and transaction costs associated with acquisition efforts. During 2013, noninterest expenses included the recognition of a non-recurring loss of $3.7 million associated with the Notes held by our insurance segment being called for redemption during the fourth quarter of 2013. This loss was eliminated in consolidation. In addition, noninterest expenses included $0.1 million, $6.4 million and $2.6 million of transaction costs associated with acquisition efforts during 2013, 2012 and 2011, respectively.

Financial Condition

The following discussion contains a more detailed analysis of our financial condition at December 31, 2013 as compared to 2012 and 2011.

Securities Portfolio

At December 31, 2013, investment securities consisted of securities of the U.S. Treasury, U.S. government and its agencies, obligations of municipalities and other political subdivisions, primarily in the State of Texas, mortgage-backed, corporate debt, and equity securities, a note receivable and a warrant. We have the ability to categorize investments as trading, available for sale, and held to maturity.

Our securities portfolio consists of two major components: trading securities and securities available for sale. Trading securities are bought and held principally for the purpose of selling them in the near term and are carried at fair value, marked to market through operations and held at the Bank and First Southwest. Securities that may be sold in response to changes in market interest rates, changes in securities’ prepayment risk, increases in loan demand, general liquidity needs and other similar factors are classified as available for sale and are carried at estimated fair value, with unrealized gains and losses recorded in accumulated other comprehensive income (loss).

The table below summarizes our securities portfolio (in thousands).

	December 31,
	2013	2012	2011
Trading securities, at fair value	$58,846	$90,113	$—

Securities available for sale, at fair value
U.S. Treasury securities	43,528	7,185	—
U.S. government agencies:
Bonds	662,732	526,237	29,165
Residential mortgage-backed securities	60,087	18,893	12,652
Collateralized mortgage obligations	120,461	97,924	—
Corporate debt securities	76,608	87,177	100,681
States and political subdivisions	156,835	175,759	—
Commercial mortgage-backed securities	760	1,073	2,303
Equity securities	22,079	20,428	19,022
Note receivable	47,909	44,160	38,588
Warrant	12,144	12,117	21,789

Total securities portfolio	$1,261,989	$1,081,066	$224,200

We had a net unrealized loss of $53.7 million and net unrealized gains of $12.5 million and $21.5 million related to the available for sale investment portfolio at December 31, 2013, 2012 and 2011, respectively. The significant increase in the net unrealized loss position of our available for sale investment portfolio during 2013 was due to effects of an increase in market interest rates since May 2013 that resulted in a decrease in the fair value of our debt securities.

Banking Segment

The banking segment’s securities portfolio plays a role in the management of our interest rate sensitivity and generates additional interest income. In addition, the securities portfolio is used to meet collateral requirements for public and trust deposits, securities sold under agreements to repurchase and other purposes. The available for sale securities portfolio serves as a source of liquidity. Historically, the Bank’s policy has been to invest primarily in securities of the U.S. government and its agencies, obligations of municipalities in the State of Texas and other high grade fixed income securities to minimize credit risk. At December 31, 2013, the banking segment’s securities portfolio of $1.0 billion was comprised of trading securities of $21.0 million and available for sale securities of $1.0 billion. The banking segment’s portfolio at December 31, 2013 included available for sale securities acquired in connection with the FNB Transaction with a book value of $60.4 million, down from a book value of $286.3 million at the Bank Closing Date. Subsequent to the Bank Closing Date, securities acquired in the FNB Transaction with a book value of $223.5 million were either sold, matured or called. These additions to the Bank’s balance sheet represent additional support for its liquidity needs.

Insurance Segment

Our insurance segment’s primary investment objective is to preserve capital and manage for a total rate of return. NLC’s strategy is to purchase securities in sectors that represent the most attractive relative value. Our insurance segment invests the premiums it receives from policyholders until they are needed to pay policyholder claims or other expenses. At December 31, 2013, the insurance segment’s securities portfolio was comprised of $131.6 million in available for sale securities and $5.3 million of other investments included in other assets within the consolidated balance sheet.

Financial Advisory Segment

Our financial advisory segment holds securities to support sales, underwriting and other customer activities. Because FSC is a broker-dealer, it is required to carry its securities at fair value and record changes in the fair value of the portfolio in operations. Accordingly, FSC classifies its securities portfolio of $37.9 million at December 31, 2013 as trading.

Corporate

Available for sale securities of Hilltop at December 31, 2013 include the note receivable from, and warrant to purchase shares of SWS of $60.1 million, and equity securities of $9.0 million representing those shares of SWS common stock held by Hilltop.

The following table sets forth the estimated maturities of securities, excluding trading and available for sale equity securities. Contractual maturities may be different (dollars in thousands, yields are tax-equivalent).

	December 31, 2013
	One Year Or Less	One Year to Five Years	Five Years to Ten Years	Greater Than Ten Years	Total
U.S. government agencies:
U.S. Treasury securities:
Amortized cost	$25,705	$13,041	$4,938	$—	$43,684
Fair value	25,712	13,014	4,802	—	43,528
Weighted average yield	0.10%	0.91%	2.65%	—	0.63%
Bonds:
Amortized cost	89,697	12,249	26,524	589,439	717,909
Fair value	89,706	12,654	26,338	534,034	662,732
Weighted average yield	0.36%	2.67%	2.71%	1.94%	1.78%
Residential mortgage-backed securities:
Amortized cost	—	24,415	14,145	21,376	59,936
Fair value	—	24,595	14,205	21,287	60,087
Weighted average yield	—	2.63%	3.93%	4.00%	3.42%
Collateralized mortgage obligations:
Amortized cost	7,344	76,382	26,852	13,924	124,502
Fair value	7,419	74,376	24,697	13,969	120,461
Weighted average yield	2.54%	1.65%	1.48%	4.45%	1.98%
Corporate debt securities:
Amortized cost	4,248	40,201	27,011	916	72,376
Fair value	4,278	43,825	27,590	915	76,608
Weighted average yield	3.72%	4.74%	3.66%	6.22%	4.30%
States and political subdivisions:
Amortized cost	700	5,303	13,309	143,643	162,955
Fair value	720	5,349	13,162	137,604	156,835
Weighted average yield	5.57%	2.86%	2.92%	3.76%	3.67%
Commercial mortgage-backed securities:
Amortized cost	—	—	—	691	691
Fair value	—	—	—	760	760
Weighted average yield	—	—	—	6.08%	6.08%
Note receivable:
Amortized cost	—	42,674	—	—	42,674
Fair value	—	47,909	—	—	47,909
Weighted average yield	—	10.25%	—	—	10.25%
Warrant:
Amortized cost	—	12,068	—	—	12,068
Fair value	—	12,144	—	—	12,144
Weighted average yield	—	0.61%	—	—	0.61%
Total securities portfolio:
Amortized cost	127,694	226,333	112,779	769,989	1,236,795
Fair value	127,835	233,866	110,794	708,569	1,181,064
Weighted average yield	0.58%	3.91%	2.82%	2.39%	2.52%

Non-Covered Loan Portfolio

Consolidated non-covered loans held for investment are detailed in the table below, classified by portfolio segment and segregated between those considered to be purchased credit impaired (“PCI”) loans and all other originated or acquired loans (in thousands). PCI loans showed evidence of credit deterioration that makes it probable that all contractually required principal and interest payments will not be collected.

	Loans, excluding	PCI	Total
December 31, 2013	PCI Loans	Loans	Loans
Commercial and industrial	$1,600,450	$36,816	$1,637,266
Real estate	1,418,003	39,250	1,457,253
Construction and land development	344,734	19,817	364,551
Consumer	51,067	4,509	55,576

Non-covered loans, gross	3,414,254	100,392	3,514,646
Allowance for loan losses	(30,104)	(3,137)	(33,241)

Non-covered loans, net of allowance	$3,384,150	$97,255	$3,481,405

December 31, 2012	Loans, excluding PCI Loans	PCI Loans	Total Loans
Commercial and industrial	$1,588,907	$71,386	$1,660,293
Real estate	1,122,667	62,247	1,184,914
Construction and land development	247,413	33,070	280,483
Consumer	26,629	77	26,706

Non-covered loans, gross	2,985,616	166,780	3,152,396
Allowance for loan losses	(3,409)	—	(3,409)

Non-covered loans, net of allowance	$2,982,207	$166,780	$3,148,987

Banking Segment

The loan portfolio constitutes the major earning asset of the banking segment and typically offers the best alternative for obtaining the maximum interest spread above the banking segment’s cost of funds. The overall economic strength of the banking segment generally parallels the quality and yield of its loan portfolio. The banking segment’s loan portfolio is presented below in two sections, “—Non-Covered Loan Portfolio” and “—Covered Loan Portfolio.” The “Covered Loan Portfolio” consists of loans acquired in the FNB Transaction that are subject to loss-share agreements with the FDIC and is discussed below. The “Non-Covered Loan Portfolio” includes all other loans held by the Bank, which we refer to as “non-covered loans,” and is discussed herein.

The banking segment’s total non-covered loans, net of the allowance for non-covered loan losses, were $4.3 billion and $4.1 billion at December 31, 2013 and 2012, respectively. The banking segment’s non-covered loan portfolio includes a $1.3 billion warehouse line of credit extended to PrimeLending, of which $1.0 billion was drawn at December 31, 2013, as well as term loans to First Southwest that had an outstanding balance of $23.0 million at December 31, 2013. Amounts advanced against the warehouse line of credit and the First Southwest term loans are eliminated from net loans on our consolidated balance sheets. Prior to September 2013, the warehouse line of credit extended to PrimeLending had $1.6 billion of availability, of which $1.3 billion was drawn at December 31, 2012, while the outstanding balance on a term loan to First Southwest was $4.0 million at December 31, 2012.

The banking segment does not generally participate in syndicated loan transactions and has no foreign loans in its portfolio. At December 31, 2013, the banking segment’s only non-covered loan concentration (loans to borrowers engaged in similar activities) that exceeded 10% of its total non-covered loans was non-construction residential real estate loans within our non-covered real estate portfolio. At December 31, 2013, non-construction residential real estate loans were 41.27% of the banking segment’s total non-covered loans. The banking segment’s non-covered loan concentrations were within regulatory requirements at December 31, 2013.

Mortgage Origination Segment

The loan portfolio of the mortgage origination segment consists of loans held for sale, primarily single-family residential mortgages funded through PrimeLending, and pipeline loans, which are loans in various stages of the application process, but not yet closed and funded. Pipeline loans may not close if potential borrowers elect in their sole discretion not to proceed with the loan application. Total loans held for sale were $1.1 billion and $1.4 billion at December 31, 2013 and 2012, respectively.

The components of the mortgage origination segment’s loans held for sale and pipeline loans are as follows (in thousands).

	December 31,
	2013	2012
Loans held for sale:
Unpaid principal balance	$1,066,850	$1,359,829
Fair value adjustment	21,555	40,908

	$1,088,405	$1,400,737

Pipeline loans:
Unpaid principal balance	$602,467	$968,083
Fair value adjustment	12,151	15,150

	$614,618	$983,233

Financial Advisory Segment

The loan portfolio of the financial advisory segment consists primarily of margin loans to customers and correspondents. These loans are collateralized by the securities purchased or by other securities owned by the clients and, because of collateral coverage ratios, are believed to present minimal collectability exposure. Additionally, these loans are subject to a number of regulatory requirements as well as FSC’s internal policies. The financial advisory segment’s total non-covered loans, net of the allowance for non-covered loan losses, were $281.6 million and $277.0 million at December 31, 2013 and 2012, respectively. This increase was primarily attributable to increased borrowings in margin accounts held by FSC customers and correspondents.

Covered Loan Portfolio

Banking Segment

Loans acquired in the FNB Transaction that are subject to loss-share agreements with the FDIC are referred to as “covered loans” and reported separately in our consolidated balance sheets. Under the terms of the loss-share agreements, the FDIC has agreed to reimburse the Bank for: (i) 80% of losses on the first $240.4 million of losses incurred; (ii) 0% of losses in excess of $240.4 million up to and including $365.7 million of losses incurred; and (iii) 80% of losses in excess of $365.7 million of losses incurred. The loss-share agreements for commercial and single family residential loans are in effect for 5 years and 10 years, respectively, and the loss recovery provisions to the FDIC are in effect for 8 years and 10 years, respectively, from the Bank Closing Date. In accordance with the loss-share agreements, the Bank may be required to make a “true-up” payment to the FDIC approximately ten years following the Bank Closing Date if the FDIC’s initial estimate of losses on covered assets is greater than the actual realized losses. The “true-up” payment is calculated using a defined formula set forth in the P&A Agreement.

In connection with the FNB Transaction, the Bank acquired loans both with and without evidence of credit quality deterioration since origination. Based on purchase date valuations, the banking segment’s portfolio of acquired covered loans had a fair value of $1.1 billion as of the Bank Closing Date, with no carryover of any allowance for loan losses.

Covered loans held for investment at December 31, 2013 are detailed in the table below and classified by portfolio segment (in thousands).

	Loans, excluding PCI Loans	PCI Loans	Total Loans
Commercial and industrial	$28,533	$38,410	$66,943
Real estate	223,304	564,678	787,982
Construction and land development	25,376	126,068	151,444
Consumer	—	—	—

Covered loans, gross	277,213	729,156	1,006,369
Allowance for loan losses	(179)	(882)	(1,061)

Covered loans, net of allowance	$277,034	$728,274	$1,005,308

At December 31, 2013, the banking segment had covered loan concentrations (loans to borrowers engaged in similar activities) that exceeded 10% of total covered loans in its real estate portfolio. The areas of concentration within our covered real estate portfolio were construction and land development loans, non-construction residential real estate loans, and non-construction commercial real estate loans. At December 31, 2013, construction and land development loans, non-construction residential real estate loans, and non-construction commercial real estate loans were 21.98%, 28.63% and 36.67%, respectively, of the banking segment’s total covered loans. The banking segment’s covered loan concentrations were within regulatory requirements at December 31, 2013.

Loan Portfolio Maturities

Banking Segment

The following table provides information regarding the maturities of the banking segment’s non-covered and covered commercial and real estate loans held for investment, net of unearned income (in thousands).

	December 31, 2013
	Due Within One Year	Due From One To Five Years	Due After Five Years	Total
Commercial and industrial	$1,928,236	$413,160	$98,996	$2,440,392
Real estate (including construction and land development)	437,650	903,358	1,421,425	2,762,433

Total	$2,365,886	$1,316,518	$1,520,421	$5,202,825

Fixed rate loans	$2,169,850	$1,243,462	$1,332,608	$4,745,920
Floating rate loans	196,036	73,056	187,813	456,905

Total	$2,365,886	$1,316,518	$1,520,421	$5,202,825

In the table above, floating rate loans that have reached their applicable rate floor or ceiling are classified as fixed rate loans rather than floating rate loans. The majority of floating rate loans carry an interest rate tied to The Wall Street Journal Prime Rate, as published in The Wall Street Journal.

Allowance for Loan Losses

The allowance for loan losses is a reserve established through a provision for loan losses charged to expense, which represents management’s best estimate of probable losses inherent in our existing non-covered and covered loan portfolios. Our management has responsibility for determining the level of the allowance for loan losses, subject to review by the Audit Committee of our board of directors and the Loan Review Committee of the Bank’s board of directors.

It is our management’s responsibility at the end of each quarter, or more frequently as deemed necessary, to analyze the level of the allowance for loan losses to ensure that it is appropriate for the estimated credit losses in the portfolio consistent with the Interagency Policy Statement on the Allowance for Loan and Lease Losses and the Receivables and Contingencies Topics of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”). Estimated credit losses are the probable current amount of loans that we will be unable to collect given facts and circumstances as of the evaluation date. When management determines that a loan, or portion thereof, is uncollectible, the loan, or portion thereof, is charged-off against the allowance for loan losses, or for acquired loans accounted for in pools, charged against the pool discount. Recoveries on charge-offs that occurred prior to the PlainsCapital Merger represent contractual cash flows not expected to be collected and are recorded as accretion income. Recoveries on loans charged-off subsequent to the PlainsCapital Merger are credited to the allowance for loan loss, except for recoveries on loans accounted for in pools, which are credited to the pool discount.

We have developed a methodology that seeks to determine an allowance within the scope of the Receivables and Contingencies Topics of the ASC. Each of the loans that has been determined to be impaired is within the scope of the Receivables Topic. Impaired loans that are equal to or greater than $0.5 million are individually evaluated for impairment using one of three impairment measurement methods as of the evaluation date: (1) the present value of expected future discounted cash flows on the loan, (2) the loan’s observable market price, or (3) the fair value of the collateral if the loan is collateral dependent. Specific reserves are provided in our estimate of the allowance based on the measurement of impairment under these three methods, except for collateral dependent loans, which require the fair value method. All non-impaired loans are within the scope of the Contingencies Topic. Estimates of loss for the Contingencies Topic are calculated based on historical loss experience by collateral type adjusted for changes in trends, conditions, and other relevant factors that affect repayment of loans as of the evaluation date. While historical loss experience provides a reasonable starting point for the analysis, historical losses, or recent trends in losses, are not the sole basis upon which to determine the appropriate level for the allowance for loan losses. Management considers recent qualitative or environmental factors that are likely to cause estimated credit losses associated with the existing portfolio to differ from historical loss experience, including but not limited to: changes in lending policies and procedures; changes in underwriting standards; changes in economic and business conditions and developments that affect the collectability of the portfolio; the condition of various market segments; changes in the nature and volume of the portfolio and in the terms of loans; changes in lending management and staff; changes in the volume and severity of past due loans, the volume of non-accrual loans, and the volume and severity of adversely classified or graded loans; changes in the loan review system; changes in the value of underlying collateral for collateral-dependent loans; and any concentrations of credit and changes in the level of such concentrations.

We design our loan review program to identify and monitor problem loans by maintaining a credit grading process, requiring that timely and appropriate changes are made to reviewed loans and coordinating the delivery of the information necessary to assess the appropriateness of the allowance for loan losses. Loans are evaluated for impaired status when: (i) payments on the loan are delayed, typically by 90 days or more (unless the loan is both well secured and in the process of collection), (ii) the loan becomes classified, (iii) the loan is being reviewed in the normal course of the loan review scope, or (iv) the loan is identified by the servicing officer as a problem. We review on an individual basis all loan relationships over $0.5 million that exhibit probable or observed credit weaknesses, the top 25 loan relationships by dollar amount in each market we serve, and additional relationships necessary to achieve adequate coverage of our various lending markets.

Homogeneous loans, such as consumer installment loans, residential mortgage loans and home equity loans, are not individually reviewed and are generally risk graded at the same levels. The risk grade and reserves are established for each homogeneous pool of loans based on the expected net charge-offs from current trends in delinquencies, losses or historical experience and general economic conditions. At December 31, 2013, we had no material delinquencies in these types of loans.

The allowance is subject to regulatory examination and determination as to adequacy, which may take into account such factors as the methodology used to calculate the allowance and the size of the allowance. While we believe we have an appropriate allowance for our existing non-covered and covered portfolios at December 31, 2013, additional provisions for losses on existing loans may be necessary in the future. Within our non-covered portfolio, we recorded net charge-offs in the amount of $6.3 million and $0.4 million for the year ended December 31, 2013 and the month ended December 31, 2012, respectively. Our allowance for non-covered loan losses totaled $33.2 million and $3.4 million at December 31, 2013 and 2012, respectively. The ratio of the allowance for non-covered loan losses to total non-covered loans held for investment at December 31, 2013 and 2012 was 0.95% and 0.11%, respectively.

In connection with the PlainsCapital Merger and the FNB Transaction, we acquired loans both with and without evidence of credit quality deterioration since origination. PCI loans acquired in the PlainsCapital Merger are accounted for on an individual loan basis, while PCI loans acquired in the FNB Transaction are accounted for in pools as well as on an individual loan basis. We have established under our PCI accounting policy a framework to aggregate certain acquired loans into various loan pools based on a minimum of two layers of common risk characteristics for the purpose of determining their respective fair values as of their acquisition dates, and for applying the subsequent recognition and measurement provisions for income accretion and impairment testing. The common risk characteristics used for the pooling of the FNB PCI loans are risk grade and loan collateral type. The acquired loans were initially recorded at fair value with no carryover of any allowance for loan losses. Our allowance for covered loan losses totaled $1.1 million at December 31, 2013.

Provisions for loan losses are charged to operations to record the total allowance for loan losses at a level deemed appropriate by the banking segment’s management based on such factors as the volume and type of lending it conducted, the amount of non-performing loans and related collateral security, the present level of the allowance for loan losses, the results of recent regulatory examinations, generally accepted accounting principles, general economic conditions and other factors related to the ability to collect loans in its portfolio. The provision for loan losses, primarily in the banking segment, was $37.2 million and $3.8 million for the year ended December 31, 2013 and the month ended December 31, 2012, respectively.

The following tables present the activity in our allowance for loan losses within our non-covered and covered loan portfolios for the periods presented (in thousands). Substantially all of the activity shown below occurred within the banking segment, which was acquired as a part of the PlainsCapital Merger.

	Year Ended December 31,	Month Ended December 31,
Non-Covered Portfolio	2013	2012
Balance, beginning of period	$3,409	$—
Provisions charged to operating expenses	36,093	3,800
Recoveries of non-covered loans previously charged off:
Commercial and industrial	3,439	—
Real estate	282	—
Construction and land development	265	—
Consumer	61	—

Total recoveries	4,047	—

Non-covered loans charged off:
Commercial and industrial	9,359	391
Real estate	209	—
Construction and land development	524	—
Consumer	216	—

Total charge-offs	10,308	391

Net charge-offs	(6,261)	(391)

Balance, end of period	$33,241	$3,409

Year Ended
December 31,
Covered Portfolio	2013
Balance, beginning of period	$—
Provisions charged to operating expenses	1,065
Recoveries of covered loans previously charged off:
Commercial and industrial	—
Real estate	—
Construction and land development	—
Consumer	—

Total recoveries	—

Covered loans charged off:
Commercial and industrial	4
Real estate	—
Construction and land development	—
Consumer	—

Total charge-offs	4

Net charge-offs	(4)

Balance, end of period	$1,061

The distribution of the allowance for loan losses among loan types and the percentage of the loans for that type to gross loans, excluding unearned income, within our non-covered and covered loan portfolios are presented in the table below (dollars in thousands).

	December 31,
	2013		2012
Non-Covered Portfolio	Reserve	% of Gross Non-Covered Loans	Reserve	% of Gross Non-Covered Loans
Commercial and industrial	$16,865	46.58%	$1,845	52.67%
Real estate (including construction and land development)	16,288	51.84%	1,559	46.48%
Consumer	88	1.58%	5	0.85%

Total	$33,241	100.00%	$3,409	100.00%

	December 31, 2013
Covered Portfolio	Reserve	% of Gross Covered Loans
Commercial and industrial	$1,053	6.65%
Real estate (including construction and land development)	8	93.35%
Consumer	—	0.00%

Total	$1,061	100.00%

Potential Problem Loans

Potential problem loans consist of loans that are performing in accordance with contractual terms but for which management has concerns about the ability of an obligor to continue to comply with repayment terms because of the obligor’s potential operating or financial difficulties. Management monitors these loans and reviews their performance on a regular basis. Potential problem loans contain potential weaknesses that could improve, persist or further deteriorate. If such potential weaknesses persist without improving, the loan is subject to downgrade, typically to substandard, in three to six months. Within our non-covered loan portfolio at December 31, 2013, we had ten credit relationships totaling $24.7 million of potential problem loans, which are assigned a grade of special mention within our risk grading matrix. At December 31, 2012, we had four credit relationships totaling $2.7 million of non-covered potential problem loans.

Non-Performing Assets

The following table presents components of Hilltop’s non-covered non-performing assets (dollars in thousands).

	December 31,
	2013	2012
Non-covered loans accounted for on a non-accrual basis:
Commercial and industrial	$16,730	$—
Real estate	6,511	1,756
Construction and land development	112	—
Consumer	—	—

	$23,353	$1,756

Non-covered non-performing loans as a percentage of total non-covered loans	0.51%	0.04%

Non-covered other real estate owned	$4,805	$11,098

Other repossessed assets	$13	$557

Non-covered non-performing assets	$28,171	$13,411

Non-covered non-performing assets as a percentage of total assets	0.32%	0.18%

Non-covered loans past due 90 days or more and still accruing	$534	$2,000

Troubled debt restructurings included in accruing non-covered loans	$1,055	$—

At December 31, 2013, total non-covered non-performing assets increased $14.8 million to $28.2 million, compared with $13.4 million at December 31, 2012, primarily due to an increase in non-covered non-accrual PCI loans of $15.8 million. Non-covered non-performing loans totaled $23.4 million at December 31, 2013 and $1.8 million at December 31, 2012. At December 31, 2013, non-covered non-accrual loans included five commercial and industrial relationships with loans totaling $14.0 million secured by accounts receivable, inventory, aircraft and life insurance, and a total of $1.0 million in lease financing receivables. Non-covered non-accrual loans at December 31, 2013 also included $6.5 million characterized as real estate loans, including three commercial real estate loan relationships totaling $2.5 million and loans secured by residential real estate totaling $3.5 million, substantially all of which were classified as loans held for sale, as well as construction and land development loans of $0.1 million. At December 31, 2012, non-covered non-accrual loans of $1.8 million included real estate loans secured by residential real estate and classified as loans held for sale.

Non-covered OREO decreased $6.3 million to $4.8 million at December 31, 2013, compared with $11.1 million at December 31, 2012. The decrease was primarily due to the disposal of two properties totaling $5.7 million. At December 31, 2013, non-covered OREO included commercial properties of $4.2 million, commercial real estate property consisting of parcels of unimproved land of $0.5 million and residential lots under development of $0.1 million. At December 31, 2012, non-covered OREO included commercial properties of $6.8 million, commercial real estate property consisting of parcels of unimproved land of $3.1 million and residential lots under development of $1.2 million.

At December 31, 2013, troubled debt restructurings (“TDRs”) granted on non-covered loans totaled $11.4 million. These TDRs were comprised of $1.1 million of non-covered PCI loans that are considered to be performing due to the application of the accretion method and non-covered non-performing loans of $10.3 million for which discount accretion has been suspended. There were no troubled debt restructurings granted on non-covered loans at December 31, 2012.

Non-covered loans past due 90 days or more and still accruing totaled $0.5 million and $2.0 million at December 31, 2013 and 2012, respectively, and included secured commercial and industrial loans, and a real estate loan.

The following table presents components of our covered non-performing assets (dollars in thousands).

Covered Portfolio
Covered loans accounted for on a non-accrual basis:
Commercial and industrial	$973
Real estate	249
Construction and land development	575
Consumer	—

$1,797

Covered non-performing loans as a percentage of total covered loans	0.18%

Covered other real estate owned	$142,833

Other repossessed assets	$—

Covered non-performing assets	$144,630

Covered non-performing assets as a percentage of total assets	1.62%

Covered loans past due 90 days or more and still accruing	$—

Troubled debt restructurings included in accruing covered loans	$—

At December 31, 2013, covered non-performing assets totaled $144.6 million. Covered non-performing loans of $1.8 million at December 31, 2013 included one commercial and industrial relationship with loans totaling $1.0 million secured by accounts receivable, inventory and equipment. Covered non-accrual loans at December 31, 2013 also included one commercial real estate loan relationship totaling $0.2 million, as well as construction and land development loans of $0.6 million.

OREO acquired in the FNB Transaction that is subject to the FDIC loss-share agreements is referred to as “covered OREO” and reported separately in our consolidated balance sheets. At December 31, 2013, covered OREO was $142.8 million and included commercial properties of $90.5 million, commercial real estate property consisting of parcels of unimproved land of $21.4 million and residential lots under development of $30.9 million.

Insurance Losses and Loss Adjustment Expenses

At December 31, 2013 and 2012, our reserves for unpaid losses and LAE were $27.5 million and $34.0 million, respectively. The liability for insurance losses and LAE represents estimates of the ultimate unpaid cost of all losses incurred, including losses for claims that have not yet been reported. Separately for each of NLIC and ASIC and each line of business, our actuaries estimate the liability for unpaid losses and LAE by first estimating ultimate losses and LAE amounts for each year, prior to recognizing the impact of reinsurance.

Insured losses for a given accident year change in value over time as additional information on claims is received, as claim conditions change and as new claims are reported. This process is commonly referred to as loss development. To project ultimate losses and LAE, our actuaries examine the paid and reported losses and LAE for each accident year and multiply these values by a loss development factor. The selected loss development factors are based upon a review of the loss development patterns indicated in the companies’ historical loss triangles and applicable insurance industry loss development factors.

The reserve analysis performed by our actuaries provides preliminary central estimates of the unpaid losses and LAE. At each quarter-end, the results of the reserve analysis are summarized and discussed with our senior management. The senior management group considers many factors in determining the amount of reserves to record for financial statement purposes. These factors include the extent and timing of any recent catastrophic events, historical pattern and volatility of the actuarial indications, the sensitivity of the actuarial indications to changes in paid and reported loss patterns, the consistency of claims handling processes, the consistency of case reserving practices, changes in our pricing and underwriting, and overall pricing and underwriting trends in the insurance market.

Deposits

The banking segment’s major source of funds and liquidity is its deposit base. Deposits provide funding for its investment in loans and securities. Interest paid for deposits must be managed carefully to control the level of interest expense and overall net interest margin. The composition of the deposit base (time deposits versus interest-bearing demand deposits and savings) is constantly changing due to the banking segment’s needs and market conditions. Overall, average deposits totaled $5.3 billion for the year ended December 31, 2013, an increase from average deposits of $4.6 billion for the month ended December 31, 2012. The table below presents the average balance of deposits and the average rate paid on those deposits (dollars in thousands).

	Year Ended		Month Ended
	December 31, 2013		December 31, 2012
	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid
Noninterest-bearing demand deposits	$1,370,029	0.00%	$1,321,011	0.00%
Interest-bearing demand deposits	1,930,622	0.24%	1,700,265	0.25%
Savings deposits	247,789	0.32%	177,803	0.32%
Certificates of deposit	1,745,483	0.54%	1,355,435	0.53%

	$5,293,923	0.28%	$4,554,514	0.26%

The maturity of interest-bearing time deposits of $100,000 or more at December 31, 2013 is set forth in the table below (in thousands).

Months to maturity:
3 months or less	$453,642
3 months to 6 months	272,461
6 months to 12 months	492,140
Over 12 months	456,146

$1,674,389

The banking segment experienced growth of $693.1 million in interest-bearing time deposits of $100,000 or more at December 31, 2013 compared with December 31, 2012, primarily due to those deposits assumed as a part of the FNB Transaction. At December 31, 2013, there were $1.7 billion in interest-bearing time deposits scheduled to mature within one year.

Borrowings

Our borrowings are shown in the table below (dollars in thousands).

	December 31,
	2013		2012
	Balance	Average Rate Paid	Balance	Average Rate Paid
Short-term borrowings	$342,087	0.36%	$728,250	0.33%
Notes payable	56,327	6.33%	141,539	5.89%
Junior subordinated debentures	67,012	3.59%	67,012	3.53%

	$465,426	2.10%	$936,801	1.40%

Short-term borrowings consist of federal funds purchased, securities sold under agreements to repurchase, borrowings at the Federal Home Loan Bank (“FHLB”) and short-term bank loans. The $386.2 million decrease in short-term borrowings at December 31, 2013 compared with December 31, 2012 included decreases of $250.0 million in borrowings at the FHLB and $132.4 million in federal funds purchased. These decreases were primarily the result of lower funding requirements due to a reduction in our mortgage origination segment’s balance on its warehouse line of credit with the Bank. Notes payable at December 31, 2013 of $56.3 million is comprised of insurance segment term notes and nonrecourse notes owed by First Southwest. The $85.2 million decrease in notes payable at December 31, 2013 compared to December 31, 2012 was primarily due to the Notes at OP, a wholly owned subsidiary of Hilltop, being called for redemption on October 15, 2013.

Liquidity and Capital Resources

Hilltop is a financial holding company whose assets primarily consist of the stock of its subsidiaries and invested assets. Hilltop’s primary investment objectives, as a holding company, are to preserve capital and have available cash resources to utilize in making acquisitions. At June 30, 2014, Hilltop had approximately $158 million in freely available cash and cash equivalents. If necessary or appropriate, we may also finance acquisitions with the proceeds from equity or debt issuances. The current short-term liquidity needs of Hilltop include operating expenses, dividends on preferred stock and the cash consideration associated with the SWS Merger.

Recent Events

On March 31, 2014, we entered into a definitive merger agreement with SWS providing for the merger of SWS with and into a subsidiary of Hilltop formed for the purpose of facilitating this transaction (see “The Merger Agreement” included elsewhere in this proxy statement/prospectus). Under the terms of the merger agreement, SWS stockholders will receive per share consideration of 0.2496 shares of Hilltop common stock and $1.94 of cash, equating to $7.25 per share based on Hilltop’s closing price on June 30, 2014. The value of the merger consideration will fluctuate with the market price of Hilltop’s common stock. We intend to fund the cash portion of the consideration, currently estimated at approximately $78 million in the aggregate, through available cash. The merger is subject to customary closing conditions, including regulatory approvals and approval of the stockholders of SWS, and is expected to be completed prior to the end of 2014.

On October 15, 2013, OP called for redemption all of its outstanding Notes on November 14, 2013 (the “Redemption Date”). At October 15, 2013, OP had $90.9 million in aggregate principal amount of Notes outstanding, including $6.9 million aggregate principal amount held by our insurance company subsidiaries. The Notes were redeemed at a redemption price equal to the principal amount of the Notes, plus accrued and unpaid interest up to, but excluding, the Redemption Date. At any time prior to the Redemption Date, holders of the Notes could exchange the Notes for shares of Hilltop common stock at the rate of 73.94998 shares per $1,000 principal amount of the Notes (or approximately $13.52 per share). In lieu of delivery of Hilltop common stock upon the exercise of a holder of its exchange right, OP could elect to pay such holder of the Notes an amount in cash (or a combination of Hilltop common stock and cash) in respect of all or a portion of such holder’s Notes equal to the closing price of Hilltop’s common stock for the five consecutive trading days commencing on and including the third business day following the exercise of such exchange right. As of the closing of the redemption, the Notes held by third party investors were exchanged for 6,208,005 shares of Hilltop common stock and an aggregate cash payment of $11.1 million was made in exchange for the Notes held by our insurance company subsidiaries.

During September 2013, Hilltop and PlainsCapital contributed capital of $35.0 million and $25.0 million, respectively, to the Bank to provide additional capital in connection with the FNB Transaction.

Series B Preferred Stock

As a result of the PlainsCapital Merger, the outstanding shares of PlainsCapital Corporation’s Non-Cumulative Perpetual Preferred Stock, Series C, all of which were held by the U.S. Treasury, were converted on a one-for-one basis into shares of Hilltop Series B Preferred Stock. The terms of our Series B Preferred Stock provide for the payment of non-cumulative dividends on a quarterly basis. The dividend rate, as a percentage of the liquidation amount, fluctuated until December 31, 2013 based upon changes in the level of “qualified small business lending” (“QSBL”) by the Bank. The shares of Hilltop Series B Preferred Stock are senior to shares of our common stock with respect to dividends and liquidation preference, and qualify as Tier 1 Capital for regulatory purposes. At each of March 31, 2014, December 31, 2013 and December 31, 2012, $114.1 million of Hilltop’s Series B Preferred Stock was outstanding. During the three months ended March 31, 2014, we accrued dividends of $1.4 million on the Hilltop Series B Preferred Stock.

The dividend rate on the Hilltop Series B Preferred Stock was 4.706% for the three months ended December 31, 2013. From January 1, 2014 until March 26, 2016, the dividend rate is fixed at 5.0% based upon Hilltop’s level of QSBL at September 30, 2013. Beginning March 27, 2016, the dividend rate on any outstanding shares of Hilltop Series B Preferred Stock will be fixed at nine percent (9%) per annum.

Loss-Share Agreements

In connection with the FNB Transaction, the Bank entered into two loss-share agreements with the FDIC that collectively cover $1.2 billion of loans and OREO acquired in the FNB Transaction, which we refer to as “covered assets”. Pursuant to the loss-share agreements, the FDIC has agreed to reimburse the Bank the following amounts with respect to the covered assets: (i) 80% of losses on the first $240.4 million of losses incurred; (ii) 0% of losses in excess of $240.4 million up to and including $365.7 million of losses incurred; and (iii) 80% of losses in excess of $365.7 million of losses incurred. The Bank has also agreed to reimburse the FDIC for any subsequent recoveries. The loss-share agreements for commercial and single family residential loans are in effect for 5 years and 10 years, respectively, from the Bank Closing Date and the loss recovery provisions to the FDIC are in effect for 8 years and 10 years, respectively, from the Bank Closing Date. In accordance with the loss-share agreements, the Bank may be required to make a “true-up” payment to the FDIC, approximately ten years following the Bank Closing Date, if the FDIC’s initial estimate of losses on covered assets is greater than the actual realized losses. The “true-up” payment is calculated using a defined formula set forth in the P&A Agreement.

Regulatory Capital

We are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements may prompt certain actions by regulators that, if undertaken, could have a direct material adverse effect on our financial condition and results of operations. Under capital adequacy and regulatory requirements, we must meet specific capital guidelines that involve quantitative measures of our assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Our capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

At June 30, 2014, Hilltop exceeded all regulatory capital requirements with a total capital to risk weighted assets ratio of 18.79%, Tier 1 capital to risk weighted assets ratio of 18.11% and a Tier 1 capital to average assets, or leverage, ratio of 13.51%. At June 30, 2014, the Bank was also considered to be “well-capitalized” under regulatory requirements without giving effect to the final Basel III capital rules adopted by the Federal Reserve Board on July 2, 2013. We discuss regulatory capital requirements in more detail in Note 14 to our unaudited consolidated financial statements also included in this proxy statement/prospectus.

Cash Flow Activities

Cash and cash equivalents (consisting of cash and due from banks and federal funds sold), totaled $688.8 million at June 30, 2014, a decrease of $57.2 million from $746.0 million at December 31, 2013. Cash and cash equivalents totaled $746.0 million at December 31, 2013, an increase of $19.6 million from $726.5 million at December 31, 2012. Deposit flows, calls of investment securities and borrowed funds, and prepayments of loans and mortgage-backed securities are strongly influenced by interest rates, general and local economic conditions and competition in the marketplace. These factors reduce the predictability of the timing of these sources of funds.

Cash used in operations during the six months ended June 30, 2014 was $291.7 million, a decrease in cash flow of $306.4 million compared with the same period in 2013, and was primarily due to reductions in cash provided by our mortgage loan origination activities. Cash provided by operations during 2013 of $396.7 million increased by $281.5 million compared with 2012 primarily due to the PlainsCapital Merger on November 30, 2012 and inclusion of operating activities of the banking, mortgage origination and financial advisory segments for the year ended December 31, 2013 compared with the month ended December 31, 2012.

Cash provided by our investment activities during the six months ended June 30, 2014 was $40.6 million, including $68.6 million from net changes in loans and $38.3 million from sales of premises and equipment and other real estate owned, partially offset by net cash paid for FHLB and FRB stock of $31.4 million, net purchases of premises and equipment and other assets of $19.8 million and net purchases of securities in our investment portfolio of $15.0 million. Cash used in our investment activities during the six months ended June 30, 2013 of $206.3 million primarily included net purchases of securities for investment of $127.5 million, $51.0 million for the origination of loans held for investment and net cash paid for FHLB and FRB stock of $21.2 million. The increase in cash provided by investing activities during the six months ended June 30, 2014, compared to the same period in 2013, was primarily due to reduced net purchases of securities driven by market conditions.

Cash provided by Hilltop’s investment activities during 2013 was $223.9 million, including $362.7 million in net cash from the FNB Transaction and net proceeds from securities in Hilltop’s investment portfolio of $8.9 million, partially offset by $140.4 million for the origination of loans held for investment and net purchases of premises and equipment and other assets of $11.9 million. During 2012, cash provided by Hilltop’s investment activities was $12.9 million and primarily included $165.7 million in net cash from the PlainsCapital Merger, offset by $147.4 million in net purchases of securities for investment.

Cash provided by financing activities during the six months ended June 30, 2014 was $193.9 million, an increase in cash provided of $102.7 million compared with the same period in 2013. The increase in cash provided by financing activities was due primarily to a greater increase in short-term borrowings during the six months ended June 30, 2014, offset by a greater decrease in deposits during the six months ended June 30, 2014, compared with the same period in 2013. Cash used in financing activities during 2013 was $601.1 million, an increase in cash used of $620.9 million compared with 2012. The increase in cash during 2013 used was due primarily to the PlainsCapital Merger on November 30, 2012 and the inclusion of financing activities of the banking segment for the year ended December 31, 2013 compared with the month ended December 31, 2012.

Banking Segment

Within our banking segment, liquidity refers to the measure of our ability to meet our customers’ short-term and long-term deposit withdrawals and anticipated and unanticipated increases in loan demand without penalizing earnings. Interest rate sensitivity involves the relationships between rate-sensitive assets and liabilities and is an indication of the probable effects of interest rate fluctuations on our net interest income.

Our asset and liability group is responsible for continuously monitoring our liquidity position to ensure that assets and liabilities are managed in a manner that will meet our short-term and long-term cash requirements. Funds invested in short-term marketable instruments, the continuous maturing of other interest-earning assets, cash flows from self-liquidating investments such as mortgage-backed securities and collateralized mortgage obligations, the possible sale of available for sale securities, and the ability to securitize certain types of loans provide sources of liquidity from an asset perspective. The liability base provides sources of liquidity through deposits and the maturity structure of short-term borrowed funds. For short-term liquidity needs, we utilize federal fund lines of credit with correspondent banks, securities sold under agreements to repurchase, borrowings from the Federal Reserve and borrowings under lines of credit with other financial institutions. For intermediate liquidity needs, we utilize advances from the FHLB. To supply liquidity over the longer term, we have access to brokered certificates of deposit, term loans at the FHLB and borrowings under lines of credit with other financial institutions.

We had deposits of $6.2 billion at June 30, 2014, a decrease of $567.6 million from $6.7 billion at December 31, 2013. This decrease is primarily due to seasonal factors related to our customers’ requirements to satisfy year-end tax obligations and our strategic decision to offer lower renewal rates on certain time deposits acquired in the FNB Transaction that conform to the legacy PlainsCapital Bank interest rate structure. Deposits at December 31, 2013 increased by $2.0 billion from $4.7 billion at December 31, 2012, primarily due to the inclusion of $2.2 billion of deposits assumed as a part of the FNB Transaction. Deposit flows are affected by the level of market interest rates, the interest rates and products offered by competitors, the volatility of equity markets and other factors.

At June 30, 2014, money market deposits, including brokered deposits, were $959.4 million; time deposits, including brokered deposits, were $1.9 billion; and noninterest bearing demand deposits were $1.8 billion. Money market deposits, including brokered deposits, decreased by $195.9 million from $1.2 billion and time deposits, including brokered deposits, decreased $419.9 million from $2.3 billion at December 31, 2013.

At December 31, 2013, money market deposits, including brokered deposits, were $1.2 billion; time deposits, including brokered deposits, were $2.3 billion, and noninterest bearing demand deposits were $1.8 billion. Money market deposits, including brokered deposits, increased by $264.3 million from $891.0 million and time deposits, including brokered deposits, increased $910.7 million from $1.4 billion at December 31, 2012.

The Bank’s 15 largest depositors, excluding Hilltop and First Southwest, accounted for 13.26% of the Bank’s total deposits, and the Bank’s five largest depositors, excluding First Southwest, accounted for 8.63% of the Bank’s total deposits at June 30, 2014. The loss of one or more of our largest Bank customers, or a significant decline in our deposit balances due to ordinary course fluctuations related to these customers’ businesses, could adversely affect our liquidity and might require us to raise deposit rates to attract new deposits, purchase federal funds or borrow funds on a short-term basis to replace such deposits. We have not experienced any liquidity issues to date with respect to brokered deposits or our other large balance deposits, and we believe alternative sources of funding are available to more than compensate for the loss of one or more of these customers.

Mortgage Origination Segment

PrimeLending funds the mortgage loans it originates through a warehouse line of credit of up to $1.5 billion maintained with the Bank. At June 30, 2014 and December 31, 2013, PrimeLending had outstanding borrowings of $1.3 billion and $1.0 billion, respectively, against the warehouse line of credit. PrimeLending sells substantially all mortgage loans it originates to various investors in the secondary market, the majority with servicing released. As these mortgage loans are sold in the secondary market, PrimeLending pays down its warehouse line of credit with the Bank. In addition, PrimeLending has an available line of credit with JPMorgan Chase Bank, NA (“JPMorgan Chase”) of up to $1.0 million. At both June 30, 2014 and December 31, 2013, PrimeLending had no borrowings under the JPMorgan Chase line of credit.

Insurance Segment

Our insurance operating subsidiary’s primary investment objectives is to preserve capital and manage for a total rate of return. NLC’s strategy is to purchase securities in sectors that represent the most attractive relative value. Bonds, cash and short-term investments of $210.4 million, or 91.6%, equity investments of $13.9 million and other investments of $5.5 million comprised NLC’s $229.8 million in total cash and investments at June 30, 2014. At December 31, 2013, bonds, cash and short-term investments of $196.6 million, or 91.5%, equity investments of $13.1 million and other investments of $5.3 million comprised NLC’s $215.0 million in total cash and investments. NLC does not currently have any significant concentration in both direct and indirect guarantor exposure or any investments in subprime mortgages. NLC has custodial agreements with Wells Fargo and an investment management agreement with DTF Holdings, LLC.

Financial Advisory Segment

FSC relies on its equity capital, short-term bank borrowings, interest-bearing and non-interest-bearing client credit balances, correspondent deposits, securities lending arrangements, repurchase agreement financings and other payables to finance its assets and operations. FSC has credit arrangements with four unaffiliated banks of up to $305.0 million, which are used to finance securities owned, securities held for correspondent accounts, receivables in customer margin accounts and underwriting activities. These credit arrangements are provided on an “as offered” basis and are not committed lines of credit. At June 30, 2014 and December 31, 2013, FSC had borrowed $102.0 million and $97.4 million, respectively, under these credit arrangements.

Contractual Obligations

The following table presents information regarding our contractual obligations at December 31, 2013 (in thousands). Our reserve for losses and loss adjustment expenses does not have a contractual maturity date. However, based on historical payment patterns, the amounts presented are management’s estimate of the expected timing of these payments. The timing of payments is subject to significant uncertainty. NLC maintains a portfolio of investments with varying maturities to provide adequate cash flows for such payments. Payments related to leases are based on actual payments specified in the underlying contracts. Payments related to short-term borrowings and long-term debt obligations include the estimated contractual interest payments under the respective agreements.

	Payments Due by Period
	1 year or Less	More than 1 Year but Less than 3 Years	3 Years or More but Less than 5 Years	5 Years or More	Total
Reserve for losses and loss adjustment expenses	$15,904	$9,120	$2,308	$136	$27,468
Short-term borrowings	343,604	—	—	—	343,604
Long-term debt obligations	6,965	9,395	10,053	259,560	285,973
Capital lease obligations	1,080	2,193	2,296	9,514	15,083
Operating lease obligations	25,541	39,311	23,241	30,041	118,134

Total	$393,094	$60,019	$37,898	$299,251	$790,262

Impact of Inflation and Changing Prices

Our consolidated financial statements included herein have been prepared in accordance with GAAP, which presently require us to measure financial position and operating results primarily in terms of historic dollars. Changes in the relative value of money due to inflation or recession are generally not considered. The primary effect of inflation on our operations is reflected in increased operating costs. In management’s opinion, changes in interest rates affect the financial condition of a financial institution to a far greater degree than changes in the inflation rate. While interest rates are greatly influenced by changes in the inflation rate, they do not necessarily change at the same rate or in the same magnitude as the inflation rate. Interest rates are highly sensitive to many factors that are beyond our control, including changes in the expected rate of inflation, the influence of general and local economic conditions and the monetary and fiscal policies of the U.S. government, its agencies and various other governmental regulatory authorities.

Off-Balance Sheet Arrangements; Commitments; Guarantees

In the normal course of business, we enter into various transactions, which, in accordance with GAAP, are not included in our consolidated balance sheets. We enter into these transactions to meet the financing needs of our customers. These transactions include commitments to extend credit and standby letters of credit, which involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized in our consolidated balance sheets.

We enter into contractual loan commitments to extend credit, normally with fixed expiration dates or termination clauses, at specified rates and for specific purposes. Substantially all of our commitments to extend credit are contingent upon customers maintaining specific credit standards until the time of loan funding. We minimize our exposure to loss under these commitments by subjecting them to credit approval and monitoring procedures. We assess the credit risk associated with certain commitments to extend credit and have recorded a liability related to such credit risk in our consolidated financial statements.

Standby letters of credit are written conditional commitments issued by us to guarantee the performance of a customer to a third party. In the event the customer does not perform in accordance with the terms of the agreement with the third party, we would be required to fund the commitment. The maximum potential amount of future payments we could be required to make is represented by the contractual amount of the commitment. If the commitment is funded, we would be entitled to seek recovery from the customer. Our policies generally require that standby letter of credit arrangements contain security and debt covenants similar to those contained in loan agreements.

In the aggregate, the Bank had outstanding unused commitments to extend credit of $1.2 billion and $1.1 billion at June 30, 2014 and December 31, 2013, respectively, and outstanding financial and performance standby letters of credit of $40.6 million and $42.2 million at June 30, 2014 and December 31, 2013, respectively.

In the normal course of business, FSC executes, settles and finances various securities transactions that may expose FSC to off-balance sheet risk in the event that a customer or counterparty does not fulfill its contractual obligations. Examples of such transactions include the sale of securities not yet purchased by customers or for the account of FSC, clearing agreements between FSC and various clearinghouses and broker-dealers, secured financing arrangements that involve pledged securities, and when-issued underwriting and purchase commitments.

Critical Accounting Policies and Estimates

Our accounting policies are fundamental to understanding our management’s discussion and analysis of our results of operations and financial condition. Our significant accounting policies are presented in Note 1 to our audited consolidated financial statements, which are included in this proxy statement/prospectus. We have identified certain significant accounting policies which involve a higher degree of judgment and complexity in making certain estimates and assumptions that affect amounts reported in our consolidated financial statements. The significant accounting policies which we believe to be the most critical in preparing our consolidated financial statements relate to Allowance for Loan Losses, FDIC Indemnification Asset, Reserve for Losses and Loss Adjustment Expenses, Goodwill and Identifiable Intangible Assets, Loan Indemnification Liability, Mortgage Servicing Rights and Acquisition Accounting.

Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. Loans are charged to the allowance when the loss is confirmed or when a determination is made that a probable loss has occurred on a specific loan. Recoveries are credited to the allowance at the time of recovery. Throughout the year, management estimates the probable level of losses to determine whether the allowance for credit losses is appropriate to absorb losses in the existing portfolio. Based on these estimates, an amount is charged to the provision for loan losses and credited to the allowance for loan losses in order to adjust the allowance to a level determined to be appropriate to absorb losses. Management’s judgment regarding the appropriateness of the allowance for loan losses involves the consideration of current economic conditions and their estimated effects on specific borrowers; an evaluation of the existing relationships among loans, potential loan losses and the present level of the allowance; results of examinations of the loan portfolio by regulatory agencies; and management’s internal review of the loan portfolio. In determining the ability to collect certain loans, management also considers the fair value of any underlying collateral. The amount ultimately realized may differ from the carrying value of these assets because of economic, operating or other conditions beyond our control. For additional discussion of allowance for loan losses and provisions for loan losses, see the section entitled “Allowance for Loan Losses” earlier in this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

FDIC Indemnification Asset

We have elected to account for the FDIC Indemnification Asset in accordance with FASB ASC 805. The FDIC Indemnification Asset is initially recorded at fair value, based on the discounted value of expected future cash flows under the loss-share agreements. The difference between the present value and the undiscounted cash flows we expect to collect from the FDIC will be accreted into noninterest income within the consolidated statements of operations over the life of the FDIC Indemnification Asset. The FDIC Indemnification Asset is reviewed quarterly and adjusted for any changes in expected cash flows based on recent performance and expectations for future performance of the covered portfolio. These adjustments are measured on the same basis as the related covered loans and covered OREO. Any increases in cash flow of the covered assets over those expected will reduce the FDIC Indemnification Asset, and any decreases in cash flow of the covered assets under those expected will increase the FDIC Indemnification Asset. Any amortization of changes in value is limited to the contractual terms of the loss-share agreements. Increases and decreases to the FDIC Indemnification Asset are recorded as adjustments to noninterest income within the consolidated statements of operations over the life of the loss-share agreements.

Reserve for Losses and Loss Adjustment Expenses

The reserve for losses and loss adjustment expenses represents our best estimate of our ultimate liability for losses and loss adjustment expenses relating to events that occurred prior to the end of any given accounting period but have not been paid. Months and potentially years may elapse between the occurrence of a loss covered by one of our insurance policies, the reporting of the loss and the payment of the claim. We record a liability for estimates of losses that will be paid for claims that have been reported, which is referred to as case reserves. As claims are not always reported when they occur, we estimate liabilities for claims that have occurred but have not been reported, or IBNR.

Each of our insurance company subsidiaries establishes a reserve for all of its unpaid losses, including case reserves and IBNR reserves, and estimates for the cost to settle the claims. We estimate our IBNR reserves by estimating our ultimate liability for loss and loss adjustment expense reserves first, and then reducing that amount by the amount of cumulative paid claims and by the amount of our case reserves. The reserve analysis performed by our actuaries provides preliminary central estimates of the unpaid losses and LAE. At each quarter-end, the results of the reserve analysis are summarized and discussed with our senior management. The senior management group considers many factors in determining the amount of reserves to record for financial statement purposes. These factors include the extent and timing of any recent catastrophic events, historical pattern and volatility of the actuarial indications, the sensitivity of the actuarial indications to changes in paid and reported loss patterns, the consistency of claims handling processes, the consistency of case reserving practices, changes in our pricing and underwriting, and overall pricing and underwriting trends in the insurance market. As experience develops or new information becomes known, we increase or decrease the level of our reserves in the period in which changes to the estimates are determined. Accordingly, the actual losses and loss adjustment expenses may differ materially from the estimates we have recorded. See “Insurance Losses and Loss Adjustment Expenses” earlier in this Item 7 for additional discussion.

Goodwill and Identifiable Intangible Assets

Goodwill and other identifiable intangible assets were initially recorded at their estimated fair values at the date of acquisition. Goodwill and other intangible assets having an indefinite useful life are not amortized for financial statement purposes. In the event that facts and circumstances indicate that the goodwill and other identifiable intangible assets may be impaired, an interim impairment test would be required. Intangible assets with finite lives have been fully amortized over their useful lives. We perform required annual impairment tests of our goodwill and other intangible assets as of October 1st for our reporting units.

The goodwill impairment test is a two-step process that requires us to make judgments in determining what assumptions to use in the calculation. The first step of the process consists of estimating the fair value of each reporting unit based on valuation techniques, including a discounted cash flow model using revenue and profit forecasts and recent industry transaction and trading multiples of our peers, and comparing those estimated fair values with the carrying values of the assets and liabilities of the reporting unit, which includes the allocated goodwill. If the estimated fair value is less than the carrying value, a second step is performed to compute the amount of the impairment, if any, by determining an “implied fair value” of goodwill. The determination of the “implied fair value” of goodwill of a reporting unit requires us to allocate the estimated fair value of the reporting unit to the assets and liabilities of the reporting unit. Any unallocated fair value represents the “implied fair value” of goodwill, which is compared to its corresponding carrying value.

Our evaluation includes multiple assumptions, including estimated discounted cash flows and other estimates that may change over time. If future discounted cash flows become less than those projected by us, future impairment charges may become necessary that could have a materially adverse impact on our results of operations and financial condition in the period in which the write-off occurs.

Loan Indemnification Liability

The mortgage origination segment may be responsible for errors or omissions relating to its representations and warranties that the loans sold meet certain requirements, including representations as to underwriting standards and the validity of certain borrower representations in connection with the loan. If determined to be at fault, the mortgage origination segment either repurchases the loans from the investors or reimburses the investors’ losses (a “make-whole” payment). The mortgage origination segment has established an indemnification liability for such probable losses based upon, among other things, the level of current unresolved repurchase requests, the volume of estimated probable future repurchase requests, our ability to cure the defects identified in the repurchase requests, and the severity of the estimated loss upon repurchase. Although we consider this reserve to be appropriate, there can be no assurance that the reserve will prove to be appropriate overtime to cover ultimate losses, due to unanticipated adverse changes in the economy and historical loss patterns, discrete events adversely affecting specific borrowers or industries, and/or actions taken by institutions or investors. The impact of such matters will be considered in the reserving process when known.

Mortgage Servicing Rights

The Company measures its residential mortgage servicing assets using the fair value method. Under the fair value method, the mortgage servicing rights (“MSRs”) are carried in the balance sheet at fair value and the changes in fair value are reported in earnings within other noninterest income in the period in which the change occurs. Retained MSRs are measured at fair value as of the date of sale of the related mortgage loan. Subsequent fair value measurements are determined using a discounted cash flow model. In order to determine the fair value of the MSRs, the present value of expected future cash flows is estimated. Assumptions used include market discount rates, anticipated prepayment speeds, delinquency and foreclosure rates, and ancillary fee income.

The model assumptions and the MSRs fair value estimates are compared to observable trades of similar portfolios as well as to MSR broker valuations and industry surveys, as available. The expected life of the loan can vary from management’s estimates due to prepayments by borrowers, especially when rates fall. Prepayments in excess of management’s estimates would negatively impact the recorded value of the MSRs. The value of the MSRs is also dependent upon the discount rate used in the model, which is based on current market rates. Management reviews this rate on an ongoing basis based on current market rates. A significant increase in the discount rate would reduce the value of the MSRs.

Acquisition Accounting

We account for business combinations using the acquisition method, which requires an allocation of the purchase price of an acquired entity to the assets acquired, including identifiable intangibles, and liabilities assumed based on their estimated fair values at the date of acquisition. Management applies various valuation methodologies to these acquired assets and assumed liabilities which often involve a significant degree of judgment, particularly when liquid markets do not exist for the particular item being valued. Examples of such items include loans, deposits, identifiable intangible assets and certain other assets and liabilities acquired or assumed in business combinations. Management uses significant estimates and assumptions to value such items, including, among others, projected cash flows, prepayment and default assumptions, discount rates, and realizable collateral values. The purchase date valuations, which are considered preliminary and are subject to change for up to one year after the acquisition date, determine the amount of goodwill or bargain purchase gain recognized in connection with the business combination. While we are in the process of finalizing our purchase price allocation, significant changes are not anticipated. Certain assumptions and estimates must be updated regularly in connection with the ongoing accounting for purchased loans. Valuation assumptions and estimates may also have to be revisited in connection with periodic assessments of possible value impairment, including impairment of goodwill, intangible assets and certain other long-lived assets. The use of different assumptions could produce significantly different valuation results, which could have material positive or negative effects on the Company’s results of operations.

Quantitative and Qualitative Disclosures About Market Risk.

The primary objective of the following information is to provide forward-looking quantitative and qualitative information about our potential exposure to market risks. Market risk represents the risk of loss that may result from changes in value of a financial instrument as a result of changes in interest rates, market prices and the credit perception of an issuer. The disclosure is not meant to be a precise indicator of expected future losses, but rather an indicator of reasonably possible losses, and therefore our actual results may differ from any of the following projections. This forward-looking information provides an indicator of how we view and manage our ongoing market risk exposures.

At June 30, 2014 and December 31, 2013, total notes payable outstanding on our consolidated balance sheets was $55.6 million and $56.3 million, respectively, and was comprised entirely of indebtedness subject to variable interest rates. If LIBOR and the prime rate were to increase by one eighth of one percent (0.125%), the increase in interest expense on the variable rate debt would not have a significant impact on our future consolidated earnings or cash flows.

Banking Segment

The banking segment is engaged primarily in the business of investing funds obtained from deposits and borrowings in interest-earning loans and investments, and our primary component of market risk is sensitivity to changes in interest rates. Consequently, our earnings depend to a significant extent on our net interest income, which is the difference between interest income on loans and investments and our interest expense on deposits and borrowings. To the extent that our interest-bearing liabilities do not reprice or mature at the same time as our interest-bearing assets, we are subject to interest rate risk and corresponding fluctuations in net interest income.

There are several common sources of interest rate risk that must be effectively managed if there is to be minimal impact on our earnings and capital. Repricing risk arises largely from timing differences in the pricing of assets and liabilities. Reinvestment risk refers to the reinvestment of cash flows from interest payments and maturing assets at lower or higher rates. Basis risk exists when different yield curves or pricing indices do not change at precisely the same time or in the same magnitude such that assets and liabilities with the same maturity are not all affected equally. Yield curve risk refers to unequal movements in interest rates across a full range of maturities.

We have employed asset/liability management policies that attempt to manage our interest-earning assets and interest-bearing liabilities, thereby attempting to control the volatility of net interest income, without having to incur unacceptable levels of risk. We employ procedures which include interest rate shock analysis, repricing gap analysis and balance sheet decomposition techniques to help mitigate interest rate risk in the ordinary course of business. In addition, the asset/liability management policies permit the use of various derivative instruments to manage interest rate risk or hedge specified assets and liabilities.

An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market interest rates. The management of interest rate risk is performed by analyzing the maturity and repricing relationships between interest-earning assets and interest-bearing liabilities at specific points in time (“GAP”) and by analyzing the effects of interest rate changes on net interest income over specific periods of time by projecting the performance of the mix of assets and liabilities in varied interest rate environments. Interest rate sensitivity reflects the potential effect on net interest income resulting from a movement in interest rates. A company is considered to be asset sensitive, or have a positive GAP, when the amount of its interest-earning assets maturing or repricing within a given period exceeds the amount of its interest-bearing liabilities also maturing or repricing within that time period. Conversely, a company is considered to be liability sensitive, or have a negative GAP, when the amount of its interest-bearing liabilities maturing or repricing within a given period exceeds the amount of its interest-earning assets also maturing or repricing within that time period. During a period of rising interest rates, a negative GAP would tend to affect net interest income adversely, while a positive GAP would tend to result in an increase in net interest income. During a period of falling interest rates, a negative GAP would tend to result in an increase in net interest income, while a positive GAP would tend to affect net interest income adversely. However, it is our intent to remain relatively balanced so that changes in rates do not have a significant impact on earnings.

As illustrated in the tables below, the banking segment is asset sensitive overall. Loans that adjust daily or monthly to the Wall Street Journal Prime rate comprise a large percentage of interest sensitive assets and are the primary cause of the banking segment’s asset sensitivity. To help neutralize interest rate sensitivity, the banking segment has kept the terms of most of its borrowings under one year as shown in the following table (dollars in thousands).

	June 30, 2014
	3 Months or Less	> 3 Months to 1 Year	> 1 Year to 3 Years	> 3 Years to 5 Years	> 5 Years	Total
Interest sensitive assets:
Loans	$3,197,277	$624,873	$721,139	$284,195	$671,708	$5,499,192
Securities	563,121	155,138	111,599	39,106	191,563	1,060,527
Federal funds sold and securities purchased under agreements to resell	14,813	—	—	—	—	14,813
Other interest sensitive assets	341,181	—	—	—	—	341,181

Total interest sensitive assets	4,116,392	780,011	832,738	323,301	863,271	6,915,713

Interest sensitive liabilities:
Interest bearing checking	$2,203,098	$—	$—	$—	$—	$2,203,098
Savings	259,540	—	—	—	—	259,540
Time deposits	588,856	875,132	276,967	130,068	14,353	1,885,376
Notes payable & other borrowings	1,004,440	75,488	1,389	745	5,290	1,087,352

Total interest sensitive liabilities	4,055,934	950,620	278,356	130,813	19,643	5,435,366

Interest sensitivity gap	$60,458	$(170,609)	$554,382	$192,488	$843,628	$1,480,347

Cumulative interest sensitivity gap	$60,458	$(110,151)	$444,231	$636,719	$1,480,347

Percentage of cumulative gap to total interest sensitive assets	0.87%	–1.59%	6.42%	9.21%	21.41%

The positive GAP in the interest rate analysis indicates that banking segment net interest income would generally rise if rates increase. Because of inherent limitations in interest rate GAP analysis, the banking segment uses multiple interest rate risk measurement techniques. Simulation analysis is used to subject the current repricing conditions to rising and falling interest rates in increments and decrements of 1%, 2% and 3% to determine the effect on net interest income changes for the next twelve months. The banking segment also measures the effects of changes in interest rates on market value of equity by discounting projected cash flows of deposits and loans. Market value changes in the investment portfolio are estimated by discounting future cash flows and using duration analysis. Investment security prepayments are estimated using current market information. We believe the simulation analysis presents a more accurate picture than the GAP analysis. Simulation analysis recognizes that deposit products may not react to changes in interest rates as quickly or with the same magnitude as earning assets contractually tied to a market rate index. The sensitivity to changes in market rates varies across deposit products. Also, unlike GAP analysis, simulation analysis takes into account the effect of embedded options in the securities and loan portfolios as well as any off-balance-sheet derivatives.

The table below shows the estimated impact of increases of 1%, 2% and 3% and a decrease of 0.5% in interest rates on net interest income and on economic value of equity for the banking segment at June 30, 2014 (dollars in thousands).

Change in Interest Rates (basis points)	Changes in Net Interest Income		Changes in Economic Value of Equity
	Amount	Percent	Amount	Percent
+300	$(3,821)	–1.51%	$(73,215)	–5.95%
+200	$(12,028)	–4.75%	$(61,258)	–4.98%
+100	$(14,390)	–5.68%	$(24,987)	–2.03%
–50	$1,026	0.40%	$15,910	1.29%

The projected changes in net interest income and market value of equity to changes in interest rates at June 30, 2014 were in compliance with established internal policy guidelines. These projected changes are based on numerous assumptions of growth and changes in the mix of assets or liabilities.

The historically low level of interest rates, combined with the existence of rate floors that are in effect for a significant portion of the loan portfolio, are projected to cause yields on our earning assets to rise more slowly than increases in market interest rates. As a result, in a rising interest rate environment, our interest rate margins are projected to compress until the rise in market interest rates is sufficient to allow our loan portfolio to reprice above applicable rate floors.

Mortgage Origination Segment

Within our mortgage origination segment, our principal market exposure is to interest rate risk due to the impact on our mortgage-related assets and commitments, including mortgage loans held for sale, IRLCs and MSR. Changes in interest rates could also materially and adversely affect our volume of mortgage loan originations.

IRLCs represent an agreement to extend credit to a mortgage loan applicant, whereby the interest rate on the loan is set prior to funding. Our mortgage loans held for sale, which we hold in inventory while awaiting sale into the secondary market, and our IRLCs are subject to the effects of changes in mortgage interest rates from the date of the commitment through the sale of the loan into the secondary market. As a result, we are exposed to interest rate risk and related price risk during the period from the date of the lock commitment until (i) the lock commitment cancellation or expiration date or (ii) the date of sale into the secondary mortgage market. Loan commitments generally range from 20 to 60 days, and our average holding period of the mortgage loan from funding to sale is approximately 30 days. An integral component of our interest rate risk management strategy is our execution of forward commitments to sell mortgage-backed securities to minimize the impact on earnings resulting from significant fluctuations in the fair value of mortgage loans held for sale and IRLCs caused by changes in interest rates.

We have recently expanded, and may continue to expand, our residential mortgage servicing operations within our mortgage origination segment. As a result of our mortgage servicing business, we have a portfolio of MSRs. One of the principal risks associated with MSRs is that in a declining interest rate environment, they will likely lose a substantial portion of their value as a result of higher than anticipated prepayments. Moreover, if prepayments are greater than expected, the cash we receive over the life of the mortgage loans would be reduced. In the future, we may use various derivative financial instruments to provide a level of protection against such interest rate risk. However, no hedging strategy can protect us completely, and hedging strategies may fail because they are improperly designed, improperly executed and documented or based on inaccurate assumptions and, as a result, could actually increase our risks and losses. The increasing size of our MSR portfolio may increase our interest rate risk and correspondingly, the volatility of our earnings, especially if we cannot adequately hedge the interest rate risk relating to our MSRs.

The goal of our interest rate risk management strategy within our mortgage origination segment is not to eliminate interest rate risk, but to manage it within appropriate limits. To mitigate the risk of loss, we have established policies and procedures, which include guidelines on the amount of exposure to interest rate changes we are willing to accept.

Insurance Segment

Within our insurance segment, our exposures to market risk relate primarily to our investment portfolio, which is exposed primarily to interest rate risk and credit risk. The fair value of our investment portfolio is directly impacted by changes in market interest rates; generally, the fair value of fixed-income investments moves inversely with movements in market interest rates. Our fixed maturity portfolio is comprised of substantially all fixed rate investments with primarily short-term and intermediate-term maturities. This portfolio composition allows flexibility in reacting to fluctuations of interest rates. The portfolios of our insurance company subsidiaries are managed to achieve an adequate risk-adjusted return while maintaining sufficient liquidity to meet policyholder obligations. Additionally, the fair values of interest rate sensitive instruments may be affected by the creditworthiness of the issuer, prepayment options, relative values of alternative investments, the liquidity of the instrument and other general market conditions.

Financial Advisory Segment

Our financial advisory segment is exposed to market risk primarily due to its role as a financial intermediary in customer transactions, which may include purchases and sales of securities, use of derivatives and securities lending activities.

Our financial advisory segment is exposed to interest rate risk as a result of maintaining inventories of interest rate sensitive financial instruments and other interest earning assets including customer and correspondent margin loans and securities borrowing activities. Our exposure to interest rate risk is also from our funding sources including customer and correspondent cash balances, bank borrowings, repurchase agreements and securities lending activities. Interest rates on customer and correspondent balances and securities produce a positive spread with rates generally fluctuating in parallel.

With respect to securities held, our interest rate risk is managed by setting and monitoring limits on the size and duration of positions and on the length of time securities can be held. Much of the interest rates on customer and correspondent margin loans are indexed and can vary daily. Our funding sources are generally short term with interest rates that can vary daily.

Derivatives are used to support certain customer programs and hedge our related exposure to interest rate risks.

Our financial advisory segment is engaged in various brokerage and trading activities that expose us to credit risk arising from potential non-performance from counterparties, customers or issuers of securities. This risk is managed by setting and monitoring position limits for each counterparty, conducting periodic credit reviews of counterparties, reviewing concentrations of securities and conducting business through central clearing organizations.

Collateral underlying margin loans to customers and correspondents and with respect to securities lending activities is marked to market daily and additional collateral is required as necessary.

Financial Statements and Supplementary Data.

Hilltop’s financial statements and the financial statements of FNB are submitted as a separate section of this proxy statement/prospectus. See “Financial Statements,” commencing on page F-1 hereof.

Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.

None.

Directors, Executive Officers and Corporate Governance.

Directors

Set forth below is a brief biography of each of the current members of Hilltop’s board of directors.

Charlotte Jones Anderson Age 48	Ms. Anderson has served as a director of Hilltop since our acquisition of PlainsCapital in November 2012. She previously served as a director of PlainsCapital from September 2009 to November 2012. She currently serves as Executive Vice President, Brand Management and President of Charities for the Dallas Cowboys Football Club, Ltd., a National Football League team. She has worked in various capacities for the Dallas Cowboys organization since 1990. A native of Little Rock, Arkansas, Ms. Anderson is a graduate of Stanford University where she earned a Bachelor of Science degree in Human Biology. Ms. Anderson is actively involved with a number of charitable and philanthropic organizations, including The Boys and Girls Clubs of America (regional trustee), the Salvation Army (chairman of board of directors), The Rise School (board of directors), the Southwest Medical Foundation (board of directors), the Dallas Symphony (board of directors), and the President’s Advisory Counsel for The Dallas Center for Performing Arts Foundation.

Rhodes R. Bobbitt Age 69	Mr. Bobbitt has served as a director of Hilltop since November 2005. Mr. Bobbitt is retired. From 1987 until June 2004, he served as a Managing Director and the Regional Office Manager of the Private Client Service Group of Credit Suisse First Boston/Donaldson, Lufkin & Jenrette. Mr. Bobbitt was formerly Vice President of Security Sales in the Dallas office of Goldman, Sachs & Company from 1969 until 1987. He also serves on the Board of Directors of First Acceptance Corporation, including the Nominating and Corporate Governance, Investment, and Audit Committees of that company.

Tracy A. Bolt Age 50	Mr. Bolt has served as a director of Hilltop since our acquisition of PlainsCapital in November 2012. He previously served as a director of PlainsCapital from September 2009 to November 2012. In 1994, Mr. Bolt co-founded Hartman Leito & Bolt, LLP, an accounting and consulting firm based in Fort Worth, Texas, where he serves as a partner and is a member of the firm’s leadership committees. Mr. Bolt holds a Bachelor of Science and Master of Science from the University of North Texas, and he is a certified public accountant. He currently serves as a business advisor to numerous management teams, public and private company boards, not for profit organizations and trusts.

W. Joris Brinkerhoff Age 62	Mr. Brinkerhoff has served as a director of Hilltop since June 2005. Mr. Brinkerhoff founded a Native American-owned joint venture, Doyon Drilling Inc. J.V., in 1981 and served as its operations Chief Executive Officer and Chief Financial Officer until selling his venture interests in 1992. Doyon Drilling Inc. J.V. designed, built, leased and operated state of the art mobile drilling rigs for ARCO and British Petroleum in conjunction with their development of the North Slope Alaska petroleum fields. Mr. Brinkerhoff currently manages, on a full-time basis, family interests, including oil and gas production, a securities portfolio and various other business interests. He actively participates in numerous philanthropic organizations.

Charles R. Cummings Age 78	Mr. Cummings has served as a director of Hilltop since October 2005. Mr. Cummings currently serves as the Co-Manager of Acoustical Control LLC, a provider of noise abatement primarily for the oil and gas industry; DQB Solutions, LLC, a service provider to the waste industry; and Argyle Equipment, LLC, a lessor of equipment to the waste industry. In addition, Mr. Cummings is the President and Chief Executive Officer of CB Resources LLC, an investor in the oil and natural gas industry, and Container Investments, LLC, a lessor of equipment to the waste industry, each of which positions he has held since 1999 and 1991, respectively. Until its sale in January 2014, he served as the Chairman of Aaren Scientific, Inc., a manufacturer of intraocular lenses used in cataract surgery. From 1998 through 2008, he was the Chairman and Chief Executive Officer of Aaren Scientific, Inc. and its predecessors. In 1994, Mr. Cummings co-founded I.E.S.I. Corporation, a regional, non-hazardous waste management company, and serving as a director until its sale in 2005. Prior to that, he served as a Managing Director of AEA Investors, Inc., a private investment firm. Prior to 1979, he was a partner with Arthur Young & Company.

Hill A. Feinberg Age 67	Mr. Feinberg has served as Chairman and Chief Executive Officer of First Southwest since 1991. He has also served as a director of Hilltop since our acquisition of PlainsCapital in November 2012. He previously served as a director of PlainsCapital from December 31, 2008 (in conjunction with PlainsCapital’s acquisition of First Southwest) to November 2012. Prior to joining First Southwest, Mr. Feinberg was a senior managing director at Bear Stearns & Co. Mr. Feinberg is a past chairman of the Municipal Securities Rulemaking Board, the self-regulatory organization with responsibility for authoring the rules that govern the municipal securities activities of registered brokers. Mr. Feinberg also is a member of the board of directors of Energy XXI (Bermuda) Limited, a public company. Mr. Feinberg also formerly served as a member of the board of directors of Compass Bancshares, Inc. and Texas Regional Bancshares, Inc., as an advisory director of Hall Phoenix Energy, LLC and as the non-executive chairman of the board of directors of General Cryogenics, Inc.

Gerald J. Ford Age 70	Mr. Ford has served as Chairman of the Board of Hilltop since August 2007, and has served as a director of Hilltop since June 2005. Mr. Ford served as interim Chief Executive Officer of Hilltop from January 1, 2010 until March 11, 2010. Mr. Ford is a banking and financial institutions entrepreneur who has been involved in numerous mergers and acquisitions of private and public sector financial institutions, primarily in the Southwestern United States, over the past 35 years. In that capacity, he acquired and consolidated 30 commercial banks from 1975 to 1993, forming First United Bank Group, Inc., a multi-bank holding company for which he functioned as Chairman of the Board and Chief Executive Officer until its sale in 1994. During this period, he also led investment consortiums that acquired numerous financial institutions, forming in succession, First Gibraltar Bank, FSB, First Madison Bank, FSB and First Nationwide Bank. Mr. Ford also served as Chairman of the Board of Directors and Chief Executive Officer of Golden State Bancorp Inc. and its subsidiary, California Federal Bank, FSB, from 1998 to 2002. He currently serves on the boards of directors of Freeport McMoRan Copper and Gold Inc., SWS and Scientific Games Corporation. Mr. Ford previously served as Chairman of Pacific Capital Bancorp and a director of First Acceptance Corporation, McMoRan Exploration Co. and Triad Financial Corporation. Mr. Ford also currently serves on the Board of Trustees of Southern Methodist University, is the Co-Managing Partner of Ford Financial Fund II, L.P., a private equity fund. Hilltop’s President and Chief Executive Officer, Jeremy B. Ford, is the son of Mr. Ford, and Hilltop’s Executive Vice President, General Counsel and Secretary, Corey G. Prestidge, is the son-in-law of Mr. Ford.

Jeremy B. Ford Age 40	Mr. Jeremy B. Ford has served as President, Chief Executive Officer and a director of Hilltop since March 2010. Mr. Jeremy B. Ford worked in the financial services industry for over thirteen years, primarily focused on investments in, and acquisitions of, depository institutions and insurance and finance companies. He also is one of the individuals who provided services to Hilltop under the prior Management Services Agreement with Diamond A Administration Company, LLC. Accordingly, he was actively involved in numerous potential acquisitions for Hilltop prior to 2010, and the divestiture of the mobile home communities business in 2007. Mr. Jeremy B. Ford also is currently Chairman of the Board of First Acceptance Corporation. Prior to becoming President and Chief Executive Officer of Hilltop, he was a principal of Ford Financial Fund, L.P., a private equity fund. From 2004 to 2008, he worked for Diamond A-Ford Corporation, where he was involved in various investments made by a family limited partnership. Prior to that, he worked at Liberte´ Investors Inc. (now First Acceptance Corporation), California Federal Bank, FSB (now Citigroup Inc.), and Salomon Smith Barney (now Citigroup Inc.). Jeremy Ford is the son of Gerald J. Ford, Hilltop’s Chairman of the Board, and the brother-in-law of Corey G. Prestidge, Hilltop’s Executive Vice President, General Counsel and Secretary.

J. Markham Green Age 71	Mr. Green has served as a director of Hilltop since February 2004. Mr. Green is a private investor. From 2001 to 2003, he served as Vice Chairman of the Financial Institutions and Governments Group in investment banking at JP Morgan Chase. From 1993 until joining JP Morgan Chase, Mr. Green was involved in the start-up, and served on the boards, of eight companies, including Affordable Residential Communities Inc., the predecessor company to Hilltop Holdings Inc. From 1973 to 1992, Mr. Green served in various capacities at Goldman, Sachs & Co. in investment banking. He was a general partner of Goldman, Sachs & Co. and co-head of its Financial Services Industry Group. Mr. Green is a member of the board of directors of MENTOR/The National Mentoring Partnership. Mr. Green previously served as Chairman of the Board of PowerOne Media LLC.

Jess T. Hay Age 83	Mr. Hay has served as a director of Hilltop since March 2009. Mr. Hay is the retired Chairman and Chief Executive Officer of Lomas Financial Corporation, formerly a diversified financial services company engaged principally in mortgage banking, retail banking, commercial leasing and real estate lending, and of Lomas Mortgage USA, a mortgage banking institution, from which he retired in December 1994. As Chairman and Chief Executive Officer of Lomas Financial Corporation, which included during his tenure, a total of five different corporations listed on the New York Stock Exchange, Mr. Hay has had extensive experience with all of the major functions within the operations of a public company. He was a director of Viad Corp. from 1981 until 2013, and presently is a Director Emeritus. He previously served as a director of Trinity Industries, Inc. from 1965 to 2011, Exxon Mobil from 1982 to 2001, SBC Communications (now AT&T) from 1985 to 2004 and MoneyGram International, Inc. from 2004 to 2010.

William T. Hill, Jr. Age 72	Mr. Hill has served as a director of Hilltop since April 2008. He currently has his own law firm. Prior to 2012, Mr. Hill was of counsel at Fitzpatrick Hagood Smith & Uhl, a criminal defense firm. Prior to that, Mr. Hill served as the Dallas District Attorney and the Chief Prosecuting Attorney of the Dallas District Attorney’s office. During his tenure at the District Attorney’s office, Mr. Hill restructured the office of 250 lawyers and 150 support personnel, including the computerization of the office in 1999. For more than four decades, Mr. Hill has been a strong community leader serving on a number of charitable boards and receiving numerous civic awards, including President of the SMU Mustang Board of Directors and Chairman of the Doak Walker Running Back Award for its first year. Mr. Hill currently serves on the board of directors of Oncor Electric Delivery Company LLC, Oncor Electric Delivery Holdings Company LLC and Baylor Hospital Foundation, and is actively involved in the Mercy Street Mission. Mercy Street is a Christian-based organization serving West Dallas children by placing mentors with the children.

James R. Huffines Age 63	Mr. Huffines is the President and Chief Operating Officer of PlainsCapital, a position he has held since November 2010. He has served as a director of Hilltop since our acquisition of PlainsCapital in November 2012. He previously served as a director of PlainsCapital from May 2011 to November 2012. Prior to that, Mr. Huffines served as the Chairman of the Central and South Texas region and a director of PlainsCapital Bank, a position he held since joining PlainsCapital in 2001. Mr. Huffines holds a Bachelor of Business Administration in Finance from the University of Texas. He served on the board of Energy Future Holdings (formerly TXU Corp.), from 2007 until 2012. In addition, Mr. Huffines previously served as Chairman of the University of Texas System Board of Regents for over four and a half years. Mr. Huffines also participates in many community and business organizations, including serving as a board member of the Dallas Citizens Council, Board of Advisors of Dallas Chamber, the Board of Trustees of the Bob Bullock Texas State History Museum Foundation, Vice Chair of the Texas Business Leadership Council, the Executive Committee of the Chancellor’s Council at the University of Texas System; and a member of the Texas Philosophical Society.

Lee Lewis Age 62	Mr. Lewis has served as a director of Hilltop since our acquisition of PlainsCapital in November 2012. He previously served as a director of PlainsCapital from 1989 to November 2012. He founded in 1976, and currently serves as the chief executive officer of, Lee Lewis Construction, Inc., a construction firm based in Lubbock, Texas. Mr. Lewis graduated from Texas Tech University and is a member of the American General Contractors Association, West Texas Chapter, the Chancellors Council for the Texas Tech University System, and the Red Raider Club.

Andrew J. Littlefair Age 53	Mr. Littlefair has served as a director of Hilltop since our acquisition of PlainsCapital in November 2012. He previously served as a director of PlainsCapital from September 2009 to November 2012. He is a co-founder of Clean Energy Fuels Corp., a provider of compressed and liquefied natural gas in the United States and Canada that is publicly traded on the NASDAQ Global Select Market, and has served as that company’s President, Chief Executive Officer and a director since 2001. From 1996 to 2001, Mr. Littlefair served as President of Pickens Fuel Corp., and from 1987 to 1996, he served in various management positions at Mesa, Inc., an energy company. From 1983 to 1987, Mr. Littlefair served in the Reagan Administration as a Staff Assistant to the President. He served as the Chairman of NGV America, the leading U.S. advocacy group for natural gas vehicles, from March 1993 to March 2011. Mr. Littlefair served on the board of directors of Westport Innovations Inc., a Canadian company publicly traded on the NASDAQ Global Market from 2007 to June 2010.

W. Robert Nichols, III Age 70	Mr. Nichols has served as a director of Hilltop since April 2008. Mr. Nichols has been a leader in the construction machinery business since 1966. He was the president of Conley Lott Nichols, a dealer for several manufacturers of construction machinery, until its sale in 2012. In 2013, he purchased an oilfield services company in Midland, Texas, for which he serves as Chairman and President. He has served on numerous bank and bank holding company boards, including United Mexico Bancorp and Ford Bank Group. Mr. Nichols is active in civic and charitable activities, serving as an active director at M.D. Anderson Hospital, The Nature Conservancy of Texas and Mercy Street.

C. Clifton Robinson Age 76	Mr. Robinson has served as a director of Hilltop since March 2007. From 2000 until its acquisition by a subsidiary of Hilltop in January 2007, Mr. Robinson was Chairman of the Board and Chief Executive Officer of NLASCO, Inc., an insurance holding company domiciled in Texas. Until December 2012, Mr. Robinson served as Chairman of the Board of NLASCO, Inc. In 2000, Mr. Robinson formed NLASCO, Inc. in conjunction with the acquisition of American Summit Insurance Company and the reacquisition of National Lloyds Insurance Company, which he had initially acquired in 1964 and later sold. In 1979, he organized National Group Corporation for the purpose of purchasing insurance companies and related businesses. In 1964, he became the President and Chief Executive Officer of National Lloyds Insurance Company in Waco, Texas, one of the two current insurance subsidiaries of NLC (formerly known as NLASCO, Inc.). From 1964 to the present, Mr. Robinson has participated in the formation, acquisition and management of numerous insurance business enterprises. Mr. Robinson established the Robinson-Lanham Insurance Agency in 1961. He previously has held positions with various insurance industry associations, including Vice-Chairman of the Board of Texas Life and Health Guaranty Association, President of the Independent Insurance Agents of Waco-McLennan County and member of the board of directors of the Texas Life Insurance Association and the Texas Medical Liability Insurance Underwriting Association. Mr. Robinson currently serves on the Board of Trustees of the Scottish Rite Hospital for Children in Dallas, Texas and the Baylor University Board of Regents.

Kenneth D. Russell Age 65	Mr. Russell has served as a director of Hilltop since August 2010. Mr. Russell is a former member of the managing board of directors for KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft (KPMG DTG). While a member of KPMG DTG, Mr. Russell served in leadership of Audit—Financial Services. Subsequent to his service as a member of the German firm leadership, he functioned as a freelance strategic advisory to KPMG DTG’s managing board of directors, working directly with members of its executive committee. He also participated in the integration of the UK and German KPMG firms in the formation of KPMG Europe and headed a partner development program, which focuses on assisting partners in becoming better businessmen, as well as technicians. Prior to joining KPMG DTG, Mr. Russell was the lead financial services partner in the US KPMG LLP’s Department of Professional Practice in New York. His responsibilities in the Department of Profession Practice included leading the financial instruments, structured financing and securitization topic teams, and he was one of KPMG’s leading consultants on financial instruments, hedging and securitization accounting issues. Prior to joining the Department of Professional Practice at KPMG in 1993, Mr. Russell spent 20 years in KPMG’s Dallas office and had engagement responsibilities for several significant regional banking, thrift and other financial services clients. He currently serves as a Financial Advisor with Diamond A Administration Company, LLC, an affiliate of Gerald J. Ford.

A. Haag Sherman Age 48	Mr. Sherman has served as a director of Hilltop since our acquisition of PlainsCapital in November 2012. He previously served as a director of PlainsCapital from September 2009 to November 2012. Mr. Sherman co-founded and served in various capacities, including Chief Executive Officer and Chief Investment Officer, at Salient Partners, L.P., an investment firm based in Houston, Texas, from 2002 to 2011. Mr. Sherman serves on the board of directors of The Endowment Fund complex, Salient Absolute Return Fund complex, Salient MLP & Energy Infrastructure Fund (NYSE: SMF) and Blue Dolphin Energy Company (Nasdaq: BDCO). Mr. Sherman is an honors graduate of the University of Texas School of Law and a cum laude graduate of Baylor University. He is a certified public accountant and a member of the State Bar of Texas.

Robert C. Taylor, Jr. Age 67	Mr. Taylor has served as a director of Hilltop since our acquisition of PlainsCapital in November 2012. He previously served as a director of PlainsCapital from 1997 to November 2012. He has been engaged in the wholesale distribution business in Lubbock, Texas since 1971. In February 2009, Mr. Taylor was appointed to serve as Chief Executive Officer for United Supermarkets, LLC, a retail grocery business in Texas since 1915. He also serves on the board of directors of United Supermarkets, LLC. Prior to that appointment, Mr. Taylor served as the Vice President of Manufacturing and Supply Chain for United Supermarkets since 2007. From 2002 to 2007, Mr. Taylor was the President of R.C. Taylor Distributing, Inc., a business engaged in the business of general merchandise, candy and tobacco to retail outlets in West Texas and Eastern New Mexico. Mr. Taylor is a 1971 graduate of Texas Tech University. He is chairman of the Lubbock Downtown Tax Increment Finance Redevelopment Committee and serves on the Texas Tech Chancellors Advisory Board.

Carl B. Webb Age 64	Mr. Webb has served as a director of Hilltop since June 2005. From August 2010 until December 2012, Mr. Webb served as the Chief Executive Officer of Pacific Capital Bancorp and as Chairman of the Board and Chief Executive Officer of Santa Barbara Bank & Trust, N.A. He was a Senior Principal of Ford Financial Fund, L.P., a private equity fund that was the parent company of SB Acquisition Company LLC, the majority stockholder of Pacific Capital Bancorp prior to its sale to UnionBanCal Corporation. Mr. Webb also is the Co-Managing Partner of Ford Financial Fund II, L.P., a private equity fund. In addition, Mr. Webb has served as a consultant to Hunter’s Glen/Ford, Ltd., a private investment partnership, since November 2002. He served as the Co-Chairman of Triad Financial Corporation, a privately held financial services company, from July 2007 to October 2009, as was the interim President and Chief Executive Officer from August 2005 to June 2007. Previously, Mr. Webb was the President and Chief Operating Officer and a Director of Golden State Bancorp Inc. and its subsidiary, California Federal Bank, FSB, from September 1994 to November 2002. Prior to his affiliation with California Federal Bank, FSB, Mr. Webb was the President and Chief Executive Officer of First Madison Bank, FSB (1993 to 1994) and First Gibraltar Bank, FSB (1988 to 1993), as well as President and a Director of First National Bank at Lubbock (1983 to 1988). Mr. Webb also is a director of Prologis, Inc. He is a former director of Pacific Capital Bancorp, M&F Worldwide Corp., Plum Creek Timber Company and Triad Financial Corporation.

Alan B. White Age 65	Mr. White is one of PlainsCapital’s founders. He has served as Chairman and Chief Executive Officer of PlainsCapital since 1987. He has served as a director of Hilltop since our acquisition of PlainsCapital in November 2012 and is the Vice-Chairman of the Board of Directors and the Chairman of Hilltop’s Executive Committee. Mr. White received his Bachelors of Business Administration in Finance at Texas Tech University. Mr. White’s current charitable and civic service includes serving as a member of the Cotton Bowl Athletic Association Board of Directors, the MD Anderson Cancer Center Living Legend Committee and the Dallas Citizens Council. He was also the founding chairman of the Texas Tech School of Business Chief Executive’s Roundtable; the former Chairman of the Texas Tech Board of Regents, the Covenant Health System Board of Trustees, and the Methodist Hospital System Board of Trustees; and a member of the Texas Tech University President’s Council and the Texas Hospital Association Board.

Director Compensation

General

Members of our Board of Directors who also are full-time employees do not receive any compensation for their service on the Board of Directors or any committee of the Board of Directors. All other directors receive the following compensation for their service on the Board of Directors:

•	$40,000 annual retainer; and

•	$2,000 fee for participation in each meeting of the Board of Directors at which attendance in person is requested (one-half of that fee is paid for participation in any meeting at which attendance is requested by telephone).

In addition, members of board committees receive the following additional compensation:

•	Audit Committee—$65,000 annual fee for the chairperson of the committee;

•	Nominating and Corporate Governance Committee—$10,000 annual fee for the chairperson of the committee;

•	Compensation Committee—$10,000 annual fee for the chairperson of the committee;

•	Investment Committee—$25,000 annual fee for the chairperson of the committee;

•	Merger and Acquisition Committee—$10,000 annual fee for the chairperson of the committee; and

•	$1,000 fee for participation in each meeting of a board committee.

Members of our Board of Directors may elect to receive their aggregate Board of Directors and board committee compensation:

•	entirely in the form of cash;

•	entirely in the form of common stock; or

•	one-half in cash and one-half in common stock.

Any elections, or changes in elections, by directors regarding the form of compensation to be received may only occur during a “trading window” and only become effective at the “trading window” immediately following such election or change in election. Cash and shares of common stock are paid and issued, respectively, in arrears on a calendar quarterly basis, with no vesting requirements. Customarily, these payments and issuances occur by the 15th day of the month following the applicable calendar quarter-end. The value of the common stock awarded is based upon the average closing price per share of our common stock for the last ten consecutive trading days of the applicable calendar quarter. In lieu of fractional shares of common stock that would otherwise be issuable to directors, we pay cash to the director based upon the value of those fractional shares at the value the shares are awarded to the director. If a director does not serve for the entire calendar quarter, that director is compensated based upon the time of service during the applicable calendar quarter.

Each member of our Board of Directors is reimbursed for out-of-pocket expenses associated with his service on, and attendance at, Board of Directors or board committee meetings. Other than as described above, members of our Board of Directors receive no additional compensation for their service on the Board of Directors or board committees.

Political Action Committee Matching Program

The NLASCO Political Action Committee, or the PAC, is a separate segregated fund that was formed to make political contributions. To encourage participation in the PAC by eligible participants,

for each contribution made to the PAC by an eligible individual contributor, NLC makes a matching contribution to any Section 501(c)(3) organization of the contributor’s choice, dollar for dollar, up to the maximum amount an eligible individual can contribute to the PAC in a given calendar year. Under this program, no contributor to the PAC receives any financial, tax or other tangible benefit or premium from either the recipient charities or us. This program is completely voluntary.

2013 Director Compensation

Director Compensation Table for 2013(1)

Name	Fees earned or paid in cash ($)	Stock awards ($)	Total ($)
Charlotte Jones Anderson	28,031	27,970	56,000
Rhodes Bobbit	89,000	—	89,000
Tracy A. Bolt	24	65,976	66,000
W. Joris Brinkerhoff	56,000	—	56,000
Charles R. Cummings	131,000	—	131,000
Hill A. Feinberg	—	—	—
Gerald J. Ford	50,000	—	50,000
Jeremy B. Ford	—	—	—
J. Markham Green	68,000	—	68,000
Jess T. Hay	63,000	—	63,000
William T. Hill, Jr.	62,000	—	62,000
James Huffines	—	—	—
Lee Lewis	54,000	—	54,000
Andrew J. Littlefair	28,541	28,459	57,000
W. Robert Nichols, III	66,000	—	66,000
C. Clifton Robinson	50,000	—	50,000
Kenneth D. Russell	50,000	—	50,000
A. Haag Sherman	73,000	—	73,000
Robert C. Taylor, Jr.	28,031	27,970	56,000
Carl B. Webb	36	49,964	50,000
Alan B. White	—	—	—

(1)	Fees earned for services performed in 2013 include annual retainers, meeting fees and chairperson remuneration. Aggregate fees paid to non-employee directors for annual retainers and committee chairmanships were paid quarterly in arrears. Cash was paid in lieu of the issuance of fractional shares. Service for any partial quarter is calculated and paid on the basis of time served during the applicable calendar quarter. Non-employee directors are solely responsible for the payment of taxes payable on remuneration paid by the Company. The number of shares awarded was determined based upon the average closing price per share of our common stock for the last ten consecutive trading days of the calendar quarter during which the stock was earned; however, the dollar value reported in the table for each stock award was determined in accordance with FASB ASC Topic 718.

As described above, the 2013 stock awards were issued to each non-employee director who elected to receive all or part of his or her director compensation in the form of our common stock, generally within 15 days following each applicable calendar quarter-end. All of our personnel, as well as non-employee directors, are subject to trading restrictions with regard to our common stock, and trading may only occur during a “trading window.” Provided that any such party does not possess material, non-public information about us, this trading period commences on the next trading day following two trading days after the public release of quarterly or annual financial information and continues until the close of business on last day of the month preceding the last month of the next fiscal quarter.

The following numbers of shares of our common stock were issued to our directors for services performed during 2013:

Name of Director	Number of Shares
Charlotte Jones Anderson	1,623
Tracy A. Bolt	3,826
Andrew J. Littlefair	1,666
Robert C. Taylor, Jr.	1,623
Carl B. Webb	2,908

Each of the following directors had outstanding the following aggregate numbers of shares of our common stock awarded for services performed on behalf of us from election or appointment through the end of fiscal 2013: For further information about the stockholdings of these directors and our management, see “Information About the Companies—Hilltop—Security Ownership of Hilltop Management” elsewhere in this proxy statement/prospectus.

Name of Director	Number of Shares
Charlotte Jones Anderson	1,623
Tracy A. Bolt	3,826
Rhodes Bobbitt	1,562
W. Joris Brinkerhoff	9,943
Charles R. Cummings	5,379
Gerald J. Ford	2,893
J. Markham Green	3,872
Andrew J. Littlefair	1,666
Robert C. Taylor, Jr.	1,623
Carl B. Webb	35,080

Board Committees

General

Our Board of Directors appoints committees to assist it in carrying out its duties. In particular, committees work on key issues in greater detail than would be practical at a meeting of all the members of the Board of Directors. Each committee reviews the results of its deliberations with the full Board of Directors.

The standing committees of the Board of Directors currently consist of the Audit Committee, the Compensation Committee, the Executive Committee, the Investment Committee, the Merger and Acquisition Committee, and the Nominating and Corporate Governance Committee. Current copies of the charters for the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, as well as our Corporate Governance Guidelines, Code of Ethics and Business Conduct, or the General Code of Ethics and Business Conduct, and Code of Ethics for Chief Executive and Senior Financial Officers, or the Senior Officer Code of Ethics, may be found on our website at ir.hilltop-holdings.com, under the heading “Corporate Information—Governance Documents.” Printed versions also are available to any stockholder who requests them by writing to our corporate Secretary at the following address: Hilltop Holdings Inc., 200 Crescent Court, Suite 1330, Dallas, Texas 75201. A more detailed description of these committees is set forth below. Our Board of Directors may, from time to time, establish certain other committees to facilitate our management.

Committee Membership

The following table shows the current membership of, and the 2013 fiscal meeting information for, each of the committees of the Board of Directors.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Investment Committee	Merger and Acquisition Committee	Executive Committee
Charlotte Jones Anderson
Rhodes Bobbit				Chairman
Tracy A. Bolt
W. Joris Brinkerhoff
Charles R. Cummings	Chairman
Hill A. Feinberg
Gerald J. Ford
Jeremy B. Ford
J. Markham Green
Jess T. Hay					Chairman
William T. Hill, Jr.
James Huffines
Lee Lewis
Andrew J. Littlefair
W. Robert Nichols, III			Chairman
C. Clifton Robinson
Kenneth D. Russell
A. Haag Sherman		Chairman
Robert C. Taylor, Jr.
Carl B. Webb
Alan B. White						Chairman

Meetings in Fiscal 2013	14	7	3	6	3	5

Audit Committee

We have a standing Audit Committee established within the meaning of Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Audit Committee helps our Board of Directors ensure the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm and the performance of our internal audit function and independent registered public accounting firm. In furtherance of those matters, the Audit Committee assists in the establishment and maintenance of our internal audit controls, selects, meets with and assists the independent registered public accounting firm, oversees each annual audit and quarterly review and prepares the report that federal securities laws require be included in our annual proxy statement. Mr. Cummings has been designated as Chairman, and Messrs. Green and Bolt are members, of the Audit Committee. Until January 9, 2013, Mr. Bobbitt also served as a member of the Audit Committee. Our Board of Directors has reviewed the education, experience and other qualifications of each member of the Audit Committee. Based upon that review, our Board of Directors has determined that each of Mr. Cummings and Mr. Bolt qualifies as an “audit committee financial expert,” as defined by the rules of the SEC, and each member of the Audit Committee is independent in accordance with the listing standards of the NYSE. Currently, none of our Audit Committee members serve on the audit committees of three or more public companies.

Compensation Committee

The Compensation Committee reviews and approves the compensation and benefits of our executive officers, administers the Hilltop Holdings Inc. 2012 Annual Incentive Plan, or the Annual Incentive Plan, the Hilltop Holdings Inc. 2003 Equity Incentive Plan, or the 2003 Equity Incentive Plan, and the Hilltop Holdings Inc. 2012 Equity Incentive Plan, or the 2012 Equity Incentive Plan, and produces the annual report on executive compensation for inclusion in our annual proxy statement, which is also included in this proxy statement/prospectus and appears below on page 201. Each member is independent in accordance with the listing standards of the NYSE.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s purpose is as follows:

•	Identify, screen and recommend to our Board of Directors individuals qualified to serve as members, and on committees, of the Board of Directors;

•	Advise our Board of Directors with respect to the composition, procedures and committees of the Board of Directors;

•	Advise our Board of Directors with respect to the corporate governance principles applicable to the Company; and

•	Oversee the evaluation of the Board of Directors and our management.

Each member of the Nominating and Corporate Governance Committee is independent in accordance with the listing standards of the NYSE.

Investment Committee

The Investment Committee is responsible for, among other things, reviewing investment policies, strategies and programs; reviewing the procedures that we utilize in determining that funds are invested in accordance with policies and limits approved by the Investment Committee; and reviewing the quality and performance of our investment portfolios and the alignment of asset duration to liabilities.

Merger and Acquisition Committee

The purpose of the Merger and Acquisition Committee is to review potential mergers, acquisitions or dispositions of material assets or a material portion of any business proposed by management and to report its findings and conclusions to the Board of Directors. Each member is independent in accordance with the listing standards of the NYSE.

Executive Committee

The Executive Committee, with certain exceptions, has the power and authority of the Board of Directors to manage the affairs of the Company between meetings of the Board of Directors.

Corporate Governance

General

We are committed to good corporate governance practices and, as such, we have adopted formal corporate governance guidelines to maintain our effectiveness. The guidelines govern, among other things, board member qualifications, responsibilities, education, management succession and executive sessions. A copy of the corporate governance guidelines may be found at our corporate website at ir.hilltop-holdings.com under the heading “Corporate Information—Governance Documents.” A copy also may be obtained upon request from our corporate Secretary at the following address: Hilltop Holdings Inc., 200 Crescent Court, Suite 1330, Dallas, Texas 75201.

Board Leadership Structure

We have separated the offices of Chief Executive Officer and Chairman of the Board as a means of separating management of the Company from our Board of Director’s oversight of management. Separating these roles also enables an orderly leadership transition when necessary. We believe, at this time, that this structure provides desirable oversight of our management and affairs. We have in the past appointed, and will continue to appoint, lead independent directors as circumstances require.

Risk Oversight

Our Board of Directors oversees an enterprise-wide approach to risk management, intended to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. Our Board of Directors is actively involved in establishing and refining our business strategy, including assessing management’s appetite for risk and determining the appropriate level of overall risk for the Company. We may conduct assessments in the future as circumstances warrant.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board of Directors also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and, from time to time, discusses and evaluates matters of risk, risk assessment and risk management with our management team. The Compensation Committee is responsible for overseeing the management of risk associated with our compensation policies and arrangements. The Nominating and Corporate Governance Committee ensures that the internal rule processes by which we are governed are consistent with prevailing governance practices and applicable laws and regulations. Finally, the Investment Committee ensures that our funds are invested in accordance with policies and limits approved by it. Our Senior Officer Code of Ethics, General Code of Ethics and Business Conduct, committee charters and other governance documents are reviewed by the appropriate committees annually to confirm continued compliance, ensure that the totality of our risk management processes and procedures is appropriately comprehensive and effective and that those processes and procedures reflect established best practices.

Board Performance

Our Board of Directors conducts an annual survey of its members regarding its performance and reviews the results of the survey with a view to improving efficacy and effectiveness of the Board of Directors. In addition, the full Board of Directors reviews annually the qualifications and effectiveness of the Audit Committee and its members.

Director Qualifications for Service

As described below, the Nominating and Corporate Governance Committee considers a variety of factors when evaluating a potential candidate to fill a vacancy on the Board of Directors or when nomination of an incumbent director for re-election is under consideration. The Nominating and Corporate Governance Committee and our Board of Directors strive to balance a diverse mix of experience, perspective, skill and background with the practical requirement that the Board of Directors will operate collegially, with the common purpose of overseeing our business on behalf of our stockholders. All of our directors possess relevant experience, and each of them approaches the business of the Board of Directors and their responsibilities with great seriousness of purpose. The following describes, with respect to each director, his or her particular experience, qualifications, attributes and skills that qualify him or her to serve as a director:

Charlotte Jones Anderson	Ms. Anderson has significant managerial and executive officer experience with large entrepreneurial businesses and provides the Board of Directors the perspective of one of PlainsCapital’s significant customers.

Rhodes Bobbitt	Mr. Bobbitt has an extensive investment background. This is particularly important given our available cash on hand and the investment portfolios at our subsidiaries.

Tracy A. Bolt	Mr. Bolt has significant experience concerning accounting matters that is essential to our Audit Committee’s and Board of Directors’ oversight responsibilities.

W. Joris Brinkerhoff	Mr. Brinkerhoff has participated, and continues to participate, in a number of business interests. Accordingly, he brings knowledge and additional perspectives to our Board of Directors from experiences with those interests.

Charles R. Cummings	Mr. Cummings has an extensive operational and accounting background. His expertise in these matters brings considerable strength to our Audit Committee and Board of Directors in these areas.

Hill A. Feinberg	Mr. Feinberg has extensive knowledge and experience concerning PlainsCapital’s financial advisory segment and the industry in which it operates through his extended period of service to First Southwest.

Gerald J. Ford	Mr. Ford has been a financial institutions entrepreneur and private investor involved in numerous mergers and acquisitions of private and public sector financial institutions over the past 35 years. His extensive banking industry experience and educational background provide him with significant knowledge in dealing with financial, accounting and regulatory matters, making him a valuable member of our Board of Directors. In addition, his service on the boards of directors and audit and corporate governance committees of a variety of public companies gives him a deep understanding of the role of the Board of Directors.

Jeremy B. Ford	Mr. Jeremy B. Ford’s career has focused on mergers and acquisitions in the financial services industry. Accordingly, he has been actively involved in numerous acquisitions, including our acquisitions of NLC (formerly known as NLASCO, Inc.), PlainsCapital Corporation and substantially all of the assets of FNB. His extensive knowledge of our operations makes him a valuable member of our Board of Directors.

J. Markham Green	Mr. Green has an extensive background in financial services, as well as board service. His investment banking background also provides our Board of Directors with expertise surrounding acquisitions and investments.

Jess T. Hay	Mr. Hay has broad experience in managing and leading significant enterprises in the financial services industry. His service on the boards of other significant companies provides the Board of Directors with additional perspective on the Company’s operations. His prior active involvement with the Democratic National Committee also provides him with broad exposure to the political processes on the national, state and local levels.

William T. Hill, Jr.	Mr. Hill’s experience with legal and compliance matters, along with his management of a large group of highly skilled professionals, have given him considerable knowledge concerning many matters that come before our Board of Directors. Mr. Hill has also served on several civic and charitable boards over the past 35 years, which has given him invaluable experience in corporate governance matters.

James R. Huffines	Mr. Huffines’ significant banking and managerial experience provide unique insights and experience to our Board of Directors.

Lee Lewis	Through his prior service on PlainsCapital’s Board of Directors, Mr. Lewis has many years of knowledge of PlainsCapital and the challenges and opportunities that it is presented. The background of Mr. Lewis as a manager of a Texas-based company also provides unique insight to the Board of Directors.

Andrew J. Littlefair	Mr. Littlefair has significant experience serving as a chief executive officer and as a director of publicly traded companies and provides the Board of Directors with the perspective of one of PlainsCapital’s significant customers.

W. Robert Nichols III	Mr. Nichols has broad experience in managing and leading enterprises. This significant experience provides our Board of Directors with additional perspectives on our operations.

C. Clifton Robinson	Mr. Robinson possesses particular knowledge and experience in the insurance industry, as we purchased NLC (formerly known as NLASCO, Inc.) from him in 2007. This provides our Board of Directors with expertise in regards to our insurance operations.

Kenneth D. Russell	Mr. Russell’s extensive background in accounting and operating entities provides valuable insight to our Board of Directors, including merger and acquisition activities.

A. Haag Sherman	Mr. Sherman has significant experience concerning investing, legal and accounting matters that is essential to our Board of Director’s oversight responsibilities.

Robert C. Taylor, Jr.	Through his prior service on PlainsCapital’s Board of Directors, Mr. Taylor has many years of knowledge of PlainsCapital and the challenges and opportunities that it is presented. The background of Mr. Taylor as a manager of a Texas-based company also provides unique insight to the Board of Directors.

Carl B. Webb	Mr. Webb possesses particular knowledge and experience in strategic planning and the financial industry, as well as expertise in finance, that strengthen the Board of Directors’ collective qualifications, skills and experience.

Alan B. White	Mr. White possesses knowledge of our business and industry through his lengthy tenure as PlainsCapital’s Chief Executive Officer that aids him in efficiently and effectively identifying and executing our strategic priorities.

Executive Officers

We have identified the following officers as “executive officers,” consistent with the definition of that term as used by the SEC:

Name	Age	Position
Hill A. Feinberg	67	Chief Executive Officer of First Southwest

Jeremy B. Ford	40	President, Chief Executive Officer and Director

James R. Huffines	63	President and Chief Operating Officer of PlainsCapital

John A. Martin	66	Executive Vice President, Chief Financial Officer of PlainsCapital

Darren E. Parmenter	51	Executive Vice President—Principal Financial Officer

Corey G. Prestidge	40	Executive Vice President, General Counsel and Secretary

Todd L. Salmans	65	Chief Executive Officer of PrimeLending

Jerry L. Schaffner	56	President and Chief Executive Officer of the Bank

Alan B. White	65	Chief Executive Officer of PlainsCapital

Business Experience of Executive Officers

Information concerning the business experience of Messrs. Hill A. Feinberg, Jeremy B. Ford, James R. Huffines and Mr. Alan B. White is set forth above under the caption “Directors” on page 183.

John A. Martin. Mr. Martin has served as the Executive Vice President and Chief Financial Officer of PlainsCapital since November 2010 and has continued in that position since our acquisition of PlainsCapital in November 2012. Mr. Martin also serves on the board of directors of the Bank, First Southwest and various other subsidiaries of PlainsCapital. Prior to joining PlainsCapital, Mr. Martin most recently served as executive vice president and chief financial officer of Family Bancorp, Inc. and its subsidiary, San Antonio National Bank, from April 2010 until October 2010. Before joining Family Bancorp, from 2009 to 2010, Mr. Martin served as a consultant to community banks, providing strategic planning services. Beginning in 2005, Mr. Martin served as chief financial officer of Texas Regional Bancshares, Inc. and later served as director of financial planning and analysis for BBVA Compass after its acquisition of Texas Regional Bancshares in 2006.

Darren E. Parmenter. Mr. Parmenter has served as Executive Vice President—Principal Financial Officer of Hilltop since February 2014 and previously served as Senior Vice President of Finance of Hilltop from June 2007 to February 2014. From January 2000 to June 2007, Mr. Parmenter was with Hilltop’s predecessor, Affordable Residential Communities Inc., and served as the Controller of Operations from April 2002 to June 2007. Prior to 2000, Mr. Parmenter was employed by Albertsons Inc., as an Assistant Controller.

Corey G. Prestidge. Mr. Prestidge has served as an Executive Vice President of Hilltop since February 2014 and General Counsel and Secretary of Hilltop since January 2008. From November 2005 to January 2008, Mr. Prestidge was the Assistant General Counsel of Mark Cuban Companies. Prior to that, Mr. Prestidge was an associate in the corporate and securities practice group at Jenkens & Gilchrist, a Professional Corporation, which is a former national law firm. Mr. Prestidge is the son-in-law of our Chairman of the Board, Gerald J. Ford, and the brother-in-law of our President and Chief Executive Officer, Jeremy B. Ford.

Todd L. Salmans. Mr. Salmans has served as Chief Executive Officer of PrimeLending since January 2011 and has continued in that position since our acquisition of PlainsCapital in November 2012. He also previously held the office of President of PrimeLending until August 2013. As Chief Executive Officer, Mr. Salmans is responsible for the strategic direction and day-to-day management of PrimeLending, including financial performance, compliance, business development, board and strategic partner communications and team development. He also serves as a member of PrimeLending’s Board of Directors. Mr. Salmans joined PrimeLending in 2006 as Executive Vice President and Chief Operating Officer, with responsibility over daily operations, loan processing and sales. He was promoted to President in April 2007. Mr. Salmans has over 30 year of experience in the mortgage banking industry. Prior to joining PrimeLending, he served as regional executive vice president of CTX/Centex, regional senior vice president of Chase Manhattan/Chase Home Mortgage Corp., and regional senior vice president of First Union National Bank/First Union Mortgage Corp. Mr. Salmans is currently a board member of the Texas Mortgage Bankers Association.

Jerry L. Schaffner. Mr. Schaffner has served as the President and Chief Executive Officer of the Bank since November 2010 and has continued in that position since our acquisition of PlainsCapital in November 2012. He currently serves as a director of the Bank, First Southwest and various other subsidiaries, and previously served as a director of PlainsCapital from 1993 until March 2009. Mr. Schaffner has over 25 years of banking experience and joined PlainsCapital in 1988 as part of its original management group. He received his Bachelor of Business Administration in finance from Texas Tech University. Mr. Schaffner is a licensed Texas real estate broker.

Compensation Discussion and Analysis

The Compensation Committee (the “Committee”) is responsible for establishing, implementing and monitoring adherence with our compensation philosophy. The Committee ensures that the total compensation paid to senior executives is fair, reasonable, competitive, performance-based and aligned with stockholder interests.

Executive Summary

Year 2013 represented a transformational time for our Company and compensation programs. It was the first year of full integration of PlainsCapital into Hilltop. In support of this significant change, the Committee established a new framework that focused on defined performance objectives. The Committee continues to refine compensation programs to further emphasize pay-for-performance, some of which have already been implemented for 2014.

2013 Highlights

•	Profitability increased exponentially. We generated a record $121.0 million in net income. We earned $1.40 per diluted share, up $1.50 per share from 2012. Return on average equity (ROAE) was 10.59% and return on average assets (ROAA) was 1.66%, compared to 9.61% and 1.01%, respectively, of our peer median.

•	Asset quality remained strong compared to peers with non-performing assets as a percentage of total assets of 0.32%.

•	Hilltop capital ratios remained strong with a Tier 1 Leverage Ratio at 12.81% and a Total Capital Ratio of 19.13% at December 31, 2013.

•	Completed the acquisition of substantially all of the assets and liabilities, including deposits, of First National Bank, Edinburg, Texas from the FDIC, as receiver, with loss share (the “FNB Transaction”), and reopened the acquired branches under the “PlainsCapital Bank” name. Accordingly, as of December 31, 2013, we had 77 branch locations, more than double than at December 31, 2012, and our total assets increased to $8.9 billion at December 31, 2013.

•	Redeemed the 7.5% Senior Exchangeable Notes due 2025, which was accretive to book value.

•	Hilltop continued to retain approximately $164 million of freely useable cash at December 31, 2013, following the redemption of the senior notes and a $35 million capital contribution to the Bank in connection with the FNB Transaction.

All of this contributed to a substantial increase in stockholder value as our stock price closed out the year at $23.13 per share, up 71% from the 2012 close of $13.54 per share. Additional detail regarding our results and achievements can be found in our Annual Report on Form 10-K for the year ended December 31, 2013. Furthermore, we believe that we are well positioned to continue positive growth momentum into 2014 and beyond.

Enhanced Compensation Program

With respect to 2013, the Committee implemented a cash incentive compensation program for all senior executive officers. In that regard, the Committee developed scorecards for each executive, which weighted cash incentive compensation on predefined objectives, including net income. The Committee also awarded long-term incentive compensation in the form of restricted stock that was subject to three-year cliff vesting. This practice was consistent with awards granted at PlainsCapital Corporation prior to the acquisition and was effective during the integration and transition period.

The most recent equity grants in February 2014 included a combination of performance-based and time-based restricted stock units. The Committee developed a long-term incentive plan whereby half of the equity awards granted to senior executive officers are subject to performance criteria over a three-year period and all awards are subject to a one-year hold period following vesting, subject to certain exceptions. The Committee also further refined the 2014 annual cash incentive compensation program to enhance its objectives. The Committee believes the implementation of these programs has benefited the Company in clearly defining short-term and long-term objectives.

Philosophy and Objectives of Our Executive Compensation Program

Our compensation program includes the following components: base salary, annual and long-term incentive awards that are linked to performance and the creation of stockholder value and perquisites. In structuring our compensation programs, the Committee selected the particular components and the weight given to those components based upon our strategic objectives. We believe that it is critical to structure the compensation program in such a manner to retain those with the talent, skill and experience necessary for us to realize our strategic objectives.

With this in mind, the following principles help guide our decisions regarding compensation of our named executive officers:

•	Compensation opportunities should be competitive with market practices. In order to attract and retain executives with the experience and skills necessary to lead our Company and motivate them to deliver strong performance to our stockholders, we are committed to providing total annual compensation opportunities that are competitive.

•	A significant portion of compensation should be performance-based. Our executive compensation program now further emphasizes pay-for-performance. This means that compensation based on corporate performance, as assessed under the criteria established pursuant to the Annual Incentive Plan, has the possibility to represent a significant portion of the named executive officer’s total compensation. An additional component, which has the ability to reduce annual incentive compensation, is based upon improper risk taking and non-compliance with applicable laws and regulations.

•	Management’s interests should be aligned with those of our stockholders. Our long-term incentive compensation was delivered in the form of restricted stock in 2013 to support our goals for ownership and retention. However, in 2014, long-term incentive compensation is being awarded in restricted stock units, half of which vest upon achievement of performance goals. The value of these awards ultimately depends upon the performance of our stock price or our relative total shareholder return. We also recently implemented stock ownership guidelines applicable to our Section 16 officers, including our named executive officers, and directors.

•	Compensation should be perceived as fair. We strive to create a compensation program that will be perceived as fair and equitable, both internally and externally.

How We Determine and Assess Executive Compensation Generally

Background

We completed the acquisition of PlainsCapital Corporation on November 30, 2012, and the compensation of our named executive officers who were employed by PlainsCapital Corporation is therefore largely based upon the compensation they were paid by PlainsCapital Corporation prior to the acquisition. Three of our named executive officers, Messrs. White, Huffines and Schaffner, were employed by PlainsCapital Corporation or its subsidiaries prior to the acquisition, and each had an employment agreement. In connection with the acquisition of PlainsCapital Corporation, we entered into retention agreements with Messrs. White and Schaffner to ensure continuity following the closing. All other existing employment arrangements at PlainsCapital Corporation were amended to terminate on November 30, 2014. For a more detailed discussion of these employment contracts, see “—Employment Contracts and Incentive Plans—Employment Contracts” commencing on page 216.

Messrs. Ford and Parmenter do not have employment agreements and their compensation was largely discretionary prior to 2013.

Role of the Compensation Committee

The Committee is responsible for reviewing and approving all aspects of the compensation programs for our named executive officers and making all decisions regarding specific compensation to be paid or awarded to them. The Committee is responsible for, among its other duties, the following:

•	Review and approval of corporate incentive goals and objectives relevant to compensation;

•	Evaluation of individual performance results in light of these goals and objectives;

•	Evaluation of the competitiveness of the total compensation package; and

•	Approval of any changes to the total compensation package, including, but not limited to, base salary, annual and long-term incentive award opportunities and payouts and retention programs.

The Committee is responsible for determining all aspects of compensation of the Chief Executive Officers of Hilltop and PlainsCapital, as well as assessing their individual performance.

In setting the compensation of our named executive officers, the Committee, in its discretion, considers (i) the transferability of managerial skills, (ii) the relevance of each named executive officer’s experience to other potential employees, and (iii) the readiness of the named executive officer to assume a different or more significant role, either within our organization or with another organization. When making pay-related decisions, the Committee also has considered our specific circumstances and the associated difficulties with attraction, retention and motivation of talent and the importance of compensation in supporting achievement of our strategic objectives.

Information about the Committee and its composition, responsibilities and operations can be found under “Board Committees” beginning on page 194.

Role of the Chief Executive Officers in Compensation Decisions

The Chief Executive Officers of Hilltop and PlainsCapital Corporation recommend to the Committee any compensation changes affecting the other named executive officers. The Chief Executive Officers provide input and recommendations to the Committee with regards to compensation decisions for their direct reports. These recommendations are made within the framework of the compensation programs approved by the Committee and based on market data provided by the Committee’s independent consultant. The input includes base salary changes, annual incentive and long-term incentive opportunities, specific individual performance objectives, and individual performance assessments. The Chief Executive Officers make their recommendations based on their assessment of the individual officer’s performance, performance of the officer’s respective business or function and employee retention considerations. The Committee reviews and considers the Chief Executive Officers’ recommendations when determining any compensation changes affecting our officers or executives. Each Chief Executive Officer does not play any role with respect to any matter impacting his own compensation.

Role of Stockholder Say-on-Pay Votes

The Company provides its stockholders with the opportunity to cast an annual advisory vote on executive compensation. At the Company’s annual meeting of stockholders held in June 2013, 78% of the votes cast (excluding abstentions and broker non-votes) on the say-on-pay proposal at that meeting were voted in favor of the proposal. Following such vote, the Committee has made significant enhancements to the short-term and long-term programs during 2013 to further focus on pay-for-performance. Highlights of the compensation program for fiscal 2014 are included in this Compensation, Discussion & Analysis in order to assist stockholders in evaluating the additional changes the Committee has implemented. Accordingly, the Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers. A vote on the frequency of advisory votes on executive compensation will be submitted to stockholders at the 2015 annual meeting of stockholders.

Role of Compensation Consultant

Pursuant to its charter, the Committee is authorized to retain and terminate any consultant, as well as to approve the consultant’s fees and other terms of the engagement. The Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors. In January 2013, the Committee engaged Pearl Meyer & Partners (“Pearl Meyer”) as its compensation consultant. The Committee had not engaged a compensation consultant during any of the previous five years. In June 2013, the lead consultant with Pearl Meyer transferred to Meridian Compensation Partners, LLC (“Meridian”), and the Committee unanimously agreed to transfer its relationship to Meridian. The Committee believed that it was important to retain that lead consultant in order to complete the work already in progress. Meridian had also previously been the compensation consultant for PlainsCapital Corporation prior to its acquisition by Hilltop. Meridian does not provide any other services to management.

Meridian provides research, data analyses, survey information and design expertise in developing compensation programs for executives and incentive programs for eligible employees. In addition, Meridian keeps the Committee apprised of regulatory developments and market trends related to executive compensation practices. Meridian does not determine or recommend the exact amount or form of executive compensation for any of the named executive officers. A representative of Meridian generally attends meetings of the Committee, is available to participate in executive sessions and communicates directly with the Committee.

Pursuant to the Committee’s charter, if the Committee elects to use a compensation consultant, the consultant must be independent. The Committee assesses independence taking into account the following factors:

•	compliance with the NYSE listing standards;

•	the policies and procedures the consultant has in place to prevent conflicts of interest;

•	any business or personal relationships between the consulting firm and the members of the Committee;

•	any ownership of Company stock by the individuals at the firm performing consulting services for the Committee; and

•	any business or personal relationship of the firm with an executive officer of the Company.

Meridian has provided the Committee with appropriate assurances and confirmation of its independent status pursuant to the charter and other factors. The Committee believes that Meridian has been independent throughout its service for the Committee and there is no conflict of interest between Meridian and the Committee.

Other Factors

The Committee makes executive compensation decisions following a review and discussion of both the financial and operational performance of our businesses and the annual performance reviews of the named executive officers and other members of the management team.

Benchmarking Compensation

During 2013, the Committee consulted with Meridian to assess the competitiveness and effectiveness of our executive compensation program. In December 2013, Meridian provided an analysis of base salary, short-term incentive, long-term incentive and benefit practices of comparable companies in the financial industry. Meridian considered individual compensation elements, as well as the total compensation package, and assessed the relationship of pay to performance.

In performing this analysis, Meridian used a peer group of financial institutions, which was reviewed and approved by the Committee. The peer group included institutions of generally similar asset size and, to the extent possible, organizations with significant other operating segments. At the time the peer group was selected, our Company was positioned at the 55th percentile of the peer group in terms of total assets, with asset size ranging from $3.2 billion to $13.1 billion (approximately one-half to two times the size of our Company). The peer group used in the report presented for consideration consisted of the following financial institutions:

1st Source Corporation	BancFirst Corporation	Banner Corporation
Capital Bank Financial Corp.	Community Trust Bancorp, Inc.	First Financial Bankshares, Inc.
First Financial Holdings, Inc.	First Midwest Bancorp, Inc.	IBERIABANK Corporation
International Banchares Corp.	MB Financial, Inc.	Old National Bancorp
Park National Corporation	Pinnacle Financial Partners, Inc.	SCBT Financial Corporation
Southside Bancshares, Inc.	Sterling Financial Corporation	Texas Capital Bancshares, Inc.
Trustmark Corporation	Umpqua Holdings Corporation	Westamerica Bancorporation

Because a peer group analysis is limited to those positions for which compensation information is disclosed publicly, these studies typically include only the five most highly compensated officers at each company. Therefore, the compensation consultant also relied on published compensation surveys to supplement information for these positions, as well as to provide the basis for analysis for other executives. Similar asset and scope comparisons were used for that benchmarking analysis.

Elements of our Executive Compensation Program

Overall, our executive compensation program is designed to be consistent with the objectives and principles set forth in this discussion. The basic elements of our executive compensation program are summarized below, followed by a more detailed discussion of the programs.

Our compensation policies and programs are considered by the Committee in a total rewards framework, considering both “pay”—base salary, annual incentive compensation and long-term incentive compensation; and “benefits”—benefits, perquisites and executive benefits and other compensation. Our executive compensation program consists primarily of the following components:

Compensation Component	Purpose
Base Salary	Fixed component of pay intended to compensate the individual fairly for the responsibility level of the position held.

Annual Incentive Awards	Variable component of pay intended to motivate and reward the individual’s contribution to achieving our short-term/annual objectives.

Long-term Incentive Awards	Variable component of pay intended to motivate and reward the individual’s contribution to achieving our long-term objectives.

Benefits and Perquisites	Fixed component of pay intended to provide an economic benefit to us in attracting and retaining executive talent.

Base Salary

We provide base salaries for each named executive officer, commensurate with the services each provides to us, because we believe a portion of total direct compensation should be provided in a form that is fixed and liquid. In reviewing base salaries, the Committee evaluated the salaries of other named executive officers of the Company and its peers and any increased level of responsibility, among other items. As a result of that analysis, the Committee determined to increase the annual salaries of Messrs. Ford and Parmenter for 2014. With respect to the other named executive officers of the Company, the Committee determined to maintain the current salary for 2014, as they were found to be competitive with the Company’s peers. The following are the base salaries for the named executive officers in 2013 and 2014:

	Base Salary
Name	2013	2014		$ Change
Jeremy B. Ford	$500,000	$550,000		$50,000
Darren Parmenter	$300,000	$330,000		$30,000
Alan B. White	$1,350,000	$1,350,000	(a)	$—
James Huffines	$690,000	$690,000	(b)	$—
Jerry Schaffner	$525,000	$525,000	(a)	$—

(a)	Messrs. White’s and Schaffner’s base salaries are set forth in their respective retention agreements, which became effective upon the closing of the acquisition of PlainsCapital Corporation.
(b)	Mr. Huffines’ salary is the same as that in effect prior to the acquisition of PlainsCapital Corporation.

Annual Incentive Awards

Our named executive officers and other employees are eligible to receive annual cash incentive awards based upon our financial performance and other factors, including individual performance. The Committee believes that this element of compensation is important to focus management efforts on, and provide rewards for, annual financial and strategic results that are aligned with creating value for our stockholders.

Target incentive awards are defined at the start of the year in consideration of market data provided by the Committee’s consultant, each executive’s total compensation package and the entity’s budgetary considerations. Targets for 2013 were adjusted slightly lower than 2012 in consideration of these factors.

Each executive officer had defined performance objectives during 2013 based upon measurable performance of both the individual and our Company. These awards were made pursuant to the Annual Incentive Plan. Annual Incentive Plan awards are subject to claw back for improper risk management and non-compliance with applicable laws and regulations. This component of the compensation program is pre-determined at the outset of the year and based upon measurable criteria.

The Committee, in its sole discretion, determines the amount of each participant’s award based on attainment of the applicable performance goals and assessments of individual performance. For 2013, the applicable performance goals were among the following:

•	Consolidated financial results for Hilltop for named executive officers employed by Hilltop;

•	Consolidated financial results of PlainsCapital, after removing purchase accounting adjustments, for employees of PlainsCapital and its subsidiaries;

•	Financial results of lines of business for business heads after removing any purchase accounting adjustments; and

•	Pre-determined individual objectives.

Additionally, a risk forfeiture of up to 15% of any available Annual Incentive Plan award can occur in the event that any improper risk management or non-compliance with applicable laws or regulations is identified.

The elements of the annual cash incentive award do not become available until net income equals 60% of the budgeted annual earnings for the entity at which that named executive officer is employed. In order to be eligible to receive the target cash annual incentive award, actual earnings must meet budgeted amounts. A maximum of 150% of the target award may be paid in the event actual earnings exceed budgeted amounts. Threshold awards are set at 50% of target. Between the threshold and target amounts, a range of the potential annual cash incentive award is defined. Our 2013 goals were intended to be realistic and reasonable but challenging in order to drive performance. The Committee and management believe that by using these metrics we are encouraging profitable top line growth and value for stockholders. For 2013 and 2014, the Committee set Annual Incentive Plan compensation target payments for named executive officers as follows:

	Annual Incentive Plan Target as a Percent of Annual Base Salary for Calendar Year:
Name	2014	2013
Jeremy B. Ford	77%	85%
Darren Parmenter	61%	67%
Alan B. White	100%	100%
James R. Huffines	80%	87%
Jerry L. Schaffner	73%	80%

Based upon evaluation of their respective performance in 2013, together with operations of the Company, the Committee determined the Annual Incentive Plan bonuses for 2013 as follows for the following named executive officers.

	2013 Annual Incentive Plan Target			2013 Annual Incentive Plan Payout
Name	Amount ($)		% of Base Salary	Amount ($)		% of Target
Jeremy B. Ford	$425,000		85%	$500,000		118%
Darren Parmenter	$200,000		77%	$200,000		100%
Alan B. White	$1,350,000	(a)	100%	$1,350,000	(a)	100%
James R. Huffines	$600,000		87%	$555,000		93%
Jerry L. Schaffner	$420,000		80%	$420,000		100%

(a)	Determined pursuant to Mr. White’s retention agreement for the achievement of earnings threshold.

See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Annual Incentive Plan” for more information on possible future payments to the named executive officers.

Long-Term Incentive Awards

As described above, we believe that a portion of each named executive officer’s compensation should be tied to the performance of our stock price, aligning the officer’s interest with that of our stockholders. In this regard, our long-term incentive compensation for 2013 was delivered in the form of restricted stock, the value of which is ultimately dependent upon the performance of our stock price. Further discussion of the 2012 Equity Incentive Plan pursuant to which such shares of restricted stock were awarded is found after the “Grants of Plan-Based Awards” section below.

Mr. Ford has an award outstanding under the 2003 Equity Incentive Plan. However, with the adoption of the 2012 Equity Incentive Plan, all 2013 equity-based awards, including the named executive officers, have since been made pursuant to the 2012 Equity Incentive Plan. All equity-based awards made to the named executive officers are approved by the Committee and not pursuant to delegated authority.

In 2013, long-term incentive awards were made in consideration of each executive’s role, competitive market practice, and performance. Grants were made in the form of restricted shares on May 2, 2013, to the following named executive officers as set forth below:

Recipient	Number of Restricted Shares Granted
Jeremy Ford	30,000
Darren Parmenter	5,000
Alan B. White	50,000
James Huffines	30,000
Jerry L. Schaffner	20,000

On February 24, 2014, restricted stock units were granted to the named executive officers as set forth below:

Name	Time-Based RSUs Awarded	Performance-Based RSUs Awarded (at Target)	Total RSUs Awarded
Jeremy B. Ford	12,696	12,696	25,392
Darren Parmenter	3,703	3,703	7,406
Alan B. White	14,812	14,811	29,623
James Huffines	8,887	8,887	17,774
Jerry L. Schaffner	5,925	5,924	11,849

Perquisites and Other Benefits

We provide a limited number of perquisites and other benefits to our named executive officers at Hilltop. The only perquisite currently offered to the named executive officers employed directly by Hilltop is $150 per month to be applied to a gym membership to promote wellness. With respect to named executive officers employed by PlainsCapital and its subsidiaries, those entities provide them with a monthly car allowance and reimbursement for country club membership dues. In addition, Messrs. White and Schaffner are provided access to company aircraft and bank-owned life insurance. Otherwise, generally, our named executive officers receive only medical benefits, life insurance and long-term disability coverage, as well as supplemental contributions to the Company’s 401(k) program, on the same terms and conditions as available to all employees of that entity.

Severance and Other Post-Termination Compensation

The named executive officers who are employed by PlainsCapital or its subsidiaries currently have certain contractual post-termination benefits; however, other than Messrs. White and Schaffner, those benefits will expire on November 30, 2014.

For named executive officers employed directly by Hilltop, other than change in control provisions in our 2012 Equity Incentive Plan, we do not currently maintain any severance or change in control programs. We, however, have historically paid severance, the amount of which is generally determined both by length of tenure and level of compensation, when termination occurs other than for cause and pursuant to which certain benefits may be provided to the named executive officers. Absent the negotiation of specific agreements with the named executive officers, severance benefits would be provided on the same basis as provided to other employees of the Company.

In connection with acquisition of PlainsCapital Corporation, we entered into retention agreements with Messrs. White and Schaffner, and Mr. Huffines’ employment agreement that was in effect on the date of the acquisition entitles Mr. Huffines to certain severance benefits. The summary of the severance terms for each of these agreements is set forth below:

White Retention Agreement

Pursuant to his retention agreement, Mr. White is entitled to the following:

(1)	$6,430,890, including interest thereon from November 30, 2012, in full satisfaction of Mr. White’s rights under Section 6 (Termination Upon Change in Control) of his previous employment agreement with PlainsCapital Corporation, dated January 1, 2009, payable in a cash lump-sum upon any termination of his employment; and

(2)	upon termination of his employment by us other than for cause or death or disability, or after non-renewal, cash severance of (i) the sum of Mr. White’s annual base salary and the average of the annual bonus amounts paid to him for the three most recently completed fiscal years ending immediately prior to the date of termination, multiplied by (ii) the greater of (A) two, and (B) the number of full and partial years from the date of termination through the end of the applicable employment period under the retention agreement. Such severance is payable over the “severance period,” which is the greater of two years from the date of termination and the number of full and partial years from the date of termination through the end of the applicable employment period under the retention agreement.

The foregoing cash amounts in subparagraph (1) represent “modified single trigger” benefits, payable assuming the termination of employment for any reason, and the foregoing cash amounts in subparagraph (2) represent “double trigger” benefits, payable assuming a qualifying termination of employment. With respect to the amounts described in subparagraph (1) that are paid in full satisfaction of Section 6 of Mr. White’s previous employment agreement with PlainsCapital, such amounts are payable upon any termination of employment at any time, subject to any delay required by Section 409A of the Internal Revenue Code and the execution of a release of claims. The cash severance amounts described in subparagraph (2) are payable upon a termination of employment other than for cause, death or disability or a termination due to non-renewal by Hilltop, subject to any delay required by Section 409A of the Internal Revenue Code and the execution of a release of claims.

Schaffner Retention Agreement

Pursuant to his retention agreement, Mr. Schaffner is entitled to the following:

(1)	$2,448,000, including interest thereon from November 30, 2012, in full satisfaction of Mr. Schaffner’s rights under Section 6 (Termination Upon Change in Control) of his previous employment agreement with PlainsCapital Corporation, dated January 1, 2009, payable in a cash lump-sum upon any termination of his employment; and

(2)	upon termination of his employment by us other than for cause or death or disability, cash severance of (i) the sum of Mr. Schaffner’s annual base salary and the average of the annual bonus amounts paid to him for the three most recently completed fiscal years ending immediately prior to the date of termination. Such severance is payable in equal installments over a one-year period following the date of termination.

The foregoing cash amounts in subparagraph (1) represent “modified single trigger” benefits, payable assuming the termination of employment for any reason, and the foregoing cash amounts in subparagraph (2) represent “double trigger” benefits, payable assuming a qualifying termination of employment. With respect to the amounts described in subparagraph (1) that are paid in full satisfaction of Section 6 of Mr. Schaffner’s previous employment agreement with PlainsCapital Corporation, such amounts are payable upon any termination of employment at any time, subject to any delay required by Section 409A of the Internal Revenue Code and the execution of a release of claims. The cash severance amounts described in subparagraph (2) are payable upon a termination of employment other than for cause, death or disability, subject to any delay required by Section 409A of the Internal Revenue Code and the execution of a release of claims.

Huffines Employment Agreement

Pursuant to the employment agreement of Mr. Huffines with PlainsCapital, he is entitled to cash severance based on three times the sum of (i) annual base salary, and (ii) the higher of the bonus paid for the most recently completed calendar year and the average bonus paid with respect to the three most recently completed calendar years ending immediately prior to the date of termination. The foregoing cash amounts represent “double trigger” benefits, which are payable upon a termination of the applicable executive’s employment by us without cause or by the executive for good reason during the six (6) months prior to, or the twenty-four (24) months following, the effective time of the acquisition of PlainsCapital, which constituted a change in control, subject to the execution of a release of claims.

Further discussion of the agreements with Messrs. White, Schaffner and Huffines and payments made pursuant thereto may be found under the headings “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and “Potential Payments Upon Termination or Change-in-Control” below.

The 2012 Equity Incentive Plan, under which we have granted awards to the named executive officers, contains specific termination and change in control provisions. We determined to include a change in control provision in the plan to be competitive with what we believe to be the standards for the treatment of equity upon a change in control for similar companies and so that employees who remain after a change in control would be treated the same with regard to equity as the general stockholders who could sell or otherwise transfer their equity upon a change in control. Under the terms of the plan, if a change in control (as defined below in the discussion of the plan) were to occur, all awards then outstanding would become vested and/or exercisable and any applicable performance goals with respect thereto would be deemed to be fully achieved. Further discussion of the change in control payments made pursuant to the 2012 Equity Incentive Plan may be found in the “Potential Payments Upon Termination or Change-in-Control” section below.

The Annual Incentive Plan, pursuant to which annual incentive bonuses are awarded, does not contain specific change in control provisions. Accordingly, the Committee, in its discretion, may determine what constitutes a change in control and what effects such an event may have any awards made pursuant to such plan.

Executive Compensation Changes for 2014

We made the following key compensation decisions with respect to our named executive officers for 2014, which build upon our compensation governance framework and our overall pay-for-performance philosophy:

•	Annual Incentive Compensation Design

•	Scorecards were refined to weight 70% of awards on budgeted net income for Hilltop or PlainsCapital executives and 50% of segment budget and 20% of PlainsCapital budget for executives employed within our banking, financial advisory and mortgage origination segments. The remaining 30% based upon achievement of measurable, individual objectives.

•	Increased threshold payouts from 5% of target to 50% of target.

•	Payout curve generally remains steep until closer to target award and ratable thereafter.

•	Long-Term Incentive Compensation Design

•	The Committee adopted new long-term incentive compensation award guidelines in December 2013.

•	The Committee approved future awards granted to be made as restricted stock units and established design for executive officers at a Tier 1 level and at a Tier 2 level for all other key management employees.

•	Tier 1 awards will be equally allocated 50% performance based vesting and 50% time-based vesting subject to three year vesting period and a one-year holding period.

•	The performance based restricted stock units will vest based on 3-year cumulative earnings per share and total shareholder return performance relative to the KBW Regional Bank Index.

•	Tier 2 awards will be allocated by Chief Executive Officers of Hilltop and PlainsCapital from a pool approved by the Committee. The restricted stock unit awards to Tier 2 recipients will be time-vested awards with a three-year vesting period and a one-year holding period.

•	The Committee also adopted, and the Board of Directors approved, stock ownership guidelines for all executive officers and directors.

Risk Considerations in Our Compensation Program

We do not believe that our compensation policies and practices for 2013 give rise to risks that are reasonably likely to have a material adverse effect on our Company. In reaching this conclusion for 2013, we considered the following factors:

•	Base salary is fixed and the only compensation components that are variable are the annual bonuses and restricted stock awards to named executive officers, which, other than the annual bonus with respect to Mr. White and Mr. Schaffner, were awarded based upon attainment of a pre-determined level of earnings.

•	Annual Incentive Plan payments to the remaining named executive officers were determined or approved following the substantial completion of the audit of the Company’s financial statements by the Company’s independent registered public accounting firm. Thus, the Committee had ample knowledge of the financial condition and results of the Company, as well as reports of other committees of the Board of Directors, upon which to base any decisions.

•	We have a balanced program that includes multiple performance goals, rewards short and multi-year performance, pays in cash and equity and provides a meaningful portion of pay in stock which is tied to our performance long-term.

•	The Annual Incentive Plan awards are subject to claw-back and adjustments for improper risk and significant compliance issues.

•	Each year the Committee reviews all compensation programs to ensure existing programs are not reasonably likely to have a material adverse effect on our Company.

Other Programs and Policies

Stock Ownership Requirements

In February 2014, the Committee recommended, and the Board of Directors adopted, a stock ownership policy applicable to our executive officers and directors. Within five years of the later of appointment or the date the policy was adopted, executive officers are required to achieve ownership of a defined market value of Company common stock equal to a minimum number of equity or equity-based securities as follows:

•	Six times annual base salary for the Chief Executive Officer; and

•	Three times annual base salary for the other executive officers.

Under this policy, directors are expected to own shares with a value greater than five times their annual retainer for serving on the Board of Directors of the Company. Our director compensation program permits directors to elect to receive their director compensation in cash, Company common stock or a combination of cash and Company common stock.

In calculating equity ownership for purposes of this requirement, we will include all shares beneficially owned by an individual, such as shares owned by an individual in the Company’s benefit plans (e.g., 401(k)), shares of restricted stock and shares with respect to which an individual has voting or investment power. Shares underlying unexercised stock options are excluded when determining ownership for these purposes.

Executive officers are expected to hold 50% of any net shares received through compensatory equity based grants until the ownership guidelines are achieved. Once such officer achieves the ownership requirement, he or she is no longer restricted by the holding requirement; provided his or her total stock ownership level does not fall below the ownership guidelines.

In addition, all awards of restricted stock units granted in February 2014 and thereafter are, subject to certain exceptions, required to be held for one year after vesting.

Clawback Policy

Our compensation program also includes a claw-back from any annual cash incentive award for improper risk and significant compliance issues. Annual Incentive Plan awards are subject to any clawback, recoupment or forfeiture provisions (i) required by law or regulation and applicable to Hilltop or its subsidiaries or (ii) set forth in any policies adopted or maintained by Hilltop or any of its subsidiaries.

Tax Considerations

Section 162(m) of the Internal Revenue Code (the “Code”) imposes a $1.0 million limit on the tax-deductibility of compensation paid to our five most highly paid executives, which includes the named executive officers. Exceptions are provided for compensation that is “performance-based” and paid pursuant to a plan meeting certain requirements of Section 162(m) of the Code. The Committee has carefully considered the implications of Section 162(m) of the Code and believes that tax deductibility of compensation is an important consideration. Accordingly, where possible and considered appropriate, the Committee strives to preserve corporate tax deductions. The Committee, however, reserves the flexibility, where appropriate, to approve compensation arrangements that may not be tax deductible to the Company, such as base salary and awards of time-based restricted stock. The Committee will continue to review the Company’s executive compensation practices to determine if other elements of executive compensation constitute “qualified performance-based compensation” under Section 162(m) of the Code.

Trading Controls and Hedging, Short Sale and Pledging Policies

Executive officers, including the named executive officers, are required to receive the permission of the General Counsel prior to entering into any transactions in our securities, including gifts, grants and those involving derivatives. Generally, trading is permitted only during announced trading periods. Employees who are subject to trading restrictions, including the named executive officers, may enter into a trading plan under Rule 10b5-1 of the Exchange Act. These trading plans may be entered into only during an open trading period and must be approved by the General Counsel. We require trading plans to include a waiting period and the trading plans may not be amended during their term. The named executive officer bears full responsibility if he or she violates our policy by permitting shares to be bought or sold without pre-approval or when trading is restricted.

Executive officers are prohibited from entering into hedging and short sale transactions and are subject to restrictions on pledging our securities.

Compensation Committee Report

The Compensation Committee of the Board of Directors of Hilltop Holdings Inc. has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on its review, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement.

The foregoing report has been submitted by the following members of the Compensation Committee:

Haag Sherman (Chairman)		Rhodes Bobbitt		W. Joris Brinkerhoff
	William T. Hill, Jr.		Andrew Littlefair

Executive Compensation

The following tables set forth information concerning the compensation earned for services performed during 2013, 2012 and 2011 by the named executive officers, who were either serving in such capacities on December 31, 2013, or during 2013, or are reportable pursuant to applicable SEC regulations.

Summary Compensation Table

Fiscal Years 2013, 2012 and 2011

Name and principal position	Year	Salary ($)		Bonus(a) ($)	Stock Awards ($)	Option awards ($)		Non-Equity Incentive Plan Compensation(h) ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)		Total ($)

Jeremy B. Ford President and Chief Executive Officer	2013 2012 2011	466,667 400,000 400,000	(c)	— 300,000 230,000	— — —	— — 782,602	(b)	897,500 — —		1,800		1,365,967 700,000 1,412,602

Darren Parmenter Executive Vice President—Principal Financial Officer	2013 2012 2011	296,667 290,000 275,000	(c) (d)	— 100,000 75,000	— — —	— — —		266,250 — —		1,800		564,717 390,000 350,000

Alan B. White Chief Executive Officer of PlainsCapital Corporation	2013 2012 2011	1,350,000 112,500 —	(e)	1,350,000 1,350,000 —	— — —	— — —		662,500 — —	28,950 6,431,982 —	142,491 1,716 —	(g) (f)	3,533,941 7,896,198 —

James R. Huffines President and Chief Operating Officer of PlainsCapital Corporation	2013 2012 2011	690,000 57,500 —	(e)	— 600,000 —	— — —	— — —		952,500 — —	— — —	51,145 4,039 —	(g) (f)	1,693,645 661,539 —

Jerry L. Schaffner President and Chief Executive Officer of PlainsCapital Bank	2013 2012 2011	525,000 43,750 —	(e)	420,000 420,000 —	— — —	— — —		265,000 — —	11,016 2,448,936 —	51,815 4,332 —	(g) (f)	1,272,831 2,917,018 —

(a)	Represents bonuses paid for services during 2013, 2012, and 2011, as applicable.
(b)	Represents the FASB ASC Topic 718 expense recognized for stock options granted in fiscal 2011. For more information regarding outstanding stock options held by named executive officers, refer to section “Outstanding Equity Awards at Fiscal Year-End” below.
(c)	Reflects increase in annual salary on April 1, 2013.
(d)	Reflects increase in annual salary on April 1, 2012.
(e)	Represents annual salaries (Mr. White—$1,350,000; Mr. Schaffner—$525,000; Mr. Huffines—$690,000) prorated for service from December 1, 2012 to December 31, 2012.
(f)	Includes group life insurance premiums, auto allowance, and club expenses paid during December 2013, Employee Stock Ownership Plan contributions made by employer for December 2012, use
(g)	Includes group life insurance premiums, auto allowance, and club expenses paid during 2013, 401(k) profit sharing contributions made by employer for 2013, use of a company car (Mr. Schaffner—$1,225; Mr. White—$1,851.52), use of the company aircraft (Mr. White—$58,740.65), and cash incentive payments (Messrs. Huffines and Schaffner—$750 each). The table following these footnotes is a breakdown of all other compensation included in the “Summary Compensation Table” for the Named Executive Officers.
(h)	Reflects the grant date fair values of deferred share awards calculated in accordance with FASB Accounting Standards Codification Topic 718 (“ASC Topic 718”). Reported as “Non-Equity Incentive Plan Compensation” due to adoption of Long-Term Incentive Plan under which grants were made. Prior grants reported as “option awards”.

All Other Compensation

Name	Year	Perquisites and Personal Benefits(1)	Gross-Ups or Other Amounts Reimbursed for the Payment of Taxes	Company Contributions to Defined Contribution Plans(2)	Insurance Policies(3)	Director Fees	Total All Other Compensation
Jeremy B. Ford	2013	1,800	—	—	—	—	1,800
	2012	—	—	—	—	—	0
	2011	—	—	—	—	—	0

Darren Parmenter	2013	1,800	—	—	—	—	1,800
	2012	—	—	—	—	—	0
	2011	—	—	—	—	—	0

Alan B. White	2013	127,729	—	9,614	5,148	—	142,491
	2012	429	1,287	—	—	—	1,716
	2011	—	—	—	—	—	—

James R. Huffines	2013	36,416	—	9,581	5,148	—	51,145
	2012	2,704	—	906	429	—	4,039
	2011	—	—	—	—	—	—

Jerry L. Schaffner	2013	38,898	—	9,564	3,354	—	51,815
	2012	3,146	—	906	280	—	4,332
	2011	—	—	—	—	—	—

(1)	2013. For Messrs. Ford and Parmenter, reflects $150 per month gym membership allowance. For Mr. White, includes a car allowance of $36,000, club expenses totaling $31,137.17, and the personal use of PlainsCapital airplane ($58,740.65) and automobile ($1,851.52). For Mr. Schaffner, includes a car allowance of $24,000, club expenses totaling $12,922.65, the personal use of PlainsCapital automobile ($1,225) and a holiday present ($750). For Mr. Huffines, includes a car allowance of $24,000, club expenses totaling $11,665.59 and a holiday present ($750).
(2)	2013. For Messrs. White, Schaffner, and Huffines, includes PlainsCapital’s contribution to the 401(k) Profit Sharing Plan in each of their names. 2012. For Messrs. White, Schaffner, and Huffines, includes PlainsCapital’s prorated contribution to the Employee Stock Ownership Plan.
(3)	Reflects Group term life insurance premiums paid during 2013.

Grants of Plan-Based Awards

Grants of Plan-Based Awards

Fiscal Year 2013

		Estimated future payouts under non-equity incentive plan awards(b)						All other stock awards: number of shares of stock or	Grant date fair value of stock and option
Name	Grant Date(a)	Threshold ($)		Target ($)		Maximum ($)		units (#)	awards(c) ($)
Jeremy B. Ford President and Chief Executive Officer	March 28, 2013 May 2, 2013	21,250 —		425,000 —		637,500 —		— 30,000	— 397,500

Darren Parmenter Executive Vice President—Principal Financial Officer	March 28, 2013 May 2, 2013	10,000 —		200,000 —		300,000 —		— 10,000	— 66,250

Alan B. White Chief Executive Officer of PlainsCapital Corporation	March 28, 2013 May 2, 2013	1,089,843 —	(d)	1,350,000 —	(d)	1,350,000 —	(d)	— 50,000	— 662,500

James R. Huffines Chief Operating Officer of PlainsCapital Corporation	March 28, 2013 May 2, 2013	30,000 —		600,000 —		900,000 —		— 30,000	— 397,500

Jerry L. Schaffner Chief Executive Officer of PlainsCapital Bank	March 28, 2013 May 2, 2013	371,667 —	(d)	420,000 —		630,000 —		— 20,000	— 265,000

(a)	Represents the effective date of grant of restricted stock under the 2012 Equity Incentive Plan and annual cash incentive awards under the Annual Incentive Plan.
(b)	Represent the value of potential payments under the Annual Incentive Plan to the named executive officers based on 2013 performance. Management incentive award amounts shown above represent potential awards that may have been earned based on performance during 2013. The actual Annual Incentive Plan awards earned for 2013 are reported in the “Summary Compensation Table” above. For more information regarding the Annual Incentive Plan, see below and also refer to “Compensation Discussion and Analysis” in this Proxy Statement.
(c)	Represents the FASB ASC topic 718 expenses recognized for restricted stock granted in 2013, For more information regarding outstanding awards held by the named executive officer, refer to section “Outstanding Equity Awards at Fiscal Year-End” below.
(d)	Represents the amount he would be entitled to under his respective retention agreement.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Contracts and Incentive Plans

Set forth below is a summary of our retention agreements with Messrs. White and Schaffner and our employment agreement with Mr. Huffines. Our employment agreement with Mr. Parmenter expired in 2010, and we do not have an employment agreement with Mr. Jeremy Ford. Also set forth below is a description of our incentive plans, pursuant to which the awards included in the “Outstanding Equity Awards at Fiscal Year-End 2013” below were made to our named executive officers. The Compensation Committee believes that the arrangements described below serve our interests and the interests of our stockholders because they help secure the continued employment and dedication of our named executive officers prior to or following a change in control, without concern for their own continued employment.

Employment Contracts

Mr. White

On November 30, 2012, in connection with our acquisition of PlainsCapital, we entered into a retention agreement with Mr. White. The term of the retention agreement is three years, with automatic one-year renewals at the end of the second year of the agreement and each anniversary thereof unless notice has been given otherwise. Pursuant to the agreement, Mr. White’s annual base salary is $1,350,000. He is also entitled to an annual bonus that varies based upon the performance of PlainsCapital. If PlainsCapital’s annual net income is less than or equal to $70,000,000 but greater than $15,000,000, Mr. White is entitled to a bonus equal to the average of his annual bonus in the prior three calendar years. If PlainsCapital’s annual net income exceeds $70,000,000, he is entitled to a bonus equal to 100% of his annual base salary. Additionally, in accordance with the agreement, Mr. White is entitled to participate in all of the Company’s employee benefit plans and programs. Further, the agreement provides that the Company will provide Mr. White with the use of a corporate aircraft and an automobile allowance, each at the same level that such benefits were available to Mr. White immediately prior to our acquisition of PlainsCapital. He continues to have bank-owned life insurance and access to the country club that was available to him through PlainsCapital’s membership prior to our acquisition of PlainsCapital. For a description of compensation and benefits to which Mr. White is entitled in the event of his termination or a change in control, see “Potential Payments Upon Termination or Change-in-Control” below.

Mr. Huffines

PlainsCapital previously entered into an employment agreement with Mr. Huffines. In connection with our acquisition of PlainsCapital, we entered into an amendment to the employment agreement with Mr. Huffines, which became effective upon the closing of the acquisition on November 30, 2012 and, among other things, removed his minimum guaranteed bonus. The term of the employment agreement is two years. The annual base salary under the agreement is $650,000. Mr. Huffines is entitled to an annual bonus to be determined by our Compensation Committee. For a description of compensation and benefits to which Mr. Huffines is entitled in the event of his termination or a change in control, see “Potential Payments Upon Termination or Change-in-Control” below.

Mr. Schaffner

On November 30, 2012, in connection with our acquisition of PlainsCapital, we entered into a retention agreement with Mr. Schaffner. The term of the retention agreement is two years, with automatic one-year renewals at the end of the first year of the agreement and each anniversary thereof unless notice has been given otherwise. Pursuant to the agreement, Mr. Schaffner’s annual base salary is $525,000. He is also entitled to an annual bonus that varies based upon the performance of PlainsCapital. If PlainsCapital’s annual net income is greater than $15,000,000, Mr. Schaffner is entitled to a bonus equal to the average of his annual bonus in the prior three calendar years. Additionally, in accordance with the agreement, Mr. Schaffner is entitled to participate in all of the Company’s employee benefit plans and programs. Further, the agreement provides that the Company will provide Mr. Schaffner with the use of corporate aircraft and an automobile allowance, each at the same level that such benefits were available to Mr. Schaffner immediately prior to our acquisition of PlainsCapital. He continues to have bank-owned life insurance and access to the country club that was available to him through PlainsCapital’s membership prior to our acquisition of PlainsCapital. For a description of compensation and benefits to which Mr. Schaffner is entitled in the event of his termination or a change in control, see “Potential Payments Upon Termination or Change-in-Control” below.

Equity Incentive Plans

On December 23, 2003, we adopted the 2003 Equity Incentive Plan, which provides for the grant of equity-based awards, including restricted shares of our common stock, stock options, grants of shares and other equity-based incentives, to our directors, officers and other employees and certain of our subsidiaries selected by our Compensation Committee. At inception, 1,992,387 shares were authorized for issuance pursuant to this plan. All shares granted and outstanding pursuant to the plan, whether vested or unvested, are entitled to receive dividends and to vote, unless forfeited. No participant in our 2003 Equity Incentive Plan may be granted awards in any fiscal year representing more than 500,000 shares of our common stock.

On September 20, 2012, our stockholders approved the 2012 Equity Incentive Plan, and as a result, we may no longer grant awards pursuant to the 2003 Equity Incentive Plan. However, all awards that were previously granted and outstanding under the 2003 Equity Incentive Plan will remain in full force and effect according to their respective terms and dividend equivalents may continue to be issued in respect of awards that were outstanding thereunder as of September 20, 2012.

The 2012 Equity Incentive Plan provides for the grant of equity-based awards, including restricted shares of our common stock, restricted stock units, stock options, grants of shares, stock appreciation rights (SARs) and other equity-based incentives, to our directors, officers and other employees and those of our subsidiaries selected by our Compensation Committee. At inception, 4,000,000 shares were authorized for issuance pursuant to this plan. All shares granted and outstanding pursuant to this plan, whether vested or unvested, are entitled to receive dividends and to vote, unless forfeited. No participant in our 2012 Equity Incentive Plan may be granted performance-based equity awards in any fiscal year representing more than 500,000 shares of our common stock or stock options or SARs representing in excess of 750,000 shares of our common stock. The maximum number of shares underlying incentive stock options granted under this plan may not exceed 2,000,000.

The 2003 Equity Incentive Plan and the 2012 Equity Incentive Plan are administered by our Compensation Committee, which has the discretion to, among other things, determine the persons to whom awards will be granted, the number of shares of our common stock to be subject to awards and the other terms and conditions of the awards. The Compensation Committee also has authority to establish performance goals for purposes of determining cash bonuses to be paid under the incentive plans. Such performance goals may be applied to our Company as a whole, any of our subsidiaries or affiliates, and/or any of our divisions or strategic business units, and may be used to evaluate performance relative to a market index or a group of other companies. Further, the Compensation Committee has the authority to adjust the performance goals in recognition of unusual or non-recurring events. The 2003 Equity Incentive Plan and the 2012 Equity Incentive Plan each provide that in no event will the Compensation Committee be authorized to reprice stock options, or to lower the base or exercise price of any other award granted under such plan, without obtaining the approval of our stockholders.

Stock options granted under the 2003 Equity Incentive Plan and the 2012 Equity Incentive Plan may be either “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code, or nonqualified stock options. Generally, holders of restricted stock will be entitled to vote and receive dividends on their restricted shares, but our Compensation Committee may determine, in its discretion, whether dividends paid while the shares are subject to restrictions may be reinvested in additional shares of restricted stock. Except as otherwise permitted by our Compensation Committee, awards granted under the 2003 Equity Incentive Plan and the 2012 Equity Incentive Plan will be transferable only by will or through the laws of descent and distribution, and each stock option will be exercisable during the participant’s lifetime only by the participant or, upon the participant’s death, by his or her estate. Director compensation paid in the form of our common stock, whether at our or the director’s election, is issued through the 2012 Equity Incentive Plan.

Annual Incentive Plan

On September 20, 2012, our stockholders approved the Annual Incentive Plan, which provides for a cash bonus to key employees of Hilltop and our subsidiaries who are selected by the Compensation Committee for participation in the plan. The Annual Incentive Plan is intended to permit the payment of amounts that constitute “performance-based compensation” under Section 162(m) of the Internal Revenue Code and is designed to reward executives whose performance during the fiscal year enabled Hilltop to achieve favorable business results and to assist Hilltop in attracting and retaining executives. A participant may receive a cash bonus under the Annual Incentive Plan based on the attainment, during each performance period, of performance objectives in support of our business strategy that are established by our Compensation Committee. These performance objectives may be based on one or more of the following criteria:

•	stock price

•	earnings (including earnings before interest, taxes, depreciation and amortization)

•	earnings per share (whether on pre-tax, after-tax, operations or other basis)

•	operating earnings

•	total return to shareholders

•	ratio of debt to debt plus equity

•	net borrowing

•	credit quality or debt ratings

•	return on assets or operating assets

•	asset quality

•	net interest margin

•	loan portfolio growth

•	efficiency ratio

•	deposit portfolio growth

•	liquidity

•	market share

•	objective customer service measures or indices

•	shareholder value added

•	embedded value added

•	loss ratio

•	expense ratio

•	combined ratio

•	premiums

•	premium growth

•	investment income

•	pre- or after-tax income

•	net income

•	cash flow (before or after dividends)

•	expense or expense levels

•	economic value added

•	cash flow per share (before or after dividends)

•	free cash flow

•	gross margin

•	risk-based capital

•	revenues

•	revenue growth

•	sales growth

•	return on capital (including return on total capital or return on invested capital)

•	capital expenditures

•	cash flow return on investment

•	cost

•	cost control

•	gross profit

•	operating profit

•	economic profit

•	profit before tax

•	net profit

•	cash generation

•	unit volume

•	sales

•	net asset value per share

•	asset quality

•	cost saving levels

•	market-spending efficiency

•	core non-interest income

•	change in working capital

The performance objectives may be applied with respect to Hilltop or any one or more of our subsidiaries, divisions, business units or business segments and may be applied to performance relative to a market index or a group of other companies. The Compensation Committee may adjust the performance goals applicable to any awards to reflect any unusual or non-recurring events.

Participation in the Annual Incentive Plan does not guarantee the payment of an award. All awards payable pursuant to the Annual Incentive Plan are discretionary and subject to approval by our Compensation Committee. After the performance period ends, the Compensation Committee will determine the payment amount of individual awards based on the achievement of the performance objectives. No participant in the Annual Incentive Plan may receive an award that exceeds $10,000,000 per year. Except as otherwise provided in a participant’s employment or other individual agreement, the payment of a cash bonus to a participant for a performance period will be conditioned upon the participant’s active employment on the date that the final awards are approved by the Compensation Committee. We may amend or terminate the Annual Incentive Plan at any time.

Outstanding Equity Awards at Fiscal Year End

The following tables presents information pertaining to all outstanding equity awards held by the named executive officers as of December 31, 2013.

Outstanding Equity Awards at Fiscal Year End Table

Fiscal Year 2013

	Option Awards						Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable		Option exercise price(b) ($)	Option expiration date	Number of shares or units that have not vested (#)	Market value of shares or units of stock that have not vested(c) ($)
Jeremy B. Ford President & Chief Executive Officer	300,000	(a)	200,000	(a)	7.70	November 2, 2016	30,000	693,900

Darren Parmenter Executive Vice President— Principal Financial Officer							10,000	231,300

Alan B. White Chief Executive Officer of PlainsCapital Corporation							50,000	1,156,500

James R. Huffines Chief Operating Officer of PlainsCapital Corporation							30,000	693,900

Jerry L. Schaffner Chief Executive Officer of PlainsCapital Bank							20,000	462,600

(a)	These stock options vested or will vest in five equal installments on each of November 2, 2011, 2012, 2013, 2014 and 2015.
(b)	Represents the exercise price of the stock option held by Mr. Jeremy Ford, which is the average of the high and low sales price of Company common stock on the date of grant of the stock option.
(c)	Based upon the closing price of Company common stock on December 31, 2013.

Option Exercises and Stock Vested in 2013

During the fiscal year ended December 31, 2013, none of our named executive officers exercised any options to purchase shares of common stock or held any outstanding awards of restricted stock, restricted stock units or similar instruments that vested.

Non-Qualified Deferred Compensation

The following table shows the non-qualified deferred compensation activity for our named executive officers during the fiscal year ended December 31, 2013.

Name	Executive contributions in last fiscal year ($)	Registrant contributions in last fiscal year ($)(1)	Aggregate earnings in last fiscal year ($)(1)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last fiscal year end ($)
Alan B. White	—	—	$28,950	—	$6,460,932
Jerry L. Schaffner	—	—	$11,016	—	$2,459,952

(1)	All amounts reported as registrant contributions in last fiscal year and aggregate earnings in last fiscal year are reported as compensation in the last completed fiscal year in the Summary Compensation Table.

In connection with acquisition of PlainsCapital, we entered into retention agreements with Messrs. White and Schaffner. Pursuant to those agreements, we agreed to contribute an amount in cash equal to $6,430,890 and $2,448,000 as deferred compensation to Messrs. White and Schaffner, respectively, in satisfaction of their respective rights under Section 6 (Termination Upon Change of Control) of their respective previous employment agreements with PlainsCapital. Such amounts accrue interest at the prevailing money market rate and are payable to Messrs. White and Schaffner on the 55th day following termination of their respective employment.

Potential Payments Upon Termination or Change-in-Control

The 2012 Equity Incentive Plan, under which we have granted awards to the named executive officers, contains specific termination and change in control provisions. We determined to include a change in control provision in the plan to be competitive with what we believe to be the standards for the treatment of equity upon a change in control for similar companies and so that employees who remain after a change in control would be treated the same with regard to equity as the general stockholders who could sell or otherwise transfer their equity upon a change in control. Under the terms of the plan, if a change in control (as defined below in the discussion of the plan) were to occur, all awards then outstanding would become vested and/or exercisable and any applicable performance goals with respect thereto would be deemed to be fully achieved.

Employment Contracts

With respect to each of Messrs. Huffines, Schaffner and White, if his employment or retention contract is terminated by us for cause, by the executive or due to the executive’s death or disability (as such terms are defined below), he or his estate, as applicable, is entitled to:

(i)	his annual base salary through the date of termination, to the extent not already paid and not deferred;

(ii)	any annual bonus earned by the executive for a prior award period, to the extent not already paid and not deferred;

(iii)	any business expenses he incurred that are not yet reimbursed as of the date of termination; and

(iv)	any other amounts or benefits, including all unpaid and/or vested, nonforfeitable amounts owing or accrued to him, required to be paid or provided or which he is eligible to receive under any plan, program, policy or practice or contract or agreement, to the extent not already paid and not deferred, through the date of termination.

In addition, Messrs. White and Schaffner or their respective estates, as applicable, are entitled to a lump-sum cash payment equal to $6,430,890 and $2,448,000, respectively, which represents the amount Messrs. White and Schaffner, respectively, would have been entitled to receive under their respective prior employment agreements with PlainsCapital if their respective employment there was terminated. Such amounts described in the preceding paragraph are referred to as the “Accrued Amounts.”

For Mr. Huffines, if his employment is terminated by us without cause (as such term is defined below), he is entitled to the Accrued Amounts, as well as a cash amount equal to the sum of:

(i)	his annual base salary rate; and

(ii)	the average of the bonuses he received for each of the three calendar years immediately preceding the year of termination of his employment.

Such amount is payable in a lump-sum within 60 days of the effective date of the termination of the executive’s employment.

If Mr. White’s employment is terminated by us other than for cause (as such term is defined below) or his death or disability, or if his employment terminates due to non-renewal by us, he is entitled to the Accrued Amounts, including the lump-sum cash payment equal to $6,430,890 and interest thereon from November 30, 2012, as well as payments generally equal to the sum of the average of Mr. White’s prior annual bonuses over the preceding three years plus his annual base salary, multiplied by the greater of (i) the number of full and partial years remaining until the end of the term of his retention agreement and (ii) two. Mr. White will retain the right to be grossed-up for any excise tax relating to “excess parachute payments” (as defined in Section 280G of the Internal Revenue Code), which is set forth in his prior employment agreement, provided that the gross-up will only relate to any excise taxes arising in connection with our acquisition of PlainsCapital. These severance amounts are payable subject to Mr. White’s execution of a release of claims.

If Mr. Schaffner’s employment is terminated by us other than for cause (as such term is defined below) or his death or disability, he is entitled to the Accrued Amounts, including the lump-sum cash payment equal to $2,448,000 and interest thereon from November 30, 2012, as well as payments generally equal to the sum of the average of Mr. Schaffner’s prior annual bonuses over the preceding three years plus his annual base salary. Mr. Schaffner will retain the right to be grossed-up for any excise tax relating to “excess parachute payments” (as defined in Section 280G of the Internal Revenue Code), which is set forth in his prior employment agreement, provided that the gross-up will only relate to any excise taxes arising in connection with our acquisition of PlainsCapital. These severance amounts are payable subject to Mr. Schaffner’s execution of a release of claims.

For Mr. Huffines, in the event that his employment is terminated (a) by us without cause within the 24 months immediately following, or the six months immediately preceding, a change in control (as such term is defined below), or (b) by Mr. Huffines for good reason (as such term is defined below) within the 24 months immediately following, or the six months immediately preceding, a change in control, he is entitled to the Accrued Amounts, as well as a cash amount equal to three times the sum of:

(i)	his annual base salary rate; and

(ii)	the greater of (A) the annual bonus paid or payable with respect to the calendar year prior to the calendar year in which the effective date of such termination of employment occurs and (B) the average of the bonuses he received for each of the three calendar years immediately preceding the year of termination of his employment.

Such amount is payable in a lump-sum within 60 days of the effective date of the termination of his employment, subject to the execution of a release of claims. In addition, Mr. Huffines is entitled to continued participation in our benefit plans for a period of two years following the date of his termination, and full vesting of all outstanding stock options then held, with the option to receive a cash payment equal to the then difference between the option price and the current fair market value of the stock as of the effective date of such termination of employment in lieu of the right to exercise such options. In the event that any of the benefits payable upon a termination of employment in connection with a change in control would constitute “excess parachute payments,” such benefits would be reduced to the level necessary such that no excise tax will be due. Messrs. White’s and Schaffner’s respective retention agreements do not provide for such payments upon a change in control.

Pursuant to his employment agreement, Mr. Huffines will not, during the term of his employment agreement and for a period of one year following the earlier of his termination or the termination of the agreement, compete with any business that provides services similar to us anywhere within the State of Texas. Pursuant to their respective retention agreements, Messrs. White and Schaffner will not, during the period of their employment and for three and two years, respectively, following their respective termination: (i) solicit any person who is employed by us or any of our affiliates; (ii) interfere with our relationships with our customers, suppliers or other business contacts; nor (iii) compete with any business that provides services similar to us anywhere within the State of Texas. Messrs. White and Schaffner have also agreed that all confidential records, material and information concerning us or our affiliates shall remain our exclusive property and they shall not divulge such information to any person.

For the purposes of each employment or retention contract described above:

•	“cause” means: (i) an intentional act of fraud, embezzlement or theft in connection with the executive’s duties or in the course of his employment with the Company or our affiliates; (ii) intentional wrongful damage to property of the Company or our affiliates; (iii) intentional wrongful disclosure of trade secrets or confidential information of the Company or our affiliates; (iv) intentional violation of any law, rule or regulation (other than traffic violations or similar offenses) or a final “Cease and Desist Order;” (v) intentional breach of fiduciary duty involving personal profit; or (vi) intentional action or inaction that causes material economic harm to the Company or our affiliates.

For the purposes of Messrs. White’s and Schaffner’s retention agreements:

•	“disability” means he shall have been absent from full-time performance of his duties for 180 consecutive days as a result of incapacity due to physical or mental illness that is determined to be total and permanent by a physician.

For the purposes of the employment agreement with Mr. Huffines:

•	the acquisition of PlainsCapital constituted a “change in control”;

•	“disability” is defined in accordance with our disability policy in effect at the time of the disability; and

•	“good reason” means (i) without his express written consent, the assignment to Mr. Huffines of any duties materially inconsistent with his positions, duties, responsibilities and status as then in effect or a significant material diminishment in his titles or offices as then in effect, or any removal of Mr. Huffines from or any failures to re-elect executive to any of such positions, in any case, subject to certain exceptions; (ii) a significant and material adverse diminishment in the nature or scope of the authorities, powers, functions or duties attached to the position with which Mr. Huffines had immediately prior to a change in control or a reduction in Mr. Huffines’s aggregate base salary without his prior written consent; (iii) the Company relocates its principal executive offices or requires Mr. Huffines to have as his principal location of work any location which is in excess of fifty (50) miles from the location thereof immediately prior to a change in control; or (iv) any substantial and material breach of his employment agreement by the Company.

Set forth below are the amounts that Messrs. Ford, Parmenter, White, Huffines and Schaffner would have received if the specified events had occurred on December 31, 2013.

Jeremy B. Ford	Termination for Cause	Termination due to death or disability	Termination without cause	Change of Control
Accrued Amounts	$—	$—	$—	$—
Cash Payment	—	—	—	—
Cash Severance	—	—	—	—
Stock Options(1)	—	—	—	3,086,000
Restricted Stock(2)	—	154,200	154,200	693,900
Welfare Benefits	—	—	—	—

Total	$—	$154,200	$154,200	$3,779,900

(1)	Pursuant to the provisions of the 2003 Equity Incentive Plan under which issuances of stock option awards were made, if a change in control event, as defined under the plan, were to occur, all awards then outstanding would become vested and, if applicable, exercisable and any applicable performance goals with respect thereto would be deemed to be fully achieved. The Company has the discretion to require payment by the option holder of any amount it deems necessary to satisfy its liability to withhold income or any other taxes incurred by reason of exercise of options. Further, pursuant to the terms of the non-qualified stock option agreements that govern the issuance of options, upon the death of the option holder all options become fully vested and exercisable. Represents the value of unvested stock option grants that would vest upon a change in control, assuming a change in control event on the last business day of 2013. The value realized assumes the exercise of all stock options that became vested as a result of the event and is calculated as the difference between the option exercise price per share and the closing market price of $23.13 on December 31, 2013.
(2)	The restricted stock vests ratably upon the death or disability of the participant or termination of the participant without cause. The foregoing assume the death or disability or termination of the participant without cause on December 31, 2013. If a change of control under the 2012 Equity Incentive Plan occurs, all unvested restricted stock vest upon such event, which for purposes of the foregoing assumes December 31, 2013.

Darren Parmenter	Termination for Cause	Termination due to death or disability	Termination without cause	Change of Control
Accrued Amounts	$—	$—	$—	$—
Cash Payment	—	—	—	—
Cash Severance	—	—	—	—
Stock Options	—	—	—	—
Restricted Stock(1)	—	51,400	51,400	231,300
Welfare Benefits	—	—	—	—

Total	$—	$51,400	$51,400	$231,300

(1)	The restricted stock vests ratably upon the death or disability of the participant or termination of the participant without cause. The foregoing assume the death or disability or termination of the participant without cause on December 31, 2013. If a change of control under the 2012 Equity Incentive Plan occurs, all unvested restricted stock vest upon such event, which for purposes of the foregoing assumes December 31, 2013.

Alan B. White	Termination for Cause	Termination due to death or disability or by Executive for any Reason	Termination without cause or non-renewal of retention agreement	Change of Control
Accrued Amounts(1)	$1,350,000	$1,350,000	$1,350,000	$—
Cash Payment(2)	6,431,982	6,431,982	6,431,982	—
Cash Severance(3)	—	—	4,879,753	—
Stock Options	—	—	—	—
Restricted Stock(4)	—	257,000	257,000	1,156,500
Welfare Benefits	—	—	—	—

Total	$7,781,982	$8,038,982	$12,918,735	$1,156,500

(1)	Accrued Amounts calculation based upon the sum of: (i) Mr. White’s annual base salary through December 31, 2013, to the extent not already paid and not deferred; (ii) any annual bonus earned, to the extent not already paid and not deferred; (iii) any business expenses incurred that have not yet been reimbursed as of the date of termination; and (iv) any other amounts or benefits, including all unpaid and/or vested, nonforfeitable amounts owing or accrued to Mr. White.
(2)	Cash Payments refers to a lump-sum cash payment that represents the amount, including interest thereon, Mr. White would have been entitled to receive under his prior employment agreement with PlainsCapital if his employment had been terminated.
(3)	Cash Severance calculation based upon the sum of the average of Mr. White’s prior annual bonuses for each of the preceding three years plus his annual base salary, multiplied by the greater of: (i) the number of full and partial years remaining until the end of the term of his employment agreement and (ii) two.
(4)	The restricted stock vests ratably upon the death or disability of the participant or termination of the participant without cause. The foregoing assume the death or disability or termination of the participant without cause on December 31, 2013. If a change of control under the 2012 Equity Incentive Plan occurs, all unvested restricted stock vest upon such event, which for purposes of the foregoing assumes December 31, 2013.

James R. Huffines	Termination for Cause	Termination due to death or disability	Termination without cause	Change of Control
Accrued Amounts(1)	$—	$—	$—	$—
Cash Payment	—	—	—	—
Cash Severance(2)	—	—	1,027,567	3,726,000
Stock Options	—	—	—	—
Restricted Stock(3)	—	154,200	154,200	693,900
Welfare Benefits	—	—	—	—

Total	$—	$154,200	$1,181,767	$4,419,900

(1)	Accrued Amounts calculation based upon the sum of: (i) Mr. Huffines annual base salary through December 31, 2013, to the extent not already paid and not deferred; (ii) any annual bonus earned, to the extent not already paid and not deferred; (iii) any business expenses incurred that have not yet been reimbursed as of the date of termination; and (iv) any other amounts or benefits, including all unpaid and/or vested, nonforfeitable amounts owing or accrued to Mr. Huffines.

(2)	Cash severance calculation if Mr. Huffines is terminated without cause is based upon the sum of: (i) Mr. Huffines’ annual base salary rate and (ii) the average of the bonuses he received for each of the last three calendar years immediately preceding the year of termination of his employment. If his employment is terminated upon a change in control, the cash severance calculation is based upon three times the sum of: (i) Mr. Huffines’ annual base salary rate and (ii) the greater of (A) the annual bonus paid or payable with respect to the calendar year prior to the calendar year in which termination occurs and (B) the averages of the bonuses he received for each of the last three calendar years immediately preceding the year of termination of his employment.
(3)	The restricted stock vests ratably upon the death or disability of the participant or termination of the participant without cause. The foregoing assume the death or disability or termination of the participant without cause on December 31, 2013. If a change of control under the 2012 Equity Incentive Plan occurs, all unvested restricted stock vest upon such event, which for purposes of the foregoing assumes December 31, 2013.

Jerry L. Schaffner	Termination for Cause	Termination due to death or disability or by Executive for any Reason	Termination without cause	Change of Control
Accrued Amounts(1)	$525,000	$525,000	$525,000	$—
Cash Payment(2)	2,448,000	2,448,000	2,448,000	—
Cash Severance(3)	—	—	896,667	—
Stock Options	—	—	—	—
Restricted Stock(4)	—	102,800	102,800	462,600
Welfare Benefits	—	—	—	—

Total	$2,973,000	$3,075,800	$3,972,467	$462,600

(1)	Accrued Amounts calculation based upon the sum of: (i) Mr. Schaffner’s annual base salary through December 31, 2013, to the extent not already paid and not deferred; (ii) any annual bonus earned, to the extent not already paid and not deferred; (iii) any business expenses incurred that have not yet been reimbursed as of the date of termination; and (iv) any other amounts or benefits, including all unpaid and/or vested, nonforfeitable amounts owing or accrued to Mr. Schaffner.
(2)	Cash Payments refers to a lump-sum cash payment that represents the amount, including interest thereon, Mr. Schaffner would have been entitled to receive under his prior employment agreement with PlainsCapital if his employment had been terminated.
(3)	Cash Severance calculation based upon the sum of the average of Mr. Schaffner’s prior annual bonuses for each of the preceding three years plus his annual base salary.
(4)	The restricted stock vests ratably upon the death or disability of the participant or termination of the participant without cause. The foregoing assume the death or disability or termination of the participant without cause on December 31, 2013. If a change of control under the 2012 Equity Incentive Plan occurs, all unvested restricted stock vest upon such event, which for purposes of the foregoing assumes December 31, 2013.

Incentive Plans

Each of the incentive plans has a complex definition of “change in control”. Generally speaking, under the 2003 Equity Incentive Plan, a change in control occurs if: (i) with certain exceptions, any person becomes the owner of 50% or more of the combined voting power of our outstanding stock and other voting securities; (ii) a majority of the directors serving on our Board of Directors are replaced other than by new directors approved by at least two-thirds of the members of our Board of Directors; (iii) we are not the surviving company after a merger or consolidation; or (iv) with certain exceptions, our stockholders approve a plan of complete liquidation or dissolution or an agreement for the sale or disposition of all or substantially all of our assets is consummated. Under the 2012 Equity Incentive Plan, a change in control occurs if: (i) with certain exceptions, any person becomes the owner of 33% or more of the outstanding shares of our common stock or the combined voting power of our outstanding stock and other voting securities; (ii) a majority of the directors serving on our Board of Directors are replaced other than by new directors approved by at least two-thirds of the members of our Board of Directors; (iii) we are not the surviving company after a merger or consolidation or sale of all or substantially all of our assets; or (iv) with certain exceptions, our stockholders approve a plan of complete liquidation or dissolution.

Both our 2003 Equity Incentive Plan and our 2012 Equity Incentive Plan are “single trigger” plans, meaning that stock option acceleration occurs upon a change in control even if the award holder remains with us after the change in control, regardless of whether awards are assumed or substituted by the surviving company. We believe a “single trigger” change in control provision was appropriate because it allows management to pursue all alternatives for us without undue concern for their own financial security.

In the event of a change in control, all awards then outstanding under the 2003 Equity Incentive Plan will become vested and, if applicable, exercisable, and any performance goals imposed with respect to then-outstanding awards will be deemed to be fully achieved. With respect to awards granted pursuant to the 2012 Equity Incentive Plan, in the event of a change in control: (i) all outstanding stock options and SARs will become fully vested and exercisable; (ii) all restrictions on any restricted stock, restricted stock units or other stock-based awards that are not subject to performance goals will become fully vested; and (iii) all restrictions on any restricted stock, restricted stock units, performance units or other stock-based awards that are subject to performance goals will be deemed to be fully achieved.

In addition to acceleration of benefits upon a change in control event, the non-qualified stock option agreements pursuant to which all option awards are granted provide for acceleration of vesting upon the death of the option holder. No other rights of acceleration are provided for under the terms of the Company’s benefit plans.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2013, directors Rhodes Bobbitt, W. Joris Brinkerhoff, William T. Hill, Jr., Andrew J. Littlefair and A. Haag Sherman served on the Compensation Committee. During fiscal year 2013:

•	none of the members of our Compensation Committee is, or has ever been, one of our officers or employees;

•	none of the members of our Compensation Committee had any relationships with the Company requiring disclosure under “Certain Relationships and Related Party Transactions”;

•	none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served on our Compensation Committee;

•	none of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee; and

•	none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as one of our directors.

Each of Mr. White, PlainsCapital’s Chief Executive Officer, Mr. Martin, PlainsCapital’s Executive Vice President and Chief Financial Officer, Mr. Huffines, PlainsCapital’s Chief Operating Officer, and Mr. Schaffner, President and Chief Executive Officer of PlainsCapital Bank, serves as a director of First Southwest, a wholly owned subsidiary of PlainsCapital. Hill A. Feinberg serves as the Chief Executive Officer of First Southwest and on the Board of Directors of Hilltop. Hilltop’s Compensation Committee is comprised of independent directors, reviews and sets the compensation of each of Messrs. White, Martin, Feinberg, Huffines and Schaffner and does not believe that these interlocks pose any risks that are likely to have a material adverse effect on us.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires officers and directors, and persons who beneficially own more than ten percent of our stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies furnished to us and representations from our officers and directors, we believe that all Section 16(a) filing requirements for the year ended December 31, 2013, applicable to our officers, directors and greater than ten percent beneficial owners were timely satisfied except for the failure to file one Form 4 by each of Gerald J. Ford and Carl B. Webb, each of whom received a distribution of common stock in a transaction that he did not initiate. Further, Diamond A Financial, L.P. did not file a Form 3 or subsequent Forms 4; however, such transactions were reported on Mr. Gerald Ford’s Section 16 filings. Mr. Green has failed to file a Form 4 reporting the redemption by the Company of partnership units in July 2007.

Based on written representations from our officers and directors, we believe that all Forms 5 for directors, officers and greater than ten percent beneficial owners that have been filed with the SEC are the only Forms 5 required to be filed for the period ended December  31, 2013.

Certain Relationships and Related Party Transactions

General

Transactions with related persons are governed by our General Code of Ethics and Business Conduct, which applies to all officers, directors and employees. This code covers a wide range of potential activities, including, among others, conflicts of interest, self-dealing and related party transactions. Waiver of the policies set forth in this code will only be permitted when circumstances warrant. Such waivers for directors and executive officers, or that provide a benefit to a director or executive officer, may be made only by the Board of Directors, as a whole, or the Audit Committee of the Board of Directors and must be promptly disclosed as required by applicable law or regulation. Absent such a review and approval process in conformity with the applicable guidelines relating to the particular transaction under consideration, such arrangements are not permitted.

Management Services Agreement

Prior to December 2012, Diamond A Administration Company, LLC, or Diamond A, an affiliate of Gerald J. Ford, the current Chairman of the Board of Hilltop and the beneficial owner of 17.2% of Hilltop common stock as of April 8, 2014, provided certain management services to Hilltop and its subsidiaries, including, among others, financial and acquisition evaluation, and office space to Hilltop, pursuant to a Management Services Agreement. The services and office space were provided at a cost of $91,500 per month, plus reasonable out-of-pocket expenses. The services provided under this agreement included those of several of Hilltop’s directors, including Gerald J. Ford, Kenneth Russell and Carl B. Webb. Prior to Jeremy B. Ford assuming the role of Chief Executive Officer of Hilltop, he provided services to Hilltop under the Management Services Agreement. The Management Services Agreement was terminated upon our acquisition of PlainsCapital. Hilltop also agreed to indemnify and hold harmless Diamond A for its performance or provision of these services, except for gross negligence and willful misconduct. Further, Diamond A’s maximum aggregate liability for damages under this agreement is limited to the amounts paid to Diamond A under this agreement during twelve months prior to that cause of action.

Jeremy B. Ford, a director and the Chief Executive Officer of Hilltop, is the beneficiary of a trust that owns a 49% limited partnership interest in Diamond A Financial, L.P. Diamond A Financial, L.P. owns 17.2% of the outstanding Hilltop common stock at April 8, 2014. He also is a director and the Secretary of Diamond A, which provided management services to Hilltop under the Management Services Agreement described in the preceding paragraph. Diamond A is owned by Hunter’s Glen/Ford, Ltd., a limited partnership in which a trust for the benefit of Jeremy B. Ford is a 46% limited partner. The spouse of Corey G. Prestidge is the beneficiary of a trust that also owns a 46% limited partnership interest in Hunter’s Glen/Ford, Ltd. and a trust that owns a 49% limited partnership interest in Diamond A Financial, L.P.

Jeremy B. Ford is the son of Gerald J. Ford. Corey G. Prestidge, Hilltop’s Executive Vice President, General Counsel and Secretary, is the son-in-law of Gerald J. Ford. Accordingly, Messrs. Jeremy B. Ford and Corey G. Prestidge are brothers-in-law.

Hilltop Sublease

In connection with our acquisition of PlainsCapital, we terminated the Management Services Agreement described above. Hilltop, however, desired to continue to occupy the office space provided pursuant to the Management Services Agreement. Accordingly, Hilltop entered into a sublease with Hunter’s Glen/Ford, Ltd., an affiliate of Mr. Gerald J. Ford and the tenant of the office space (See “Management Services Agreement” above for further discussion regarding Hunter’s Glen/Ford, Ltd.) on December 1, 2012. The Sublease is subject to the base Lease and on the same terms as the base Lease. Pursuant to the Sublease, until February 27, 2014, Hilltop leased 5,491 square feet for $219,640 annually, plus additional rent due of $1,168 for the month of December 2012 and $14,975 for 2013 under the base Lease. On February 28, 2014, the parties amended the Sublease to increase the square footage subleased to 6,902 square feet, increase the rent based on such additional square footage, and extend the term to July 31, 2018. Hilltop pays the same rate per square foot as Hunter’s Glen/Ford, Ltd. is required to pay under the base Lease, as amended.

The NLASCO Acquisition

ARC Insurance Holdings Inc., or Holdings, a subsidiary of us, on the one hand, and C. Clifton Robinson, C.C. Robinson Property Company, Ltd. and The Robinson Charitable Remainder Unitrust, on the other hand, entered into a stock purchase agreement, dated as of October 6, 2006, or the NLASCO Agreement. Pursuant to the NLASCO Agreement, on January 31, 2007, Holdings acquired all of the outstanding shares of capital stock of NLASCO, Inc., or NLASCO, a privately held property and casualty insurance holding company domiciled in the state of Texas. In exchange for the stock, NLASCO’s shareholders, consisting of C. Clifton Robinson and affiliates, as specified above, received $105.75 million in cash and 1,218,880 shares of our common stock issued to Mr. Robinson, for a total consideration of $122.0 million. The NLASCO Agreement included customary representations, warranties and covenants, as well as indemnification provisions. The purchase price was subject to specified post-closing adjustments that resulted in the following additional aggregate consideration paid to Mr. Robinson and his affiliates: $2,852,879 on March 16, 2010 and $252,997 on March 25, 2011. As a result of these payments, no further post-closing adjustments are required under the stock purchase agreement. The parties also entered into several ancillary agreements, including a non-competition agreement, a registration rights agreement, a release, employment agreements and a share lock-up agreement.

C. Clifton Robinson Relationship with Hilltop

In furtherance of the terms of the NLASCO Agreement, C. Clifton Robinson, Chairman of NLASCO and a member of our Board of Directors, entered into certain ancillary agreements with us or NLASCO, including, among others, an employment agreement, a non-competition agreement, a lock-up agreement and a registration rights agreement.

In conjunction with the closing of the NLASCO acquisition, NLASCO entered into an employment agreement with C. Clifton Robinson that provides that he was to serve as chairman of NLASCO and would be paid $100,000 a year. In addition, NLASCO entered into an employment agreement with Mr. Robinson’s son, Gordon B. Robinson, the former vice chairman and deputy chief executive officer of NLASCO, pursuant to which he was to serve in an advisory capacity to NLASCO and for which he would be paid $100,000 per year. Each employment agreement was for a one-year term with automatic one-year extensions by agreement of the parties. Both of these agreements were terminated on January 1, 2011. The employment agreements also included non-competition and non-solicitation provisions similar to that in the non-competition agreement discussed below, but with terms until two years after the termination of employment. Further, each of the Robinsons entered into a non-competition agreement pursuant to which he agreed not to, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, lend credit to, or render services to, any business whose products, services or activities compete with those of NLASCO or any of its subsidiaries within certain states. Each non-competition agreement included customary non-solicitation provisions. The term of the non-competition agreements was five years, and such agreements expired in January 2012. Finally, C. Clifton Robinson executed a share lock-up agreement pursuant to which he agreed not to offer, sell, contract to sell, hypothecate, pledge, sell or grant any option, right or warrant to purchase, or otherwise dispose of, or contract to dispose of, our common stock until 20 months after the closing date of the NLASCO acquisition. This lock-up agreement expired in September 2008. Upon the closing of the NLASCO acquisition in January 2007, NLASCO became our wholly-owned subsidiary.

Mr. Robinson was elected to our board of directors in March 2007 pursuant to the terms of the NLASCO Agreement.

Assumption of NLASCO, Inc. Subsidiary Office Leases

With the acquisition of all of the capital stock of NLASCO, we also assumed all assets and liabilities of its wholly-owned subsidiaries. Prior to Mr. Robinson’s disposition of his office building on August 24, 2011, NLASCO and its affiliates in Waco, Texas leased office space from affiliates of Mr. Robinson. There were three separate leases. The first lease was a month-to-month lease for office space at a rate of $900 per month. The second lease was a month-to-month lease at a monthly rental rate of $3,500 per month. The first and second leases were terminated in August 2010. The third lease, as amended, currently requires payments of $40,408 per month and expires on December 31, 2014, but does have renewal options at the discretion of the lessee. Aggregate office space under lease with regard to the foregoing is approximately 28,863 square feet.

The PlainsCapital Acquisition

Hilltop and PlainsCapital entered into an Agreement and Plan of Merger, dated as of May 8, 2012, pursuant to which we acquired PlainsCapital on November 30, 2012. Pursuant to the Agreement and Plan of Merger, PlainsCapital’s shareholders, which included Ms. Anderson and Messrs. Bolt, Feinberg, Huffines, Lewis, Littlefair, Martin, Salmans, Schaffner, Sherman, Taylor and White, received 0.776 shares of Hilltop common stock and $9.00 in cash for each share of PlainsCapital’s outstanding common stock they held. Based on Hilltop’s closing stock price on November 30, 2012, the total purchase price in the PlainsCapital acquisition was $813.5 million, consisting of $311.8 million in cash and the issuance of 27.1 million shares of common stock and 114,068 shares of Non-Cumulative Perpetual Preferred Stock, Series B. In addition, Mrs. Anderson and Messrs. Bolt, Feinberg, Huffines, Lewis, Littlefair, Sherman, Taylor and White were appointed to serve as members of our Board of Directors. The Agreement and Plan of Merger contained customary representations, warranties and covenants, as well as indemnification provisions.

Consultant

We are currently paying Richard P. Hodge $80,000 per year for tax services. Mr. Hodge also provides tax services to Mr. Gerald Ford and his affiliates.

Employment of Certain Family Members

During 2013, Corey Prestidge, the brother-in-law of Jeremy B. Ford, our President and Chief Executive Officer, and the son-in-law of Gerald J. Ford, the Chairman of our Board, served as Hilltop’s General Counsel and Secretary; Lee Ann White, the wife of Alan B. White, PlainsCapital’s Chairman and Chief Executive Officer, served as our Senior Vice President, Director of Public Relations; and Kale Salmans, the son of Todd Salmans, Chief Executive Officer of PrimeLending, served as a Regional Manager of PrimeLending. Pursuant to our employment arrangements with these individuals, we paid Corey Prestidge $575,000, Lee Ann White $147,500 and Kale Salmans $275,000 as compensation for their services as employees during 2013.

Cowboys Stadium Suite

In 2007, PlainsCapital Bank contracted with Cowboys Stadium, L.P., a company affiliated with the employer of Ms. Anderson and that is beneficially owned by Ms. Anderson and certain of her immediate family members, for the 20-year lease of a suite at Cowboys Stadium beginning in 2009. Pursuant to the lease agreement, PlainsCapital Bank has agreed to pay Cowboys Stadium, L.P. annual payments of $500,000, subject to possible annual escalations, not to exceed 3% per year, beginning with the tenth year of the lease.

Indebtedness

The Bank has had, and may be expected to have in the future, lending relationships in the ordinary course of business with our directors and executive officers, members of their immediate families and affiliated companies in which they are employed or in which they are principal equity holders. In our management’s opinion, the lending relationships with these persons were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not related to us and do not involve more than normal collection risk or present other unfavorable features.

Principal Stockholders of Hilltop

The following table sets forth information regarding our common stock beneficially owned on April 8, 2014 by any person or “group,” as that term is used in Section 13(d)(3) of the Exchange Act, known to us to beneficially own more than five percent of the outstanding shares of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(a)
Gerald J. Ford(b)	15,548,160	17.2%
200 Crescent Court, Suite 1350
Dallas, Texas 75201

Burgundy Asset Management Ltd.(c)	4,655,202	5.2%
181 Bay Street, Suite 4510
Toronto, Ontario M5J 2T3

(a)	Based on 90,177,991 shares of common stock outstanding on April 8, 2014. Shares issuable under instruments to purchase our common stock that are exercisable within 60 days of April 8, 2014 are treated as if outstanding for computing the percentage ownership of the person holding these instruments, but are not treated as outstanding for purposes of computing the percentage ownership of any other person.
(b)	The shares of common stock beneficially owned by Mr. Ford include 15,544,674 shares owned by Diamond A Financial, LP. Mr. Ford is the sole general partner of Diamond A Financial, LP. Mr. Ford has sole voting and dispositive power of these shares.
(c)	Based upon Schedule 13G/A (Amendment No. 3) filed on February 3, 2014. Burgundy Asset Management Ltd. has sole voting power with respect to 2,953,642 of these shares and sole dispositive power with respect to all of these shares. Clients for whom Burgundy Asset Management Ltd. acts as investment adviser may withdraw dividends or proceeds from the sale securities from the accounts managed by Burgundy Asset Management Ltd. No one client of Burgundy Asset Management Ltd. has an interest in the common stock of Hilltop in excess of five percent of the total outstanding shares.

Security Ownership of Hilltop Management

The following table sets forth information regarding the number of shares of our common stock beneficially owned on April 8, 2014, by:

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers presently serving, as a group.

Except as otherwise set forth below, the address of each of the persons listed below is c/o Hilltop Holdings Inc., 200 Crescent Court, Suite 1330, Dallas, Texas 75201. Except as otherwise indicated in the footnotes to this table, the persons named in the table have specified that they have sole voting and investment power with respect to all shares of stock shown as beneficially owned by them, subject to any applicable community property law.

	Common Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(a)
Charlotte Jones Anderson	4,405		*
Rhodes Bobbitt	126,059	(b)	*
Tracy A. Bolt	6,608		*
W. Joris Brinkerhoff	35,228		*
Charles R. Cummings	37,476		*
Hill A. Feinberg	1,376,552	(c)	1.5%
Gerald J. Ford	15,548,160	(d)	17.2%
200 Crescent Court, Suite 1350
Dallas, Texas 75201
Jeremy B. Ford	392,500	(e)	*
J. Markham Green	119,152		*
Jess T. Hay	—		*
William T. Hill, Jr.	48,350	(f)	*
James R. Huffines	354,731	(g)	*
Lee Lewis	656,199	(h)	*
Andrew J. Littlefair	12,948		*
W. Robert Nichols, III	41,000	(i)	*
Darren Parmenter	5,361	(j)	*
C. Clifton Robinson	1,218,880		1.4%
Kenneth D. Russell	—		*
Jerry L. Schaffner	88,546	(k)	*
A. Haag Sherman	14,422		*
Robert C. Taylor, Jr.	29,918		*
Carl B. Webb	104,462		*
Alan B. White	2,327,338	(l)	2.6%
All Directors and Named Executive Officers, as a group (26 persons)	22,776,434	(m)	25.2%

*	Represents less than 1% of the outstanding shares of such class.
(a)	Based on 90,177,991 shares of common stock outstanding on April 8, 2014. Shares issuable under instruments to purchase our common stock that are exercisable within 60 days of April 8, 2014 are treated as if outstanding for computing the percentage ownership of the person holding these instruments, but are not treated as outstanding for purposes of computing the percentage ownership of any other person.
(b)	Includes 62,100 shares of common stock held in an IRA account for the benefit of Mr. Bobbitt.
(c)	Includes 25,776 shares of common stock held directly by Mr. Feinberg’s wife. Also includes 776 shares of common stock held by the Max McDermott Trust for the benefit of Mr. Feinberg’s stepson. Mr. Feinberg’s wife is the trustee of the trust. Includes 15,000 restricted shares of common stock that cliff vest on April 11, 2016. Mr. Feinberg can vote such restricted shares but may not dispose of them until they have vested. Excludes 8,887 shares of common stock deliverable upon the vesting of restricted stock units that will not vest within 60 days of April 8, 2014.

(d)	The shares of common stock beneficially owned by Mr. Ford include 15,544,674 shares owned by Diamond A Financial, LP. Mr. Ford is the sole general partner of Diamond A Financial, LP. Mr. Ford has sole voting and dispositive power of these shares.
(e)	Jeremy Ford is a beneficiary of a trust that owns a 49% limited partnership interest in Diamond A Financial, LP (see footnote (d)). Includes (a) 300,000 shares of common stock acquirable upon the exercise of a stock option and (b) 30,000 restricted shares of common stock that cliff vest on April 1, 2016. Mr. Jeremy Ford can vote such restricted shares but may not dispose of them until they have vested. Excludes (x) 200,000 shares of common stock acquirable upon the exercise of a stock option that will not vest within 60 days of April 8, 2014, (y) 25,392 shares of common stock deliverable upon the vesting of restricted stock units that will not vest within 60 days of April 8, 2014 and (z) 15,544,674 shares of common stock held by Diamond A Financial, LP.
(f)	Includes 7,300 shares of common stock held in a SEP IRA account for the benefit of Mr. Hill and 15,750 shares of common stock held by the William T. Hill P.C. retirement account for the benefit of Mr. Hill.
(g)	Includes 952 shares of common stock allocated to an account pursuant to the Plains Capital Corporation Employee Stock Ownership Plan (the “ESOP”) for the benefit of Mr. Huffines. Each ESOP participant has the right to direct the ESOP trustees how to vote the shares allocated to his account and may therefore be deemed to beneficially own such shares. Also includes (a) 47,000 shares of common stock held by the James Huffines 1994 Trust for the benefit of Mr. Huffines, (b) 11,077 shares of common stock held in a self-directed individual retirement account and (c) 30,000 restricted shares of common stock that cliff vest on April 1, 2016. Mr. Huffines can vote such restricted shares but may not dispose of them until they have vested. Excludes 17,774 shares of common stock deliverable upon the vesting of restricted stock units that will not vest within 60 days of April 8, 2014.
(h)	Includes 603,417 shares of common stock held by Lee Lewis Construction. Mr. Lewis is the sole owner of Lee Lewis Construction and may be deemed to have voting and/or investment power with respect to the shares owned by Lee Lewis Construction.
(i)	Includes 11,000 shares of common stock held in an IRA account for the benefit of Mr. Nichols.
(j)	Includes 5,000 restricted shares of common stock that cliff vest on April 1, 2016. Mr. Parmenter can vote such restricted shares but may not dispose of them until they have vested. Excludes 7,406 shares of common stock deliverable upon the vesting of restricted stock units that will not vest within 60 days of April 8, 2014.
(k)	Includes 36,920 shares of common stock allocated to an account pursuant to the ESOP for the benefit of Mr. Schaffner. Each ESOP participant has the right to direct the ESOP trustees how to vote the shares allocated to his account and may therefore be deemed to beneficially own such shares. Also includes (a) 3,931 shares of common stock held directly by Mr. Schaffner’s wife, (b) 11,970 shares of common stock held in a self-directed individual retirement account and (c) 20,000 restricted shares of common stock that cliff vest on April 1, 2016. Mr. Schaffner can vote such restricted shares but may not dispose of them until they have vested. Excludes 11,849 shares of common stock deliverable upon the vesting of restricted stock units that will not vest within 60 days of April 8, 2014.
(l)

Includes (a) 9,785 shares of common stock held directly by Mr. White’s wife, (b) 454 shares of common stock allocated to the ESOP account of Mr. White’s wife, (c) 23,806 shares of common stock held by Double E Investments (“Double E”), (d) 12,883 shares of common stock held by EAW White Family Partnership, Ltd. (“EAW”), (e) 8,045 shares of common stock held by Maedgen, White and Maedgen (“MW&M”), (f) 1,853,958 shares of common stock held by Maedgen & White, Ltd., and (g) 952 shares of common stock allocated to an account pursuant to the ESOP for the benefit of Mr. White. Each ESOP participant has the right to direct the ESOP trustees how to vote the shares allocated to his account and may therefore be deemed to beneficially own such shares. As the manager of Double E, the managing partner of MW&M and the sole member of the general partner of EAW, Mr. White has exclusive authority to vote and/or dispose of the securities held by Double E, MW&M and EAW, respectively, and may, therefore, be deemed to have sole voting and dispositive power over the shares of common stock held by Double E, MW&M and EAW. Mr. White is the sole general partner of Maedgen & White, Ltd. and may be deemed to beneficially own the shares held by Maedgen & White, Ltd. As the sole general partner of Maedgen & White, Ltd., Mr. White has the power to vote the shares held by Maedgen & White, Ltd. The Agreement of Limited Partnership of Maedgen & White, Ltd. requires the approval of 80% of the limited partnership interests in Maedgen & White, Ltd. before its general partner may dispose of the shares held by Maedgen & White, Ltd. Mr. White, directly and indirectly, controls approximately 77% of the limited partnership interests of Maedgen & White, Ltd. and therefore may be deemed to share dispositive power over the shares held by Maedgen & White, Ltd. Includes 50,000 restricted shares of common stock that cliff vest on April 1, 2016. Mr. White can vote such restricted shares but may not dispose of them until they have vested. Excludes 29,623 shares of common stock deliverable upon the vesting of restricted stock units that will not vest within 60 days of April 8, 2014.
(m)	Represents 26 persons and includes (a) 360,000 shares of common stock acquirable pursuant to the exercise of stock options and (b) 210,000 restricted shares of common stock that cliff vest on April 1, 2016. The holders of such restricted shares can vote the restricted shares but may not dispose of them until they have vested. Excludes (x) 240,000 shares of common stock acquirable by our executive officers pursuant to the exercise of stock options that will not vest within 60 days of April 8, 2014 and (y) 140,076 shares of common stock deliverable upon the vesting of restricted stock units that will not vest within 60 days of April 8, 2014.

INFORMATION ABOUT THE COMPANIES—SWS

SWS, a Delaware corporation, is a savings and loan holding company with principal executive offices at 1201 Elm Street, Suite 3500, Dallas, Texas 75270. The telephone number of SWS’s executive offices is (214) 859-1800, and its Internet website address is www.swsgroupinc.com. SWS is focused on delivering a broad range of investment banking, commercial banking and related financial services to corporate, individual and institutional investors, broker/dealers, governmental entities and financial intermediaries. SWS is the largest full-service brokerage firm headquartered in the Southwestern United States (based on the number of financial advisors). SWS conducts its banking business through its wholly owned subsidiary, Southwest Securities, FSB, a federally chartered savings bank.

SWS’s common stock is listed on the New York Stock Exchange under the symbol “SWS.”

INFORMATION ABOUT THE COMPANIES—PERUNA LLC

Peruna LLC, a Delaware limited liability company, is a wholly owned subsidiary of Hilltop. Peruna LLC is newly formed, and was organized for the purpose of effecting the merger. Other than those incident to its formation and the matters contemplated by the merger agreement, Peruna LLC has engaged in no business activities to date and it has no material assets or liabilities of any kind.

THE MERGER

Terms of the Merger

Each of Hilltop’s and SWS’s respective boards of directors has approved the merger agreement. The merger agreement provides for the merger of SWS with and into Peruna LLC, a subsidiary of Hilltop, with Peruna LLC continuing as the surviving entity. In the merger, each share of SWS common stock, par value $0.10 per share, issued and outstanding immediately prior to the completion of the merger will be converted into the right to receive $1.94 in cash and 0.2496 of Hilltop common stock. No fractional shares of Hilltop common stock will be issued in connection with the merger, and holders of SWS common stock will be entitled to receive cash in lieu thereof. Immediately following the completion of the merger, SWS’s wholly owned bank subsidiary, Southwest Securities, FSB, will merge with and into Hilltop’s wholly owned bank subsidiary, PlainsCapital Bank. PlainsCapital Bank will be the surviving bank in the bank merger.

SWS stockholders are being asked to approve the merger agreement. See “The Merger Agreement” included elsewhere in this proxy statement/prospectus for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating and amending the merger agreement.

Background of the Merger

As part of their ongoing consideration and evaluation of SWS’s long-term prospects and strategies, the SWS Board and senior management have regularly reviewed and assessed SWS’s business strategies and objectives, including potential strategic opportunities, all with the goal of enhancing value for its stockholders. These potential strategic opportunities, from time to time, have included, among other things, the consideration of potential business combination transactions.

On July 29, 2011, in response to ongoing challenging business conditions and to ensure that Southwest Securities, FSB, the bank subsidiary of SWS, was able to maintain its required level of regulatory capital, SWS entered into a credit agreement (the “Credit Agreement”) with Hilltop and Oak Hill Capital Partners III, L.P. and Oak Hill Capital Management Partners III, L.P. (together, “Oak Hill”) pursuant to which each of Hilltop and Oak Hill made a $50 million loan to SWS, certain proceeds of which were invested in Southwest Securities, FSB. SWS also issued each of Hilltop and Oak Hill warrants to purchase 8,695,652 shares of common stock at an exercise price of $5.75 per share (the “Warrants”).

The terms of the Credit Agreement include a covenant prohibiting SWS, subject to certain exceptions, from undergoing a “Fundamental Change,” which includes any merger, amalgamation or consolidation (the “Merger Covenant”), and which SWS would breach by engaging in a merger, amalgamation or consolidation unless compliance were waived by each lender thereunder.

The Merger Covenant specifically provides that while any loans are outstanding under the Credit Agreement, SWS may not merge, consolidate or amalgamate, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or dispose of all or substantially all of its assets or business, except that SWS or any of its subsidiaries may merge or consolidate with any person; provided that (A) in the case of any merger or consolidation involving SWS, SWS shall be the continuing or surviving corporation and the stockholders of SWS immediately prior to such merger or consolidation shall hold at least a majority of the outstanding shares of the combined entity immediately after the consummation of such merger or consolidation; (B) in the case of any merger or consolidation involving SWS or its subsidiaries that are party to the Credit Agreement, the surviving entity shall be a party to the Credit Agreement; and (C) in the case of any merger or consolidation involving a subsidiary of SWS that is a registered broker-dealer, the surviving entity shall be a registered broker-dealer;

The Credit Agreement also prohibits SWS from prepaying the loan other than following a period during which the closing price for SWS common stock exceeds 150% of the exercise price of the Warrants (or $8.625) for twenty out of any thirty consecutive trading days. In connection with these transactions, Mr. Gerald J. Ford of Hilltop and Mr. J. Taylor Crandall of Oak Hill were appointed to the SWS Board. These transactions were approved by the SWS stockholders.

On January 9, 2014, Hilltop delivered an unsolicited offer to the President and Chief Executive Officer of SWS proposing, subject to the approval of the SWS Board and subsequent approval by SWS stockholders, a transaction in which the public stockholders of SWS would receive $7.00 per share, to be paid 50% in cash and 50% in Hilltop common stock. On January 10, 2014, Hilltop issued a press release and filed an amended Schedule 13D disclosing the proposal. Also on January 10, 2014, SWS issued a press release announcing its receipt of Hilltop’s proposal letter.

On January 15, 2014, the SWS Board met and discussed Hilltop’s offer and appropriate next steps to consider taking, including the creation of a committee of the SWS Board to be composed solely of directors not affiliated with Hilltop, in light of the potential for actual or perceived conflicts of interest presented by Hilltop’s relationship with SWS. The SWS Board discussed SWS’s business plan, industry trends and the potential for increasing stockholder value through implementation of SWS’s business initiatives. The SWS Board also considered the prospects of SWS, the public markets’ valuation of SWS and other companies in SWS’s industry and the potential challenges to achieving its business plan. The SWS Board also discussed the need to repay the loans under the Credit Agreement in full on July 28, 2016, or to refinance such loans. After evaluation of Hilltop’s offer and discussion of potential strategic alternatives, the SWS Board determined that SWS should explore potential strategic alternatives available to SWS, including a possible sale of SWS to Hilltop or another party, with the goal of maximizing stockholder value. To address the potential for actual or perceived conflicts of interest, the SWS Board determined that it would be prudent to form a committee of directors from SWS’s Board not affiliated with Hilltop or Oak Hill consisting of Robert A. Buchholz, Christie S. Flanagan and Tyree B. Miller, to lead the review of Hilltop’s offer and other strategic alternatives. The Special Committee members were selected due to their disinterested and non-executive status, their knowledge and experience, and their ability and willingness to devote a sufficient amount of time to their service on the Special Committee. The SWS Board also authorized the Special Committee to retain any external advisors that it deemed necessary to fulfill its duties. The Special Committee retained Davis Polk & Wardwell LLP (“Davis Polk”) as its legal advisor on January 29, 2014 and Sandler O’Neill + Partners, L.P. (“Sandler O’Neill”) as its financial advisor on February 3, 2014, after discussion with a number of investment banks and law firms. On January 30, 2014, the Special Committee held a meeting to discuss the role, responsibilities and composition of the Special Committee, and after further consideration recommended that the SWS Board replace Christie S. Flanagan as a member of the Special Committee with Joel T. Williams III.

On February 3, 2014, the SWS Board adopted formal resolutions ratifying the formation of the Special Committee and the establishment of its powers. The SWS Board selected Robert A. Buchholz, Tyree B. Miller and Joel T. Williams III as the members of the Special Committee with Mr. Miller as chairman. The SWS Board authorized the Special Committee to explore, review, reject, evaluate and negotiate Hilltop’s offer and the strategic alternatives that were available to SWS, including empowering the Special Committee to, among other things, determine and recommend to the SWS Board whether a potential transaction was advisable and fair to and in the best interests of the stockholders of SWS and to retain and compensate advisors to the Special Committee. The Special Committee was not obligated to recommend either Hilltop’s offer or any other strategic alternative and the resolutions provided that (i) the Special Committee could not approve the execution of any definitive agreement evidencing the final terms of any strategic alternative but would instead submit its recommendation of any such agreement to the SWS Board and (ii) the SWS Board would not approve any strategic alternative without the affirmative recommendation of the Special Committee.

On February 4, 2014, Sandler O’Neill received a call from Esposito Global, LLC (“Esposito Global”) expressing interest in acquiring SWS’s retail business, but not its bank subsidiary. Following that call, on February 12, 2014, the Special Committee received a letter from Esposito Global which stated that Esposito Global was prepared to make a proposal, conditioned on Esposito Global undertaking and completing due diligence, to acquire all the outstanding shares of SWS common stock for per share consideration of $8.00 in cash.

At a February 13, 2014 meeting of the Special Committee, in which members of SWS senior management and representatives of the Special Committee’s financial and legal advisors participated, Sandler O’Neill made a presentation to the Special Committee on various financial aspects of potential strategic alternatives available to SWS, including Hilltop’s offer and the Esposito Global proposal, taking into account various factors such as financial projections prepared by SWS management. Representatives of Davis Polk reviewed with the Special Committee the fiduciary duties of the Special Committee members applicable to their consideration of Hilltop’s offer and other potential strategic alternatives. Further, the Special Committee discussed with Sandler O’Neill recent communications received by Sandler O’Neill from parties expressing interest in a possible transaction with SWS, including the letter from Esposito Global. The Special Committee discussed, among other things, the alternatives to a sale of SWS as a whole including the significant risks of SWS continuing to operate some or all of its lines of business on a standalone basis. The Special Committee noted, among other things, that SWS was not generating earnings, that it was subscale in all of its principal business lines, that it continually failed to meet budgets, which led to concerns as to the ability to achieve targets in the future, and that it would be required to repay or refinance amounts due under the Credit Agreement in 2016. The Special Committee agreed that it would be in the best interests of SWS and its stockholders to explore the range of strategic alternatives, including a possible sale of SWS, that were reasonably available to SWS with the goal of maximizing stockholder value.

The Special Committee considered the possible disruption to SWS’s business that could result from the public announcement of an exploratory process that might involve the sale of SWS and the resulting distraction of the attention of SWS management and employees, concluding that such risks could be minimized by proceeding with an exploratory process on a non-public basis. In particular the Special Committee was concerned with the risk of loss of key employees. The Special Committee felt that such employee losses not only would adversely affect SWS in the event there were no transaction for SWS, but, under some circumstances, might also adversely affect SWS’s ability to enter into, or maximize stockholder value in, a transaction.

The Special Committee also noted the fact that Hilltop’s unsolicited offer had been publicized in a press release by Hilltop and described in Hilltop’s Amended Statement on Schedule 13D, and the fact that SWS had issued a press release with respect to this offer, including indicating that a Special Committee had been formed. As a result, the Special Committee believed that the financial markets were fully aware that SWS was the subject of takeover interest and that any party having an interest in a strategic transaction with SWS was likely to contact one or both of SWS and its financial advisor.

The Special Committee therefore requested that Sandler O’Neill assist with a confidential outreach to an identified group of third parties that the Special Committee and Sandler O’Neill felt might be interested in acquiring SWS and by detailing to such parties the benefits of a transaction with SWS. A group of potential acquirors was identified by selecting parties that were financially capable of effecting such a transaction, would be reasonably likely to obtain the necessary regulatory approvals without material conditions to consummate such a transaction and might be interested in acquiring SWS or, subsequent to the public disclosure of Hilltop’s offer, had expressed to SWS or Sandler O’Neill an interest in a strategic transaction with SWS.

Following the February 13, 2014 meeting, and in accordance with the Special Committee’s instructions, Sandler O’Neill began to contact potential interested parties to encourage and determine levels of interest in a transaction involving the potential acquisition of SWS. During the course of its engagement, Sandler O’Neill contacted a total of seventeen parties (which included all of the parties that had contacted SWS or Sandler O’Neill on their own) that the Special Committee and Sandler O’Neill believed might be interested in a strategic transaction with SWS, including, on February 18, 2014, making contact with representatives of a financial institution referred to as “Party A”.

On February 14, 2014, in order to provide the Special Committee with greater flexibility in soliciting and considering offers from third parties, representatives of Davis Polk, at the request of the Special Committee, called Wachtell, Lipton, Rosen & Katz, counsel to Hilltop (“Wachtell Lipton”), to request that Hilltop agree to waive the Merger Covenant. Wachtell Lipton stated that it would convey the request to Hilltop. Also, at the request of the Special Committee, representatives of Sandler O’Neill had preliminary discussions with a representative of Hilltop regarding Hilltop’s offer, including with respect to regulatory matters and due diligence.

On February 18, 2014, Esposito Global publicly disclosed its proposal to acquire all the outstanding shares of SWS common stock for $8.00 per share in cash. The proposal was expressly contingent on third party financing being arranged.

On February 20, 2014, the Special Committee held a meeting in which members of SWS senior management and representatives of the Special Committee’s financial and legal advisors participated. At the meeting, Sandler O’Neill reviewed with the Special Committee the results of certain financial analyses Sandler O’Neill had performed and its exploration of certain alternatives to a sale of SWS as a whole, including SWS continuing as a standalone business, SWS selling Southwest Securities, FSB, the bank subsidiary of SWS, and continuing to operate its other lines of business, and SWS breaking itself up through the separate sale of each of SWS’s business units. Sandler O’Neill informed the Special Committee that the results of its analysis showed, as compared to a sale of SWS as a whole, that none of these options was likely to increase stockholder value and that each would carry significant timing and/or execution risks. It was also noted that separating the lines of business would be problematic because of linkages between them. The representatives of Sandler O’Neill also stated that they believed that they had made initial contact with all of the parties that would likely be interested in acquiring SWS. Following discussion, the Special Committee directed Sandler O’Neill to schedule a meeting with Hilltop to discuss its offer, to contact Esposito Global to obtain additional information relating to its acquisition proposal, including its plans for arranging outside financing and its ability to obtain required regulatory approvals, and to continue discussions with other potentially interested parties, including Party A.

During this period, Sandler O’Neill and SWS received various unsolicited calls from other third parties expressing a preliminary interest in a possible transaction involving SWS and Sandler O’Neill also had preliminary discussions with a number of parties it contacted at the direction of the Special Committee. However, for a variety of reasons, including that a number of these parties expressed an interest only in purchasing select assets or divisions (which, as discussed above and taking into consideration the analysis of Sandler O’Neill, the Special Committee believed would not maximize stockholder value) and the regulatory hurdles that some parties would face in order to acquire the whole of SWS, none of these third parties continued to pursue a transaction with SWS after the early stage contact.

On February 21, 2014, representatives of Davis Polk and Wachtell Lipton had a call regarding the Merger Covenant. Wachtell Lipton indicated that Hilltop was not prepared to grant a waiver of the Merger Covenant to permit a third party transaction.

At the request of the Special Committee, on February 24, 2014, representatives of Davis Polk discussed with Esposito Global’s counsel, Esposito Global’s plans with respect to the regulatory process approvals that would be required to consummate their proposed transaction, particularly with respect to SWS’s bank subsidiary. Esposito Global’s counsel acknowledged that Esposito Global would require additional resources to meet applicable regulatory requirements and pay the purchase price and stated that it was in the process of assembling those resources.

On or about February 26, 2014, representatives of Davis Polk called Oak Hill’s outside counsel to request that Oak Hill consider waiving the Merger Covenant. Oak Hill’s outside counsel subsequently informed representatives of Davis Polk that, assuming as part of any merger transaction the debt held by Oak Hill pursuant to the Credit Agreement would be prepaid in accordance with the terms of the Credit Agreement (at an amount equal to principal plus the “make whole” payment specified in the Credit Agreement), the director appointed by Oak Hill to the SWS Board would expect to recommend to Oak Hill’s investment committee that Oak Hill waive the Merger Covenant with regard to any transaction at or above Hilltop’s offer of $7.00 per share. Oak Hill’s outside counsel also confirmed that Oak Hill was not requesting different consideration in respect of its Warrants than it would be entitled to as a stockholder on exercise of its Warrants.

On February 26, 2014, the Special Committee held a meeting, in which members of SWS senior management and representatives of the Special Committee’s financial and legal advisors participated, to discuss the status of Sandler O’Neill’s and Davis Polk’s communications with various interested parties. Following discussion, the Special Committee directed Sandler O’Neill to schedule a meeting with Hilltop to discuss its offer, to contact Esposito Global to obtain additional information relating to its acquisition proposal, including its plans for arranging outside financing, and to continue discussions with other potentially interested parties, including Party A.

On February 27, 2014, representatives of Davis Polk and Sandler O’Neill had a call with representatives of Esposito Global and its counsel to discuss Esposito Global’s plans to arrange the outside financing required to support its offer and to manage the regulatory process with respect to acquiring a bank. Esposito Global stated that it planned to work with an established bank holding company, Party B, that would take the lead role in any potential transaction.

In late February 2014, representatives of Party A and Sandler O’Neill had several calls discussing Party A’s interest in acquiring SWS at a price that Party A said it expected would be close to the tangible book value of SWS’s “liquid assets,” which Sandler O’Neill believed to approximate the fully diluted tangible book value of $8.15 per share. In subsequent conversations prior to March 18, 2014, Party A referred to its indication of interest at a price of $8.15 per share.

On February 28, 2014, at the request of the Special Committee, Sandler O’Neill sent draft non-disclosure agreements to each of Party A and Hilltop.

On March 3, 2014, representatives of Sandler O’Neill and of Davis Polk spoke with representatives of Esposito Global and Party B. During that conversation, Party B stated that it was interested in acquiring SWS, but that it and Esposito Global would need to obtain significant external financing in order to consummate a transaction with SWS, that they expected that at least three separate private equity firms would need to participate in the financing to avoid additional regulatory issues and that the financing process would likely take eight weeks or longer.

On March 3, 2014, the Special Committee held a meeting, in which members of SWS senior management and representatives of the Special Committee’s financial and legal advisors participated, to discuss the status of Sandler O’Neill’s and Davis Polk’s communications with various interested parties. The representatives of Sandler O’Neill stated at this meeting that they believed that Sandler O’Neill had been in contact with all of the parties that would likely be interested in acquiring SWS, and that only four parties remained interested (Hilltop, Esposito Global, Party A and, working with Esposito Global, Party B). Representatives of Sandler O’Neill and Davis Polk discussed with the Special Committee their call earlier in the day with representatives of Esposito Global and Party B. The

Special Committee discussed concerns related to the financing and timing risks of a potential transaction with Esposito Global and Party B. In addition, the representatives of Sandler O’Neill reported that on March 3, 2014, they received a call from representatives of Hilltop requesting the Special Committee to respond to Hilltop’s offer and enter into direct negotiations.

Following discussion, the Special Committee concluded that Hilltop’s offer of $7.00 per share undervalued SWS and was inadequate. The Special Committee directed Sandler O’Neill to inform Hilltop that the Special Committee rejected the offer of $7.00 per share. After the representatives of Sandler O’Neill left the meeting, the Special Committee concluded that it would be desirable, in the interest of maximizing the possible price obtained for a sale of SWS, to amend the Special Committee’s engagement letter with Sandler O’Neill to provide for an incentive fee to be paid in the event that SWS were acquired at a per share price above $7.75, and on March 5, 2014, the Special Committee and Sandler O’Neill entered into an amendment to the Sandler O’Neill engagement letter providing for such an incentive fee arrangement.

On March 4, 2014, a representative of Sandler O’Neill discussed with representatives of Hilltop the Special Committee’s rejection of Hilltop’s offer of $7.00 per share and informed Hilltop that SWS had received indications of interest from other credible bidders at prices approximating fully diluted tangible book value ($8.15 per share). Hilltop’s representatives stated that Hilltop would not waive the Merger Covenant including with respect to a transaction with a third party at that value.

On March 5, 2014, the Special Committee held a meeting, in which members of SWS senior management and representatives of the Special Committee’s financial and legal advisors participated, to discuss Hilltop’s refusal to waive the Merger Covenant and how the existence of the Merger Covenant might affect discussions with other potential acquirers. The Special Committee also discussed further the risks inherent in sharing certain confidential information with the interested parties, particularly Party A, as a direct competitor of SWS, including the importance of protecting SWS’s business by ensuring that SWS’s confidential information was only shared pursuant to a non-disclosure agreement with, among other things, an appropriate employee non-solicit provision and ensuring that any proposals received from such interested parties were genuine before providing extensive confidential information.

Later on March 5, 2014, representatives of Sandler O’Neill and Davis Polk had a call with representatives of Esposito Global and Party B. Esposito Global and Party B indicated that they would need at least thirty to sixty days to complete their due diligence review and arrange for the financing required for their offer and that they would not be able to confirm their price until the due diligence review was complete and they had arranged for all required financing.

Following the March 5, 2014 Special Committee meeting, at the request of the Special Committee Sandler O’Neill called Hilltop to tell its representatives that the Company was worth at least tangible book value of $8.15 per share. Hilltop indicated that it did not believe that book value was the correct method to value SWS, based on, among other things, its lack of earnings and prospective earnings.

On the morning of March 6, 2014, Party A sent Sandler O’Neill a due diligence request for SWS of items they considered high priority. On a call between representatives of Party A and Sandler O’Neill that same day, Party A inquired whether Hilltop and Oak Hill were willing to waive the Merger Covenant, and the representative of Sandler O’Neill indicated its understanding that Oak Hill might be willing to do so, but that Hilltop had stated that it would not.

On March 7, 2014, the Special Committee held a meeting, in which members of SWS senior management and representatives of the Special Committee’s financial and legal advisors participated, to discuss the status of Sandler O’Neill’s and Davis Polk’s communications with various interested parties. The Special Committee discussed its concerns that (i) providing certain confidential information about its employees, and in particular its top revenue-generating employees, to Party A would expose SWS to the risk that Party A might recruit such employees, (ii) if it became publicly known that Party A were interested in acquiring SWS, SWS’s employees might become concerned about possible employment reductions or other employment changes and start seeking alternative employment, and (iii) there was a risk Party A might be seeking confidential information of SWS for competitive purposes rather than to pursue a transaction. The Special Committee concluded that at this stage Party A should be permitted to share SWS’s confidential information with only a select group of its employees and representatives and SWS should provide only certain due diligence materials to Party A, and not information identifying individual SWS employees. The Special Committee also directed Sandler O’Neill to arrange for an in-person meeting to discuss Hilltop’s offer and the appropriate valuation of SWS.

On March 13, 2014, representatives of Sandler O’Neill and Esposito Global/Party B had a call to discuss the status of Esposito Global/Party B’s efforts to obtain the financing they required to complete a transaction with SWS. The representatives of Party B indicated that they were in the process of interviewing investment banks but had not reached out to any potential financing sources. In addition, Party B’s representatives stated that they estimated that their process for diligence and raising financing would take approximately eight weeks.

On March 13, 2014, the Special Committee held a meeting, in which members of SWS senior management and representatives of the Special Committee’s financial and legal advisors participated, to discuss the status of negotiations with Hilltop, Party A and Esposito Global/Party B. At this meeting, the Special Committee discussed the timing and process for providing the due diligence information requested by Party A. The members of the Special Committee also discussed their concern that Esposito Global/Party B would be unable to obtain the outside financing they require in a timely manner, if at all, and the inherent execution risks that this would pose.

On March 15, 2014, SWS and Hilltop executed a non-disclosure agreement to allow for the sharing of confidential information relating to the parties.

On March 16, 2014 and March 17, 2014, Sandler O’Neill and Party A had a series of calls regarding the Merger Covenant and its impact on a potential sale. The Chief Executive Officer of Party A inquired specifically about whether Hilltop would agree to waive the Merger Covenant. Sandler O’Neill told Party A that Hilltop had stated that it would not be willing to do so.

On March 17, 2014, representatives of Sandler O’Neill requested that Esposito Global/Party B provide SWS with a focused due diligence request list and additional details on their plans for arranging financing for their offer, including the timing of such financing. Party B’s financial advisor indicated that Esposito Global/Party B would require sixty days in order to secure such financing and finalize its price.

On March 17, 2014, representatives of the Special Committee, Hilltop and Sandler O’Neill met to discuss Hilltop’s offer. During this meeting, Hilltop indicated that its goals were to have SWS’s debt to Hilltop under the Credit Agreement repaid in accordance with its terms and to have an opportunity to acquire SWS. Hilltop also indicated that its offer had been outstanding for over two months and that Hilltop was unwilling to continue to participate in a lengthy process. Mr. Miller told Hilltop that the Special Committee and SWS would be willing and able to consider moving quickly to a possible transaction if Hilltop were to offer a price approximating SWS’s fully diluted tangible book value of $8.15 per share. Hilltop indicated to Mr. Miller that it did not believe that book value was the correct method to value SWS and that the value of SWS was meaningfully below book value. Because the Special Committee believed that Hilltop stock was an attractive currency, Mr. Miller also asked Hilltop to increase the stock portion of its offer from 50% to 100% and, on this point, Hilltop responded that, although it could not increase the stock portion of its offer to 100%, it would increase it to an amount greater than 50%. At the conclusion of this meeting, Hilltop expressed frustration with the time the process was taking and stated that it would submit a revised offer to SWS within two days.

Later on March 17, 2014, the Special Committee held a meeting, in which members of SWS senior management and representatives of the Special Committee’s financial and legal advisors participated, to discuss recent communications with Hilltop, Party A and Esposito Global/Party B and how to move forward with each interested party. The Special Committee also discussed the risks that Esposito Global/Party B would not be able to find the outside financing they required, and the delays inherent with such process, and that Hilltop might withdraw its offer if the Special Committee’s discussions with other interested parties entailed significant additional delay. Following discussion, the Special Committee directed Sandler O’Neill to ask Party A to sign the non-disclosure agreement and to request from Esposito Global/Party B their due diligence request list.

On March 18, 2014, representatives of Party A and Sandler O’Neill had a call to discuss Party A’s interest in acquiring SWS. The Chief Executive Officer of Party A stated that Party A valued SWS at a price of approximately $8.00 per share, although it could potentially be higher, and that Party A had discussed the Merger Covenant with Hilltop’s financial advisor and that Hilltop’s financial advisor told Party A that Hilltop would not waive the Merger Covenant to permit a third party sale.

On March 19, 2014, Hilltop submitted a revised offer to SWS to acquire all of the outstanding common stock of SWS that Hilltop did not already own at a price of $7.50 per share, composed of 25% cash and 75% Hilltop common stock. In delivering the revised offer, Hilltop indicated to representatives of Sandler O’Neill that it was approaching its limit, in terms of price, and was not prepared to leave its offer outstanding for a prolonged period. Hilltop also stated that it was prepared to move forward quickly, had already begun preparing a draft merger agreement, and would require minimal due diligence.

On March 19, 2014, the Special Committee held a meeting, in which members of SWS senior management and representatives of the Special Committee’s financial and legal advisors participated, to discuss the status of Sandler O’Neill’s and Davis Polk’s communications with various interested parties. During the meeting, representatives of Davis Polk discussed the Credit Agreement and whether Hilltop and Oak Hill would waive the Merger Covenant, as well as exploring possible transaction structures that could possibly address the Merger Covenant without the need for a waiver from Hilltop. Although the Special Committee concluded that there might be possible ways to address the Merger Covenant in connection with a transaction involving a party other than Hilltop, it was recognized that these approaches entailed litigation risk and therefore that any such structures would involve closing risk. With respect to Hilltop’s offer, the Special Committee discussed their concern that Hilltop might withdraw its offer if SWS delayed reaching a definitive agreement with Hilltop in order to continue discussions with other interested parties. With respect to Esposito Global/Party B’s offer, the Special Committee discussed the timing and other risks associated with Esposito Global/Party B’s need to arrange financing. With respect to the proposal from Party A, representatives of Sandler O’Neill reported that they had received a call from the Chief Executive Officer of Party A, reporting that Party A valued the Company at approximately $8.00 per share and that Party A had discussed with Hilltop’s financial advisors the Credit Agreement and was aware of the Merger Covenant. The Special Committee discussed that Party A’s $8.00 figure represented a lower price than they understood had previously been indicated by Party A and this led to questions regarding the level of commitment of Party A to pursuing a transaction. The Special Committee also discussed its desire to maximize the value of any offer to SWS’s stockholders, the appropriate valuation of SWS, the stockholder vote required to approve of any acquisition of SWS and the range of prices that the Special Committee would consider recommending to the SWS Board as being advisable and fair to and in the best interests of the stockholders of SWS. Following discussion, the Special Committee directed Sandler O’Neill to contact Hilltop to request that Hilltop increase its offer to $8.00 per share and to inform Hilltop that the Special Committee was discussing transaction structures that could address the Merger Covenant without the need for a waiver from Hilltop.

On March 20, 2014, representatives of Sandler O’Neill and Hilltop discussed Hilltop’s offer. Representatives of Sandler O’Neill requested that Hilltop increase its offer to $8.00 per share and also noted that the Special Committee had discussed potential transaction structures that could address the Merger Covenant without the need for a waiver from Hilltop. Hilltop reacted unfavorably to Sandler O’Neill’s statements and indicated that SWS would need to move quickly if it wished to accept Hilltop’s offer.

Later on March 20, 2014, the Special Committee held a meeting, in which members of SWS senior management and representatives of the Special Committee’s financial and legal advisors participated, to discuss Sandler O’Neill’s discussion with Hilltop earlier that day. The Special Committee discussed the risks that Esposito Global/Party B would not be able to secure the outside financing they required, whether Esposito Global/Party B would be able to confirm the $8.00 price and, even assuming they could raise the financing and confirm the price, the estimated amount of time it would take to do so. The Special Committee also discussed the risk that further delays in reaching an agreement with Hilltop in order to continue discussions with other interested parties might cause Hilltop to withdraw its offer, and whether if Hilltop were to withdraw its offer, there would be any other bona fide offers to acquire SWS and, if there would be, at what price. After considering the risk of Hilltop withdrawing its offer and the lack of any other firm offers, the Special Committee concluded that it would consider an offer from Hilltop of $7.75 per share as being advisable and fair to and in the best interests of the stockholders of SWS and directed Sandler O’Neill to call Hilltop and push for a further increase of Hilltop’s offer to $7.75 per share. Representatives of Sandler O’Neill left the meeting and called Hilltop, and Hilltop agreed to increase its offer to $7.75 per share, composed of 25% cash and 75% Hilltop common stock. Hilltop told Sandler O’Neill that Hilltop wanted to move as quickly as possible to definitive documentation and asked the Special Committee to cease discussions with any other interested parties. Representatives of Sandler O’Neill then rejoined the Special Committee meeting and conveyed Hilltop’s revised offer. The Special Committee determined that it was in the best interests of SWS’s stockholders to move forward with the negotiations with Hilltop on the basis of Hilltop’s offer of $7.75 per share.

Later on March 20, 2014, as directed by the Special Committee, representatives of Sandler O’Neill called representatives of Party B to inform them that the Special Committee was uncomfortable with the uncertainty surrounding their extended timeline to secure financing, complete due diligence and affirm their price.

Between March 20, 2014 and March 24, 2014, representatives of Sandler O’Neill and Party A had a number of communications regarding Party A’s interest in acquiring SWS and the status of the non-disclosure agreement between SWS and Party A. Party A’s representatives reiterated to Sandler O’Neill’s representatives that Party A was interested in a transaction and stated that, depending on the outcome of its due diligence, the price could be above $8.00. Party A’s representative stated, however, that Party A might now be unwilling to sign a non-disclosure agreement containing a “standstill” provision, a provision that had been agreed earlier in the negotiations relating to the terms of the non-disclosure agreement. The Special Committee remained concerned about the potential loss of employees to, and sharing confidential information with, a competitor like Party A, and the possibility that Party A might simply be attempting to disrupt a sale to Hilltop. The Special Committee concluded, however, that if Party A would sign the previously negotiated version of the non-disclosure agreement, it would move forward with Party A on a parallel track with Hilltop.

On March 24, 2014, representatives of the Special Committee and Sandler O’Neill informed Hilltop that another party was seeking to participate in the process at a price higher than Hilltop’s offer of $7.75 per share and that the Special Committee was intending to sign a non-disclosure agreement with the interested party. Hilltop’s representatives reiterated Hilltop’s intention not to waive the Merger Covenant with respect to any deal with another party. Furthermore, Hilltop’s representatives stated that if a definitive agreement was not reached by March 31, 2014, Hilltop would withdraw its offer and Mr. Ford would resign from the SWS Board.

Later on March 24, 2014, the Special Committee held a meeting, in which members of SWS senior management and representatives of the Special Committee’s financial and legal advisors participated, to discuss the conversation with Hilltop earlier in the day and how to proceed with Party A. The Special Committee discussed Hilltop’s stated intention to withdraw its offer if a definitive agreement were not reached by March 31, 2014 and concluded that the risk and potential negative consequences for the stockholders of this potential outcome were significant. The Special Committee also directed Sandler O’Neill to inform Party A that if it wished to proceed with a transaction, it must sign the previously agreed non-disclosure agreement and it would need to be able to provide a firm offer within a few days.

On March 25, 2014, Wachtell Lipton sent Davis Polk a proposed draft merger agreement, which contemplated, among other things, that SWS would be required to submit the merger agreement to a vote of SWS’s stockholders even if the SWS Board changed its recommendation with respect to the merger and would not have a standalone termination right in the event it wished to enter into an agreement with a third party with respect to a “superior proposal” (a so-called “force the vote” provision), and a termination fee of an unspecified amount payable by SWS in certain circumstances.

On March 25, 2014, representatives of Sandler O’Neill and Party A had a call regarding the status of the non-disclosure agreement between SWS and Party A and Party A’s interest in acquiring SWS. Party A agreed to sign a non-disclosure agreement on the previously agreed terms and representatives of Sandler O’Neill reiterated to Party A that SWS wished to move very quickly and if Party A wished to proceed with a transaction, they would need to be able to provide a firm offer within a few days.

Later on March 25, 2014, SWS and Party A executed a non-disclosure agreement. As previously negotiated, the non-disclosure agreement contained a “standstill” provision limiting Party A’s ability to acquire SWS stock or offer to acquire SWS for a period of time, subject to a “fallaway” provision that would permit Party A to make such an offer in the event that SWS executed a definitive transaction agreement with a party other than Party A.

On March 26, 2014, the Special Committee held a meeting, in which members of SWS senior management and representatives of the Special Committee’s financial and legal advisors participated, to discuss the proposed merger agreement received from Wachtell Lipton on March 25, 2014. Representatives of Davis Polk and Sandler O’Neill discussed the proposed merger agreement with the Special Committee and focused particularly on the proposed “force the vote” provision. The Special Committee also considered the range of possible structures for determining the exchange ratio for the share element of the consideration and concluded that while the “fixed exchange ratio” proposed by Hilltop presented some risk if there were a decline in Hilltop’s share price prior to closing, the fixed exchange ratio was preferable because it would allow SWS stockholders to benefit from the upside of any increase in the Hilltop share price that might occur as a result of the announcement of a transaction. The Special Committee discussed these provisions, and others, with representatives of Davis Polk and Sandler O’Neill, and requested that Davis Polk discuss the key issues with Wachtell Lipton. The Special Committee also requested that Davis Polk explore with Wachtell Lipton the possibility of requiring the transaction to be approved by a majority of SWS’s disinterested stockholders (a so-called “majority of the minority” vote).

Between March 26, 2014 and March 31, 2014, representatives of SWS and Hilltop, together with representatives of Hilltop’s legal and financial advisors and the Special Committee’s legal and financial advisors, held a series of conference calls to negotiate the terms of the merger agreement and exchanged multiple drafts of the merger agreement.

On March 27, 2014, the SWS Board held a meeting, at which Mr. Ford was not present and in which members of SWS senior management and representatives of the Special Committee’s financial and legal advisors participated, to discuss the status of Sandler O’Neill’s and Davis Polk’s communications with Hilltop, Party A and Esposito Global/Party B. Representatives of Davis Polk

reviewed with the SWS Board the fiduciary duties of the SWS Board members applicable to their consideration of Hilltop’s offer and strategic alternatives. The representatives of Sandler O’Neill reviewed with the SWS Board Sandler O’Neill’s financial analysis of SWS, Hilltop and the proposed transaction with Hilltop, including discussing the various financial methodologies used in its analyses. The representatives of Sandler O’Neill also reviewed with the SWS Board the outcome of the confidential market check the Special Committee had previously requested Sandler O’Neill to perform, noting that Sandler O’Neill had been in contact with seventeen parties, including Hilltop, and that at this time only Hilltop, Party A and Esposito Global/Party B remained interested in an acquisition of SWS in its entirety. Representatives of Davis Polk and Sandler O’Neill discussed the proposed merger agreement with the SWS Board and focused particularly on the proposed “force the vote” provision.

Later on March 27, 2014, on a call between representatives of Sandler O’Neill and representatives of Party A, Party A’s representatives provided a non-binding indication of interest to acquire SWS for $8.65 per share, subject to its satisfactory completion of due diligence.

Later on March 27, 2014, representatives of Davis Polk had a conversation with Wachtell Lipton, during which they discussed, among other things, the inclusion of a “force the vote” provision, the possible inclusion of a “majority of the minority” vote condition, the circumstances under which each party might terminate the merger agreement and the size and form of the termination fee. The representatives of Wachtell Lipton stated that, among other things, Hilltop would not be prepared to sign a merger agreement that did not contain a “force the vote” provision and further, that Hilltop was not prepared to accept a “majority of the minority” vote requirement.

Later on March 27, 2014, the Special Committee held a meeting, in which members of SWS senior management and representatives of the Special Committee’s financial and legal advisors participated, to further discuss the proposed merger agreement received from Wachtell Lipton and to discuss Party A’s non-binding indication of interest. The representatives of Davis Polk reviewed with the Special Committee their call earlier in the day with Wachtell Lipton. Representatives of Davis Polk and Sandler O’Neill continued their previous discussions with the Special Committee of the proposed merger agreement from Hilltop and focused particularly on the proposed “force the vote” provision and the possibility of including a two-tier termination fee that would provide for a lower payment in the event that the termination fee became payable because SWS executed an agreement with Party A. The Special Committee directed Sandler O’Neill to contact Party A and request that it describe the process, including due diligence and negotiation of a merger agreement, that Party A would require for it to be in a position to sign a definitive agreement on March 31, 2014. Subsequently, in a letter dated March 27, 2014, Party A confirmed its non-binding proposal to acquire SWS for $8.65 per share, subject to completing due diligence, and described the process that it would require to meet a March 31, 2014 deadline.

On March 28, 2014, representatives of Sandler O’Neill and Party A had a call during which Party A stated that it would work to be, and believed it could be, in a position to execute a definitive agreement with SWS by March 31, 2014, but requested that the Special Committee extend the March 31, 2014 deadline. In addition, Party A informed SWS that it would like to have employee retention agreements in place before any definitive agreement is executed.

On March 28, 2014, representatives of Sandler O’Neill had a call with representatives of Hilltop. During that conversation, Hilltop expressed concern regarding the Special Committee’s willingness to meet the March 31, 2014 deadline, which Hilltop’s representatives reiterated was critical to it, and would not be extended.

Following the call from Party A, on March 28, 2014, the Special Committee held a meeting, in which members of SWS senior management and representatives of the Special Committee’s financial and legal advisors participated, to discuss Party A’s request for additional diligence materials and employee retention agreements. The Special Committee discussed with their financial and legal advisors the risks presented if Party A sought to enter into employee retention agreements prior to the execution of a definitive agreement as well as the risk of allowing execution of employee retention agreements to be a condition to the closing of any transaction. Representatives of Sandler O’Neill reviewed with the Special Committee a call they received earlier in the day from representatives of Hilltop. The Special Committee discussed whether Hilltop would be willing to extend its March 31, 2014 deadline. The Special Committee directed Sandler O’Neill to call the representatives of Hilltop to discuss the amount of the termination fee (which Hilltop proposed to be $12 million) and to request that Hilltop agree to extend its March 31, 2014 deadline. The Special Committee also directed Sandler O’Neill to inform Party A that SWS would not be willing to engage in discussions regarding employee retention agreements prior to executing a definitive agreement. Finally, the Special Committee directed the representatives of Davis Polk to send a proposed draft merger agreement to counsel to Party A. Davis Polk sent a draft merger agreement to counsel to Party A on March 29, 2014.

Later on March 28, 2014, the Special Committee received a letter from Party A requesting additional time, beyond the March 31, 2014 deadline, to complete its due diligence and negotiate a merger agreement.

On March 29, 2014, Davis Polk had a call with Oak Hill’s outside counsel. In this call, Oak Hill’s outside counsel conveyed that Oak Hill would be willing, in connection with a transaction, to waive the Merger Covenant and consent to the exchange of Oak Hill’s loans under the Credit Agreement and the Warrants for the equivalent consideration paid in any merger and an amount equal to the Applicable Premium (as defined in the Credit Agreement) payable upon prepayment of its loans, and Oak Hill’s counsel also indicated that Oak Hill would be willing to sign a letter waiving the Merger Covenant on those terms, to the extent its consent was needed, with respect to any merger transaction the Special Committee approved (the “Oak Hill Letter Agreement”).

Later on March 29, 2014, the Special Committee held a meeting, in which members of SWS senior management and representatives of the Special Committee’s financial and legal advisors participated, to discuss the status of Sandler O’Neill’s and Davis Polk’s communications with advisors for and representatives of Hilltop and Party A and how to proceed with each party. Representatives of Sandler O’Neill reviewed with the Special Committee Party A’s request for additional due diligence materials, including data on SWS’s revenue-generating employees and interviews with SWS management as well as Party A’s continued interest in executing employee retention agreements prior to executing a definitive agreement. During the meeting, representatives of Davis Polk discussed the Credit Agreement and the Merger Covenant, discussed possible transaction structures that could address the Merger Covenant without the need for a waiver from Hilltop and discussed the attendant execution and litigation risk involved with such transaction structures. The representatives of Davis Polk also discussed with the Special Committee their recent call with Oak Hill’s outside counsel regarding the treatment of Oak Hill’s loan and Warrants in the transaction. It was noted that what Oak Hill’s counsel was requesting with its proposed structure was essentially to collapse two steps (i.e. first, Oak Hill receives prepayment of its loan for an amount equal to the principal plus an amount equal to the Applicable Premium (as defined in the Credit Agreement) and, second, Oak Hill uses the principal repayment amount to exercise the Warrants and receive the merger consideration) into one step that would obviate the need for SWS to repay the principal amount and then immediately receive it back, but that this structure would otherwise result in the same economic outcome as prepayment of the loans (including the payment of the Applicable Premium as required by the Credit Agreement) followed by exercise of the Warrants. Representatives of Davis Polk and Sandler O’Neill continued their previous discussions with the Special Committee of the proposed merger agreement from Hilltop and focused on, among other things, the proposed “force the vote” provision.

Between March 29 and March 31, 2014, representatives of Party A conducted in-person due diligence at SWS’ Dallas offices.

On March 30, 2014, Mr. Miller, on behalf of the Special Committee, and the Chief Executive Officer of Party A met to discuss Party A’s interest in acquiring SWS. Mr. Miller asked the Chief Executive Officer of Party A whether Party A would be willing to agree to a transaction that day at $9.00 per share, a price that was discussed as sufficient to avoid the need for Hilltop to waive the Merger Covenant. Party A’s Chief Executive Officer declined to agree to a transaction at $9.00 per share. Furthermore, the Chief Executive Officer of Party A indicated that Party A would not agree to a transaction with SWS if Hilltop did not agree to waive the Merger Covenant because Party A was concerned about the risk of litigation in the event Party A executed a definitive agreement with SWS without such waiver. In addition, the Chief Executive Officer of Party A stated that Party A needed more time to complete its due diligence review.

On March 30, 2014, the Special Committee held a series of calls, on which members of SWS senior management and representatives of the Special Committee’s financial and legal advisors participated, to discuss the status of Sandler O’Neill’s and Davis Polk’s communications with advisors for and representatives of Hilltop and Party A and how to proceed with each party. Mr. Miller reviewed with the Special Committee the results of his discussion with representatives of Party A, noting that starting on March 29, 2014 Party A had representatives at SWS’s Dallas headquarters conducting due diligence. Among other things, the Special Committee discussed Party A’s concern over the existence of the Merger Covenant and the Special Committee’s concern that Hilltop would withdraw its offer on March 31, 2014 if SWS did not execute a definitive agreement by such date. On the call that evening, the representatives of Davis Polk reviewed a recent call with counsel to Party A to discuss the Credit Agreement, the Merger Covenant, and possible transaction structures to address the Merger Covenant without the need for a waiver from Hilltop.

Later on March 30, the SWS Board held a meeting at which the Special Committee and its financial and legal advisors provided an update on negotiations with Hilltop and with Party A. Representatives of Davis Polk and Sandler O’Neill also discussed in detail with the SWS Board the status of negotiations with Hilltop on the draft merger agreement, and feedback from Sandler O’Neill’s call with Hilltop, noting that the outstanding issues included Hilltop’s refusal to eliminate the “force the vote” provision and Hilltop’s refusal to accept a possible two-tier termination fee that would provide for a lower payment in the event that the fee became payable because SWS executed an agreement with Party A.

On March 31, 2014, the Special Committee received a letter from Party A confirming that Party A would not be able to execute a definitive agreement with SWS that day because Party A was concerned about the need for Hilltop to waive the Merger Covenant and the risk of litigation in the event that Party A executed a definitive agreement with SWS without such a waiver. In its letter, Party A noted that it valued certainty. The letter noted that Party A would normally expect the support of large shareholders, such as Hilltop and Oak Hill (assuming they exercised their Warrants), before entering into any transaction to acquire the company. In addition, Party A’s letter stated that Party A needed “a couple more days” to complete its due diligence review.

Based on this letter, and prior conversations with Party A, the Special Committee concluded that there was no possibility that Party A would be able to enter into a definitive agreement by March 31, 2014. In addition, the Special Committee believed that Party A would not enter into a definitive agreement to acquire SWS without an explicit waiver by Hilltop of the Merger Covenant, which Hilltop had indicated repeatedly that it would refuse to grant. The Special Committee also believed that it was highly likely that Hilltop would withdraw its offer if not accepted by the March 31, 2014 deadline and if Hilltop withdrew its offer and disclosed such withdrawal, the stock price of SWS might decline significantly. In that event, the Special Committee was concerned that with a lower stock price, and no competitive dynamic, there was a significant risk that even if Party A were to complete due diligence satisfactorily and be willing to proceed without a waiver by Hilltop of the Merger Covenant, it would lower any price it was prepared to pay in a transaction.

Later on March 31, 2014, the SWS Board held a meeting, at which Mr. Ford was not present. Representatives of Sandler O’Neill and Davis Polk were present and reviewed the letter from and communications with Party A, and in particular Party A’s concerns about the Merger Covenant, the lack of support of Hilltop for Party A’s proposed transaction and Party A’s concerns about the consequent litigation risk of proceedings without such support. Mr. Miller then updated the SWS Board on the status of discussions with Hilltop. Mr. Miller reported that he intended to continue pressing Hilltop to remove the “force the vote” provision and to agree to a two-tier termination fee. Representatives of Sandler O’Neill then reviewed their financial analysis and indicated that Sandler O’Neill would be prepared to deliver an opinion that the consideration to be paid by Hilltop for each share of the Company’s common stock would be fair to the holders of SWS common stock (other than Hilltop) from a financial point of view. As part of this discussion, Sandler O’Neill expressed its view that it had identified and contacted all of the parties that it expected would be interested in an acquisition of SWS based on its professional judgment. The SWS Board then discussed the risks associated with continuing SWS’s business on a standalone basis and the impact on its ability to sell SWS to Party A or anyone else, and the pricing of such a potential transaction, if Hilltop withdrew its offer. The SWS Board noted, among other things, that SWS was not generating earnings, that it was subscale in all of its principal business lines and that it continually failed to meet budgets, which led to concerns as to the ability to achieve targets in the future.

Following the SWS Board meeting, Messrs. Miller and Williams met with Hilltop to request the elimination of the “force the vote” provision in Hilltop’s proposed merger agreement and to request a two-tier termination fee. The representatives of Hilltop reiterated to Messrs. Miller and Williams that Hilltop would not execute a merger agreement that did not contain a “force the vote” provision and that Hilltop viewed the “force the vote” provision as integral to its offer. Hilltop’s representatives also did not agree to a two-tier termination fee but did agree, however, to a reduction in the termination fee to $8 million (a $4 million reduction compared to the original Hilltop proposal of $12 million).

Later on March 31, 2014, the Special Committee held a meeting, in which members of SWS senior management and representatives of the Special Committee’s financial and legal advisors participated. Messrs. Miller and Williams reported to the Special Committee the results of their meeting with Hilltop. A representative of Sandler O’Neill reviewed with the Special Committee his call with Hilltop’s representatives earlier in the day to request an extension of the March 31, 2014 deadline and for Hilltop to agree to meeting with a potential buyer (Party A), as had been requested by Party A, to discuss a possible waiver of the Merger Covenant. Hilltop had rejected both requests. The Special Committee discussed the results of these conversations. Representatives of Davis Polk reviewed with the Special Committee the fiduciary duties of the Special Committee members applicable to their consideration of Hilltop’s offer and then summarized the material terms of Hilltop’s then current proposed form of merger agreement, including, among others, a description of the consideration to be paid, the representations, warranties, and covenants, the provisions relating to exclusivity, “no-shop” and changing the SWS Board recommendation, the “force the vote” provision, the events of termination and the termination fee. At the request of the Special Committee, representatives of Sandler O’Neill reviewed with the Special Committee Sandler O’Neill’s financial analysis of the merger consideration and delivered to the Special Committee its oral opinion, which was subsequently confirmed in writing, that, based upon and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, as of the date of the meeting the merger consideration to be paid by Hilltop for each share of SWS’s common stock was fair to the holders of SWS common stock other than Hilltop from a financial point of view. The members of the Special Committee deliberated, considering, among other factors, the certainty of Hilltop’s offer as compared to the indications of interest from Esposito Global/Party B and Party A, its view as to the high likelihood that Hilltop would withdraw its offer if not accepted by its March 31 deadline and the potential detrimental impact to SWS and its stockholders if that were to happen and the fact that Sandler O’Neill had conducted a comprehensive market check. Following the deliberations, the Special Committee unanimously adopted resolutions recommending that the SWS Board adopt and approve the proposed merger agreement and proposed transaction with Hilltop. The Special Committee then requested that Mr. Miller present the Special Committee’s determination and recommendation to accept Hilltop’s offer to the SWS Board at its meeting later that day.

At the SWS Board meeting later that day, Mr. Miller presented the Special Committee’s recommendation to accept Hilltop’s offer, substantially on the terms set forth in the proposed merger agreement and related documents. The members of the Special Committee, together with the Special Committee’s financial and legal advisors, reviewed with the SWS Board the status of negotiations with Hilltop, Party A and Esposito Global/Party B, and provided updates regarding their recent communications with each such interested party. Representatives of Davis Polk reviewed with the SWS Board the fiduciary duties of the SWS Board members applicable to their consideration of Hilltop’s offer and then summarized the material terms of Hilltop’s proposed form of merger agreement, including a description of the consideration to be paid, the representations, warranties, and covenants, the provisions relating to exclusivity, “no-shop” and changing the SWS Board recommendation, the “force the vote” provision, the events of termination and the termination fee. At the request of the Special Committee, representatives of Sandler O’Neill reviewed with the SWS Board Sandler O’Neill’s financial analysis of the merger consideration and shared with the SWS Board its oral opinion that had been given to the Special Committee, which was subsequently confirmed in writing, that, based upon and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, as of the date of the meeting the merger consideration to be paid by Hilltop for each share of SWS’s common stock was fair to the holders of SWS common stock other than Hilltop from a financial point of view. The members of the SWS Board discussed, among other things, the concern that, in the absence of a transaction with Hilltop or any other party, the repayment of the loans outstanding under the Credit Agreement presented serious issues, including that it may raise a going concern issue for the next fiscal year’s audit. The members of the SWS Board (other than Mr. Ford) then deliberated and considered the Special Committee’s recommendation and then, with Mr. Crandall, the director appointed by Oak Hill, recusing himself due to a potential conflict of interest based on his firm’s ownership of securities other than common stock and being a party to the Oak Hill Letter Agreement, by unanimous vote of those directors that voted (i) determined that the merger agreement and the transactions contemplated thereby, including the Oak Hill Letter Agreement, were advisable and fair to and in the best interests of the stockholders of SWS, (ii) approved and adopted the merger agreement and approved the merger and the other transactions contemplated thereby and (iii) recommended the approval and adoption of the merger agreement and the transactions contemplated thereby by SWS’s stockholders.

Subsequently, the merger agreement and Oak Hill Letter Agreement were executed and delivered and the transaction was announced on the morning of April 1, 2014 in a press release issued jointly by SWS and Hilltop.

SWS’s Reasons for the Merger

The SWS Board and the Special Committee believe that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of the SWS stockholders (other than Hilltop). Accordingly, the SWS Board (other than Mr. Ford and Mr. Crandall, who were recused from the voting), acting upon the unanimous recommendation of the Special Committee, has approved the merger agreement and the transactions contemplated thereby, and recommends that SWS stockholders vote “FOR” adoption of the merger agreement and the transactions contemplated thereby, including the merger.

As described above under “Background of the Merger,” the SWS Board, prior to and in reaching its decision at its meeting on March 31, 2014 to approve the merger agreement and the transactions contemplated thereby, consulted with SWS’s management, the Special Committee and financial and legal advisors and considered a variety of potentially positive factors relating to the merger, including, but not limited to, the following:

•	its knowledge of SWS’s business, operations, financial condition, asset quality, earnings and prospects, and of Hilltop’s business, operations, financial condition, asset quality, earnings and prospects, taking into account input from SWS senior management and information provided by SWS’s financial advisor;

•	its knowledge of the current environment in the financial services industry, including national, regional and local economic conditions and the interest rate environment, continued consolidation, the uncertainties in the regulatory climate for financial institutions, increased operating costs resulting from regulatory initiatives and compliance mandates, increasing competition, the current environment for community banks and broker-dealers, and current financial market conditions and the likely effects of these factors on SWS’s potential growth, development, productivity and strategic options, and the historical market prices of SWS common stock;

•	the financial terms of the merger, including the fact that, based on the closing price on the New York Stock Exchange of Hilltop common stock on March 31, 2014 (the trading day on which the SWS Board approved the merger), the per-share merger consideration as of such date represented an approximate premium of:

•	27.9% over the closing price of SWS shares on the New York Stock Exchange as of January 8, 2014 (the last trading day prior to SWS’s receipt of Hilltop’s acquisition proposal);

•	4.0% over the closing price of SWS shares on the New York Stock Exchange as of March 31, 2014;

•	the SWS Board’s belief that the merger consideration exceeds SWS’s likely value as a standalone company, including its potential for future growth, and exceeds the likely value that would be realized if SWS sold its banking operations and operated its other lines of business on a standalone basis or broke itself up through separate sales of its business lines, which belief was based on a number of factors, including:

•	the risks and uncertainties associated with SWS’s potential performance as a standalone company;

•	the SWS Board’s analysis of other strategic alternatives available to SWS;

•	the analyses provided by Sandler O’Neill.

•	the benefits that SWS and its advisors were able to obtain as a result of extensive negotiations with Hilltop, including a significant increase in Hilltop’s bid from the beginning of the process to the end of the negotiations, a reduction in the termination fee and an increase in the percentage of merger consideration represented by Hilltop common stock;

•	the complementary aspects of SWS’s and Hilltop’s businesses, including customer focus, geographic coverage, business orientation and compatibility of the companies’ cultures and management and operating styles, and the potential expense-saving and revenue-enhancing opportunities in connection with the merger and the related potential impact on the combined company’s earnings;

•	that Hilltop had the substantial resources needed to finance a transaction at this value and to make the potential merger successful;

•	the fact that the merger consideration consists substantially of Hilltop common stock, which would allow SWS stockholders to benefit from the upside of the future performance of the combined company generally;

•	Hilltop’s successful track record, including, among other things, with respect to the integration of acquisitions;

•	the fact that, absent the merger, SWS would have been required to repay $50 million to each of Hilltop and Oak Hill on July 28, 2016 pursuant to the Credit Agreement and to raise the financing to make these payments;

•	its assessment of the likelihood that the merger would be completed in a timely manner and that the management team of Hilltop would be able to successfully integrate and operate the businesses of the combined company after the merger;

•	the financial analyses presented by Sandler O’Neill to the SWS Board, and the opinion delivered by Sandler O’Neill to the effect that, as of the date of the opinion, and subject to and based on the qualifications and assumptions set forth in the opinion, the consideration to be received by the holders of common stock of SWS in the merger was fair, from a financial point of view, to such stockholders, other than Hilltop;

•	in deciding to accept Hilltop’s final offer and enter into the merger agreement, the SWS Board also considered:

•	that Hilltop had advised that its proposal would expire if it were not accepted before March 31, 2014 and that, in such event, Hilltop would terminate its participation in the process and cause Mr. Ford to resign as a director of SWS;

•	the SWS Board’s belief that it would have the strongest leverage to obtain the best terms while two interested parties were bidding against each other, before one of the parties terminated its participation in the process;

•	that, based on the deadline imposed by Hilltop, SWS had negotiated vigorously with Party A prior to the deadline, and had made available to Party A all due diligence materials made available to Hilltop, as well as additional materials requested by Party A, and had advised Party A of the deadline imposed by Hilltop;

•	that Party A had not submitted a binding proposal for the acquisition of SWS prior to the deadline;

•	that Party A had indicated that it was not prepared to enter into a definitive agreement without an agreement with Hilltop with respect to a negotiated resolution of the Merger Covenant under the Credit Agreement, and that Hilltop had indicated that it would not waive the Merger Covenant;

•	that, if Hilltop withdrew its offer after its deadline of March 31, 2014, the SWS Board believed there to be significant risk that no alternative acquisition proposal would come from Party A or anyone else and that, even if an acquisition proposal ensued, a subsequent offer (by Party A or anyone else), if any, would likely be lower than the merger consideration;

•	that the standstill provisions in the confidentiality agreement between SWS and Party A would fall away on SWS entering into the merger agreement with Hilltop and therefore Party A would not be precluded from making an offer to acquire SWS on terms superior to those in the merger agreement;

•	the SWS Board’s belief that the merger consideration represented Hilltop’s best and final offer;

•	the SWS Board’s belief that all potential parties reasonably likely to have an interest in and the financial and regulatory capability to complete a strategic transaction with SWS had been contacted and that it was unlikely that any other party would be willing to acquire SWS at a price in excess of the merger consideration, even if SWS were to continue to solicit alternative acquisition proposals (and risk causing Hilltop to withdraw its offer);

•	the greater market capitalization and anticipated trading liquidity of Hilltop common stock after the transaction in the event SWS stockholders desired to sell the shares of Hilltop common stock to be received by them upon completion of the merger;

•	the expectation that the merger of SWS with and into Peruna, with Peruna continuing as the surviving entity, would qualify as a “reorganization” for United States federal income tax purposes;

•	the regulatory and other approvals required in connection with the merger and the likelihood that the approvals needed to complete the merger would be obtained without unacceptable conditions;

•	the fact that the Special Committee unanimously recommended that the SWS Board approve the merger agreement and the merger;

•	the fact that SWS stockholders who do not vote to adopt the merger agreement and who follow certain prescribed procedures are entitled to appraisal rights under applicable law;

•	the terms of the merger agreement; and

•	the terms of the Oak Hill Letter Agreement, including that Oak Hill consented to the merger agreement and will receive only the consideration it would be entitled to receive if its loans were prepaid in full in accordance with the Credit Agreement and Oak Hill’s Warrants were then exercised in full, and that Oak Hill agreed not to enter into a voting agreement with Hilltop (which, if Oak Hill were to exercise its Warrants and hold common stock of SWS, would ensure that it would be permitted to vote against the merger agreement if, for example, the SWS Board changed its recommendation in light of a superior offer from a third party). The Special Committee and the Board also noted that the Oak Hill Letter Agreement expressly contemplated that Oak Hill could provide a similar consent for any other merger transaction that the Special Committee might recommend.

In the course of its deliberations, the SWS Board, in consultation with SWS management, the Special Committee and legal and financial advisors, also considered a variety of risks and other potentially negative factors relating to the merger, including the following:

•	the risks associated with the operations of the combined company including the challenges both of integrating SWS’s businesses, operations and employees with those of Hilltop and of achieving the anticipated cost savings;

•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•	the deal protection measures in the merger agreement, including the “force the vote” provision, the termination fee, the non-solicitation provision and the potential impact of such measures on the willingness of other potential acquirers to propose alternative transactions, although the SWS Board believed that the market check undertaken by SWS with the assistance of Sandler O’Neill was a thorough process, that the termination fee was reasonable and customary and that neither the “force the vote” provision, the termination fee, the non-solicitation provision nor any other deal protection measures in the merger agreement would preclude a serious and financially capable potential acquirer from making a superior proposal to acquire SWS following the announcement of the merger in which case the SWS Board could withdraw its recommendation and explain its reasons for doing so;

•	the fact that Esposito Global made a non-binding proposal to acquire SWS at a price $0.12 higher than the merger consideration (valued as of the date of the merger agreement) although, as discussed above, the SWS Board believed that there were significant risks that Esposito Global/Party B’s proposal would not lead to a definitive agreement, including because an acquisition by Esposito Global would be subject to significant financing risk, and would take longer to consummate than the merger with Hilltop, and further the SWS Board considered the form of merger consideration offered by Hilltop (75% of which was Hilltop common stock) more attractive than the proposed consideration (consisting solely of cash) included by Esposito Global/Party B as part of its non-binding proposal;

•	the fact that Party A made a non-binding proposal to acquire SWS at a price $0.77 higher than the merger consideration (valued as of the date of the merger agreement) although, as discussed above, the SWS Board believed Party A’s proposal was unlikely to lead to a definitive agreement, and further the SWS Board considered the form of merger consideration offered by Hilltop (75% of which was Hilltop common stock) more attractive than the proposed consideration (consisting of cash and Party A common stock) included by Party A as part of its non-binding proposal;

•	the fact that accepting Hilltop’s offer in compliance with the deadline imposed by Hilltop required SWS to terminate discussions with Party A, although for the reasons described above, setting forth the SWS Board’s considerations in deciding to accept Hilltop’s final offer, the SWS Board considered it unlikely that Party A’s proposal would result in a definitive agreement and believed it to be in the best interests of SWS’s stockholders to terminate discussion with Party A in order to accept the Hilltop offer in advance of Hilltop’s deadline;

•	the potential negative effect of the pendency of the merger on SWS’s business and relationships with customers, vendors, business partners and employees, including the risk that key employees might not choose to remain employed with SWS prior to the completion of the merger, regardless of whether or not the merger is completed;

•	the fact that, because the merger agreement does not provide SWS with a price-based termination right or other similar protection for SWS or its stockholders, such as a “collar” with respect to Hilltop’s stock price, the market value of the merger consideration may vary from the closing price of Hilltop common stock on the date the merger was announced, and any such change will affect the market value of the merger consideration that SWS stockholders will receive upon completion of the merger;

•	the fact that the receipt of the cash portion of the merger consideration will be taxable to SWS’s stockholders for U.S. federal income tax purposes; and

•	the fact that some of the directors and executive officers of SWS have interests in the merger and have arrangements that are different from or in addition to those of SWS stockholders generally, as described in the section entitled “The Merger—Interests of SWS Directors and Executive Officers in the Merger” included elsewhere in this proxy statement/prospectus.

The foregoing discussion of the factors considered by the SWS Board is not intended to be exhaustive, but rather a summary of the material factors considered by the SWS Board. In reaching its decision to approve and adopt the merger agreement, including the merger and the other transactions contemplated by the merger agreement, the SWS Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The SWS Board considered the various factors as a whole, including discussions with, and questioning of, SWS management and SWS’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

The foregoing discussion of the information and factors considered by the SWS Board is forward-looking in nature. This information should be read in light of the factors described under the section entitled “Forward-Looking Statements” included elsewhere in this proxy statement/prospectus.

Hilltop’s Reasons for the Merger

In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Hilltop board of directors consulted with Hilltop management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:

•	each of Hilltop’s and SWS’s business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the Hilltop board of directors considered its view that SWS’s business and operations complement those of Hilltop and that the merger would result in a combined company with a diversified revenue stream, a well-balanced portfolio and an attractive funding base;

•	its understanding of the current and prospective environment in which Hilltop and SWS operate, including national and local economic conditions, the competitive environment for financial institutions generally, and the likely effect of these factors on Hilltop both with and without the proposed transaction;

•	its existing knowledge of SWS’s business and its review and discussions with Hilltop’s management concerning the additional due diligence examination of SWS conducted in connection with the merger;

•	the complementary nature of the cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

•	management’s expectation that Hilltop will retain its strong capital position upon completion of the transaction;

•	the financial and other terms of the merger agreement, including the fixed exchange ratio, tax treatment and deal protection and termination fee provisions, which it reviewed with its outside financial and legal advisors;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating SWS’s business, operations and workforce with those of Hilltop;

•	the nature and amount of payments to be received by SWS management in connection with the merger;

•	the potential risk of diverting management attention and resources from the operation of Hilltop’s business and towards the completion of the merger; and

•	the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions.

Opinion of Sandler O’Neill & Partners, L.P.

By letter dated February 3, 2014, and amended on March 5, 2014, the Special Committee retained Sandler O’Neill, to act as financial advisor to the Special Committee in connection with a possible business combination transaction. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. The Special Committee selected Sandler O’Neill to act as the Special Committee’s advisor in connection with a possible business combination based on its qualifications, expertise, reputation and experience in mergers and acquisitions involving financial institutions.

Sandler O’Neill acted as financial advisor to the Special Committee in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the March 31, 2014 meeting of the Special Committee, Sandler O’Neill delivered to the Special Committee its oral opinion, which was subsequently confirmed in writing on March 31, 2014, that, as of March 31, 2014, the merger consideration was fair to the holders of SWS common stock, other than Hilltop, from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Annex B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of SWS common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the Special Committee and is directed only to the fairness of the merger consideration to the holders of SWS common stock, other than Hilltop, from a financial point of view. It does not address the underlying business decision of SWS to engage in the merger or any other aspect of the merger and is not a recommendation to any holder of SWS common stock as to how such holder of SWS common stock should vote at the special meeting with respect to the merger or any other matter. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in connection with the merger by SWS’s officers, directors, or employees, or any class of such persons, relative to the merger consideration to be received in the merger by any other shareholders of SWS.

In connection with rendering its opinion on March 31, 2014, Sandler O’Neill reviewed and considered, among other things:

•	The merger agreement;

•	Certain publicly available financial statements and other historical financial information of SWS that Sandler O’Neill deemed relevant;

•	Certain publicly available financial statements and other historical financial information of Hilltop that Sandler O’Neill deemed relevant;

•	Certain internal financial information and other data relating to the business and financial prospects of SWS that were provided to Sandler O’Neill by the management of SWS and not publicly available, including financial forecasts and estimates prepared by the management of SWS (the “SWS Forecasts”);

•	Publicly available median analyst earnings estimates for Hilltop for the years ending December 31, 2014 through December 31, 2015, and a consensus long-term earnings growth rate for the years thereafter;

•	The pro forma financial impact of the merger on Hilltop, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings as discussed with senior management of Hilltop;

•	The publicly reported historical price and trading activity for SWS’s and Hilltop’s common stock, including a comparison of certain financial and stock market information for SWS and Hilltop and similar publicly available information for certain other companies similar to each of SWS and Hilltop, the securities of which are publicly traded;

•	The financial terms of certain recent business combinations involving other similar and related party transactions in the financial services industry, to the extent publicly available;

•	The current market environment generally and the financial services environment in particular; and

•	Such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of SWS the business, financial condition, results of operations and prospects of SWS and held similar discussions with the senior management of Hilltop regarding the business, financial condition, results of operations and prospects of Hilltop.

In performing its reviews and analyses and in rendering its opinion, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to Sandler O’Neill from public sources, that was provided to Sandler O’Neill by SWS or Hilltop or their respective representatives or that was otherwise reviewed by Sandler O’Neill, and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O’Neill relied, at the direction of SWS, without independent verification or investigation, on the assessments of the management of SWS as to SWS’s existing and future relationships with key employees and partners, clients, products and services and Sandler O’Neill assumed, with the Special Committee’s consent, that there would be no developments with respect to any such matters that would affect its analyses or opinion. Sandler O’Neill further relied on the assurances of the respective senior managements of SWS and Hilltop that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill was informed by SWS that certain provisions of a credit agreement to which SWS is a party that may place significant constraints on SWS’s ability to sell itself or certain of its assets. With respect to the SWS Forecasts, Sandler O’Neill assumed that they had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of SWS as to the future financial performance of SWS. Sandler O’Neill was not asked to undertake, and did not undertake, an independent verification of any of such information and Sandler O’Neill assumes no responsibility or liability for the accuracy or completeness thereof.

Sandler O’Neill used median publicly available earnings estimates and long-term growth rates for Hilltop in its analyses. The management of Hilltop confirmed to Sandler O’Neill that they reflected the best currently available estimates and judgments of the future financial performance of Hilltop, and Sandler O’Neill assumed that such performance would be achieved. With respect to the projections of transaction expenses, purchase accounting adjustments and cost savings discussed with the senior management of Hilltop, the management of Hilltop confirmed to Sandler O’Neill that they reflected the best currently available estimates and judgments of such management and Sandler O’Neill assumed that such performances would be achieved.

Sandler O’Neill expressed no opinion as to the trading values of the common stock of SWS and Hilltop after the date of the opinion or what the value of Hilltop common stock will be once it is actually received by the holders of SWS common stock. Sandler O’Neill expressed no opinion as to any of the legal, accounting and tax matters relating to the merger and any other transaction contemplated by SWS. Sandler O’Neill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date of its opinion. Events occurring after the date thereof could materially affect Sandler O’Neill’s opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion.

In rendering its March 31, 2014 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but it is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to SWS or Hilltop and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of SWS and Hilltop and the companies to which they are being compared.

Transaction Multiples

Sandler O’Neill reviewed the financial terms of the proposed transaction. As described in the merger agreement, SWS shareholders have the right to receive consideration consisting of (i) 0.2496 shares of Hilltop common stock and (ii) an amount in cash equal to $1.94 in exchange for each share of SWS’s common stock. Based upon Hilltop’s closing price of $23.29 as of March 20, 2014, Sandler O’Neill calculated a merger consideration value of $7.75 per share of SWS common stock. Based upon 40,288,293 common shares outstanding and using Hilltop’s closing price of $23.29 as of March 20, 2014, Sandler O’Neill calculated an aggregate merger consideration value of $312.2 million. Based upon financial information as of December 31, 2013, Sandler O’Neill calculated the following transaction ratios:

Transaction Value / Book Value Per Share:	81%
Transaction Value / Tangible Book Value Per Share:	83%
Transaction Value / Tangible Book Value Per Share (all warrants exercised):	95.1%
Transaction Value / Estimated FY 2015 EPS (Street):	86.1x

Comparable Companies Analysis

Sandler O’Neill used publicly available information to compare selected financial information for SWS and a group of financial institutions selected by Sandler O’Neill based on Sandler O’Neill’s professional judgment and experience. The peer group consisted of NASDAQ and NYSE traded institutional broker dealers and broker dealers with retail distribution.

The following financial institutions were selected for the comparison:

Institutional Broker Dealers:

Cowen Group, Inc.

FBR & Co.

JMP Group Inc.

Ladenburg Thalmann Financial Services Inc.

Piper Jaffray Companies

Broker Dealers with Retail Distribution:

Oppenheimer Holdings Inc.

Raymond James Financial, Inc.

RCS Capital Corporation

Stifel Financial Corp.

The analysis compared publicly available financial information for SWS as of December 31, 2013 and the high, mean, median and low financial and market trading data for the peer group as of March 28, 2014. The results of these analyses are summarized in the following table.

	SWS (01/09/14 pricing)	SWS 03/28/14 pricing)	Institutional Broker Dealers and Broker Dealers w/ Retail Distribution (03/28/14 pricing)
			High	Mean	Median	Low
Market Value ($ in millions)	$198	$246	$7,671	$1,591	$542	$150
Trading as % of High	97.1%	89.9%	98.9%	89.4%	90.5%	73.2%
Price Change (Last Twelve Months)	2.5%	23.1%	80.1%	35.9%	34.4%	(0.4)%
Price Change (Year To Date)	(0.0)%	22.5%	99.3%	13.0%	4.4%	(7.2)%
Price / Book Value	63%	78%	202%	118%	97%	72%
Price / Tangible Book Value	65%	80%	240%	147%	119%	89%
Price / Last Twelve Months Earnings Per Share	NM	NM	107%	32.4%	19.6%	3.4%
Price / Estimated 2014 Earnings Per Share	NM	NM	17.0x	15.1x	16.1x	9.8x
Price / Estimated 2015 Earnings Per Share	NM	NM	33.2x	15.8x	14.3x	8.7x
Median Long Term Growth Rate	N/A	N/A	15.0%	13.8%	14.0%	12.5%
Current Dividend Yield	0.00%	0.00%	5.63%	1.35%	1.17%	0.00%
Last Twelve Months Return On Equity	(10.95)%	(10.95)%	32.18%	8.98%	5.90%	1.82%

Sandler O’Neill used publicly available information to compare selected financial information for Hilltop and a group of financial institutions selected by Sandler O’Neill based on Sandler O’Neill’s professional judgment and experience. The peer group consisted of NASDAQ and NYSE traded bank holding companies headquartered in the Southwest or Southeast regions and with total assets ranging from $5 to $15 billion as of September 30, 2013.

The following companies were selected for the comparison:

BancFirst Corporation	International Bancshares Corporation
BancorpSouth, Inc.	National Bank Holdings Corporation
BankUnited, Inc.	Pinnacle Financial Partners, Inc.
Capital Bank Financial Corp.	Renasant Corporation
First Citizens Bancorporation, Inc.	Texas Capital Bancshares, Inc.
First Financial Bankshares, Inc.	Trustmark Corporation
First Financial Holdings, Inc.	United Bankshares, Inc.
Home BancShares, Inc.	United Community Banks, Inc.
IBERIABANK Corporation	WesBanco, Inc.

The analysis compared publicly available financial information for Hilltop as of December 31, 2013 and the high, mean, median and low financial and market trading data for the peer group as of March 28, 2014. The results of these analyses are summarized in the following table.

	Hilltop (01/09/14	Company
	pricing)	High	Mean	Median	Low
Total Assets ($ in millions)	$8,903	$15,047	$8,697	$7,678	$4,914
Tangible Common Equity to Tangible Assets	10.19%	16.89%	9.31%	8.48%	6.64%
Leverage Ratio	12.78%	16.63%	10.53%	9.77%	8.32%
Total Risk-Based Capital Ratio	19.10%	39.53%	16.53%	14.22%	10.73%
Return On Average Assets	1.66%	3.86%	1.10%	1.02%	0.13%
Return On Average Equity	10.59%	37.30%	9.58%	8.57%	0.67%
Net Interest Margin	4.47%	5.73%	3.90%	3.76%	2.57%
Efficiency Ratio	79.6%	82.5%	62.0%	62.5%	45.4%
Loan Loss Ratio / Gross Loans	0.61%	1.76%	1.19%	1.21%	0.67%
Non-Performing Assets(2)/Total Assets	0.33%	2.88%	1.32%	1.30%	0.34%
Net Charge Offs / Average Loans	0.10%	0.43%	0.16%	0.15%	(0.09%)
Price / Tangible Book Value	232%	424%	216%	190%	85%
Price/ Last Twelve Months Earnings Per Share	16.1x	33.7x	20.3x	22.1x	4.3x
Price / Estimated 2014 Earnings Per Share	15.8x	22.4x	17.9x	18.3x	13.8x
Price / Estimated 2015 Earnings Per Share	13.7x	26.2x	16.3x	15.4x	13.2x
Current Dividend Yield	0.0%	4.3%	1.6%	1.5%	0.0%
Last Twelve Months Dividend Ratio	0.0%	142.9%	43.6%	37.2%	2.1%
Market Value ($ in millions)	$2,034	$3,441	$1,589	$1,553	$452
Adjusted Beta	0.81	1.20	0.96	0.96	0.55

(2)	Non-Performing Assets include nonaccrual loans and leases, renegotiated loans and leases, and other real estate.

SWS—Net Present Value Analysis

Sandler O’Neill performed an analysis that estimated the net present value per share of SWS common stock through December 31, 2017.

Sandler O’Neill based the analysis on SWS’s projected earnings stream (as provided in the SWS Forecasts) for the years ending December 31, 2014 through 2017, which projections assumed (i) a reversal of the deferred tax assets valuation allowance on December 31, 2015 and (ii) that the current holders of SWS’s outstanding warrants would exercise such warrants in 2016, with the proceeds of such exercise used to repay approximately $100 million of SWS’s outstanding debt. SWS’s projections are summarized in the section entitled “Certain SWS Prospective Financial Information.”

To approximate the terminal value of SWS’s common stock at December 31, 2017, Sandler O’Neill applied price to earnings multiples of 10.0x to 15.0x and multiples of tangible book value ranging from 100% to 180% as determined by Sandler O’Neill in its professional judgment and experience. Sandler O’Neill selected the price to earnings multiples based on price to earnings multiples of the SWS peer group. Sandler O’Neill selected the tangible book value multiples based on tangible book value multiples of the SWS peer group. The income streams and terminal values were then discounted to present values using different discount rates ranging from 10.0% to 15.0%, which were assumed deviations, both up and down, as selected by Sandler O’Neill based on the SWS discount rate of 14.49% as determined by Sandler O’Neill. Sandler O’Neill determined the discount rate based on the 10-year treasury bond yield of 2.73%, an equity risk premium of 5.70%, a size premium of 3.81%, and an industry premium of 2.25%. These analyses resulted in the following reference ranges of implied present values per share of SWS common stock:

Range of Implied Present Values Per Share Based on Price / Earnings	Range of Implied Present Values Per Share Based on Tangible Book Value
$3.20 - $5.74	$5.80 - $12.47

Sandler O’Neill also considered and discussed with the Special Committee how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming SWS’s net income varied from 25% above projections to 25% below projections. Using a discount rate of 14.49% for this analysis, Sandler O’Neill noted a range of $2.67—$6.68 per share of SWS common stock.

During the March 31, 2014 meeting of the Special Committee, Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Hilltop—Net Present Value Analysis

Sandler O’Neill also performed an analysis that estimated the net present value per share of Hilltop common stock through December 31, 2017.

Sandler O’Neill based the analysis on Hilltop’s projected earnings stream as derived from median consensus publicly available analyst estimates through the year ended December 31, 2015 and a consensus long-term earnings growth rate of 10% for the years ending 2016 and 2017. These projections are summarized in the section entitled “Opinion of Sandler O’Neill & Partners, L.P.—Other Information Reviewed By Sandler O’Neill—Hilltop’s Projected Earnings Stream.”

To approximate the terminal value of Hilltop’s common stock at December 31, 2017, Sandler O’Neill applied price to earnings multiples of 14.0x to 24.0x and multiples of tangible book value ranging from 175% to 300% as determined by Sandler O’Neill in its professional judgment and experience. Sandler O’Neill selected the price to earnings multiples based on the price to earnings multiples of the Hilltop peer group. Sandler O’Neill selected the tangible book value multiples based on tangible book value multiples of the Hilltop peer group. The income streams and terminal values were then discounted to present values using different discount rates ranging from 9.0% to 15.0%, which were assumed deviations, both up and down, as selected by Sandler O’Neill based on the Hilltop discount rate of 12.75% as determined by Sandler O’Neill. Sandler O’Neill determined the discount rate based on the 10-year treasury bond yield of 2.73%, an equity risk premium of 5.70%, a size premium of 1.12%, and an industry premium of 3.20%. These analyses resulted in the following reference ranges of implied present values per share of Hilltop common stock:

Range of Implied Present Values Per Share Based on Price / Earnings	Range of Implied Present Values Per Share Based on Tangible Book Value
$16.02 - $34.04	$17.07 - $36.27

Sandler O’Neill also considered and discussed with the Special Committee how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Hilltop’s net income varied from 25% above projections to 25% below projections. Using a discount rate of 12.75% for this analysis, Sandler O’Neill noted a range of $13.36—$38.17 per share of Hilltop common stock.

During the March 31, 2014 meeting of the Special Committee, Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Analysis of Selected Merger Transactions

Sandler O’Neill reviewed two groups of comparable mergers and acquisitions. The first group consisted of mergers and acquisitions with deal values greater than $75 million that involved institutional, regional, national or multinational broker dealers. The second group consisted of mergers and acquisitions of companies in the financial services industry where the buyer and the target had ownership or other relationships similar to those between SWS and Hilltop.

The first group of mergers and acquisitions included seven transactions announced between August 17, 2011 and January 16, 2014, selected based on Sandler O’Neill’s professional judgment and experience. The group was composed of the following transactions:

Buyer / Target

American International Group, Inc. / Woodbury Financial Services, Inc.

Chestnut Venture Holdings, LLC / Genworth Financial Investment Services Inc.

Ladenburg Thalmann Financial Services Inc. / Securities America Financial Corporation

Leucadia National Corporation / Jefferies Group, Inc.

Raymond James Financial, Inc. / Morgan Keegan & Company, Inc. / MK Holding Inc.

RCS Capital Corporation / Cetera Financial Holdings, Inc.

Stifel Financial Corp. / KBW, Inc.

Sandler O’Neill then reviewed the following multiples for each of the transactions: transaction price to last twelve months’ revenue, transaction price to book value, transaction price to tangible book value and transaction price to market price of target’s stock before announcement. Sandler O’Neill then compared the imputed per share valuation for the high, mean, median and low data for the transactions with the book value per share and tangible book value per share valuations of SWS based on last twelve month’s total revenue for FY2013. The results of these analyses are summarized in the following tables.

	Precedent Broker Dealer Transactions
	High	Mean	Median	Low
Price / Last Twelve Months Revenue	2.4x	1.3x	1.0x	0.5x
Price / Book Value	171%	123%	118%	88%
Price / Tangible Book Value	171%	129%	120%	95%
Market Premium	15.6%	11.5%	11.5%	7.4%

	Imputed Per Share Valuation for Precedent Broker Dealer Transactions
	High	Mean	Median	Low
Price / Last Twelve Months Revenue	$12.26	$6.46	$5.20	$2.52
Price / Book Value	$14.18	$10.25	$9.77	$7.27
Price / Tangible Book Value	$13.93	$10.48	$9.78	$7.72

SWS Basis as of December 31, 2013
2013 LTM Total Revenue ($ in millions)	Book Value / Share	Tangible Book Value / Share
$259.68	$8.30	$8.15

The second group of mergers and acquisitions included ten transactions announced between November 20, 2006 and December 16, 2013, selected based on Sandler O’Neill’s professional judgment and experience. The group was composed of the following transactions:

Buyer / Target

Alfa Mutual / Alfa Corp.

Annaly Capital Management Inc. / CreXus Investment Corp

Banco Santander SA / Sovereign Bancorp Inc.

Bank of Tokyo-Mitsubishi UFJ Ltd. / UnionBanCal Corp, CA

CETCO Holding Company / Knight Capital Group

Fairfax Financial Holdings Limited / Odyssey Re Holdings Corp.

KKR & Co / KKR Financial Holdings

Leucadia National Corp / Jefferies Group Inc.

Nationwide Mutual Insurance Co / Nationwide Finl Svcs Inc.

Toronto-Dominion Bank / TD Banknorth Inc.

Sandler O’Neill then reviewed the following multiples for each of the transactions: initial offer to initial stock price, final offer to initial stock price and final offer to initial offer. Sandler O’Neill compared the proposed merger multiples to the high, mean, median and low multiples of these comparable transactions. The results of these analyses are summarized in the following table.

	Hilltop /	Related Party Financial Services Transactions
	SWS	High	Mean	Median	Low
Initial Offer / Initial Stock Price	15.5%	40.6%	14.4%	14.0%	0.0%
Final Offer / Initial Stock Price	27.9%	50.6%	27.7%	29.3%	0.0%
Increase from Initial Offer	10.7%	26.7%	11.7%	7.8%	0.0%

Pro Forma Results

Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (i) the merger closes on September 30, 2014; (ii) per share merger consideration value of $7.75, based on Hilltop’s closing stock price on March 20, 2014 of $23.29; (iii) SWS repays $100 million loan immediately prior to closing plus the applicable make-whole amount for early repayment of the loans to Oak Hill; (iv) the warrants held by Oak Hill are exercised prior to closing; (v) the warrants and shares held by Hilltop are cancelled prior to closing; (vi) SWS’s performance is consistent with the financial forecasts and estimates prepared by the management of the Company; (vii) Hilltop’s performance is consistent with publicly available mean analyst estimated earnings per share for the year ending December 31, 2015 and an estimated long-term growth rate of 10% for the years thereafter; (viii) the SWS common stock owned by Hilltop is eliminated immediately prior to closing, resulting in a $11.4 million negative purchase accounting adjustment; (ix) the impact of a $17.4 million negative purchase accounting adjustment relating to the cancellation of shares received from the exercise of the warrants; (x) Hilltop is able to achieve annualized cost savings of $25 million per year; (xi) pre-tax deal related costs for Hilltop and SWS amount to $30 million and $2 million, respectively; (xii) a gross loan mark of $20 million at closing; (xiii) a $1 million mark on other real estate owned at closing; (xiv) customer relationship identifiable intangible of $7 million; (xv) reversal of only 40% of the deferred tax asset valuation at closing; and (xvi) an estimated bargain purchase gain of $31 million. The actual results achieved by the combined company, however, may vary from projected results and the variations may be material.

The table below shows Sandler O’Neill’s projected accretion/dilution percentages for Hilltop as of closing and for each of the years 2014-2017.

	Closing	Year Ending 12/31/2014	Year Ending 12/31/2015	Year Ending 12/31/2016	Year Ending 12/31/2017
Hilltop Earnings Per Share Accretion / (Dilution)—excluding transaction expenses		25.6%	9.4%	12.5%	12.0%
Hilltop Tangible Book Value Accretion / (Dilution)	13.2%	12.6%	11.3%	11.3%	11.3%

Other Information Reviewed By Sandler O’Neill

Historical Stock Trading Review

Sandler O’Neill also noted certain additional factors that were not considered part of its financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the premium reflected in the merger consideration as compared to the unaffected stock price of approximately 27.9%; the premium reflected in the merger consideration as compared to the market price as of March 28, 2014 of approximately 4.0%; the premium reflected in the merger consideration as compared to the 52 week high of approximately (5.4%); the premium reflected in the merger consideration as compared to the 52 week low of approximately 49.3%; and the premium reflected in the merger consideration as compared to the one-month average of approximately (2.3%).

Stock Price Performance

Sandler O’Neill also reviewed for informational purposes the publicly reported trading prices of SWS’s common stock for the three-year periods ended January 9, 2014, the date upon which SWS received the initial proposal from Hilltop, and March 25, 2014. Sandler O’Neill then compared the relationship between the movements in the price of SWS’s common stock against the movements in the prices of the SWS peer group referenced above and the SNL U.S. Broker/Dealer Index.

Three-Year Comparative Stock Performance

	Beginning Value January 9, 2011	Ending Value January 9, 2014
SWS	100%	123.4%
SWS Peers	100%	140.6%
U.S. Broker Dealers	100%	122.6%

	Beginning Value March 25, 2011	Ending Value March 25, 2014
SWS	100%	128.5%
SWS Peers	100%	130.0%
U.S. Broker Dealers	100%	123.1%

Sandler O’Neill also reviewed for informational purposes the publicly reported trading prices of Hilltop’s common stock for the one-year and three-year periods ended March 28, 2014. Sandler O’Neill then compared the relationship between the movements in the price of Hilltop’s common stock against the movements in the prices of the Hilltop peer group referenced above and the SNL U.S. Bank Index.

One-Year Comparative Stock Performance

	Beginning Value March 28, 2013	Ending Value March 28, 2014
Hilltop	100%	167.2%
Hilltop Peers	100%	132.9%
U.S. Banks	100%	127.3%

Three-Year Comparative Stock Performance

	Beginning Value March 28, 2011	Ending Value March 28, 2011
Hilltop	100%	224.8%
Hilltop Peers	100%	151.1%
U.S. Banks	100%	139.2%

Research Analyst Estimates and Price Targets

Sandler O’Neill reviewed analyst estimated earnings per share for SWS for 2014 and 2015 along with analyst estimated future price targets. The 2014 and 2015 earnings per share estimates and the future price target for SWS were based on a report from one research analyst.

Summary of SWS Analyst Estimates

Earnings Per Share		Future Price
2014	2015	Target
$0.01	$0.09	$8.00

Sandler O’Neill reviewed analyst estimated earnings per share for Hilltop for 2014 and 2015 along with analyst estimated future price targets. The median for 2014 and 2015 earnings per share was based on reports from three research analysts. The mean and median future price target for Hilltop was based on reports from four research analysts.

Summary of Hilltop Analyst Estimates

	Earnings Per Share		Future Price Target
	2014	2015
Mean	—	—	$27.25
Median	$1.43	$1.65	$27.50

Reconciliation of Fully Converted Tangible Book Value

Sandler O’Neill noted the reconciliation of the fully converted tangible book value of SWS as of December 31, 2013, as summarized in the following table. The fully converted tangible common equity represents the tangible common equity as adjusted for the exercise of the Warrants. Such adjustments included the addition of the proceeds from the exercise of the Warrants (offset by certain tax-effected adjustments) to eliminate the balance sheet items related to SWS’s outstanding debt and the Warrants. The fully converted shares outstanding represents the shares outstanding adjusted for the exercise of the Warrants.

Reconciliation of Fully Converted Tangible Book Value

Fully Converted Tangible Common Equity	$411,351,000
Fully Converted Shares Outstanding	50,459,422
Fully Converted Tangible Book Value Per Share	$8.15

Hilltop’s Projected Earnings Stream

As summarized in the following table, Sandler O’Neill noted Hilltop’s projected earnings stream as derived from median consensus publicly available analyst estimates through the year ended December 31, 2015 and a consensus long-term earnings growth rate of 10% for the years ending 2016 and 2017.

	12/31/2013	12/31/2014	12/31/2015	12/31/2016	12/31/2017
Net Income (dollar value in thousands)	$121,015	$129,262	$149,286	$164,731	$181,191
Earnings Per Share	$1.40	$1.43	$1.65	$1.82	$2.00
Dividends Per Share	$0.00	$0.00	$0.00	$0.00	$0.00
Tangible Book Value Per Share	$9.70	$11.26	$13.03	$14.96	$17.06

Miscellaneous

Sandler O’Neill acted as the financial advisor to the Special Committee in connection with the merger and will receive a fee comprised of (i) $150,000 upon execution of the engagement letter, (ii) $250,000 for each time it indicates it is prepared to deliver a fairness opinion, subject to a maximum fee of $500,000 for all opinions, (iii) $350,000 upon the consummation of the merger and (iv) an incentive fee based on the price of a consummated merger of (a) $18,750.00 for each penny ($0.01) by which the per share price exceeds $7.75, up to $8.15; plus (b) $31,250.00 for each penny ($0.01) by which the per share price exceeds $8.15, up to $8.63; plus (c) $14,598.54 for each penny ($0.01) by which the per share price exceeds $8.63, up to $10.00. SWS has also agreed to reimburse Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employee and agents against certain expenses and liabilities, including liabilities under the securities laws.

In the ordinary course of its respective broker and dealer businesses, Sandler O’Neill may purchase securities from and sell securities to SWS and Hilltop and their respective affiliates. Sandler O’Neill may also actively trade the debt and/or equity securities of SWS or Hilltop or their respective affiliates for their own accounts and for the accounts of their customers and, accordingly may at any time hold a long or short position in such securities. In the two years prior to the execution of the merger agreement, Sandler O’Neill has not provided investment banking services to, or received fees for such services from, SWS, Hilltop or Oak Hill, except for its services to the Special Committee in connection with the merger.

Certain SWS Prospective Financial Information

SWS management does not as a matter of course make public projections as to future performance or earnings and is especially wary of making projections for extended periods due to the significant unpredictability of the underlying assumptions and estimates. However, SWS provided, among other information, certain financial projections prepared by SWS management to Hilltop in connection with its consideration of the merger and to Sandler O’Neill, the financial advisor to the Special Committee.

The financial projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to SWS’s business, all of which are inherently uncertain and difficult to predict and many of which are beyond SWS’s control. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. These projections may also be affected by SWS’s ability to achieve strategic goals, objectives and targets over the applicable periods. As such, these financial projections constitute forward-looking information and are subject to risks and uncertainties, including the various risks set forth in the sections of this proxy statement/prospectus entitled “Forward Looking Statements” and “Risk Factors” and in SWS’s Form 10-K for the fiscal year ended June 30, 2014 and the other reports filed by SWS with the SEC. The financial projections cover multiple years and such information by its nature becomes less reliable with each successive year.

The financial projections were not prepared with a view toward public disclosure or complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither SWS’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared.

You are strongly cautioned not to place undue reliance on the financial projections set forth below. The inclusion of the projections in this proxy statement/prospectus should not be regarded as an indication that any of SWS, Hilltop or their affiliates, advisors or representatives considered or consider the projections to be predictive of actual future events, and the projections should not be relied upon as such. None of SWS, Hilltop or their respective affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from the projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the projections to reflect circumstances existing after the date such projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. None of SWS, Hilltop or their respective affiliates, advisors or representatives makes any representation to any other person regarding the projections. The projections are not being included in this proxy statement/prospectus to influence a stockholder’s decision regarding how to vote on any given proposal, but because the projections were provided to Hilltop and Sandler O’Neill.

Set forth below is a summary of the projections provided to Hilltop by SWS.

	Fiscal Year Ending June
	2014	2015	2016
	(in thousands)
Net Revenues	275,093	287,874	312,334
Non-Interest Expense	270,836	281,166	292,435
Gain/(Loss) on warrant	(91)	—	—
Pre-tax Income	4,166	6,707	19,899

Set forth below is a summary of the projections used by Sandler O’Neill for purposes of its net present value analysis of SWS. These projections are the same as the projections provided to Hilltop except that Sandler O’Neill assumed, in consultation with SWS and with its consent, (i) an annualized growth rate in net revenues of approximately 8% for the remainder of 2016 and 5.6% in 2017, (ii) a reversal of the deferred tax assets valuation allowance on December 31, 2015 and (iii) that the current holders of SWS’s outstanding warrants would exercise such warrants in 2016, with the proceeds of such exercise used to repay approximately $100 million of SWS’s outstanding debt.

	Calendar Year Ending December 31
	2014	2015	2016	2017
	(in thousands, except per share numbers)
Net Revenues	279,472	300,273	324,645	342,828
Non-Interest Expense	274,285	287,593	270,083	299,315
Gain/(Loss) on warrant	—	—	24,288	—
Pre-tax Income	5,187	12,680	54,562	43,513
Tax Provision	—	(24,395)	19,097	15,229
Net Income	5,187	37,075	35,465	28,284
Earnings per Share	$0.16	$0.85	$0.78	$0.56
Fully Converted Tangible Book Value per Share	$8.33	$9.14	$9.58	$10.15

Reconciliation of Non-GAAP to GAAP. The above projections used by Sandler O’Neill include the presentation of fully converted tangible book value per share. Fully converted tangible book value per share is a non-GAAP financial measure as defined by SEC rules. Fully converted tangible book value per share is stockholders’ equity reduced by goodwill and other intangible assets, divided by total common shares outstanding and reflects the impact of the adjustments required if the warrants were fully exercised. This non-GAAP financial measure is useful in evaluating SWS, this information should be considered as supplemental in nature and not as a substitute for, or superior to, the related financial information prepared in accordance with GAAP. Pursuant to the applicable rules, regulations, interpretations and position of the SEC and its staff under the Exchange Act related to the presentation of non-GAAP financial information, the information in the following tables provides a reconciliation of fully converted tangible book value per share.

	Calendar Year Ending December 31
	2014	2015	2016		2017
	(in thousands, except per share numbers)
Book Value	318,651	355,726	491,191		519,474
Less: Goodwill and Other Intangibles	(7,552)	(7,552)	(7,552)		(7,552)

Tangible Book Value	311,099	348,174	483,639		511,922
Plus: Warrant Impact
Exercise Price	100,000	100,000	NA	(1)	NA	(1)
After Tax Balance Sheet Adjustments(2)	9,000	12,869	NA	(1)	NA	(1)

Adjusted Tangible Book Value	420,099	461,043	483,639		511,922
Shares Outstanding	33,068,118	33,068,118	50,459,422		50,459,422
Warrant Shares	17,391,304	17,391,304	NA	(1)	NA	(1)
Full Converted Shares Outstanding	50,459,422	50,459,422	50,459,422		50,459,422
Tangible Book Value per Share	$9.41	$10.53	$9.58		$10.15
Fully Converted Tangible Book Value per Share	$8.33	$9.14	$9.58		$10.15

(1)	Warrants assumed to be exercised concurrently with the maturity of the Hilltop and Oak Hill loan in July, 2016
(2)	Includes after-tax impact of reversing warrant liability, debt discount and unamoritized debt issuance costs

Public Trading Markets

Hilltop common stock trades on the New York Stock Exchange under the symbol “HTH”. SWS common stock trades on the New York Stock Exchange under the symbol “SWS”. The newly issued Hilltop common stock issuable pursuant to the merger agreement will be listed on the New York Stock Exchange under the symbol “HTH”.

Appraisal / Dissenters’ Rights

Holders of SWS common stock who do not vote for the adoption of the merger agreement and who are otherwise eligible and who otherwise comply with the applicable statutory procedures of Section 262 of the DGCL will have the right to obtain an appraisal of the value of their shares of SWS common stock in connection with the merger. This means that such stockholders are entitled to obtain a judicial determination of the fair value of their SWS shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) determined by the Court of Chancery of the State of Delaware (the “Court of Chancery”) and entitled to receive payment based upon that valuation, together with interest, if any, to be paid upon the amount determined to be a fair value, in lieu of any consideration to be received under the merger agreement.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to properly demand and perfect appraisal rights. This summary, however, is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached hereto as Annex C. The preservation and exercise of appraisal right requires strict and timely adherence to the applicable provisions of the DGCL. Failure to follow the requirements of Section 262 of the DGCL for demanding and perfecting appraisal rights may result in the loss of such rights. All references in this summary to a “stockholder” are to a record holder of SWS common stock on the record date for the special meeting unless otherwise indicated.

If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex C hereto and should consult your legal advisor since failure to timely and properly comply with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under the DGCL. All demands for appraisal must be received prior to the vote on the merger agreement and should be addressed to SWS, 1201 Elm Street, Suite 3500, Dallas, Texas 75270, Attention: Secretary, and should be executed by, or on behalf of, the record holder of the shares of SWS common stock. Holders of SWS common stock who desire to exercise their appraisal rights must not vote in favor of adoption of the merger agreement and must continuously hold their shares of SWS common stock through the effective date of the merger.

Under Section 262 of the DGCL, where a merger agreement relating to a proposed merger is to be submitted for adoption at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days prior to such meeting, must notify each of its stockholders who was a stockholder on the record date for notice of such meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262 of the DGCL. This proxy statement/prospectus constitutes such notice to the holders of SWS common stock and Section 262 of the DGCL is attached to this proxy statement/prospectus as Annex C.

If you wish to exercise appraisal rights you must not vote for the adoption of the merger agreement and must deliver to SWS, before the vote on the proposal to adopt the merger agreement, a written demand for appraisal of your shares of SWS common stock. If you sign and return a proxy card that does not contain voting instructions or submit a proxy by telephone or through the Internet that does not contain voting instructions, you will effectively waive your appraisal rights because such shares represented by the proxy will, unless the proxy is revoked, be voted for the adoption of the merger agreement. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. However, neither voting against the adoption of the merger agreement, nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262 of the DGCL.

A demand for appraisal will be sufficient if it reasonably informs SWS of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of common stock. This written demand for appraisal must be separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. If you wish to exercise appraisal rights, you must be the record holder of such shares of SWS common stock on the date the written demand for appraisal is made and you must continue to hold such shares of record through the effective date of the merger. Accordingly, a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective date of the merger, will lose any right to appraisal in respect of such shares.

Only a holder of record of shares of SWS common stock on the record date for the special meeting is entitled to assert appraisal rights for such shares of common stock registered in that holder’s name. To be effective, a demand for appraisal by a stockholder must be made by, or on behalf of, such stockholder of record. Beneficial owners who do not also hold their SWS shares of record may not directly make appraisal demands to SWS. The beneficial holder must, in such cases, have the owner of record, such as a broker, bank or other nominee, submit the required demand in respect of those shares of SWS common stock. If shares of SWS common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares of SWS common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares of SWS common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of SWS common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of SWS common stock as to which appraisal is sought. Where no number of shares of SWS common stock is expressly mentioned, the demand will be presumed to cover all shares of SWS common stock held in the name of the record owner.

If you hold your shares of SWS common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If any stockholder who demands appraisal under Delaware law fails to perfect or has effectively withdrawn or lost its right of appraisal, each share of SWS common stock held by such stockholder will be deemed to have been converted into and to have become, as of the effective time of the merger, the right to receive the merger consideration. A stockholder may withdraw his or her demand for appraisal and agree to accept the merger consideration by delivering to us a written withdrawal of his or her demand for appraisal and acceptance of the merger consideration within 60 days after the effective date of the merger (or thereafter with the consent of the surviving entity). Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery will be dismissed as to any stockholder without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that any stockholder who has not commenced an appraisal action or joined that proceeding as a named party may withdraw his or her demand for appraisal and agree to accept the merger consideration offered within 60 days after the effective date.

Within 10 days after the effective date of the merger, the surviving entity will notify each stockholder who properly asserted appraisal rights under Section 262 of the DGCL and has not voted for the adoption of the merger agreement of the effective date of the merger. Within 120 days after the effective date of the merger, but not thereafter, either the surviving entity, or any stockholder who has complied with the requirements of Section 262 of the DGCL and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the fair value of the shares of SWS common stock held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of SWS common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving entity. The surviving entity of the merger does not have an obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. Hilltop has no present intent to cause an appraisal petition to be filed, and stockholders seeking to exercise appraisal rights should not assume that the surviving entity will file such a petition or that it will initiate any negotiations with respect to the fair value of such shares of SWS common stock. Accordingly, stockholders who desire to have their shares of SWS common stock appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

The costs of the appraisal action may be determined by the Court of Chancery and made payable by the parties as the Court deems equitable in the circumstances. The Court also may order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving entity of the merger, such surviving entity will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of SWS common stock and with whom agreements as to the value of their shares of SWS common stock have not been reached by the surviving entity. After notice to dissenting stockholders who demanded payment of their shares of SWS common stock, the Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided thereby. The Court of Chancery may require the stockholders who have demanded appraisal for their shares of SWS common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Court of Chancery may dismiss the proceedings as to that stockholder.

Within 120 days after the effective date, any stockholder (including any beneficial owner of shares entitled to appraisal rights) that has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving entity a statement setting forth the aggregate number of shares of SWS common stock not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of those shares. These statements must be mailed to the stockholder within 10 days after a written request by such stockholder for the information has been received by the surviving entity, or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later.

After determination of the stockholders entitled to appraisal of their shares of SWS common stock (unless the Court of Chancery, in its discretion, proceeds to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal), the Court of Chancery will appraise the shares of SWS common stock, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When the value is determined, the Court of Chancery will direct the payment of such value, with interest thereon, if any, to the stockholders entitled to receive the same, upon surrender by such stockholders of their certificates representing such shares or surrender of their book-entry shares, as applicable.

In determining the fair value of the shares of SWS common stock, the Court of Chancery is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the shares of SWS common stock, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. The surviving entity of the merger may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the shares of SWS common stock is less than the merger consideration. Therefore, the value so determined in any appraisal proceeding could be the same as, or more or less than, the merger consideration.

Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In view of the complexity of Section 262 of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal advisors.

Any stockholder who has duly demanded and perfected an appraisal in compliance with Section 262 of the DGCL will not, after the effective date of the merger, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of SWS common stock as of a date prior to the effective date of the merger.

If you desire to exercise your appraisal rights, you must not vote for the adoption of the merger agreement and you must strictly comply with the procedures set forth in Section 262 of the DGCL. Failure to take any required step in connection with the exercise of appraisal rights will result in the termination or waiver of such rights.

Regulatory Approvals Required for the Merger

Hilltop and SWS have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement, including the merger and the bank merger. These approvals include approvals from the Federal Reserve Board and the Texas Department of Banking and, to the extent required, the expiration or termination of any applicable waiting period under the HSR Act. Hilltop and SWS have filed, or are in the process of filing, applications and notifications to obtain the required regulatory approvals.

Federal Reserve Board. The transactions contemplated by the merger agreement are subject to approval by the Federal Reserve Board pursuant to section 4 of the Bank Holding Company Act. The Federal Reserve Board takes into consideration a number of factors when acting on notices under section 4 of the BHC Act of 1956 (12 U.S.C. § 1843(j)) and Regulation Y (12 CFR 225.26). These factors include the financial and managerial resources (including consideration of the competence, experience, and integrity of the officers, directors, and principal shareholders, as well as the pro forma capital ratios) and future prospects of the combined organization. The Federal Reserve Board also considers whether the transaction can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. The Federal Reserve Board must also consider the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system.

The merger of PlainsCapital Bank and Southwest Securities, FSB contemplated by the merger agreement is subject to approval by the Federal Reserve Board pursuant to the Bank Merger Act, 12 U.S.C. § 1828(c), and pursuant to Section 9 of the Federal Reserve Act. The Federal Reserve Board takes into consideration a number of factors when acting on applications under the Bank Merger Act. These factors include the financial and managerial resources (including consideration of the competence, experience, and integrity of the officers, directors, and principal shareholders) and future prospects of the combined organization. The Federal Reserve Board also considers the effectiveness of the applicant in combatting money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Federal Reserve Board may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.

In reviewing the convenience and needs of the communities to be serviced, the Federal Reserve Board will consider the records of performance of the relevant insured depository institutions under the CRA. In their most recent respective CRA examinations, both PlainsCapital Bank and Southwest Securities, FSB received an overall “satisfactory” regulatory rating.

Furthermore, the Bank Merger Act and applicable regulations require published notice of, and the opportunity for public comment on, these applications. The Federal Reserve Board will take into account the views of third party commenters, particularly on the subject of the merging parties’ service to their respective communities, and any hearing, meeting or comments provided by third parties could prolong the period during which the application is under review by the Federal Reserve Board.

Transactions approved under the Bank Merger Act generally may not be completed until 30 days after the approval of the applicable federal agency is received, during which time the Department of Justice (“DOJ”) may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve Board, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the transaction’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

Antitrust Considerations. The HSR Act, and the rules and regulations thereunder, provide that the transaction may not be completed until pre-merger notification filings have been made with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the DOJ (the “Antitrust Division”) and any applicable waiting period has expired or is terminated. Even after the waiting period expires or is terminated, the Antitrust Division and the FTC retain the authority to challenge the transaction on antitrust grounds before or after the transaction is completed. Each of Hilltop and SWS filed a notification and report form for the transaction with the FTC and the Antitrust Division on May 14, 2014. On May 28, 2014, the parties received early termination of the waiting period under the HSR Act with respect to the transaction.

Additional Regulatory Approvals and Notices. A copy of the application submitted to the Federal Reserve Board in connection with the merger must be submitted to the Texas Department of Banking, which must approve the transaction, and Southwest Securities, FSB must submit a notification to the Office of the Comptroller of the Currency. Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.

Timing. We cannot assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any such approvals, our ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. We also cannot assure you that any third party will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.

Hilltop and SWS believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that we will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on Hilltop or SWS. The parties’ obligation to complete the merger is conditioned upon the receipt of all required regulatory approvals and Hilltop’s obligation to complete the merger is conditioned upon there being no action taken or determination made, or any law enacted or deemed applicable to the transactions contemplated by the merger agreement by any governmental entity, in connection with the grant of any requisite regulatory approvals, which imposes or would result in the imposition of a restriction on Hilltop, SWS or the surviving company in connection therewith, that would reasonably be expected to have a material adverse effect (measured on a scale relative to SWS) on Hilltop or SWS.

We are not aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Interests of SWS Directors and Executive Officers in the Merger

At the effective time of the merger, each share of SWS common stock held by SWS’s directors and executive officers (other than certain restricted shares, as described below under “Equity Awards—Restricted shares (post-merger agreement grants)—Executive officers”) will be converted into the right to receive the merger consideration (i.e., 0.2496 shares of Hilltop common stock and $1.94 in cash) on the same basis as SWS stockholders generally.

In addition, in considering the recommendation of the Board that you approve the merger agreement, you should be aware that SWS’s directors and executive officers have interests in the merger that are different from, or in addition to, those of SWS stockholders generally. The members of the Board were aware of these interests and considered them, among other matters, in evaluating the merger agreement, in reaching their decision to adopt the merger agreement, and in recommending to SWS stockholders that the merger agreement be approved. These interests, which are described and quantified below, include the following:

•	Equity Awards. In connection with the merger, equity awards held by SWS’s directors and executive officers will be treated as follows:

•

Restricted shares (pre-merger agreement grants). At the effective time of the merger, each restricted share of SWS common stock that was granted prior to the date of the merger agreement will vest in full, and the directors and executive officers will be entitled to receive the merger consideration for each such share on the same basis as SWS stockholders generally, less applicable withholding taxes (which will be withheld first from the cash portion of the merger consideration payable in respect of each such share).

•	Restricted shares (post-merger agreement grants). The merger agreement permits SWS to grant, prior to the effective time of the merger, restricted shares of SWS common stock to executive officers and non-employee directors of SWS on the following terms:

•	Executive officers. On August 20, 2014, the SWS compensation committee granted restricted shares of SWS common stock to certain executive officers and key employees of SWS, as specified in the merger agreement, in satisfaction of the fiscal 2014 annual bonuses that they earned based on achievement of the applicable pre-tax net income performance goal under the applicable SWS bonus plans, subject to certain adjustments and individual business line results. The aggregate grant date value of such restricted shares was $1,325,434 and the aggregate number of such restricted shares was 181,814. Such restricted shares will vest one-third on each of the first three anniversaries of the grant date, subject to the holder’s continued employment through each applicable vesting date. The vesting of such restricted shares will not accelerate at the effective time of the merger and such restricted shares will not be converted into the merger consideration. Instead, the restricted shares will be converted into restricted shares of Hilltop common stock, with the number of Hilltop shares determined based on the value of the merger consideration. Following the effective time of the merger, Hilltop restricted shares will continue to vest in accordance with the original terms of the SWS restricted shares and will vest (i) as to all of such restricted shares on termination of employment by the employer without “cause” (see definition below under “Golden Parachute Compensation—Definition of ‘Cause’”) following the effective time of the merger, (ii) as to all of such restricted shares upon a change of control event (other than the merger) and (iii) as to a prorated portion of such restricted shares on termination of employment due to an employee’s death or disability.

•	Directors. SWS may grant restricted shares of SWS common stock to non-employee directors of SWS in the ordinary course of business consistent with past practice with a grant date value not to exceed $35,000 per director.

•	Deferred shares. At the effective time of the merger, each deferred share of SWS common stock reflected in the accounts of executive officers under SWS’s deferred compensation plans will be converted into 0.3328 of a deferred share of Hilltop common stock (i.e., the sum of the portion of the merger consideration paid in Hilltop common stock and a number of shares of Hilltop common stock with a value as of immediately prior to the date of the merger agreement that is equal to the portion of the merger consideration paid in cash). Following the effective time of the merger, any such deferred shares that are not vested will continue to vest in accordance with the original terms of the SWS deferred shares and will vest in full on termination of employment by the employer without “cause” (see definition below under “Golden Parachute Compensation—Definition of ‘Cause’”). Hilltop deferred shares will be distributed to the executive officers in accordance with the terms of the applicable plan and the participants’ individual elections.

•	For an estimate of the amounts that would become payable to each of the SWS named executive officers and other executive officers on settlement of their unvested equity awards, see “Golden Parachute Compensation” below.

•	Severance and Retention Payments. Under the merger agreement, SWS’s executive officers may be entitled to severance and retention payments on the following terms:

•	Severance practice. On termination of employment by the employer without “cause” (see definition below under “Golden Parachute Compensation—Definition of ‘Cause’”) at any time on or prior to December 31, 2015, the executive officers (and other SWS employees) are entitled to cash severance in accordance with SWS’s severance practice. The amount of such severance is equal to two weeks of base salary for each year of service, not to exceed 24 weeks of base salary. The severance is contingent on the executive’s (or other employee’s) execution and non-revocation of a release of claims. For an estimate of the value of the payments described above that would be payable under the SWS severance practice to each of the SWS named executive officers and other executive officers, see “Golden Parachute Compensation” below.

•	Retention agreements. As permitted under the terms of the merger agreement, SWS is permitted to enter into retention agreements with employees in an aggregate amount up to $5,000,000. As of the date of this proxy statement/prospectus, SWS has entered into retention agreements with certain executive officers (and other employees) that provide for cash retention payments in the aggregate amount of $4,418,800, of which $975,000 in the aggregate is payable under the agreements with certain executive officers. These retention amounts will be paid in a lump sum within 30 days of the six-month anniversary of the effective time of the merger, subject to the applicable executive officer’s or other employee’s continued employment with SWS through such six-month anniversary (except that, on a termination of employment by the employer without “cause” (see definition below under “Golden Parachute Compensation—Definition of ‘Cause’”) after the effective time, the retention payment will be paid within 30 days of such termination date, contingent on the executive’s (or other employee’s) execution and non-revocation of a release of claims). Pursuant to the applicable retention agreement, the executive (or other employee) is subject to certain confidentiality obligations during employment with SWS and thereafter, as well as a restriction on soliciting employees and customers of SWS during employment and for 12 months thereafter.

•	Indemnification. Directors and executive officers of SWS have rights to indemnification, expense advancement and directors’ and officers’ liability insurance that will survive the effective time of the merger. See “Indemnification of SWS Directors and Officers and Continuation of Directors’ and Officers’ Insurance”.

Messrs. Gerald J. Ford and J. Taylor Crandall are members of the SWS board of directors appointed by Hilltop and Oak Hill, respectively. Messrs. Ford and Crandall recused themselves from the vote of the SWS board of directors with respect to the approval and adoption of the merger agreement and the transactions contemplated thereby, including the merger. The decisions by the SWS Board that are described in this proxy statement/prospectus were all taken by unanimous vote of those directors who voted.

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation that may be paid or would be payable to SWS’s “named executive officers” (as defined under SEC disclosure rules) that is based on or otherwise relates to the merger. The table below sets forth for each of SWS’s six named executive officers estimates of the amounts of compensation that are based on or otherwise relate to the merger and that may be paid or would be payable to the executive either immediately after the effective time of the merger or on a subsequent termination of employment by the employer without “cause” (as defined below). SWS stockholders are being asked to approve, on a non-binding, advisory basis, such compensation for these named executive officers (see

“Non-Binding Advisory Vote Approving Compensation (Proposal 2)” beginning on page 67). Because the vote to approve such compensation is advisory only, it will not be binding on either SWS or Hilltop. Accordingly, if the merger agreement is approved by SWS stockholders and the merger is completed, the compensation will be paid (or payable) regardless of the outcome of the vote to approve such compensation, subject only to the conditions applicable thereto, which are described in the footnotes to the table below.

The table below also sets forth estimates of the amounts of such compensation for SWS’s two executive officers who are not named executive officers. SWS stockholders are not being asked to approve such compensation for these executive officers.

The estimates in the table below assume that the merger had become effective on October 13, 2014 (the latest practicable date before the date of this proxy statement/prospectus) and that the employment of each of the executive officers was terminated without “cause” (as defined below) immediately thereafter. See the footnotes to the table for additional information.

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
Named Executive Officers
James H. Ross, President and Chief Executive Officer	623,077	1,980,837	0	0	0	0	2,603,914
J. Michael Edge, Interim Chief Financial Officer and Treasurer	291,154	90,469	0	0	0	0	381,623
Stacy M. Hodges, Executive Vice President, Chief Financial Officer and Treasurer(3)	—	—	—	—	—	—	—
Robert A. Chereck, Executive Chairman and President of Southwest Securities, FSB	126,923	13,427	0	0	0	0	140,350
Daniel R. Leland, Executive Vice President	103,846	387,425	0	0	0	0	491,271
Richard H. Litton, Executive Vice President	103,846	611,989	0	0	0	0	715,835

Other Executive Officers
W. Norman Thompson, Executive Vice President and Chief Information Officer	253,846	254,009	0	0	0	0	507,855
Allen R. Tubb, Executive Vice President, General Counsel and Secretary	288,462	319,241	0	0	0	0	607,703

(1)	The amounts in this column reflect the cash severance payment that each executive would be entitled to receive on termination of employment by the employer without “cause” (as defined below) on or prior to December 31, 2015 in accordance with SWS’s severance practice (see above under “Severance and Retention Payments—Severance practice”). For Messrs. Ross, Edge, Chereck, Thompson and Tubb, the amount in this column also reflects a cash retention payment that each executive is eligible to receive pursuant to his retention agreement with SWS (see above under “Severance and Retention Payments— Retention agreements”). These retention payments will be paid in a lump sum within 30 days of the six-month anniversary of the effective time of the merger, subject to the applicable executive’s continued employment with SWS through such six-month anniversary (except that, on a termination of employment by the employer without “cause” (see definition below under “Definition of ‘Cause’”) after the effective time, the retention payment will be paid within 30 days of such termination date, contingent on the executive’s execution and non-revocation of a release of claims).

The following table breaks down the amounts in this column by severance payment versus retention payment.

Name	Severance Payment ($)	Retention Payment ($)
James H. Ross	173,077	450,000
J. Michael Edge	166,154	125,000
Stacy M. Hodges	—	—
Robert A. Chereck	26,923	100,000
Daniel R. Leland	103,846	—
Richard H. Litton	103,846	—
W. Norman Thompson	103,846	150,000
Allen R. Tubb	138,462	150,000

(2)	For all named executive officers and executive officers other than Mr. Edge, the amount in this column reflects the value of the accelerated vesting of the executives’ outstanding unvested restricted shares of SWS common stock granted prior to the date of the merger agreement that would occur at the effective time of the merger (i.e., on a “single-trigger” basis). For Mr. Edge, the amount in this column reflects the value of the accelerated vesting of his deferred shares of SWS common stock, assuming Mr. Edge’s employment was terminated by the employer without “cause” upon the effective time of the merger (i.e., on a “double-trigger” basis). At the effective time of the merger, each such restricted share will be converted into the merger consideration (i.e., 0.2496 shares of Hilltop common stock and $1.94 in cash) on the same basis as shares SWS stockholders generally and each such deferred share will be converted into 0.3328 of a deferred share of Hilltop common stock.

For all named executive officers and executive officers other than Mr. Chereck, the amount in this column also reflects the value of the accelerated vesting of the executives’ restricted shares of SWS common stock granted after the date of the merger agreement in satisfaction of their fiscal 2014 annual bonuses that would occur on termination of employment by the employer without “cause” (i.e., on a “double-trigger” basis) (see above under “Restricted shares (post-merger agreement grants)—Executive officers”), assuming each executive’s employment was terminated without “cause” upon the effective time of the merger. At the effective time of the merger, such restricted shares will be converted into a number of restricted shares of Hilltop common stock, with the number of Hilltop shares determined based on the value of the merger consideration, which, for purposes of this column, has been estimated to equal 0.3439 of a restricted share of Hilltop common stock, based on the average of the high and low prices of a Hilltop share on the New York Stock Exchange from October 2, 2014 through October 8, 2014. The actual number of restricted shares of Hilltop common stock will be determined based on the average of the high and low sales prices of a Hilltop share on the New York Stock Exchange on each of the five consecutive trading days ending on the trading day that is two trading days prior to the closing date of the merger. Mr. Chereck was not granted any such restricted shares as his entire fiscal 2014 annual bonus was paid in cash.

For purposes of this column, each Hilltop share is assumed to have a value of $24.33 (which represents the average closing market price of Hilltop’s securities over the first five business days following the first public announcement of the merger on April 1, 2014).

Under the SWS Group, Inc. Deferred Compensation Plan, participants who elect to defer amounts under the plan are eligible for allocations of employer matching contributions in the form of deferred shares of SWS common stock (see “Equity Awards—Deferred shares” above). Mr. Edge is the only executive officer who elected to defer amounts under the plan for 2014, and so he is eligible for allocations of deferred shares to his account under the plan for 2014. The amounts in this column do not reflect any additional deferred shares that may be allocated after the date hereof to Mr. Edge’s account under the plan. The vesting of any such additional deferred shares would accelerate on a termination of Mr. Edge’s employment by SWS without “cause” following the effective time of the merger (i.e., on a “double-trigger” basis).

The following table breaks down the amounts in this column by awards of restricted versus deferred shares, and by whether the vesting of the restricted shares would accelerate on a “single-trigger” or “double-trigger” basis (the vesting of all of the deferred shares would accelerate on a “double-trigger” basis).

Name	“Single-Trigger” Restricted Shares ($)	“Double-Trigger” Restricted Shares ($)	“Double-Trigger” Deferred Shares ($)
James H. Ross	1,636,519	344,318	—
J. Michael Edge	—	86,080	4,389
Stacy M. Hodges	—	—	—
Robert A. Chereck	13,427	—	—
Daniel R. Leland	249,693	137,732	—
Richard H. Litton	168,988	443,001	—
W. Norman Thompson	182,284	71,725	—
Allen R. Tubb	233,161	86,080	—

(3)	Ms. Hodges resigned from SWS as of September 30, 2013.

As discussed above, on termination of employment by the employer without “cause”, the executive officers are entitled to severance payments in accordance with SWS’s severance practice (if such termination occurs on or before December 31, 2015, and contingent on the executive’s execution and non-revocation of a release of claims) and accelerated vesting of their deferred shares. In addition, the additional restricted shares of SWS common stock that were granted to the executive officers following the execution of the merger agreement will accelerate in full on termination of employment by the employer without “cause”. For these purposes, “cause” means the executive’s:

•	plea of guilty or nolo contendere to a charge of commission of a felony or a crime requiring intent or involving moral turpitude;

•	misappropriating or embezzling funds of SWS or any of its affiliates or of a client or customer of SWS or any of its affiliates that are under the control of SWS or any such affiliate;

•	intentionally pursuing interests of, or for the benefit of, a competitor to the detriment of the financial interests of SWS or its affiliates;

•	willful failure or refusal to perform employment duties assigned by SWS;

•	gross negligence or willful misconduct in connection with the performance of his duties and services as a service provider of SWS or its affiliates;

•	forfeiture or suspension of any license or certificate necessary for the performance of his duties;

•	involvement in impermissible employment discrimination or failure to adhere to other material policies of SWS or its affiliates, including any code of conduct, as determined by SWS; or

•	material breach of any obligations under a restrictive covenant agreement with SWS or its affiliates.

In each case (other than the first two events described above), SWS must provide the executive with written notice specifying the circumstances alleged to constitute “cause” and, to the extent subject to cure, the executive will have 30 days following receipt of such notice to cure such circumstances to SWS’s reasonable satisfaction.

In addition, the cash retention amounts payable pursuant to the retention agreements entered into between SWS and Messrs. Ross, Chereck, Thompson, Tubb and Edge will accelerate on termination of employment by the employer without “cause”. For this purpose, “cause” means the executive’s:

•	willful and repeated refusal to perform his duties with reasonable diligence, or to follow a lawful directive of the CEO or the Board commensurate with his position (other than a failure or refusal resulting from his incapacity);

•	commission of an act involving a breach of trust, fraud, embezzlement, or theft against the property or personnel of SWS;

•	engagement in conduct that SWS in good faith reasonably determines will be materially harmful to the reputation, business, assets, properties, results of operations or financial condition of SWS; or

•	being identified as under investigation for a crime involving fraud, breach of trust or dishonesty (including any indictment).

In the case of the first and third events, SWS must first provide the executive with 15 days’ prior written notice specifying the circumstances alleged to constitute “cause”, and the executive will have a reasonable opportunity to cure such circumstances, if practicable, within such 15-day period, as determined by SWS in its sole discretion.

Indemnification of SWS Directors and Officers and Continuation of Directors’ and Officers’ Insurance

Each of Hilltop and Peruna LLC has agreed to indemnify and advance expenses to each present and former director and officer of SWS and its subsidiaries (when acting in such capacity) to the fullest extent permitted by law for any acts arising out of or pertaining to matters occurring at or existing prior to the closing. Additionally, Hilltop will provide director and officer liability insurance with respect to claims arising from facts or events occurring before the completion of the merger, which will contain at least the same coverage and amounts, and on no less advantageous terms to the indemnified party as that coverage currently provided by SWS, at an aggregate cost per annum not to exceed 300% of the annual aggregate premiums currently paid by SWS for such insurance, provided that if premiums for such insurance would exceed such cap, then Hilltop will maintain policies of insurance which provide the maximum coverage available at an annual premium equal to such cap. In lieu of the foregoing insurance, prior to the closing, SWS may purchase “tail” D&O insurance, at an aggregate cost not to exceed 300% of the annual aggregate premiums currently paid by it for such insurance.

Hilltop’s Relationship with SWS

In March 2011, Hilltop, Oak Hill Capital Partners III, L.P. (“OHCP”) and Oak Hill Capital Management Partners III, L.P. (collectively with OHCP, “Oak Hill”) entered into a Funding Agreement (the “Funding Agreement”) with SWS. On July 29, 2011, after receipt of regulatory and SWS stockholder approval, SWS completed the following transactions contemplated by the Funding Agreement:

•	entered into a $100,000,000, five-year, unsecured loan comprised of equal commitments from each of Hilltop and Oak Hill under the terms of a credit agreement (the “Credit Agreement”);

•	issued warrants to each of Hilltop and Oak Hill for the purchase of up to 8,695,652 shares of SWS’s common stock by each of Hilltop and Oak Hill exercisable for five years from the date of issuance at a fixed exercise price of $5.75 per share, subject to anti-dilution adjustments; and

•	granted each of Hilltop and Oak Hill certain rights, including registration rights, preemptive rights, and the right for each to appoint one person to the board of directors of SWS for so long as it owns 9.9% or more of all of the outstanding shares of SWS’s common stock or securities convertible into at least 9.9% of SWS’s outstanding common stock.

On October 2, 2014, Hilltop exercised its warrant in full, acquiring 8,695,652 shares of SWS common stock for the warrant exercise price of $5.75 per share. Pursuant to the terms of the warrant and Credit Agreement, the exercise price was paid by an automatic elimination of the $50,000,000 amount outstanding due to Hilltop under the Credit Agreement. Accordingly, as of the date of this proxy statement/prospectus, Hilltop (i) owns 10,171,039 shares of SWS common stock, representing approximately 21.0% of the outstanding shares of SWS common stock and (ii) is no longer a lender under the Credit Agreement. Mr. Gerald J. Ford, who is Chairman of Hilltop’s board of directors, currently serves as Hilltop’s designee on SWS’s board of directors. Hilltop has agreed in the merger agreement to vote any shares of SWS that it owns as of the record date for the SWS special meeting in favor of approval and adoption of the merger agreement.

In connection with its acquisition of PlainsCapital Corporation in 2012, Hilltop provided certain passivity commitments to the Federal Reserve Board related to SWS. These passivity commitments provide that Hilltop cannot take certain actions, namely exercising any controlling influence over management or policies of SWS, without the prior approval of the Federal Reserve Bank.

The terms of the Credit Agreement include a covenant prohibiting SWS from undergoing a “Fundamental Change,” which includes any merger, amalgamation or consolidation, and which SWS would breach by engaging in a merger, amalgamation or consolidation unless compliance were waived by each lender thereunder. During the parties’ negotiations with respect to the merger, Hilltop indicated to SWS that it would not be willing to grant a waiver of this covenant to permit a third party transaction (see “The Merger—Background of the Merger”). The Credit Agreement also prohibits SWS from prepaying the loan other than following a period during which the closing price for SWS common stock exceeds 150% of the exercise price of the warrants (or $8.625) for twenty out of any thirty consecutive trading days.

Oak Hill Letter Agreement

On September 26, 2014, Oak Hill partially exercised its warrants, acquiring a total of 6,521,739 shares of SWS common stock for the warrant exercise price of $5.75 per share. Pursuant to the terms of the warrant and Credit Agreement, the exercise price was paid by an automatic reduction by $37,499,999.25 of the $50,000,000 amount which had previously been due to Oak Hill under the Credit Agreement. Accordingly, as of the date of this proxy statement/prospectus, Oak Hill (i) owns and is entitled to vote 6,521,739 shares of SWS common stock, representing approximately 13.5% of the outstanding shares of SWS common stock, (ii) beneficially owns an additional 2,173,913 shares of SWS common stock pursuant to the unexercised portion of Oak Hill’s warrants, equivalent to total beneficial ownership of approximately 17.2% if Oak Hill’s warrants were fully exercised and (iii) remains a lender under the Credit Agreement with an outstanding loan balance of $12,500,000.75, which is the entire amount currently outstanding under the Credit Agreement. In addition, Oak Hill Capital Management, LLC and OHCM Management LLC, which are affiliates of Oak Hill, beneficially own an additional 19,925 shares of SWS common stock, equivalent to approximately 0.04% of the currently outstanding SWS common shares.

On March 31, 2014, concurrently with the entry by Hilltop and SWS into the merger agreement, SWS entered into a letter agreement with Oak Hill (the “Oak Hill Letter Agreement”). The Oak Hill Letter Agreement, among other things, provides:

(a) that Oak Hill (i) irrevocably and unconditionally waives compliance by SWS with the covenant in the Credit Agreement that prohibits SWS from undergoing a “Fundamental Change”, with respect to the merger on the terms set forth in the merger agreement; (ii) irrevocably and unconditionally consents for all purposes under the Credit Agreement to the consummation of the merger on the terms set forth in the merger agreement, to the extent such consent is required for the consummation of the merger by SWS; (iii) irrevocably and unconditionally consents to the exchange of Oak Hill’s outstanding warrants to acquire SWS common stock and Oak Hill’s outstanding loans under the Credit Agreement for the following consideration: (a) the merger consideration that Oak Hill would have been entitled to receive upon consummation of the merger if its outstanding warrants had been exercised immediately prior to the effective time of the merger and (b) an amount equal to the Applicable Premium (as defined in the Credit Agreement, being a calculation of the present value of all required interest payments due on an outstanding loan through its maturity date on the date the loan is repaid) calculated as if the outstanding loans held by Oak Hill were prepaid in full as of the closing date of the merger; and (iv) covenants and agrees that Oak Hill shall not enter into any voting agreement or arrangement with Hilltop or any of its affiliates, grant any proxy to Hilltop or any of its affiliates or become party to any voting trust or other agreement, arrangement or understanding with Hilltop or any of its affiliates, in each case, with respect to the SWS common stock;

(b) that SWS will comply with its obligations under Section 1.7 of the merger agreement (which sets forth the treatment of Oak Hill’s outstanding warrants and loans described in clause (a) above) on a timely basis and not amend Section 1.7 of the merger agreement in any manner or amend any other section of the merger agreement with the intent of amending Section 1.7; and

(c) that if SWS amends any other provision of the merger agreement in a manner that adversely affects Oak Hill (including without limitation any adverse change to the type or amount of merger consideration), without the prior written consent of Oak Hill, then Oak Hill will have the right to terminate the Oak Hill Letter Agreement.

The Oak Hill Letter Agreement does not preclude Oak Hill from granting a similar consent to any other transaction involving SWS that the Special Committee may recommend in the future. The Oak Hill Letter Agreement will terminate automatically if the merger agreement is terminated, if the merger is otherwise not consummated, or if the Special Committee withdraws or materially modifies its recommendation of the merger.

Litigation Relating to the Merger

Each of Hilltop, Peruna LLC, SWS and the individual members of the board of directors of SWS have been named as defendants in two purported shareholder class action lawsuits arising out of the merger. Both lawsuits were filed in Delaware Chancery Court (Joseph Arceri v. SWS Group, Inc. et al and Chaile Steinberg v. SWS Group, Inc. et al filed April 8, 2014 and April 11, 2014, respectively). On May 13, 2014, the Delaware Chancery Court consolidated the two actions for all purposes. On June 10, 2014, plaintiffs filed a consolidated amended complaint, a copy of which is attached to this proxy statement/prospectus as Annex D. The complaint generally alleges, among other things, that the SWS Board breached its fiduciary duties to stockholders by failing to take steps to maximize stockholder value or to engage in a fair sale process before approving the merger, that the SWS Board labored under conflicts of interest, that certain provisions of the merger agreement unduly restrict SWS’s ability to negotiate with other potential bidders, and that the other defendants aided and abetted the SWS Board’s breaches of fiduciary duty. The complaint further alleges, among other things, that the proxy statement/prospectus filed by Hilltop on May 29, 2014 omits or misstates certain material information. The complaints seek relief that includes, among other things, an injunction prohibiting the consummation of the merger, rescission to the extent the merger terms have already been implemented, damages for the alleged breaches of fiduciary duty, and the payment of plaintiffs’ attorneys’ fees and costs. On June 16, 2014, plaintiffs moved for a preliminary injunction prohibiting the consummation of the merger, and for expedited proceedings in connection therewith. Pursuant to negotiations between the parties to the lawsuit, plaintiffs subsequently withdrew those motions. Hilltop and SWS believe that the claims are without merit and each intends to vigorously defend against these actions.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Structure of the Merger

The Merger

The merger agreement provides that SWS will merge into and with Peruna LLC, with Peruna LLC continuing as the surviving company and a wholly owned subsidiary of Hilltop. Subject to the terms of the merger agreement, each stockholder of SWS common stock issued and outstanding immediately prior to the completion of the merger will receive per share consideration consisting of $1.94 in cash and 0.2496 shares of Hilltop common stock, except for (i) certain shares of SWS common stock held by SWS or Hilltop and (ii) shares of SWS common stock held by stockholders properly asserting dissenters’ rights at the completion of the merger.

The Bank Merger and the Broker-Dealer Merger

The merger agreement provides that immediately following the merger, Southwest Securities, FSB, a wholly-owned subsidiary of SWS, will merge with and into Hilltop’s wholly-owned subsidiary PlainsCapital Bank, with PlainsCapital Bank continuing as the surviving bank (the “bank merger”). In addition, SWS has agreed to reasonably cooperate with Hilltop to obtain the necessary regulatory approvals to permit the merger of Hilltop’s broker-dealer subsidiary First Southwest Company with Southwest Securities, Inc., a wholly-owned subsidiary of SWS, to be effected following the bank merger.

Fractional Shares

Hilltop will not issue any fractional shares of Hilltop common stock in the merger. Instead, an SWS stockholder who otherwise would have received a fraction of a share of Hilltop common stock will receive an equivalent amount in cash rounded to the nearest cent. The cash amount will be determined by multiplying (i) the average of the high and low sales prices of SWS common stock on the New York Stock Exchange, as reported on the New York Stock Exchange Composite Transaction Tape, on each of the five consecutive trading days ending on the trading day that is two trading days prior to the effective date of the merger, and (ii) the fraction of a share (after taking into account all shares of SWS common stock held by such stockholder at the effective date of the merger and rounded to the nearest thousandth when expressed in decimal form) of SWS common stock which such stockholder would otherwise be entitled to receive.

Surviving Company; Governing Documents; Directors and Officers

At the completion of the merger, the certificate of formation and limited liability company agreement of Peruna LLC in effect immediately prior to the effective time will be the certificate of formation and limited liability company agreement of the surviving company after completion of the merger until thereafter amended in accordance with their respective terms and applicable law.

At the completion of the merger, the directors of Peruna LLC immediately prior to the effective date shall become the initial directors of the surviving company and shall hold office until their respective successors are appointed.

Treatment of SWS Restricted Shares and Deferred Shares

Each restricted share of SWS common stock granted prior to the date of the merger agreement will vest in full at the effective time of the merger, and the holders of such restricted shares will be entitled to receive the merger consideration for each such share on the same basis as SWS stockholders generally, less applicable withholding taxes, which will be withheld first from the cash portion of the merger consideration payable in respect of each such share. As permitted under the terms of the merger agreement, on August 20, 2014, SWS granted additional restricted shares of SWS common stock to certain executive officers and key employees in satisfaction of their fiscal 2014 annual bonuses, which will be converted into restricted shares of Hilltop as of the effective time of the merger (with the number of Hilltop shares determined based on the value of the merger consideration), and will be subject to accelerated vesting (i) as to all of such restricted shares on termination of employment by the employer without “cause” (as defined in the merger agreement) following the effective time of the merger, (ii) as to all of such restricted shares upon a change of control event (other than the merger) and (iii) as to a prorated portion of such restricted shares on termination of employment due to an employee’s death or disability. The merger agreement also permits SWS to grant, prior to the effective time of the merger, restricted shares of SWS common stock to non-employee directors of SWS in the ordinary course of business consistent with past practice with a grant date value not to exceed $35,000 per non-employee director.

As of the effective time of the merger, each deferred share of SWS common stock reflected in participant accounts under SWS deferred compensation plans will be converted into 0.3328 of a deferred share of Hilltop common stock (i.e., the sum of the portion of the merger consideration paid in Hilltop common stock and a number of shares of Hilltop common stock with a value as of immediately prior to the date of the merger agreement that is equal to the portion of the merger consideration paid in cash). Following the effective time of the merger, any such deferred shares that are not vested will continue to vest in accordance with the original terms of the SWS deferred shares and will vest in full on termination of employment by the employer without “cause” (as defined in the merger agreement) following the effective time of the merger. Hilltop deferred shares will be distributed in accordance with the terms of the applicable plan and the participants’ individual elections.

For more information about these restricted and deferred shares, see “The Merger—Interests of SWS Directors and Executive Officers in the Merger”.

Treatment of Warrants

Concurrently with the execution of the merger agreement, Oak Hill and SWS entered into the Oak Hill Letter Agreement (see “The Merger—Oak Hill Letter Agreement”). Pursuant to the Oak Hill Letter Agreement and the merger agreement, at the closing of the merger, Oak Hill will deliver to SWS the certificates evidencing its outstanding warrants and any loans of Oak Hill to SWS then outstanding under the Credit Agreement, and SWS will issue and deliver to Oak Hill, in exchange for its outstanding warrants and loans, the following consideration: (i) the merger consideration that Oak Hill would have been entitled to receive upon consummation of the merger if its outstanding warrants had been exercised immediately prior to the effective time of the merger and (ii) an amount equal to the Applicable Premium (as defined in the Credit Agreement, being a calculation of the present value of all required interest payments due on a loan through its maturity date on the date the loan is repaid) calculated as if the loans held by Oak Hill were prepaid in full as of the closing date of the merger.

Closing of the Merger

The merger shall become effective when the certificate of merger is accepted for filing by the Secretary of State of the State of Delaware in accordance with the DGCL. The completion of the merger will occur at 10:00 a.m. New York City time on a date no later than three business days after the satisfaction or waiver of the last of the conditions to the merger to be satisfied or waived, unless extended by mutual agreement of the parties. It is currently anticipated that the completion of the merger will occur by the end of 2014 subject to the receipt of SWS shareholder approval, regulatory approvals and other customary closing conditions, but neither Hilltop nor SWS can guarantee when or if the merger will be completed.

Hilltop Board of Directors Following Completion of the Merger

The Hilltop board of directors will not change pursuant to the merger agreement.

Conversion of Shares; Exchange of Certificates

The conversion of SWS common stock into the right to receive the merger consideration will occur automatically at the completion of the merger. Promptly after completion of the merger, the exchange agent (being a bank or trust company with certain responsibilities relating to distribution of the merger consideration) will exchange certificates or book-entry shares representing shares of SWS common stock for the merger consideration to be received pursuant to the terms of the merger agreement.

Letters of Transmittal

As soon as reasonably practicable after the completion of the merger, and in any event within five business days thereafter, the exchange agent will mail appropriate transmittal materials and instructions to those persons who were holders of SWS common stock immediately prior to the completion of the merger. These materials will contain instructions on how to surrender shares of SWS common stock, SWS common stock certificates and shares of SWS common stock held in book-entry form in exchange for the merger consideration such holders are entitled to receive under the merger agreement.

If a certificate for SWS common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration upon receipt of (1) an affidavit of that fact by the claimant and (2) if reasonably required by Hilltop, such bond as Hilltop may determine is reasonably necessary as indemnity against any claim that may be made against Hilltop with respect to such lost, stolen or destroyed certificate.

After completion of the merger, there will be no further transfers on the stock transfer books of SWS other than to settle transfers of SWS common stock that occurred prior to the effective time of the merger.

Withholding

Hilltop and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable to any SWS stockholder the amounts Hilltop and the exchange agent are required to deduct and withhold under any applicable federal, state, local or foreign tax law. If any such amounts are withheld, these amounts will be treated for all purposes of the merger agreement as having been paid to the stockholders from whom they were withheld.

Dividends and Distributions

No dividends or other distributions declared with respect to Hilltop common stock will be paid to the holder of any unsurrendered certificates or book-entry shares of SWS common stock until the holder surrenders such certificate in accordance with the merger agreement. After the surrender of a certificate or book-entry share in accordance with the merger agreement, the record holder thereof will be entitled to receive (1) any such dividends or other distributions, without any interest, with a record date after the effective time and payable at that time with respect to the whole shares of Hilltop common stock represented by such certificate or book-entry share and paid prior to the date of surrender, or (2) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Hilltop common stock which the shares of SWS common stock represented by such certificate or book-entry share with a record date after the effective time of the merger but prior to the surrender date and with a payment date subsequent to the issuance of the Hilltop common stock issuable with respect to such SWS common stock.

Representations and Warranties

The representations, warranties and covenants described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of Hilltop and SWS, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Hilltop and SWS rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. Investors should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of Hilltop, SWS or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Hilltop or SWS. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus.

The merger agreement contains customary representations and warranties of Hilltop and SWS relating to their respective businesses. The representations and warranties in the merger agreement do not survive the completion of the merger.

SWS has made representations and warranties regarding, among other things:

•	corporate matters, including due organization and qualification of subsidiaries;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with or violations of organizational documents or other obligations as a result of the merger;

•	the accuracy of information supplied for inclusion in the proxy statement/prospectus and other similar documents;

•	accurate regulatory reports and filings;

•	financial statements and internal controls;

•	real and personal property;

•	tax matters;

•	no material changes;

•	related-party matters;

•	litigation or legal proceedings;

•	no undisclosed liabilities;

•	compliance with applicable law;

•	labor matters;

•	employee benefits matters;

•	risk management and derivatives matters;

•	environmental matters;

•	intellectual property matters;

•	no undisclosed employment of brokers or finders;

•	certain material contracts;

•	compliance with applicable law and regulatory requirements relating to investment advisory services and broker-dealer services;

•	loan matters;

•	receipt of an opinion of its financial advisor;

•	vote required;

•	insurance matters;

•	CRA Compliance; and

•	title to investment securities.

Hilltop has made representations and warranties regarding, among other things:

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with or violations of organizational documents or other obligations as a result of the merger;

•	accurate regulatory reports and filings;

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents;

•	financial statements and internal controls;

•	tax matters;

•	the absence of certain changes or events;

•	litigation or legal proceedings;

•	no undisclosed liabilities;

•	compliance with applicable law;

•	no undisclosed employment of brokers or finders;

•	risk management and derivative matters;

•	no shareholder vote required;

•	absence of action, fact or circumstances that could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	CRA Compliance;

•	compliance with applicable law and regulatory requirements relating to investment advisory services and broker-dealer services; and

•	sufficient financing for the completion of the merger.

Certain representations and warranties of Hilltop and SWS are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect” means, with respect to either party, any occurrence, event, development, effect, change or condition that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of it and its subsidiaries, taken as a whole. However, the following shall not be considered when determining whether a material adverse effect has occurred:

•	changes in (i) GAAP or interpretations thereof, (ii) laws, rules or regulations of general applicability to companies in any of the industries in which a party operates (including the adoption or repeal of any such laws, rules or regulations), (iii) global, national or regional political conditions or economic or market conditions generally (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) or (iv) the credit markets or adverse credit events resulting in deterioration in the credit markets generally and including changes to any previously correctly applied asset marks, except in the case of each of clauses (i)-(iv), to the extent that the effects of such change are materially disproportionately adverse to the financial condition, results of operations or business of a party as compared to other companies in the industries in which it operates;

•	decline in the trading price of a party’s common stock or a failure to meet earnings or projections in respect of revenues, earnings or other financial or operating metrics for any period, but not including the underlying causes thereof;

•	execution and delivery of the merger agreement, the public announcement of the merger agreement or the merger, the taking of any action required by the merger agreement, or the identity of, or any facts or circumstances relating to any other party to the merger agreement, including the impact thereof on relationships with customers, providers, suppliers, partners, officers or employees (including departures of employees);

•	acts of war, sabotage, terrorism or military actions, earthquakes, floods, hurricanes, tornadoes, natural disasters or other “acts of God” or any changes in conditions generally affecting any industry in which a party operates, except in each such event to the extent that the effects are materially disproportionately adverse to the financial condition, results of operations or business of a party as compared to other companies in the industries in which it operates;

•	any litigation or legal proceedings arising from or allegations of a breach of fiduciary duty or violation of applicable law relating to the merger; or

•	actions or omissions taken with the other party’s prior written consent or expressly required by the merger agreement.

Covenants and Agreements

Conduct of Business Prior to the Completion of the Merger

SWS has agreed that, prior to the completion of the merger, it will, and will cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects and use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships. SWS and Hilltop agree to, and to cause each of their respective subsidiaries to, take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either SWS, Peruna LLC or Hilltop to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement or to perform their covenants and agreements under the merger agreement.

Additionally, SWS has agreed that prior to the completion of the merger, except as disclosed to Hilltop prior to the date of the merger agreement, and except as required by the merger agreement, required by applicable law or with the prior written consent of Hilltop, SWS will not, and will not permit any of its subsidiaries to, subject to certain exceptions, undertake certain actions, including the following:

•	issue, sell, dispose of, authorize, pledge or encumber or pledge any shares of its capital stock or securities convertible into, or exchangeable for, additional shares of capital stock or other equity interests, except for issuances under dividend reinvestment plans in the ordinary course of business or automatic grants pursuant to existing SWS stock plans;

•	adjust, split, combine or reclassify any capital stock or make, declare or pay any dividends or other distributions on any shares of its capital stock;

•	amend the material terms of, knowingly and materially violate the terms of, waive any material rights under, or terminate any material contract, regulatory agreement or other binding obligation that is material to SWS and its subsidiaries, taken as a whole;

•	sell, transfer, mortgage, encumber or otherwise dispose of any of its properties, deposits, businesses or assets other than in the ordinary course of business and in transactions that are not material to SWS and its subsidiaries, taken as a whole;

•	acquire all or any portion of the assets, business, deposits or properties of any other entity, except in the ordinary course of business and in a transaction that is not material to SWS and its subsidiaries, taken as a whole, and would not reasonably be expected to present a material risk that the closing of the merger will be materially delayed or that any regulatory approval required to consummate the merger will be more difficult to obtain;

•	amend the certificate of incorporation, bylaws or similar governing documents of SWS or any subsidiary of SWS;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

•	except as required under applicable law or the terms of any employee benefit plan in effect as of the date of the merger agreement, (i) increase the compensation, severance or benefits of any of the current or former directors, officers, employees or consultants of SWS or its subsidiaries, other than annual increases in base salary or benefits for employees who are not executive officers of SWS or its subsidiaries in the ordinary course of business consistent with past practice and subject to certain limits, (ii) pay or award, or commit to pay or award, any bonuses or incentive compensation subject to certain exceptions with respect to executive officer and employee bonuses for the 2014 and 2015 fiscal years, (iii) become a party to, establish, amend or terminate any material employee benefit plan, (iv) accelerate the vesting of or lapsing of restrictions with respect to any compensation, benefits, stock-based compensation, incentive compensation or the forgiveness of indebtedness of any loan, (v) fund any rabbi trust or similar arrangement or (vi) hire (other than to replace terminated employees) or terminate without cause the employment of any employee with base compensation of $150,000 or more;

•	subject to certain exceptions, permit or allow the securities inventory of taxable fixed income or municipal distribution to exceed or deviate from the parameters set forth in, and the terms of, policies;

•	incur or guarantee any indebtedness for borrowed money, other than in the ordinary course of business;

•	enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by law or requested by a regulatory agency;

•	other than in consultation with Hilltop, make any material change to (i) its investment securities portfolio, derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or (ii) the manner in which the portfolio is classified or reported, except as required by law or requested by a regulatory agency;

•	settle any action, suit, claim or proceeding against it or any of its subsidiaries, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $250,000 and that would not impose any material restriction on the business of it or its subsidiaries;

•	alter materially its interest rate or pricing fee or fee pricing policies with respect to stock lending and borrowing, margin loans, money market funds or bank insured depository accounts or waive any material fees with respect thereto;

•	make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, loans, or (ii) its hedging practices and policies, in each case except as required by law or requested by a regulatory agency;

•	foreclose upon or take a deed or title to any real estate other than single-family residential properties without first conducting a Phase I environmental assessment of the property that satisfies the requirements of the all appropriate inquiries standard of CERCLA § 101(35), 42 U.S.C. § 9601(35) (except where such an assessment has been conducted in the preceding twelve months) or foreclose upon or take a deed or title to any such real estate if such environmental assessment indicates the presence of hazardous materials or other materials regulated under environmental laws in or at such real estate due to a release to the environment of such hazardous or regulated materials which presence is likely to lead to a material liability;

•	subject to certain exceptions, invest in any mortgage-backed or mortgage related securities that would be considered “high-risk” securities under applicable regulatory pronouncements;

•	subject to certain exceptions, (i) make or acquire any loan or issue a commitment for any loan, or amend or modify in any material respect any existing loan, that would result in total credit exposure to the applicable borrower in excess of $5,000,000, (ii) amend or modify in any material respect any existing special mention loan with total credit exposure to the applicable borrower and its affiliates in excess of $3,000,000, (iii) enter into agreements relating to, or consummate purchases or sales of, whole loans or pool loans in excess of $2,000,000 in principal amount or purchase price or (iv) sell or otherwise dispose of any loan or OREO that would have a loss in excess of $500,000;

•	make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other material office or operations facility;

•	subject to certain exceptions, pay, loan or advance any amount to, or sell, transfer or lease any properties, rights or assets to, or enter into any arrangement or agreement with, any of its officers or directors or any of their family members, or any affiliates or associates of any of its officers or directors, other than loans originated in the ordinary course of business and, in the case of any such arrangements or agreements relating to compensation, fringe benefits, severance or termination pay or related matters;

•	make, change or revoke any material tax election, change or consent to any change in it or its subsidiaries’ method of accounting for tax purposes (except as required by applicable tax law), take any material position on any material tax return filed on or after the date of the agreement, settle any material tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of taxes, surrender any right to claim a refund for a material amount of taxes or file any material amended tax return;

•	take, or fail to take, any action that would prevent or impede, or could reasonably be expected to prevent or impede, the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors prohibited by the Company forbearances.

Hilltop has agreed that prior to the completion of the merger, except as disclosed to SWS prior to the date of the merger agreement, and except as expressly permitted by the merger agreement or with the prior consent of SWS, Hilltop will not, and will not permit any of its subsidiaries to, subject to certain exceptions, undertake the following actions:

•	adopt or propose any amendments to its organizational documents;

•	take, or fail to take, any action that would, or is reasonably likely to, prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	adopt or propose to adopt a plan of complete or partial liquidation or dissolution of Purchaser;

•	(i) make, declare, pay or set aside for payment any dividend payable in cash, capital stock or other property on or in respect of, or declare or make any distribution on any shares of its capital stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by the merger agreement.

Regulatory Matters

Hilltop and SWS have agreed to cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation (including applications for approval from the Federal Reserve Board and the Texas Department of Banking and, if applicable, notification under the HSR Act), to effect all applications, notices, petitions and filings, and to consult with each other with respect to obtaining, and to obtain as promptly as practicable, all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the merger, the bank merger and the other transactions contemplated by the merger agreement. Hilltop and SWS will use their respective reasonable best efforts to resolve any objections that may be asserted by any regulatory authority with respect to the merger agreement, the merger, the bank merger or the transactions contemplated by the merger agreement and will consult with the other party in advance of any meeting or conference with any governmental entity. Hilltop will not be required to take or commit to take any actions that would reasonably be expected to have a material adverse effect (measured on a scale relative to SWS) on Hilltop or SWS (referred to as a “materially burdensome regulatory condition”), and SWS shall not be required to take or commit to take any such action unless such actions are conditioned on the closing of the merger.

Employee Matters

The merger agreement provides that Hilltop will provide or cause to be provided to each employee who is employed by SWS or any of its subsidiaries on the closing date, during the period in which such employee is employed by Hilltop or any of its affiliates following the closing date, commencing on the closing date and ending on:

•	the six-month anniversary of the closing date, a base salary that is not less than the base salary provided to such employee as of immediately prior to the closing date; and

•	December 31, 2015, (i) bonus opportunities and employee benefits that, in the aggregate, are no less favorable than the bonus opportunities and employee benefits provided to similarly situated employees of Hilltop and its subsidiaries (other than SWS and its subsidiaries) and (ii) severance benefits that are no less favorable than those described in the merger agreement.

Director and Officer Indemnification and Insurance

Each of Hilltop and Peruna LLC has agreed to indemnify and advance expenses to each present and former director and officer of SWS and its subsidiaries (when acting in such capacity) to the fullest extent permitted by law for any acts arising out of or pertaining to matters occurring at or existing prior to the closing. Additionally, Hilltop will provide director and officer liability insurance with respect to claims arising from facts or events occurring before the completion of the merger, which will contain at least the same coverage and amounts, and on no less advantageous terms to the indemnified party as that coverage currently provided by SWS, at an aggregate cost per annum not to exceed 300% of the annual aggregate premiums currently paid by SWS for such insurance, provided that if premiums for such insurance would exceed such cap, then Hilltop will maintain policies of insurance which provide the maximum coverage available at an annual premium equal to such cap. In lieu of the foregoing insurance, prior to the closing, SWS may purchase “tail” D&O insurance, at an aggregate cost not to exceed 300% of the annual aggregate premiums currently paid by it for such insurance.

Voting of Shares Owned by Hilltop

Hilltop has agreed in the merger agreement to vote any shares of SWS that it owns as of the record date for the SWS special meeting (not including unissued shares that would be issuable upon the exercise of all or a portion of Hilltop’s warrant) in favor of approval and adoption of the merger agreement.

Certain Additional Agreements

The merger agreement also contains additional covenants, including covenants relating to the filing of this proxy statement/prospectus, obtaining required consents, the listing of the shares of Hilltop common stock to be issued in the merger, access to information of the other company and public announcements with respect to the transactions contemplated by the merger agreement.

No Solicitation

SWS agreed in the merger agreement that it shall not, and shall cause its subsidiaries not to, and shall use its reasonable best efforts to cause its or their respective officers, directors, employees, representatives or agents not to (a) knowingly encourage, solicit, participate in, knowingly facilitate or initiate discussions, negotiations, inquiries, proposals or offers with or provide any non-public information to, any person relating to any third party acquisition (as defined below) or any inquiry, proposal or offer reasonably likely to lead to a third party acquisition or (b) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligation of any person other than Hilltop and Peruna LLC; provided, that prior to SWS stockholder approval of the merger, if SWS receives a bona fide unsolicited written proposal for a third party acquisition that the SWS board of directors determines in its good faith judgment is or could reasonably be expected to result in a superior proposal and was made after the date of the merger agreement, then the SWS board of directors may provide information to and enter into discussions with such third party, but only if (i) in the case of provision of information, prior to such provision of information such third party shall have entered into a confidentiality agreement with terms no less favorable to SWS than those contained in SWS’s confidentiality agreement with Hilltop and any non-public information provided to such third party shall have been previously provided to Hilltop or shall be provided to Hilltop prior to or concurrently with being provided to such third party and (ii) the SWS board of directors determines in its good faith judgment, after consultation with and based upon the advice of outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

SWS has agreed to notify Hilltop within 24 hours of the receipt of a proposal for a third party acquisition. The notice must indicate the person making the proposal along with the material terms of the proposal and a copy of any written documentation. SWS will keep Hilltop fully informed, on a timely basis, of any material developments with respect to such proposal.

For purposes of the merger agreement:

•	“third party acquisition” means: (i) the acquisition, in one or a series of related transactions, of SWS or any of its subsidiaries representing more than 15% of the consolidated total assets of SWS taken as a whole, by merger, tender offer, exchange offer, consolidation, business combination or otherwise by any third party other than Hilltop or an affiliate of Hilltop (a “third party”), (ii) the acquisition by a third party in any one or a series of transactions of assets or businesses of SWS, including pursuant to a joint venture or partnership, representing more than 15% of the consolidated total assets of SWS or (iii) the acquisition by a third party in one or a series of related transactions in any manner of beneficial ownership of 15% or more of the outstanding shares of SWS common stock or any other class of capital stock or voting power of SWS.

•	“superior proposal” means any bona fide unsolicited written proposal for a third party acquisition (with the references to “15%” in the definition thereof replaced with references to “100%”) that the SWS board of directors determines in its good faith judgment (after consulting its financial advisor) and taking into account all relevant factors, (i) is more favorable to the SWS stockholders (other than Hilltop) from a financial point of view than the transactions contemplated by the merger agreement (taking into account any adjustment to the terms and conditions proposed by Hilltop in a counteroffer and taking into account any break-up fees and expense reimbursement provisions) and (ii) is reasonably likely to be completed on the terms proposed.

Change in Recommendation

The board of directors of SWS has agreed to recommend in favor of the proposals related to the merger and the transactions contemplated by the merger agreement; provided if the SWS board of directors determines in its good faith judgment, after consultation with and based upon the advice of outside legal counsel, that, because of (i) the receipt of a written proposal for a third party acquisition that it determines in good faith constitutes a superior proposal or (ii) the occurrence of an intervening event (as defined below), the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law (after taking into account all counteroffers proposed by Hilltop) the SWS board of directors may make a change in its recommendation in favor of the merger and, in the event of a superior proposal, recommend a superior proposal but only (i) after the fifth business day following Hilltop’s receipt of written notice from SWS advising Hilltop that the SWS board of directors has received a superior proposal or that an intervening event has occurred, specifying, as applicable, (A) the terms and conditions of such superior proposal and identifying the person making it or (B) the nature of such intervening event in reasonable detail. During such five business day period, SWS must negotiate with Hilltop in good faith regarding adjustments to the merger agreement that would obviate the need for the SWS board of directors to change its recommendation in favor of the merger. Notwithstanding any change in its recommendation, SWS shall submit the merger agreement to the SWS shareholders at the SWS shareholder meeting and SWS may not enter into any alternative acquisition agreement until the SWS stockholder meeting has been held, the merger agreement has been terminated in accordance with its terms and any applicable termination fee has been paid to Hilltop.

If, on the date of the SWS shareholder meeting, Hilltop reasonably determines in good faith that SWS has not received sufficient proxies to obtain shareholder approval of the merger proposal, Hilltop may require SWS to adjourn the meeting until such date as shall be mutually agreed upon by SWS and Hilltop, which date shall be not less than five days nor more than ten days after the date of adjournment. SWS is only required to adjourn the SWS shareholder meeting one time.

An “intervening event” is any event, change, effect, development or occurrence occurring or arising after the date of the merger agreement that (i) was not known, or reasonably foreseeable, to the Board of Directors of SWS as of or prior to the date of the merger agreement and did not result from a breach of the merger agreement by SWS and (ii) does not relate to or involve a third party acquisition.

Conditions to Completion of the Merger

Hilltop and SWS’s respective obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	approval of the merger proposal by SWS stockholders;

•	authorization for listing on the NYSE of the shares of Hilltop common stock to be issued in the merger;

•	effectiveness of the registration statement of which this proxy/prospectus forms a part, and the absence of any stop order or proceedings seeking a stop order or initiation or threat of such proceedings by the SEC;

•	the absence of any order, injunction or decree issued by any court or agency with competent jurisdiction, or other law, preventing the consummation of the merger or bank merger that has been issued and is in effect;

•	receipt of necessary regulatory approvals from the Federal Reserve and the Texas Department of Banking and, if applicable, the expiration or termination of the waiting period under the HSR Act;

•	subject to certain exceptions and materiality thresholds, accuracy of the other party’s representations and warranties when made and at the effective time of the merger (except to the extent expressly made as of an earlier date, in which case as of such date) (and the receipt by each party of an officer’s certificate from the other party to such effect);

•	performance by the other party of its obligations under the merger agreement in all material respects (and the receipt by each party of an officer’s certificate from the other party to such effect); and

•	the receipt of a tax opinion from its legal counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Hilltop’s obligation to complete the merger is further conditioned on:

•	the fact that there shall not be any action taken or determination made, or any law enacted, entered, enforced or deemed applicable to the transactions contemplated by the merger or bank merger, by any governmental entity, in connection with the grant of a requisite regulatory approval, which imposes, contains or would result in the imposition of a materially burdensome regulatory condition.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to the completion of the merger (i) by mutual consent, (ii) by Hilltop if (A) at any time prior to obtaining the SWS shareholder approval, the SWS board of directors has changed its recommendation in favor of the merger, (B) at any time prior to obtaining the SWS shareholder approval, SWS is in material breach of its non-solicitation obligations or its obligations regarding soliciting stockholder approval for the merger or (C) if any governmental entity that must grant a requisite regulatory approval imposes a materially burdensome regulatory condition and there is no meaningful possibility such condition can be revised prior to March 31, 2015 unless the failure to obtain such approval without a materially burdensome regulatory condition is due to any breach by Hilltop of the merger agreement or (iii) by either party in the following circumstances:

•	a governmental entity that must grant a required regulatory approval has denied approval and such denial has become final or an injunction or legal prohibition against the transaction becomes final and nonappealable;

•	the merger has not been consummated by March 31, 2015 unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements under the merger agreement;

•	the other party breaches any of its covenants or agreements under the merger agreement in a manner that would cause the closing conditions not to be satisfied and that is not within 30 days following written notice of the breach (provided that the terminating party is not also in material breach of any of its obligations under the merger agreement); or

•	the special meeting of the SWS stockholders shall have concluded without the approval of the merger proposal.

Termination Fee

SWS is required to pay Hilltop a termination fee of $8 million if:

(i)	a third party proposal has been publicly disclosed or made known to SWS management and not withdrawn, or any person has publicly announced or made known to SWS management and not withdrawn at least 10 business days’ prior to the stockholder vote an intention to make a third party proposal, and thereafter the agreement is terminated:

•	by either Hilltop or SWS because the merger has not been consummated by March 31, 2015 (without SWS stockholder approval of the merger proposal having been obtained) or because the SWS stockholders failed to approve the merger proposal at a meeting called for such purpose; or

•	by Hilltop for SWS’s willful breach of any of its covenants or agreements under the merger agreement, which breach would cause certain closing conditions not to be satisfied and which is not cured during the applicable cure period;

and, within 12 months of termination SWS consummates a third party acquisition or enters into an agreement in respect thereof (provided that the references to “15%” in the definition of third party acquisition shall be replaced with references to “50%” for this purpose); or

(ii)	the merger agreement is terminated by Hilltop prior to the time SWS stockholders have approved the merger proposal because SWS or the board of directors of SWS changes its recommendation in favor of the merger, or SWS is in material breach of its non-solicitation obligations or its obligations regarding soliciting stockholder approval of the merger.

Effect of Termination

If the merger agreement is terminated, it will become void, and no directors or officers of Hilltop or SWS shall have any liability under the agreement, except that (i) each of Hilltop and SWS will remain liable for any willful breach of the merger agreement and (ii) designated provisions of the merger agreement will survive the termination, including those relating to payments of fees and expenses and the confidential treatment of information.

Expenses and Fees

All fees and expenses incurred in connection with the merger shall be paid by the party incurring such fees or expenses, whether or not the merger is consummated.

Amendment, Waiver and Extension of the Merger Agreement

Subject to applicable law, Hilltop and SWS may amend the merger agreement by action by their respective boards of directors (and, in the case of SWS, the Special Committee). However, after approval of the merger agreement by SWS stockholders, there may not be, without further approval of SWS stockholders, any amendment of the merger agreement that requires further approval under applicable law.

At any time prior to the completion of the merger, each party, to the extent legally allowed, may by action of its board of directors (and in the case of SWS, the Special Committee) extend the time for the performance of any of the obligations or other acts of the other party; waive any inaccuracies in the representations and warranties of the other party; and waive compliance by the other party with any of the agreements and conditions contained in the merger agreement except that after approval of the merger agreement by the SWS stockholders, there may not be, without further approval of such stockholders, any extension or waiver of the merger agreement or any portion thereof that reduces the amount or changes the form of the consideration to be delivered to the holders of SWS common stock or that otherwise requires further approval under applicable law.

ACCOUNTING TREATMENT OF THE MERGER

The merger will be accounted for as a “purchase,” as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Under purchase accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of SWS as of the effective time of the merger will be recorded at their respective fair values and added to those of Hilltop. Any excess of purchase price over the aggregate of the fair values is recorded as goodwill. Consolidated financial statements of Hilltop issued after the merger would reflect these fair values and would not be restated retroactively to reflect the historical consolidated financial position or results of operations of SWS.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following general discussion addresses the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of SWS common stock that exchange their shares of SWS common stock for shares of Hilltop common stock and cash in the merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those holders of SWS common stock that hold their shares of SWS common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of SWS common stock that received SWS common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder (as defined below);

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of SWS common stock that holds SWS common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•	a United States expatriate.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of SWS or Hilltop. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of SWS common stock that is for United States federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

The United States federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for United States federal income tax purposes and that holds SWS common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding SWS common stock should consult their own tax advisors.

Tax Consequences of the Merger Generally

The parties intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Hilltop’s obligation to complete the merger that Hilltop receive an opinion from Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), dated the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to SWS’s obligation to complete the merger that SWS receive an opinion from Davis Polk & Wardwell LLP (“Davis Polk”), dated the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on representation letters provided by Hilltop and SWS and on customary factual assumptions. Neither of the opinions described above will be binding on the Internal Revenue Service. Hilltop and SWS have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

In addition, in connection with the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, each of Wachtell Lipton and Davis Polk has delivered its opinion to the effect that, on the basis of the facts, representations, assumptions and exclusions set forth in such opinion and certificates obtained from officers of Hilltop and SWS, (i) the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the following discussion constitutes their opinion as to the material U.S. federal income tax consequences of the merger to holders of SWS common stock. Neither of these opinions is binding on the Internal Revenue Service or the courts, and neither Hilltop nor SWS intends to request a ruling from the Internal Revenue Service regarding the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the representations or assumptions upon which such opinions are based are inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected.

In general, the merger is intended to be tax-free to you, except to the extent of any cash that you receive in exchange for your shares of SWS common stock. Upon exchanging your SWS common stock for Hilltop common stock and cash (other than cash received in lieu of a fractional share), you generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Hilltop common stock received pursuant to the merger over your adjusted tax basis in your shares of SWS common stock surrendered) and (2) the amount of cash received pursuant to the merger (excluding any cash received in lieu of a fractional share). If you acquired different blocks of SWS common stock at different times or different prices, you should consult your tax advisor regarding the manner in which gain or loss should be determined. Any recognized gain generally will be long-term capital gain if, as of the effective date of the merger, your holding period with respect to the SWS common stock surrendered exceeds one year. If, however, the cash received has the effect of the distribution of a dividend as described below, the gain will be treated as a dividend to the extent of your ratable share of Hilltop’s accumulated earnings and profits as calculated for United States federal income tax purposes. See “—Possible Treatment of Cash as a Dividend” below.

The aggregate tax basis in the shares of Hilltop common stock that you receive in the merger, including any fractional share interests deemed received and sold as described below, will equal your aggregate adjusted tax basis in the SWS common stock you surrender, reduced by the amount of cash received (excluding any cash received in lieu of a fractional share) and increased by the amount of gain, if any, recognized by you (excluding any gain recognized with respect to cash received in lieu of a fractional share) on the exchange. Your holding period for the shares of Hilltop common stock that you receive in the merger (including a fractional share interest deemed received and sold as described below) will include your holding period for the shares of SWS common stock that you surrender in the exchange.

Possible Treatment of Cash as a Dividend

In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces your deemed percentage stock ownership of Hilltop. For purposes of this determination, you are treated as if you first exchanged all of your shares of SWS common stock solely for Hilltop common stock and then Hilltop immediately redeemed, which we refer to in this document as the “deemed redemption,” a portion of the Hilltop common stock in exchange for the cash you actually received. The gain recognized in the deemed redemption will be treated as capital gain if the deemed redemption is (1) “substantially disproportionate” with respect to you or (2) “not essentially equivalent to a dividend.”

The deemed redemption will generally be “substantially disproportionate” with respect to you if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to you will depend upon your particular circumstances. At a minimum, however, in order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in your deemed percentage stock ownership of Hilltop. In general, that determination requires a comparison of (1) the percentage of the outstanding stock of Hilltop that you are deemed actually and constructively to have owned immediately before the deemed redemption and (2) the percentage of the outstanding stock of Hilltop that is actually and constructively owned by you immediately after the deemed redemption. In applying the above tests, you may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying any option you hold to purchase stock in addition to the stock actually owned by you.

The Internal Revenue Service has ruled that a stockholder in a publicly held corporation whose relative stock interest is minimal (e.g., less than 1%) and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” if that stockholder has a relatively minor (e.g., approximately 3%) reduction in its percentage stock ownership under the above analysis; accordingly, the gain recognized in the exchange by such a stockholder would be treated as capital gain.

These rules are complex and dependent upon the specific factual circumstances particular to you. Consequently, you should consult your tax advisor as to the application of these rules to the particular facts relevant to you.

Cash Instead of a Fractional Share

If you receive cash instead of a fractional share of Hilltop common stock, you will be treated as having received the fractional share of Hilltop common stock pursuant to the merger and then as having sold that fractional share of Hilltop common stock for cash. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to your fractional share of Hilltop common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for the shares (including the holding period of SWS common stock surrendered therefor) is greater than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding

If you are a non-corporate holder of SWS common stock you may be subject to information reporting and backup withholding (currently at a rate of 28%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against your United States federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.

This discussion of certain material United States federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

DESCRIPTION OF HILLTOP CAPITAL STOCK

As a result of the merger, SWS stockholders who receive shares of Hilltop common stock in the merger will become shareholders of Hilltop. Your rights as shareholders of Hilltop will be governed by Maryland law and the charter and bylaws of Hilltop. The following briefly summarizes the material terms of Hilltop common stock and preferred stock. We urge you to read provisions of the Maryland General Corporate Law (which we refer to as the MGCL), Hilltop’s charter and bylaws and federal law governing bank holding companies carefully in their entirety. Copies of Hilltop’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see “Where You Can Find More Information”.

Authorized Capital Stock

Hilltop’s authorized capital stock consists of 125,000,000 shares of common stock, par value $0.01 per share, 10,000,000 shares of special voting stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of October 13, 2014, there were 90,182,915 shares of Hilltop common stock outstanding, zero shares of special voting stock outstanding and 114,068 shares of Hilltop Series B preferred stock outstanding.

Common Stock

Preemptive Rights

Hilltop common stock has no preemptive rights.

Dividend Rights

Hilltop can pay dividends if, as and when declared by Hilltop’s board of directors, subject to compliance with limitations imposed by law. The holders of Hilltop common stock are entitled to receive and share equally in these dividends as they may be declared by Hilltop’s board of directors out of funds legally available for such purpose. The holders of such preferred stock may have a priority over the holders of the common stock with respect to dividends. For a description of the dividend rights of holders of Series B Preferred Stock, see “Series B Preferred Stock” below.

Voting Rights

Each holder of Hilltop common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. Directors are elected by a plurality of the shares actually voting on the matter. Holders of the preferred stock and special voting stock may also possess voting rights. For a description of the voting rights of holders of Series B Preferred Stock, see “Series B Preferred Stock” below.

Liquidation Rights

In the event of liquidation, dissolution or winding up of Hilltop, whether voluntary or involuntary, the holders of Hilltop common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Hilltop available for distribution. Holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution. For a description of the rights of holders of Series B Preferred Stock in the event of liquidation or dissolution, see “Series B Preferred Stock” below.

Ownership Limitations

Hilltop’s charter provides for certain limitations on the amount of Hilltop common stock that may be acquired by any person, until such time as the Hilltop board of directors determines that such limitations shall cease to be effective. The Hilltop board of directors made such a determination in connection with the 2012 PlainsCapital corporation merger, and such restrictions ceased to be effective at the effective time of that merger.

Preferred Stock

Relative Rights

The Hilltop board of directors is authorized to set and change, subject to certain limitations, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series of Hilltop preferred stock. In general, the holders of Hilltop preferred stock may have, and the holders of the Series B Preferred Stock do have, preferences over holders of Hilltop common stock in the payment of dividends, upon liquidation of Hilltop, in respect of voting rights and in the redemption of the capital stock of Hilltop. For a description of the rights of holders of Series B Preferred Stock, see “Series B Preferred Stock” below.

Preemptive Rights

The Board of Directors may provide, when setting the terms of classified or reclassified shares of stock, that a class or series of Hilltop preferred stock carries preemptive rights.

Series B Preferred Stock

Dividend Rights

Holders of the Series B Preferred Stock are entitled to non-cumulative cash dividends at a fluctuating dividend rate based on Hilltop’s level of qualified small business lending. Hilltop may generally declare and pay dividends on Hilltop common stock only if full dividends on all outstanding shares of Series B Preferred Stock for the most recently completed dividend period have been or are contemporaneously declared and paid.

Voting Rights

The Series B Preferred Stock is non-voting, except in limited circumstances. For instance, the holders of Series B Preferred Stock would have the right to vote in connection with the authorization of stock senior to the Series B Preferred Stock, amendments to the certificate of formation of the company adversely affecting the Series B Preferred Stock or certain fundamental transactions affecting the Series B Preferred Stock. In addition, in the event the company misses dividend payments for six consecutive quarters, whether or not consecutive, the holders of the Series B Preferred Stock have, in certain circumstances, the right to appoint representatives to the company’s board of directors until the dividends have been paid timely for four consecutive periods.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of the affairs of Hilltop, holders of Series B Preferred Stock are entitled to receive for each share of Series B Preferred Stock, out of the assets of Hilltop or proceeds thereof (whether capital or surplus) available for distribution to stockholders of Hilltop, subject to the rights of any creditors of Hilltop, before any distribution of such assets or proceeds is made to or set aside for the holders of Hilltop common stock, payment in full of the liquidation amount (being $1,000 per share of Series B Preferred Stock) plus the amount of any accrued and unpaid dividends on each such share.

Redemption Rights

The Series B Preferred Stock may be redeemed at any time at Hilltop’s option, at a redemption price of 100% of the liquidation amount plus accrued but unpaid dividends to the date of redemption for the current period, subject to the approval of its federal banking regulator.

Preemptive Rights

The Series B Preferred Stock has no preemptive rights.

Listing

Hilltop common stock is traded on the NYSE under the symbol “HTH.”

COMPARISON OF STOCKHOLDERS’ RIGHTS

Hilltop is incorporated in Maryland and SWS is incorporated in Delaware. Your rights as a stockholder of SWS are governed by the DGCL, the SWS certificate of incorporation, as amended, and the SWS bylaws. Upon completion of the merger, as a Hilltop stockholder your rights will be governed by the Maryland General Corporation Law (the “MGCL”), the Hilltop charter, as amended, and the Hilltop bylaws.

The following is a summary of the material differences between the rights of holders of Hilltop common stock and the rights of holders of SWS common stock, but does not purport to be a complete description of those differences. These differences may be determined in full by reference to the MGCL, the DGCL, the Hilltop charter, the SWS certificate of incorporation, the Hilltop bylaws and the SWS bylaws, in each case as amended. The SWS certificate of incorporation, the Hilltop charter and each corporation’s bylaws are subject to amendment in accordance with their terms. Although the MGCL and the DGCL are similar in most respects, there are a number of differences between the two statutes, many (but not all) of which are summarized below. In addition, there is a substantial body of case law in Delaware interpreting the corporation laws of that state. A comparable body of judicial interpretations does not exist in Maryland such that there may be less certainty as to the outcome of matters governed by Maryland corporation law than would be the case under Delaware corporation law. Copies of the governing corporate instruments are available, without charge, to any person, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information” included elsewhere in this proxy statement/prospectus.

SWS	HILLTOP
AUTHORIZED CAPITAL STOCK

Authorized Shares. SWS is authorized under the SWS certificate of incorporation to issue 60,000,000 of common stock, par value $0.10 per share, and 100,000 of preferred stock, par value $1.00 per share. The SWS certificate of incorporation authorizes the board of directors to classify and reclassify any unissued shares of Hilltop common stock and preferred stock into other classes or series of stock.	Authorized Shares. Hilltop is authorized under the Hilltop charter to issue 125,000,000 shares of common stock, par value $0.01 per share, 10,000,000 shares of Special Voting Stock, par value $0.01 per share and 10,000,000 shares of preferred stock, par value $0.01 per share. As permitted by the MGCL, the Hilltop charter authorizes the Hilltop board of directors to classify and reclassify any unissued shares of Hilltop common stock and preferred stock into other classes or series of stock. The Hilltop charter authorizes the Hilltop board of directors, without further stockholder action, to amend the Hilltop charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that Hilltop has authority to issue.

SWS	HILLTOP
Special Voting Stock. The Hilltop charter authorizes the board of directors, without further stockholder action, to issue up to 10,000,000 shares of special voting stock, none of which are currently issued and outstanding. A holder of special voting stock is not entitled to any regular or special dividend payments or other distributions, including any dividends or other distributions declared or paid with respect to shares of Hilltop’s common stock or any other stock, and is not entitled to receive any distributions or other rights to receive property in the event of liquidation or dissolution. A holder of special voting stock has the right to one vote on all matters submitted to a vote of Hilltop’s stockholders, and the holders of special voting stock vote collectively with the holders of Hilltop common stock as one class on all matters submitted to a vote of Hilltop’s stockholders.

Preferred Stock. The SWS certificate of incorporation authorizes the board of directors, without further stockholder action, to issue up to 100,000 shares of preferred stock, in one or more series, and determine any designations, preferences, limitations or relative rights in each series. The rights of preferred stockholders may supersede the rights of common stockholders.	Preferred Stock. The Hilltop charter authorizes the board of directors, without further stockholder action, to issue up to 10,000,000 shares of preferred stock, in one or more series, and determine any preferences, conversion or other rights, voting powers, restrictions or limitations of additional series. The rights of preferred stockholders may supersede the rights of common stockholders.

PREEMPTIVE RIGHTS

SWS stockholders do not have preemptive rights.	Hilltop’s stockholders do not have preemptive rights.

VOTING RIGHTS IN AN EXTRAORDINARY TRANSACTION

The DGCL generally requires that any merger, consolidation, or sale of substantially all the assets of a corporation be approved by a vote of a majority of all outstanding shares entitled to vote thereon. Although a Delaware corporation’s certificate of incorporation may provide for a greater vote, the SWS certificate of incorporation does not.	Under the MGCL, a board of directors must generally declare a merger, consolidation, share exchange or transfer of all or substantially all of its assets advisable and direct that such transaction be submitted to the stockholders of the corporation for consideration. The transaction must be approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast on the matter, unless the charter provides for a greater or lesser vote (which must be at least a majority of all votes entitled to be cast on the matter). Hilltop’s charter provides that such transactions shall be effective and valid if taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

SWS	HILLTOP
DIVIDENDS

The SWS bylaws provide that the board of directors may declare dividends upon its capital stock at any regular meeting, and the dividend payments shall be made, pursuant to Delaware law, either (1) out of its surplus or (2) in case of no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.	Under Maryland law, Hilltop may make any distribution authorized by the board of directors unless, after the distribution (1) the corporation would not be able to pay its debts as they become due in the usual course of business or (2) generally, the corporation’s total assets would be less than the sum of its total liabilities, plus the amount that would be needed if the corporation were dissolved at the time of the distribution to satisfy senior liquidation preferences. Hilltop is permitted to make a distribution so long as the distribution is made from (1) the net earnings of the corporation for the fiscal year in which the distribution is made, (2) its net earnings for the preceding fiscal year or (3) the sum of its net earnings for the preceding eight fiscal quarters.

AMENDMENT TO THE CHARTER/ARTICLES OF INCORPORATION

Under § 242 of the DGCL and the SWS certificate of incorporation, the SWS certificate of incorporation may be amended, altered, changed or repealed by the SWS board of directors, the holders of a majority of the outstanding stock entitled to vote on the amendment and, in certain cases, the holders of a majority of each class of stock entitled to vote on the amendment as a class.	The Hilltop charter authorizes the Hilltop board of directors, without further stockholder action, to amend the Hilltop charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that Hilltop has authority to issue. Subject to limited exceptions, Hilltop’s charter may otherwise be amended only by the affirmative vote of the holders of not less than two-thirds of all the votes entitled to be cast on the matter.

AMENDMENT TO THE BYLAWS

The SWS board of directors has the power to adopt, amend or repeal its bylaws. SWS stockholders require an affirmative vote of at least 66 2⁄3% in voting power of the issued and outstanding shares entitled to vote in order to alter, amend, repeal or adopt a provision inconsistent with the bylaws.	The Hilltop board of directors generally has the exclusive power to adopt, alter or appeal any provision of its bylaws and to make new bylaws.

SWS	HILLTOP
APPRAISAL/DISSENTERS’ RIGHTS

Under the DGCL, a stockholder of a Delaware corporation generally has appraisal rights in connection with certain mergers or consolidations in which the corporation is participating, subject to specified procedural requirements. The DGCL, however, does not confer appraisal rights for the shares of any class or series of stock that is (subject to certain exceptions) either (1) listed on a national securities exchange, or (2) held of record by more than 2,000 holders. There are no appraisal rights available for stockholders if the merger does not require the vote of stockholders for its approval. Even if a corporation’s stock meets the foregoing requirements the DGCL provides that appraisal rights generally will be permitted if stockholders of the corporation are required to accept for their stock in certain mergers or consolidations anything other than (1) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof; (2) shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders; (3) cash in lieu of fractional shares or fractional depository receipts described in the foregoing; or (4) any combination of the foregoing.	Under Maryland law, a dissenting or objecting stockholder has the right to demand and receive payment of the fair value of the stockholders’ stock from the successor if (1) the corporation consolidates or merges with another corporation; (2) the corporation’s stock is to be acquired in a statutory share exchange; (3) the corporation transfers its assets in a manner requiring stockholder approval under section 3-105(e) of the MGCL; (4) the corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder’s rights, unless the right to do so is reserved in the charter of the corporation; or (5) the transaction is subject to certain provisions of the Maryland Business Combination Act, referred to as the MBCA.

Maryland law provides that a stockholder may not demand the fair value of the stockholder’s stock and is bound by the terms of the transaction if, among other things, (1) generally, the class or series of stock is listed on a national securities exchange on the record date for determining stockholders entitled to vote on the matter or, in certain mergers, the date notice is given or waived (except certain mergers where stock held by directors and executive officers is exchanged for merger consideration not available generally to stockholders); (2) the stock is that of the successor in the merger, unless either (A) the merger alters the contract rights of the stock as expressly set forth in the charter and the charter does not reserve the right to do so or (B) the stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor; or (3) the charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder.

Hilltop’s common stock is listed on the NYSE and is expected to be listed on the NYSE on the record date for the Hilltop special meeting. Accordingly, holders of Hilltop common stock are not expected to be entitled to demand and receive payment of fair value in accordance with the MGCL (commonly referred to as appraisal or dissenters’ rights) in connection with the merger.

SWS	HILLTOP
SPECIAL MEETINGS OF STOCKHOLDERS

The board of directors may call a special meeting of stockholders for any purpose or purposes at any time. Business transacted at the special meeting shall be limited to the purposes stated in the notice of meeting.	The chairman of the board, chief executive officer, president or board of directors may call a special meeting of the Hilltop stockholders. A special meeting must also be called by the secretary at the request of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter to be considered at the meeting.

STOCKHOLDER PROPOSALS AND NOMINATIONS

The SWS bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to an SWS notice of meeting, (ii) by or at the direction of the board of directors or any committee thereof or (iii) by any stockholder of record entitled to vote at the meeting and who has complied with the notice provisions of the bylaws. With respect to special meetings of stockholders, only business specified in an SWS notice of meeting may be brought before the meeting. Nominations of individuals to the SWS board of directors at a special meeting may be made only pursuant to an SWS notice of meeting (i) by or at the direction of the board of directors or any committee thereof or (ii) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the notice provisions of the bylaws.	The Hilltop bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to Hilltop’s notice of the meeting, (ii) by or at the direction of the board of directors or (iii) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in Hilltop’s notice of the meeting may be brought before the meeting. Nominations of individuals for election to the Hilltop board of directors at a special meeting may be made only (i) by or at the direction of the board of directors, or (ii) provided that the board of directors has duly called the special meeting for the purpose of electing directors, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

BOARD OF DIRECTORS

Number of Directors

The SWS board of directors has ten (10) members. The SWS bylaws provide that the number of directors shall be determined by the board of directors. Directors are elected by a plurality of votes of the shares present in person or represented by a proxy and entitled to vote on the election of directors, at a meeting of stockholders duly called and at which a quorum is present.	The Hilltop board of directors has twenty-one (21) members. The Hilltop bylaws provide that the number of directors will be not less than one (the minimum required by the MGCL) or more than fifteen (15) and may be increased or decreased from time to time in the discretion of the board, except that no decrease in the number of directors may affect the term of any incumbent director. Notwithstanding the foregoing or any other provision of its charter or bylaws, pursuant to Section 3-804(b) of the MGCL, to which Hilltop has elected in its charter to be subject, the Hilltop board of directors has the ability to fix the number of directors constituting the Hilltop board of directors. Directors are elected by a plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present.

SWS	HILLTOP
Classification

The SWS board of directors is not classified; all directors are subject to re-election on an annual basis.	The Hilltop board of directors is not classified; all directors are subject to re-election on an annual basis.

Removal

Subject to applicable law, a director of SWS may be removed from office with or without cause by the holders of the majority of the shares then entitled to vote at an election of directors.	A director of Hilltop may be removed from office only for cause and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors.

Vacancies

Subject to applicable law, vacancies on the SWS board of directors may be filled by a vote of a majority of the remaining members of the board of directors.	Vacancies on the Hilltop board of directors may be filled by vote of a majority of the remaining members of the board of directors, even if less than a quorum.

Special Meetings of the Board

Special meetings of the SWS board of directors may be called by the Chairman of the Board, Chief Executive Officer, the President, or the Secretary on 24 hours’ notice to each director. Special meetings shall be called by the Chairman of the Board, Chief Executive Officer, the President, or the Secretary on the written request of any two directors. Notice of any such meeting need not be given to any director, however, if waived by him in writing or if he shall be present at such meeting.	Special meetings of the Hilltop board of directors may be called by or at the request of the chairman of the board, the chief executive officer, the president or a majority of the directors then in office. The person or persons authorized to call special meetings of the board may fix any place as the place for holding any special meeting of the board called by them. The board may provide, by resolution, the time and place for the holding of special meetings of the board without other notice than such resolution.

SWS	HILLTOP
Director Liability and Indemnification

The SWS certification of incorporation provides that (to the fullest extent permitted by Delaware statutory or decisional law) a director shall not be liable to SWS or its stockholders for any act or omission in its capacity as a director.

Under the Delaware law, a corporation may exculpate a director for breach of fiduciary duty as a director, except for liability (i) for a breach of a director’s duty of loyalty to SWS or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which a director derived an improper personal benefit.

The SWS bylaws also provide that SWS shall indemnify any person who is or was a director or officer who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director or officer of SWS against certain expenses, (1) if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of SWS; (2) to the extent that the action did not relate to service or performance of his duties as a director, officer, employee or agent of another enterprise; and (3) if, with respect to any criminal action, he had no reasonable cause to believe his conduct was unlawful. The determination of indemnification shall be made by (1) majority vote of the members of the board of directors who are not party to the action (even though it may be less than a quorum); (2) by a committee of such directors designated by majority vote of such directors (even though it may be less than a quorum); (3) if there are no such directors, or if such directors so direct, by independent legal counsel in written opinion; or (4) the stockholders.

The Hilltop bylaws provide for indemnification and advancement of expenses by Hilltop, to the fullest extent permitted by Maryland law, of Hilltop directors and officers who are made or threatened to be made a party to a proceeding by reason of his or her service in that capacity. The bylaws also permit Hilltop to provide such indemnification and advancement of expenses to any Hilltop employee or agent.

Under Maryland law, directors’ and officers’ liability to the corporation or its stockholders for money damages may be expanded or limited, except that liability of a director or officer may not be limited: (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Under Maryland law, a corporation may not indemnify a director or officer if it is established that: (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding; and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty; or (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

SWS	HILLTOP
Under Delaware law, as stated in the bylaws, there is a mandatory right to indemnification where a present or former director or officer has been successful on the merits or otherwise in defense of any action, suit or proceedings in the bylaws. The indemnification covers expenses (including attorney’s fees) actually and reasonably incurred by the director or officer in connection with the matter.	Under Maryland law, a corporation may not indemnify a director or officer who has been adjudged liable in a suit by or in the right of the corporation or in which the director or officer was adjudged liable to the corporation or on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director is fairly and reasonably entitled to indemnification, even though the director may not have met the prescribed standard of conduct or may have been adjudged liable on the basis that personal benefit was improperly received; however, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. Except for a proceeding brought to enforce indemnification or where a resolution of the board of directors or an agreement approved by the board expressly provides otherwise, a corporation may not indemnify a director for a proceeding brought by the director against the corporation.

STOCKHOLDER RIGHTS PLAN

SWS does not have a stockholder rights plan currently in effect.	Hilltop does not have a stockholder rights plan currently in effect.

SWS	HILLTOP
STATE ANTI-TAKEOVER STATUTES AND ARTICLE PROVISIONS

Business Combinations

Under the DGCL if a person acquires 15% or more of the stock of a Delaware corporation, thereby becoming an “interested stockholder” (for purposes of Section 203 of the DGCL), that person is generally prohibited from engaging in a business combinations for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (1) the board of directors approved the transaction which resulted in the stockholder becoming an interested stockholder or the business combination transaction prior to the time that the person became an interested stockholder; (2) the person became an interested stockholder and 85% owner of the voting stock of the corporation in the same transaction, excluding (for the purpose of determining the stock outstanding) voting stock owned by directors who are also officers and certain employee stock plans; or (3) the business combination transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder at an annual or special meeting. Under the DGCL, the term “business combination” is defined to include a wide variety of transactions, including mergers, consolidations, sales or other dispositions of 10% or more of a corporation’s assets and various other transactions that may benefit an “interested stockholder.”

A Delaware corporation may elect not to be governed by Section 203. SWS has not made such an election and accordingly is subject to Section 203.

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•  any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•  an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•  80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•  two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

SWS	HILLTOP
The statute permits the board of directors to adopt a resolution opting out of the application of the statute, and the Hilltop board of directors has adopted such a resolution. In addition, the Hilltop charter contains a provision that requires Hilltop to obtain stockholder approval before it can opt back into the statute.

Control Share Acquisition

Delaware law does not contain a control share acquisition statute.	Maryland law provides that holders of control shares of a Maryland corporation acquired in a control share acquisition have no voting rights with respect to the control shares except to the extent approved by an affirmative vote of at least two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

• one-tenth or more but less than one-third,

• one-third or more but less than a majority, or

• a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, or the power to direct the exercise of voting power with respect to such shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

SWS	HILLTOP
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, or direct the exercise of a majority of all voting power, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (ii) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Hilltop’s bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of Hilltop’s stock. In addition, Hilltop’s charter contains a provision that requires Hilltop to obtain the approval of its stockholders before it can opt back into the statute.

The Hilltop charter provides for certain transfer restrictions that, subject to certain exceptions (including board approval), prohibit and void transactions which would create new 5% stockholders or increase the ownership percentage of existing 5% stockholders of Hilltop. The Hilltop board of directors has resolved that as of the effective time of the merger, such restrictions will no longer be in the best interests of Hilltop and its stockholders, and that such restrictions shall cease to be effective as of the effective time.

SWS	HILLTOP
DUTIES OF DIRECTORS

Under Delaware law, the standards of conduct for directors have developed through written opinions of the Delaware courts. Generally, directors of a Delaware corporation are subject to a duty of loyalty, a duty of care and a duty of disclosure to the corporation’s stockholders. The duty of care requires directors to exercise the care that a similarly situated person would exercise under similar circumstances, including informing themselves prior to making a business decision of all material information reasonably available to them. Directors should have sufficient information and should critically examine the information they have. The duty of loyalty requires directors to act in a manner that a director honestly believes to be in the best interest of the corporation and its stockholders, and refrain from self-dealing. The duty of disclosure requires directors to disclose fully and fairly all material information within the board’s control when it seeks stockholder action.	Under the MGCL, the standard of conduct for directors is governed by statute. The MGCL requires that a director of a Maryland corporation perform his or her duties: (1) in good faith, (2) in a manner the director reasonably believes to be in the interests of the corporation and (3) with the care that an ordinarily prudent person in a like position would use under similar circumstances.

LEGAL MATTERS

The validity of the Hilltop common stock to be issued in connection with the merger will be passed upon for Hilltop by Wachtell, Lipton, Rosen & Katz. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Hilltop by Wachtell, Lipton, Rosen & Katz, and for SWS by Davis Polk & Wardwell LLP.

EXPERTS

The audited consolidated financial statements of Hilltop included in this proxy statement/prospectus, except as they relate to PrimeLending and First Southwest Company as of December 31, 2012 and for the period from December 1, 2012 through December 31, 2012, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. Such financial statements, except as they relate to PrimeLending and First Southwest Company as of December 31, 2012 and for the period from December 1, 2012 through December 31, 2012, have been so included in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

The financial statements of PrimeLending and First Southwest Company as of December 31, 2012 and for the period from December 1, 2012 through December 31, 2012, not separately presented herein, but which are referred to and made a part of this proxy statement/prospectus and Registration Statement, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports appearing elsewhere herein. The audited financial statements of Hilltop, to the extent they relate to PrimeLending and First Southwest Company as of December 31, 2012 and for the period from December 1, 2012 through December 31, 2012, have been so included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The audited statement of assets acquired and liabilities assumed by PlainsCapital Bank, a wholly-owned subsidiary of Hilltop, included in this proxy statement/prospectus has been so included in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting of SWS (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this proxy statement/prospectus by reference to SWS’s Annual Report on Form 10-K for the year ended June 30, 2014 have been so incorporated in reliance on the reports of Grant Thornton LLP, an independent registered public accounting firm, upon the authority of said firm as experts in auditing and accounting.

OTHER MATTERS

According to the SWS bylaws, business to be conducted at a special meeting of stockholders may be brought before the meeting only pursuant to a notice of meeting. Accordingly, no matters other than the matters described in this proxy statement/prospectus will be presented for action at the special meeting or at any adjournment or postponement of the special meeting.

DEADLINE FOR SUBMITTING STOCKHOLDER PROPOSALS

SWS will hold an annual meeting for its 2014 fiscal year only if the merger has not already been completed.

Pursuant to rules of the SEC, a stockholder who intends to present a proposal at SWS’s next annual meeting of stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to the attention of the Corporate Secretary of SWS at 1201 Elm Street, Suite 3500, Dallas, Texas 75270. The proposal must be received no later than June 5, 2014.

Stockholders wishing to submit proposals to be presented directly at SWS’s next annual meeting of stockholders instead of by inclusion in next year’s proxy statement must follow the submission criteria and deadlines set forth in SWS’s bylaws concerning stockholder proposals. To be timely in connection with SWS’s next annual meeting, a stockholder proposal concerning business other than director nominations must be received by SWS at its principal executive offices not later than the close of business on August 16, 2014, nor earlier than the close of business on July 17, 2014, unless the date of SWS’s annual meeting is more than 30 days before or more than 70 days after November 14, 2014, in which case notice must be delivered not earlier than the close of business on the one hundred twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by SWS. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

You may obtain a copy of SWS’s bylaws by writing to the Corporate Secretary of SWS at the above address. The chairman of the meeting may refuse to bring before a meeting any business not brought in compliance with applicable law and SWS’s bylaws.

STOCKHOLDERS SHARING AN ADDRESS

Only one copy of this proxy statement/prospectus is being delivered to multiple stockholders of SWS sharing an address unless SWS has previously received contrary instructions from one or more of such stockholders. On written or oral request to the Secretary of SWS at 1201 Elm Street, Suite 3500, Dallas, Texas 75270, (214) 859-1800, SWS will deliver promptly a separate copy of this proxy statement/prospectus to a stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered. Stockholders sharing an address who wish, in the future, to receive separate copies or a single copy of SWS’s proxy statements and annual reports should provide written or oral notice to the Secretary of SWS at the address and telephone number set forth above.

WHERE YOU CAN FIND MORE INFORMATION

Hilltop and SWS separately file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information filed with the SEC at the SEC’s public reference room:

Public Reference Room

100 F Street NE

Room 1024

Washington, D.C. 20549

For information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like Hilltop and SWS, who file electronically with the SEC. The address of the site is www.sec.gov. Copies of the documents filed with the SEC by SWS are also available free of charge on SWS’s internet website at www.swst.com or by contacting SWS’s Investor Relations Department at (214) 859-1800. Copies of the documents filed with the SEC by Hilltop are also available free of charge on Hilltop’s internet website at www.hilltop-holdings.com or by contacting Hilltop’s Investor Relations Department at (214) 252-4029. We have included the web addresses of the SEC and Hilltop as inactive textual references only.

Hilltop is currently not eligible to incorporate in this proxy statement/prospectus by reference any documents that it filed, or may file in the future, with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act.

The SEC allows SWS to incorporate by reference information in this proxy statement/prospectus. This means that SWS can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus. Neither SWS nor Hilltop incorporates the contents of their websites into this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below, which contain important information about SWS and its financial condition. The following documents, which were filed by SWS with the SEC, are incorporated by reference into this proxy statement/prospectus:

SWS SEC Filings (SEC File No. 000-19483)	Period or Date Filed
Annual Report on Form 10-K and 10-K/A	Fiscal year ended June 30, 2014

Current Reports on Form 8-K	Filed on September 5, 2014, October 2, 2014 and October 6, 2014

To the extent that any information contained in any report on Form 8-K or any exhibit thereto, was furnished to, rather than filed with the SEC, such information or exhibit is specifically not incorporated by reference.

In addition, SWS incorporates by reference additional documents that it may file with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the SWS special meeting. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, excluding any information furnished pursuant to Items 2.02 or 7.01 of any current report on Form 8-K, as well as proxy statements.

Except where the context otherwise indicates, SWS has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to SWS, and Hilltop has supplied all information contained in this proxy statement/prospectus relating to Hilltop as well as all pro forma financial information.

Documents incorporated by reference are available from SWS without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from SWS as follows:

SWS Group, Inc.

1201 Elm Street, Suite 3500

Dallas, Texas 75270

Attention: Investor Relations

Telephone: (214) 859-1800

IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM SWS, PLEASE CONTACT SWS NO LATER THAN NOVEMBER 14, 2014, IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETING. You will not be charged for any of these documents that you request. If you request any incorporated documents from SWS, SWS will mail them to you by first class mail, or another equally prompt means after it receives your request.

Neither Hilltop nor SWS has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

The representations, warranties and covenants described in this proxy statement/prospectus and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of Hilltop and SWS, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Hilltop and SWS rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, or covenants or any description thereof as characterizations of the actual state of facts or condition of Hilltop, SWS or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties, and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Hilltop or SWS. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Hilltop Holdings Inc.:

In our opinion, based on our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of operations, of comprehensive income (loss), of stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of Hilltop Holdings Inc. and its subsidiaries (the “Company”) at December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of PrimeLending and First Southwest Company as of December 31, 2012 and for the period from December 1, 2012 to December 31, 2012, both wholly owned subsidiaries of the Company, which statements reflect total assets of approximately $1.5 billion and $0.5 billion, respectively, of the related consolidated total as of December 31, 2012 and total net income before tax of approximately $5.7 million and $1.6 million, respectively, of the related consolidated total for the year ended December 31, 2012. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for PrimeLending and First Southwest Company, is based solely on the reports of the other auditors. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

March 3, 2014

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder

PrimeLending, a PlainsCapital Company

We have audited the consolidated financial statements of PrimeLending, a PlainsCapital Company (the Company), which comprise the consolidated balance sheet as of December 31, 2012, and the related consolidated statement of income, stockholder’s equity, and cash flows for the period from December 1, 2012 through December 31, 2012, and the related consolidated notes to the financial statements (not presented separately herein).

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States and in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PrimeLending, a PlainsCapital Company at December 31, 2012, and the results of its operations and its cash flows for the period from December 1, 2012 through December 31, 2012 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Dallas, Texas

March 15, 2013

Report of Independent Registered Public Accounting Firm

Board of Directors

First Southwest Company

We have audited the financial statements of First Southwest Company (the Company), which comprise the statement of financial condition as of December 31, 2012, and the related statements of income, changes in stockholder’s equity, and cash flows for the period from December 1, 2012 through December 31, 2012 that are filed pursuant to Rule 17a-5 under the Securities Exchange Act of 1934, and the related notes to the financial statements (not presented separately herein).

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States and in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Southwest Company as of December 31, 2012, and the results of its operations and its cash flows for the period from December 1, 2012 through December 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Dallas, Texas

February 28, 2013

HILLTOP HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,
	2013	2012
Assets
Cash and due from banks	$713,099	$722,039
Federal funds sold and securities purchased under agreements to resell	32,924	4,421
Securities:
Trading, at fair value	58,846	90,113
Available for sale, at fair value (amortized cost of $1,256,862 and $978,502, respectively)	1,203,143	990,953

	1,261,989	1,081,066
Loans held for sale	1,089,039	1,401,507
Non-covered loans, net of unearned income	3,514,646	3,152,396
Allowance for non-covered loan losses	(33,241)	(3,409)

Non-covered loans, net	3,481,405	3,148,987
Covered loans, net of allowance of $1,061	1,005,308	—
Broker-dealer and clearing organization receivables	119,317	145,564
Insurance premiums receivable	25,597	24,615
Deferred policy acquisition costs	20,991	19,812
Premises and equipment, net	200,706	111,381
FDIC indemnification asset	188,291	—
Covered other real estate owned	142,833	—
Mortgage servicing rights	20,149	2,080
Other assets	279,745	293,885
Goodwill	251,808	253,770
Other intangible assets, net	70,921	77,738

Total assets	$8,904,122	$7,286,865

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$1,773,749	$1,349,584
Interest-bearing	4,949,169	3,350,877

Total deposits	6,722,918	4,700,461
Broker-dealer and clearing organization payables	129,678	187,990
Reserve for losses and loss adjustment expenses	27,468	34,012
Unearned insurance premiums	88,422	82,598
Short-term borrowings	342,087	728,250
Notes payable	56,327	141,539
Junior subordinated debentures	67,012	67,012
Other liabilities	158,288	198,453

Total liabilities	7,592,200	6,140,315
Commitments and contingencies (see Notes 18 and 19)
Stockholders’ equity:
Hilltop stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized; Series B, liquidation value per share of $1,000; 114,068 shares issued and outstanding	114,068	114,068
Common stock, $0.01 par value, 100,000,000 shares authorized; 90,175,688 and 83,487,340 shares issued and outstanding, respectively	902	835
Additional paid-in capital	1,388,641	1,304,448
Accumulated other comprehensive income (loss)	(34,863)	8,094
Accumulated deficit	(157,607)	(282,949)

Total Hilltop stockholders’ equity	1,311,141	1,144,496
Noncontrolling interest	781	2,054

Total stockholders’ equity	1,311,922	1,146,550

Total liabilities and stockholders’ equity	$8,904,122	$7,286,865

See accompanying notes.

HILLTOP HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year Ended December 31,
	2013	2012	2011
Interest income:
Loans, including fees	$284,782	$23,900	$—
Securities:
Taxable	27,078	13,116	11,049
Tax-exempt	4,775	464	—
Federal funds sold and securities purchased under agreements to resell	113	106	—
Interest-bearing deposits with banks	1,848	801	—
Other	10,479	651	—

Total interest income	329,075	39,038	11,049
Interest expense:
Deposits	14,877	1,013	—
Short-term borrowings	1,814	215	—
Notes payable	10,512	8,613	8,985
Junior subordinated debentures	2,409	212	—
Other	3,262	143	—

Total interest expense	32,874	10,196	8,985

Net interest income	296,201	28,842	2,064
Provision for loan losses	37,158	3,800	—

Net interest income after provision for loan losses	259,043	25,042	2,064
Noninterest income:
Net realized gains on securities	4,937	112	817
Net gains from sale of loans and other mortgage production income	457,531	50,384	—
Mortgage loan origination fees	79,736	7,224	—
Net insurance premiums earned	157,533	146,701	134,048
Investment and securities advisory fees and commissions	93,093	11,238	—
Bargain purchase gain	12,585	—	—
Other	44,670	8,573	6,785

Total noninterest income	850,085	224,232	141,650
Noninterest expense:
Employees’ compensation and benefits	480,496	60,972	7,743
Loss and loss adjustment expenses	110,755	109,159	96,734
Policy acquisition and other underwriting expenses	46,289	43,658	40,196
Occupancy and equipment, net	86,248	7,360	788
Other	187,947	34,368	9,793

Total noninterest expense	911,735	255,517	155,254

Income (loss) before income taxes	197,393	(6,243)	(11,540)
Income tax expense (benefit)	70,684	(1,145)	(5,009)

Net income (loss)	126,709	(5,098)	(6,531)
Less: Net income attributable to noncontrolling interest	1,367	494	—

Income (loss) attributable to Hilltop	125,342	(5,592)	(6,531)
Dividends on preferred stock	4,327	259	—

Income (loss) applicable to Hilltop common stockholders	$121,015	$(5,851)	$(6,531)

Earnings (loss) per common share:
Basic	$1.43	$(0.10)	$(0.12)

Diluted	$1.40	$(0.10)	$(0.12)

Weighted average share information:
Basic	84,382	58,754	56,499

Diluted	90,331	58,754	56,499

See accompanying notes.

HILLTOP HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Year Ended December 31,
	2013	2012	2011
Net income (loss)	$126,709	$(5,098)	$(6,531)
Other comprehensive income (loss):
Unrealized gains (losses) on securities available for sale, net of tax of $(23,765), $(3,172) and $4,692, respectively	(43,039)	(5,889)	8,713
Other	82	—	—

Comprehensive income (loss)	83,752	(10,987)	2,182
Less: comprehensive income attributable to noncontrolling interest	1,367	494	—

Comprehensive income (loss) applicable to Hilltop	$82,385	$(11,481)	$2,182

See accompanying notes.

HILLTOP HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands)

						Accumulated		Total
	Preferred Stock		Common Stock		Additional Paid-in	Other Comprehensive	Accumulated	Hilltop Stockholders’	Noncontrolling	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Deficit	Equity	Interest	Equity
Balance, December 31, 2010	—	$—	56,495	$565	$918,046	$5,270	$(270,826)	$653,055	$—	$653,055
Net loss	—	—	—	—	—	—	(6,531)	(6,531)	—	(6,531)
Other comprehensive income	—	—	—	—	—	8,713	—	8,713	—	8,713
Stock-based compensation expense	—	—	—	—	98	—	—	98	—	98
Common stock issued to board members	—	—	6	—	48	—	—	48	—	48

Balance, December 31, 2011	—	$—	56,501	$565	$918,192	$13,983	$(277,357)	$655,383	$—	$655,383

Net loss	—	—	—	—	—	—	(5,592)	(5,592)	494	(5,098)
Other comprehensive income	—	—	—	—	—	(5,889)	—	(5,889)	—	(5,889)
Issuance of preferred stock	114	114,068	—	—	—	—	—	114,068	—	114,068
Issuance of common stock	—	—	27,123	271	387,312	—	—	387,583	—	387,583
Stock-based compensation expense	—	—	—	—	450	—	—	450	—	450
Common stock issued to board members	—	—	4	—	50	—	—	50	—	50
Repurchase and retirement of common stock	—	—	(141)	(1)	(1,297)	—	—	(1,298)	—	(1,298)
Dividends on preferred stock	—	—	—	—	(259)	—	—	(259)	—	(259)
Acquired noncontrolling interest	—	—	—	—	—	—	—	—	1,789	1,789
Cash distributions to noncontrolling interest	—	—	—	—	—	—	—	—	(229)	(229)

Balance, December 31, 2012	114	$114,068	83,487	$835	$1,304,448	$8,094	$(282,949)	$1,144,496	$2,054	$1,146,550

Net income	—	—	—	—	—	—	125,342	125,342	1,367	126,709
Other comprehensive loss	—	—	—	—	—	(42,957)	—	(42,957)	—	(42,957)
Issuance of common stock	—	—	6,208	62	86,705	—	—	86,767	—	86,767
Stock-based compensation expense	—	—	—	—	1,671	—	—	1,671	—	1,671
Common stock issued to board members	—	—	10	—	149	—	—	149	—	149
Issuance of restricted common stock	—	—	471	5	(5)	—	—	—	—	—
Dividends on preferred stock	—	—	—	—	(4,327)	—	—	(4,327)	—	(4,327)
Cash distributions to noncontrolling interest	—	—	—	—	—	—	—	—	(2,640)	(2,640)

Balance, December 31, 2013	114	$114,068	90,176	$902	$1,388,641	$(34,863)	$(157,607)	$1,311,141	$781	$1,311,922

See accompanying notes.

HILLTOP HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2013	2012	2011
Operating Activities
Net income (loss)	$126,709	$(5,098)	$(6,531)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Provision for loan losses	37,158	3,800	—
Depreciation, amortization and accretion, net	(53,794)	(2,533)	1,714
Net realized gains on securities	(4,937)	(112)	(817)
Bargain purchase gain	(12,585)	—	—
Deferred income taxes	15,829	(6,426)	(3,930)
Other, net	6,249	612	546
Net change in trading securities	31,267	12,900	—
Net change in broker-dealer and clearing organization receivables	21,219	43,309	—
Net change in other assets	7,465	(541)	12,237
Net change in broker-dealer and clearing organization payables	(55,247)	(46,509)	—
Net change in loss and loss adjustment expense reserve	(6,544)	(10,823)	(14,047)
Net change in unearned insurance premiums	5,824	1,937	7,847
Net change in other liabilities	(34,540)	9,025	(341)
Net gains from sale of loans	(457,531)	(50,384)	—
Loans originated for sale	(11,752,800)	(1,344,577)	—
Proceeds from loans sold	12,522,963	1,510,639	—

Net cash provided by (used in) operating activities	396,705	115,219	(3,322)

Investing Activities
Proceeds from maturities and principal reductions of securities held to maturity	—	—	7,336
Proceeds from sales, maturities and principal reductions of securities available for sale	381,890	77,445	13,846
Purchases of securities available for sale	(372,998)	(224,893)	(81,583)
Net change in loans	(140,437)	10,673	—
Purchases of premises and equipment and other assets	(33,066)	(17,412)	(296)
Proceeds from sales of premises and equipment and other real estate owned	21,233	1,377	—
Net cash received for Federal Home Loan Bank and Federal Reserve Bank stock	4,600	—	—
Net cash from FNB Transaction and PlainsCapital Merger	362,695	165,679	—

Net cash provided by (used in) investing activities	223,917	12,869	(60,697)

Financing Activities
Net change in deposits	(210,491)	207,997	—
Net change in short-term borrowings	(386,163)	(185,812)	—
Proceeds from notes payable	2,000	—	—
Payments on notes payable	(3,262)	(766)	(6,900)
Payments to repurchase common stock	—	(1,298)	—
Dividends paid on preferred stock	(2,985)	—	—
Net cash distributed to noncontrolling interest	(2,640)	(229)	—
Other, net	2,482	(40)	—

Net cash provided by (used in) financing activities	(601,059)	19,852	(6,900)

Net change in cash and cash equivalents	19,563	147,940	(70,919)
Cash and cash equivalents, beginning of year	726,460	578,520	649,439

Cash and cash equivalents, end of year	$746,023	$726,460	$578,520

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$31,805	$10,371	$8,780

Cash paid for income taxes, net of refunds	$73,802	$(184)	$(811)

Supplemental Schedule of Non-Cash Activities
Redemption of senior exchangeable notes for common stock	$83,950	$—	$—

Conversion of loans to other real estate owned	$25,639	$—	$—

Preferred stock issued in acquisition	$—	$114,068	$—

Common stock issued in acquisition	$—	$387,583	$—

See accompanying notes.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting and Reporting Policies

Nature of Operations

Hilltop Holdings Inc. (“Hilltop” and, collectively with its subsidiaries, the “Company”) was organized in July 1998 as a Maryland corporation. Hilltop is a financial holding company registered under the Bank Holding Company Act of 1956, as amended by the Gramm-Leach-Bliley Act of 1999. On November 30, 2012, Hilltop acquired PlainsCapital Corporation pursuant through a plan of merger whereby PlainsCapital Corporation merged with and into a wholly owned subsidiary (the “PlainsCapital Merger”), which continued as the surviving entity under the name “PlainsCapital Corporation” (“PlainsCapital”).

PlainsCapital is a financial holding company, headquartered in Dallas, Texas, that provides, through its subsidiaries, an array of financial products and services. In addition to traditional banking services, PlainsCapital provides residential mortgage lending, investment banking, public finance advisory, wealth and investment management, treasury management, capital equipment leasing, fixed income sales, asset management, and correspondent clearing services. The operating results of Hilltop for the year ended December 31, 2012 include the results from the operations acquired in the PlainsCapital Merger for the month ended December 31, 2012. Certain disclosures within the notes to consolidated financial statements are specific to financial products and services of PlainsCapital and its subsidiaries and therefore include information at December 31, 2013 and 2012 and relating to the post-acquisition year ended December 31, 2013 and one month period ended December 31, 2012.

Prior to the consummation of the PlainsCapital Merger, the Company’s primary operations were limited to providing fire and homeowners insurance to low value dwellings and manufactured homes primarily in Texas and other areas of the southern United States through the Company’s wholly owned property and casualty insurance holding company, National Lloyds Corporation (“NLC”), formerly known as NLASCO, Inc.

On September 13, 2013 (the “Bank Closing Date”), PlainsCapital Bank (the “Bank”) assumed substantially all of the liabilities, including all of the deposits, and acquired substantially all of the assets of Edinburg, Texas-based First National Bank (“FNB”) from the Federal Deposit Insurance Corporation (the “FDIC”), as receiver, and reopened former FNB branches acquired from the FDIC under the “PlainsCapital Bank” name (the “FNB Transaction”). Pursuant to the Purchase and Assumption Agreement (the “P&A Agreement”), the Bank and the FDIC entered into loss-share agreements whereby the FDIC agreed to share in the losses of certain covered loans and covered other real estate owned (“OREO”) that the Bank acquired, as further described in Note 2 to the consolidated financial statements. Based on preliminary purchase date valuations, the fair value of the assets acquired was $2.2 billion, including $1.1 billion in covered loans, $286.2 million in securities, $135.2 million in covered OREO and $42.9 million in non-covered loans. The Bank also assumed $2.2 billion in liabilities, consisting primarily of deposits. FNB’s expansive branch network allows the Bank to further develop its Texas footprint through expansion into the Rio Grande Valley, Houston, Corpus Christi, Laredo and El Paso markets, among others.

Basis of Presentation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. Summary of Significant Accounting and Reporting Policies (Continued)

reporting period. Actual results could differ from those estimates. Estimates regarding the allowance for loan losses, the fair values of financial instruments, the amounts receivable under the loss-share agreements with the FDIC (“FDIC Indemnification Asset”), reserves for losses and loss adjustment expenses, the mortgage loan indemnification liability, and the potential impairment of assets are particularly subject to change. The Company has applied its critical accounting policies and estimation methods consistently in all periods presented in these consolidated financial statements. As discussed in Note 2 to the consolidated financial statements, the purchase date valuations for certain identifiable assets acquired and liabilities assumed in the FNB Transaction are considered preliminary because management made significant estimates and exercised significant judgment in estimating fair values and accounting associated with the real estate appraisal validation exercise due to the short time period between the Bank Closing Date and December 31, 2013.

The presentation of the Company’s historical consolidated financial statements has been modified and certain items in the prior period financial statements have been reclassified to conform to the current period presentation, which is more consistent with that of a financial institution that provides an array of financial products and services.

Certain reclassifications have been made to the prior period consolidated financial statements to conform with the current period presentation. In addition, the Company revised its historical consolidated balance sheets to correct the classification of certain noninterest-bearing deposits. The correction resulted in an increase in noninterest-bearing deposits and a decrease in interest-bearing deposits of $1.3 billion and $1.0 billion at December 31, 2013 and 2012, respectively, and the correction of the deposits note to the consolidated financial statements. Management has evaluated the impact of the correction as immaterial to previously issued financial statements; however, management has elected to revise such amounts in the accompanying consolidated financial statements. The Company will similarly revise the consolidated balance sheets and deposits note to the quarterly and annual consolidated financial statements in its future filings.

Hilltop owns 100% of the outstanding stock of PlainsCapital. PlainsCapital owns 100% of the outstanding stock of the Bank and 100% of the membership interest in PlainsCapital Equity, LLC. The Bank owns 100% of the outstanding stock of PrimeLending, a PlainsCapital Company (“PrimeLending”) and PCB-ARC, Inc. The Bank has a 100% membership interest in First Southwest Holdings, LLC (“First Southwest”) and PlainsCapital Securities, LLC, as well as a 51% voting interest in PlainsCapital Insurance Services, LLC.

Hilltop also owns 100% of NLC, which operates through its wholly owned subsidiaries, National Lloyds Insurance Company (“NLIC”) and American Summit Insurance Company (“ASIC”).

PrimeLending owns a 100% membership interest in PrimeLending Ventures Management, LLC, the controlling and sole managing member of PrimeLending Ventures, LLC (“Ventures”).

The principal subsidiaries of First Southwest are First Southwest Company (“FSC”), a broker-dealer registered with the Securities and Exchange Commission (the “SEC”) and the Financial Industry Regulatory Authority, and First Southwest Asset Management, Inc., a registered investment advisor under the Investment Advisors Act of 1940.

The consolidated financial statements include the accounts of the above-named entities. All significant intercompany transactions and balances have been eliminated. Noncontrolling interests have been recorded for minority ownership in entities that are not wholly owned and are presented in compliance with the provisions of Noncontrolling Interest in Subsidiary Subsections of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. Summary of Significant Accounting and Reporting Policies (Continued)

PlainsCapital also owns 100% of the outstanding common stock of PCC Statutory Trusts I, II, III and IV (the “Trusts”), which are not included in the consolidated financial statements under the requirements of the Variable Interest Entities Subsections of the ASC, because the primary beneficiaries of the Trusts are not within the consolidated group.

Accounting Change

Effective October 1, 2013, the Company changed its method of applying ASC Topic 350 such that the annual goodwill impairment testing date was changed from December 31st to October 1st for its insurance reporting unit. This new testing date is preferable under the circumstances in order to combine evaluation efforts to provide for a more consistent, efficient and effective entity-wide impairment testing process and it allows the Company more time to accurately complete its impairment testing process in order to incorporate the results in the annual consolidated financial statements. The Company has prospectively applied the change in the annual goodwill impairment testing date from October 1, 2013.

Acquisition Accounting

Acquisitions are accounted for under the purchase method of accounting. Purchased assets, including identifiable intangible assets, and assumed liabilities are recorded at their respective acquisition date fair values. If the fair value of net assets purchased exceeds the consideration given, a “bargain purchase gain” is recognized. If the consideration given exceeds the fair value of the net assets received, goodwill is recognized.

Securities Purchased Under Agreements to Resell

Securities purchased under agreements to resell (reverse repurchase agreements or reverse repos) are treated as collateralized financings and are carried at the amounts at which the securities will subsequently be resold as specified in the agreements. PlainsCapital is in possession of collateral with a fair value equal to or in excess of the contract amounts.

Securities

Management classifies securities at the time of purchase and reassesses such designation at each balance sheet date. Transfers between categories from these reassessments are rare. Securities held for resale to facilitate principal transactions with customers, as well as certain securities acquired in the PlainsCapital Merger, are classified as trading, and are carried at fair value, with changes in fair value reflected in the consolidated statements of operations. Hilltop reports interest income on trading securities as interest income on securities and other changes in fair value as other noninterest income.

Securities held but not intended to be held to maturity or on a long-term basis are classified as available for sale. Securities included in this category are those that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk, and other factors related to interest rate and resultant prepayment risk changes. Securities available for sale are carried at fair value. Unrealized holding gains and losses on

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. Summary of Significant Accounting and Reporting Policies (Continued)

securities available for sale, net of taxes, are reported in other comprehensive income (loss) until realized. Premiums and discounts are recognized in interest income using the effective interest method and consider any optionality that may be embedded in the security.

Purchases and sales (and related gain or loss) of securities are recorded on the trade date, based on specific identification. Declines in the fair value of available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses to the extent the other-than-temporary impairment (“OTTI”) is related to credit losses. The amount of the OTTI related to other factors is recognized in other comprehensive income (loss). In estimating OTTI, management considers in developing its best estimate of cash flows, among other things, (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer, (iii) the historic and implied volatility of the security, (iv) failure of the issuer to make scheduled interest payments and (v) changes to the rating of the security by a rating agency.

Loans Held for Sale

Loans held for sale consist primarily of single-family residential mortgages funded through PrimeLending. These loans are generally on the consolidated balance sheet for no more than 30 days. Substantially all mortgage loans originated by PrimeLending are sold in the secondary market, the majority with servicing released. Mortgage loans held for sale are carried at fair value under the provisions of the Fair Value Option Subsections of the ASC (“Fair Value Option”). Changes in the fair value of the loans held for sale are recognized in earnings and fees and costs associated with origination are recognized as incurred. The specific identification method is used to determine realized gains and losses on sales of loans, which are reported as net gains (losses) in noninterest income. Loans sold are subject to certain indemnification provisions with investors, including the repurchase of loans sold and repayment of certain sales proceeds to investors under certain conditions.

Loans

Originated Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the amount of unpaid principal reduced by unearned income, net unamortized deferred fees and an allowance for loan losses. Unearned income on installment loans and interest on other loans is recognized using the effective interest method. Net fees received for providing loan commitments and letters of credit that result in loans are deferred and amortized to interest income over the life of the related loan, beginning with the initial borrowing. Net fees on commitments and letters of credit that are not expected to be funded are amortized to noninterest income over the commitment period. Income on direct financing leases is recognized on a basis that achieves a constant periodic rate of return on the outstanding investment.
Impaired loans include non-accrual loans, troubled debt restructurings and partially charged-off loans. The accrual of interest on impaired loans is discontinued when, in management’s opinion, there is a clear indication that the borrower’s cash flow may not be sufficient to meet principal and interest payments as they become due according to the terms of the loan agreement, which is generally when a loan is 90 days past due unless the loan is both well secured and in the process of collection. When a loan is placed on non-accrual status, all previously accrued and unpaid interest is charged against income. If the ultimate collectability of principal, wholly or partially, is in doubt, any payment received

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. Summary of Significant Accounting and Reporting Policies (Continued)

on a loan on which the accrual of interest has been suspended is applied to reduce principal to the extent necessary to eliminate such doubt. Once the collection of the remaining recorded loan balance is fully expected, interest income is recognized on a cash basis.

The Bank originates loans to customers primarily in Texas. Although the Bank has diversified loan and leasing portfolios and, generally, holds collateral against amounts advanced to customers, its debtors’ ability to honor their contracts is substantially dependent upon the general economic conditions of the region and of the industries in which its debtors operate, which consist primarily of energy, agribusiness, wholesale/retail trade, construction and real estate. PrimeLending originates loans to customers in its offices, which are located throughout the United States. Substantially all mortgage loans originated by PrimeLending are sold in the secondary market with servicing released, although PrimeLending does retain servicing in certain circumstances. FSC makes loans to customers through margin transactions. FSC controls risk by requiring customers to maintain margin collateral in compliance with various regulatory and internal guidelines, which may vary based upon market conditions. Securities owned by customers and held as collateral for margin loans are not included in the consolidated financial statements.

Acquired Loans

Management has defined the loans acquired in a business combination as acquired loans. Acquired loans are recorded at estimated fair value on their purchase date with no carryover of the related allowance for loan losses. Acquired loans were segregated between those considered to be credit impaired and those without credit impairment at acquisition. To make this determination, management considered such factors as past due status, nonaccrual status and credit risk ratings. The fair value of acquired performing loans was determined by discounting expected cash flows, both principal and interest, at prevailing market interest rates. The difference between the fair value and principal balances due at acquisition date, the fair value discount, is accreted into income over the estimated life of each loan.

Purchased credit impaired (“PCI”) loans acquired in the PlainsCapital Merger are accounted for on an individual loan basis, while PCI loans acquired in the FNB Transaction are accounted for both in pools and on an individual loan basis. The Company has established under its PCI accounting policy a framework to aggregate certain acquired loans into various loan pools based on a minimum of two layers of common risk characteristics for the purpose of determining their respective fair values as of their acquisition dates, and for applying the subsequent recognition and measurement provisions for income accretion and impairment testing. The common risk characteristics used for the pooling of the FNB PCI loans are risk grade and loan collateral type.

PCI loans showed evidence of credit deterioration that makes it probable that all contractually required principal and interest payments will not be collected. Their fair value was initially based on an estimate of cash flows, both principal and interest, expected to be collected, discounted at prevailing market rates of interest. Management estimated cash flows using key assumptions such as default rates, loss severity rates assuming default, prepayment speeds and estimated collateral values. The excess of cash flows expected to be collected from a loan or pool over its estimated fair value at acquisition is referred to as the accretable yield and is recognized in interest income using an effective yield method over the remaining life of the loan or pool. Subsequent to acquisition, management must update these estimates of cash flows expected to be collected at each reporting date. These updates require the continued use of key assumptions and estimates, similar to those used in the initial estimate of fair value.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. Summary of Significant Accounting and Reporting Policies (Continued)

The Bank accretes the discount for PCI loans for which it can predict the timing and amount of cash flows. PCI loans for which a discount is accreted are considered performing.

Allowance for Loan Losses

Originated Loans

The allowance for loan losses is a reserve established through a provision for loan losses charged to expense, which represents management’s best estimate of probable losses inherent in the existing portfolio of loans. The allowance, in the judgment of management, is necessary to reserve for estimated loan losses inherent in the loan portfolio at the balance sheet date. The allowance for loan losses includes allowance allocations calculated in accordance with the Receivables and Contingencies Topics of the ASC. The level of the allowance reflects management’s continuing evaluation of industry concentrations, specific credit risks, loan loss experience, current loan portfolio quality, present economic, political and regulatory conditions, and unidentified losses inherent in the current loan portfolio. Portions of the allowance may be allocated for specific credits; however, the entire allowance is available for any credit that, in management’s judgment, should be charged off. While management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors beyond the Bank’s control, including the performance of the Bank’s loan portfolio, the economy and changes in interest rates.

The Bank’s allowance for loan losses consists of three elements: (i) specific valuation allowances established for probable losses on impaired loans; (ii) general historical valuation allowances calculated based on historical loan loss experience for homogenous loans with similar collateral; and (iii) valuation allowances to adjust general reserves based on recent economic conditions and other qualitative risk factors both internal and external to the Bank.

Acquired Loans

Purchased loans acquired in a business combination are recorded at their estimated fair value on their purchase date with no carryover of the related allowance for loan losses. Loans without evidence of credit impairment at acquisition are subsequently evaluated for any required allowance at each reporting date. An allowance for loan losses is calculated using a methodology similar to that described above for originated loans. The allowance as determined for each loan collateral type is compared to the remaining fair value discount for that loan collateral type. If greater, the excess is recognized as an addition to the allowance through a provision for loan losses. If less than the discount, no additional allowance is recorded. Charge-offs and losses first reduce any remaining fair value discount for the loan and once the discount is depleted, losses are applied against the allowance established for that loan.

For PCI loans, cash flows expected to be collected are recast at each reporting date for each loan or pool. These evaluations require the continued use and updating of key assumptions and estimates such as default rates, loss severity given default and prepayment speed assumptions, similar to those used for the initial fair value estimate. Management judgment must be applied in developing these assumptions. If expected cash flows for a loan or pool decreases, an increase in the allowance for loan losses is made through a charge to the provision for loan losses. If expected cash flows for a loan

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. Summary of Significant Accounting and Reporting Policies (Continued)

increase, any previously established allowance for loan losses is reversed and any remaining difference increases the accretable yield which will be taken into income over the remaining life of the loan or pool.

Assets Segregated for Regulatory Purposes

Under certain conditions, FSC may be required to segregate cash and securities in a special reserve account for the benefit of customers under Rule 15c3-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Assets segregated under the provisions of the Exchange Act are not available for general corporate purposes. At December 31, 2013, FSC was not required to segregate cash and securities. FSC was required to segregate an aggregate of $19.0 million in cash and securities at December 31, 2012, which is included in other assets within the consolidated balance sheets.

FSC was not required to segregate cash or securities in a special reserve account for the benefit of proprietary accounts of introducing broker-dealers at December 31, 2013 and 2012.

Broker-Dealer and Clearing Organization Transactions

Amounts recorded in broker-dealer and clearing organization receivables and payables include securities lending activities, as well as amounts related to securities transactions for either FSC customers or for the account of FSC. Securities-borrowed and securities-loaned transactions are generally reported as collateralized financings except where letters of credit or other securities are used as collateral. Securities-borrowed transactions require FSC to deposit cash, letters of credit, or other collateral with the lender. With respect to securities loaned, FSC receives collateral in the form of cash or other assets in an amount generally in excess of the market value of securities loaned. FSC monitors the market value of securities borrowed and loaned on a daily basis, with additional collateral obtained or refunded as necessary. Interest income and interest expense associated with collateralized financings is included in the accompanying consolidated statements of operations.

Insurance Premiums Receivable

Insurance premiums receivable include premiums written and not yet collected. NLC routinely evaluates the receivable balance to determine if an allowance for uncollectible amounts is necessary. At December 31, 2013 and 2012, NLC determined that no valuation allowance was necessary.

Deferred Policy Acquisition Costs

Costs of acquiring insurance vary with and are primarily related to the successful acquisition of new and renewal business, primarily consisting of commissions, premium taxes and underwriting expenses, and are deferred and amortized over the terms of the policies or reinsurance treaties to which they relate. Proceeds from reinsurance transactions that represent recovery of acquisition costs reduce applicable unamortized acquisition costs in such a manner that net acquisition costs are capitalized and charged to expense in proportion to net revenue recognized. Future investment income is considered in determining the recoverability of deferred policy acquisition costs. NLC regularly reviews the categories of acquisition costs that are deferred and assesses the recoverability of this asset. A premium deficiency and a corresponding charge to income is recognized if the sum of the expected loss and loss adjustment expenses, unamortized policy acquisition costs, and maintenance costs exceed related unearned insurance premiums and anticipated investment income. At December 31, 2013 and 2012, there was no premium deficiency.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. Summary of Significant Accounting and Reporting Policies (Continued)

Reinsurance

In the normal course of business, NLC seeks to reduce the loss that may arise from catastrophes or other events that could cause unfavorable underwriting results by reinsuring certain levels of risk in various areas of exposure with other insurance enterprises or reinsurers. Amounts recoverable from reinsurers are estimated in a manner consistent with the reinsured policy. NLC routinely evaluates the receivable balance to determine if any uncollectible balances exist.

Net insurance premiums earned, losses and loss adjustment expenses (“LAE”) and policy acquisition and other underwriting expenses are reported net of the amounts related to reinsurance ceded to other companies. Amounts recoverable from reinsurers related to the portions of the liability for losses and LAE and unearned insurance premiums ceded to them are included in other assets within the consolidated balance sheets. Reinsurance assumed from other companies, including assumed premiums written and earned and losses and LAE, is accounted for in the same manner as direct insurance written.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization computed principally on the straight-line method over the estimated useful lives of the assets, which range between 3 and 40 years. Gains or losses on disposals of premises and equipment are included in results of operations.

FDIC Indemnification Asset

The Company has elected to account for the FDIC Indemnification Asset in accordance with FASB ASC 805. The FDIC Indemnification Asset is initially recorded at fair value, based on the discounted value of expected future cash flows under the loss-share agreements. The difference between the present value and the undiscounted cash flows the Company expects to collect from the FDIC will be accreted into noninterest income within the consolidated statements of operations over the life of the FDIC Indemnification Asset. The FDIC Indemnification Asset is reviewed quarterly and adjusted for any changes in expected cash flows based on recent performance and expectations for future performance of the covered portfolio. These adjustments are measured on the same basis as the related covered loans and covered OREO. Any increases in cash flow of the covered assets over those expected will reduce the FDIC Indemnification Asset and any decreases in cash flow of the covered assets under those expected will increase the FDIC Indemnification Asset. Any amortization of changes in value is limited to the contractual term of the loss-share agreements. Increases and decreases to the FDIC Indemnification Asset are recorded as adjustments to noninterest income within the consolidated statements of operations over the life of the loss-share agreements.

Covered Other Real Estate Owned

Acquired OREO subject to FDIC loss-share agreements is referred to as “covered OREO” and reported separately in the consolidated balance sheets. Covered OREO is reported exclusive of expected reimbursement cash flows from the FDIC. Foreclosed covered loan collateral is transferred

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. Summary of Significant Accounting and Reporting Policies (Continued)

into covered OREO at the collateral’s fair value, less selling costs. Covered OREO was initially recorded at its estimated fair value based on similar market comparable valuations, less estimated selling costs. Subsequently, loan collateral transferred to OREO is recorded at its net realizable value. Any subsequent valuation adjustments due to declines in fair value of the covered OREO will be charged to noninterest expense, and will be partially offset by noninterest income representing the corresponding increase to the FDIC Indemnification Asset for loss reimbursements. Any recoveries of previous valuation decreases will be credited to noninterest expense with a corresponding charge to noninterest income for the portion of the recovery that is due to the FDIC.

Other Real Estate Owned

Real estate acquired through foreclosure is included in other assets within the consolidated balance sheets and is carried at management’s estimate of fair value less costs to sell. Any excess of recorded investment over fair value less cost to sell is charged against the allowance for loan losses when property is initially transferred to OREO. Subsequent to the initial transfer to OREO, valuation adjustments are charged against earnings. Valuation adjustments, revenue and expenses from operations of the properties and resulting gains or losses on sale are included in other noninterest expense within the consolidated statements of operations.

Debt Issuance Costs

The Company capitalizes debt issuance costs associated with financing of debt. These costs are amortized on a straight-line basis, which approximates the effective interest method, over the repayment term of the loans. Debt issuance costs of $2.3 million, $0.2 million and $0.4 million in 2013, 2012 and 2011 were amortized and included in interest expense within the consolidated statements of operations. In November 2013, the total remaining unamortized balance of $2.1 million was expensed as a result of the redemption of all outstanding 7.5% Senior Exchangeable Notes due 2025 (“the Notes”), as further described in Note 13 to the consolidated financial statements. In 2011, an additional $0.2 million of the unamortized balance was written down as a result of NLC purchasing $6.9 million of the Notes in the open market.

Goodwill

Goodwill, which represents the excess of cost over the fair value of the net assets acquired, is allocated to reporting units and tested for impairment annually, or whenever events or changes in circumstances indicate that the carrying amount should be assessed. The Company performs required annual impairment tests of its goodwill and other intangible assets as of October 1st for each of its reporting units. Prior to testing goodwill for impairment, the Company has the option to assess on a qualitative basis whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If determined, based on its assessment of qualitative factors that it is more likely than not that fair value of a reporting unit is less than its carrying amount, the Company will proceed to test goodwill for impairment as a part of a two-step process. First, the Company determines the fair value of a reporting unit and compares it to its carrying amount. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. Summary of Significant Accounting and Reporting Policies (Continued)

Intangibles and Other Long-Lived Assets

Intangible assets are acquired assets that lack physical substance but can be distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset or liability. The Company’s intangible assets primarily relate to core deposits, trade names, customer and agent relationships and noncompete agreements. Intangible assets with definite useful lives are generally amortized on the straight-line method over their estimated lives, although certain intangibles, including core deposits and customer and agent relationships, are amortized on an accelerated basis. Amortization of intangible assets is recorded in other noninterest expense within the consolidated statements of operations. Intangible assets with indefinite useful lives are tested for impairment annually, or more often if events or circumstances indicate there may be impairment, and not amortized until their lives are determined to be definite. Intangible assets with definite useful lives, premises and equipment, and other long-lived assets are tested for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Mortgage Servicing Rights

The Company determines its classes of residential mortgage servicing assets based on the asset type being serviced along with the methods used to manage the risk inherent in the servicing assets, which includes the market inputs used to value the servicing assets. The Company measures its servicing assets at fair value and reports changes in fair value through earnings. Fair value adjustments that encompass market-driven valuation changes and the runoff in value that occurs from the passage of time are each separately reported.

Retained mortgage servicing rights (“MSR”) are measured at fair value as of the date of sale of the related mortgage loan. Subsequent fair value measurements are determined using a discounted cash flow model. In order to determine the fair value of the MSR, the present value of expected future cash flows is estimated. Assumptions used include market discount rates, anticipated prepayment speeds, delinquency and foreclosure rates, and ancillary fee income.

The model assumptions and the MSR fair value estimates are compared to observable trades of similar portfolios as well as to MSR broker valuations and industry surveys, as available. The expected life of the loan can vary from management’s estimates due to prepayments by borrowers, especially when rates fall. Prepayments in excess of management’s estimates would negatively impact the recorded value of the MSR. The value of the MSR is also dependent upon the discount rate used in the model, which is based on current market rates. Management reviews this rate on an ongoing basis based on current market rates. A significant increase in the discount rate would reduce the value of the MSR.

Derivative Financial Instruments

The Company’s hedging policies permit the use of various derivative financial instruments, including interest rate lock commitments (“IRLCs”), forward commitments and interest rate swaps, to manage interest rate risk or to hedge specified assets and liabilities. The IRLCs and forward commitments meet the definition of a derivative under the provisions of the Derivatives and Hedging Topic of the ASC.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. Summary of Significant Accounting and Reporting Policies (Continued)

Derivatives are recorded at fair value in the consolidated balance sheets. To qualify for hedge accounting, derivatives must be highly effective at reducing the risk associated with the exposure being hedged and must be designated as a hedge at the inception of the derivative contract. If derivative instruments are designated as hedges of fair values, the change in the fair value of both the derivative instrument and the hedged item are included in current earnings. Changes in the fair value of derivatives designated as hedges of cash flows are recorded in other comprehensive income (loss). Actual cash receipts and/or payments and related accruals on derivatives related to hedges are recorded as adjustments to the line item where the hedged item’s effect on earnings is recorded.

Reserve for Losses and Loss Adjustment Expenses

The liability for losses and LAE includes an amount determined from loss reports and individual cases and an amount, based on past experience, for losses incurred but not reported. Such liabilities are necessarily based on estimates and, while management believes that the amount is adequate, the ultimate liability may be in excess of or less than the amounts provided. The methods for making such estimates and for establishing the resulting liability are continually reviewed, and any adjustments are reflected in earnings currently. The liability for losses and loss adjustment expenses has not been reduced for reinsurance recoverable.

Loss Contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.

Stock-Based Compensation

Stock-based compensation expense for all share-based awards granted is based on the grant date fair value estimated in accordance with the provisions of the Stock Compensation Topic of the ASC. The Company recognizes these compensation costs for only those awards expected to vest over the service period of the award.

Advertising

Advertising costs are expensed as incurred. Advertising expense totaled $5.3 million, $0.4 million and $34 thousand during 2013, 2012 and 2011, respectively.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recorded for the estimated future tax effects of the temporary difference between the tax basis and book basis of assets and liabilities reported in the accompanying consolidated balance sheets. The provision for income tax expense or benefit differs from the amounts of income taxes currently payable because certain items of income and expense included in the consolidated financial statements are recognized in different time periods by taxing authorities. Interest and penalties incurred related to tax matters are charged to other interest expense or other noninterest expense, respectively.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. Summary of Significant Accounting and Reporting Policies (Continued)

Benefits from uncertain tax positions are recognized in the consolidated financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority having full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of cumulative benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold are recognized in the reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold are derecognized in the reporting period in which that threshold is no longer met. The Company has not recorded any significant liabilities for uncertain tax positions.

Deferred tax assets, including net operating loss and tax credit carry forwards, are reduced by a valuation allowance when, in the opinion of management, it is more-likely-than-not that any portion of these tax attributes will not be realized.

Cash Flow Reporting

For the purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as the amount included in the consolidated balance sheets caption “Cash and due from banks” and the portion of the amount in the caption “Federal funds sold and securities purchased under agreements to resell” that represents federal funds sold. Cash equivalents have original maturities of three months or less.

Basic and Diluted Net Income (Loss) Per Share

Nonvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents are participating securities and are included in the computation of earnings per share pursuant to the two-class method prescribed by the Earnings Per Share Topic of the ASC. The two-class method is an earnings allocation formula that determines earnings per share for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. In May 2013, as discussed in Note 20 to the consolidated financial statements, Hilltop issued restricted stock awards which qualify as participating securities.

Net earnings, less any preferred dividends accumulated for the period (whether or not declared), is allocated between the common stock and participating securities pursuant to the two-class method. Basic earnings per common share is computed by dividing net earnings available to common shareholders by the weighted average number of common shares outstanding during the period, excluding participating nonvested restricted shares.

Diluted earnings per common share is computed in a similar manner, except that first the denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common shares, excluding the participating securities, were issued using the treasury stock method. For all periods presented, stock options and redemption of the Notes are the only potentially dilutive non-participating instruments issued by Hilltop. Next, we determine and include in the diluted earnings per common share calculation the more dilutive effect of the

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. Summary of Significant Accounting and Reporting Policies (Continued)

participating securities using the treasury stock method or the two-class method. Undistributed losses are not allocated to the nonvested share-based payment awards (the participating securities) under the two-class method as the holders are not contractually obligated to share in the losses of the Company.

2. Acquisitions

FNB Transaction

On the Bank Closing Date, the Bank assumed substantially all of the liabilities, including all of the deposits, and acquired substantially all of the assets of FNB from the FDIC in an FDIC-assisted transaction. As part of the P&A Agreement, the Bank and the FDIC entered into loss-share agreements covering future losses incurred on certain acquired loans and OREO. The Company refers to acquired commercial and single family residential loan portfolios and OREO that are subject to the loss-share agreements as “covered loans” and “covered OREO”, respectively, and these assets are presented as separate line items in the Company’s consolidated balance sheet. Collectively, covered loans and covered OREO are referred to as “covered assets”. Pursuant to the loss-share agreements, the FDIC has agreed to reimburse the Bank the following amounts with respect to the covered assets pursuant to the loss-share agreements: (i) 80% of losses on the first $240.4 million of losses incurred; (ii) 0% of losses in excess of $240.4 million up to and including $365.7 million of losses incurred; and (iii) 80% of losses in excess of $365.7 million of losses incurred. The loss-share agreements for commercial and single family residential loans are in effect for 5 years and 10 years, respectively, from the Bank Closing Date and the loss recovery provisions to the FDIC are in effect for 8 years and 10 years, respectively, from the Bank Closing Date.

In accordance with the loss-share agreements, the Bank may be required to make a “true-up” payment to the FDIC approximately ten years following the Bank Closing Date if the FDIC’s initial estimate of losses on covered assets is greater than the actual realized losses. The “true-up” payment is calculated using a defined formula set forth in the P&A Agreement.

The operations of FNB are included in the Company’s operating results beginning September 14, 2013. For the period from September 14, 2013 through December 31, 2013, FNB’s operations include net interest income of $32.0 million, other revenues of $20.4 million and net income of $18.5 million. Such operating results include a preliminary bargain purchase gain of $12.6 million, before taxes of $4.5 million, and are not necessarily indicative of future operating results. FNB’s results of operations prior to the Bank Closing Date are not included in the Company’s consolidated operating results.

Transaction-related expenses of $0.1 million associated with the FNB Transaction are included in noninterest expense within the consolidated statement of operations for the year ended December 31, 2013. Such expenses were for professional services and other incremental costs associated with the integration of FNB’s operations.

The FNB Transaction was accounted for using the purchase method of accounting and, accordingly, purchased assets, including identifiable intangible assets and assumed liabilities, were recorded at their respective Bank Closing Date fair values using significant estimates and assumptions to value certain identifiable assets acquired and liabilities assumed. During the quarter ended December 31, 2013, the estimated fair values of certain identifiable assets acquired and liabilities assumed as of the Bank Closing Date were adjusted as a result of additional information obtained primarily related to the fair values of loans, covered OREO, FDIC Indemnification Asset, premises and

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Acquisitions (Continued)

equipment and other intangible assets. Due to the short time period between the Bank Closing Date and December 31, 2013, the real estate appraisal validation exercise remains outstanding and the Bank Closing Date valuations related to covered OREO and FDIC Indemnification Asset are considered preliminary and could differ significantly when finalized. The amounts are also subject to adjustments based upon final settlement with the FDIC. The terms of the P&A Agreement provide for the FDIC to indemnify the Bank against claims with respect to liabilities and assets of FNB or any of its affiliates not assumed or otherwise purchased by the Bank and with respect to certain other claims by third parties.

A summary of the net assets received from the FDIC in the FNB Transaction and the estimated fair value adjustments resulting in the bargain purchase gain are presented below (in thousands).

Cost basis net assets on September 13, 2013	$215,000
Cash payment received from the FDIC	45,000
Fair value adjustments:
Securities	(3,341)
Loans	(343,068)
Premises and equipment	3,565
Other real estate owned	(79,273)
FDIC indemnification asset	185,680
Other intangible assets	4,270
Deposits	(8,282)
Other	(6,966)

Bargain purchase gain	$12,585

In FDIC-assisted transactions, only certain assets and liabilities are transferred to the acquirer and, depending on the nature and amount of the acquirer’s bid, the FDIC may be required to make a cash payment to the acquirer or the acquirer may be required to make a payment to the FDIC. In the FNB Transaction, cost basis net assets of $215.0 million and an initial cash payment received from the FDIC of $45.0 million were transferred to the Bank. This initial cash payment from the FDIC is subject to adjustment and settlement. The bargain purchase gain represents the excess of the estimated fair value of the assets acquired over the estimated fair value of the liabilities assumed.

The FDIC bid form provided a list of properties (branches and support facilities) owned by FNB for sale at fixed prices. The Bank purchased 44 properties owned by FNB in connection with its bid for an aggregate purchase price of $59.5 million. For those properties owned by FNB that the Bank declined to purchase in its bid, the Bank had exclusive options to purchase those properties following the Bank Closing Date. In connection with those options, the Bank purchased an additional seven properties owned by FNB, for an aggregate purchase price of $4.9 million. The Bank also had an option to assume the leases of properties leased by FNB. The Bank was required to purchase all data management equipment and, other certain special assets, furniture, fixtures and equipment, in each case at an appraised value at any properties purchased or leased by the Bank. The Bank paid $10.3 million to the FDIC for furniture, fixtures and data management equipment. The Bank is required to pay rent to the FDIC on properties owned or leased by FNB and furniture and equipment at such properties until it surrenders such properties to the FDIC.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Acquisitions (Continued)

The resulting fair values of the identifiable assets acquired, and liabilities assumed, of FNB at September 13, 2013 are summarized in the following table (in thousands).

Cash and due from banks	$362,695
Securities	286,214
Non-covered loans	42,884
Covered loans	1,116,583
Premises and equipment	78,399
FDIC indemnification asset	185,680
Covered other real estate owned	135,187
Other assets	26,300
Other intangible assets	4,270

Total identifiable assets acquired	2,238,212

Deposits	(2,211,740)
Other liabilities	(13,887)

Total liabilities assumed	(2,225,627)

Net identifiable assets acquired/bargain purchase gain	$12,585

The Bank acquired loans both with and without evidence of credit quality deterioration since origination. Based on purchase date valuations, the Bank’s portfolio of acquired loans had a fair value of $1.2 billion as of the Bank Closing Date, with no carryover of any allowance for loan losses. Acquired loans were segregated between those considered to be PCI loans and those without credit impairment at acquisition. The following table presents details on acquired loans at the Bank Closing Date (in thousands).

	Loans, excluding PCI Loans	PCI Loans	Total Loans
Commercial and industrial	$47,874	$47,751	$95,625
Real estate	242,998	611,219	854,217
Construction and land development	26,669	158,247	184,916
Consumer	19,095	5,614	24,709

Total	$336,636	$822,831	$1,159,467

The following table presents information about the acquired PCI loans at the Bank Closing Date (in thousands).

Contractually required principal and interest payments	$1,533,667
Nonaccretable difference	542,241

Cash flows expected to be collected	991,426
Accretable difference	168,595

Fair value of loans acquired with a deterioration of credit quality	$822,831

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Acquisitions (Continued)

The following table presents information about the acquired loans without credit impairment at the Bank Closing Date (in thousands).

Contractually required principal and interest payments	$466,754
Contractual cash flows not expected to be collected	43,783
Fair value at acquisition	336,636

PlainsCapital Merger

After the close of business on November 30, 2012, Hilltop acquired PlainsCapital Corporation in a stock and cash transaction. PlainsCapital Corporation merged with and into a wholly owned subsidiary, which continued as the surviving entity under the name “PlainsCapital Corporation”. Based on Hilltop’s closing stock price on November 30, 2012, the total purchase price was $813.5 million, consisting of 27.1 million shares of common stock, $311.8 million in cash and the issuance of 114,068 shares of Hilltop Non-Cumulative Perpetual Preferred Stock, Series B (the “Hilltop Series B Preferred Stock”) in exchange on a one-for-one basis for the outstanding shares of PlainsCapital Non-Cumulative Perpetual Preferred Stock, Series C, all of which were held by the United States Department of the Treasury (the “U.S. Treasury”). The fair value of assets acquired, excluding goodwill, totaled $6.5 billion, including $3.2 billion of loans, $730.8 million of investment securities and $70.7 million of identifiable intangibles. The fair value of the liabilities assumed was $5.9 billion, including $4.5 billion of deposits.

The PlainsCapital Merger was accounted for using the purchase method of accounting, and accordingly, purchased assets, including identifiable intangible assets, and assumed liabilities were recorded at their respective acquisition date fair values. The components of the consideration paid are shown in the following table (in thousands).

Fair value of consideration paid:
Common stock issued	$387,584
Preferred stock issued	114,068
Cash	311,805

Total consideration paid	$813,457

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Acquisitions (Continued)

The resulting fair values of the identifiable assets acquired, and liabilities assumed, of PlainsCapital at December 1, 2012 are summarized in the following table (in thousands).

Cash and due from banks	$393,132
Federal funds sold and securities purchased agreements to resell	84,352
Securities	730,779
Loans held for sale	1,520,833
Loans, net	3,195,309
Broker-dealer and clearing organization receivables	149,457
Premises and equipment	96,886
Other intangible assets	70,650
Other assets	241,876

Total identifiable assets acquired	6,483,274

Deposits	4,463,069
Broker-dealer and clearing organization payables	263,894
Short-term borrowings	914,062
Notes payable	10,855
Junior subordinated debentures	67,012
Other liabilities	180,998

Total liabilities assumed	5,899,890

Net identifiable assets acquired	583,384
Goodwill resulting from the acquisition	230,073

Net assets acquired	$813,457

For further information regarding goodwill recorded in connection with the PlainsCapital Merger, refer to Note 9, Goodwill and Other Intangible Assets.

Expenses of $6.6 million associated with the PlainsCapital Merger are included in noninterest expense within the consolidated statement of operations for 2012. Such expenses were for professional services and other incremental costs associated with the integration of PlainsCapital’s operations.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Acquisitions (Continued)

In connection with the PlainsCapital Merger, Hilltop acquired loans both with and without evidence of credit quality deterioration since origination. The acquired loans were initially recorded at fair value with no carryover of any allowance for loan losses. Acquired loans were segregated between those considered to be PCI loans and those without credit impairment at acquisition. The following table presents details on acquired loans at the acquisition date (in thousands).

	Loans, excluding PCI Loans	PCI Loans	Total Loans
Commercial and industrial	$1,684,706	$74,911	$1,759,617
Real estate	1,077,295	63,866	1,141,161
Construction and land development	232,313	34,008	266,321
Consumer	28,131	79	28,210

Total	$3,022,445	$172,864	$3,195,309

The following table presents information about the PCI loans at acquisition (in thousands).

Contractually required principal and interest payments	$252,818
Nonaccretable difference	61,527

Cash flows expected to be collected	191,291
Accretable difference	18,427

Fair value of loans acquired with a deterioration of credit quality	$172,864

The following table presents information about the acquired loans without credit impairment at acquisition (in thousands).

Contractually required principal and interest payments	$3,498,554
Contractual cash flows not expected to be collected	92,526
Fair value at acquisition	3,022,445

Pro Forma Results of Operations

The purchase of assets and assumption of certain liabilities of FNB from the FDIC, as receiver, was significant at a level to require disclosure of historical financial statements and related pro forma financial disclosure. An essential part of the transaction is the federal financial assistance governed by the P&A Agreement with the FDIC, which is not reflective of the previous operations of FNB. The nature and magnitude of the FNB Transaction, coupled with the federal assistance, substantially reduces the relevance of historical financial information of FNB when considering the assessment of the historical financial information relative to future operations. Because the Company believes that the continuity of FNB’s historical operations is substantially lacking after the FNB Transaction and pro forma information is not reasonably available, the Company has omitted certain historical financial information and the related pro forma financial information of FNB pursuant to the guidance provided in Staff Accounting Bulletin Topic 1.K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”), and a request for relief granted by the SEC. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X in certain instances, such as the FNB Transaction, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution that involves pervasive federal assistance and audited financial statements of the troubled financial institution are not reasonably available. Therefore, no additional historical pro forma information regarding FNB is provided below.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Acquisitions (Continued)

The results of operations acquired in the PlainsCapital Merger have been included in the Company’s consolidated financial results since December 1, 2012. The following table discloses the impact of PlainsCapital (excluding the impact of acquisition-related merger and restructuring charges discussed below) since the acquisition date through December 31, 2012.

The table also presents pro forma results had the PlainsCapital Merger taken place on January 1, 2011 (in thousands), and includes the estimated impact of purchase accounting adjustments. The purchase accounting adjustments reflect the impact of recording the acquired loans at fair value, including the estimated accretion of the purchase discount on the loan portfolio. Accretion estimates were based on the acquisition date purchase discount on the loan portfolio, as it was not practicable to determine the amount of discount that would have been recorded based on economic conditions that existed on January 1, 2011. The pro forma results do not include any potential operating cost savings as a result of the PlainsCapital Merger. Further, certain costs associated with any restructuring or integration activities are also not reflected in the pro forma results. Pro forma results include any acquisition-related merger and restructuring charges incurred during the period. The pro forma results are not indicative of what would have occurred had the PlainsCapital Merger taken place on the indicated date.

	PlainsCapital	Pro Forma Combined
	Acquisition Date through December 31,	Twelve Months Ended December 31,

	2012	2012	2011
Net interest income	$24,029	$221,635	$225,436
Other revenues	70,085	901,347	616,582
Net income	8,361	75,138	63,067

3. Fair Value Measurements

Fair Value Measurements and Disclosures

The Company determines fair values in compliance with The Fair Value Measurements and Disclosures Topic of the ASC (the “Fair Value Topic”). The Fair Value Topic defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. The Fair Value Topic defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The Fair Value Topic assumes that transactions upon which fair value measurements are based occur in the principal market for the asset or liability being measured. Further, fair value measurements made under the Fair Value Topic exclude transaction costs and are not the result of forced transactions.

The Fair Value Topic creates a fair value hierarchy that classifies fair value measurements based upon the inputs used in valuing the assets or liabilities that are the subject of fair value measurements. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs, as indicated below.

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities that the Company can access at the measurement date.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

3. Fair Value Measurements (Continued)

•	Level 2 Inputs: Observable inputs other than Level 1 prices. Level 2 inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates, yield curves, prepayment speeds, default rates, credit risks, loss severities, etc.), and inputs that are derived from or corroborated by market data, among others.

•	Level 3 Inputs: Unobservable inputs that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities. Level 3 inputs include pricing models and discounted cash flow techniques, among others.

Fair Value Option

The Company has elected to measure substantially all of PrimeLending’s mortgage loans held for sale at fair value and MSR, and certain time deposits at the Bank under the provisions of the Fair Value Option. The Company elected to apply the provisions of the Fair Value Option to these items so that it would have the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The Company determines the fair value of the financial instruments accounted for under the provisions of the Fair Value Option in compliance with the provisions of the Fair Value Topic of the ASC discussed above.

At December 31, 2013, the aggregate fair value of PrimeLending’s mortgage loans held for sale accounted for under the Fair Value Option was $1.09 billion, and the unpaid principal balance of those loans was $1.07 billion. At December 31, 2012, the aggregate fair value of PrimeLending’s mortgage loans held for sale accounted for under the Fair Value Option was $1.40 billion, and the unpaid principal balance of those loans was $1.36 billion. The interest component of fair value is reported as interest income on loans in the accompanying consolidated statements of operations.

The Company holds a number of financial instruments that are measured at fair value on a recurring basis, either by the application of the Fair Value Option or other authoritative pronouncements. The fair values of those instruments are determined primarily using Level 2 inputs, as further described below. Those inputs include quotes from mortgage loan investors and derivatives dealers, data from independent pricing services and rates paid in the brokered certificate of deposit market.

Cash and Cash Equivalents—For cash and due from banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

Available For Sale Securities—Most securities available for sale are reported at fair value using Level 2 inputs. The Company obtains fair value measurements from independent pricing services. As the Company is responsible for the determination of fair value, control processes are designed to ensure that the fair values received from independent pricing services are reasonable and the valuation techniques and assumptions used appear reasonable and consistent with prevailing market conditions. The fair value measurements consider observable data that may include dealer quotes, market spreads,

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

3. Fair Value Measurements (Continued)

cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the financial instruments’ terms and conditions, among other things. For public common and preferred equity stocks, the determination of fair value uses Level 1 inputs based on observable market transactions. Regarding the note receivable and warrants, the determination of fair value uses Level 3 inputs such as internal or external fund manager valuations based on unobservable inputs including recent filings, operating results, balance sheet stability, growth and other business and market sector fundamentals.

Trading Securities—Trading securities are reported at fair value using either Level 1 or Level 2 inputs in the same manner as discussed previously for securities available for sale.

Loans Held for Sale—Mortgage loans held for sale are reported at fair value, as discussed above, using Level 2 inputs that consist of commitments on hand from investors or prevailing market prices. These instruments are held for relatively short periods, typically no more than 30 days. As a result, changes in instrument-specific credit risk are not a significant component of the change in fair value. Mortgage loans that are non-performing, including monitored loans, are reported at fair value using Level 3 inputs. These loans were previously valued using Level 2 inputs. However, refinements made during 2013 to the fair value inputs for these loans resulted in the use of significant unobservable inputs.

Deposits—As discussed previously, certain time deposits are reported at fair value by virtue of an election under the provisions of Fair Value Option. Fair values are determined using Level 2 inputs that consist of observable rates paid on instruments of the same tenor in the brokered certificate of deposit market.

Derivatives—Derivatives are reported at fair value using either Level 2 or Level 3 inputs. PlainsCapital uses dealer quotes to determine the fair value of interest rate swaps used to hedge time deposits. PrimeLending and FSC use dealer quotes to value forward purchase commitments and forward sale commitments, respectively, executed for both hedging and non-hedging purposes. PrimeLending also issues IRLCs to its customers and FSC issues forward purchase commitments to its clients that are valued based on the change in the fair value of the underlying mortgage loan from inception of the IRLC or purchase commitment to the balance sheet date, adjusted for projected loan closing rates. PrimeLending determines the value of the underlying mortgage loan as discussed in “Loans Held for Sale”, above. FSC determines the value of the underlying mortgage loan from prices of comparable securities used to value forward sale commitments. Additionally, First Southwest entered into a derivative option agreement (“Fee Award Option”).

Mortgage servicing asset—The mortgage servicing asset is reported at fair value using Level 3 inputs. Fair value is determined by projecting net servicing cash flows, which are then discounted to estimate the fair value. The fair value of the mortgage servicing asset is impacted by a variety of factors, including prepayment assumptions, discount rates, delinquency rates, contractually specified servicing fees, servicing costs and underlying portfolio characteristics.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

3. Fair Value Measurements (Continued)

The following tables present information regarding financial assets and liabilities measured at fair value on a recurring basis (in thousands).

December 31, 2013	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
Cash and cash equivalents	$746,023	$—	$—	$746,023
Trading securities	33	58,813	—	58,846
Available for sale securities	22,079	1,121,011	60,053	1,203,143
Loans held for sale	—	1,061,310	27,729	1,089,039
Derivative assets	—	23,564	—	23,564
Mortgage servicing asset	—	—	20,149	20,149
Trading liabilities	—	46	—	46
Derivative liabilities	—	139	5,600	5,739

December 31, 2012	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
Cash and cash equivalents	$726,460	$—	$—	726,460
Trading securities	—	90,113	—	90,113
Available for sale securities	20,428	914,248	56,277	990,953
Loans held for sale	—	1,400,737	—	1,400,737
Derivative assets	—	15,697	—	15,697
Mortgage servicing asset	—	—	2,080	2,080
Time deposits	—	1,073	—	1,073
Trading liabilities	—	3,164	—	3,164
Derivative liabilities	—	1,080	4,490	5,570

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

3. Fair Value Measurements (Continued)

The following table includes a rollforward for those financial instruments measured at fair value using Level 3 inputs (in thousands).

					Total Gains or Losses
					(Realized or Unrealized)
	Balance at Beginning of Period	Purchases	Sales	Transfers into Level 3	Included in Net Income (Loss)	Included in Other Comprehensive Income (Loss)	Balance at End of Period
Year ended December 31, 2013
Available for sale securities	$56,277	$—	$—	$—	$2,166	$1,610	$60,053
Loans held for sale	—	—	—	27,729	—	—	27,729
Mortgage servicing asset	2,080	13,886	—	—	4,183	—	20,149
Derivative liabilities	(4,490)	—	—	—	(1,110)	—	(5,600)

Total	$53,867	$13,886	$—	$27,729	$5,239	$1,610	$102,331

Year ended December 31, 2012
Available for sale securities	$60,377	$—	$—	$—	$1,867	$(5,967)	$56,277
Mortgage servicing asset	—	1,890	—	—	190	—	2,080
Derivative liabilities	—	(4,455)	—	—	(35)	—	(4,490)

Total	$60,377	$(2,565)	$—	$—	$2,022	$(5,967)	$53,867

Year ended December 31, 2011
Available for sale securities	$—	$50,000	$—	$—	$709	$9,668	$60,377

Total	$—	$50,000	$—	$—	$709	$9,668	$60,377

All net unrealized gains (losses) in the table above are reflected in the accompanying consolidated financial statements. The unrealized gains (losses) relate to financial instruments still held at December 31, 2013. The available for sale securities noted in the table above reflect Hilltop’s note receivable and warrant to purchase common stock of SWS Group, Inc. (“SWS”) as discussed in Note 4 to the consolidated financial statements.

Hilltop’s note receivable is valued using a cash flow model that estimates yield based on comparable securities in the market. The interest rate used to discount cash flows is the most significant unobservable input. An increase or decrease in the discount rate would result in a corresponding decrease or increase, respectively, in the fair value measurement of the note receivable.

The warrant is valued utilizing a binomial model. The underlying SWS common stock price and its related volatility, an unobservable input, are the most significant inputs into the model, and, therefore, decreases or increases to the SWS common stock price would result in a significant change in the fair value measurement of the warrant.

Loans held for sale, including monitored mortgage loans, are valued using commitments on hand from investors or prevailing market prices.

The mortgage servicing asset is valued by projecting net servicing cash flows, which are then discounted to estimate the fair value. The fair value of the mortgage servicing asset is impacted by a variety of factors, including prepayment assumptions, discount rates, delinquency rates, contractually specified servicing fees, servicing costs and underlying portfolio characteristics.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

3. Fair Value Measurements (Continued)

Derivative liabilities in the tables above include a Fee Award Option valued using discounted cash flows and probability of exercise.

The Company had no transfers between Levels 1 and 2 during the periods presented.

The following table presents the changes in fair value for instruments that are reported at fair value under the Fair Value Option (in thousands).

	Changes in Fair Value for Assets and Liabilities Reported at Fair Value under Fair Value Option
	Year Ended December 31, 2013			Year Ended December 31, 2012
	Net Gains (Losses) from Sale of Loans	Other Noninterest Income	Total Changes in Fair Value	Net Gains (Losses) from Sale of Loans	Other Noninterest Income	Total Changes in Fair Value
Loans held for sale	$(19,353)	$—	$(19,353)	$(3,297)	$—	$(3,297)
Mortgage servicing asset	18,069	—	18,069	190	—	190
Time deposits	—	12	12	—	7	7

The Company also determines the fair value of certain assets and liabilities on a non-recurring basis. In particular, the fair value of all of the assets and liabilities purchased in the PlainsCapital Merger was determined at the acquisition date, while fair value of all assets acquired and liabilities assumed in the FNB Transaction was determined at the Bank Closing Date. In addition, facts and circumstances may dictate a fair value measurement when there is evidence of impairment. Assets and liabilities measured on a non-recurring basis include the items discussed below.

Impaired Loans—The Company reports impaired loans based on the underlying fair value of the collateral through specific allowances within the allowance for loan losses. The Company acquired PCI loans with a fair value of $172.9 million and $822.8 million upon completion of the PlainsCapital Merger and the FNB Transaction, respectively. Substantially all PCI loans acquired in the FNB Transaction are covered by FDIC loss-share agreements. The fair value of PCI loans was determined using Level 3 inputs, including estimates of expected cash flows that incorporated assumptions regarding default rates, loss severity rates assuming default, prepayment speeds and estimated collateral values. At December 31, 2013, non-covered PCI loans with a carrying amount of $100.4 million had been reduced by specific allowances within the allowance for non-covered loan losses of $3.1 million, resulting in a reported value of $97.3 million that approximates fair value. At December 31, 2013, covered PCI loans with a carrying amount of $729.2 million had been reduced by specific allowances within the allowance for covered loan losses of $0.9 million, resulting in a reported value of $728.3 million.

Other Real Estate Owned—The Company reports OREO at fair value less estimated cost to sell. Any excess of recorded investment over fair value, less cost to sell, is charged against the allowance for loan losses when property is initially transferred to OREO. Subsequent to the initial transfer to OREO, downward valuation adjustments are charged against earnings. The Company determines fair value primarily using independent appraisals of OREO properties. The resulting fair value measurements are classified as Level 2 or Level 3 inputs, depending upon the extent to which unobservable inputs determine the fair value measurement. The Company considers a number of factors in determining the

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

3. Fair Value Measurements (Continued)

extent to which specific fair value measurements utilize unobservable inputs, including, but not limited to, the inherent subjectivity in appraisals, the length of time elapsed since the receipt of independent market price or appraised value, and current market conditions. In the FNB Transaction, the Bank acquired OREO of $135.2 million, all of which is covered by an FDIC loss-share agreement. At December 31, 2013, the estimated fair value of covered OREO was $142.8 million, and the underlying fair value measurements utilize Level 3 inputs. The fair value of non-covered OREO at December 31, 2013 and 2012 was $4.8 million and $11.1 million, respectively, and is included in other assets within the consolidated balance sheets. During the reported periods, all fair value measurements for non-covered OREO utilized Level 2 inputs.

The Fair Value of Financial Instruments Subsection of the ASC requires disclosure of the fair value of financial assets and liabilities, including the financial assets and liabilities previously discussed. The methods for determining estimated fair value for financial assets and liabilities measured at fair value on a recurring or non-recurring basis are discussed above. For other financial assets and liabilities, the Company utilizes quoted market prices, if available, to estimate the fair value of financial instruments. Because no quoted market prices exist for a significant portion of the Company’s financial instruments, the fair value of such instruments has been derived based on management’s assumptions with respect to future economic conditions, the amount and timing of future cash flows, and estimated discount rates. Different assumptions could significantly affect these estimates. Accordingly, the estimates provided herein do not necessarily indicate amounts which could be realized in a current transaction. Further, as it is management’s intent to hold a significant portion of its financial instruments to maturity, it is not probable that the fair values shown below will be realized in a current transaction.

Because of the wide range of permissible valuation techniques and the numerous estimates which must be made, it may be difficult to make reasonable comparisons of the Company’s fair value information to that of other financial institutions. The aggregate estimated fair value amount should in no way be construed as representative of the underlying value of Hilltop and its subsidiaries. The following methods and assumptions are typically used in estimating the fair value disclosures for financial instruments:

Loans—The fair value of non-covered and covered loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Broker-Dealer and Clearing Organization Receivables—The carrying amount approximates their fair value.

FDIC Indemnification Asset—The fair value of the FDIC Indemnification Asset is based on Level 3 inputs, including the discounted value of expected future cash flows under the loss-share agreements. The discount rate contemplates the credit worthiness of the FDIC as counterparty to this asset, and considers an incremental discount rate risk premium reflective of the inherent uncertainty associated with the timing of the cash flows.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

3. Fair Value Measurements (Continued)

Deposit Liabilities—The estimated fair value of demand deposits, savings accounts and NOW accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. The carrying amount for variable-rate certificates of deposit approximates their fair values.

Broker-Dealer and Clearing Organization Payables—The carrying amount approximates their fair value.

Short-Term Borrowings—The carrying amounts of federal funds purchased, borrowings under repurchase agreements and other short-term borrowings approximate their fair values.

Debt—The fair values are estimated using discounted cash flow analysis based on current incremental borrowing rates for similar types of borrowing arrangements.

The following table presents the carrying values and estimated fair values of financial instruments (in thousands).

		Estimated Fair Value
December 31, 2013	Carrying Amount	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total
Financial assets:
Non-covered loans, net	$3,481,405	$—	$281,712	$3,119,319	$3,401,031
Covered loans, net	1,005,308	—	—	997,371	997,371
Broker-dealer and clearing organization receivables	119,317	—	119,317	—	119,317
FDIC indemnification asset	188,291	—	—	188,291	188,291
Other assets	66,055	—	43,946	22,109	66,055

Financial liabilities:
Deposits	6,722,019	—	6,722,909	—	6,722,909
Broker-dealer and clearing organization payables	129,678	—	129,678	—	129,678
Short-term borrowings	342,087	—	342,087	—	342,087
Debt	123,339	—	114,671	—	114,671
Other liabilities	3,362	—	3,362	—	3,362

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

3. Fair Value Measurements (Continued)

		Estimated Fair Value
December 31, 2012	Carrying Amount	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total
Financial assets:
Non-covered loans, net	$3,148,987	$—	$—	$3,148,987	$3,148,987
Broker-dealer and clearing organization receivables	145,564	—	145,564	—	145,564
Other assets	59,094	—	59,094	—	59,094

Financial liabilities:
Deposits	4,700,461	—	4,698,848	—	4,698,848
Broker-dealer and clearing organization payables	187,990	—	187,990	—	187,990
Short-term borrowings	728,250	—	728,250	—	728,250
Debt	208,551	—	217,092	—	217,092
Other liabilities	4,400	—	4,400	—	4,400

The deferred income amounts arising from unrecognized financial instruments are not significant. These financial instruments also have contractual interest rates at or above current market rates. Therefore, no fair value disclosure is provided for these items.

4. Securities

The amortized cost and fair value of available for sale securities are summarized as follows (in thousands).

December 31, 2013	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury securities	$43,684	$82	$(238)	$43,528
U.S. government agencies:
Bonds	717,909	550	(55,727)	662,732
Residential mortgage-backed securities	59,936	735	(584)	60,087
Collateralized mortgage obligations	124,502	349	(4,390)	120,461
Corporate debt securities	72,376	4,610	(378)	76,608
States and political subdivisions	162,955	388	(6,508)	156,835
Commercial mortgage-backed securities	691	69	—	760
Equity securities	20,067	2,012	—	22,079
Note receivable	42,674	5,235	—	47,909
Warrant	12,068	76	—	12,144

Totals	$1,256,862	$14,106	$(67,825)	$1,203,143

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

4. Securities (Continued)

December 31, 2012	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury securities	$7,046	$141	$(2)	$7,185
U.S. government agencies:
Bonds	524,888	1,663	(314)	526,237
Residential mortgage-backed securities	18,473	490	(70)	18,893
Collateralized mortgage obligations	97,812	191	(79)	97,924
Corporate debt securities	79,716	7,461	—	87,177
States and political subdivisions	177,701	196	(2,138)	175,759
Commercial mortgage-backed securities	1,001	72	—	1,073
Equity securities	19,289	1,139	—	20,428
Note receivable	40,508	3,652	—	44,160
Warrant	12,068	49	—	12,117

Totals	$978,502	$15,054	$(2,603)	$990,953

Available for sale equity securities includes 1,475,387 shares of SWS common stock, a $50.0 million aggregate principal amount note issued by SWS and a warrant to purchase 8,695,652 shares of SWS common stock. SWS issued the note in July 2011 under a credit agreement pursuant to a senior unsecured loan from Hilltop. The note bears interest at a rate of 8.0% per annum, is prepayable by SWS subject to certain conditions after three years, and has a maturity of five years. The warrant provides for the purchase of 8,695,652 shares of SWS common stock at an exercise price of $5.75 per share, subject to anti-dilution adjustments. If the warrant was fully exercised, Hilltop would beneficially own 24.4% of SWS.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

4. Securities (Continued)

Information regarding available for sale securities that were in an unrealized loss position is shown in the following table (dollars in thousands).

	December 31, 2013			December 31, 2012
	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses
U.S. treasury securities:
Unrealized loss for less than twelve months	6	$12,748	$238	2	$2,427	$2
Unrealized loss for twelve months or longer	—	—	—	—	—	—

	6	12,748	238	2	2,427	2
U.S. government agencies:
Bonds:
Unrealized loss for less than twelve months	35	526,817	45,274	14	236,305	314
Unrealized loss for twelve months or longer	5	90,931	10,453	—	—	—

	40	617,748	55,727	14	236,305	314
Residential mortgage-backed securities:
Unrealized loss for less than twelve months	2	2,194	54	7	12,279	70
Unrealized loss for twelve months or longer	3	9,309	530	—	—	—

	5	11,503	584	7	12,279	70
Collateralized mortgage obligations:
Unrealized loss for less than twelve months	7	84,054	4,320	8	38,887	79
Unrealized loss for twelve months or longer	2	4,995	70	—	—	—

	9	89,049	4,390	8	38,887	79
Corporate debt securities:
Unrealized loss for less than twelve months	7	10,754	378	—	—	—
Unrealized loss for twelve months or longer	—	—	—	—	—	—

	7	10,754	378	—	—	—
States and political subdivisions:
Unrealized loss for less than twelve months	46	30,245	669	225	156,664	2,138
Unrealized loss for twelve months or longer	150	96,882	5,839	—	—	—

	196	127,127	6,508	225	156,664	2,138
Total available for sale:
Unrealized loss for less than twelve months	103	666,812	50,933	256	446,562	2,603
Unrealized loss for twelve months or longer	160	202,117	16,892	—	—	—

	263	$868,929	$67,825	256	$446,562	$2,603

During 2013, 2012 and 2011, the Company did not record any other-than-temporary impairments. While all of the investments are monitored for potential other-than-temporary impairment, the Company’s analysis and experience indicate that these available for sale investments generally do not present a great risk of other-than-temporary-impairment, as fair value should recover over time. Factors considered in the Company’s analysis include the reasons for the unrealized loss position, the severity and duration of the unrealized loss position, credit worthiness, and forecasted performance of the investee. While some of the securities held in the investment portfolio have decreased in value since the date of acquisition, the severity of loss and the duration of the loss position are not believed to be significant enough to warrant other-than-temporary impairment of the securities. The Company does not intend, nor is it likely that the Company will be required, to sell these securities before the recovery of the cost basis. Therefore, management does not believe any other-than-temporary impairments exist at December 31, 2013.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

4. Securities (Continued)

Expected maturities may differ from contractual maturities because certain borrowers may have the right to call or prepay obligations with or without penalties. The amortized cost and fair value of securities, excluding trading and available for sale equity securities and the available for sale warrant, at December 31, 2013 are shown by contractual maturity below (in thousands).

	Amortized Cost	Fair Value
Due in one year or less	$125,804	$125,881
Due after one year through five years	115,950	125,245
Due after five years through ten years	70,173	70,280
Due after ten years	727,671	666,206

	1,039,598	987,612

Residential mortgage-backed securities	59,936	60,087
Collateralized mortgage obligations	124,502	120,461
Commercial mortgage-backed securities	691	760

	$1,224,727	$1,168,920

The Company realized net losses from its trading securities portfolio of $2.8 million and $0.7 million during the year ended December 31, 2013 and the month of December 31, 2012, respectively, which are recorded as a component of other noninterest income within the consolidated statements of operations.

Securities with a carrying amount of $1.0 billion and $635.2 million (with a fair value of $938.1 million and $633.4 million) at December 31, 2013 and 2012, respectively, were pledged to secure public and trust deposits, federal funds purchased and securities sold under agreements to repurchase, and for other purposes as required or permitted by law.

Mortgage-backed securities and collateralized mortgage obligations consist principally of Government National Mortgage Association (“GNMA”), Federal National Mortgage Association (“FNMA”) and Federal Home Loan Mortgage Corporation (“FHLMC”) pass-through and participation certificates. GNMA securities are guaranteed by the full faith and credit of the United States, while FNMA and FHLMC securities are fully guaranteed by those respective United States government-sponsored agencies, and conditionally guaranteed by the full faith and credit of the United States.

At December 31, 2013 and 2012, NLC had investments on deposit in custody for various state insurance departments with carrying values of $9.4 million and $9.3 million, respectively.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

5. Non-Covered Loans and Allowance for Non-Covered Loan Losses

Non-covered loans refer to loans not covered by the FDIC loss-share agreements. The non-covered loan portfolio at December 31, 2013 includes loans acquired as a part of the FNB Transaction totaling $53.4 million, of which $7.2 million are categorized as non-covered PCI loans. Covered loans are discussed in Note 6 to the consolidated financial statements. Non-covered loans summarized by portfolio segment are as follows (in thousands).

	December 31,
	2013	2012
Commercial and industrial	$1,637,266	$1,660,293
Real estate	1,457,253	1,184,914
Construction and land development	364,551	280,483
Consumer	55,576	26,706

	3,514,646	3,152,396
Allowance for non-covered loan losses	(33,241)	(3,409)

Total non-covered loans, net of allowance	$3,481,405	$3,148,987

The Bank has lending policies in place with the goal of establishing an asset portfolio that will provide a return on stockholders’ equity sufficient to maintain capital to assets ratios that meet or exceed established regulations. Loans are underwritten with careful consideration of the borrower’s financial condition, the specific purpose of the loan, the primary sources of repayment and any collateral pledged to secure the loan.

Underwriting procedures address financial components based on the size or complexity of the credit. The financial components include, but are not limited to, current and projected cash flows, shock analysis and/or stress testing, and trends in appropriate balance sheet and statement of operations ratios. Collateral analysis includes a complete description of the collateral, as well as determining values, monitoring requirements, loan to value ratios, concentration risk, appraisal requirements and other information relevant to the collateral being pledged. Guarantor analysis includes liquidity and cash flow analysis based on the significance the guarantors are expected to serve as secondary repayment sources. The Bank’s underwriting standards are governed by adherence to its loan policy. The loan policy provides for specific guidelines by portfolio segment, including commercial and industrial, real estate, construction and land development, and consumer loans. Within each individual portfolio segment, permissible and impermissible loan types are explicitly outlined. Within the loan types, minimum requirements for the underwriting factors listed above are provided.

The Bank maintains a loan review department that reviews credit risk in response to both external and internal factors that potentially impact the performance of either individual loans or the overall loan portfolio. The loan review process reviews the creditworthiness of borrowers and determines compliance with the loan policy. The loan review process complements and reinforces the risk identification and assessment decisions made by lenders and credit personnel. Results of these reviews are presented to management and the Bank’s Board of Directors.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

5. Non-Covered Loans and Allowance for Non-Covered Loan Losses (Continued)

In connection with the PlainsCapital Merger and the FNB Transaction, the Company acquired non-covered loans both with and without evidence of credit quality deterioration since origination. The following table presents the carrying values and the outstanding balances of the non-covered PCI loans (in thousands).

	December 31,
	2013	2012
Carrying amount	$100,392	$166,780
Outstanding balance	141,983	222,674

Changes in the accretable yield for the non-covered PCI loans were as follows (in thousands).

	Year Ended December 31, 2013	Month Ended December 31, 2012
Balance, beginning of period	$17,553	$18,427
Additions	622	—
Increases in expected cash flows	18,793	—
Disposals of loans	(3,692)	(22)
Accretion	(15,675)	(852)

Balance, end of period	$17,601	$17,553

Impaired loans exhibit a clear indication that the borrower’s cash flow may not be sufficient to meet principal and interest payments, which is generally when a loan is 90 days past due unless the asset is both well secured and in the process of collection. Non-covered impaired loans include non-accrual loans, troubled debt restructurings (“TDRs”), PCI loans and partially charged-off loans.

Non-covered PCI loans are summarized by class in the following tables (in thousands). In addition to the non-covered PCI loans, there were $4.1 million of additional non-covered impaired loans at December 31, 2013. There were no impaired loans at December 31, 2012 other than PCI loans.

December 31, 2013	Unpaid Contractual Principal Balance	Recorded Investment with No Allowance	Recorded Investment with Allowance	Total Recorded Investment	Related Allowance
Commercial and industrial:
Secured	$60,309	$19,280	$16,092	$35,372	$2,705
Unsecured	11,772	240	1,204	1,444	15
Real estate:
Secured by commercial properties	49,306	20,185	16,070	36,255	339
Secured by residential properties	5,013	1,347	1,648	2,995	39
Construction and land development:
Residential construction loans	33	—	—	—	—
Commercial construction loans and land development	48,515	15,225	4,592	19,817	39
Consumer	7,946	4,509	—	4,509	—

	$182,894	$60,786	$39,606	$100,392	$3,137

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

5. Non-Covered Loans and Allowance for Non-Covered Loan Losses (Continued)

December 31, 2012	Unpaid Contractual Principal Balance	Recorded Investment with No Allowance	Recorded Investment with Allowance	Total Recorded Investment
Commercial and industrial:
Secured	$102,642	$67,967	$—	$67,967
Unsecured	17,133	3,419	—	3,419
Real estate:
Secured by commercial properties	70,284	55,519	—	55,519
Secured by residential properties	10,164	6,728	—	6,728
Construction and land development:
Residential construction loans	1,137	708	—	708
Commercial construction loans and land development	60,425	32,362	—	32,362
Consumer	92	77	—	77

	$261,877	$166,780	$—	$166,780

Average investment in non-covered PCI loans for the year ended December 31, 2013 is summarized by class in the following table (in thousands).

Commercial and industrial:
Secured	$51,670
Unsecured	2,432
Real estate:
Secured by commercial properties	45,887
Secured by residential properties	4,862
Construction and land development:
Residential construction loans	354
Commercial construction loans and land development	26,090
Consumer	2,293

$133,588

Non-covered non-accrual loans at December 31, 2013, excluding those classified as held for sale, are summarized by class in the following table (in thousands).

Commercial and industrial:
Secured	$15,430
Unsecured	1,300
Real estate:
Secured by commercial properties	2,638
Secured by residential properties	398
Construction and land development:
Residential construction loans	—
Commercial construction loans and land development	112
Consumer	—

$19,878

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

5. Non-Covered Loans and Allowance for Non-Covered Loan Losses (Continued)

At December 31, 2013, non-covered non-accrual loans included non-covered PCI loans of $15.8 million for which discount accretion has been suspended because the extent and timing of cash flows from these non-covered PCI loans can no longer be reasonably estimated. All non-covered PCI loans at December 31, 2012 were considered to be performing due to the application of the accretion method. In addition to the non-covered non-accrual loans in the table above, $3.5 million and $1.8 million of real estate loans secured by residential properties and classified as held for sale were in non-accrual status at December 31, 2013 and 2012, respectively.

Interest income recorded on accruing impaired loans was $17.7 million and $0.9 million for the year ended December 31, 2013 and the month ended December 31, 2012, respectively. Interest income recorded on non-accrual loans in 2013 and 2012 was nominal.

The Bank classifies loan modifications as TDRs when it concludes that it has both granted a concession to a debtor and that the debtor is experiencing financial difficulties. Loan modifications are typically structured to create affordable payments for the debtor and can be achieved in a variety of ways. The Bank modifies loans by reducing interest rates and/or lengthening loan amortization schedules. The Bank also reconfigures a single loan into two or more loans (“A/B Note”). The typical A/B Note restructure results in a “bad” loan which is charged off and a “good” loan or loans the terms of which comply with the Bank’s customary underwriting policies. The debt charged off on the “bad” loan is not forgiven to the debtor.

Information regarding TDRs granted is shown in the following table (in thousands). All TDRs granted relate to non-covered PCI loans. There were no TDRs granted during the month ended December 31, 2012. At December 31, 2013, the Bank had $0.5 million in unadvanced commitments to borrowers whose loans have been restructured in TDRs.

	Recorded Investment in Loans Modified by
Year ended December 31, 2013	A/B Note	Interest Rate Adjustment	Payment Term Extension	Total Modification
Commercial and industrial:
Secured	$—	$—	$10,390	$10,390
Unsecured	—	—	—	—
Real estate:
Secured by commercial properties	—	—	279	279
Secured by residential properties	—	—	777	777
Construction and land development:
Residential construction loans	—	—	—	—
Commercial construction loans and land development	—	—	—	—
Consumer	—	—	—	—

	$—	$—	$11,446	$11,446

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

5. Non-Covered Loans and Allowance for Non-Covered Loan Losses (Continued)

An analysis of the aging of the Bank’s non-covered loan portfolio is shown in the following tables (in thousands).

December 31, 2013	Loans Past Due 30 - 59 Days	Loans Past Due 60 - 89 Days	Loans Past Due 90 Days or More	Total Past Due Loans	Current Loans	PCI Loans	Total Loans	Accruing Loans Past Due 90 Days or More
Commercial and industrial:
Secured	$2,171	$277	$1,354	$3,802	$1,492,793	$35,372	$1,531,967	$272
Unsecured	333	9	60	402	103,453	1,444	105,299	59
Real estate:
Secured by commercial properties	192	—	132	324	1,044,437	36,255	1,081,016	—
Secured by residential properties	1,045	36	203	1,284	371,958	2,995	376,237	203
Construction and land development:
Residential construction loans	415	—	—	415	64,664	—	65,079	—
Commercial construction loans and land development	41	881	112	1,034	278,621	19,817	299,472	—
Consumer	201	60	—	261	50,806	4,509	55,576	—

	$4,398	$1,263	$1,861	$7,522	$3,406,732	$100,392	$3,514,646	$534

December 31, 2012	Loans Past Due 30 - 59 Days	Loans Past Due 60 - 89 Days	Loans Past Due 90 Days or More	Total Past Due Loans	Current Loans	PCI Loans	Total Loans	Accruing Loans Past Due 90 Days or More
Commercial and industrial:
Secured	$7,844	$348	$2,131	$10,323	$1,473,242	$67,967	$1,551,532	$2,000
Unsecured	3	—	—	3	105,339	3,419	108,761	—
Real estate:
Secured by commercial properties	714	—	—	714	868,070	55,519	924,303	—
Secured by residential properties	755	101	—	856	253,027	6,728	260,611	—
Construction and land development:
Residential construction loans	—	—	—	—	47,461	708	48,169	—
Commercial construction loans and land development	63	—	—	63	199,889	32,362	232,314	—
Consumer	84	—	—	84	26,545	77	26,706	—

	$9,463	$449	$2,131	$12,043	$2,973,573	$166,780	$3,152,396	$2,000

Management tracks credit quality trends on a quarterly basis related to: (i) past due levels, (ii) non-performing asset levels, (iii) classified loan levels, (iv) net charge-offs, and (v) general economic conditions in the state and local markets.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

5. Non-Covered Loans and Allowance for Non-Covered Loan Losses (Continued)

The Bank utilizes a risk grading matrix to assign a risk grade to each of the loans in its portfolio. A risk rating is assigned based on an assessment of the borrower’s management, collateral position, financial capacity, and economic factors. The general characteristics of the various risk grades are described below.

Pass—“Pass” loans present a range of acceptable risks to the Bank. Loans that would be considered virtually risk-free are rated Pass—low risk. Loans that exhibit sound standards based on the grading factors above and present a reasonable risk to the Bank are rated Pass—normal risk. Loans that exhibit a minor weakness in one or more of the grading criteria but still present an acceptable risk to the Bank are rated Pass—high risk.

Special Mention— “Special Mention” loans have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in a deterioration of the repayment prospects for the loans and weaken the Bank’s credit position at some future date. Special Mention loans are not adversely classified and do not expose the Bank to sufficient risk to require adverse classification.

Substandard— “Substandard” loans are inadequately protected by the current sound worth and paying capacity of the obligor or the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Many substandard loans are considered impaired.

PCI—“PCI” loans exhibited evidence of credit deterioration at acquisition that made it probable that all contractually required principal payments would not be collected.

The following tables present the internal risk grades of non-covered loans, as previously described, in the portfolio by class (in thousands).

December 31, 2013	Pass	Special Mention	Substandard	PCI	Total
Commercial and industrial:
Secured	$1,450,734	$16,840	$29,021	$35,372	$1,531,967
Unsecured	103,674	12	169	1,444	105,299
Real estate:
Secured by commercial properties	1,038,930	4,436	1,395	36,255	1,081,016
Secured by residential properties	367,758	—	5,484	2,995	376,237
Construction and land development:
Residential construction loans	65,079	—	—	—	65,079
Commercial construction loans and land development	275,808	3,384	463	19,817	299,472
Consumer	51,052	1	14	4,509	55,576

	$3,353,035	$24,673	$36,546	$100,392	$3,514,646

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

5. Non-Covered Loans and Allowance for Non-Covered Loan Losses (Continued)

December 31, 2012	Pass	Special Mention	Substandard	PCI	Total
Commercial and industrial:
Secured	$1,476,420	$2,515	$4,630	$67,967	$1,551,532
Unsecured	105,142	200	—	3,419	108,761
Real estate:
Secured by commercial properties	868,784	—	—	55,519	924,303
Secured by residential properties	253,883	—	—	6,728	260,611
Construction and land development:
Residential construction loans	47,461	—	—	708	48,169
Commercial construction loans and land development	199,952	—	—	32,362	232,314
Consumer	26,629	—	—	77	26,706

	$2,978,271	$2,715	$4,630	$166,780	$3,152,396

The allowance for loan losses is a reserve established through a provision for loan losses charged to expense, which represents management’s best estimate of probable losses inherent in the existing portfolio of loans. Management has responsibility for determining the level of the allowance for loan losses, subject to review by the Audit Committee of the Company’s board of directors and the Loan Review Committee of the Bank’s board of directors.

It is management’s responsibility at the end of each quarter, or more frequently as deemed necessary, to analyze the level of the allowance for loan losses to ensure that it is appropriate for the estimated credit losses in the portfolio consistent with the Interagency Policy Statement on the Allowance for Loan and Lease Losses and the Receivables and Contingencies Topics of the ASC. Estimated credit losses are the probable current amount of loans that the Company will be unable to collect given facts and circumstances as of the evaluation date. When management determines that a loan or portion thereof is uncollectible, the loan, or portion thereof, is charged off against the allowance for loan losses, or for acquired loans accounted for in pools, charged against the pool discount. Recoveries on charge-offs that occurred prior to the PlainsCapital Merger represent contractual cash flows not expected to be collected and are recorded as accretion income. Recoveries on loans charged-off subsequent to the PlainsCapital Merger are credited to the allowance for loan loss, except for recoveries on loans accounted for in pools, which are credited to the pool discount. Commencing with the PlainsCapital Merger on November 30, 2012, the Bank’s loan portfolio is designated into two populations: acquired loans and originated loans. The allowance for loan losses is calculated separately for the acquired and originated loans.

Originated Loans

The Company has developed a methodology that seeks to determine an allowance within the scope of the Receivables and Contingencies Topics of the ASC. Each of the loans that has been determined to be impaired is within the scope of the Receivables Topic. Impaired loans that are equal to or greater than $0.5 million are individually evaluated for impairment using one of three impairment measurement methods as of the evaluation date: (1) the present value of expected future discounted cash flows on the loan, (2) the loan’s observable market price, or (3) the fair value of the collateral if the loan is collateral dependent. Specific reserves are provided in the estimate of the allowance based on the measurement of impairment under these three methods, except for collateral dependent loans,

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

5. Non-Covered Loans and Allowance for Non-Covered Loan Losses (Continued)

which require the fair value method. All non-impaired loans are within the scope of the Contingencies Topic. Estimates of loss for the Contingencies Topic are calculated based on historical loss, adjusted for qualitative or environmental factors. The Bank uses a rolling three year average net loss rate to calculate historical loss factors. The analysis is conducted by call report category, and further disaggregates commercial and industrial loans by collateral type. The analysis considers charge-offs and recoveries in determining the loss rate; therefore net charge-off experience is used. The historical loss calculation for the quarter is calculated by dividing the current quarter net charge-offs for each loan category by the quarter ended loan category balance. The Bank utilizes a weighted average loss rate to better represent recent trends. The Bank weights the most recent four quarter average at 120% versus the oldest four quarters at 80%.

While historical loss experience provides a reasonable starting point for the analysis, historical losses are not the sole basis upon which to determine the appropriate level for the allowance for loan losses. Management considers recent qualitative or environmental factors that are likely to cause estimated credit losses associated with the existing portfolio to differ from historical loss experience, including but not limited to:

•	changes in the volume and severity of past due, nonaccrual and classified loans;

•	changes in the nature, volume and terms of loans in the portfolio;

•	changes in lending policies and procedures;

•	changes in economic and business conditions and developments that affect the collectability of the portfolio;

•	changes in lending management and staff;

•	changes in the loan review system and the degree of oversight by the Bank’s board of directors; and

•	any concentrations of credit and changes in the level of such concentrations.

Changes in the volume and severity of past due, nonaccrual and classified loans, as well as changes in the nature, volume and terms of loans in the portfolio are key indicators of changes in the portfolio that could indicate a necessary adjustment to the historical loss factors. The magnitude of the impact of these factors on our qualitative assessment of the allowance for loan loss changes from quarter to quarter.

The loan review program is designed to identify and monitor problem loans by maintaining a credit grading process, requiring that timely and appropriate changes be made to reviewed loans and coordinating the delivery of the information necessary to assess the appropriateness of the allowance for loan losses. Loans are evaluated for impaired status when: (i) payments on the loan are delayed, typically by 90 days or more (unless the loan is both well secured and in the process of collection), (ii) the loan becomes classified, (iii) the loan is being reviewed in the normal course of the loan review scope, or (iv) the loan is identified by the servicing officer as a problem.

Homogeneous loans, such as consumer installment loans, residential mortgage loans and home equity loans, are not individually reviewed and are generally risk graded at the same levels. The risk grade and reserves are established for each homogeneous pool of loans based on the expected net charge-offs from current trends in delinquencies, losses or historical experience and general economic conditions. At December 31, 2013 and 2012, there were no material delinquencies in these types of loans.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

5. Non-Covered Loans and Allowance for Non-Covered Loan Losses (Continued)

Acquired Loans

Loans acquired in a business combination are recorded at their estimated fair value on their purchase date and with no carryover of the related allowance for loan losses. Loans without evidence of credit impairment at acquisition are subsequently evaluated for any required allowance at each reporting date. An allowance for loan losses is calculated using a methodology similar to that described above for originated loans. The allowance as determined for each loan collateral type is compared to the remaining fair value discount for that loan collateral type. If greater, the excess is recognized as an addition to the allowance through a provision for loan losses. If less than the discount, no additional allowance is recorded. Charge-offs and losses first reduce any remaining fair value discount for the loan and once the discount is depleted, losses are applied against the allowance established for that loan.

PCI loans acquired in the PlainsCapital Merger are accounted for on an individual loan basis, while PCI loans acquired in the FNB Transaction are accounted for both in pools and at the individual loan level. Cash flows expected to be collected are recast quarterly for each loan or pool. These evaluations require the continued use and updating of key assumptions and estimates such as default rates, loss severity given default and prepayment speed assumptions, similar to those used for the initial fair value estimate. Management judgment must be applied in developing these assumptions. If expected cash flows for a loan or pool decreases, an increase in the allowance for loan losses is made through a charge to the provision for loan losses. If expected cash flows for a loan or pool increase, any previously established allowance for loan losses is reversed and any remaining difference increases the accretable yield which will be taken into income over the remaining life of the loan.

The allowance is subject to regulatory examinations and determinations as to appropriateness, which may take into account such factors as the methodology used to calculate the allowance and the size of the allowance.

Changes in the allowance for non-covered loan losses, distributed by portfolio segment, are shown below (in thousands).

Year ended December 31, 2013	Commercial and Industrial	Real Estate	Construction and Land Development	Consumer	Total
Balance, beginning of period	$1,845	$977	$582	$5	$3,409
Provision charged to operations	20,940	7,281	7,634	238	36,093
Loans charged off	(9,359)	(209)	(524)	(216)	(10,308)
Recoveries on charged off loans	3,439	282	265	61	4,047

Balance, end of period	$16,865	$8,331	$7,957	$88	$33,241

Month ended December 31, 2012	Commercial and Industrial	Real Estate	Construction and Land Development	Consumer	Total
Balance, beginning of period	$—	$—	$—	$—	$—
Provision charged to operations	2,236	977	582	5	3,800
Loans charged off	(391)	—	—	—	(391)
Recoveries on charged off loans	—	—	—	—	—

Balance, end of period	$1,845	$977	$582	$5	$3,409

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

5. Non-Covered Loans and Allowance for Non-Covered Loan Losses (Continued)

The non-covered loan portfolio was distributed by portfolio segment and impairment methodology as shown below (in thousands).

December 31, 2013	Commercial and Industrial	Real Estate	Construction and Land Development	Consumer	Total
Loans individually evaluated for impairment	$2,273	$373	$112	$—	$2,758
Loans collectively evaluated for impairment	1,598,177	1,417,630	344,622	51,067	3,411,496
PCI Loans	36,816	39,250	19,817	4,509	100,392

	$1,637,266	$1,457,253	$364,551	$55,576	$3,514,646

December 31, 2012	Commercial and Industrial	Real Estate	Construction and Land Development	Consumer	Total
Loans individually evaluated for impairment	$—	$—	$—	$—	$—
Loans collectively evaluated for impairment	1,588,907	1,122,667	247,413	26,629	2,985,616
PCI Loans	71,386	62,247	33,070	77	166,780

	$1,660,293	$1,184,914	$280,483	$26,706	$3,152,396

The allowance for non-covered loan losses was distributed by portfolio segment and impairment methodology as shown below (in thousands).

December 31, 2013	Commercial and Industrial	Real Estate	Construction and Land Development	Consumer	Total
Loans individually evaluated for impairment	$421	$—	$—	$—	$421
Loans collectively evaluated for impairment	13,724	7,953	7,918	88	29,683
PCI Loans	2,720	378	39	—	3,137

	$16,865	$8,331	$7,957	$88	$33,241

December 31, 2012	Commercial and Industrial	Real Estate	Construction and Land Development	Consumer	Total
Loans individually evaluated for impairment	$—	$—	$—	$—	$—
Loans collectively evaluated for impairment	1,845	977	582	5	3,409
PCI Loans	—	—	—	—	—

	$1,845	$977	$582	$5	$3,409

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

6. Covered Assets and Indemnification Asset

As discussed in Note 2 to the consolidated financial statements, the Bank assumed substantially all of the liabilities, including all of the deposits, and acquired substantially all of the assets of FNB in an FDIC-assisted transaction on September 13, 2013. As part of the loss-share agreements entered into by the Bank with the FDIC in connection therewith, the Bank and the FDIC agreed to share the losses on loans and OREO covered under the agreements. The asset arising from the loss-share agreements, which we refer to as the “FDIC Indemnification Asset,” is measured separately from the covered loan portfolio because the agreements are not contractually embedded in the covered loans and are not transferable should the Bank choose to dispose of the covered loans.

In accordance with the loss-share agreements, the Bank may be required to make a “true-up” payment to the FDIC, approximately ten years following the Bank Closing Date, if the FDIC’s initial estimate of losses on covered assets is greater than the actual realized losses. The “true-up” payment is calculated using a defined formula set forth in the P&A Agreement.

Covered Loans and Allowance for Covered Loan Losses

Loans acquired in a FDIC-assisted acquisition that are subject to a loss-share agreement are referred to as “covered loans” and reported separately in the consolidated balance sheets. Covered loans are reported exclusive of the cash flow reimbursements that may be received from the FDIC.

Based on purchase date valuations, the Bank’s portfolio of acquired covered loans had a fair value of $1.1 billion as of the Bank Closing Date, with no carryover of any allowance for loan losses. Acquired covered loans were preliminarily segregated between those considered to be PCI loans and those without credit impairment at acquisition.

In connection with the FNB Transaction, the Bank acquired loans both with and without evidence of credit quality deterioration since origination. The Company’s accounting policies for acquired covered loans, including covered PCI loans, are consistent with that of acquired non-covered loans, as described in Note 5 to the consolidated financial statements. The Company has established under its PCI accounting policy a framework to aggregate certain acquired covered loans into various loan pools based on a minimum of two layers of common risk characteristics for the purpose of determining their respective fair values as of their acquisition dates, and for applying the subsequent recognition and measurement provisions for income accretion and impairment testing.

The following table presents the carrying value of the covered loans summarized by portfolio segment at December 31, 2013 (in thousands).

Commercial and industrial	$66,943
Real estate	787,982
Construction and land development	151,444
Consumer	—

Total covered loans	1,006,369
Allowance for covered loans	(1,061)

Total covered loans, net of allowance	$1,005,308

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

6. Covered Assets and Indemnification Asset (Continued)

The following table presents the carrying value and the outstanding balance of the covered PCI loans at December 31, 2013 (in thousands).

Carrying amount	$729,156
Outstanding balance	1,022,514

Changes in the accretable yield for the covered PCI loans for the period from September 14, 2013 through December 31, 2013 were as follows (in thousands).

Balance, beginning of year	$—
Additions	167,974
Increases in expected cash flows	3,492
Disposals of loans	4,407
Accretion	(19,325)

Balance, end of year	$156,548

Covered PCI loans at December 31, 2013 are summarized by class in the following table (in thousands). In addition to the covered PCI loans, there were $0.9 million of additional covered impaired loans at December 31, 2013.

	Unpaid Contractual Principal Balance	Recorded Investment with No Allowance	Recorded Investment with Allowance	Total Recorded Investment	Related Allowance
Commercial and industrial:
Secured	$43,867	$28,520	$—	$28,520	$—
Unsecured	16,280	9,008	882	9,890	882
Real estate:
Secured by commercial properties	528,785	365,306	—	365,306	—
Secured by residential properties	288,859	199,372	—	199,372	—
Construction and land development:
Residential construction loans	8,341	4,705	—	4,705	—
Commercial construction loans and land development	183,117	121,363	—	121,363	—
Consumer	—	—	—	—	—

	$1,069,249	$728,274	$882	$729,156	$882

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

6. Covered Assets and Indemnification Asset (Continued)

Average investment in covered PCI loans for the year ended December 31, 2013 is summarized by class in the following table (in thousands).

Commercial and industrial:
Secured	$14,260
Unsecured	4,945
Real estate:
Secured by commercial properties	182,653
Secured by residential properties	99,686
Construction and land development:
Residential construction loans	2,353
Commercial construction loans and land development	60,682
Consumer	—

$364,579

Covered non-accrual loans at December 31, 2013, excluding those classified as held for sale, are summarized by class in the following table (in thousands).

Commercial and industrial:
Secured	$91
Unsecured	882
Real estate:
Secured by commercial properties	40
Secured by residential properties	209
Construction and land development:
Residential construction loans	575
Commercial construction loans and land development	—
Consumer	—

$1,797

Interest income recorded on non-accrual covered loans during 2013 was nominal. All covered PCI loans are considered to be performing due to the application of the accretion method. Additionally, no acquired covered performing loans have been modified in a TDR.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

6. Covered Assets and Indemnification Asset (Continued)

An analysis of the aging of the Bank’s covered loan portfolio at December 31, 2013 is shown in the following table (in thousands).

	Loans Past Due 30 - 59 Days	Loans Past Due 60 - 89 Days	Loans Past Due 90 Days or More	Total Past Due Loans	Current Loans	PCI Loans	Total Loans	Accruing Loans Past Due 90 Days or More
Commercial and industrial:
Secured	$3,904	$10	$81	$3,995	$20,918	$28,520	$53,433	$—
Unsecured	10	259	—	269	3,351	9,890	13,510	—
Real estate:
Secured by commercial properties	999	—	40	1,039	63,780	365,306	430,125	—
Secured by residential properties	1,679	678	209	2,566	155,919	199,372	357,857	—
Construction and land development:
Residential construction loans	1,861	—	576	2,437	5,026	4,705	12,168	—
Commercial construction loans and land development	244	20	—	264	17,649	121,363	139,276	—
Consumer	—	—	—	—	—	—	—	—

	$8,697	$967	$906	$10,570	$266,643	$729,156	$1,006,369	$—

The Bank assigns a risk grade to each of its covered loans in a manner consistent with the existing loan review program and risk grading matrix used for non-covered loans, as described in Note 5 to the consolidated financial statements. The following table presents the internal risk grades of covered loans in the portfolio at December 31, 2013 by class (in thousands).

	Pass	Special Mention	Substandard	PCI	Total
Commercial and industrial:
Secured	$24,152	$—	$761	$28,520	$53,433
Unsecured	3,040	—	580	9,890	13,510
Real estate:
Secured by commercial properties	59,343	3,310	2,166	430,125	419,449
Secured by residential properties	155,439	—	3,046	357,857	368,533
Construction and land development:
Residential construction loans	6,087	—	1,376	4,705	12,168
Commercial construction loans and land development	17,806	—	107	121,363	139,276
Consumer	—	—	—	—	—

	$265,867	$3,310	$8,036	$729,156	$1,006,369

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

6. Covered Assets and Indemnification Asset (Continued)

The Bank’s impairment methodology for the covered loans is consistent with that of non-covered loans as discussed in Note 5 to the consolidated financial statements. To the extent there is experienced or projected credit deterioration on the acquired covered loan pools subsequent to amounts estimated at the previous quarterly recast date, this deterioration will be measured, and a provision for credit losses will be charged to earnings. Additionally, provision for credit losses will be recorded on advances on covered loans subsequent to the acquisition date in a manner consistent with the allowance for non-covered loan losses. These provisions will be partially offset by an increase to the FDIC Indemnification Asset in an amount equal to the FDIC’s loss sharing percentage under the loss-share agreements, which is recognized in noninterest income within the consolidated statement of operations.

Changes in the allowance for covered loan losses for the period from September 14, 2013 through December 31, 2013, distributed by portfolio segment, are shown below (in thousands).

	Commercial and Industrial	Real Estate	Construction and Land Development	Consumer	Total
Balance, September 14, 2013	$—	$—	$—	$—	$—
Provision charged to operations	1,057	8	—	—	1,065
Loans charged off	(4)	—	—	—	(4)
Recoveries on charged off loans	—	—	—	—	—

Balance, end of period	$1,053	$8	$—	$—	$1,061

At December 31, 2013, the covered loan portfolio was distributed by portfolio segment and impairment methodology as shown below (in thousands).

	Commercial and Industrial	Real Estate	Construction and Land Development	Consumer	Total
Loans individually evaluated for impairment	$—	$—	$—	$—	$—
Loans collectively evaluated for impairment	28,533	223,304	25,376	—	277,213
PCI Loans	38,410	564,678	126,068	—	729,156

	$66,943	$787,982	$151,444	$—	$1,006,369

At December 31, 2013, the allowance for covered loan losses was distributed by portfolio segment and impairment methodology as shown below (in thousands).

	Commercial and Industrial	Real Estate	Construction and Land Development	Consumer	Total
Loans individually evaluated for impairment	$—	$—	$—	$—	$—
Loans collectively evaluated for impairment	171	8	—	—	179
PCI Loans	882	—	—	—	882

	$1,053	$8	$—	$—	$1,061

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

6. Covered Assets and Indemnification Asset (Continued)

Covered Other Real Estate Owned

A summary of the activity in covered OREO for the period from September 14, 2013 through December 31, 2013 is as follows (in thousands).

Balance, September 14, 2013	$135,187
Additions to covered OREO	19,185
Dispositions of covered OREO	(11,539)
Valuation adjustments in the period	—

Balance, end of period	$142,833

FDIC Indemnification Asset

A summary of the activity in the FDIC Indemnification Asset for the period from September 14, 2013 through December 31, 2013 is as follows (in thousands).

Balance, September 14, 2013	$185,680
FDIC Indemnification Asset accretion (amortization)	1,699
Transfers to due from FDIC and other	912

Balance, end of period	$188,291

7. Cash and Due from Banks

Cash and due from banks consisted of the following (in thousands).

	December 31,
	2013	2012
Cash on hand	$59,451	$20,201
Clearings and collection items	64,193	95,424
Deposits at Federal Reserve Bank	364,709	312,667
Deposits at Federal Home Loan Bank	1,500	1,499
Deposits in FDIC-insured institutions	223,246	292,248

	$713,099	$722,039

The amounts above include interest-bearing deposits of $565.3 million and $581.2 million at December 31, 2013 and 2012, respectively. Cash on hand and deposits at the Federal Reserve Bank satisfy regulatory reserve requirements at December 31, 2013.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

8. Premises and Equipment

The components of premises and equipment are summarized as follows (in thousands).

	December 31,
	2013	2012
Land and premises	$121,211	$48,902
Furniture and equipment	107,644	66,182

	228,855	115,084
Less accumulated depreciation and amortization	(28,149)	(3,703)

	$200,706	$111,381

The amounts shown above include assets recorded under capital leases of $7.1 million and $7.7 million, net of accumulated amortization of $0.6 million and $0.1 million at December 31, 2013 and 2012, respectively.

Occupancy expense was reduced by rental income of $1.8 million and $0.1 million in 2013 and 2012, respectively. Depreciation and amortization expense on premises and equipment, which includes amortization of capital leases, amounted to $24.8 million, $1.9 million and $1.7 million in 2013, 2012 and 2011, respectively.

9. Goodwill and Other Intangible Assets

The carrying amount of goodwill was $251.8 million and $253.8 million at December 31, 2013 and 2012, respectively. As discussed in Note 2 to the consolidated financial statements, the Company initially recorded $230.1 million of goodwill in connection with the PlainsCapital Merger, and used significant estimates and assumptions to value the identifiable assets acquired and liabilities assumed. The amount of goodwill recorded in connection with the PlainsCapital Merger is not deductible for tax purposes. During the three months ended March 31, 2013, the Company reduced goodwill related to the PlainsCapital Merger by $2.0 million for a purchase accounting adjustment related to the valuation of a capital lease obligation. The Company made no further adjustments to its purchase price allocation.

Other intangible assets of $70.9 million and $77.7 million at December 31, 2013 and 2012, respectively, include an indefinite lived intangible asset with an estimated fair value of $3.0 million related to state licenses acquired as a part of the NLC acquisition in January 2007.

The Company tests goodwill and other intangible assets having an indefinite useful life for impairment on an annual basis, or more often if events or circumstances indicate there may be impairment. Goodwill impairment testing is performed at the reporting unit level, which is one level below an operating segment. Goodwill is assigned to reporting units at the date the goodwill is initially recorded. Once goodwill has been assigned to reporting units, it no longer retains its association with a particular acquisition, and all of the activities within a reporting unit, whether acquired or internally generated, are available to support the value of the goodwill. The Company performs required annual impairment tests of its goodwill and other intangible assets as of October 1st for each of its reporting units.

The goodwill impairment analysis is a two-step test. The first step, used to identify potential impairment, involves comparing each reporting unit’s estimated fair value to its carrying value,

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

9. Goodwill and Other Intangible Assets (Continued)

including goodwill. If the estimated fair value of a reporting unit exceeds its carrying value, goodwill is considered not to be impaired. If the carrying value exceeds estimated fair value, there is an indication of potential impairment and the second step is performed to measure the amount of impairment. The Company has estimated fair values of reporting units based on both a market and income approach using historic, normalized actual and forecast results.

The second step involves calculating an implied fair value of goodwill for each reporting unit for which the first step indicated impairment. The implied fair value of goodwill is determined in a manner similar to the amount of goodwill calculated in a business combination, by measuring the excess of the estimated fair value of the reporting unit, as determined in the first step, over the aggregate estimated fair values of the individual assets, liabilities and identifiable intangibles as if the reporting unit was being acquired in a business combination. If the implied fair value of goodwill exceeds the carrying value of goodwill assigned to the reporting unit, there is no impairment. If the carrying value of goodwill assigned to a reporting unit exceeds the implied fair value of the goodwill, an impairment charge is recorded for the excess. An impairment loss cannot exceed the carrying value of goodwill assigned to a reporting unit, and the loss establishes a new basis in the goodwill. Subsequent reversal of goodwill impairment losses is not permitted.

At October 1, 2013, the Company determined that the estimated fair value of each of its reporting units exceeded its carrying value and therefore the second step as described above was not performed. Based on this evaluation, the Company concluded that the goodwill and other identifiable intangible assets were fully realizable at December 31, 2013.

The Company’s evaluation includes multiple assumptions, including estimated discounted cash flows and other estimates that may change over time. If future discounted cash flows become less than those projected by the Company, future impairment charges may become necessary that could have a materially adverse impact on the Company’s results of operations and financial condition. As quoted market prices in active stock markets are relevant evidence of fair value, a significant decline in the Company’s common stock trading price may indicate an impairment of goodwill.

The carrying value of intangible assets subject to amortization was as follows (in thousands).

December 31, 2013	Estimated Useful Life (Years)	Gross Intangible Assets	Accumulated Amortization	Net Intangible Assets
Core deposits	7 - 12	$38,770	$(6,159)	$32,611
Trademarks and trade names	10 - 20	20,000	(2,589)	17,411
Noncompete agreements	4 - 6	11,650	(2,492)	9,158
Customer contracts and relationships	8 - 12	14,100	(6,210)	7,890
Agent relationships	13	3,600	(2,749)	851

		$88,120	$(20,199)	$67,921

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

9. Goodwill and Other Intangible Assets (Continued)

December 31, 2012	Estimated Useful Life (Years)	Gross Intangible Assets	Accumulated Amortization	Net Intangible Assets
Core deposits	10 - 12	$34,500	$(452)	$34,048
Trademarks and trade names	10 - 20	20,000	(1,487)	18,513
Noncompete agreements	4 - 6	11,650	(192)	11,458
Customer contracts and relationships	8 - 12	14,100	(4,515)	9,585
Agent relationships	13	3,600	(2,466)	1,134
Technology	5	1,500	(1,500)	—

		$85,350	$(10,612)	$74,738

Amortization expense related to intangible assets during 2013, 2012 and 2011 was $11.1 million, $2.0 million and $1.5 million, respectively.

The estimated aggregate future amortization expense for intangible assets at December 31, 2013 is as follows (in thousands).

2014	$11,138
2015	10,300
2016	9,372
2017	7,546
2018	6,607
Thereafter	22,958

$67,921

10. Mortgage Servicing Rights

The following table presents the change in fair value of the Company’s MSR (dollars in thousands).

	Year Ended December 31, 2013	Month Ended December 31, 2012
Balance, beginning of period	$2,080	$—
Additions	13,886	2,204
Sales	—	—
Changes in fair value:
Due to changes in model inputs or assumptions(1)	4,782	(51)
Due to customer payments	(599)	(73)

Balance, end of period	$20,149	$2,080

Mortgage loans serviced for others	$1,965,883	$352,753

MSR as a percentage of serviced mortgage loans	1.02%	0.59%

(1)	Principally represents changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

10. Mortgage Servicing Rights (Continued)

The key assumptions used in measuring the fair value of the Company’s MSR were as follows.

	Year Ended December 31, 2013	Month Ended December 31, 2012
Weighted average constant prepayment rate	9.72%	15.71%
Weighted average discount rate	12.37%	20.67%
Weighted average life (in years)	7.6	5.7

A sensitivity analysis of the fair value of the Company’s MSR to certain key assumptions is presented in the following table (in thousands).

	December 31,
	2013	2012
Constant prepayment rate:
Impact of 10% adverse change	$(601)	$(80)
Impact of 20% adverse change	(1,170)	(155)
Discount rate:
Impact of 100 basis point adverse change	(631)	(34)
Impact of 200 basis point adverse change	(1,236)	(66)

The sensitivity analysis presents the hypothetical effect on fair value of the MSR. The effect of such hypothetical change in assumptions generally cannot be extrapolated because the relationship of the change in one key assumption to the change in the fair value of the MSR is not linear. In addition, in the analysis, the impact of an adverse change in one key assumption is calculated independent of any impact on other assumptions. In reality, changes in one assumption may change another assumption.

During the year ended December 31, 2013 and the month ended December 31, 2012, contractually specified servicing fees, late fees and ancillary fees earned of $3.2 million and $0.4 million, respectively, were included in other noninterest income within the consolidated statements of operations.

11. Deposits

Deposits are summarized as follows (in thousands).

	December 31,
	2013	2012
Noninterest-bearing demand	$1,773,749	$1,349,584
Interest-bearing:
NOW accounts	1,083,596	809,605
Money market	878,578	627,849
Brokered—money market	276,760	263,193
Demand	47,636	75,308
Savings	357,325	180,367
Time	2,110,947	1,175,432
Brokered—time	194,327	219,123

	$6,722,918	$4,700,461

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

11. Deposits (Continued)

The significant increase in deposits at December 31, 2013 as compared to December 31, 2012 is primarily due to the inclusion of $2.2 billion of deposits assumed as a part of the FNB Transaction.

At December 31, 2013, the scheduled maturities of interest-bearing time deposits are as follows (in thousands).

2014	$1,690,804
2015	333,193
2016	122,654
2017	122,988
2018 and thereafter	35,635

$2,305,274

12. Short-term Borrowings

Short-term borrowings are summarized as follows (in thousands).

	December 31,
	2013	2012
Federal funds purchased	$137,225	$269,625
Securities sold under agreements to repurchase	107,462	85,725
Federal Home Loan Bank notes	—	250,000
Short-term bank loans	97,400	122,900

	$342,087	$728,250

Federal funds purchased and securities sold under agreements to repurchase generally mature daily, on demand, or on some other short-term basis. The Bank and FSC execute transactions to sell securities under agreements to repurchase with both customers and broker-dealers. Securities involved in these transactions are held by the Bank, FSC or the dealer.

Information concerning federal funds purchased and securities sold under agreements to repurchase is shown in the following table (dollars in thousands).

	Year Ended December 31, 2013	Month Ended December 31, 2012
Average balance during the period	$281,067	$277,470
Average interest rate during the period	0.19%	0.25%
Maximum month-end balance during the period	$415,730	$355,350

	December 31,
	2013	2012
Average interest rate at end of period	0.16%	0.22%
Securities underlying the agreements at end of period
Carrying value	$144,991	$122,153
Estimated fair value	$138,719	$122,435

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

12. Short-term Borrowings (Continued)

Federal Home Loan Bank (“FHLB”) notes mature over terms not exceeding 365 days and are collateralized by FHLB Dallas stock, nonspecified real estate loans and certain specific commercial real estate loans. At December 31, 2013, the Bank had available collateral of $1.7 billion, substantially all of which was blanket collateral. Other information regarding FHLB notes is shown in the following tables (dollars in thousands).

	Year Ended December 31, 2013	Month Ended December 31, 2012
Average balance during the period	$106,415	$301,613
Average interest rate during the period	0.13%	0.14%
Maximum month-end balance during the period	$525,000	$250,000

	December 31,
	2013	2012
Average interest rate at end of period	—	0.07%

FSC uses short-term bank loans periodically to finance securities owned, customers’ margin accounts and underwriting activities. Interest on the borrowings varies with the federal funds rate. The weighted average interest rate on the borrowings at December 31, 2013 and 2012 was 1.15% and 1.16%, respectively.

13. Notes Payable

Notes payable consisted of the following (in thousands).

	December 31,
	2013	2012
Senior exchangeable notes due 2025, 7.50% per annum	$—	$83,950
NLIC note payable due May 2033, three-month LIBOR plus 4.10% (4.35% at December 31, 2013) with interest payable quarterly	10,000	10,000
NLIC note payable due September 2033, three-month LIBOR plus 4.05% (4.30% at December 31, 2013) with interest payable quarterly	10,000	10,000
ASIC note payable due April 2034, three-month LIBOR plus 4.05% (4.30% at December 31, 2013) with interest payable quarterly	7,500	7,500
First Southwest nonrecourse notes, due January 2035 with interest payable quarterly	6,827	10,089
Insurance company note payable due March 2035, three-month LIBOR plus 3.40% (3.65% at December 31, 2013) with interest payable quarterly	20,000	20,000
Insurance company line of credit due September 2014, 3.25% plus a calculated index rate (4.00% at December 31, 2013) with interest payable quarterly	2,000	—

	$56,327	$141,539

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

13. Notes Payable (Continued)

Senior Exchangeable Notes Due 2025

In August 2005, HTH Operating Partnership LP, a wholly owned subsidiary of Hilltop (“OP”), entered into an Indenture under which OP issued $96.6 million aggregate principal amount of 7.5% Senior Exchangeable Notes due 2025, or the Notes, to qualified institutional buyers in a private transaction. On October 15, 2013, OP called for redemption all outstanding Notes on November 14, 2013 (the “Redemption Date”). The outstanding Notes at October 15, 2013 of $90.9 million, including $6.9 million aggregate principal amount held by the Company’s insurance company subsidiaries, were redeemed at a redemption price equal to the principal amount of the Notes, plus accrued and unpaid interest up to, but excluding, the Redemption Date. At any time prior to the Redemption Date, holders of the Notes could exchange the Notes for shares of Hilltop common stock at the rate of 73.94998 shares per $1,000 principal amount of the Notes (or approximately $13.52 per share). In lieu of delivery of Hilltop common stock upon the exercise by a holder of its exchange right, OP could elect to pay such holder of the Notes an amount in cash (or a combination of Hilltop common stock and cash) in respect of all or a portion of such holder’s Notes equal to the closing price of Hilltop’s common stock for the five consecutive trading days commencing on and including the third business day following the exercise of such exchange right. As of the closing of the redemption, the Notes held by third party investors were exchanged for 6,208,005 shares of Hilltop common stock and an aggregate cash payment of $11.1 million was made in exchange for the Notes held by the Company’s insurance company subsidiaries.

The Notes were senior unsecured obligations of OP and were exchangeable, at the option of the holders, into shares of Hilltop common stock at an initial exchange rate of 69.8812 shares per $1,000 principal amount of the Notes (equal to an initial exchange price of approximately $14.31 per share), subject to adjustment and, in the event of specified corporate transactions involving Hilltop or OP, an additional make-whole premium. Upon exchange, OP had the option to deliver, in lieu of shares of common stock, cash or a combination of cash and shares of common stock. The Notes were treated as a combined instrument at the date of issuance and not bifurcated to separately account for any embedded derivative instruments principally because, in accordance with ASC 815, Derivatives and Hedging, (i) the conversion feature is indexed to Hilltop’s common stock and would be classified in stockholders’ equity if it were a freestanding derivative and (ii) the put and call option features were clearly and closely related to the Notes at fixed conversion amounts.

According to the terms of the Notes, their initial exchange rate was adjustable for certain events, including the issuance to all holders of Hilltop common stock of rights entitling them to purchase Hilltop common stock at less than their current market price. Accordingly, as a result of a rights offering in January 2007, in which all holders of Hilltop common stock were offered the right to purchase shares at $8.00 per share, the initial exchange rate of the Notes was adjusted to 73.94998 shares per $1,000 principal amount of the Notes (equal to an exchange rate of $13.52 per share).

In November 2011, Hilltop’s insurance company subsidiaries purchased $6.9 million, par value, of the Notes in open market transactions at an average cost of 107.26% of par.

On October 15, 2013, Hilltop entered into a First Supplemental Indenture pursuant to which Hilltop guaranteed the obligations of OP under the Indenture.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

13. Notes Payable (Continued)

Notes Payable

The NLIC and ASIC notes payable to unaffiliated companies are each subordinated in right of payment to all policy claims and other indebtedness of NLIC and ASIC, respectively. Further, all payments of principal and interest require the prior approval of the Insurance Commissioner of the State of Texas and are only payable to the extent that the statutory surplus of NLIC exceeds $30 million and ASIC exceeds $15 million.

The NLIC, ASIC and Insurance Company loan agreements relating to the notes payable contain various covenants pertaining to limitations on additional debt, dividends, officer and director compensation, and minimum capital requirements. The Company was in compliance with the covenants at December 31, 2013.

NLC has entered into an indenture relating to the NLIC, ASIC and Insurance Company notes payable which provides that (i) if a person or group becomes the beneficial owner directly or indirectly of 50% or more of its equity securities and (ii) if NLC’s ratings are downgraded by a nationally recognized statistical rating organization (as defined in the Exchange Act), then each holder of the notes governed by such indenture has the right to require that NLC purchase such holder’s notes in whole or in part at a price equal to 100% of the outstanding principal amount.

First Southwest Nonrecourse Notes

In 2005, First Southwest participated in a monetization of future cash flows totaling $95.3 million from several tobacco companies owed to a law firm under a settlement agreement (“Fee Award”). In connection with the transaction, a special purpose entity that is consolidated with First Southwest issued $30.3 million of nonrecourse notes to finance the purchase of the Fee Award, to establish a reserve account and to fund issuance costs. Cash flows from the settlement are the sole source of payment for the notes. The notes carry an interest rate of 8.58% that can increase to 10.08% under certain credit conditions.

Insurance Company Line of Credit

The Company’s insurance subsidiary has a line of credit with a financial institution which allows for borrowings by NLC of up to $5.0 million and is collateralized by substantially all of NLC’s assets. The line of credit bears interest equal to 3.25% plus a calculated index rate (4.00% at December 31, 2013), which is due quarterly. This line is scheduled to mature in September 2014.

Principal Maturities

At December 31, 2013, notes payable outstanding of $56.3 million includes scheduled maturities of $2.0 million during 2014 and $54.3 million during 2033 and thereafter.

14. Junior Subordinated Debentures and Trust Preferred Securities

PlainsCapital has four statutory Trusts, three of which were formed under the laws of the state of Connecticut and one of which, PCC Statutory Trust IV, was formed under the laws of the state of Delaware. The Trusts were created for the sole purpose of issuing and selling preferred securities and common securities, using the resulting proceeds to acquire junior subordinated debentures issued by PlainsCapital (the “Debentures”). Accordingly, the Debentures are the sole assets of the Trusts, and

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

14. Junior Subordinated Debentures and Trust Preferred Securities (Continued)

payments under the Debentures are the sole revenue of the Trusts. All of the common securities are owned by PlainsCapital; however, PlainsCapital is not the primary beneficiary of the Trusts. Accordingly, the Trusts are not included in PlainsCapital’s consolidated financial statements.

The Trusts have issued $65,000,000 of floating rate preferred securities and $2,012,000 of common securities and have invested the proceeds from the securities in floating rate Debentures of PlainsCapital. Information regarding the PlainsCapital Debentures is shown in the following table (in thousands).

Investor	Issue Date	Amount
PCC Statutory Trust I	July 31, 2001	$18,042
PCC Statutory Trust II	March 26, 2003	$18,042
PCC Statutory Trust III	September 17, 2003	$15,464
PCC Statutory Trust IV	February 22, 2008	$15,464

The stated term of the Debentures is 30 years with interest payable quarterly. The rate on the Debentures, which resets quarterly, is 3-month LIBOR plus an average spread of 3.22%. The total average interest rate at December 31, 2013 was 3.47%. The term, rate and other features of the preferred securities are the same as the Debentures. PlainsCapital’s obligations under the Debentures and related documents, taken together, constitute a full and unconditional guarantee of the Trust’s obligations under the preferred securities.

15. Income Taxes

The significant components of the income tax provision (benefit) are as follows (in thousands).

	Year Ended December 31,
	2013	2012	2011
Current:
Federal	$51,441	$4,346	$(966)
State	3,414	935	—

	54,855	5,281	(966)
Deferred:
Federal	14,573	(5,649)	(4,043)
State	1,256	(777)	—

	15,829	(6,426)	(4,043)

	$70,684	$(1,145)	$(5,009)

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

15. Income Taxes (Continued)

The income tax provision (benefit) differs from the amount that would be computed by applying the statutory Federal income tax rate of 35% to income (loss) before income taxes as a result of the following (in thousands).

	Year Ended December 31,
	2013	2012	2011
Computed tax at federal statutory rate	$69,088	$(2,185)	$(4,039)
Tax effect of:
Life insurance	(114)	(18)	—
Tax-exempt income, net	(2,042)	(151)	—
State income taxes	3,035	103	—
Nondeductible expenses	2,363	352	(970)
Minority interest	(479)	(174)	—
Nondeductible transaction costs	—	1,151	—
Prior year return to provision adjustment	(1,141)	(150)	—
Other	(26)	(73)	—

	$70,684	$(1,145)	$(5,009)

The components of the tax effects of temporary differences that give rise to the net deferred tax asset included in other assets within the consolidated balance sheet are as follows (in thousands).

	December 31,
	2013	2012
Deferred tax assets:
Net operating loss carryforward	$15,919	$16,377
Covered loans	47,770	—
Purchase accounting adjustment—loans	27,997	50,752
Allowance for loan losses	12,383	1,235
Compensation and benefits	16,946	15,246
Indemnification agreements	8,308	8,242
Foreclosed property	13,589	3,701
Net unrealized change in securities	19,428	—
Other	16,216	12,916

	178,556	108,469

Deferred tax liabilities:
Premises and equipment	13,269	10,109
FDIC Indemnification Asset	67,841	—
Intangible assets	22,708	30,068
Derivatives	9,428	12,213
Net unrealized change in securities	—	4,337
Loan servicing	7,480	774
Other	17,972	17,935

	138,698	75,436

Net deferred tax asset	$39,858	$33,033

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

15. Income Taxes (Continued)

At December 31, 2013 and 2012, the Company had net operating loss carryforwards for Federal income tax purposes of $45.5 million and $46.8 million, respectively. The net operating loss carryforwards are subject to separate return limitations on their usage. These net operating loss carry-forwards expire in 2023 and later years. The net operating loss carry-forwards for alternative minimum Federal income taxes generally are limited to offsetting 90% of the alternative minimum taxable earnings for a taxable year. The Company expects to realize its current deferred tax assets, including these net operating loss carryforwards, through the implementation of certain tax planning strategies surrounding the PlainsCapital Merger, core earnings, and reversal of timing differences. Therefore, the Company has no valuation allowance on its deferred tax assets at December 31, 2013 or 2012.

GAAP requires the measurement of uncertain tax positions. Uncertain tax positions are the difference between a tax position taken, or expected to be taken in a tax return, and the benefit recognized for accounting purposes. There were no uncertain tax positions at December 31, 2013 and 2012. The Company does not anticipate any significant liabilities for uncertain tax positions to arise in the next twelve months.

The Company files income tax returns in U.S. federal and several U.S. state jurisdictions. The Company is subject to tax audits in numerous jurisdictions in the U.S. until the applicable statute of limitations expires. Excluding those entities acquired as a part of the PlainsCapital Merger, the Company has been examined by U.S. tax authorities for U.S. federal income tax years prior to 2010, and is under no federal or state tax audits at December 31, 2013. PlainsCapital has been examined by U.S. tax authorities for U.S. federal income tax years prior to 2010, and is under no federal or state tax audits at December 31, 2013.

For the majority of tax jurisdictions, the Company is no longer subject to federal, state or local income tax examinations by tax authorities for years prior to 2010.

16. Employee Benefits

Hilltop and its subsidiaries have benefit plans that provide for elective deferrals by employees under Section 401(k) of the Internal Revenue Code. Employee contributions are determined by the level of employee participation and related salary levels per Internal Revenue Service regulations. Hilltop and its subsidiaries match a portion of employee contributions to the plan based on entity-specific factors including the level of normal operating earnings and the amount of eligible employees’ contributions and salaries. The amount charged to operating expense for this matching contribution totaled $6.2 million, $0.7 million and $0.2 million during 2013, 2012 and 2011, respectively.

In connection with the PlainsCapital Merger, PlainsCapital is in the process of terminating its employee stock ownership plan (“ESOP”) and distributing the assets held by the ESOP (consisting of cash and shares of Hilltop common stock) to ESOP participants.

Effective upon the completion of the PlainsCapital Merger, the Company recorded a liability of $8.9 million associated with separate retention agreements entered into between Hilltop and two executive officers of PlainsCapital.

The Bank purchased $15.0 million of flexible premium universal life insurance in 2001 to help finance the annual expense incurred in providing various employee benefits. At December 31, 2013 and 2012, the carrying value of the policies included in other assets was $24.5 million and $24.1 million, respectively. For the year ended December 31, 2013 and the month ended December 31, 2012, the Bank recorded income of $0.4 million and $0.1 million, respectively, related to the policies that was reported in other noninterest income within the consolidated statement of operations.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

17. Related Party Transactions

Pursuant to a Management Services Agreement, as amended, Diamond A Administration Company LLC, or Diamond A, an affiliate of Gerald J. Ford, the current Chairman of the Board of Hilltop and the beneficial owner of 17.2% of Hilltop common stock at December 31, 2013, provided certain management services to the Company, including, among others, financial and acquisition evaluation, and office space to Hilltop. The services and office space were provided at a cost of $91,500 per month, plus reasonable out-of-pocket expenses. The services provided under this agreement include those of Hilltop directors, including Gerald J. Ford, Kenneth Russell and Carl B. Webb. Prior to Jeremy Ford assuming the role of Chief Executive Officer of Hilltop, he provided services to Hilltop under the Management Services Agreement. Hilltop also agreed to indemnify and hold harmless Diamond A for its performance or provision of these services, except for gross negligence and willful misconduct. Further, Diamond A’s maximum aggregate liability for damages under this agreement is limited to the amounts paid to Diamond A under this agreement during twelve months prior to that cause of action. In connection with the PlainsCapital Merger on November 30, 2012, the Management Services Agreement was terminated. However, pursuant to a Sublease Agreement, Diamond A currently provides office space to Hilltop at a cost of $21,478 per month. This Sublease Agreement continues in effect until July 31, 2018 or such earlier date that the base lease expires.

Jeremy B. Ford, a director and the Chief Executive Officer of Hilltop, is the beneficiary of a trust that owns a 49% limited partnership interest in Diamond A Financial, L.P. Diamond A Financial, L.P. owned 17.2% of the outstanding Hilltop common stock at December 31, 2013. He also is a director and the Secretary of Diamond A Administration Company, LLC, which has provided management services and office space to Hilltop as described the preceding paragraph. Diamond A Administration Company, LLC is owned by Hunter’s Glen/Ford, Ltd., a limited partnership in which a trust for the benefit of Jeremy B. Ford is a 46% limited partner.

Jeremy B. Ford is the son of Gerald J. Ford. Corey G. Prestidge, Hilltop’s General Counsel and Secretary, is the son-in-law of Gerald J. Ford. Accordingly, Messrs. Jeremy Ford and Corey Prestidge are brothers-in-law.

In the ordinary course of business, the Bank has granted loans to certain directors, executive officers and their affiliates (collectively referred to as related parties) totaling $8.0 million and $23.2 million at December 31, 2013 and 2012, respectively. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other unaffiliated persons and do not involve more than normal risk of collectability. For such loans during 2013, total principal additions were $6.8 million and total principal payments were $8.7 million and reductions due to changes in status as a related party were $13.3 million.

At December 31, 2013 and 2012, the Bank held deposits of related parties of $154.0 million and $173.5 million, respectively.

A related party is the lessor in an operating lease with the Bank. The Bank’s minimum payment under the lease is $0.5 million annually through 2028, for an aggregate remaining obligation of $7.5 million.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

17. Related Party Transactions (Continued)

The Bank purchases loans from a company for which a related party serves as a director, president and chief executive officer. At both December 31, 2013 and 2012, the outstanding balance of the purchased loans was $6.0 million. The loans were purchased with recourse to the company in the ordinary course of business and the related party had no direct financial interest in the transactions.

PlainsCapital Equity, LLC is a limited partner in certain limited partnerships that have received loans from the Bank. The Bank made those loans in the normal course of business, using underwriting standards and offering terms that are substantially the same as those used or offered to non-affiliated borrowers. At December 31, 2013 and 2012, the Bank had outstanding loans of $3.0 million and $4.2 million, respectively, in which PlainsCapital Equity, LLC had a limited partnership interest. The investment of PlainsCapital Equity, LLC in these limited partnerships was $3.7 million at both December 31, 2013 and 2012.

18. Commitments and Contingencies

The Bank acts as agent on behalf of certain correspondent banks in the purchase and sale of federal funds that aggregated $7.5 million and $16.0 million at December 31, 2013 and 2012, respectively.

Legal Matters

The Company is subject to loss contingencies related to litigation, claims, investigations and legal and administrative cases and proceedings arising in the ordinary course of business. The Company evaluates these contingencies based on information currently available, including advice of counsel. The Company establishes accruals for those matters when a loss contingency is considered probable and the related amount is reasonably estimable. Any accruals are periodically reviewed and may be adjusted as circumstances change. Some of the Company’s exposure with respect to loss contingencies may be offset by applicable insurance coverage. In determining the amounts of any accruals or estimates of possible loss contingencies however, the Company does not take into account the availability of insurance coverage. When it is practicable, the Company estimates loss contingencies for possible litigation and claims, whether or not there is an accrued probable loss. When the Company is able to estimate such possible losses, and when it estimates that it is reasonably possible it could incur losses, in excess of amounts accrued, the Company is required to make a disclosure of the aggregate estimation. However, as available information changes, the matters for which the Company is able to estimate, as well as the estimates themselves will be adjusted, accordingly.

Assessments of litigation and claims exposures are difficult due to many factors that involve inherent unpredictability. Those factors include the following: the varying stages of the proceedings, particularly in the early stages; unspecified, unsupported, or uncertain damages; damages other than compensatory, such as punitive damages; a matter presenting meaningful legal uncertainties, including novel issues of law; multiple defendants and jurisdictions; whether discovery has begun or not or discovery is not complete; meaningful settlement discussions have not commenced; and whether the claim involves a class action and if so, how the class is defined. As a result of some of these factors, the Company may be unable to estimate reasonably possible losses with respect to some or all of the pending and threatened litigation and claims asserted against the Company. The aggregated estimated amount provided above therefore may not include an estimate for every such matter.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

18. Commitments and Contingencies (Continued)

The Company is involved in information-gathering requests and investigations (both formal and informal), as well as reviews, examinations and proceedings (collectively, “Inquiries”) by various governmental regulatory agencies, law enforcement authorities and self-regulatory bodies regarding its business, business practices and policies, as well as the conduct of persons with whom it does business. Additional Inquiries will arise from time to time. In connection with those Inquiries, the Company receives document requests, subpoenas and other requests for information. The Inquiries, including those described below, could develop into administrative, civil or criminal proceedings or enforcement actions that could result in consequences that have a material effect on the Company’s consolidated financial position, results of operations or cash flows as a whole. Such consequences could include adverse judgments, findings, settlements, penalties, fines, orders, injunctions, restitution, or alterations in the Company’s business practices, and could result in additional expenses and collateral costs, including reputational damage.

As a part of an industry-wide inquiry, PrimeLending has received a subpoena from the Office of Inspector General of the U. S. Department of Housing and Urban Development regarding mortgage-related practices, including those relating to origination practices for loans insured by the Federal Housing Administration. PrimeLending is cooperating with this Inquiry.

While the final outcome of litigation and claims exposures or of any Inquiries is inherently unpredictable, management is currently of the opinion that the outcome of pending and threatened litigation and Inquiries will not have a material effect on the Company’s business, consolidated financial position, results of operations or cash flows as a whole. However, in the event of unexpected future developments, it is reasonably possible that an adverse outcome in any of the matters discussed above could be material to the Company’s business, consolidated financial position, results of operations or cash flows for any particular reporting period of occurrence.

Other Contingencies

The mortgage origination segment may be responsible for errors or omissions relating to its representations and warranties that each loan sold meets certain requirements, including representations as to underwriting standards and the validity of certain borrower representations in connection with the loan. If determined to be at fault, the mortgage origination segment either repurchases the affected loan from the investor or reimburses the investor’s losses. The mortgage origination segment has established an indemnification liability reserve for such probable losses.

Generally, the mortgage origination segment first becomes aware that an investor believes a loss has been incurred on a sold loan when it receives a written request from the investor to repurchase the loan or reimburse the investor’s losses. Upon completing its review of the investor’s request, the mortgage origination segment establishes a specific claims reserve for the loan if it concludes its obligation to the investor is both probable and reasonably estimable.

An additional reserve has been established for probable investor losses that may have been incurred, but not yet reported to the mortgage origination segment based upon a reasonable estimate of such losses. Factors considered in the calculation of this reserve include, but are not limited to, the total volume of loans sold exclusive of specific investor requests, actual investor claim settlements and the severity of estimated losses resulting from future claims, and the mortgage origination segment’s history of successfully curing defects identified in investor claim requests. While the mortgage origination segment’s sales contracts typically include borrower early payment default repurchase provisions, these provisions have not been a primary driver of investor claims to date, and therefore, are not a primary factor considered in the calculation of this reserve.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

18. Commitments and Contingencies (Continued)

At December 31, 2013 and 2012, the mortgage origination segment’s indemnification liability reserve totaled $21.1 million and $19.0 million, respectively. The provision for indemnification losses was $3.5 million and $0.4 million during the year ended December 31, 2013 and the month ended December 31, 2012, respectively.

The following tables provide for a roll-forward of claims activity for loans put-back to the mortgage origination segment based upon an alleged breach of a representation or warranty with respect to a loan sold and related indemnification liability reserve activity (in thousands).

	Representation and Warranty Specific Claims Activity—Origination Loan Balance
	Year Ended December 31, 2013	Month Ended December 31, 2012
Balance, beginning of period	$39,693	$35,217
Claims made	40,001	6,463
Claims resolved with no payment	(17,746)	(1,565)
Repurchases	(6,255)	(422)
Indemnification payments	(3,781)	—

Balance, end of period	$51,912	$39,693

	Indemnification Liability Reserve Activity
	Year Ended December 31, 2013	Month Ended December 31, 2012
Balance, beginning of period	$18,964	$18,544
Additions for new sales	3,539	420
Repurchases	(251)	(31)
Early payment defaults	(528)	(51)
Indemnification payments	(1,003)	—
Change in estimate	400	82

Balance, end of period	$21,121	$18,964

Reserve for Indemnification Liability:
Specific claims	$12,179
Incurred but not reported claims	8,942

Total	$21,121

Although management considers the total indemnification liability reserve to be appropriate, there may be changes in the reserve over time to address incurred losses, due to unanticipated adverse changes in the economy and historical loss patterns, discrete events adversely affecting specific borrowers or industries, and/or actions taken by institutions or investors. The impact of such matters is considered in the reserving process when probable and estimable.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

18. Commitments and Contingencies (Continued)

In connection with the FNB Transaction, the Bank entered into two loss-share agreements with the FDIC that collectively cover $1.2 billion of loans and OREO acquired in the FNB Transaction. Pursuant to the loss-share agreements, the FDIC has agreed to reimburse the Bank the following amounts with respect to the covered assets: (i) 80% of losses on the first $240.4 million of losses incurred; (ii) 0% of losses in excess of $240.4 million up to and including $365.7 million of losses incurred; and (iii) 80% of losses in excess of $365.7 million of losses incurred. The Bank has also agreed to reimburse the FDIC for any subsequent recoveries. The loss-share agreements for commercial and single family residential loans are in effect for 5 years and 10 years, respectively, from the Bank Closing Date and the loss recovery provisions to the FDIC are in effect for 8 years and 10 years, respectively, from the Bank Closing Date. In accordance with the loss-share agreements, the Bank may be required to make a “true-up” payment to the FDIC, approximately ten years following the Bank Closing Date, if the FDIC’s initial estimate of losses on covered assets is greater than the actual realized losses. The “true-up” payment is calculated using a defined formula set forth in the P&A Agreement.

As discussed in Note 16 to the consolidated financial statements, effective upon completion of the PlainsCapital Merger, Hilltop entered into separate retention agreements with two executive officers of PlainsCapital, one having an initial term of three years (with automatic one-year renewals at the end of two years and each anniversary thereof) and the other having an initial term of two years (with automatic one-year renewals at the end of the first year and each anniversary thereof). Each of these retention agreements provides for severance pay benefits if the executive officer’s employment is terminated without “cause”.

In addition to these retention agreements, PlainsCapital and its subsidiaries maintain employment contracts with certain executive officers and severance agreements with certain other senior officers that provide severance pay benefits in the event of a “change in control” as defined in these agreements. Each of these agreements will expire on the second anniversary following the effective date of the PlainsCapital Merger. Given that the PlainsCapital Merger constitutes a “change in control” of PlainsCapital, severance pay benefits will be payable if an officer subject to one of these employment or severance agreements is terminated without cause prior to the second anniversary of the effective date of the PlainsCapital Merger. Prior to expiration of these agreements, similar severance pay benefits will be payable in the event of termination of such officer without “cause” following a change in control of Hilltop.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

18. Commitments and Contingencies (Continued)

Hilltop and its subsidiaries lease space, primarily for branch facilities and automated teller machines, under noncancelable operating leases with remaining terms, including renewal options, of 1 to 15 years and under capital leases with remaining terms of 11 to 15 years. Rental expense under the operating leases was $29.2 million, $2.9 million and $0.5 million in 2013, 2012 and 2011, respectively. Future minimum lease payments under these agreements follow (in thousands).

	Operating Leases	Capital Leases
2014	$25,541	$1,080
2015	22,815	1,090
2016	16,496	1,103
2017	12,019	1,129
2018	11,222	1,167
Thereafter	30,041	9,514

Total minimum lease payments	$118,134	15,083

Amount representing interest		(6,824)

Present value of minimum lease payments		$8,259

19. Financial Instruments with Off-Balance Sheet Risk

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit that involve varying degrees of credit and interest rate risk in excess of the amount recognized in the consolidated financial statements. Such financial instruments are recorded in the consolidated financial statements when they are funded or related fees are incurred or received. The contract amounts of those instruments reflect the extent of involvement (and therefore the exposure to credit loss) the Bank has in particular classes of financial instruments.

Commitments to extend credit are agreements to lend to a customer provided that the terms established in the contract are met. Commitments generally have fixed expiration dates and may require payment of fees. Because some commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. These letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers.

In the aggregate, the Bank had outstanding unused commitments to extend credit of $1.1 billion at December 31, 2013 and outstanding standby letters of credit of $41.7 million at December 31, 2013.

The Bank uses the same credit policies in making commitments and standby letters of credit as it does for on-balance sheet instruments. The amount of collateral obtained, if deemed necessary, in these transactions is based on management’s credit evaluation of the borrower. Collateral held varies but may include real estate, accounts receivable, marketable securities, interest-bearing deposit accounts, inventory, and property, plant and equipment.

In the normal course of business, FSC executes, settles, and finances various securities transactions that may expose FSC to off-balance sheet risk in the event that a customer or counterparty does not fulfill its contractual obligations. Examples of such transactions include the sale of securities not yet purchased by customers or for the account of FSC, clearing agreements between FSC and various clearinghouses and broker-dealers, secured financing arrangements that involve pledged securities, and when-issued underwriting and purchase commitments.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

20. Stock-Based Compensation

Pursuant to the Hilltop Holdings 2012 Equity Incentive Plan (the “2012 Plan”), the Company may grant nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights and other awards to employees of the Company, its subsidiaries and outside directors of the Company. Upon the approval by stockholders and effectiveness of the 2012 Plan in September 2012, no additional awards were permissible under the 2003 Equity Incentive Plan (the “2003 Plan”). In the aggregate, 4,000,000 shares of common stock may be delivered pursuant to awards granted under the 2012 Plan. At December 31, 2013, 3,519,657 shares of common stock remain available for issuance pursuant to the 2012 Plan.

During 2013, the Compensation Committee of the Board of Directors of the Company awarded certain executives and key employees a total of 471,000 restricted shares of common stock (“Restricted Stock Awards”) pursuant to the 2012 Plan. These Restricted Stock Awards are subject to service conditions set forth in the grant agreements with associated costs recognized on a straight-line basis over the respective vesting periods. The weighted average grant date fair value related to these Restricted Stock Awards was $13.32 per share. At December 31, 2013, unrecognized compensation expense related to these Restricted Stock Awards was $4.9 million, which will be amortized through September 2016. These Restricted Stock Awards provide for accelerated vesting under certain conditions.

During 2013, 2012 and 2011, Hilltop granted 9,343, 5,183 and 5,418 common shares, respectively, to independent members of the Company’s Board of Directors for service rendered to the Company during the respective periods.

Stock options granted on November 2, 2011 to two senior executives pursuant to the 2003 Plan to purchase an aggregate of 600,000 shares of the Company’s common stock (the “Stock Option Awards”) at an exercise price of $7.70 per share were outstanding at December 31, 2013. These Stock Option Awards vest in five equal installments beginning on the grant date, with the remainder vesting on each grant date anniversary through 2015. Compensation expense related to these Stock Option Awards was $0.9 million. At December 31, 2013, unrecognized compensation expense related to these Stock Option Awards was $0.2 million, which will be amortized on a straight-line basis through October 2015. Additionally, these Stock Option Awards expire on November 2, 2016. The fair value for these Stock Option Awards granted was estimated using the Black-Scholes option pricing model with an expected volatility of 25%, a risk-free interest rate of 0.96%, a dividend yield rate of zero, a five-year expected life of the options and a forfeiture rate of 15%.

Compensation expense related to the plans was $1.7 million, $0.5 million and $0.1 million for the years ended December 31, 2013, 2012 and 2011, respectively.

21. Regulatory Matters

Bank

The Bank and Hilltop are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

21. Regulatory Matters (Continued)

mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct, material effect on the consolidated financial statements. The regulations require us to meet specific capital adequacy guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the companies to maintain minimum amounts and ratios (set forth in the following table) of Tier 1 capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of Tier 1 and total capital (as defined) to risk-weighted assets (as defined). The Tier 1 Capital (to average assets) ratio at December 31, 2012 was calculated using the average assets for the month of December 2012.

During September 2013, Hilltop and PlainsCapital contributed capital of $35.0 million and $25.0 million, respectively, to the Bank to provide additional capital in connection with the FNB Transaction.

The following table shows the Bank’s and Hilltop’s consolidated actual capital amounts and ratios compared to the regulatory minimum capital requirements and the Bank’s regulatory minimum capital requirements needed to qualify as a “well-capitalized” institution (dollars in thousands), without giving effect to the final Basel III capital rules adopted by the Federal Reserve Board on July 2, 2013.

	Actual		Minimum Capital Requirements		To Be Well Capitalized Minimum Capital Requirements
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2013
Tier 1 capital (to average assets):
Bank	$762,364	9.29%	$328,275	4%	$410,344	5%
Hilltop	1,112,424	12.81%	347,480	4%	N/A	N/A
Tier 1 capital (to risk-weighted assets):
Bank	762,364	13.38%	227,984	4%	341,976	6%
Hilltop	1,112,424	18.53%	240,159	4%	N/A	N/A
Total capital (to risk-weighted assets):
Bank	797,771	14.00%	455,968	8%	569,960	10%
Hilltop	1,148,736	19.13%	480,318	8%	N/A	N/A

December 31, 2012
Tier 1 capital (to average assets):
Bank	$542,307	8.84%	$245,495	4%	$306,869	5%
Hilltop	871,379	13.08%	266,514	4%	N/A	N/A
Tier 1 capital (to risk-weighted assets):
Bank	542,307	11.83%	183,308	4%	274,961	6%
Hilltop	871,379	17.72%	196,670	4%	N/A	N/A
Total capital (to risk-weighted assets):
Bank	546,598	11.93%	366,615	8%	458,269	10%
Hilltop	875,670	17.81%	393,340	8%	N/A	N/A

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

21. Regulatory Matters (Continued)

To be considered “adequately capitalized” (as defined) under regulatory requirements, the Bank must maintain minimum Tier 1 capital to total average assets and Tier 1 capital to risk-weighted assets ratios of 4%, and a total capital to risk-weighted assets ratio of 8%. Based on the actual capital amounts and ratios shown in the previous table, the Bank’s ratios place it in the “well capitalized” (as defined) capital category under regulatory requirements.

A reconciliation of equity capital to Tier 1 and total capital (as defined) is as follows (in thousands).

	December 31, 2013		December 31, 2012
	Bank	Hilltop	Bank	Hilltop
Total equity capital	$985,519	$1,311,141	$831,677	$1,144,496
Add:
Minority interests	781	781	2,054	2,054
Trust preferred securities	—	65,000	—	65,000
Net unrealized holding losses on securities available for sale and held in trust	42,901	34,863	1,125	(8,094)
Deduct:
Goodwill and other disallowed intangible assets	(264,822)	(297,174)	(292,341)	(331,508)
Other	(2,015)	(2,187)	(208)	(569)

Tier 1 capital (as defined)	762,364	1,112,424	542,307	871,379
Add: Allowable Tier 2 capital
Allowance for loan losses	35,407	35,407	4,291	4,291
Net unrealized holding losses on equity securities	—	905	—	—

Total capital (as defined)	$797,771	$1,148,736	$546,598	$875,670

Management continues to evaluate the final Basel III capital rules and their impact, which would apply to reporting periods beginning after January 1, 2015.

Financial Advisory

Pursuant to the net capital requirements of the Exchange Act, FSC has elected to determine its net capital requirements using the alternative method. Accordingly, FSC is required to maintain minimum net capital, as defined in Rule 15c3-1 promulgated under the Exchange Act, equal to the greater of $250,000 or 2% of aggregate debit balances, as defined in Rule 15c3-3 promulgated under the Exchange Act. At December 31, 2013, FSC had net capital of $74.3 million (the minimum net capital requirement was $3.4 million), net capital maintained by FSC was 43% of aggregate debits, and net capital in excess of the minimum requirement was $70.8 million.

Mortgage Origination

As a mortgage originator, PrimeLending is subject to minimum net worth requirements established by the United States Department of Housing and Urban Development (“HUD”) and the Government National Mortgage Association (“GNMA”). On an annual basis, PrimeLending submits audited financial statements to HUD and GNMA documenting PrimeLending’s compliance with its minimum net worth requirements. In addition, PrimeLending monitors compliance on an ongoing basis and, as of December 31, 2013, PrimeLending’s net worth exceeded the amounts required by both HUD and GNMA.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

21. Regulatory Matters (Continued)

Insurance

The statutory financial statements of the Company’s insurance subsidiaries, which are domiciled in the State of Texas, are presented on the basis of accounting practices prescribed or permitted by the Texas Department of Insurance. Texas has adopted the National Association of Insurance Commissioners’ (“NAIC”) statutory accounting practices as the basis of its statutory accounting practices with certain differences that are not significant to the insurance company subsidiaries’ statutory equity.

A summary of statutory capital and surplus and statutory net income (loss) of each insurance subsidiary is as follows (in thousands).

	December 31,
	2013	2012
Capital and surplus:
National Lloyds Insurance Company	$98,602	$94,558
American Summit Insurance Company	26,452	25,761

	Year Ended December 31,
	2013	2012	2011
Statutory net income (loss):
National Lloyds Insurance Company	$3,583	$(3,858)	$(133)
American Summit Insurance Company	521	972	(541)

Regulations of the Texas Department of Insurance require insurance companies to maintain minimum levels of statutory surplus to ensure their ability to meet their obligations to policyholders. At December 31, 2013, the Company’s insurance subsidiaries had statutory surplus in excess of the minimum required.

The NAIC has adopted a risk based capital (“RBC”) formula for insurance companies that establishes minimum capital requirements indicating various levels of available regulatory action on an annual basis relating to insurance risk, asset credit risk, interest rate risk and business risk. The RBC formula is used by the NAIC and certain state insurance regulators as an early warning tool to identify companies that require additional scrutiny or regulatory action. At December 31, 2013, the Company’s insurance subsidiaries’ RBC ratio exceeded the level at which regulatory action would be required.

22. Stockholders’ Equity

The Bank is subject to certain restrictions on the amount of dividends it may declare without prior regulatory approval. At December 31, 2013, $148.7 million of its earnings was available for dividend declaration without prior regulatory approval.

At December 31, 2013, the maximum aggregate dividend that may be paid to NLC from its insurance company subsidiaries in 2014 without regulatory approval is approximately $12.5 million.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

22. Stockholders’ Equity (Continued)

Hilltop Series B Preferred Stock

On November 29, 2012, Hilltop filed with the State Department of Assessments and Taxation of the State of Maryland articles supplementary for the Hilltop Series B Preferred Stock, setting forth its terms. Holders of the Hilltop Series B Preferred Stock are entitled to noncumulative cash dividends at a fluctuating dividend rate based on Hilltop’s level of qualified small business lending. The Hilltop Series B Preferred Stock is non-voting, except in limited circumstances, and ranks senior to Hilltop’s common stock with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding up of Hilltop.

As discussed in Note 2, and as a result of the PlainsCapital Merger, each outstanding share of PlainsCapital Non-Cumulative Perpetual Preferred Stock, Series C, all of which were held by the U.S. Treasury, was converted into one share of Hilltop Series B Preferred Stock.

The terms of the Hilltop Series B Preferred Stock restrict Hilltop’s ability to pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment on its common stock and other Hilltop capital stock ranking junior to the Hilltop Series B Preferred Stock, and on other preferred stock and other stock ranking on a parity with the Hilltop Series B Preferred Stock, in the event that Hilltop does not declare dividends on the Hilltop Series B Preferred Stock during any dividend period.

The terms of the Hilltop Series B Preferred Stock provide for the payment of non-cumulative dividends on a quarterly basis. The dividend rate, as a percentage of the liquidation amount, fluctuated until December 31, 2013 based upon changes in the level of “qualified small business lending” (“QSBL”) by the Bank.

The shares of Hilltop Series B Preferred Stock are senior to shares of the Company’s common stock with respect to dividends and liquidation preference, and qualify as Tier 1 Capital for regulatory purposes. At December 31, 2013 and 2012, $114.1 million of Hilltop Series B Preferred Stock was outstanding.

The dividend rate on the Hilltop Series B Preferred Stock was 4.706% at December 31, 2013. From January 1, 2014 until March 26, 2016, the dividend rate is fixed at 5.0% based upon our level of QSBL at September 30, 2013. Beginning March 27, 2016, the dividend rate on any outstanding shares of Hilltop Series B Preferred Stock will be fixed at nine percent (9%) per annum.

As long as shares of Hilltop Series B Preferred Stock remain outstanding, Hilltop may not pay dividends to its common stockholders (nor may Hilltop repurchase or redeem any shares of its common stock) during any quarter in which the Company fails to declare and pay dividends on the Hilltop Series B Preferred Stock and for the next three quarters following such failure. In addition, under the terms of the Hilltop Series B Preferred Stock, Hilltop may only declare and pay dividends on its common stock (or repurchase shares of Hilltop common stock), if, after payment of such dividend, the dollar amount of Hilltop’s Tier 1 capital would be at least ninety percent (90%) of Tier 1 capital as of September 27, 2011, excluding any charge-offs and redemptions of the Hilltop Series B Preferred Stock.

The Company may redeem the Hilltop Series B Preferred Stock at any time at its option, at a redemption price of 100% of the liquidation amount plus accrued but unpaid dividends, subject to the approval of the Company’s federal banking regulator.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

23. Other Noninterest Income and Expense

The following tables show the components of other noninterest income and expense (in thousands).

	Year Ended December 31,
	2013	2012	2011
Other noninterest income:
Revenue from check and stored value cards	$4,250	$275	$—
Net loss from trading securities portfolio	(2,773)	(646)	—
Change in fair value of FSC derivatives	11,427	238	—
Trust fees	5,050	411	—
Service charges on depositor accounts	11,376	724	—
Commission and insurance agency income	2,765	2,159	2,645
Direct bill fees and insurance service fee income	4,613	4,109	4,140
Other	7,962	1,303	—

	$44,670	$8,573	$6,785

Other noninterest expense:
Marketing	$17,257	$2,245	$—
Data processing	17,922	4,033	434
Printing, stationery and supplies	4,583	4,033	—
Funding fees	4,403	735	—
Unreimbursed loan closing costs	30,095	5,944	—
Amortization of intangible assets	11,087	1,986	1,525
Acquisition costs	117	6,570	2,603
Management fees	—	1,025	1,098
Accounting fees	5,455	2,269	852
Other professional services	37,806	5,004	412
Other	59,222	524	2,869

	$187,947	$34,368	$9,793

24. Derivative Financial Instruments

The Company uses various derivative financial instruments to mitigate interest rate risk. The Bank’s interest rate risk management strategy involves effectively modifying the re-pricing characteristics of certain assets and liabilities so that changes in interest rates do not adversely affect the net interest margin. PrimeLending has interest rate risk relative to IRLCs and its inventory of mortgage loans held for sale. PrimeLending is exposed to such rate risk from the time an IRLC is made to an applicant to the time the related mortgage loan is sold. To mitigate interest rate risk, PrimeLending executes forward commitments to sell mortgage-backed securities (“MBSs”). FSC uses forward commitments to both purchase and sell MBSs to facilitate customer transactions and as a means to hedge related exposure to interest rate risk in certain inventory positions.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

24. Derivative Financial Instruments (Continued)

Non-Hedging Derivative Instruments and the Fair Value Option

As discussed in Note 3 to the consolidated financial statements, the Company has elected to measure substantially all mortgage loans held for sale at fair value under the provisions of the Fair Value Option. The election provides the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without applying complex hedge accounting provisions. The fair values of PrimeLending’s IRLCs and forward commitments are recorded in other assets or other liabilities, as appropriate, and changes in the fair values of these derivative instruments produced a net gain of $8.2 million for the year ended December 31, 2013 and a net loss of $5.9 million the month ended December 31, 2012, which were recorded as a component of net gains from sale of loans and other mortgage production income. Changes in fair value are attributable to changes in the volume of IRLCs, mortgage loans held for sale, commitments to purchase and sell MBSs and changes in market interest rates. Changes in market interest rates also conversely affect the value of PrimeLending’s mortgage loans held for sale, which are measured at fair value under the Fair Value Option. The effect of the change in market interest rates on PrimeLending’s loans held for sale is discussed in Note 3 to the consolidated financial statements. The fair values of FSC’s derivative instruments are recorded in other assets or other liabilities, as appropriate, and changes in the fair values of FSC’s derivatives produced net gains of $11.4 million and $0.2 million for the year ended December 31, 2013 and the month ended December 31, 2012, respectively, which were recorded as a component of other noninterest income.

Derivative positions are presented in the following table (in thousands).

	December 31, 2013		December 31, 2012
	Notional Amount	Estimated Fair Value	Notional Amount	Estimated Fair Value
Derivative instruments:
IRLCs	$602,467	$12,151	$968,083	$15,150
Commitments to purchase MBSs	236,305	(109)	165,128	466
Interest rate swaps	—	—	1,969	25
Commitments to sell MBSs	1,645,332	11,383	1,586,930	(1,025)
Fee Award Option	20,432	(5,600)	20,432	(4,490)

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

25. Balance Sheet Offsetting

Certain financial instruments, including resale and repurchase agreements, securities lending arrangements and derivatives, may be eligible for offset in the consolidated balance sheet and/or subject to master netting arrangements or similar agreements. The following tables present the assets and liabilities subject to an enforceable master netting arrangement, repurchase agreements, or similar agreements with offsetting rights (in thousands).

			Net Amounts of Assets Presented in the Balance Sheet	Gross Amounts Not Offset in the Balance Sheet
	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Balance Sheet		Financial Instruments	Cash Collateral Pledged	Net Amount
December 31, 2013
Securities borrowed:
Institutional counterparties	$107,365	$—	$107,365	$(107,365)	$—	$—

Forward MBS sale derivatives:
Institutional counterparties	11,489	(76)	11,413	—	(286)	11,127

	$118,854	$(76)	$118,778	$(107,365)	$(286)	$11,127

December 31, 2012
Securities Borrowed:
Institutional counterparties	$103,936	$—	$103,936	$(103,936)	$—	$—

	$103,936	$—	$103,936	$(103,936)	$—	$—

			Net Amounts of Liabilities Presented in the Balance Sheet	Gross Amounts Not Offset in the Balance Sheet
	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Balance Sheet		Financial Instruments	Cash Collateral Pledged	Net Amount
December 31, 2013
Securities Loaned:
Institutional counterparties	$74,913	$—	$74,913	$(74,913)	$—	$—

Repurchase Agreements:
Customer counterparties	107,462	—	107,462	(107,462)	—	—

Forward MBS Sale Derivatives:
Institutional counterparties	30	—	30	—	(17)	13

	$182,405	$—	$182,405	$(182,375)	$(17)	$13

December 31, 2012
Securities Loaned:
Institutional counterparties	$115,102	$—	$115,102	$(115,102)	$—	$—

Repurchase Agreements:
Customer counterparties	85,726	—	85,726	(85,726)	—	—

Forward MBS Sale Derivatives:
Institutional counterparties	2,000	(975)	1,025	—	(249)	776

	$202,828	$(975)	$201,853	$(200,828)	$(249)	$776

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

26. Broker-Dealer and Clearing Organization Receivables and Payables

Broker-dealer and clearing organization receivables and payables consisted of the following (in thousands).

	December 31,
	2013	2012
Receivables:
Securities borrowed	$107,365	$103,936
Securities failed to deliver	7,160	33,045
Clearing organizations	4,698	8,543
Due from dealers	94	40

	$119,317	$145,564

Payables:
Securities loaned	$74,913	$115,102
Correspondents	44,852	41,414
Securities failed to receive	5,523	31,474
Clearing organizations	4,390	—

	$129,678	$187,990

27. Deferred Policy Acquisition Cost

Policy acquisition expenses, primarily commissions, premium taxes and underwriting expenses related to the successful issuance of a new or renewal policy incurred by NLC are deferred and charged against income ratably over the terms of the related policies. A summary of the activity in deferred policy acquisition costs is as follows (in thousands).

	Year Ended December 31,
	2013	2012
Balance, beginning of year	$19,812	$19,182
Acquisition expenses capitalized	41,771	39,387
Amortization charged to income	(40,592)	(38,757)

Balance, end of year	$20,991	$19,812

Amortization is included in policy acquisition and other underwriting expenses in the accompanying consolidated statements of operations.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

28. Reserves for Unpaid Losses and Loss Adjustment Expenses

Information regarding the reserve for unpaid losses and LAE are as follows (in thousands).

	Year Ended December 31,
	2013	2012	2011
Balance, beginning of year	$34,012	$44,835	$58,882
Less reinsurance recoverables	(10,385)	(25,083)	(43,773)

Net balance, beginning of year	23,627	19,752	15,109

Incurred related to:
Current year	110,096	109,328	97,742
Prior years	659	(169)	(1,008)

Total incurred	110,755	109,159	96,734

Payments related to:
Current year	(96,284)	(90,743)	(83,266)
Prior years	(15,138)	(14,541)	(8,825)

Total payments	(111,422)	(105,284)	(92,091)

Net balance, end of year	22,960	23,627	19,752
Plus reinsurance recoverables	4,508	10,385	25,083

Balance, end of year	$27,468	$34,012	$44,835

The decrease in reserves at December 31, 2013 as compared to December 31, 2012 of $6.5 million is primarily due recovery of reinsurance recoverables outstanding at December 31, 2012 and increased loss payments. The decrease in reserves at December 31, 2012 as compared to December 31, 2011 of $10.8 million is primarily due to the significant subsequent payment and recovery of those reinsurance recoverables outstanding at December 31, 2011.

29. Reinsurance Activity

NLC limits the maximum net loss that can arise from large risks or risks in concentrated areas of exposure by reinsuring (ceding) certain levels of risk. Substantial amounts of business are ceded, and these reinsurance contracts do not relieve NLC from its obligations to policyholders. Such reinsurance includes quota share, excess of loss, catastrophe, and other forms of reinsurance on essentially all property and casualty lines of insurance. Net insurance premiums earned, losses and LAE and policy acquisition and other underwriting expenses are reported net of the amounts related to reinsurance ceded to other companies. Amounts recoverable from reinsurers related to the portions of the liability for losses and LAE and unearned insurance premiums ceded to them are reported as assets. Failure of reinsurers to honor their obligations could result in losses to NLC; consequently, allowances are established for amounts deemed uncollectible as NLC evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities, or economic characteristics of the reinsurers to minimize its exposure to significant losses from reinsurer insolvencies. At December 31, 2013, reinsurance receivables have a carrying value of $5.2 million, which is included in other assets within the consolidated balance sheet. There was no allowance for uncollectible accounts at December 31, 2013, based on NLC’s quality requirements.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

29. Reinsurance Activity (Continued)

Reinsurers with a balance in excess of 5% of the Company’s outstanding reinsurance receivables at December 31, 2013 are listed below (in thousands).

	Balances Due From Reinsurers	A.M. Best Rating
Federal Emergency Management Agency	$3,875	N/A
General Reinsurance	1,119	A++
Lloyd’s Syndicate # 2001	409	A+
Hannover Rueckversicherung	295	A+
R+V Versicherung AG	360	N/A

	$6,058

The effects of reinsurance on premiums written and earned are summarized as follows (in thousands).

	Year Ended December 31,
	2013		2012		2011
	Written	Earned	Written	Earned	Written	Earned
Premiums from direct business	$173,982	$168,942	$163,780	$162,383	$155,054	$147,419
Reinsurance assumed	7,987	7,202	6,422	5,882	5,388	5,176
Reinsurance ceded	(18,528)	(18,611)	(19,751)	(21,564)	(18,705)	(18,547)

Net premiums	$163,441	$157,533	$150,451	$146,701	$141,737	$134,048

The effects of reinsurance on incurred losses are as follows (in thousands).

	Year Ended December 31,
	2013	2012	2011
Loss and LAE incurred	$117,089	$115,347	$92,655
Reinsurance recoverables	(6,334)	(6,188)	4,079

Net loss and LAE incurred	$110,755	$109,159	$96,734

Multi-line excess of loss coverage

In addition to the catastrophe reinsurance noted below, both NLIC and ASIC participate in an excess of loss program with General Reinsurance Corporation. The General Reinsurance Corporation program is limited to each risk with respect to property and liability in the amount of $700,000 for each of NLIC and ASIC. Each of NLIC and ASIC retain $300,000 in this program. Effective January 1, 2014, the program limited each risk for property and liability in the amount of $500,000 for each of NLIC and ASIC, with the retention increasing to $500,000.

Catastrophic coverage

NLC’s liabilities for losses and loss adjustment expenses include liabilities for reported losses, liabilities for incurred but not reported, or IBNR, losses and liabilities for loss adjustment expenses, or LAE, less a reduction for reinsurance recoverables related to those liabilities. The amount of liabilities

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

29. Reinsurance Activity (Continued)

for reported claims is based primarily on a claim-by-claim evaluation of coverage, liability, injury severity or scope of property damage, and any other information considered relevant to estimating exposure presented by the claim. The amounts of liabilities for IBNR losses and LAE are estimated on the basis of historical trends, adjusted for changes in loss costs, underwriting standards, policy provisions, product mix and other factors. Estimating the liability for unpaid losses and LAE is inherently judgmental and is influenced by factors that are subject to significant variation. Liabilities for LAE are intended to cover the ultimate cost of settling claims, including investigation and defense of lawsuits resulting from such claims. Based upon the contractual terms of the reinsurance agreements, reinsurance recoverables offset, in part, NLC’s gross liabilities.

At December 31, 2013, NLC has catastrophic excess of loss reinsurance coverage of losses per event in excess of $8 million retention by NLIC and $1.5 million retention by ASIC. ASIC maintains an underlying layer of coverage, providing $6.5 million in excess of its $1.5 million retention to bridge to the primary program. The reinsurance in excess of $8 million is comprised of four layers of protection: $17 million in excess of $8 million retention; $25 million in excess of $25 million loss; $50 million in excess of $50 million loss and $40 million ($70 million through June 30, 2013) in excess of $100 million loss. NLIC and ASIC retain no participation in any of the layers, beyond the first $8 million and $1.5 million, respectively. At December 31, 2013, total retention for any one catastrophe that affects both NLIC and ASIC was limited to $8 million in the aggregate.

Effective July 1, 2013, NLC renewed its catastrophic reinsurance contract for its third and fourth layers of reinsurance for a two year period. In the contract renewal, the coverage provided by the fourth layer changed to reflect the reduction of exposure in Texas primarily as a result of NLIC exiting the Texas coast and reducing its exposure in Harris County, Texas. The coverage provides $40 million in excess of $100 million loss, resulting in catastrophic excess of loss reinsurance coverage up to $140 million.

Effective January 1, 2014, NLC renewed its reinsurance contract for its first and second layers of reinsurance for an eighteen month period. The projected premiums on these treaties for NLIC and ASIC are $2.7 million and $1.6 million, respectively, in 2014. Additionally, NLC purchased an underlying excess of loss contract that provides $10 million aggregate coverage for sub-catastrophic events. The contract has a 66% subscription level, with a projected premium of $2.4 million in 2014.

During 2013, NLC experienced two significant catastrophes that resulted in losses in excess of retention at NLIC, as compared to one significant catastrophe during 2012 and none during 2011. NLC did not experience any significant catastrophe that resulted in losses in excess of retention at ASIC during 2013, 2012 or 2011. The two tornado, hail and wind storms that exceeded retention in 2013 had incurred losses of $18.3 million. The Texas hail storm that exceeded retention in 2012 had incurred losses of $8.3 million. Gross losses from other prior year catastrophic events, including Hurricanes Ike and Dolly, was $0.8 million, as compared to favorable development of $7.0 million in 2011. These losses have no effect on net loss and LAE incurred because the catastrophic events exceeded retention levels and are fully recoverable. The primary financial effect beyond the reinsurance retention is additional reinstatement premium payable to the affected reinsurers. Reinstatement premiums during 2013, 2012 and 2011 of $0.3 million, $0.5 million and $0.1 million, respectively, are recorded as ceded premiums.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

30. Segment and Related Information

The Company currently has four reportable business segments that are organized primarily by the core products offered to the segments’ respective customers. These segments reflect the manner in which operations are managed and the criteria used by the Company’s chief operating decision maker function to evaluate segment performance, develop strategy and allocate resources. The chief operating decision maker function consists of the President and Chief Executive Officer of the Company and the Chief Executive Officer of PlainsCapital. During the fourth quarter of 2013, we began presenting certain amounts previously allocated to the four reportable business segments within Corporate to better reflect our internal organizational structure. This change had no impact on the Company’s consolidated results of operations. The Company’s historical segment disclosures have been revised to conform to the current presentation.

The banking segment includes the operations of the Bank, which, since September 14, 2013, includes the operations acquired in the FNB Transaction. The mortgage origination segment is comprised of PrimeLending. The insurance segment is composed of NLC. The financial advisory segment is composed of First Southwest.

Corporate includes certain activities not allocated to specific business segments. These activities include holding company financing and investing activities, and management and administrative services to support the overall operations of the Company including, but not limited to, certain executive management, corporate relations, legal, finance, and acquisition costs not allocated to business segments.

Balance sheet amounts for remaining subsidiaries not discussed previously and the elimination of intercompany transactions are included in “All Other and Eliminations.” The following tables present certain information about reportable segment revenues, operating results, goodwill and assets (in thousands).

		Mortgage		Financial		All Other and	Hilltop
Year Ended December 31, 2013	Banking	Origination	Insurance	Advisory	Corporate	Eliminations	Consolidated
Net interest income (expense)	$293,254	$(37,840)	$7,442	$12,064	$(1,597)	$22,878	$296,201
Provision for loan losses	37,140	—	—	18	—	—	37,158
Noninterest income	71,045	537,497	166,163	102,714	—	(27,334)	850,085
Noninterest expense	155,102	472,284	166,006	112,360	10,439	(4,456)	911,735

Income (loss) before income taxes	$172,057	$27,373	$7,599	$2,400	$(12,036)	$—	$197,393

		Mortgage		Financial		All Other and	Hilltop
Year Ended December 31, 2012	Banking	Origination	Insurance	Advisory	Corporate	Eliminations	Consolidated
Net interest income (expense)	$24,885	$(4,987)	$4,730	$1,191	$39	$2,984	$28,842
Provision for loan losses	3,670	—	—	130	—	—	3,800
Noninterest income	4,601	57,618	154,147	10,909	—	(3,043)	224,232
Noninterest expense	16,130	50,296	163,585	11,078	14,487	(59)	255,517

Income (loss) before income taxes	$9,686	$2,335	$(4,708)	$892	$(14,448)	$—	$(6,243)

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

30. Segment and Related Information (Continued)

		Mortgage		Financial		All Other and	Hilltop
Year Ended December 31, 2011	Banking	Origination	Insurance	Advisory	Corporate	Eliminations	Consolidated
Net interest income (expense)	$—	$—	$4,915	$—	$(2,851)	$—	$2,064
Provision for loan losses	—	—	—	—	—	—	—
Noninterest income	—	—	141,650	—	—	—	141,650
Noninterest expense	—	—	146,386	—	8,868	—	155,254

Income (loss) before income taxes	$—	$—	$179	$—	$(11,719)	$—	$(11,540)

December 31, 2013
Goodwill	$207,741	$13,071	$23,988	$7,008	$—	$—	$251,808

Total assets	$7,981,517	$1,249,091	$308,160	$520,412	$1,316,398	$(2,471,456)	$8,904,122

December 31, 2012
Goodwill	$209,703	$13,071	$23,988	$7,008	$—	$—	$253,770

Total assets	$6,195,775	$1,548,384	$305,699	$592,017	$1,241,125	$(2,596,135)	$7,286,865

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

31. Earnings (Loss) per Common Share

The following table presents the computation of basic and diluted earnings (loss) per common share (in thousands, except per share data).

	Year Ended December 31,
	2013	2012	2011
Basic earnings (loss) per share:
Income (loss) applicable to Hilltop common stockholders	$121,015	$(5,851)	$(6,531)
Less: income applicable to participating shares	(672)	—	—

Net earnings (loss) available to Hilltop common stockholders	$120,343	$(5,851)	$(6,531)

Weighted average shares outstanding—basic	84,382	58,754	56,499

Basic earnings (loss) per common share	$1.43	$(0.10)	$(0.12)

Diluted earnings (loss) per share:
Income (loss) applicable to Hilltop common stockholders	$121,015	$(5,851)	$(6,531)
Add: interest expense on senior exchangeable notes (net of tax)	5,059	—	—

Net earnings (loss) available to Hilltop common stockholders	$126,074	$(5,851)	$(6,531)

Weighted average shares outstanding—basic	84,382	58,754	56,499
Effect of potentially dilutive securities	5,949	—	—

Weighted average shares outstanding—diluted	90,331	58,754	56,499

Diluted earnings (loss) per common share	$1.40	$(0.10)	$(0.12)

For each of the years ended December 31, 2012 and 2011, the computation of diluted loss per common share did not include 6,208,000 equivalent shares of the Notes as the equivalent exchange rate per share was in excess of the average stock prices for the noted periods. Additionally, options to purchase 688,000 and 199,000 weighted average outstanding shares, respectively, of Hilltop’s common stock were not included in the computation of diluted loss per common share for the years ended December 31, 2012 and 2011, as their inclusion would have been anti-dilutive.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

32. Condensed Financial Statements of Parent

Condensed financial statements of Hilltop (parent only) follow (in thousands). Investments in subsidiaries are determined using the equity method of accounting.

Condensed Statements of Operations

	Year Ended December 31,
	2013	2012	2011
Investment income	$6,635	$7,035	$4,284
Interest expense	8,232	6,996	7,135
General and administrative expense	10,439	14,488	8,868

Loss before income taxes, equity in undistributed earnings of subsidiaries and preferred stock activity	(12,036)	(14,449)	(11,719)
Income tax expense (benefit)	(4,680)	(3,313)	(5,138)
Equity in undistributed earnings of subsidiaries	134,065	6,038	50

Net income (loss)	$126,709	$(5,098)	$(6,531)

Condensed Statements of Comprehensive Income (Loss)

	Year Ended December 31,
	2013	2012	2011
Net income (loss)	$126,709	$(5,098)	$(6,531)
Other comprehensive income (loss), net of tax	(43,418)	(4,900)	8,581

Comprehensive income (loss)	$83,291	$(9,998)	$2,050

Condensed Balance Sheets

	December 31,
	2013	2012	2011
Assets
Cash and cash equivalents	$163,856	$204,754	$533,374
Securities, available for sale	69,023	64,082	70,513
Investment in subsidiaries	1,069,226	944,546	126,017
Other assets	14,293	27,743	24,884

Total assets	$1,316,398	$1,241,125	$754,788

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$5,257	$5,779	$8,555
Notes payable	—	90,850	90,850
Stockholders’ equity	1,311,141	1,144,496	655,383

Total liabilities and stockholders’ equity	$1,316,398	$1,241,125	$754,788

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

32. Condensed Financial Statements of Parent (Continued)

Condensed Statements of Cash Flows

	Year Ended December 31,
	2013	2012	2011
Operating Activities
Net income (loss)	$126,709	$(5,098)	$(6,531)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity in undistributed earnings of subsidiaries	(134,065)	(6,038)	(50)
Deferred income taxes	8,850	(1,011)	(3,756)
Loss on redemption of senior exchangeable notes	3,733	—	—
Other, net	132	(3,370)	(204)

Net cash provided by (used in) operating activities	5,359	(15,517)	(10,541)

Investing Activities
Capital contribution	(35,000)	—	—
Cash paid for acquisition	—	(311,805)	—
Purchases of securities available for sale	—	—	(57,489)

Net cash used in investing activities	(35,000)	(311,805)	(57,489)

Financing Activities
Payments to repurchase common stock	—	(1,298)	—
Redemption of senior exchangeable notes	(11,088)	—	—
Dividends paid on preferred stock	(2,985)	—	—
Other, net	2,816	—	—

Net cash used in financing activities	(11,257)	(1,298)	—

Net change in cash and cash equivalents	(40,898)	(328,620)	(68,030)
Cash and cash equivalents, beginning of year	204,754	533,374	601,404

Cash and cash equivalents, end of year	$163,856	$204,754	$533,374

During September 2013, Hilltop contributed capital of $35.0 million to the Bank to provide additional capital in connection with the FNB Transaction.

33. Recently Issued Accounting Standards

In July 2013, the FASB issued ASU No. 2013-11 to require an entity to present an unrecognized tax benefit, or portion thereof, in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. However, to the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position, or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

33. Recently Issued Accounting Standards (Continued)

purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The amendment is effective for the Company on January 1, 2014 and is to be applied prospectively to all unrecognized tax benefits that exist at the balance sheet date, although retrospective adoption is permitted. Adoption of the amendment is not expected to have a significant effect on the Company’s consolidated financial statements.

In February 2013, the FASB issued an amendment to the Comprehensive Income Topic to improve the reporting of reclassifications out of comprehensive income (loss). The amendments require entities to present, either parenthetically on the face of the financial statements or in a single footnote, the effect of significant reclassifications out of each component of accumulated other comprehensive income (loss) by the respective line items of net income (loss) affected by the reclassification. The amendment became effective for the Company on January 1, 2013, and its adoption did not have any effect on the Company’s consolidated financial statements as the Company had no such reclassifications during the periods presented.

In October 2012, the FASB issued ASU No. 2012-06 to clarify that when an entity recognizes an indemnification asset as a result of a government-assisted acquisition of a financial institution and subsequently, a change in the cash flows expected to be collected on the indemnification asset occurs, as a result of a change in cash flows expected to be collected on the assets subject to indemnification, the reporting entity should subsequently account for the change in the measurement of the indemnification asset on the same basis as the change in the assets subject to indemnification. Any amortization of changes in value should be limited to the contractual term of the indemnification agreement. The amendment became effective for the Company on January 1, 2013, which was prior to the FNB Transaction, and its adoption did not have a material impact on the Company’s consolidated financial statements.

In December 2011, the FASB amended the Balance Sheet Topic of the ASC to require enhanced disclosures about the nature and effect or potential effect of an entity’s rights of setoff associated with its financial and derivative instruments. In January 2013, the FASB issued an update to the amendments, which narrowed the scope of the financial instruments for which the enhanced disclosures are applicable. The amendments became effective for the Company on January 1, 2013, and its adoption did not have a significant effect on the Company’s financial position, results of operations or cash flows. See Note 25 to the consolidated financial statements for the disclosures required by this Topic.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

34. Selected Quarterly Financial Information (Unaudited)

Selected quarterly financial information is summarized as follows (in thousands, except per share data).

	Year Ended December 31, 2013
	Fourth	Third	Second	First	Full
	Quarter	Quarter	Quarter	Quarter	Year
		(revised)
Interest income	$98,601	$79,702	$76,168	$74,604	$329,075
Interest expense	10,002	7,786	7,743	7,343	32,874

Net interest income	88,599	71,916	68,425	67,261	296,201
Provision for loan losses	2,206	10,658	11,289	13,005	37,158
Noninterest income	182,479	215,095	239,233	213,278	850,085
Noninterest expense	219,752	216,592	260,400	214,991	911,735

Income before income taxes	49,120	59,761	35,969	52,543	197,393
Income tax provision	18,090	20,115	13,309	19,170	70,684

Net income	31,030	39,646	22,660	33,373	126,709
Less: Net income attributable to noncontrolling interest	160	339	568	300	1,367

Income attributable to Hilltop	$30,870	$39,307	$22,092	$33,073	$125,342
Dividends on preferred stock	1,342	1,133	1,149	703	4,327

Income applicable to Hilltop common stockholders	$29,528	$38,174	$20,943	$32,370	$121,015

Earnings per common share:
Basic	$0.34	$0.45	$0.25	$0.39	$1.43

Diluted	$0.34	$0.43	$0.24	$0.39	$1.40

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

34. Selected Quarterly Financial Information (Unaudited) (Continued)

	Year Ended December 31, 2012
	Fourth	Third	Second	First	Full
	Quarter	Quarter	Quarter	Quarter	Year
Interest income	$28,954	$3,379	$3,349	$3,356	$39,038
Interest expense	3,786	2,140	2,131	2,139	10,196

Net interest income	25,168	1,239	1,218	1,217	28,842
Provision for loan losses	3,800	—	—	—	3,800
Noninterest income	109,691	39,591	38,063	36,887	224,232
Noninterest expense	115,934	46,792	55,233	37,558	255,517

Income (loss) before income taxes	15,125	(5,962)	(15,952)	546	(6,243)
Income tax provision (benefit)	5,809	(1,914)	(5,243)	203	(1,145)

Net income (loss)	9,316	(4,048)	(10,709)	343	(5,098)
Less: Net income attributable to noncontrolling interest	494	—	—	—	494

Income (loss) attributable to Hilltop	$8,822	$(4,048)	$(10,709)	$343	$(5,592)
Dividends on preferred stock	259	—	—	—	259

Income (loss) applicable to Hilltop common stockholders	$8,563	$(4,048)	$(10,709)	$343	$(5,851)

Earnings (loss) per common share:
Basic	$0.13	$(0.07)	$(0.19)	$0.01	$(0.10)

Diluted	$0.13	$(0.07)	$(0.19)	$0.01	$(0.10)

Management made significant estimates and exercised significant judgment in estimating fair values and accounting associated with the FNB Transaction during the third quarter of 2013 due to the short time period between the Bank Closing Date and September 30, 2013. The Bank Closing Date valuations related to loans, FDIC Indemnification Asset, covered OREO, other intangible assets, assumed liabilities and taxes were considered preliminary at September 30, 2013. The operations of FNB were included in the Company’s operating results beginning September 14, 2013 and such operations included a preliminary pre-tax bargain purchase gain of $3.3 million as disclosed in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 8, 2013. During the quarter ended December 31, 2013, the estimated fair values of certain identifiable assets acquired and liabilities assumed as of the Bank Closing Date were adjusted as a result of additional information obtained primarily related to the fair values of loans, covered OREO, FDIC Indemnification Asset, premises and equipment and other intangible assets. These adjustments resulted in an increase in the preliminary bargain purchase gain associated with the FNB Transaction to $12.6 million, before taxes of $4.5 million. This change is reflected in the above table within noninterest income during the third quarter of the year ended December 31, 2013. In the aggregate, the adjustments to the preliminary bargain purchase gain and revisions to the accretion of discount on loans and other items increased net income for the quarter ended September 30, 2013 by $6.3 million as compared to amounts previously reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013. As discussed in Note 2 to the consolidated financial statements, due to the short time period between the Bank Closing Date and December 31, 2013, the real estate appraisal validation exercise remains outstanding and the Bank Closing Date valuations related to covered OREO and FDIC Indemnification Asset are considered preliminary and could differ significantly when finalized.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

34. Selected Quarterly Financial Information (Unaudited) (Continued)

As discussed in Note 2 to the consolidated financial statements, the operating results of Hilltop for the fourth quarter ended December 31, 2012 include the results from the operations acquired in the PlainsCapital Merger for the month ended December 31, 2012. PlainsCapital contributed $8.4 million of net earnings during the fourth quarter of 2012.

35. Subsequent Event

On January 9, 2014, the Company delivered to the President and Chief Executive Officer of SWS a letter in which the Company proposed to acquire all of the outstanding shares of SWS common stock that it does not already own for $7.00 per share in 50% cash and 50% Company common stock. The cash portion of the offer would be funded through available cash. There is no assurance that the Company will enter into a merger agreement with SWS or that any transaction will be consummated.

36. Events (Unaudited) Subsequent to the Date of the Independent Auditor’s Report

On March 31, 2014, the Company entered into a definitive merger agreement with SWS providing for the merger of SWS with and into a wholly owned subsidiary of Hilltop formed for the purpose of facilitating this transaction. SWS stockholders will receive per share consideration of 0.2496 shares of Hilltop common stock and $1.94 of cash, equating to $7.88 per share based on Hilltop’s closing price on March 31, 2014. The Company intends to fund the cash portion of the consideration through available cash. The merger is subject to customary closing conditions, including regulatory approvals and approval of the stockholders of SWS, and is expected to be completed prior to the end of 2014.

On April 1, 2014, Hilltop filed Articles of Amendment to Hilltop’s charter, as approved by the Board of Directors, increasing the number of authorized shares of common stock from 100,000,000 to 125,000,000.

HILLTOP HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	June 30,	December 31,
	2014	2013
	(Unaudited)
Assets
Cash and due from banks	$673,972	$713,099
Federal funds sold and securities purchased under agreements to resell	14,813	32,924
Securities:
Trading, at fair value	61,663	58,846
Available for sale, at fair value (amortized cost of $1,205,912 and $1,256,862, respectively)	1,201,778	1,203,143
Held to maturity, at amortized cost (fair value of $65,631)	65,275	—

	1,328,716	1,261,989

Loans held for sale	1,410,873	1,089,039
Non-covered loans, net of unearned income	3,714,837	3,514,646
Allowance for non-covered loan losses	(36,431)	(33,241)

Non-covered loans, net	3,678,406	3,481,405

Covered loans, net of allowance of $4,115 and $1,061, respectively	840,898	1,005,308
Broker-dealer and clearing organization receivables	190,764	119,317
Insurance premiums receivable	27,957	25,597
Deferred policy acquisition costs	22,027	20,991
Premises and equipment, net	201,545	200,706
FDIC indemnification asset	175,114	188,291
Covered other real estate owned	142,174	142,833
Mortgage servicing rights	35,877	20,149
Other assets	336,199	279,745
Goodwill	251,808	251,808
Other intangible assets, net	65,305	70,921

Total assets	$9,396,448	$8,904,122

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$1,829,072	$1,773,749
Interest-bearing	4,326,238	4,949,169

Total deposits	6,155,310	6,722,918

Broker-dealer and clearing organization payables	227,891	129,678
Reserve for losses and loss adjustment expenses	35,146	27,468
Unearned insurance premiums	94,611	88,422
Short-term borrowings	1,187,193	342,087
Notes payable	55,584	56,327
Junior subordinated debentures	67,012	67,012
Other liabilities	176,539	158,288

Total liabilities	7,999,286	7,592,200
Commitments and contingencies (see Notes 11 and 12)
Stockholders’ equity:
Hilltop stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized; Series B, liquidation value per share of $1,000; 114,068 shares issued and outstanding	114,068	114,068
Common stock, $0.01 par value, 125,000,000 and 100,000,000 shares authorized; 90,180,699 and 90,175,688 shares issued and outstanding, respectively	902	902
Additional paid-in capital	1,387,883	1,388,641
Accumulated other comprehensive loss	(2,501)	(34,863)
Accumulated deficit	(103,910)	(157,607)

Total Hilltop stockholders’ equity	1,396,442	1,311,141
Noncontrolling interest	720	781

Total stockholders’ equity	1,397,162	1,311,922

Total liabilities and stockholders’ equity	$9,396,448	$8,904,122

See accompanying notes.

HILLTOP HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Interest income:
Loans, including fees	$92,204	$65,213	$171,948	$130,099
Securities:
Taxable	7,618	6,480	15,206	12,392
Tax-exempt	1,187	1,189	2,429	2,536
Federal funds sold and securities purchased under agreements to resell	14	35	33	56
Interest-bearing deposits with banks	317	242	912	575
Other	3,068	3,009	5,708	5,114

Total interest income	104,408	76,168	196,236	150,772

Interest expense:
Deposits	3,096	3,406	6,855	6,856
Short-term borrowings	539	591	934	1,104
Notes payable	632	2,308	1,280	4,630
Junior subordinated debentures	587	612	1,171	1,220
Other	1,108	826	2,129	1,276

Total interest expense	5,962	7,743	12,369	15,086

Net interest income	98,446	68,425	183,867	135,686
Provision for loan losses	5,533	11,289	8,775	24,294

Net interest income after provision for loan losses	92,913	57,136	175,092	111,392

Noninterest income:
Net gains from sale of loans and other mortgage production income	106,054	142,531	185,165	270,127
Mortgage loan origination fees	16,983	22,695	29,327	41,588
Net insurance premiums earned	40,777	38,590	81,096	76,063
Investment and securities advisory fees and commissions	22,264	25,964	43,599	47,973
Other	17,203	9,453	34,194	16,760

Total noninterest income	203,281	239,233	373,381	452,511

Noninterest expense:
Employees’ compensation and benefits	124,445	132,715	230,874	248,905
Loss and loss adjustment expenses	35,275	48,160	53,612	69,345
Policy acquisition and other underwriting expenses	11,652	11,627	23,339	22,430
Occupancy and equipment, net	25,762	20,154	52,100	39,566
Other	54,078	47,744	103,916	95,145

Total noninterest expense	251,212	260,400	463,841	475,391

Income before income taxes	44,982	35,969	84,632	88,512
Income tax expense	16,294	13,309	30,648	32,479

Net income	28,688	22,660	53,984	56,033
Less: Net income attributable to noncontrolling interest	177	568	287	868

Income attributable to Hilltop	28,511	22,092	53,697	55,165
Dividends on preferred stock	1,426	1,149	2,852	1,852

Income applicable to Hilltop common stockholders	$27,085	$20,943	$50,845	$53,313

Earnings per common share:
Basic	$0.30	$0.25	$0.56	$0.64

Diluted	$0.30	$0.24	$0.56	$0.61

Weighted average share information:
Basic	89,709	83,490	89,708	83,489

Diluted	90,569	90,294	90,576	90,125

See accompanying notes.

HILLTOP HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net income	$28,688	$22,660	$53,984	$56,033
Other comprehensive income (loss):
Unrealized gains (losses) on securities available for sale, net of tax of $7,638, $(15,249), $17,221 and $(14,776)	13,553	(28,320)	32,362	(27,441)

Comprehensive income (loss)	42,241	(5,660)	86,346	28,592
Less: comprehensive income attributable to noncontrolling interest	177	568	287	868

Comprehensive income (loss) applicable to Hilltop	$42,064	$(6,228)	$86,059	$27,724

See accompanying notes.

HILLTOP HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands)

(Unaudited)

						Accumulated		Total
					Additional	Other		Hilltop		Total
	Preferred Stock		Common Stock		Paid-in	Comprehensive	Accumulated	Stockholders’	Noncontrolling	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Deficit	Equity	Interest	Equity
Balance, December 31, 2012	114	$114,068	83,487	$835	$1,304,448	$8,094	$(282,949)	$1,144,496	$2,054	$1,146,550
Net income	—	—	—	—	—	—	55,165	55,165	868	56,033
Other comprehensive loss	—	—	—	—	—	(27,441)	—	(27,441)	—	(27,441)
Stock-based compensation expense	—	—	—	—	480	—	—	480	—	480
Common stock issued to board members	—	—	4	—	47	—	—	47	—	47
Issuance of restricted common stock	—	—	465	5	(5)	—	—	—	—	—
Dividends on preferred stock	—	—	—	—	(1,852)	—	—	(1,852)	—	(1,852)
Cash distributions to noncontrolling interest	—	—	—	—	—	—	—	—	(2,017)	(2,017)

Balance, June 30, 2013	114	$114,068	83,956	$840	$1,303,118	$(19,347)	$(227,784)	$1,170,895	$905	$1,171,800

Balance, December 31, 2013	114	$114,068	90,176	$902	$1,388,641	$(34,863)	$(157,607)	$1,311,141	$781	$1,311,922
Net income	—	—	—	—	—	—	53,697	53,697	287	53,984
Other comprehensive income	—	—	—	—	—	32,362	—	32,362	—	32,362
Stock-based compensation expense	—	—	—	—	1,979	—	—	1,979	—	1,979
Common stock issued to board members	—	—	5	—	115	—	—	115	—	115
Dividends on preferred stock	—	—	—	—	(2,852)	—	—	(2,852)	—	(2,852)
Cash distributions to noncontrolling interest	—	—	—	—	—	—	—	—	(348)	(348)

Balance, June 30, 2014	114	$114,068	90,181	$902	$1,387,883	$(2,501)	$(103,910)	$1,396,442	$720	$1,397,162

See accompanying notes.

HILLTOP HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2014	2013
Operating Activities
Net income	$53,984	$56,033
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for loan losses	8,775	24,294
Depreciation, amortization and accretion, net	(48,612)	(18,032)
Deferred income taxes	4,842	(11,528)
Other, net	2,191	533
Net change in securities purchased under resale agreements	—	(3,237)
Net change in trading securities	(2,817)	57,256
Net change in broker-dealer and clearing organization receivables	(146,643)	(76,430)
Net change in other assets	(28,818)	34,972
Net change in broker-dealer and clearing organization payables	177,748	17,281
Net change in loss and loss adjustment expense reserve	7,678	8,446
Net change in unearned insurance premiums	6,189	7,813
Net change in other liabilities	4,645	(37,247)
Net gains from sale of loans	(185,165)	(270,127)
Loans originated for sale	(4,927,983)	(6,545,177)
Proceeds from loans sold	4,782,239	6,769,795

Net cash provided by (used in) operating activities	(291,747)	14,645

Investing Activities
Proceeds from maturities and principal reductions of securities held to maturity	911	—
Proceeds from sales, maturities and principal reductions of securities available for sale	97,867	96,069
Purchases of securities held to maturity	(66,207)	—
Purchases of securities available for sale	(47,557)	(223,570)
Net change in loans	68,552	(51,027)
Purchases of premises and equipment and other assets	(19,815)	(11,417)
Proceeds from sales of premises and equipment and other real estate owned	38,281	4,859
Net cash paid for Federal Home Loan Bank and Federal Reserve Bank stock	(31,440)	(21,219)

Net cash provided by (used in) investing activities	40,592	(206,305)

Financing Activities
Net change in deposits	(647,143)	(179,826)
Net change in short-term borrowings	845,106	275,554
Proceeds from notes payable	1,000	—
Payments on notes payable	(1,743)	(1,601)
Dividends paid on preferred stock	(2,768)	(703)
Net cash distributed to noncontrolling interest	(348)	(2,017)
Other, net	(187)	(154)

Net cash provided by financing activities	193,917	91,253

Net change in cash and cash equivalents	(57,238)	(100,407)
Cash and cash equivalents, beginning of period	746,023	726,460

Cash and cash equivalents, end of period	$688,785	$626,053

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$13,046	$14,889

Cash paid for income taxes, net of refunds	$5,582	$40,949

Supplemental Schedule of Non-Cash Activities
Conversion of loans to other real estate owned	$34,391	$1,718

See accompanying notes.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Unaudited)

1. Summary of Significant Accounting and Reporting Policies

Nature of Operations

Hilltop Holdings Inc. (“Hilltop” and, collectively with its subsidiaries, the “Company”) is a financial holding company registered under the Bank Holding Company Act of 1956, as amended by the Gramm-Leach-Bliley Act of 1999. On November 30, 2012, Hilltop acquired PlainsCapital Corporation pursuant to a plan of merger whereby PlainsCapital Corporation merged with and into a wholly owned subsidiary of Hilltop (the “PlainsCapital Merger”), which continued as the surviving entity under the name “PlainsCapital Corporation” (“PlainsCapital”).

The Company has two primary operating business units, PlainsCapital and National Lloyds Corporation (“NLC”). PlainsCapital is a financial holding company, headquartered in Dallas, Texas, that provides, through its subsidiaries, an array of financial products and services. In addition to traditional banking services, PlainsCapital provides residential mortgage lending, investment banking, public finance advisory, wealth and investment management, treasury management, capital equipment leasing, fixed income sales, asset management, and correspondent clearing services. NLC is a property and casualty insurance holding company that provides, through its subsidiaries, fire and homeowners insurance to low value dwellings and manufactured homes primarily in Texas and other areas of the southern United States.

On September 13, 2013 (the “Bank Closing Date”), PlainsCapital Bank (the “Bank”) assumed substantially all of the liabilities, including all of the deposits, and acquired substantially all of the assets of Edinburg, Texas-based First National Bank (“FNB”) from the Federal Deposit Insurance Corporation (the “FDIC”), as receiver, and reopened former FNB branches acquired from the FDIC under the “PlainsCapital Bank” name (the “FNB Transaction”). Pursuant to the Purchase and Assumption Agreement (the “P&A Agreement”), the Bank and the FDIC entered into loss-share agreements whereby the FDIC agreed to share in the losses of certain covered loans and covered other real estate owned (“OREO”) that the Bank acquired, as further described in Note 2 to the consolidated financial statements. The fair value of the assets acquired was $2.2 billion, including $1.1 billion in covered loans, $286.2 million in securities, $135.2 million in covered OREO and $42.9 million in non-covered loans. The Bank also assumed $2.2 billion in liabilities, consisting primarily of deposits. The acquisition of FNB’s expansive branch network allowed the Bank to increase its presence in Texas to include the Rio Grande Valley, Houston, Corpus Christi, Laredo and El Paso markets, among others.

On March 31, 2014, the Company entered into a definitive merger agreement with SWS Group, Inc. (“SWS”) providing for the merger of SWS with and into Peruna LLC, a wholly owned subsidiary of Hilltop formed for the purpose of facilitating this transaction. SWS stockholders will receive per share consideration of 0.2496 shares of Hilltop common stock and $1.94 of cash, equating to $7.25 per share based on Hilltop’s closing price on June 30, 2014. The value of the merger consideration will fluctuate with the market price of Hilltop common stock. The Company intends to fund the cash portion of the consideration through available cash. The merger is subject to customary closing conditions, including regulatory approvals and approval of the stockholders of SWS, and is expected to be completed prior to the end of 2014.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

1. Summary of Significant Accounting and Reporting Policies (Continued)

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”), and in conformity with the rules and regulations of the Securities and Exchange Commission (the “SEC”). In the opinion of management, these financial statements contain all adjustments necessary for a fair statement of the results of the interim periods presented. Accordingly, the financial statements do not include all of the information and footnotes required by GAAP for complete financial statements and should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. Results for interim periods are not necessarily indicative of results to be expected for a full year or any future period.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates regarding the allowance for loan losses, the fair values of financial instruments, the amounts receivable under the loss-share agreements with the FDIC (“FDIC Indemnification Asset”), reserves for losses and loss adjustment expenses, the mortgage loan indemnification liability, and the potential impairment of assets are particularly subject to change. The Company has applied its critical accounting policies and estimation methods consistently in all periods presented in these consolidated financial statements.

Certain reclassifications have been made to the prior period consolidated financial statements to conform with the current period presentation.

Hilltop owns 100% of the outstanding stock of PlainsCapital. PlainsCapital owns 100% of the outstanding stock of the Bank and 100% of the membership interest in PlainsCapital Equity, LLC. The Bank owns 100% of the outstanding stock of PrimeLending, a PlainsCapital Company (“PrimeLending”), PCB-ARC, Inc. and RGV-ARC, Inc. The Bank has a 100% membership interest in First Southwest Holdings, LLC (“First Southwest”) and PlainsCapital Securities, LLC.

Hilltop also owns 100% of NLC, which operates through its wholly owned subsidiaries, National Lloyds Insurance Company (“NLIC”) and American Summit Insurance Company (“ASIC”).

PrimeLending owns a 100% membership interest in PrimeLending Ventures Management, LLC, the controlling and sole managing member of PrimeLending Ventures, LLC (“Ventures”).

The principal subsidiaries of First Southwest are First Southwest Company (“FSC”), a broker-dealer registered with the SEC and the Financial Industry Regulatory Authority and a member of the New York Stock Exchange, and First Southwest Asset Management, Inc., a registered investment advisor under the Investment Advisors Act of 1940.

The consolidated financial statements include the accounts of the above-named entities. All significant intercompany transactions and balances have been eliminated. Noncontrolling interests have been recorded for minority ownership in entities that are not wholly owned and are presented in compliance with the provisions of Noncontrolling Interest in Subsidiary Subsections of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

1. Summary of Significant Accounting and Reporting Policies (Continued)

PlainsCapital also owns 100% of the outstanding common securities of PCC Statutory Trusts I, II, III and IV (the “Trusts”), which are not included in the consolidated financial statements under the requirements of the Variable Interest Entities Subsections of the ASC, because the primary beneficiaries of the Trusts are not within the consolidated group.

2. Acquisitions

FNB Transaction

On the Bank Closing Date, the Bank assumed substantially all of the liabilities, including all of the deposits, and acquired substantially all of the assets of FNB from the FDIC in an FDIC-assisted transaction. As part of the P&A Agreement, the Bank and the FDIC entered into loss-share agreements covering future losses incurred on certain acquired loans and OREO. The Company refers to acquired commercial and single family residential loan portfolios and OREO that are subject to the loss-share agreements as “covered loans” and “covered OREO”, respectively, and these assets are presented as separate line items in the Company’s consolidated balance sheet. Collectively, covered loans and covered OREO are referred to as “covered assets”.

In accordance with the loss-share agreements, the Bank may be required to make a “true-up” payment to the FDIC approximately ten years following the Bank Closing Date if the FDIC’s initial estimate of losses on covered assets is greater than the actual realized losses. The “true-up” payment is calculated using a defined formula set forth in the P&A Agreement.

The FNB Transaction was accounted for using the purchase method of accounting and, accordingly, purchased assets, including identifiable intangible assets and assumed liabilities, were recorded at their respective fair values as of the Bank Closing Date using significant estimates and assumptions to value certain identifiable assets acquired and liabilities assumed. The amounts are subject to adjustments based upon final settlement with the FDIC. The terms of the P&A Agreement provide for the FDIC to indemnify the Bank against claims with respect to liabilities and assets of FNB or any of its affiliates not assumed or otherwise purchased by the Bank and with respect to certain other claims by third parties.

Pro Forma Results of Operations

The operations acquired in the FNB Transaction are included in the Company’s operating results beginning September 14, 2013. The purchase of assets and assumption of certain liabilities of FNB from the FDIC, as receiver, was sufficiently significant to require disclosure of historical financial statements and related pro forma financial disclosure. Due to the nature and magnitude of the FNB Transaction, coupled with the federal assistance and protection resulting from the FDIC loss-share agreements, historical financial information of FNB is not relevant to future operations. The Company has omitted certain historical financial information and the related pro forma financial information of FNB pursuant to the guidance provided in Staff Accounting Bulletin Topic 1.K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”), and a request for relief granted by the SEC. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X in certain instances, such as the FNB Transaction, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution for which audited financial statements are not reasonably available and in which federal assistance is so persuasive as to substantially reduce the relevance of such information to an assessment of future operations.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

3. Fair Value Measurements

Fair Value Measurements and Disclosures

The Company determines fair values in compliance with The Fair Value Measurements and Disclosures Topic of the ASC (the “Fair Value Topic”). The Fair Value Topic defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. The Fair Value Topic defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The Fair Value Topic assumes that transactions upon which fair value measurements are based occur in the principal market for the asset or liability being measured. Further, fair value measurements made under the Fair Value Topic exclude transaction costs and are not the result of forced transactions.

The Fair Value Topic creates a fair value hierarchy that classifies fair value measurements based upon the inputs used in valuing the assets or liabilities that are the subject of fair value measurements. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs, as indicated below.

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities that the Company can access at the measurement date.

•	Level 2 Inputs: Observable inputs other than Level 1 prices. Level 2 inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates, yield curves, prepayment speeds, default rates, credit risks, loss severities, etc.), and inputs that are derived from or corroborated by market data, among others.

•	Level 3 Inputs: Unobservable inputs that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities. Level 3 inputs include pricing models and discounted cash flow techniques, among others.

Fair Value Option

The Company has elected to measure substantially all of PrimeLending’s mortgage loans held for sale and retained mortgage servicing rights (“MSR”) at fair value, under the provisions of the Fair Value Option. The Company elected to apply the provisions of the Fair Value Option to these items so that it would have the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The Company determines the fair value of the financial instruments accounted for under the provisions of the Fair Value Option in compliance with the provisions of the Fair Value Topic of the ASC discussed above.

At June 30, 2014, the aggregate fair value of PrimeLending’s mortgage loans held for sale accounted for under the Fair Value Option was $1.41 billion, and the unpaid principal balance of those

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

3. Fair Value Measurements (Continued)

loans was $1.35 billion. At December 31, 2013, the aggregate fair value of PrimeLending’s mortgage loans held for sale accounted for under the Fair Value Option was $1.09 billion, and the unpaid principal balance of those loans was $1.07 billion. The interest component of fair value is reported as interest income on loans in the accompanying consolidated statements of operations.

The Company holds a number of financial instruments that are measured at fair value on a recurring basis, either by the application of the Fair Value Option or other authoritative pronouncements. The fair values of those instruments are determined primarily using Level 2 inputs. Those inputs include quotes from mortgage loan investors and derivatives dealers and data from independent pricing services.

The following tables present information regarding financial assets and liabilities measured at fair value on a recurring basis (in thousands).

June 30, 2014	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
Trading securities	$35	$61,628	$—	$61,663
Available for sale securities	24,653	1,113,306	63,819	1,201,778
Loans held for sale	—	1,400,464	10,409	1,410,873
Derivative assets	—	35,454	—	35,454
Mortgage servicing rights asset	—	—	35,877	35,877
Trading liabilities	—	48	—	48
Derivative liabilities	—	13,847	6,300	20,147

December 31, 2013	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value
Trading securities	$33	$58,813	$—	$58,846
Available for sale securities	22,079	1,121,011	60,053	1,203,143
Loans held for sale	—	1,061,310	27,729	1,089,039
Derivative assets	—	23,564	—	23,564
Mortgage servicing rights asset	—	—	20,149	20,149
Trading liabilities	—	46	—	46
Derivative liabilities	—	139	5,600	5,739

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

3. Fair Value Measurements (Continued)

The following tables include a roll forward for those financial instruments measured at fair value using Level 3 inputs (in thousands).

				Total Gains or Losses (Realized or Unrealized)
	Balance at Beginning of Period	Purchases/ Additions	Sales/ Reductions	Included in Net Income	Included in Other Comprehensive Income (Loss)	Balance at End of Period
Three months ended June 30, 2014
Available for sale securities	$64,098	$—	$—	$616	$(895)	$63,819
Loans held for sale	26,826	5,522	(24,009)	2,070	—	10,409
Mortgage servicing rights asset	29,939	7,376	—	(1,438)	—	35,877
Derivative liabilities	(5,950)	—	—	(350)	—	(6,300)

Total	$114,913	$12,898	$(24,009)	$898	$(895)	$103,805

Six months ended June 30, 2014
Available for sale securities	$60,053	$—	$—	$1,209	$2,557	$63,819
Loans held for sale	27,729	10,422	(29,603)	1,861	—	10,409
Mortgage servicing rights asset	20,149	14,808	—	920	—	35,877
Derivative liabilities	(5,600)	—	—	(700)	—	(6,300)

Total	$102,331	$25,230	$(29,603)	$3,290	$2,557	$103,805

Three months ended June 30, 2013
Available for sale securities	$58,801	$—	$—	$531	$(3,822)	$55,510
Mortgage servicing rights asset	4,430	2,180	—	501	—	7,111
Derivative liabilities	(4,714)	—	—	(225)	—	(4,939)

Total	$58,517	$2,180	$—	$807	$(3,822)	$57,682

Six months ended June 30, 2013
Available for sale securities	$56,277	$—	$—	$1,043	$(1,810)	$55,510
Mortgage servicing rights asset	2,080	4,305	—	726	—	7,111
Derivative liabilities	(4,490)	—	—	(449)	—	(4,939)

Total	$53,867	$4,305	$—	$1,320	$(1,810)	$57,682

All net realized and unrealized gains (losses) in the tables above are reflected in the accompanying consolidated financial statements. The unrealized gains (losses) relate to financial instruments still held at June 30, 2014. The available for sale securities noted in the table above reflect Hilltop’s note receivable and warrant to purchase common stock of SWS as discussed in Note 4 to the consolidated financial statements.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

3. Fair Value Measurements (Continued)

For Level 3 financial instruments measured at fair value on a recurring basis at June 30, 2014, the significant unobservable inputs used in the fair value measurements were as follows.

Financial instrument	Valuation Technique	Unobservable Input	Weighted Average / Range
Available for sale securities—note receivable	Discounted cash flow	Discount rate	8.3%
Available for sale securities—warrant	Binomial model	SWS common stock price volatility	24.0%
Loans held for sale	Discounted cash flow / Market comparable	Projected price	86 - 90%
Mortgage servicing rights asset	Discounted cash flow	Constant prepayment rate	10.32%
		Discount rate	11.11%
Derivative liabilities	Discounted cash flow	Discount rate	14 - 28%
		Time to receive full payment of cash flows	10.75 - 14.0 years

Hilltop’s note receivable is valued using a cash flow model that estimates yield based on comparable securities in the market. The interest rate used to discount cash flows is the most significant unobservable input. An increase or decrease in the discount rate would result in a corresponding decrease or increase, respectively, in the fair value measurement of the note receivable.

The warrant is valued utilizing a binomial model. The underlying SWS common stock price and its related volatility, an unobservable input, are the most significant inputs into the model, and, therefore, decreases or increases to the SWS common stock price would result in a significant change in the fair value measurement of the warrant.

The fair value of certain loans held for sale that are either non-standard (i.e. loans that cannot be sold through normal sale channels) or non-performing is measured using unobservable inputs. The fair value of such loans is generally based upon estimates of expected cash flows using unobservable inputs including listing prices of comparable assets, uncorroborated expert opinions, and/or management’s knowledge of underlying collateral.

The MSR asset is valued by projecting net servicing cash flows, which are then discounted to estimate the fair value. The fair value of the MSR asset is impacted by a variety of factors. Prepayment rates and discount rates, the most significant unobservable inputs, are discussed further in Note 7 to the consolidated financial statements.

Derivative liabilities in the tables above include a derivative option agreement (“Fee Award Option”) entered into by First Southwest and valued using discounted cash flows and probability of exercise.

The Company had no transfers between Levels 1 and 2 during the periods presented.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

3. Fair Value Measurements (Continued)

The following tables present the changes in fair value for instruments that are reported at fair value under the Fair Value Option (in thousands).

	Changes in Fair Value for Assets and Liabilities Reported at Fair Value under Fair Value Option
	Three Months Ended June 30, 2014			Three Months Ended June 30, 2013
	Net Gains (Losses)	Other Noninterest Income	Total Changes in Fair Value	Net Gains (Losses)	Other Noninterest Income	Total Changes in Fair Value
Loans held for sale	$35,651	$—	$35,651	$(36,203)	$—	$(36,203)
Mortgage servicing rights asset	(1,438)	—	(1,438)	501	—	501
Time deposits	—	—	—	—	4	4

	Changes in Fair Value for Assets and Liabilities Reported at Fair Value under Fair Value Option
	Six Months Ended June 30, 2014			Six Months Ended June 30, 2013
	Net Gains (Losses)	Other Noninterest Income	Total Changes in Fair Value	Net Gains (Losses)	Other Noninterest Income	Total Changes in Fair Value
Loans held for sale	$40,169	$—	$40,169	$(41,641)	$—	$(41,641)
Mortgage servicing asset	920	—	920	726	—	726
Time deposits	—	—	—	—	12	12

The Company also determines the fair value of certain assets and liabilities on a non-recurring basis. In addition, facts and circumstances may dictate a fair value measurement when there is evidence of impairment. Assets and liabilities measured on a non-recurring basis include the items discussed below.

Impaired Loans—The Company reports impaired loans based on the underlying fair value of the collateral through specific allowances within the allowance for loan losses. Purchased credit impaired (“PCI”) loans with a fair value of $172.9 million and $822.8 million were acquired by the Company upon completion of the PlainsCapital Merger and the FNB Transaction, respectively. Substantially all PCI loans acquired in the FNB Transaction are covered by FDIC loss-share agreements. The fair value of PCI loans was determined using Level 3 inputs, including estimates of expected cash flows that incorporated significant unobservable inputs regarding default rates, loss severity rates assuming default, prepayment speeds and estimated collateral values. At June 30, 2014, these inputs included estimated weighted average default rates, loss severity rates and prepayment speed assumptions of 51%, 45% and 0%, respectively, for those PCI loans acquired in the PlainsCapital Merger and 62%, 39% and 7%, respectively, for those PCI loans acquired in the FNB Transaction. The resulting weighted average expected loss on PCI loans associated with the PlainsCapital Merger and the FNB Transaction was 23% and 24%, respectively.

The Company obtains updated appraisals of the fair value of collateral securing impaired collateral dependent loans at least annually, in accordance with regulatory guidelines. The Company also reviews the fair value of such collateral on a quarterly basis. If the quarterly review indicates that the fair value of the collateral may have deteriorated, the Company will order an updated appraisal of the fair value of the collateral. Since the Company obtains updated appraisals when evidence of a decline in the fair value of collateral exists, it typically does not adjust appraised values.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

3. Fair Value Measurements (Continued)

Other Real Estate Owned—The Company reports OREO at fair value less estimated cost to sell. Any excess of recorded investment over fair value, less cost to sell, is charged against either the allowance for loan losses or the related PCI pool discount when property is initially transferred to OREO. Subsequent to the initial transfer to OREO, downward valuation adjustments are charged against earnings. The Company determines fair value primarily using independent appraisals of OREO properties. The resulting fair value measurements are classified as Level 2 or Level 3 inputs, depending upon the extent to which unobservable inputs determine the fair value measurement. The Company considers a number of factors in determining the extent to which specific fair value measurements utilize unobservable inputs, including, but not limited to, the inherent subjectivity in appraisals, the length of time elapsed since the receipt of independent market price or appraised value, and current market conditions. At June 30, 2014, the most significant unobservable input used in the determination of fair value of OREO was a discount to independent appraisals for estimated holding periods of OREO properties. Such discount was 1% per month for estimated holding periods of 6 to 24 months. Level 3 inputs were used to determine the fair value of a large group of smaller balance properties that were acquired in the FNB Transaction. In the FNB Transaction, the Bank acquired OREO of $135.2 million, all of which is covered by FDIC loss-share agreements. At June 30, 2014 and December 31, 2013, the estimated fair value of covered OREO was $142.2 million and $142.8 million, respectively, and the underlying fair value measurements utilize Level 2 and Level 3 inputs. The fair value of non-covered OREO at June 30, 2014 and December 31, 2013 was $4.4 million and $4.8 million, respectively, and is included in other assets within the consolidated balance sheets. During the reported periods, all fair value measurements for non-covered OREO utilized Level 2 inputs.

The following table presents information regarding certain assets and liabilities measured at fair value on a non-recurring basis for which a change in fair value has been recorded during reporting periods subsequent to initial recognition (in thousands).

	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total Fair Value	Total Gains (Losses) for the Three Months Ended June 30,		Total Gains (Losses) for the Six Months Ended June 30,
June 30, 2014					2014	2013	2014	2013
Non-covered impaired loans	$—	$—	$29,993	$29,993	$(222)	$(228)	$(437)	$(659)
Covered impaired loans	—	—	133,325	133,325	(1,341)	—	(3,032)	—
Non-covered other real estate owned	—	—	—	—	(9)	(30)	(111)	(190)
Covered other real estate owned	—	18,186	34,126	52,312	(2,528)	—	(2,959)	—

The Fair Value of Financial Instruments Subsection of the ASC requires disclosure of the fair value of financial assets and liabilities, including the financial assets and liabilities previously discussed. The methods for determining estimated fair value for financial assets and liabilities is described in detail in Note 3 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

3. Fair Value Measurements (Continued)

The following tables present the carrying values and estimated fair values of financial instruments not measured at fair value on either a recurring or non-recurring basis (in thousands).

		Estimated Fair Value
June 30, 2014	Carrying Amount	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total
Financial assets:
Cash and cash equivalents	$688,785	$688,785	$—	$—	$688,785
Held to maturity securities	65,275	—	65,631	—	65,631
Non-covered loans, net	3,678,406	—	356,907	3,346,987	3,703,894
Covered loans, net	840,898	—	—	902,588	902,588
Broker-dealer and clearing organization receivables	190,764	—	190,764	—	190,764
FDIC indemnification asset	175,114	—	—	175,114	175,114
Other assets	63,843	—	42,383	21,460	63,843

Financial liabilities:
Deposits	6,155,310	—	6,160,913	—	6,160,913
Broker-dealer and clearing organization payables	227,891	—	227,891	—	227,891
Short-term borrowings	1,187,193	—	1,187,193	—	1,187,193
Debt	122,596	—	115,856	—	115,856
Other liabilities	2,834	—	2,834	—	2,834

		Estimated Fair Value
December 31, 2013	Carrying Amount	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total
Financial assets:
Cash and cash equivalents	$746,023	$746,023	$—	$—	$746,023
Non-covered loans, net	3,481,405	—	281,712	3,119,319	3,401,031
Covered loans, net	1,005,308	—	—	997,371	997,371
Broker-dealer and clearing organization receivables	119,317	—	119,317	—	119,317
FDIC indemnification asset	188,291	—	—	188,291	188,291
Other assets	66,055	—	43,946	22,109	66,055

Financial liabilities:
Deposits	6,722,019	—	6,722,909	—	6,722,909
Broker-dealer and clearing organization payables	129,678	—	129,678	—	129,678
Short-term borrowings	342,087	—	342,087	—	342,087
Debt	123,339	—	114,671	—	114,671
Other liabilities	3,362	—	3,362	—	3,362

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

4. Securities

The amortized cost and fair value of securities, excluding trading securities, are summarized as follows (in thousands).

	Available for Sale
June 30, 2014	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury securities	$63,692	$164	$(34)	$63,822
U.S. government agencies:
Bonds	654,513	1,485	(20,899)	635,099
Residential mortgage-backed securities	55,895	2,008	(399)	57,504
Collateralized mortgage obligations	110,909	302	(4,081)	107,130
Corporate debt securities	95,704	5,659	(108)	101,255
States and political subdivisions	148,255	1,470	(1,894)	147,831
Commercial mortgage-backed securities	597	68	—	665
Equity securities	20,396	4,257	—	24,653
Note receivable	43,883	6,038	—	49,921
Warrant	12,068	1,830	—	13,898

Totals	$1,205,912	$23,281	$(27,415)	$1,201,778

	Available for Sale
December 31, 2013	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
U.S. Treasury securities	$43,684	$82	$(238)	$43,528
U.S. government agencies:
Bonds	717,909	550	(55,727)	662,732
Residential mortgage-backed securities	59,936	735	(584)	60,087
Collateralized mortgage obligations	124,502	349	(4,390)	120,461
Corporate debt securities	72,376	4,610	(378)	76,608
States and political subdivisions	162,955	388	(6,508)	156,835
Commercial mortgage-backed securities	691	69	—	760
Equity securities	20,067	2,012	—	22,079
Note receivable	42,674	5,235	—	47,909
Warrant	12,068	76	—	12,144

Totals	$1,256,862	$14,106	$(67,825)	$1,203,143

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

4. Securities (Continued)

	Held to Maturity
June 30, 2014	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
U.S. government agencies:
Residential mortgage-backed securities	$31,048	$384	$(1)	$31,431
Collateralized mortgage obligations	29,821	—	(14)	29,807
States and political subdivisions	4,406	7	(20)	4,393

Totals	$65,275	$391	$(35)	$65,631

Available for sale securities includes 1,475,387 shares of SWS common stock, a $50.0 million aggregate principal amount note issued by SWS and a warrant to purchase 8,695,652 shares of SWS common stock. SWS issued the note in July 2011 under a credit agreement pursuant to a senior unsecured loan from Hilltop. The note bears interest at a rate of 8.0% per annum, is prepayable by SWS subject to certain conditions after three years, and has a maturity of five years. The warrant provides for the purchase of 8,695,652 shares of SWS common stock at an exercise price of $5.75 per share, subject to anti-dilution adjustments. If the warrant was fully exercised, Hilltop would beneficially own 24.4% of SWS.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

4. Securities (Continued)

Information regarding securities that were in an unrealized loss position is shown in the following tables (dollars in thousands).

	June 30, 2014			December 31, 2013
	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses
Available for Sale
U.S. treasury securities:
Unrealized loss for less than twelve months	3	$6,396	$26	6	$12,748	$238
Unrealized loss for twelve months or longer	1	2,010	8	—	—	—

	4	8,406	34	6	12,748	238
U.S. government agencies:
Bonds:
Unrealized loss for less than twelve months	1	9,987	13	35	526,817	45,274
Unrealized loss for twelve months or longer	31	487,164	20,886	5	90,931	10,453

	32	497,151	20,899	40	617,748	55,727
Residential mortgage-backed securities:
Unrealized loss for less than twelve months	1	1,593	58	2	2,194	54
Unrealized loss for twelve months or longer	3	9,356	341	3	9,309	530

	4	10,949	399	5	11,503	584
Collateralized mortgage obligations:
Unrealized loss for less than twelve months	2	13,128	24	7	84,054	4,320
Unrealized loss for twelve months or longer	8	68,301	4,057	2	4,995	70

	10	81,429	4,081	9	89,049	4,390
Corporate debt securities:
Unrealized loss for less than twelve months	—	—	—	7	10,754	378
Unrealized loss for twelve months or longer	1	1,889	108	—	—	—

	1	1,889	108	7	10,754	378
States and political subdivisions:
Unrealized loss for less than twelve months	12	8,846	49	46	30,245	669
Unrealized loss for twelve months or longer	119	80,555	1,845	150	96,882	5,839

	131	89,401	1,894	196	127,127	6,508
Total available for sale:
Unrealized loss for less than twelve months	19	39,950	170	103	666,812	50,933
Unrealized loss for twelve months or longer	163	649,275	27,245	160	202,117	16,892

	182	$689,225	$27,415	263	$868,929	$67,825

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

4. Securities (Continued)

	June 30, 2014			December 31, 2013
	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses
Held to Maturity
U.S. government agencies:
Residential mortgage-backed securities:
Unrealized loss for less than twelve months	1	$2,029	$1	—	$—	$—
Unrealized loss for twelve months or longer	—	—	—	—	—	—

	1	2,029	1	—	—	—
Collateralized mortgage obligations:
Unrealized loss for less than twelve months	1	29,807	14	—	—	—
Unrealized loss for twelve months or longer	—	—	—	—	—	—

	1	29,807	14	—	—	—
States and political subdivisions:
Unrealized loss for less than twelve months	6	3,327	20	—	—	—
Unrealized loss for twelve months or longer	—	—	—	—	—	—

	6	3,327	20	—	—	—
Total held to maturity:
Unrealized loss for less than twelve months	8	35,163	35	—	—	—
Unrealized loss for twelve months or longer	—	—	—	—	—	—

	8	$35,163	$35	—	$—	$—

During the three and six months ended June 30, 2014 and 2013, the Company did not record any other-than-temporary impairments. While all of the investments are monitored for potential other-than-temporary impairment, the Company’s analysis and experience indicate that these available for sale investments generally do not present a significant risk of other-than-temporary-impairment, as fair value should recover over time. Factors considered in the Company’s analysis include the reasons for the unrealized loss position, the severity and duration of the unrealized loss position, credit worthiness, and forecasted performance of the investee. While some of the securities held in the investment portfolio have decreased in value since the date of acquisition, the severity of loss and the duration of the loss position are not believed to be significant enough to warrant other-than-temporary impairment of the securities. The Company does not intend, nor is it likely that the Company will be required, to sell these securities before the recovery of the cost basis. Therefore, management does not believe any other-than-temporary impairments exist at June 30, 2014.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

4. Securities (Continued)

Expected maturities may differ from contractual maturities because certain borrowers may have the right to call or prepay obligations with or without penalties. The amortized cost and fair value of securities, excluding trading and available for sale equity securities and the available for sale warrant, at June 30, 2014 are shown by contractual maturity below (in thousands).

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$133,456	$133,611	$—	$—
Due after one year through five years	120,411	130,803	—	—
Due after five years through ten years	71,929	74,513	264	264
Due after ten years	680,251	659,001	4,142	4,129

	1,006,047	997,928	4,406	4,393

Residential mortgage-backed securities	55,895	57,504	31,048	31,431
Collateralized mortgage obligations	110,909	107,130	29,821	29,807
Commercial mortgage-backed securities	597	665	—	—

	$1,173,448	$1,163,227	$65,275	$65,631

The Company realized net gains from its trading securities portfolio of $0.8 million and $1.4 million during the three and six months ended June 30, 2014, respectively, and net losses of $1.5 million and $2.7 million during the three and six months ended June 30, 2013, respectively, which are recorded as a component of other noninterest income within the consolidated statements of operations.

Securities with a carrying amount of $1.0 billion (with a fair value of $983.1 million and $938.1 million, respectively) at both June 30, 2014 and December 31, 2013, were pledged to secure public and trust deposits, federal funds purchased and securities sold under agreements to repurchase, and for other purposes as required or permitted by law.

Mortgage-backed securities and collateralized mortgage obligations consist principally of Government National Mortgage Association (“GNMA”), Federal National Mortgage Association (“FNMA”) and Federal Home Loan Mortgage Corporation (“FHLMC”) pass-through and participation certificates. GNMA securities are guaranteed by the full faith and credit of the United States, while FNMA and FHLMC securities are fully guaranteed by those respective United States government-sponsored agencies, and conditionally guaranteed by the full faith and credit of the United States.

At June 30, 2014 and December 31, 2013, NLC had investments on deposit in custody for various state insurance departments with carrying values of $8.6 million and $9.4 million, respectively.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

5. Non-Covered Loans and Allowance for Non-Covered Loan Losses

Non-covered loans refer to loans not covered by the FDIC loss-share agreements. Covered loans are discussed in Note 6 to the consolidated financial statements. Non-covered loans summarized by portfolio segment are as follows (in thousands).

	June 30, 2014	December 31, 2013
Commercial and industrial	$1,681,655	$1,637,266
Real estate	1,586,535	1,457,253
Construction and land development	391,611	364,551
Consumer	55,036	55,576

	3,714,837	3,514,646
Allowance for non-covered loan losses	(36,431)	(33,241)

Total non-covered loans, net of allowance	$3,678,406	$3,481,405

The Bank has lending policies in place with the goal of establishing an asset portfolio that will provide a return on stockholders’ equity sufficient to maintain capital to assets ratios that meet or exceed established regulations. Loans are underwritten with careful consideration of the borrower’s financial condition, the specific purpose of the loan, the primary sources of repayment and any collateral pledged to secure the loan.

Underwriting procedures address financial components based on the size or complexity of the credit. The financial components include, but are not limited to, current and projected cash flows, shock analysis and/or stress testing, and trends in appropriate balance sheet and statement of operations ratios. Collateral analysis includes a complete description of the collateral, as well as determining values, monitoring requirements, loan to value ratios, concentration risk, appraisal requirements and other information relevant to the collateral being pledged. Guarantor analysis includes liquidity and cash flow analysis based on the significance the guarantors are expected to serve as secondary repayment sources. The Bank’s underwriting standards are governed by adherence to its loan policy. The loan policy provides for specific guidelines by portfolio segment, including commercial and industrial, real estate, construction and land development, and consumer loans. Within each individual portfolio segment, permissible and impermissible loan types are explicitly outlined. Within the loan types, minimum requirements for the underwriting factors listed above are provided.

The Bank maintains a loan review department that reviews credit risk in response to both external and internal factors that potentially impact the performance of either individual loans or the overall loan portfolio. The loan review process reviews the creditworthiness of borrowers and determines compliance with the loan policy. The loan review process complements and reinforces the risk identification and assessment decisions made by lenders and credit personnel. Results of these reviews are presented to management and the Bank’s board of directors.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

5. Non-Covered Loans and Allowance for Non-Covered Loan Losses (Continued)

In connection with the PlainsCapital Merger and the FNB Transaction, the Company acquired non-covered loans both with and without evidence of credit quality deterioration since origination. The following table presents the carrying values and the outstanding balances of the non-covered PCI loans (in thousands).

	June 30, 2014	December 31, 2013
Carrying amount	$60,787	$100,392
Outstanding balance	83,534	141,983

Changes in the accretable yield for the non-covered PCI loans were as follows (in thousands).

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Balance, beginning of period	$17,713	$26,246	$17,601	$17,553
Increases in expected cash flows	6,141	141	9,616	12,137
Disposals of loans	(3,581)	(1,806)	(4,184)	(1,832)
Accretion	(8,369)	(4,463)	(11,129)	(7,740)

Balance, end of period	$11,904	$20,118	$11,904	$20,118

The remaining nonaccretable difference for non-covered PCI loans was $24.0 million and $38.6 million at June 30, 2014 and December 31, 2013, respectively.

Impaired loans exhibit a clear indication that the borrower’s cash flow may not be sufficient to meet principal and interest payments, which is generally when a loan is 90 days past due unless the asset is both well secured and in the process of collection.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

5. Non-Covered Loans and Allowance for Non-Covered Loan Losses (Continued)

Non-covered impaired loans include non-accrual loans, troubled debt restructurings (“TDRs”), PCI loans and partially charged-off loans. The amounts shown in following tables include loans accounted for on an individual basis, as well as acquired loans accounted for in pools (“Pooled Loans”). For Pooled Loans, the recorded investment with allowance and the related allowance consider impairment measured at the pool level. Non-covered impaired loans are summarized by class in the following tables (in thousands).

June 30, 2014	Unpaid Contractual Principal Balance	Recorded Investment with No Allowance	Recorded Investment with Allowance	Total Recorded Investment	Related Allowance
Commercial and industrial:
Secured	$50,056	$9,060	$15,514	$24,574	$3,268
Unsecured	5,411	504	—	504	—
Real estate:
Secured by commercial properties	31,715	10,286	14,116	24,402	492
Secured by residential properties	5,896	2,898	1,199	4,097	59
Construction and land development:
Residential construction loans	—	—	—	—	—
Commercial construction loans and land development	17,731	10,313	553	10,866	65
Consumer	6,852	483	2,606	3,089	111

	$117,661	$33,544	$33,988	$67,532	$3,995

December 31, 2013	Unpaid Contractual Principal Balance	Recorded Investment with No Allowance	Recorded Investment with Allowance	Total Recorded Investment	Related Allowance
Commercial and industrial:
Secured	$63,636	$21,540	$17,147	$38,687	$3,126
Unsecured	11,865	336	1,204	1,540	15
Real estate:
Secured by commercial properties	49,437	20,317	16,070	36,387	339
Secured by residential properties	5,407	1,745	1,648	3,393	39
Construction and land development:
Residential construction loans	33	—	—	—	—
Commercial construction loans and land development	48,628	15,337	4,592	19,929	39
Consumer	7,946	4,509	—	4,509	—

	$186,952	$63,784	$40,661	$104,445	$3,558

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

5. Non-Covered Loans and Allowance for Non-Covered Loan Losses (Continued)

Average investment in non-covered impaired loans is summarized by class in the following table (in thousands).

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Commercial and industrial:
Secured	$29,852	$61,715	$31,631	$61,365
Unsecured	865	2,385	1,022	2,697
Real estate:
Secured by commercial properties	27,120	49,687	30,395	51,835
Secured by residential properties	4,541	7,131	3,745	6,446
Construction and land development:
Residential construction loans	—	—	—	354
Commercial construction loans and land development	13,313	26,681	15,398	29,776
Consumer	3,410	69	3,799	72

	$79,101	$147,668	$85,990	$152,545

Non-covered non-accrual loans, excluding those classified as held for sale, are summarized by class in the following table (in thousands).

	June 30, 2014	December 31, 2013
Commercial and industrial:
Secured	$14,258	$15,430
Unsecured	504	1,300
Real estate:
Secured by commercial properties	485	2,638
Secured by residential properties	1,887	398
Construction and land development:
Residential construction loans	—	—
Commercial construction loans and land development	863	112
Consumer	—	—

	$17,997	$19,878

At June 30, 2014 and December 31, 2013, non-covered non-accrual loans included non-covered PCI loans of $11.3 million and $15.8 million, respectively, for which discount accretion has been suspended because the extent and timing of cash flows from these non-covered PCI loans can no longer be reasonably estimated. In addition to the non-covered non-accrual loans in the table above, $3.9 million and $3.5 million of real estate loans secured by residential properties and classified as held for sale were in non-accrual status at June 30, 2014 and December 31, 2013, respectively.

Interest income recorded on non-covered accruing impaired loans and on non-covered non-accrual loans was $1.1 million and $2.5 million for the three and six months ended June 30, 2014, respectively. Interest income recorded on non-covered accruing impaired loans and on non-covered non-accrual loans for the three and six months ended June 30, 2013 was nominal.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

5. Non-Covered Loans and Allowance for Non-Covered Loan Losses (Continued)

The Bank classifies loan modifications as TDRs when it concludes that it has both granted a concession to a debtor and that the debtor is experiencing financial difficulties. Loan modifications are typically structured to create affordable payments for the debtor and can be achieved in a variety of ways. The Bank modifies loans by reducing interest rates and/or lengthening loan amortization schedules. The Bank also reconfigures a single loan into two or more loans (“A/B Note”). The typical A/B Note restructure results in a “bad” loan which is charged off and a “good” loan or loans the terms of which comply with the Bank’s customary underwriting policies. The debt charged off on the “bad” loan is not forgiven to the debtor.

Information regarding TDRs granted is shown in the following tables (in thousands). There were no TDRs granted for the three months ended June 30, 2014. At June 30, 2014, the Bank had no unadvanced commitments to borrowers whose loans have been restructured in TDRs. At December 31, 2013, the Bank had $0.5 million in such unadvanced commitments.

	Recorded Investment in Loans Modified by
Six months ended June 30, 2014	A/B Note	Interest Rate Adjustment	Payment Term Extension	Total Modification
Commercial and industrial:
Secured	$—	$—	$—	$—
Unsecured	—	—	—	—
Real estate:
Secured by commercial properties	—	—	336	336
Secured by residential properties	—	—	258	258
Construction and land development:
Residential construction loans	—	—	—	—
Commercial construction loans and land development	—	—	138	138
Consumer	—	—	—	—

	$—	$—	$732	$732

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

5. Non-Covered Loans and Allowance for Non-Covered Loan Losses (Continued)

Recorded Investment in Loans Modified by
Three months ended June 30, 2013	A/B Note	Interest Rate Adjustment	Payment Term Extension	Total Modification
Commercial and industrial:
Secured	$—	$—	$9,853	$9,853
Unsecured	—	—	—	—
Real estate:
Secured by commercial properties	—	—	—	—
Secured by residential properties	—	—	—	—
Construction and land development:
Residential construction loans	—	—	—	—
Commercial construction loans and land development	—	—	—	—
Consumer	—	—	—	—

	$—	$—	$9,853	$9,853

	Recorded Investment in Loans Modified by
Six months ended June 30, 2013	A/B Note	Interest Rate Adjustment	Payment Term Extension	Total Modification
Commercial and industrial:
Secured	$—	$—	$9,858	$9,858
Unsecured	—	—	—	—
Real estate:
Secured by commercial properties	—	—	272	272
Secured by residential properties	—	—	1,047	1,047
Construction and land development:
Residential construction loans	—	—	—	—
Commercial construction loans and land development	—	—	603	603
Consumer	—	—	—	—

	$—	$—	$11,780	$11,780

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

5. Non-Covered Loans and Allowance for Non-Covered Loan Losses (Continued)

There were no TDRs granted in the twelve months preceding June 30, 2014 and 2013, for which a payment was at least 30 days past due in the three and six months ended June 30, 2014 and 2013, respectively.

An analysis of the aging of the Bank’s non-covered loan portfolio is shown in the following tables (in thousands).

June 30, 2014	Loans Past Due 30 - 59 Days	Loans Past Due 60 - 89 Days	Loans Past Due 90 Days or More	Total Past Due Loans	Current Loans	PCI Loans	Total Loans	Accruing Loans Past Due 90 Days or More
Commercial and industrial:
Secured	$14,705	$891	$1,690	$17,286	$1,545,510	$21,086	$1,583,882	$1
Unsecured	236	45	—	281	97,104	388	97,773	—
Real estate:
Secured by commercial properties	—	—	—	—	1,103,126	23,917	1,127,043	—
Secured by residential properties	482	1,090	467	2,039	455,149	2,304	459,492	—
Construction and land development:
Residential construction loans	2,176	—	—	2,176	68,280	—	70,456	—
Commercial construction loans and land development	998	—	—	998	310,154	10,003	321,155	—
Consumer	241	55	—	296	51,651	3,089	55,036	—

	$18,838	$2,081	$2,157	$23,076	$3,630,974	$60,787	$3,714,837	$1

December 31, 2013	Loans Past Due 30 -59 Days	Loans Past Due 60 - 89 Days	Loans Past Due 90 Days or More	Total Past Due Loans	Current Loans	PCI Loans	Total Loans	Accruing Loans Past Due 90 Days or More
Commercial and industrial:
Secured	$2,171	$277	$1,354	$3,802	$1,492,793	$35,372	$1,531,967	$272
Unsecured	333	9	60	402	103,453	1,444	105,299	59
Real estate:
Secured by commercial properties	192	—	132	324	1,044,437	36,255	1,081,016	—
Secured by residential properties	1,045	36	203	1,284	371,958	2,995	376,237	203
Construction and land development:
Residential construction loans	415	—	—	415	64,664	—	65,079	—
Commercial construction loans and land development	41	881	112	1,034	278,621	19,817	299,472	—
Consumer	201	60	—	261	50,806	4,509	55,576	—

	$4,398	$1,263	$1,861	$7,522	$3,406,732	$100,392	$3,514,646	$534

Management tracks credit quality trends on a quarterly basis related to: (i) past due levels, (ii) non-performing asset levels, (iii) classified loan levels, (iv) net charge-offs, and (v) general economic conditions in the state and local markets.

The Bank utilizes a risk grading matrix to assign a risk grade to each of the loans in its portfolio. A risk rating is assigned based on an assessment of the borrower’s management, collateral position, financial capacity, and economic factors. The general characteristics of the various risk grades are described below.

Pass—“Pass” loans present a range of acceptable risks to the Bank. Loans that would be considered virtually risk-free are rated Pass—low risk. Loans that exhibit sound standards based on the grading factors above and present a reasonable risk to the Bank are rated Pass—normal risk. Loans that exhibit a minor weakness in one or more of the grading criteria but still present an acceptable risk to the Bank are rated Pass—high risk.

Special Mention—“Special Mention” loans have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in a deterioration of the

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

5. Non-Covered Loans and Allowance for Non-Covered Loan Losses (Continued)

repayment prospects for the loans and weaken the Bank’s credit position at some future date. Special Mention loans are not adversely classified and do not expose the Bank to sufficient risk to require adverse classification.

Substandard—“Substandard” loans are inadequately protected by the current sound worth and paying capacity of the obligor or the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Many substandard loans are considered impaired.

PCI—“PCI” loans exhibited evidence of credit deterioration at acquisition that made it probable that all contractually required principal payments would not be collected.

The following tables present the internal risk grades of non-covered loans, as previously described, in the portfolio by class (in thousands).

June 30, 2014	Pass	Special Mention	Substandard	PCI	Total
Commercial and industrial:
Secured	$1,522,487	$18,277	$22,032	$21,086	$1,583,882
Unsecured	97,118	—	267	388	97,773
Real estate:
Secured by commercial properties	1,097,299	4,369	1,458	23,917	1,127,043
Secured by residential properties	451,931	—	5,257	2,304	459,492
Construction and land development:
Residential construction loans	70,456	—	—	—	70,456
Commercial construction loans and land development	309,614	274	1,264	10,003	321,155
Consumer	51,898	—	49	3,089	55,036

	$3,600,803	$22,920	$30,327	$60,787	$3,714,837

December 31, 2013	Pass	Special Mention	Substandard	PCI	Total
Commercial and industrial:
Secured	$1,450,734	$16,840	$29,021	$35,372	$1,531,967
Unsecured	103,674	12	169	1,444	105,299
Real estate:
Secured by commercial properties	1,038,930	4,436	1,395	36,255	1,081,016
Secured by residential properties	367,758	—	5,484	2,995	376,237
Construction and land development:
Residential construction loans	65,079	—	—	—	65,079
Commercial construction loans and land development	275,808	3,384	463	19,817	299,472
Consumer	51,052	1	14	4,509	55,576

	$3,353,035	$24,673	$36,546	$100,392	$3,514,646

The allowance for loan losses is a reserve established through a provision for loan losses charged to expense, which represents management’s best estimate of probable losses inherent in the existing

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

5. Non-Covered Loans and Allowance for Non-Covered Loan Losses (Continued)

portfolio of loans. Management has responsibility for determining the level of the allowance for loan losses, subject to review by the Audit Committee of the Company’s Board of Directors and the Loan Review Committee of the Bank’s board of directors.

It is management’s responsibility at the end of each quarter, or more frequently as deemed necessary, to analyze the level of the allowance for loan losses to ensure that it is appropriate for the estimated credit losses in the portfolio consistent with the Interagency Policy Statement on the Allowance for Loan and Lease Losses and the Receivables and Contingencies Topics of the ASC. Estimated credit losses are the probable current amount of loans that the Company will be unable to collect given facts and circumstances as of the evaluation date. When management determines that a loan or portion thereof is uncollectible, the loan, or portion thereof, is charged off against the allowance for loan losses, or for acquired loans accounted for in pools, charged against the pool discount. Recoveries on charge-offs that occurred prior to the PlainsCapital Merger represent contractual cash flows not expected to be collected and are recorded as accretion income. Recoveries on loans charged-off subsequent to the PlainsCapital Merger are credited to the allowance for loan loss, except for recoveries on loans accounted for in pools, which are credited to the pool discount. The Bank’s loan portfolio is designated into two populations: acquired loans and originated loans. The allowance for loan losses is calculated separately for acquired and originated loans.

Originated Loans

The Company has developed a methodology that seeks to determine an allowance within the scope of the Receivables and Contingencies Topics of the ASC. Each of the loans that has been determined to be impaired is within the scope of the Receivables Topic. Impaired loans that are equal to or greater than $0.5 million are individually evaluated for impairment using one of three impairment measurement methods as of the evaluation date: (1) the present value of expected future discounted cash flows on the loan, (2) the loan’s observable market price, or (3) the fair value of the collateral if the loan is collateral dependent. Specific reserves are provided in the estimate of the allowance based on the measurement of impairment under these three methods, except for collateral dependent loans, which require the fair value method. All non-impaired loans are within the scope of the Contingencies Topic. Estimates of loss for the Contingencies Topic are calculated based on historical loss, adjusted for qualitative or environmental factors. The Bank uses a rolling three year average net loss rate to calculate historical loss factors. The analysis is conducted by call report category, and further disaggregates commercial and industrial loans by collateral type. The analysis considers charge-offs and recoveries in determining the loss rate; therefore net charge-off experience is used. The historical loss calculation for the quarter is calculated by dividing the current quarter net charge-offs for each loan category by the quarter ended loan category balance. The Bank utilizes a weighted average loss rate to better represent recent trends. The Bank weights the most recent four quarter average at 120% versus the oldest four quarters at 80%.

While historical loss experience provides a reasonable starting point for the analysis, historical losses are not the sole basis upon which the Company determines the appropriate level for the allowance for loan losses. Management considers recent qualitative or environmental factors that are likely to cause estimated credit losses associated with the existing portfolio to differ from historical loss experience, including but not limited to:

•	changes in the volume and severity of past due, nonaccrual and classified loans;

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

5. Non-Covered Loans and Allowance for Non-Covered Loan Losses (Continued)

•	changes in the nature, volume and terms of loans in the portfolio;

•	changes in lending policies and procedures;

•	changes in economic and business conditions and developments that affect the collectability of the portfolio;

•	changes in lending management and staff;

•	changes in the loan review system and the degree of oversight by the Bank’s board of directors; and

•	any concentrations of credit and changes in the level of such concentrations.

Changes in the volume and severity of past due, nonaccrual and classified loans, as well as changes in the nature, volume and terms of loans in the portfolio are key indicators of changes that could indicate a necessary adjustment to the historical loss factors. The magnitude of the impact of these factors on our qualitative assessment of the allowance for loan loss changes from quarter to quarter.

The loan review program is designed to identify and monitor problem loans by maintaining a credit grading process, requiring that timely and appropriate changes be made to reviewed loans and coordinating the delivery of the information necessary to assess the appropriateness of the allowance for loan losses. Loans are evaluated for impaired status when: (i) payments on the loan are delayed, typically by 90 days or more (unless the loan is both well secured and in the process of collection), (ii) the loan becomes classified, (iii) the loan is being reviewed in the normal course of the loan review scope, or (iv) the loan is identified by the servicing officer as a problem.

Homogeneous loans, such as consumer installment loans, residential mortgage loans and home equity loans, are not individually reviewed and are generally risk graded at the same levels. The risk grade and reserves are established for each homogeneous pool of loans based on the expected net charge-offs from current trends in delinquencies, losses or historical experience and general economic conditions. At June 30, 2014 and December 31, 2013, there were no material delinquencies in these types of loans.

Acquired Loans

Loans acquired in a business combination are recorded at their estimated fair value on their purchase date and with no carryover of the related allowance for loan losses. Loans without evidence of credit impairment at acquisition are subsequently evaluated for any required allowance at each reporting date. An allowance for loan losses is calculated using a methodology similar to that described above for originated loans. The allowance as determined for each loan collateral type is compared to the remaining fair value discount for that loan collateral type. If greater, the excess is recognized as an addition to the allowance through a provision for loan losses. If less than the discount, no additional allowance is recorded. Charge-offs and losses first reduce any remaining fair value discount for the loan and once the discount is depleted, losses are applied against the allowance established for that loan.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

5. Non-Covered Loans and Allowance for Non-Covered Loan Losses (Continued)

PCI loans acquired in the PlainsCapital Merger are accounted for on an individual loan basis, while PCI loans acquired in the FNB Transaction are accounted for both in pools and at the individual loan level. Cash flows expected to be collected are recast quarterly for each loan or pool. These evaluations require the continued use and updating of key assumptions and estimates such as default rates, loss severity given default and prepayment speed assumptions, similar to those used for the initial fair value estimate. Management judgment must be applied in developing these assumptions. If expected cash flows for a loan or pool decreases, an increase in the allowance for loan losses is made through a charge to the provision for loan losses. If expected cash flows for a loan or pool increase, any previously established allowance for loan losses is reversed and any remaining difference increases the accretable yield which will be taken into income over the remaining life of the loan.

The allowance is subject to regulatory examinations and determinations as to appropriateness, which may take into account such factors as the methodology used to calculate the allowance and the size of the allowance.

Changes in the allowance for non-covered loan losses, distributed by portfolio segment, are shown below (in thousands).

Three months ended June 30, 2014	Commercial and Industrial	Real Estate	Construction and Land Development	Consumer	Total
Balance, beginning of period	$16,726	$9,682	$8,096	$141	$34,645
Provision charged to operations	3,631	306	(51)	197	4,083
Loans charged off	(2,924)	(72)	—	(85)	(3,081)
Recoveries on charged off loans	629	82	41	32	784

Balance, end of period	$18,062	$9,998	$8,086	$285	$36,431

Six months ended June 30, 2014	Commercial and Industrial	Real Estate	Construction and Land Development	Consumer	Total
Balance, beginning of period	$16,865	$8,331	$7,957	$88	$33,241
Provision charged to operations	3,574	1,625	(34)	306	5,471
Loans charged off	(3,731)	(72)	—	(159)	(3,962)
Recoveries on charged off loans	1,354	114	163	50	1,681

Balance, end of period	$18,062	$9,998	$8,086	$285	$36,431

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

5. Non-Covered Loans and Allowance for Non-Covered Loan Losses (Continued)

Three months ended June 30, 2013	Commercial and Industrial	Real Estate	Construction and Land Development	Consumer	Total
Balance, beginning of period	$8,812	$3,522	$4,286	$17	$16,637
Provision charged to operations	6,729	1,820	2,720	20	11,289
Loans charged off	(3,656)	(65)	—	(15)	(3,736)
Recoveries on charged off loans	1,921	62	44	20	2,047

Balance, end of period	$13,806	$5,339	$7,050	$42	$26,237

Six months ended June 30, 2013	Commercial and Industrial	Real Estate	Construction and Land Development	Consumer	Total
Balance, beginning of period	$1,845	$977	$582	$5	$3,409
Provision charged to operations	13,640	4,257	6,317	80	24,294
Loans charged off	(4,094)	(96)	—	(71)	(4,261)
Recoveries on charged off loans	2,415	201	151	28	2,795

Balance, end of period	$13,806	$5,339	$7,050	$42	$26,237

The non-covered loan portfolio was distributed by portfolio segment and impairment methodology as shown below (in thousands).

June 30, 2014	Commercial and Industrial	Real Estate	Construction and Land Development	Consumer	Total
Loans individually evaluated for impairment	$2,487	$1,973	$863	$—	$5,323
Loans collectively evaluated for impairment	1,657,694	1,558,341	380,745	51,947	3,648,727
PCI Loans	21,474	26,221	10,003	3,089	60,787

	$1,681,655	$1,586,535	$391,611	$55,036	$3,714,837

December 31, 2013	Commercial and Industrial	Real Estate	Construction and Land Development	Consumer	Total
Loans individually evaluated for impairment	$2,273	$373	$112	$—	$2,758
Loans collectively evaluated for impairment	1,598,177	1,417,630	344,622	51,067	3,411,496
PCI Loans	36,816	39,250	19,817	4,509	100,392

	$1,637,266	$1,457,253	$364,551	$55,576	$3,514,646

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

5. Non-Covered Loans and Allowance for Non-Covered Loan Losses (Continued)

The allowance for non-covered loan losses was distributed by portfolio segment and impairment methodology as shown below (in thousands).

June 30, 2014	Commercial and Industrial	Real Estate	Construction and Land Development	Consumer	Total
Loans individually evaluated for impairment	$421	$—	$—	$—	$421
Loans collectively evaluated for impairment	14,794	9,447	8,021	174	32,436
PCI Loans	2,847	551	65	111	3,574

	$18,062	$9,998	$8,086	$285	$36,431

December 31, 2013	Commercial and Industrial	Real Estate	Construction and Land Development	Consumer	Total
Loans individually evaluated for impairment	$421	$—	$—	$—	$421
Loans collectively evaluated for impairment	13,724	7,953	7,918	88	29,683
PCI Loans	2,720	378	39	—	3,137

	$16,865	$8,331	$7,957	$88	$33,241

6. Covered Assets and Indemnification Asset

As discussed in Note 2 to the consolidated financial statements, the Bank assumed substantially all of the liabilities, including all of the deposits, and acquired substantially all of the assets of FNB in an FDIC-assisted transaction on September 13, 2013. Pursuant to the loss-share agreements, the FDIC has agreed to reimburse the Bank the following amounts with respect to the covered assets: (i) 80% of losses on the first $240.4 million of losses incurred; (ii) 0% of losses in excess of $240.4 million up to and including $365.7 million of losses incurred; and (iii) 80% of losses in excess of $365.7 million of losses incurred. The Bank has also agreed to reimburse the FDIC for any subsequent recoveries. The loss-share agreements for commercial and single family residential loans are in effect for 5 years and 10 years, respectively, from the Bank Closing Date, and the loss recovery provisions to the FDIC are in effect for 8 years and 10 years, respectively, from the Bank Closing Date. The asset arising from the loss-share agreements, which we refer to as the “FDIC Indemnification Asset,” is measured separately from the covered loan portfolio because the agreements are not contractually embedded in the covered loans and are not transferable should the Bank choose to dispose of the covered loans.

In accordance with the loss-share agreements, the Bank may be required to make a “true-up” payment to the FDIC approximately ten years following the Bank Closing Date if the FDIC’s initial estimate of losses on covered assets is greater than the actual realized losses. The “true-up” payment is calculated using a defined formula set forth in the P&A Agreement.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

6. Covered Assets and Indemnification Asset (Continued)

Covered Loans and Allowance for Covered Loan Losses

Loans acquired in a FDIC-assisted acquisition that are subject to a loss-share agreement are referred to as “covered loans” and reported separately in the consolidated balance sheets. Covered loans are reported exclusive of the cash flow reimbursements that may be received from the FDIC.

The Bank’s portfolio of acquired covered loans had a fair value of $1.1 billion as of the Bank Closing Date, with no carryover of any allowance for loan losses. Acquired covered loans were preliminarily segregated between those considered to be PCI loans and those without credit impairment at acquisition.

In connection with the FNB Transaction, the Bank acquired loans both with and without evidence of credit quality deterioration since origination. The Company’s accounting policies for acquired covered loans, including covered PCI loans, are consistent with that of acquired non-covered loans, as described in Note 5 to the consolidated financial statements. The Company has established under its PCI accounting policy a framework to aggregate certain acquired covered loans into various loan pools based on a minimum of two layers of common risk characteristics for the purpose of determining their respective fair values as of their acquisition dates, and for applying the subsequent recognition and measurement provisions for income accretion and impairment testing.

The following table presents the carrying value of the covered loans summarized by portfolio segment (in thousands).

	June 30, 2014	December 31, 2013
Commercial and industrial	$50,016	$66,943
Real estate	698,225	787,982
Construction and land development	96,772	151,444
Consumer	—	—

Total covered loans	845,013	1,006,369
Allowance for covered loans	(4,115)	(1,061)

Total covered loans, net of allowance	$840,898	$1,005,308

The following table presents the carrying value and the outstanding contractual balance of the covered PCI loans (in thousands).

	June 30, 2014	December 31, 2013
Carrying amount	$595,218	$729,156
Outstanding balance	874,589	1,022,514

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

6. Covered Assets and Indemnification Asset (Continued)

Changes in the accretable yield for the covered PCI loans were as follows (in thousands).

	Three Months Ended	Six Months Ended
	June 30, 2014	June 30, 2014
Balance, beginning of period	$176,469	$156,548
Increases in expected cash flows	26,871	57,581
Transfer of loans to covered OREO	111	5,372
Accretion	(17,310)	(33,360)

Balance, end of period	$186,141	$186,141

The remaining nonaccretable difference for covered PCI loans was $389.7 million and $517.9 million at June 30, 2014 and December 31, 2013, respectively.

Covered impaired loans include non-accrual loans, TDRs, PCI loans and partially charged-off loans. Substantially all covered impaired loans are PCI loans. The amounts shown in following tables include Pooled Loans, as well as loans accounted for on an individual basis. For Pooled Loans, the recorded investment with allowance and the related allowance consider impairment measured at the pool level. Covered impaired loans are summarized by class in the following tables (in thousands).

June 30, 2014	Unpaid Contractual Principal Balance	Recorded Investment with No Allowance	Recorded Investment with Allowance	Total Recorded Investment	Related Allowance
Commercial and industrial:
Secured	$32,119	$11,877	$7,051	$18,928	$108
Unsecured	16,091	3,124	5,284	8,408	883
Real estate:
Secured by commercial properties	480,651	221,909	93,668	315,577	1,186
Secured by residential properties	269,049	159,048	16,820	175,868	1,355
Construction and land development:
Residential construction loans	4,929	1,905	1,170	3,075	5
Commercial construction loans and land development	137,053	65,337	13,246	78,583	377
Consumer	—	—	—	—	—

	$939,892	$463,200	$137,239	$600,439	$3,914

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

6. Covered Assets and Indemnification Asset (Continued)

December 31, 2013	Unpaid Contractual Principal Balance	Recorded Investment with No Allowance	Recorded Investment with Allowance	Total Recorded Investment	Related Allowance
Commercial and industrial:
Secured	$43,957	$28,611	$—	$28,611	$—
Unsecured	16,280	9,008	882	9,890	882
Real estate:
Secured by commercial properties	528,825	365,346	—	365,346	—
Secured by residential properties	289,094	199,581	—	199,581	—
Construction and land development:
Residential construction loans	8,920	5,280	—	5,280	—
Commercial construction loans and land development	183,117	121,363	—	121,363	—
Consumer	—	—	—	—	—

	$1,070,193	$729,189	$882	$730,071	$882

Average investment in covered impaired loans is summarized by class in the following table (in thousands).

	Three Months Ended June 30, 2014	Six Months Ended June 30, 2014
Commercial and industrial:
Secured	$20,585	$23,770
Unsecured	8,688	9,149
Real estate:
Secured by commercial properties	327,508	340,462
Secured by residential properties	182,264	187,725
Construction and land development:
Residential construction loans	3,669	4,178
Commercial construction loans and land development	84,800	99,973
Consumer	—	—

	$627,514	$665,257

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

6. Covered Assets and Indemnification Asset (Continued)

Covered non-accrual loans, excluding those classified as held for sale, are summarized by class in the following table (in thousands).

	June 30, 2014	December 31, 2013
Commercial and industrial:
Secured	$1,141	$91
Unsecured	954	882
Real estate:
Secured by commercial properties	10,910	40
Secured by residential properties	1,710	209
Construction and land development:
Residential construction loans	1,905	575
Commercial construction loans and land development	14	—
Consumer	—	—

	$16,634	$1,797

At June 30, 2014, covered non-accrual loans included covered PCI loans of $11.4 million for which discount accretion has been suspended because the extent and timing of cash flows from these covered PCI loans can no longer be reasonably estimated.

Interest income recorded on covered accruing impaired loans and on covered non-accrual loans for the three and six months ended June 30, 2014 was nominal. Except as noted above, covered PCI loans are considered to be performing due to the application of the accretion method. Additionally, no acquired covered performing loans have been modified in a TDR.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

6. Covered Assets and Indemnification Asset (Continued)

An analysis of the aging of the Bank’s covered loan portfolio is shown in the following tables (in thousands).

June 30, 2014	Loans Past Due 30 - 59 Days	Loans Past Due 60 - 89 Days	Loans Past Due 90 Days or More	Total Past Due Loans	Current Loans	PCI Loans	Total Loans	Accruing Loans Past Due 90 Days or More
Commercial and industrial:
Secured	$—	$915	$226	$1,141	$21,293	$17,787	$40,221	$—
Unsecured	1,000	—	71	1,071	387	8,337	9,795	—
Real estate:
Secured by commercial properties	580	100	609	1,289	56,520	315,197	373,006	229
Secured by residential properties	1,298	764	1,137	3,199	147,862	174,158	325,219	43
Construction and land development:
Residential construction loans	—	—	1,905	1,905	1,093	1,170	4,168	—
Commercial construction loans and land development	57	227	—	284	13,751	78,569	92,604	—
Consumer	—	—	—	—	—	—	—	—

	$2,935	$2,006	$3,948	$8,889	$240,906	$595,218	$845,013	$272

December 31, 2013	Loans Past Due 30 - 59 Days	Loans Past Due 60 - 89 Days	Loans Past Due 90 Days or More	Total Past Due Loans	Current Loans	PCI Loans	Total Loans	Accruing Loans Past Due 90 Days or More
Commercial and industrial:
Secured	$3,904	$10	$81	$3,995	$20,918	$28,520	$53,433	$—
Unsecured	10	259	—	269	3,351	9,890	13,510	—
Real estate:
Secured by commercial properties	999	—	40	1,039	63,780	365,306	430,125	—
Secured by residential properties	1,679	678	209	2,566	155,919	199,372	357,857	—
Construction and land development:
Residential construction loans	1,861	—	576	2,437	5,026	4,705	12,168	—
Commercial construction loans and land development	244	20	—	264	17,649	121,363	139,276	—
Consumer	—	—	—	—	—	—	—	—

	$8,697	$967	$906	$10,570	$266,643	$729,156	$1,006,369	$—

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

6. Covered Assets and Indemnification Asset (Continued)

The Bank assigns a risk grade to each of its covered loans in a manner consistent with the existing loan review program and risk grading matrix used for non-covered loans, as described in Note 5 to the consolidated financial statements. The following tables present the internal risk grades of covered loans in the portfolio by class (in thousands).

June 30, 2014	Pass	Special Mention	Substandard	PCI	Total
Commercial and industrial:
Secured	$15,233	$—	$7,201	$17,787	$40,221
Unsecured	156	—	1,302	8,337	9,795
Real estate:
Secured by commercial properties	47,299	1,681	8,829	315,197	373,006
Secured by residential properties	143,451	—	7,610	174,158	325,219
Construction and land development:
Residential construction loans	1,093	—	1,905	1,170	4,168
Commercial construction loans and land development	11,527	—	2,508	78,569	92,604
Consumer	—	—	—	—	—

	$218,759	$1,681	$29,355	$595,218	$845,013

December 31, 2013	Pass	Special Mention	Substandard	PCI	Total
Commercial and industrial:
Secured	$24,152	$—	$761	$28,520	$53,433
Unsecured	3,040	—	580	9,890	13,510
Real estate:
Secured by commercial properties	59,343	3,310	2,166	365,306	430,125
Secured by residential properties	155,439	—	3,046	199,372	357,857
Construction and land development:
Residential construction loans	6,087	—	1,376	4,705	12,168
Commercial construction loans and land development	17,806	—	107	121,363	139,276
Consumer	—	—	—	—	—

	$265,867	$3,310	$8,036	$729,156	$1,006,369

The Bank’s impairment methodology for the covered loans is consistent with that of non-covered loans as discussed in Note 5 to the consolidated financial statements. To the extent there is experienced or projected credit deterioration on the acquired covered loan pools subsequent to amounts estimated at the previous quarterly recast date and expected cash flows for a loan or pool decreases, an increase in the allowance for loan losses is made through a charge to the provision for loan losses. If expected cash flows for a loan or pool increase, any previously established allowance for loan losses is reversed and any remaining difference increases the accretable yield which will be taken into income over the remaining life of the loan. Additionally, provision for credit losses will be recorded on advances on covered loans subsequent to the acquisition date in a manner consistent with the allowance for non-covered loan losses.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

6. Covered Assets and Indemnification Asset (Continued)

Changes in the allowance for covered loan losses, distributed by portfolio segment, are shown below (in thousands).

Three months ended June 30, 2014	Commercial and Industrial	Real Estate	Construction and Land Development	Consumer	Total
Balance, beginning of period	$932	$1,696	$37	$—	$2,665
Provision charged to operations	214	855	381	—	1,450
Loans charged off	—	—	—	—	—
Recoveries on charged off loans	—	—	—	—	—

Balance, end of period	$1,146	$2,551	$418	$—	$4,115

Six months ended June 30, 2014	Commercial and Industrial	Real Estate	Construction and Land Development	Consumer	Total
Balance, beginning of period	$1,053	$8	$—	$—	$1,061
Provision charged to operations	184	2,587	533	—	3,304
Loans charged off	(91)	(44)	(115)	—	(250)
Recoveries on charged off loans	—	—	—	—	—

Balance, end of period	$1,146	$2,551	$418	$—	$4,115

The covered loan portfolio was distributed by portfolio segment and impairment methodology as shown below (in thousands).

June 30, 2014	Commercial and Industrial	Real Estate	Construction and Land Development	Consumer	Total
Loans individually evaluated for impairment	$915	$—	$801	$—	$1,716
Loans collectively evaluated for impairment	22,977	208,870	16,232	—	248,079
PCI Loans	26,124	489,355	79,739	—	595,218

	$50,016	$698,225	$96,772	$—	$845,013

December 31, 2013	Commercial and Industrial	Real Estate	Construction and Land Development	Consumer	Total
Loans individually evaluated for impairment	$—	$—	$—	$—	$—
Loans collectively evaluated for impairment	28,533	223,304	25,376	—	277,213
PCI Loans	38,410	564,678	126,068	—	729,156

	$66,943	$787,982	$151,444	$—	$1,006,369

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

6. Covered Assets and Indemnification Asset (Continued)

The allowance for covered loan losses was distributed by portfolio segment and impairment methodology as shown below (in thousands).

June 30, 2014	Commercial and Industrial	Real Estate	Construction and Land Development	Consumer	Total
Loans individually evaluated for impairment	$—	$—	$—	$—	$—
Loans collectively evaluated for impairment	155	10	36	—	201
PCI Loans	991	2,541	382	—	3,914

	$1,146	$2,551	$418	$—	$4,115

December 31, 2013	Commercial and Industrial	Real Estate	Construction and Land Development	Consumer	Total
Loans individually evaluated for impairment	$—	$—	$—	$—	$—
Loans collectively evaluated for impairment	171	8	—	—	179
PCI Loans	882	—	—	—	882

	$1,053	$8	$—	$—	$1,061

Covered Other Real Estate Owned

A summary of the activity in covered OREO is as follows (in thousands).

	Three Months Ended	Six Months Ended
	June 30, 2014	June 30, 2014
Balance, beginning of period	$152,310	$142,833
Additions to covered OREO	8,802	31,992
Dispositions of covered OREO	(16,410)	(29,692)
Valuation adjustments in the period	(2,528)	(2,959)

Balance, end of period	$142,174	$142,174

FDIC Indemnification Asset

A summary of the activity in the FDIC Indemnification Asset is as follows (in thousands).

	Three Months Ended	Six Months Ended
	June 30, 2014	June 30, 2014
Balance, beginning of period	$188,736	$188,291
FDIC Indemnification Asset accretion (amortization)	490	1,847
Transfers to due from FDIC and other	(14,112)	(15,024)

Balance, end of period	$175,114	$175,114

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

7. Mortgage Servicing Rights

The following tables present the changes in fair value of the Company’s MSR and other information related to our serviced portfolio (dollars in thousands).

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Balance, beginning of period	$29,939	$4,430	$20,149	$2,080
Additions	7,376	2,180	14,808	4,305
Sales	—	—	—	—
Changes in fair value:
Due to changes in model inputs or assumptions(1)	(1,113)	608	1,651	907
Due to customer payments	(325)	(107)	(731)	(181)

Balance, end of period	$35,877	$7,111	$35,877	$7,111

	June 30,	December 31,
	2014	2013
Mortgage loans serviced for others	$3,300,871	$1,965,883
MSR as a percentage of serviced mortgage loans	1.09%	1.02%

(1)	Primarily represents changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates and the refinement of other MSR model assumptions.

The key assumptions used in measuring the fair value of the Company’s MSR were as follows.

	June 30,	December 31,
	2014	2013
Weighted average constant prepayment rate	10.32%	9.72%
Weighted average discount rate	11.11%	12.37%
Weighted average life (in years)	7.2	7.6

A sensitivity analysis of the fair value of the Company’s MSR to certain key assumptions is presented in the following table (in thousands).

	June 30,	December 31,
	2014	2013
Constant prepayment rate:
Impact of 10% adverse change	$(961)	$(601)
Impact of 20% adverse change	(1,855)	(1,170)
Discount rate:
Impact of 100 basis point adverse change	(1,039)	(631)
Impact of 200 basis point adverse change	(1,994)	(1,236)

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

7. Mortgage Servicing Rights (Continued)

This sensitivity analysis presents the effect of hypothetical changes in key assumptions on the fair value of the MSR. The effect of such hypothetical change in assumptions generally cannot be extrapolated because the relationship of the change in one key assumption to the change in the fair value of the MSR is not linear. In addition, in the analysis, the impact of an adverse change in one key assumption is calculated independent of any impact on other assumptions. In reality, changes in one assumption may change another assumption.

Contractually specified servicing fees, late fees and ancillary fees earned of $2.8 million and $0.6 million during the three months ended June 30, 2014 and 2013, respectively, and $5.0 million and $0.9 million during the six months ended June 30, 2014 and 2013, respectively, were included in other noninterest income within the consolidated statements of operations.

8. Deposits

Deposits are summarized as follows (in thousands).

	June 30,	December 31,
	2014	2013
Noninterest-bearing demand	$1,829,072	$1,773,749
Interest-bearing:
NOW accounts	1,143,753	1,083,596
Money market	857,208	878,578
Brokered—money market	102,228	276,760
Demand	78,133	47,636
Savings	259,540	357,325
Time	1,753,292	2,110,947
Brokered—time	132,084	194,327

	$6,155,310	$6,722,918

9. Short-term Borrowings

Short-term borrowings are summarized as follows (in thousands).

	June 30,	December 31,
	2014	2013
Federal funds purchased	$205,425	$137,225
Securities sold under agreements to repurchase	129,768	107,462
Federal Home Loan Bank notes	750,000	—
Short-term bank loans	102,000	97,400

	$1,187,193	$342,087

Federal funds purchased and securities sold under agreements to repurchase generally mature daily, on demand, or on some other short-term basis. The Bank and FSC execute transactions to sell securities under agreements to repurchase with both customers and broker-dealers. Securities involved in these transactions are held by the Bank, FSC or the dealer.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

9. Short-term Borrowings (Continued)

Information concerning federal funds purchased and securities sold under agreements to repurchase is shown in the following tables (dollars in thousands).

	Six Months Ended June 30,
	2014	2013
Average balance during the period	$331,142	$304,418
Average interest rate during the period	0.17%	0.20%

	June 30, 2014	December 31, 2013
Average interest rate at end of period	0.11%	0.16%
Securities underlying the agreements at end of period:
Carrying value	$174,772	$144,991
Estimated fair value	$171,946	$138,719

Federal Home Loan Bank (“FHLB”) notes mature over terms not exceeding 365 days and are collateralized by FHLB Dallas stock, nonspecified real estate loans and certain specific commercial real estate loans. Other information regarding FHLB notes is shown in the following tables (dollars in thousands).

	Six Months Ended June 30,
	2014	2013
Average balance during the period	$137,159	$147,241
Average interest rate during the period	0.14%	0.12%

	June 30, 2014	December 31, 2013
Average interest rate at end of period	0.15%	—

FSC uses short-term bank loans periodically to finance securities owned, margin loans to customers and correspondents, and underwriting activities. Interest on the borrowings varies with the federal funds rate. The weighted average interest rate on the borrowings at June 30, 2014 and December 31, 2013 was 1.12% and 1.15%, respectively.

10. Income Taxes

The Company applies an estimated annual effective rate to interim period pre-tax income to calculate the income tax provision for the quarter in accordance with the principal method prescribed by the accounting guidance established for computing income taxes in interim periods. The Company’s effective rate was 36.2% and 37.0% for the three months ended June 30, 2014 and 2013, respectively, and 36.2% and 36.7% for the six months ended June 30, 2014 and 2013, respectively.

GAAP requires the measurement of uncertain tax positions. Uncertain tax positions are the difference between a tax position taken, or expected to be taken in a tax return, and the benefit recognized for accounting purposes. There were no uncertain tax positions at June 30, 2014 and December 31, 2013.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

10. Income Taxes (Continued)

The Company files income tax returns in U.S. federal and several U.S. state jurisdictions. The Company is subject to tax audits in numerous jurisdictions in the U.S. until the applicable statute of limitations expires. Excluding those entities acquired as a part of the PlainsCapital Merger, the Company has been examined by U.S. tax authorities for U.S. federal income tax years prior to 2010, and is under no federal or state tax audits at June 30, 2014. PlainsCapital has been examined by U.S. tax authorities for U.S. federal income tax years prior to 2011, and is under no federal or state tax audits at June 30, 2014.

For the majority of tax jurisdictions, the Company is no longer subject to federal, state or local income tax examinations by tax authorities for years prior to 2010.

11. Commitments and Contingencies

Legal Matters

The Company is subject to loss contingencies related to litigation, claims, investigations and legal and administrative cases and proceedings arising in the ordinary course of business. The Company evaluates these contingencies based on information currently available, including advice of counsel. The Company establishes accruals for those matters when a loss contingency is considered probable and the related amount is reasonably estimable. Any accruals are periodically reviewed and may be adjusted as circumstances change. Some of the Company’s exposure with respect to loss contingencies may be offset by applicable insurance coverage. In determining the amounts of any accruals or estimates of possible loss contingencies however, the Company does not take into account the availability of insurance coverage. When it is practicable, the Company estimates loss contingencies for possible litigation and claims, whether or not there is an accrued probable loss. When the Company is able to estimate such possible losses, and when it estimates that it is reasonably possible it could incur losses, in excess of amounts accrued, the Company is required to make a disclosure of the aggregate estimation. However, as available information changes, the matters for which the Company is able to estimate, as well as the estimates themselves will be adjusted, accordingly.

Assessments of litigation and claims exposures are difficult due to many factors that involve inherent unpredictability. Those factors include the following: the varying stages of the proceedings, particularly in the early stages; unspecified, unsupported, or uncertain damages; damages other than compensatory, such as punitive damages; a matter presenting meaningful legal uncertainties, including novel issues of law; multiple defendants and jurisdictions; whether discovery has begun or not or discovery is not complete; meaningful settlement discussions have not commenced; and whether the claim involves a class action and if so, how the class is defined. As a result of some of these factors, the Company may be unable to estimate reasonably possible losses with respect to some or all of the pending and threatened litigation and claims asserted against the Company.

Each of Hilltop, Peruna LLC (wholly owned subsidiary of Hilltop), SWS and the individual members of the board of directors of SWS have been named as defendants in two purported stockholder class action lawsuits arising out of the pending merger. Both lawsuits were filed in Delaware Chancery Court (Joseph Arceri v. SWS Group, Inc. et al and Chaile Steinberg v. SWS Group, Inc. et al filed April 8, 2014 and April 11, 2014, respectively). On May 13, 2014, the Delaware Chancery Court consolidated the two actions for all purposes. On June 10, 2014, plaintiffs filed a

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

11. Commitments and Contingencies (Continued)

consolidated amended complaint. The complaint generally alleges, among other things, that the SWS board of directors breached its fiduciary duties to stockholders by failing to take steps to maximize stockholder value or to engage in a fair sale process before approving the merger and by making incomplete or misleading disclosures, and that the other defendants aided and abetted such breaches of fiduciary duty. The complaints allege, among other things, that the SWS board of directors labored under conflicts of interest, and that certain provisions of the merger agreement unduly restrict SWS’s ability to negotiate with other potential bidders. The complaints seek relief that includes, among other things, an injunction prohibiting the consummation of the merger, rescission to the extent the merger terms have already been implemented, damages for the alleged breaches of fiduciary duty, and the payment of plaintiffs’ attorneys’ fees and costs. On June 16, 2014, plaintiffs moved for a preliminary injunction prohibiting the consummation of the merger, and for expedited proceedings in connection therewith. Hilltop believes that the claims are without merit and intends to vigorously defend against these actions.

The Company is involved in information-gathering requests and investigations (both formal and informal), as well as reviews, examinations and proceedings (collectively, “Inquiries”) by various governmental regulatory agencies, law enforcement authorities and self-regulatory bodies regarding its business, business practices and policies, as well as the conduct of persons with whom it does business. Additional Inquiries will arise from time to time. In connection with those Inquiries, the Company receives document requests, subpoenas and other requests for information. The Inquiries, including the Inquiry described below, could develop into administrative, civil or criminal proceedings or enforcement actions that could result in consequences that have a material effect on the Company’s consolidated financial position, results of operations or cash flows as a whole. Such consequences could include adverse judgments, findings, settlements, penalties, fines, orders, injunctions, restitution, or alterations in the Company’s business practices, and could result in additional expenses and collateral costs, including reputational damage.

As a part of an industry-wide inquiry, PrimeLending received a subpoena from the Office of Inspector General of the U.S. Department of Housing and Urban Development regarding mortgage-related practices, including those relating to origination practices for loans insured by the Federal Housing Administration. PrimeLending is cooperating with this Inquiry.

While the final outcome of litigation and claims exposures or of any Inquiries is inherently unpredictable, management is currently of the opinion that the outcome of pending and threatened litigation and Inquiries will not have a material effect on the Company’s business, consolidated financial position, results of operations or cash flows as a whole. However, in the event of unexpected future developments, it is reasonably possible that an adverse outcome in any of the matters discussed above could be material to the Company’s business, consolidated financial position, results of operations or cash flows for any particular reporting period of occurrence.

Other Contingencies

The mortgage origination segment may be responsible for errors or omissions relating to its representations and warranties that each loan sold meets certain requirements, including representations as to underwriting standards and the validity of certain borrower representations in connection with the loan. If determined to be at fault, the mortgage origination segment either repurchases the affected loan from the investor or reimburses the investor’s losses. The mortgage origination segment has established an indemnification liability reserve for such probable losses.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

11. Commitments and Contingencies (Continued)

Generally, the mortgage origination segment first becomes aware that an investor believes a loss has been incurred on a sold loan when it receives a written request from the investor to repurchase the loan or reimburse the investor’s losses. Upon completing its review of the investor’s request, the mortgage origination segment establishes a specific claims reserve for the loan if it concludes its obligation to the investor is both probable and reasonably estimable.

An additional reserve has been established for probable investor losses that may have been incurred, but not yet reported to the mortgage origination segment based upon a reasonable estimate of such losses. Factors considered in the calculation of this reserve include, but are not limited to, the total volume of loans sold exclusive of specific investor requests, actual investor claim settlements and the severity of estimated losses resulting from future claims, and the mortgage origination segment’s history of successfully curing defects identified in investor claim requests. While the mortgage origination segment’s sales contracts typically include borrower early payment default repurchase provisions, these provisions have not been a primary driver of investor claims to date, and therefore, are not a primary factor considered in the calculation of this reserve.

At June 30, 2014 and December 31, 2013, the mortgage origination segment’s indemnification liability reserve totaled $19.7 million and $21.1 million, respectively. The provision for indemnification losses was $0.9 million and $1.0 million during the three months ended June 30, 2014 and 2013, respectively, and $1.4 million and $2.0 million during the six months ended June 30, 2014 and 2013, respectively.

The following tables provide for a roll-forward of claims activity for loans put-back to the mortgage origination segment based upon an alleged breach of a representation or warranty with respect to a loan sold and related indemnification liability reserve activity (in thousands).

	Representation and Warranty Specific Claims Activity—Origination Loan Balance		Representation and Warranty Specific Claims Activity—Origination Loan Balance
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Balance, beginning of period	$51,929	$41,230	$51,912	$39,693
Claims made	11,799	8,034	17,873	19,654
Claims resolved with no payment	(4,873)	(593)	(9,331)	(8,413)
Repurchases	(4,360)	(1,248)	(5,268)	(2,899)
Indemnification payments	(1,372)	(1,333)	(2,063)	(1,945)

Balance, end of period	$53,123	$46,090	$53,123	$46,090

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

11. Commitments and Contingencies (Continued)

	Indemnification Liability Reserve Activity		Indemnification Liability Reserve Activity
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Balance, beginning of period	$20,975	$19,701	$21,121	$18,964
Additions for new sales	852	956	1,412	1,956
Repurchases	(524)	(82)	(1,028)	(135)
Early payment defaults	(56)	(137)	(77)	(232)
Indemnification payments	(931)	(219)	(1,112)	(524)
Change in estimate	(628)	178	(628)	368

Balance, end of period	$19,688	$20,397	$19,688	$20,397

Reserve for Indemnification Liability:
Specific claims	$12,761
Incurred but not reported claims	6,927

Total	$19,688

Although management considers the total indemnification liability reserve to be appropriate, there may be changes in the reserve over time to address incurred losses, due to unanticipated adverse changes in the economy and historical loss patterns, discrete events adversely affecting specific borrowers or industries, and/or actions taken by institutions or investors. The impact of such matters is considered in the reserving process when probable and estimable.

In connection with the FNB Transaction, the Bank entered into two loss-share agreements with the FDIC that collectively cover $1.2 billion of loans and OREO acquired in the FNB Transaction. Pursuant to the loss-share agreements, the FDIC has agreed to reimburse the Bank the following amounts with respect to the covered assets: (i) 80% of losses on the first $240.4 million of losses incurred; (ii) 0% of losses in excess of $240.4 million up to and including $365.7 million of losses incurred; and (iii) 80% of losses in excess of $365.7 million of losses incurred. The Bank has also agreed to reimburse the FDIC for any subsequent recoveries. The loss-share agreements for commercial and single family residential loans are in effect for 5 years and 10 years, respectively, from the Bank Closing Date and the loss recovery provisions to the FDIC are in effect for 8 years and 10 years, respectively, from the Bank Closing Date. In accordance with the loss-share agreements, the Bank may be required to make a “true-up” payment to the FDIC approximately ten years following the Bank Closing Date if the FDIC’s initial estimate of losses on covered assets is greater than the actual realized losses. The “true-up” payment is calculated using a defined formula set forth in the P&A Agreement.

12. Financial Instruments with Off-Balance Sheet Risk

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit that involve varying degrees of credit and interest rate risk

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

12. Financial Instruments with Off-Balance Sheet Risk (Continued)

in excess of the amount recognized in the consolidated financial statements. Such financial instruments are recorded in the consolidated financial statements when they are funded or related fees are incurred or received. The contract amounts of those instruments reflect the extent of involvement (and therefore the exposure to credit loss) the Bank has in particular classes of financial instruments.

Commitments to extend credit are agreements to lend to a customer provided that the terms established in the contract are met. Commitments generally have fixed expiration dates and may require payment of fees. Because some commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. These letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers.

In the aggregate, the Bank had outstanding unused commitments to extend credit of $1.2 billion at June 30, 2014 and outstanding financial and performance standby letters of credit of $40.6 million at June 30, 2014.

The Bank uses the same credit policies in making commitments and standby letters of credit as it does for on-balance sheet instruments. The amount of collateral obtained, if deemed necessary, in these transactions is based on management’s credit evaluation of the borrower. Collateral held varies but may include real estate, accounts receivable, marketable securities, interest-bearing deposit accounts, inventory, and property, plant and equipment.

In the normal course of business, FSC executes, settles, and finances various securities transactions that may expose FSC to off-balance sheet risk in the event that a customer or counterparty does not fulfill its contractual obligations. Examples of such transactions include the sale of securities not yet purchased by customers or for the account of FSC, clearing agreements between FSC and various clearinghouses and broker-dealers, secured financing arrangements that involve pledged securities, and when-issued underwriting and purchase commitments.

13. Stock-Based Compensation

Pursuant to the Hilltop Holdings 2012 Equity Incentive Plan (the “2012 Plan”), the Company may grant nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights and other awards to employees of the Company, its subsidiaries and outside directors of the Company. Upon the approval by stockholders and effectiveness of the 2012 Plan in September 2012, no additional awards were permissible under the 2003 Equity Incentive Plan (the “2003 Plan”). In the aggregate, 4,000,000 shares of common stock may be delivered pursuant to awards granted under the 2012 Plan. At June 30, 2014, 3,167,928 shares of common stock remain available for issuance pursuant to the 2012 Plan.

During the six months ended June 30, 2014, the Compensation Committee of the Board of Directors of the Company awarded certain executives and key employees an aggregate of 346,718 restricted stock units (“RSUs”) pursuant to the 2012 Plan. A total of 276,681 of these RSUs are subject to time-based vesting conditions and generally cliff vest on the third anniversary of the grant date, and the remaining RSUs vest based upon the achievement of certain performance goals over a

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

13. Stock-Based Compensation (Continued)

three-year period. These RSUs are subject to service conditions set forth in the award agreements, with associated costs recognized on a straight-line basis over the respective vesting periods. The weighted average grant date fair value related to these RSUs was $23.92 per share. At June 30, 2014, unrecognized compensation expense related to these RSUs was $7.7 million, which will be amortized through March 2017. The RSUs are not transferable, and the shares of common stock issuable upon conversion of vested RSUs are generally subject to transfer restrictions for a period of one year following conversion, subject to certain exceptions. In addition, the applicable RSU award agreements provide for accelerated vesting under certain conditions.

During 2013, the Compensation Committee of the Board of Directors of the Company awarded certain executives and key employees a total of 471,000 restricted shares of common stock (“Restricted Stock Awards”) pursuant to the 2012 Plan. These Restricted Stock Awards generally cliff vest on the third anniversary of the grant date and are subject to service conditions set forth in the award agreements, with associated costs recognized on a straight-line basis over the respective vesting periods. The weighted average grant date fair value related to these Restricted Stock Awards was $13.32 per share. At June 30, 2014, unrecognized compensation expense related to these Restricted Stock Awards was $3.8 million, which will be amortized through September 2016. The award agreements governing these Restricted Stock Awards provide for accelerated vesting under certain conditions.

During the six months ended June 30, 2014 and 2013, Hilltop granted 5,011 and 3,530 shares of common stock to independent members of the Company’s Board of Directors for services rendered to the Company pursuant to the 2012 Plan.

Stock options granted on November 2, 2011 to two senior executives pursuant to the 2003 Plan to purchase an aggregate of 600,000 shares of the Company’s common stock (the “Stock Option Awards”) at an exercise price of $7.70 per share were outstanding at June 30, 2014. These Stock Option Awards vest in five equal installments beginning on the grant date, with the remainder vesting on each grant date anniversary through 2015. At June 30, 2014, unrecognized compensation expense related to these Stock Option Awards was $0.1 million, which will be amortized through October 2015. Additionally, these Stock Option Awards expire on November 2, 2016.

Compensation expense related to the plans was $1.3 million and $0.4 million for the three months ended June 30, 2014 and 2013, respectively, and $2.0 million and $0.5 million for the six months ended June 30, 2014 and 2013, respectively.

14. Regulatory Matters

Bank

The Bank and Hilltop are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct, material effect on the consolidated financial statements. The regulations require us to meet specific capital adequacy guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

14. Regulatory Matters (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the companies to maintain minimum amounts and ratios (set forth in the following table) of Tier 1 capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of Tier 1 and total capital (as defined) to risk-weighted assets (as defined).

In July 2013, federal banking regulators released final rules for the regulation of capital and liquidity for U.S. banking organizations, establishing a new comprehensive capital framework (“Basel III”) for U.S. banking organizations that will become effective for reporting periods beginning after January 1, 2015 (subject to a phase-in period through January 2019).

In addition, under the final rules, bank holding companies with less than $15 billion in assets as of December 31, 2009 are allowed to continue to include junior subordinated debentures in Tier 1 capital, subject to certain restrictions. However, if an institution grows to above $15 billion in assets as a result of an acquisition, or organically grows to above $15 billion in assets and then makes an acquisition, the combined trust preferred issuances must be phased out of Tier 1 and into Tier 2 capital (75% in 2015 and 100% in 2016). It is possible that the Company may accelerate redemption of the existing junior subordinated debentures. All of the debentures issued to the Trusts, less the common stock of the Trusts, qualified as Tier 1 capital as of June 30, 2014, under guidance issued by the Board of Governors of the Federal Reserve System.

Management believes that, as of June 30, 2014, Hilltop and the Bank would meet all applicable capital adequacy requirements under the Basel III capital rules for banks with less than $15 billion in assets on a fully phased-in basis as if such requirements were currently in effect.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

14. Regulatory Matters (Continued)

The following table shows the Bank’s and Hilltop’s consolidated actual capital amounts and ratios compared to the regulatory minimum capital requirements and the Bank’s regulatory minimum capital requirements needed to qualify as a “well-capitalized” institution (dollars in thousands), without giving effect to the final Basel III capital rules.

	Actual		Minimum Capital Requirements		To Be Well Capitalized Minimum Capital Requirements
	Amount	Ratio	Amount	Ratio	Amount	Ratio
June 30, 2014
Tier 1 capital (to average assets):
Bank	$811,068	9.97%	$325,381	4%	$406,726	5%
Hilltop	1,167,323	13.51%	345,651	4%	N/A	N/A
Tier 1 capital (to risk-weighted assets):
Bank	811,068	13.22%	245,444	4%	$368,166	6%
Hilltop	1,167,323	18.11%	257,816	4%	N/A	N/A
Total capital (to risk-weighted assets):
Bank	852,846	13.90%	490,888	8%	$613,610	10%
Hilltop	1,211,017	18.79%	515,632	8%	N/A	N/A

December 31, 2013
Tier 1 capital (to average assets):
Bank	$762,364	9.29%	$328,275	4%	$410,344	5%
Hilltop	1,112,424	12.81%	347,480	4%	N/A	N/A
Tier 1 capital (to risk-weighted assets):
Bank	762,364	13.38%	227,984	4%	341,976	6%
Hilltop	1,112,424	18.53%	240,159	4%	N/A	N/A
Total capital (to risk-weighted assets):
Bank	797,771	14.00%	455,968	8%	569,960	10%
Hilltop	1,148,736	19.13%	480,318	8%	N/A	N/A

To be considered “adequately capitalized” (as defined) under regulatory requirements, the Bank must maintain minimum Tier 1 capital to total average assets and Tier 1 capital to risk-weighted assets ratios of 4%, and a total capital to risk-weighted assets ratio of 8%. Based on the actual capital amounts and ratios shown in the previous table, the Bank’s ratios place it in the “well capitalized” (as defined) capital category under regulatory requirements.

Financial Advisory

Pursuant to the net capital requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), FSC has elected to determine its net capital requirements using the alternative method. Accordingly, FSC is required to maintain minimum net capital, as defined in Rule 15c3-1 promulgated under the Exchange Act, equal to the greater of $250,000 or 2% of aggregate debit balances, as defined in Rule 15c3-3 promulgated under the Exchange Act. At June 30, 2014, FSC had net capital of $60.3 million (the minimum net capital requirement was $5.8 million), net capital maintained by FSC was 21% of aggregate debits, and net capital in excess of the minimum requirement was $54.5 million.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

14. Regulatory Matters (Continued)

Under certain conditions, FSC may be required to segregate cash and securities in a special reserve account for the benefit of customers under Rule 15c3-3 promulgated under the Exchange Act. Assets segregated under the provisions of the Exchange Act are not available for general corporate purposes. FSC was required to segregate $4.0 million in cash and securities at June 30, 2014, which is included in other assets within the consolidated balance sheet. At December 31, 2013, FSC was not required to segregate cash and securities.

FSC was not required to segregate cash or securities in a special reserve account for the benefit of proprietary accounts of introducing broker-dealers at June 30, 2014 and December 31, 2013.

Mortgage Origination

As a mortgage originator, PrimeLending is subject to minimum net worth requirements established by the United States Department of Housing and Urban Development (“HUD”) and the GNMA. On an annual basis, PrimeLending submits audited financial statements to HUD and GNMA documenting PrimeLending’s compliance with its minimum net worth requirements. In addition, PrimeLending monitors compliance on an ongoing basis and, as of June 30, 2014, PrimeLending’s net worth exceeded the amounts required by both HUD and GNMA.

Insurance

The statutory financial statements of the Company’s insurance subsidiaries, which are domiciled in the State of Texas, are presented on the basis of accounting practices prescribed or permitted by the Texas Department of Insurance. Texas has adopted the National Association of Insurance Commissioners’ (“NAIC”) statutory accounting practices as the basis of its statutory accounting practices with certain differences that are not significant to the insurance company subsidiaries’ statutory equity.

A summary of statutory capital and surplus and statutory net income (loss) of each insurance subsidiary is as follows (in thousands).

	June 30, 2014	December 31, 2013
Capital and surplus:
National Lloyds Insurance Company	$100,479	$98,602
American Summit Insurance Company	28,004	26,452

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Statutory net income (loss):
National Lloyds Insurance Company	$(4,664)	$(13,331)	$1,322	$(9,940)
American Summit Insurance Company	245	(1,380)	1,376	(1,129)

Regulations of the Texas Department of Insurance require insurance companies to maintain minimum levels of statutory surplus to ensure their ability to meet their obligations to policyholders. At June 30, 2014, the Company’s insurance subsidiaries had statutory surplus in excess of the minimum required.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

14. Regulatory Matters (Continued)

The NAIC has adopted a risk based capital (“RBC”) formula for insurance companies that establishes minimum capital requirements indicating various levels of available regulatory action on an annual basis relating to insurance risk, asset credit risk, interest rate risk and business risk. The RBC formula is used by the NAIC and certain state insurance regulators as an early warning tool to identify companies that require additional scrutiny or regulatory action. At December 31, 2013, the most recent date for which the RBC calculation was performed, the Company’s insurance subsidiaries’ RBC ratio exceeded the level at which regulatory action would be required. As of June 30, 2014, management was not aware of any changes in financial condition or structure that would cause the Company’s insurance subsidiaries to not be in compliance with the required RBC ratio.

15. Derivative Financial Instruments

The Company uses various derivative financial instruments to mitigate interest rate risk. The Bank’s interest rate risk management strategy involves effectively modifying the re-pricing characteristics of certain assets and liabilities so that changes in interest rates do not adversely affect the net interest margin. PrimeLending has interest rate risk relative to interest rate lock commitments (“IRLCs”) and its inventory of mortgage loans held for sale. PrimeLending is exposed to such rate risk from the time an IRLC is made to an applicant to the time the related mortgage loan is sold. To mitigate interest rate risk, PrimeLending executes forward commitments to sell mortgage-backed securities (“MBSs”). FSC uses forward commitments to both purchase and sell MBSs to facilitate customer transactions and as a means to hedge related exposure to interest rate risk in certain inventory positions.

Non-Hedging Derivative Instruments and the Fair Value Option

As discussed in Note 3 to the consolidated financial statements, the Company has elected to measure substantially all mortgage loans held for sale at fair value under the provisions of the Fair Value Option. The election provides the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without applying complex hedge accounting provisions. The fair values of PrimeLending’s IRLCs and forward commitments are recorded in other assets or other liabilities, as appropriate, and changes in the fair values of these derivative instruments produced a net loss of $3.6 million for the three months ended June 30, 2014, as compared to a net gain of $32.0 million during the same period in 2013, and a net loss of $5.2 million for the six months ended June 30, 2014, as compared to a net gain of $34.0 million during the same period in 2013. The changes in the fair values of these derivative instruments were recorded as a component of net gains from sale of loans and other mortgage production income. Changes in fair value are attributable to changes in the volume of IRLCs, mortgage loans held for sale, commitments to purchase and sell MBSs and changes in market interest rates. Changes in market interest rates also conversely affect the value of PrimeLending’s mortgage loans held for sale, which are measured at fair value under the Fair Value Option. The effect of the change in market interest rates on PrimeLending’s loans held for sale is discussed in Note 3 to the consolidated financial statements. The fair values of FSC’s derivative instruments are recorded in other assets or other liabilities, as appropriate, and changes in the fair

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

15. Derivative Financial Instruments (Continued)

values of FSC’s derivatives produced net gains of $3.2 million and $3.8 million for the three months ended June 30, 2014 and 2013, respectively, and net gains of $6.1 million and $5.6 million for the six months ended June 30, 2014 and 2013, respectively, which were recorded as a component of other noninterest income.

Derivative positions are presented in the following table (in thousands).

	June 30, 2014		December 31, 2013
	Notional Amount	Estimated Fair Value	Notional Amount	Estimated Fair Value
Derivative instruments:
IRLCs	$981,330	$28,584	$602,467	$12,151
Commitments to purchase MBSs	416,294	6,870	236,305	(109)
Commitments to sell MBSs	2,303,071	(13,847)	1,645,332	11,383
Fee Award Option	20,432	(6,300)	20,432	(5,600)

16. Balance Sheet Offsetting

Certain financial instruments, including resale and repurchase agreements, securities lending arrangements and derivatives, may be eligible for offset in the consolidated balance sheets and/or subject to master netting arrangements or similar agreements. The following tables present the assets and liabilities subject to enforceable master netting arrangements, repurchase agreements, or similar agreements with offsetting rights (in thousands).

	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Balance Sheet	Net Amounts of Assets Presented in the Balance Sheet	Gross Amounts Not Offset in the Balance Sheet
				Financial Instruments	Cash Collateral Pledged	Net Amount
June 30, 2014
Securities borrowed:
Institutional counterparties	$163,682	$—	$163,682	$(163,682)	$—	$—

	$163,682	$—	$163,682	$(163,682)	$—	$—

December 31, 2013
Securities borrowed:
Institutional counterparties	$107,365	$—	$107,365	$(107,365)	$—	$—

Forward MBS derivatives:
Institutional counterparties	11,489	(76)	11,413	—	(286)	11,127

	$118,854	$(76)	$118,778	$(107,365)	$(286)	$11,127

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

16. Balance Sheet Offsetting (Continued)

	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Balance Sheet	Net Amounts of Liabilities Presented in the Balance Sheet	Gross Amounts Not Offset in the Balance Sheet
				Financial Instruments	Cash Collateral Pledged	Net Amount
June 30, 2014
Securities loaned:
Institutional counterparties	$133,162	$—	$133,162	$(133,162)	$—	$—

Repurchase agreements:
Customer counterparties	123,856	—	123,856	(123,856)	—	—
Institutional counterparties	5,912	—	5,912	(5,912)	—	—

Forward MBS derivatives:
Institutional counterparties	13,938	(91)	13,847	—	(7,845)	6,002

	$276,868	$(91)	$276,777	$(262,930)	$(7,845)	$6,002

December 31, 2013
Securities loaned:
Institutional counterparties	$74,913	$—	$74,913	$(74,913)	$—	$—

Repurchase agreements:
Customer counterparties	107,462	—	107,462	(107,462)	—	—

Forward MBS derivatives:
Institutional counterparties	30	—	30	—	(17)	13

	$182,405	$—	$182,405	$(182,375)	$(17)	$13

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

17. Broker-Dealer and Clearing Organization Receivables and Payables

Broker-dealer and clearing organization receivables and payables consisted of the following (in thousands).

	June 30, 2014	December 31, 2013
Receivables:
Securities borrowed	$163,682	$107,365
Securities failed to deliver	26,974	7,160
Clearing organizations	80	4,698
Due from dealers	28	94

	$190,764	$119,317

Payables:
Securities loaned	$133,162	$74,913
Correspondents	49,885	44,852
Securities failed to receive	28,002	5,523
Clearing organizations	16,842	4,390

	$227,891	$129,678

18. Reserves for Unpaid Losses and Loss Adjustment Expenses

Information regarding the reserve for unpaid losses and losses and loss adjustment expenses (“LAE”) are as follows (in thousands).

	Six Months Ended June 30,
	2014	2013
Balance, beginning of period	$27,468	$34,012
Less reinsurance recoverables	(4,508)	(10,385)

Net balance, beginning of period	22,960	23,627

Incurred related to:
Current period	48,750	68,602
Prior periods	4,862	743

Total incurred	53,612	69,345

Payments related to:
Current period	(33,171)	(44,678)
Prior periods	(11,980)	(11,604)

Total payments	(45,151)	(56,282)

Net balance, end of period	31,421	36,690
Plus reinsurance recoverables	3,725	5,768

Balance, end of period	$35,146	$42,458

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

18. Reserves for Unpaid Losses and Loss Adjustment Expenses (Continued)

The decrease in the reserves at June 30, 2014 as compared to June 30, 2013 of $7.3 million is primarily due to decreased reserves attributable to the decreased year-over-year severity of incurred tornado, wind and hail losses. Prior period adverse development of $4.9 million during the six months ended June 30, 2014 was primarily related to litigation emerging from a series of hail storms within the 2012 accident year.

19. Reinsurance Activity

NLC limits the maximum net loss that can arise from large risks or risks in concentrated areas of exposure by reinsuring (ceding) certain levels of risk. Substantial amounts of business are ceded, and these reinsurance contracts do not relieve NLC from its obligations to policyholders. Such reinsurance includes quota share, excess of loss, catastrophe, and other forms of reinsurance on essentially all property and casualty lines of insurance. Net insurance premiums earned, losses and LAE and policy acquisition and other underwriting expenses are reported net of the amounts related to reinsurance ceded to other companies. Amounts recoverable from reinsurers related to the portions of the liability for losses and LAE and unearned insurance premiums ceded to them are reported as assets. Failure of reinsurers to honor their obligations could result in losses to NLC; consequently, allowances are established for amounts deemed uncollectible as NLC evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities, or economic characteristics of the reinsurers to minimize its exposure to significant losses from reinsurer insolvencies. At June 30, 2014, reinsurance receivables have a carrying value of $4.1 million, which is included in other assets within the consolidated balance sheet. There was no allowance for uncollectible accounts at June 30, 2014, based on NLC’s quality requirements.

The effects of reinsurance on premiums written and earned are summarized as follows (in thousands).

	Three Months Ended June 30,				Six Months Ended June 30,
	2014		2013		2014		2013
	Written	Earned	Written	Earned	Written	Earned	Written	Earned
Premiums from direct business	$47,999	$43,534	$47,950	$41,943	$91,770	$86,293	$89,807	$82,490
Reinsurance assumed	2,677	2,178	2,120	1,748	4,910	4,198	3,873	3,378
Reinsurance ceded	(5,295)	(4,935)	(5,224)	(5,101)	(9,481)	(9,395)	(9,779)	(9,805)

Net premiums	$45,381	$40,777	$44,846	$38,590	$87,199	$81,096	$83,901	$76,063

The effects of reinsurance on incurred losses are as follows (in thousands).

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Loss and LAE incurred	$36,455	$49,537	$54,207	$70,949
Reinsurance recoverables	(1,180)	(1,377)	(595)	(1,604)

Net loss and LAE incurred	$35,275	$48,160	$53,612	$69,345

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

19. Reinsurance Activity (Continued)

Multi-line excess of loss coverage

In addition to the catastrophe reinsurance noted below, both NLIC and ASIC participate in an excess of loss program placed with various reinsurers. This program is limited to each risk with respect to property and liability in the amount of $500,000 for each of NLIC and ASIC. Each of NLIC and ASIC retain $500,000 in this program.

Catastrophic coverage

At June 30, 2014, NLC had catastrophic excess of loss reinsurance coverage of losses per event in excess of $8 million retention by NLIC and $1.5 million retention by ASIC. ASIC maintained an underlying layer of coverage, providing $6.5 million in excess of its $1.5 million retention to bridge to the primary program. The reinsurance in excess of $8 million is comprised of four layers of protection: $17 million in excess of $8 million retention; $25 million in excess of $25 million loss; $50 million in excess of $50 million loss and $40 million in excess of $100 million loss. NLIC and ASIC retain no participation in any of the layers, beyond the first $8 million and $1.5 million, respectively. At June 30, 2014, total retention for any one catastrophe that affects both NLIC and ASIC was limited to $8 million in the aggregate.

Additionally, NLC purchased an underlying excess of loss contract that provides $10 million aggregate coverage for sub-catastrophic events. NLC retains a 34% participation in this coverage.

20. Segment and Related Information

The Company currently has four reportable business segments that are organized primarily by the core products offered to the segments’ respective customers. These segments reflect the manner in which operations are managed and the criteria used by the Company’s chief operating decision maker function to evaluate segment performance, develop strategy and allocate resources. The chief operating decision maker function consists of the President and Chief Executive Officer of the Company and the Chief Executive Officer of PlainsCapital. During the fourth quarter of 2013, we began presenting certain amounts previously allocated to the four reportable business segments under the heading Corporate to better reflect our internal organizational structure. This change had no impact on the Company’s consolidated results of operations. The Company’s historical segment disclosures have been revised to conform to the current presentation.

The banking segment includes the operations of the Bank, which, since September 14, 2013, includes the operations acquired in the FNB Transaction. The mortgage origination segment is composed of PrimeLending. The insurance segment is composed of NLC. The financial advisory segment is composed of First Southwest.

Corporate includes certain activities not allocated to specific business segments. These activities include holding company financing and investing activities, and management and administrative services to support the overall operations of the Company including, but not limited to, certain executive management, corporate relations, legal, finance, and acquisition costs not allocated to business segments.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

20. Segment and Related Information (Continued)

Balance sheet amounts for remaining subsidiaries not discussed previously and the elimination of intercompany transactions are included in “All Other and Eliminations.” The following tables present certain information about reportable segment revenues, operating results, goodwill and assets (in thousands).

Three Months Ended June 30, 2014	Banking	Mortgage Origination	Insurance	Financial Advisory	Corporate	All Other and Eliminations	Hilltop Consolidated
Net interest income (expense)	$90,828	$(2,389)	$838	$3,178	$1,695	$4,296	$98,446
Provision for loan losses	5,516	—	—	17	—	—	5,533
Noninterest income	16,392	122,820	43,123	25,838	—	(4,892)	203,281
Noninterest expense	60,240	111,224	49,420	28,359	2,565	(596)	251,212

Income (loss) before income taxes	$41,464	$9,207	$(5,459)	$640	$(870)	$—	$44,982

Six Months Ended June 30, 2014	Banking	Mortgage Origination	Insurance	Financial Advisory	Corporate	All Other and Eliminations	Hilltop Consolidated
Net interest income (expense)	$170,401	$(6,528)	$1,817	$5,808	$3,387	$8,982	$183,867
Provision for loan losses	8,744	—	—	31	—	—	8,775
Noninterest income	32,621	214,583	85,896	50,435	—	(10,154)	373,381
Noninterest expense	120,917	201,857	81,762	55,724	4,753	(1,172)	463,841

Income (loss) before income taxes	$73,361	$6,198	$5,951	$488	$(1,366)	$—	$84,632

Three Months Ended June 30, 2013	Banking	Mortgage Origination	Insurance	Financial Advisory	Corporate	All Other and Eliminations	Hilltop Consolidated
Net interest income (expense)	$68,597	$(11,847)	$873	$3,511	$(105)	$7,396	$68,425
Provision for loan losses	11,300	—	—	(11)	—	—	11,289
Noninterest income	11,928	165,257	40,777	28,863	—	(7,592)	239,233
Noninterest expense	31,919	134,487	62,144	30,373	1,673	(196)	260,400

Income (loss) before income taxes	$37,306	$18,923	$(20,494)	$2,012	$(1,778)	$—	$35,969

Six Months Ended June 30, 2013	Banking	Mortgage Origination	Insurance	Financial Advisory	Corporate	All Other and Eliminations	Hilltop Consolidated
Net interest income (expense)	$136,268	$(23,850)	$1,886	$6,754	$(236)	$14,864	$135,686
Provision for loan losses	24,266	—	—	28	—	—	24,294
Noninterest income	24,132	311,785	80,202	51,641	—	(15,249)	452,511
Noninterest expense	62,599	256,758	96,410	56,099	3,910	(385)	475,391

Income (loss) before income taxes	$73,535	$31,177	$(14,322)	$2,268	$(4,146)	$—	$88,512

June 30, 2014
Goodwill	$207,741	$13,071	$23,988	$7,008	$—	$—	$251,808

Total assets	$8,223,370	$1,574,401	$326,478	$712,693	$1,402,816	$(2,843,310)	$9,396,448

December 31, 2013
Goodwill	$207,741	$13,071	$23,988	$7,008	$—	$—	$251,808

Total assets	$7,981,517	$1,249,091	$308,160	$520,412	$1,316,398	$(2,471,456)	$8,904,122

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

21. Earnings per Common Share

Nonvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents are participating securities and are included in the computation of earnings per share pursuant to the two-class method prescribed by the Earnings Per Share Topic of the ASC. The two-class method is an earnings allocation formula that determines earnings per share for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. In May 2013, as discussed in Note 13 to the consolidated financial statements, Hilltop issued Restricted Stock Awards which qualify as participating securities.

Net earnings, less any preferred dividends accumulated for the period (whether or not declared), is allocated between the common stock and participating securities pursuant to the two-class method. Basic earnings per common share is computed by dividing net earnings available to common stockholders by the weighted average number of common shares outstanding during the period, excluding participating nonvested restricted shares.

Diluted earnings per common share is computed in a similar manner, except that first the denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common shares, excluding the participating securities, were issued using the treasury stock method. For the three and six months ended June 30, 2014, stock options and RSUs are the only potentially dilutive non-participating instruments issued by Hilltop, while potentially dilutive non-participating instruments for the three and six months ended June 30, 2013 included stock options, RSUs and the 7.50% Senior Exchangeable Notes due 2025 (the “Notes”), which were called for redemption during the fourth quarter of 2013. Next, we determine and include in the diluted earnings per common share calculation the more dilutive effect of the participating securities using the treasury stock method or the two-class method. Undistributed losses are not allocated to the nonvested share-based payment awards (the participating securities) under the two-class method as the holders are not contractually obligated to share in the losses of the Company.

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

21. Earnings per Common Share (Continued)

The following table presents the computation of basic and diluted earnings per common share (in thousands, except per share data).

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Basic earnings per share:
Income applicable to Hilltop common stockholders	$27,085	$20,943	$50,845	$53,313
Less: income applicable to participating shares	(141)	(116)	(266)	(295)

Net earnings available to Hilltop common stockholders	$26,944	$20,827	$50,579	$53,018

Weighted average shares outstanding—basic	89,709	83,490	89,708	83,489

Basic earnings per common share	$0.30	$0.25	$0.56	$0.64

Diluted earnings per share:
Income applicable to Hilltop common stockholders	$27,085	$20,943	$50,845	$53,313
Add: interest expense on senior exchangeable notes (net of tax)	—	1,053	—	2,105

Net earnings available to Hilltop common stockholders	$27,085	$21,996	$50,845	$55,418

Weighted average shares outstanding—basic	89,709	83,490	89,708	83,489
Effect of potentially dilutive securities	860	6,804	868	6,636

Weighted average shares outstanding—diluted	90,569	90,294	90,576	90,125

Diluted earnings per common share	$0.30	$0.24	$0.56	$0.61

22. Recently Issued Accounting Standards

In May 2014, the FASB issued ASU No. 2014-09 which clarifies the principles for recognizing revenue from contracts with customers. The amendment outlines a single comprehensive model for entities to depict the transfer of goods or services to customers in amounts that reflect the payment to which a company expects to be entitled in exchange for those goods or services. The amendment also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. The amendment is effective for annual periods, and interim reporting periods within those annual periods, beginning after December 15, 2016 and may be adopted using either a full retrospective transition method or a modified retrospective transition method. Early adoption is not permitted. The Company is currently evaluating the provisions of the amendment and the impact on its future consolidated financial statements.

In April 2014, the FASB issued ASU No. 2014-08 which raises the threshold for a disposal to qualify as a discontinued operation and requires new disclosures of both discontinued operations and certain other disposals that do not meet the definition of a discontinued operation. The amendment is intended to reduce the frequency of disposals reported as discontinued operations by focusing on strategic shifts that have or will have a major effect on an entity’s operations and financial results and

Hilltop Holdings Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(Unaudited)

22. Recently Issued Accounting Standards (Continued)

will permit companies to have continuing cash flows and significant continuing involvement with the disposed component. The amendment is effective for disposals (or classifications as held for sale) and acquired businesses or nonprofit activities that are classified as held for sale upon acquisition that occur within annual periods beginning on or after December 15, 2014, and interim periods within those years. As such, the Company will evaluate the provisions of the amendment as it relates to any potential disposals or acquisitions beginning on or after January 1, 2015.

In January 2014, the FASB issued ASU No. 2014-04 to clarify that an in substance repossession or foreclosure occurs upon either the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both the amount of foreclosed residential real estate property held by the creditor and the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The amendments are effective for annual periods, and interim reporting periods within those annual periods, beginning after December 15, 2014 and may be adopted using either a modified retrospective transition method or a prospective transition method. Early adoption is permitted. The Company is currently evaluating this guidance, but adoption of the amendments is not expected to have a significant effect on its future consolidated financial statements.

In July 2013, the FASB issued ASU No. 2013-11 to require an entity to present an unrecognized tax benefit, or portion thereof, in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. However, to the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position, or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The amendment became effective for the Company on January 1, 2014, and its adoption did not have any effect on the Company’s consolidated financial statements as the amendment is to be applied prospectively to all unrecognized tax benefits that exist at the balance sheet date.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Hilltop Holdings Inc.:

In our opinion, the accompanying statement of assets acquired and liabilities assumed by PlainsCapital Bank (the “Company”), a wholly-owned subsidiary of Hilltop Holdings Inc., presents fairly, in all material respects, the statement of assets acquired and liabilities assumed by the Company at September 13, 2013 in conformity with accounting principles generally accepted in the United States of America. The statement of assets acquired and liabilities assumed is the responsibility of the Company’s management. Our responsibility is to express an opinion on the statement of assets acquired and liabilities assumed based on our audit. We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of assets acquired and liabilities assumed is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of assets acquired and liabilities assumed, assessing the accounting principles used and significant estimates made by management, and evaluating the overall statement presentation. We believe that our audit of the statement of assets acquired and liabilities assumed provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

May 5, 2014

STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED

by PlainsCapital Bank

(a wholly-owned subsidiary of Hilltop Holdings Inc.)

(in thousands)

September 13, 2013
Cash and due from banks	$362,695
Securities:
Available for sale, at fair value	286,214
Non-covered loans, net of unearned income	42,884
Covered loans	1,116,583
Premises and equipment, net	78,399
FDIC indemnification asset	185,680
Covered other real estate owned	135,187
Other assets	26,300
Core deposit intangible	4,270

Total assets acquired, at fair value	2,238,212

Deposits	2,211,740
Other liabilities	13,887

Total liabilities assumed	2,225,627
Commitments and contingencies

Net assets acquired, at fair value	$12,585

See accompanying notes.

NOTES TO STATEMENT OF ASSETS ACQUIRED

AND LIABILITIES ASSUMED

1. Summary of Significant Accounting and Reporting Policies

Nature of Operations

Hilltop Holdings Inc. (“Hilltop” and, collectively with its subsidiaries, the “Company”) was organized in July 1998 as a Maryland corporation. Hilltop is a financial holding company registered under the Bank Holding Company Act of 1956, as amended by the Gramm-Leach-Bliley Act of 1999. On November 30, 2012, Hilltop acquired PlainsCapital Corporation through a plan of merger whereby PlainsCapital Corporation merged with and into our wholly owned subsidiary (the “PlainsCapital Merger”), which continued as the surviving entity under the name “PlainsCapital Corporation” (“PlainsCapital”).

PlainsCapital is a financial holding company, headquartered in Dallas, Texas, that provides, through its subsidiaries, an array of financial products and services. In addition to traditional banking services, PlainsCapital provides residential mortgage lending, investment banking, public finance advisory, wealth and investment management, treasury management, capital equipment leasing, fixed income sales, asset management, and correspondent clearing services.

On September 13, 2013 (the “Bank Closing Date”), PlainsCapital Bank (the “Bank”) assumed substantially all of the liabilities, including all of the deposits, and acquired substantially all of the assets of Edinburg, Texas-based First National Bank (“FNB”) from the Federal Deposit Insurance Corporation (the “FDIC”), as receiver, and reopened former FNB branches acquired from the FDIC under the “PlainsCapital Bank” name (the “FNB Transaction”). Pursuant to the Purchase and Assumption Agreement (the “P&A Agreement”), the Bank and the FDIC entered into loss-share agreements whereby the FDIC agreed to share in the losses of certain covered loans and covered other real estate owned (“OREO”) that the Bank acquired, as further described in Note 2. The acquisition of FNB’s expansive branch network allowed the Bank to increase its presence in Texas to include the Rio Grande Valley, Houston, Corpus Christi, Laredo and El Paso markets, among others.

The terms of the P&A Agreement provide for the FDIC to indemnify the Bank against claims with respect to liabilities and assets of FNB or any of its affiliates not assumed or otherwise purchased by the Bank and with respect to certain other claims by third parties.

Basis of Presentation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the statement of assets acquired and liabilities assumed. Actual results could differ from those estimates. The FNB Transaction was accounted for using the purchase method of accounting, and accordingly, purchased assets, including identifiable intangible assets and assumed liabilities, were recorded at their respective fair values as of the Bank Closing Date. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date reflecting assumptions that a market participant would use when pricing an asset or liability. In some cases, the estimation of fair values requires management to make estimates about discount rates, future expected cash flows, market conditions, deposit attrition and other future events that are highly subjective in nature and subject to change. The methods used to determine the fair values of the significant assets acquired and liabilities assumed are described below.

NOTES TO STATEMENT OF ASSETS ACQUIRED

AND LIABILITIES ASSUMED (Continued)

1. Summary of Significant Accounting and Reporting Policies (Continued)

Cash and Due from Banks

Cash and due from banks include interest bearing deposits with banks and the Federal Reserve Bank with a maturity of 90 days or less at the time of purchase. The fair value of financial instruments that are short-term or re-price frequently and that have little or no risk are considered to have a fair value equal to carrying value.

Securities

The fair value for each purchased security was the quoted market price at the close of the trading day effective on September 13, 2013.

Loans

Management has defined the loans purchased in the FNB Transaction as acquired loans. As part of the P&A Agreement, the Bank and the FDIC entered into loss-share agreements covering future losses incurred on certain acquired loans. The Company refers to acquired commercial and single family residential loan portfolios that are subject to the loss-share agreements as “covered loans”. Non-covered loans refer to loans not covered by the FDIC loss-share agreements.

Acquired loans are recorded at estimated fair value on their purchase date with no carryover of the related allowance for loan losses. Acquired loans were segregated between those considered to be credit impaired and those without credit impairment at acquisition. To make this determination, management considered such factors as past due status, nonaccrual status and credit risk ratings. The estimated fair value of the loan portfolio acquired was determined based on expected cash flows from the portfolio that considered the estimated life of the underlying loans or the value of the collateral on the loans. The estimated cash flows include the effects of estimated prepayments, expected credit losses, adjustments related to market liquidity and prevailing interest rates at the acquisition date.

Purchased credit impaired (“PCI”) acquired in the FNB Transaction are accounted for both in pools and on an individual loan basis. The Company has established under its PCI accounting policy a framework to aggregate certain acquired loans into various loan pools based on a minimum of two layers of common risk characteristics for the purpose of determining their respective fair values as of their acquisition dates, and for applying the subsequent recognition and measurement provisions for income accretion and impairment testing. The common risk characteristics used for the pooling of the FNB PCI loans are risk grade and loan collateral type.

Premises and Equipment

Premises and equipment is presented at its estimated fair value. The fair values were determined using appraisals performed by independent third parties.

FDIC Indemnification Asset

The Company has elected to account for amounts receivable under the loss-share agreements with the FDIC as an indemnification asset, or FDIC Indemnification Asset, in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805. The FDIC Indemnification Asset is initially recorded at fair value, based on the discounted value of expected future cash flows under the loss-share agreements. The estimates of expected losses used in valuation

NOTES TO STATEMENT OF ASSETS ACQUIRED

AND LIABILITIES ASSUMED (Continued)

1. Summary of Significant Accounting and Reporting Policies (Continued)

of this asset are consistent with the loss estimates used in the valuation of the covered assets. These cash flows were discounted to reflect the uncertainty of the timing and receipt of the loss sharing reimbursement from the FDIC.

Covered Other Real Estate Owned

Acquired OREO subject to FDIC loss-share agreements is referred to as “covered OREO”. Covered OREO at the Bank Closing Date of $135.2 million is reported exclusive of expected reimbursement cash flows from the FDIC. Foreclosed covered loan collateral is transferred into covered OREO at the collateral’s fair value, less selling costs. Covered OREO was initially recorded at its estimated fair value based on similar market comparable valuations, less estimated selling costs.

Core Deposit Intangible

In determining the estimated life and fair value of the core deposit intangible, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates, and age of the deposit relationships. Based on this valuation, the core deposit intangible asset of $4.3 million will be amortized over the projected useful lives of the related deposits on an accelerated basis over 7 years.

Deposits

The fair value of deposits with no stated maturity, such as non-interest bearing deposits, savings and interest checking accounts, and money market accounts, is equal to the amount payable on demand. The fair values for time deposits are estimated using a discounted cash flow calculation that applies interest rates being offered to similar time deposits.

Deferred Taxes

Deferred taxes relate to temporary differences between the financial accounting basis and income tax bases of the assets acquired and liabilities assumed in the FNB Transaction. Deferred taxes are reported in accordance with ASC 740, and are measured using the enacted statutory income tax rate to be in effect for the Bank at the time the deferred tax is expected to reverse, which is 35.5%.

2. FNB Transaction

On the Bank Closing Date, the Bank assumed substantially all of the liabilities, including all of the deposits, and acquired substantially all of the assets of FNB from the FDIC in an FDIC-assisted transaction. As part of the P&A Agreement, the Bank and the FDIC entered into loss-share agreements covering future losses incurred on certain acquired loans and OREO. The Company refers to acquired commercial and single family residential loan portfolios and OREO that are subject to the loss-share agreements as “covered loans” and “covered OREO”, respectively, and these assets are presented as separate line items in the Company’s consolidated balance sheet. Collectively, covered loans and covered OREO are referred to as “covered assets”. Pursuant to the loss-share agreements, the FDIC has agreed to reimburse the Bank the following amounts with respect to the covered assets pursuant to the loss-share agreements: (i) 80% of losses on the first $240.4 million of losses incurred; (ii) 0% of losses in excess of $240.4 million up to and including $365.7 million of losses incurred; and (iii) 80% of losses in excess of $365.7 million of losses incurred. The Bank has also agreed to reimburse the FDIC for any subsequent recoveries. The loss-share agreements for commercial and single family

NOTES TO STATEMENT OF ASSETS ACQUIRED

AND LIABILITIES ASSUMED (Continued)

2. FNB Transaction (Continued)

residential loans are in effect for 5 years and 10 years, respectively, from the Bank Closing Date, and the loss recovery provisions to the FDIC are in effect for 8 years and 10 years, respectively, from the Bank Closing Date.

In accordance with the loss-share agreements, the Bank may be required to make a “true-up” payment to the FDIC, approximately ten years following the Bank Closing Date, if the FDIC’s initial estimate of losses on covered assets is greater than the actual realized losses. The “true-up” payment is calculated using a defined formula set forth in the P&A Agreement.

A summary of the net assets received from the FDIC and the estimated fair value adjustments resulting in the bargain purchase gain are presented below (in thousands).

Cost basis net assets on September 13, 2013	$215,000
Cash payment received from the FDIC	45,000
Fair value adjustments:
Securities	(3,341)
Loans	(343,068)
Premises and equipment	3,565
Other real estate owned	(79,273)
FDIC Indemnification Asset	185,680
Other intangible assets	4,270
Deposits	(8,282)
Other	(6,966)

Bargain purchase gain	$12,585

In FDIC-assisted transactions, only certain assets and liabilities are transferred to the acquirer and, depending on the nature and amount of the acquirer’s bid, the FDIC may be required to make a cash payment to the acquirer or the acquirer may be required to make payment to the FDIC. In the FNB Transaction, cost basis net assets of $215.0 million and an initial cash payment received from the FDIC of $45.0 million were transferred to the Bank. This initial cash payment from the FDIC is subject to adjustment and settlement. The bargain purchase gain represents the excess of the estimated fair value of the assets acquired over the estimated fair value of the liabilities assumed.

The FDIC bid form provided a list of properties (branches and support facilities) owned by FNB for sale at fixed prices. The Bank purchased 44 properties owned by FNB in connection with its bid for an aggregate purchase price of $59.5 million. For those properties owned by FNB that the Bank declined to purchase in its bid, the Bank had exclusive options to purchase those properties following the Bank Closing Date. In connection with those options, the Bank purchased an additional seven properties owned by FNB, for an aggregate purchase price of $4.9 million. The Bank also had an option to assume the leases of properties leased by FNB. The Bank was required to purchase all data management equipment and, other certain special assets, furniture, fixtures and equipment, in each case at an appraised value at any properties purchased or leased by the Bank. The Bank paid $10.3 million to the FDIC for furniture, fixtures and data management equipment. The Bank is required to pay rent to the FDIC on properties owned or leased by FNB and furniture and equipment at such properties until it surrenders such properties to the FDIC.

NOTES TO STATEMENT OF ASSETS ACQUIRED

AND LIABILITIES ASSUMED (Continued)

3. Fair Value Measurements

Fair Value Measurements and Disclosures

Fair Value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants and assumes that transactions upon which fair value measurements are based occur in the principal market for the asset or liability being measured. Further, fair value measurements exclude transaction costs and are not the result of forced transactions.

Accounting principles utilize a fair value hierarchy that classifies fair value measurements based upon the inputs used in valuing the assets or liabilities that are the subject of fair value measurements. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs, as indicated below.

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities that the Company can access at the measurement date.

•	Level 2 Inputs: Observable inputs other than Level 1 prices. Level 2 inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates, yield curves, prepayment speeds, default rates, credit risks, loss severities, etc.), and inputs that are derived from or corroborated by market data, among others.

•	Level 3 Inputs: Unobservable inputs that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities. Level 3 inputs include pricing models and discounted cash flow techniques, among others.

Cash and Due from Banks—For cash and due from banks, the carrying amount is a reasonable estimate of fair value.

Available For Sale Securities—The available for sale securities are reported at fair value using Level 2 inputs. The Company evaluates fair value measurements by considering observable data that may include independent pricing services, dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, and the financial instruments’ terms and conditions, among other things.

Loans—Substantially all loans acquired in the FNB Transaction are covered by FDIC loss-share agreements. The fair value of non-covered and covered loans was determined using Level 3 inputs, including estimates of expected cash flows that incorporated assumptions regarding default rates, loss severity rates assuming default, prepayment speeds and estimated collateral values.

FDIC Indemnification Asset—The fair value of the FDIC Indemnification Asset is based on Level 3 inputs, including the discounted value of expected future cash flows under the loss-share agreements. The discount rate contemplates the credit worthiness of the FDIC as counterparty to this asset, and considers an incremental discount rate risk premium reflective of the inherent uncertainty associated with the timing of the cash flows.

Other Real Estate Owned—Acquired OREO subject to FDIC loss-share agreements was initially recorded at its estimated fair value less estimated selling costs. The Company determines fair value primarily using independent appraisals of OREO properties. Further, the Company considered a

NOTES TO STATEMENT OF ASSETS ACQUIRED

AND LIABILITIES ASSUMED (Continued)

3. Fair Value Measurements (Continued)

number of factors in determining the extent to which specific fair value measurements utilize unobservable inputs, including, but not limited to, the inherent subjectivity in appraisals, the length of time elapsed since the receipt of independent market price or appraised value, and current market conditions. In the FNB Transaction, the Bank acquired OREO of $135.2 million, all of which is covered by FDIC loss-share agreements. The estimated fair value of covered OREO at the Bank Closing Date and the underlying fair value measurements utilize Level 3 inputs.

Deposits—The estimated fair value of demand deposits, savings accounts and negotiable order of withdrawal (“NOW”) accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. The carrying amount for variable-rate certificates of deposit approximates their fair values.

The following table presents the carrying values and estimated fair values of financial instruments (in thousands).

	Estimated Fair Value
	Carrying Amount	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total
Financial assets:
Cash and due from banks	$362,695	$362,695	$—	$—	$362,695
Available for sale securities	286,214	—	286,214	—	286,214
Non-covered loans	42,884	—	—	42,884	42,884
Covered loans	1,116,583	—	—	1,116,583	1,116,583
FDIC indemnification asset	185,680	—	—	185,680	185,680
Covered other real estate owned	135,187	—	—	135,187	135,187
Other assets	4,197	—	4,197	—	4,197

Financial liabilities:
Deposits	2,211,740	—	2,211,740	—	2,211,740
Other liabilities	2,064	—	2,064	—	2,064

4. Securities

The Bank acquired investment securities with an estimated fair value of $286.2 million in the FNB Transaction. The acquired securities consisted of securities available for sale. The following table presents the composition of the investment securities portfolio acquired at the Bank Closing Date (in thousands).

U.S. Treasury securities	$28,000
U.S. government agencies:
Bonds	212,963
Residential mortgage-backed securities	45,251

Total	$286,214

NOTES TO STATEMENT OF ASSETS ACQUIRED

AND LIABILITIES ASSUMED (Continued)

4. Securities (Continued)

Expected maturities may differ from contractual maturities because certain borrowers may have the right to call or prepay obligations with or without penalties. The amortized cost and fair value of securities at the Bank Closing Date are shown by contractual maturity below (in thousands).

	Amortized Cost	Fair Value
Due in one year or less	$43,000	$43,000
Due after one year through five years	—	—
Due after five years through ten years	37,647	37,647
Due after ten years	160,316	160,316

	240,963	240,963

Residential mortgage-backed securities	45,251	45,251

Total	$286,214	$286,214

5. Loans

The Bank acquired loans both with and without evidence of credit quality deterioration since origination. The Bank’s portfolio of acquired loans had a fair value of $1.2 billion as of the Bank Closing Date, with no carryover of any allowance for loan losses. Acquired loans were segregated between those considered to be PCI loans and those without credit impairment at acquisition. The following table presents details on acquired covered and non-covered loans at the Bank Closing Date (in thousands).

	Loans, excluding PCI Loans	PCI Loans	Total Loans
Commercial and industrial	$47,874	$47,751	$95,625
Real estate	242,998	611,219	854,217
Construction and land development	26,669	158,247	184,916
Consumer	19,095	5,614	24,709

Total	$336,636	$822,831	$1,159,467

The following table presents information about the acquired covered and non-covered PCI loans at the Bank Closing Date (in thousands).

Contractually required principal and interest payments	$1,533,667
Nonaccretable difference	542,241

Cash flows expected to be collected	991,426
Accretable difference	168,595

Fair value of loans acquired with a deterioration of credit quality	$822,831

NOTES TO STATEMENT OF ASSETS ACQUIRED

AND LIABILITIES ASSUMED (Continued)

5. Loans (Continued)

The following table presents information about the acquired loans without credit impairment at the Bank Closing Date (in thousands).

Contractually required principal and interest payments	$466,754
Contractual cash flows not expected to be collected	43,783
Fair value at acquisition	336,636

As part of the P&A Agreement, the Bank and the FDIC entered into loss-share agreements covering future losses incurred on certain acquired loans. The Company refers to acquired commercial and single family residential loan portfolios that are subject to the loss-share agreements as “covered loans”. Non-covered loans refer to loans not covered by the FDIC loss-share agreements. The Bank’s portfolio of acquired covered loans had a fair value of $1.1 billion as of the Bank Closing Date, with no carryover of any allowance for loan losses. Acquired covered loans were segregated between those considered to be PCI loans and those without credit impairment at acquisition. The non-covered loan portfolio at the Bank Closing Date includes loans acquired as a part of the FNB Transaction totaling $42.9 million, of which $8.6 million are categorized as non-covered PCI loans.

In accordance with the loss-share agreements, the Bank may be required to make a “true-up” payment to the FDIC, approximately ten years following the Bank Closing Date, if the FDIC’s initial estimate of losses on covered assets is greater than the actual realized losses. The “true-up” payment is calculated using a defined formula set forth in the P&A Agreement.

The Company has established under its PCI accounting policy a framework to aggregate certain acquired covered loans into various loan pools based on a minimum of two layers of common risk characteristics for the purpose of determining their respective fair values as of their acquisition dates, and for applying the subsequent recognition and measurement provisions for income accretion and impairment testing.

The following table presents the carrying value of the covered and non-covered loans summarized by portfolio segment at the Bank Closing Date (in thousands).

	Covered Loans	Non-Covered Loans	Total Loans
Commercial and industrial	$77,998	$17,627	$95,625
Real estate	853,669	548	854,217
Construction and land development	184,916	—	184,916
Consumer	—	24,709	24,709

Total	$1,116,583	$42,884	$1,159,467

The following table presents the carrying value and the outstanding contractual balance of the covered and non-covered PCI loans at the Bank Closing Date (in thousands).

	Covered Loans	Non-Covered Loans
Carrying amount	$814,269	$8,562
Oustanding balance	1,123,342	12,635

NOTES TO STATEMENT OF ASSETS ACQUIRED

AND LIABILITIES ASSUMED (Continued)

5. Loans (Continued)

At the Bank Closing Date, the total nonaccretable difference and accretable yield for covered PCI loans were $537.4 million and $168.0 million, respectively, and $4.8 million and $0.6 million, respectively, for non-covered PCI loans.

6. Deposits

The following table presents a summary of the deposits assumed at the Bank Closing Date (in thousands).

Noninterest-bearing demand	$376,474
Interest-bearing:
NOW accounts	57,700
Money market	236,720
Savings	78,019
Time	1,462,827

Total	$2,211,740

At the Bank Closing Date, the scheduled maturities of interest-bearing time deposits were as follows (in thousands).

2013	$389,233
2014	587,687
2015	164,932
2016	63,599
2017	24,267
Thereafter	233,109

Total	$1,462,827

7. Income Taxes

The temporary differences between the financial accounting basis and income tax bases of assets acquired and liabilities assumed in this transaction result in a net deferred tax liability. For income tax purposes, the FNB Transaction will be accounted for as an asset purchase and the tax bases of assets acquired will be allocated based on fair values using a modified residual method. Under this method, the purchase price is allocated among the assets in order of liquidity (the most liquid first) up to its fair market value. The assets acquired and liabilities assumed resulted in a deferred tax liability of $4.5 million for the Bank. The Bank did not acquire any of the tax attributes of FNB’s assets and liabilities.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

SWS GROUP, INC.

HILLTOP HOLDINGS INC.

and

PERUNA LLC

Dated as of March 31, 2014

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Section
Advisers Act	3.21(h)
affiliate	9.13(a)
Agreement	Preamble
Alternative Acquisition Agreement	6.10(b)
Bank	3.2(b)
Bank Merger	1.5
Bank Merger Agreement	1.5
Bank Merger Certificates	1.5
Bankruptcy and Equity Exception	3.4(a)
Beneficially Own	3.10
Book-Entry Shares	1.4(d)
Broker-Dealer Entity	3.21(a)
Broker-Dealer Merger	6.1(d)
business day	9.13(b)
capital stock	9.13(c)
Capitalization Date	3.3(a)
Certificate	1.4(d)
Certificate of Merger	1.2
Change in Company Recommendation	6.10(b)
Closing	9.1
Closing Date	9.1
Code	Recitals
Company	Preamble
Company 10-Ks	3.6(a)
Company 10-Q	3.6(a)
Company 401(k) Plan	6.7(c)
Company Benefit Plans	3.15(a)
Company Common Stock	1.4(b)
Company Deferred Compensation Plans	1.6(b)
Company Deferred Shares	1.6(b)
Company Disclosure Schedule	Article III Preamble
Company Financial Statements	3.6(a)
Company Material Adverse Effect	3.1(a)
Company Preferred Stock	3.3(a)
Company Recommendation	6.3(a)
Company Restricted Shares	1.6(a)
Company SEC Reports	3.6(c)
Company Stock Plans	1.6(a)
Company Stockholder Approval	3.24
Company Stockholders’ Meeting	6.3(a)
Company Warrants	1.7
Confidentiality Agreement	6.2(b)
Covered Employee	6.7(a)
Credit Agreement	9.13(d)
Delaware Secretary	1.2
DGCL	1.1
Dissenting Shares	1.4(f)
DLLCA	1.1

A-iv

Section
DPC Common Shares	1.4(b)
Effective Time	1.2
Environmental Laws	3.17
ERISA	3.15(a)
ERISA Affiliate	3.15(a)
Exchange Act	3.5
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.1
FDIC	3.2(b)
Federal Reserve	3.4(d)
FHLMC	3.22(h)
FINRA	3.21(c)
FNMA	3.22(h)
Form S-4	3.4(d)
GAAP	3.1(a)
GNMA	3.22(h)
Governmental Entity	3.4(d)
HSR Act	3.4(d)
Indemnified Parties	6.8(a)
Intellectual Property	3.18(e)(i)
Intervening Event	6.10(e)
Investment Company Act	3.21(f)
Investor	3.22(h)
IRS	3.15(b)
IT Assets	3.18(e)(ii)
knowledge	9.13(e)
Letter of Transmittal	2.2(a)
Letter Agreement	1.7
Licensed Intellectual Property	3.18(e)(iii)
Liens	3.2(a)
Loans	3.22(a)
Material Contracts	3.20(a)
Materially Burdensome Regulatory Condition	6.1(e)
Merger	Recitals
Merger Consideration	1.4(c)
Merger Sub	Preamble
Mortgage Loans	3.22(h)
Mortgage Vendor	3.22(d)
Mortgage Vendor Agreement	3.22(d)
Nonqualified Deferred Compensation Plan	3.15(d)
Oak Hill Warrants	1.7
OCC	3.4(d)
OREO	3.7
Outside Date	8.1(b)(ii)
Owned Intellectual Property	3.18(e)(iv)
Per Share Cash Consideration	1.4(c)
Per Share Stock Consideration	1.4(c)
Permitted Liens	3.7
person	9.13(f)

A-v

Section
Premium Cap	6.8(c)
Proxy Statement	3.4(d)
Purchaser	Preamble
Purchaser 401(k) Plan	6.7(c)
Purchaser Bank	4.2(b)
Purchaser Capitalization Date	4.3(a)
Purchaser Closing Price	2.2(f)
Purchaser Common Stock	1.4(b)
Purchaser Disclosure Schedule	Article IV Preamble
Purchaser Material Adverse Effect	4.1(a)
Purchaser Preferred Stock	4.3(a)
Purchaser SEC Reports	4.6(c)
Purchaser Stock Plans	4.3(a)
Purchaser Warrant	1.7
Qualified Plan	3.15(e)
Record Date	6.3(a)
Regulatory Agencies	3.6(b)
Regulatory Agreement	3.13(c)
Regulatory Approvals	3.4(d)
Requisite Regulatory Approvals	7.1(e)
RIA Entity	3.21(a)
SEC	3.4(d)
Securities Act	3.6(c)
SOX	3.6(c)
Special Committee	8.4
Special Mention Loan	3.22(e)
Special Voting Stock	4.3(a)
SRO	3.4(d)
Submission	3.5
subsidiary	9.13(g)
Superior Proposal	6.10(d)
Surviving Company	Recitals
Take-Out Letter	3.22(h)
Takeover Law	3.4(b)
Tax	3.8(j)
Termination Fee	8.3
Third Party	6.10(c)
Third Party Acquisition	6.10(c)
Trade Secrets	3.18(e)(i)
Trust Account Common Shares	1.4(b)

A-vi

AGREEMENT AND PLAN OF MERGER, dated as of March 31, 2014 (this “Agreement”), by and among HILLTOP HOLDINGS INC., a Maryland corporation (“Purchaser”), PERUNA LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Purchaser (“Merger Sub”) and SWS GROUP, INC., a Delaware corporation (“Company”).

RECITALS

A. The Board of Directors of Company has (i) determined that it is in the best interests of Company and its stockholders (other than Purchaser), and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the business combination transaction in which Company will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Merger Sub (the “Merger”), with Merger Sub as the surviving entity in the Merger (sometimes referred to in such capacity as the “Surviving Company”) and (iii) resolved to recommend, subject to the terms of this Agreement, adoption of this Agreement by the stockholders of Company.

B. The Board of Directors of Purchaser has (i) determined that it is in the best interests of Purchaser and its stockholders, and declared it advisable, to enter into this Agreement and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger.

C. Purchaser, as the sole member of Merger Sub, has adopted this Agreement and approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement.

D. The parties intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and intend for this Agreement to constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

E. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with (i) the General Corporation Law of the State of Delaware (the “DGCL”) and (ii) the Delaware Limited Liability Company Act (the “DLLCA”), at the Effective Time, Company shall merge with and into Merger Sub. Merger Sub shall be the Surviving Company in the Merger and shall continue its existence under the laws of the State of Delaware. As of the Effective Time, the separate corporate existence of Company shall cease.

1.2 Effective Time. Subject to the terms and conditions of this Agreement, on or before the Closing Date, Purchaser and Company shall cause to be filed a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary”) executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL and the DLLCA in order to effect the Merger. The Merger shall become effective as of the date and time specified in the Certificate of Merger (the “Effective Time”).

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DLLCA and DGCL.

1.4 Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, Company or the holder of any of the following securities:

(a) The sole limited liability company interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall constitute the sole limited liability company interest of the Surviving Company.

(b) All shares of common stock, par value $0.10 per share, of Company (the “Company Common Stock”) issued immediately prior to the Effective Time that are owned, directly or indirectly, by Company, Purchaser or Merger Sub (other than shares of Company Common Stock (1) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, which shall include any shares of Company Common Stock held in a rabbi or other trust for purposes of funding a Company Benefit Plan (any such shares, “Trust Account Common Shares”) or (2) held, directly or indirectly, by Company, Purchaser or Merger Sub in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist, and no Merger Consideration or cash in lieu of fractional shares of common stock, par value $0.01 per share of Purchaser (“Purchaser Common Stock”) shall be delivered in exchange therefor.

(c) Subject to Section 1.4(e) and Section 1.6, each issued and outstanding share of Company Common Stock, except for shares of Company Common Stock owned by Company, Purchaser or Merger Sub (other than Trust Account Common Shares, DPC Common Shares and Dissenting Shares), shall be converted into the right to receive, without interest, (i) 0.2496 of shares of Purchaser Common Stock (the “Per Share Stock Consideration”) and (ii) an amount in cash equal to $1.94 per share of Company Common Stock (the “Per Share Cash Consideration”). For purposes of this Agreement, the “Merger Consideration” means the right to receive the consideration described in clauses (i) and (ii) of the preceding sentence pursuant to the Merger with respect to each issued and outstanding share of Company Common Stock (together with any cash in lieu of fractional shares as specified in Section 2.2(f)).

(d) All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Common Stock (each, a “Certificate”) and each non-certificated share of Company Common Stock represented by book-entry (“Book-Entry Shares”) shall thereafter represent only the right to receive the Merger Consideration and/or cash in lieu of fractional shares, into which the shares of Company Common Stock represented by such Certificate or Book-Entry Shares have been converted pursuant to this Section 1.4 and Section 2.2(f), as well as any dividends to which holders of Company Common Stock become entitled in accordance with Section 2.2(c).

(e) If, between the date of this Agreement and the Effective Time, the outstanding shares of Purchaser Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, in each case that affects the entire class of such shares of Purchaser Common Stock, an appropriate and proportionate adjustment shall be made to the Merger Consideration.

(f) Notwithstanding any other provision contained in this Agreement, no shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a stockholder who has properly exercised such stockholder’s appraisal rights (any such shares being referred to herein as “Dissenting Shares”) under Section 262 of the DGCL shall be converted into the right to receive the Merger Consideration as provided in Section 1.4(c) and instead shall be entitled to such rights (but only such rights) as are granted by Section 262 of the DGCL (unless and until such stockholder shall have failed to perfect, or shall have effectively withdrawn or lost, such stockholder’s right to dissent from the Merger under the DGCL, at which point such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration) and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL. Company shall give Purchaser (i) prompt notice of any notice or demand for appraisal or payment for shares of Company Common Stock received by Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand or notices. Company shall not, without the prior written consent of Purchaser or as required by law, make any payment with respect to, or settle, offer to settle or otherwise negotiate any such demands.

1.5 Bank Merger. On the Closing Date and immediately following the Effective Time, Southwest Securities, FSB, a federally chartered savings bank and a wholly-owned subsidiary of Company, will merge (the “Bank Merger”) with and into PlainsCapital Bank, a Texas banking association and an indirect wholly-owned subsidiary of Purchaser. PlainsCapital Bank shall be the surviving entity in the Bank Merger and shall continue its corporate existence under the name PlainsCapital Bank, and, following the Bank Merger, the separate corporate existence of Southwest Securities, FSB shall cease. The parties agree that the Bank Merger shall become effective immediately after the Effective Time. The Bank Merger shall be implemented pursuant to an agreement and plan of merger, in a form to be specified by Purchaser and reasonably acceptable to Company (the “Bank Merger Agreement”). In order to obtain the necessary state and federal regulatory approvals for the Bank Merger, the parties hereto shall cause the following to be accomplished prior to the filing of applications for regulatory approval: (i) Company shall cause Southwest Securities, FSB to adopt the Bank Merger Agreement, Company, as the sole shareholder of Southwest Securities, FSB, shall approve the Bank Merger Agreement, and Company shall cause the Bank Merger Agreement to be duly executed by Southwest Securities, FSB and delivered to PlainsCapital Bank and (ii) Purchaser shall cause PlainsCapital Bank to adopt the Bank Merger Agreement, Purchaser shall cause PlainsCapital Corporation, as the sole shareholder of PlainsCapital Bank, to approve the Bank Merger Agreement and Purchaser shall cause the Bank Merger Agreement to be duly executed by PlainsCapital Bank and delivered to Southwest Securities, FSB. Company shall cause Southwest Securities, FSB, and Purchaser shall cause PlainsCapital Bank, to execute such certificates of merger and articles of combination and such other documents and certificates (in each case in form and substance reasonably satisfactory to Purchaser and Company) as are necessary to make the Bank Merger effective (the “Bank Merger Certificates”) immediately following the Effective Time.

1.6 Restricted Shares and Deferred Shares.

(a) As of the Effective Time, each restricted share of Company Common Stock granted under Company’s 2012 Restricted Stock Plan or Company’s 2003 Restricted Stock Plan (together, the “Company Stock Plans”), whether or not vested, that is outstanding immediately prior to the Effective Time (the “Company Restricted Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration determined in accordance with Section 1.4 of this Agreement, and treating such Company Restricted Shares in the same manner as all other shares of Company Common Stock for such purposes; provided, however, that, Purchaser shall be entitled to deduct and withhold any amounts as may be required to be deducted and withheld under the Code and any applicable state or local tax law; provided, further, however, that any such amounts shall be withheld first from the aggregate Per Share Cash Consideration payable in respect of such holder’s Company Restricted Shares. Notwithstanding the foregoing and for avoidance of doubt, any Company Restricted Shares granted on or after the date of this Agreement shall not be converted into the right to receive the Merger Consideration and shall be treated in accordance with the terms set forth in Section 5.2(t) of the Company Disclosure Schedule.

(b) As of the Effective Time, each notional share of Company Common Stock reflected in participant accounts (collectively, the “Company Deferred Shares”) pursuant to Company’s 2005 Deferred Compensation Plan or Company’s Amended and Restated Deferred Compensation Plan, Effective July 1, 1999 (collectively, the “Company Deferred Compensation Plans”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into 0.3328 notional share of Purchaser Common Stock, and shall otherwise continue to be reflected in the same participant’s account under the same Company Deferred Compensation Plan and on the same terms and conditions (including applicable vesting and distribution requirements and deferral provisions) as applied to such Company Deferred Shares immediately prior to the Effective Time; provided that such notional shares shall become fully vested on termination of such participant’s employment without “Cause” (as defined in Section 1.6(b) of the Company Disclosure Schedule) after the Effective Time.

(c) At or prior to the Effective Time, Company shall take such actions as are necessary (including obtaining any resolutions of the Board of Directors of Company or, if appropriate, any committee thereof administering the Company Stock Plans and the Company Deferred Compensation Plans) to effectuate the provisions of this Section 1.6.

1.7 Warrants. At and conditioned upon the occurrence of the Effective Time, the warrants issued by Company to Purchaser on July 29, 2011 (the “Purchaser Warrant” and together with the warrants issued by Company to, respectively, Oak Hill Capital Partners III, L.P. and Oak Hill Capital Management Partners III, L.P. on July 29, 2011 (the “Oak Hill Warrants”), the “Company Warrants”), if outstanding, shall be cancelled. At and conditioned upon the occurrence of the Effective Time, and in connection with the Merger, Oak Hill shall deliver to Company the certificates evidencing the Oak Hill Warrants and the Loans, if any, and Company shall issue and deliver to Oak Hill, in exchange for the Oak Hill Warrants and the Loans held by Oak Hill, the following consideration: (i) the Merger Consideration that the holders of the Oak Hill Warrants would have been entitled to receive upon consummation of the Merger if the Oak Hill Warrants had been exercised immediately prior to the Effective Time (with cash paid in lieu of fractional shares of Purchaser Common Stock, calculated in the manner provided in Section 2.2(f)) and (ii) an amount equal to the Applicable Premium (as defined in the Credit Agreement) calculated as if the Loans held by Oak Hill were prepaid in full as of the Closing Date. Concurrently with the execution of this Agreement, Oak Hill and Company entered into the agreement dated March 31, 2014 in the form provided by Company to Purchaser prior to the execution of this Agreement (the “Letter Agreement”).

1.8 Organizational Documents of the Surviving Company. The certificate of formation and limited liability company agreement of the Surviving Company shall be the certificate of formation and limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and applicable law.

1.9 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company and shall hold office until their respective successors are duly appointed, or their earlier death, resignation or removal. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Company and shall hold office until their respective successors are duly appointed and qualified, or their earlier death, resignation or removal.

1.10 Effect on Purchaser Common Stock. Each share of Purchaser Common Stock outstanding immediately prior to the Effective Time will remain outstanding.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1 Delivery of Merger Consideration. Prior to the Effective Time, Purchaser shall (a) authorize an exchange agent, which person shall be a bank or trust company selected by Purchaser and reasonably acceptable to Company (the “Exchange Agent”), pursuant to an agreement (the “Exchange Agent Agreement”) entered into prior to the Effective Time in form and substance reasonably acceptable to Company, to deliver an aggregate number of shares of Purchaser Common Stock and an amount in cash which together are equal to the aggregate Merger Consideration (excluding, for avoidance of doubt, the aggregate Merger Consideration in respect of Company Restricted Shares and Company Deferred Shares, which shall be paid by the Surviving Company or one of its subsidiaries promptly following the Effective Time (in the case of the Company Restricted Shares) or the time elected under the applicable Company Deferred Compensation Plan (in the case of Company Deferred Shares), less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign law) and (b) deposit, or cause to be deposited with, the Exchange Agent sufficient cash required to pay the Merger Consideration and, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section  2.2(f) (the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose.

2.2 Exchange Procedures.

(a) As soon as reasonably practicable after the Effective Time, but in any event within five business days thereafter, the Exchange Agent shall mail to each holder of record of Certificate(s) or Book-Entry Shares which, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) or Book-Entry Shares shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificate(s))) or Book-Entry Shares to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement and are reasonably acceptable to Company (the “Letter of Transmittal”) and (ii) instructions for use in surrendering Certificate(s) or Book-Entry Shares in exchange for the applicable Merger Consideration, any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to this Article II.

(b) Upon surrender to the Exchange Agent of its Certificate(s) or Book-Entry Shares, accompanied by a properly completed Letter of Transmittal, a holder of Company Common Stock will be entitled to receive promptly after the Effective Time, the applicable Merger Consideration and any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor in respect of the shares of Company Common Stock represented by its Certificate(s) or Book-Entry Shares. Until so surrendered, each such Certificate or Book-Entry Shares shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the applicable Merger Consideration and any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration upon surrender of such Certificate or Book-Entry Shares in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c) No dividends or other distributions with respect to Purchaser Common Stock shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the shares of Purchaser Common Stock represented thereby, in each case unless and until the surrender of such Certificate or Book-Entry Share in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate or Book-Entry Share in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Purchaser Common Stock represented by such Certificate or Book-Entry Share and paid prior to such surrender date, and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Purchaser Common Stock represented by such Certificate or Book-Entry Shares with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Purchaser Common Stock issuable with respect to such Certificate or Book-Entry Shares.

(d) In the event of a transfer of ownership of a Certificate or Book-Entry Shares representing Company Common Stock that is not registered in the stock transfer records of Company, the shares of Purchaser Common Stock and cash in lieu of fractional shares of Purchaser Common Stock comprising the Merger Consideration shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate or Book-Entry Shares so surrendered is registered if the Certificate or Book-Entry Shares formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or Book-Entry Shares, or establish to the reasonable satisfaction of Purchaser that the tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) the one-year anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Purchaser or the Surviving Company) shall be entitled to deduct and withhold from any cash in lieu of fractional shares of Purchaser Common Stock otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange Agent, Purchaser or the Surviving Company, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent, Purchaser or the Surviving Company, as the case may be, and timely paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent, or Purchaser or the Surviving Company, as the case may be.

(e) After the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock that were issued immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the applicable Merger Consideration and any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

(f) Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Purchaser Common Stock shall be issued upon the surrender of Certificates or Book-Entry Shares for exchange, no dividend or distribution with respect to Purchaser Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Purchaser. In lieu of the issuance of any such fractional share, Purchaser shall pay to each former stockholder of Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the high and low sales prices of Purchaser Common Stock on the New York Stock Exchange, as reported on the New York Stock Exchange Composite Transaction Tape, on each of the five consecutive trading days ending on the trading day that is two trading days prior to the Closing Date by (the “Purchaser Closing Price”) (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Purchaser Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(g) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Company as of the one year anniversary of the Effective Time will be paid to Purchaser. In such event, any former stockholders of Company who have not theretofore complied with this Article II shall thereafter look only to Purchaser with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Purchaser Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Purchaser, the Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Purchaser or the Exchange Agent, the posting by such person of a bond in such amount as Purchaser may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration deliverable in respect thereof pursuant to this Agreement, including any cash in lieu of fractional shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Subject to Section 9.5, except as set forth in the Disclosure Schedule previously delivered by Company to Purchaser (the “Company Disclosure Schedule”) or in the Company SEC Reports (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Company hereby represents and warrants to Purchaser and Merger Sub as follows:

3.1 Organization and Authority.

(a) Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified or where the failure to be so qualified or in good standing would not reasonably be expected to result in a Company Material Adverse Effect. “Company Material Adverse Effect” means any occurrence, event, development, effect, change or condition that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of Company and its subsidiaries, taken as a whole; provided, however, that any such occurrence, event, development, effect, change or condition that results from or arises out of any of the following shall not be considered when determining if a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (A) changes in generally accepted accounting principles as applied in the United States (“GAAP”) or interpretations thereof, (B) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation or change in laws, rules or regulations of general applicability to companies in any of the industries in which Company and its subsidiaries operate or the interpretation or enforcement thereof, (C) changes in global, national or regional political conditions or economic or market conditions generally (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets), (D) changes in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally and including changes to any previously correctly applied asset marks resulting therefrom, (E) a decline in the trading price of Company Common Stock or a failure, in and of itself, to meet earnings projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period, but not including any underlying causes thereof, (F) execution and delivery of this Agreement, the public announcement of this Agreement or the Merger, the taking of any action required by this Agreement, or the identity of, or any facts or circumstances relating to any other party to this Agreement or such other party’s subsidiaries, including the impact of any of the foregoing on the relationships, contractual or otherwise, of such person or any of its subsidiaries with customers, providers, suppliers, partners, officers or employees (including any employee departures that result from the announcement or this Agreement or any of the transactions contemplated hereby) (it being understood and agreed that the foregoing paragraph (F) shall not apply to the representation and warranty set forth in Section 3.4(c)), (G) acts of war, sabotage or terrorism, or military actions, or any escalation or worsening thereof, (H) earthquakes, floods, hurricanes, tornadoes, natural disasters or other “acts of God”, (I) any changes in conditions generally affecting any industry in which Company or any of its subsidiaries operate or similar, (J) any litigation or legal proceedings arising from or allegations of a breach of fiduciary duty or violation of applicable law relating to this Agreement or the Merger or (K) actions or omissions taken with the prior written consent of Purchaser or expressly required by this Agreement except, with respect to clauses (A), (B), (C), (D), (G), (H) and (I), to the extent that the effects of such change are materially disproportionately adverse to the financial condition, results of operations or business of Company and its subsidiaries, taken as a whole, as compared to other companies in the industries in which Company and its subsidiaries operate.

(b) Company has furnished or made available to Purchaser true, correct and complete copies of Company’s certificate of incorporation and bylaws as amended through the date of this Agreement. Company is a savings and loan holding company duly registered under the Home Owners’ Loan Act, as amended and the applicable regulations and interpretations of the regulatory authorities responsible for implementing such statute.

3.2 Company’s Subsidiaries.

(a) Company has set forth in the Company Disclosure Schedule a true, complete and correct list of all of its subsidiaries as of the date of this Agreement, all shares of the outstanding capital stock of each of which are owned directly or indirectly by Company. No capital stock of any subsidiary of Company is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, gross-up right, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary of Company, and there are no contracts, commitments, understandings or arrangements by which any subsidiary of Company is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. All of the shares of capital stock of each subsidiary of Company are duly authorized and validly issued, fully paid and nonassessable and are owned directly or indirectly by Company free and clear of any lien, adverse right or claim, charge, option, pledge, covenant, title defect, security interest or other encumbrances of any kind (“Liens”).

(b) Each subsidiary of Company is an entity duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not reasonably be expected to result in a Company Material Adverse Effect, and has corporate or other legal entity power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Except in respect of its subsidiaries, Company does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation bank, business trust, association or other entity. Company’s sole depository institution subsidiary is Southwest Securities, FSB (the “Bank”), which is duly organized and validly existing as a federally chartered savings bank. The Bank is a member in good standing of the Federal Home Loan Bank of Dallas and owns the requisite amount of stock therein. The deposit accounts of the Bank are insured by the Federal Deposit Insurance Corporation (“FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

3.3 Capitalization.

(a) The authorized capital stock of Company consists of 60,000,000 shares of Company Common Stock, par value $0.10 per share, and 100,000 shares of preferred stock, par value $1.00 per share (the “Company Preferred Stock”). As of the close of business on Friday, March 28, 2014 (the “Capitalization Date”), there were 33,312,140 shares of Company Common Stock issued, 33,068,118 shares of Company Common Stock outstanding and 17,391,304 shares of Company Common Stock reserved for issuance in respect of the Company Warrants. As of the Capitalization Date, there were no shares of Company Preferred Stock outstanding and 17,400 shares of Series A Preferred Stock reserved for issuance in respect of the Company Warrants. As of the Capitalization Date, other than the Company Warrants and other than in respect of awards outstanding under or issued pursuant to the Company Stock Plans and Company Deferred Compensation Plans, there are no outstanding warrants or other securities convertible into or exchangeable or exercisable for shares of Company Common Stock or Company Preferred Stock. Other than in respect of awards outstanding as of the date hereof under or issued pursuant to the Company Stock Plans and Company Deferred Compensation Plans, since the Capitalization Date and through the date of this Agreement, Company has not (i) issued or authorized the issuance of any shares of Company Common Stock or Company Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Company Common Stock or Company Preferred Stock, (ii) reserved for issuance any shares of Company Common Stock or Company Preferred Stock or (iii) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of Company Common Stock or Company Preferred Stock. Other than in respect of the issuance of the awards outstanding under or pursuant to the Company Stock Plans and Company Deferred Compensation Plans in respect of which an aggregate of no more than 244,022 shares of Company Common Stock have been reserved for issuance, and other than in respect of the Company Warrants, no shares of Company Common Stock or Company Preferred Stock have been reserved for issuance. As of the Capitalization Date, 417,137 Company Restricted Shares were outstanding and as of February 28, 2014, 316,642 Company Deferred Shares were outstanding. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of Company may vote are issued and outstanding. Except under or pursuant to the Company Warrants, Company Stock Plans and Company Deferred Compensation Plans, Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable or exercisable for, any shares of Company Common Stock or Company Preferred Stock or any other equity securities of Company or any securities representing the right to purchase or otherwise receive any shares of capital stock of Company (including any rights plan or agreement). Company has set forth in the Company Disclosure Schedule all shares of Company capital stock that have been purchased, redeemed or otherwise acquired, directly or indirectly, by Company or any subsidiary of Company since the Capitalization Date and all dividends or other distributions that have been declared, set aside, made or paid to the stockholders of Company since that date. Company is not a party to any voting agreement with respect to any shares of capital stock of, or other equity or voting interests in, Company or any subsidiary of Company and, to the knowledge of Company, as of the date of this Agreement there are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interests in, Company or any of its subsidiaries. Except for Trust Account Common Shares and DPC Common Shares, no subsidiary of Company owns any capital stock of Company. Section 3.3(b) of the Company Disclosure Schedule sets forth a true and complete list of all awards of Company Restricted Shares outstanding as of the Capitalization Date, specifying for each award the name of the holder and the number of shares of Company Common Stock subject to such award.

3.4 Authorization; No Violation.

(a) Company has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Company, and the consummation of the transactions contemplated hereby, have been duly authorized by the Board of Directors of Company. This Agreement has been duly and validly executed and delivered by Company and, assuming due authorization, execution and delivery of this Agreement by Purchaser and Merger Sub, is a valid and binding obligation of Company enforceable against Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganizations, fraudulent transfer or similar laws relating to or affecting creditors generally or by general equitable principles (whether applied in equity or at law) (the “Bankruptcy and Equity Exception”). No other corporate proceedings are necessary for the execution and delivery by Company of this Agreement, the performance by Company of its obligations under this Agreement or the consummation by Company of the transactions contemplated by this Agreement except the Company Stockholder Approval and the adoption and approval of the Bank Merger Agreement by the board of directors of Southwest Securities, FSB and by the Company as its sole shareholder.

(b) The Board of Directors of Company, at a meeting duly called and held in compliance with the requirements of the DGCL, has (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, Company and its stockholders (other than Purchaser); (ii) adopted and approved this Agreement and approved the transactions contemplated hereby, including the Merger; (iii) determined to recommend that the stockholders of Company adopt this Agreement and approve the transactions contemplated hereby, including the Merger; and (iv) taken all action required to be taken by them in order to exempt the Merger, this Agreement and the other transactions contemplated hereby, from the requirements of any “fair price,” “moratorium,” “control share acquisition,” “affiliate transaction,” “business combination” or other form of anti-takeover laws and regulations enacted under state, federal or other laws (including Section 203 of the DGCL) (any of the foregoing, a “Takeover Law”) that may purport to be applicable to the Merger, this Agreement and the other transactions contemplated hereby.

(c) Neither the execution, delivery and performance by Company of this Agreement, nor the consummation of the transactions contemplated by this Agreement, nor compliance by Company with any of the provisions of this Agreement, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien, upon any of the properties or assets of Company or any subsidiary of Company under any of the terms, conditions or provisions of (A) the certificate of incorporation or bylaws of Company or any subsidiary of Company (or similar governing documents) or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company or any subsidiary of Company is a party or by which it may be bound, or to which Company or any subsidiary of Company or any of the properties or assets of Company or any subsidiary of Company may be subject, or (ii) assuming that the consents, approvals and filings referred to in Section 3.4(d) are duly obtained, violate any ordinance, permit, concession, grant, franchise, law, statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to Company or any subsidiary of Company or any of their respective properties or assets other than, in the case of subclauses (i)(B) and (ii), for such violation or violations or other matters that would not reasonably be expected to have a Company Material Adverse Effect or would reasonably be expected to prevent, impair or materially delay the ability of Company to consummate the Merger. No consents or approvals are required under applicable law to effect the assignment or continuation of each investment advisory, sub-advisory, investment management, trust or similar agreement of Company or any of its subsidiaries with any investment advisory client in connection with the transactions contemplated hereby, including with respect to any change of control of any person in connection therewith except for such agreements that are not, individually or in the aggregate, material to Company and its subsidiaries taken as a whole.

(d) Except for (i) filings of required applications and notices with, and the receipt of consents, required authorizations, approvals, exemptions or non-objections from, the Securities and Exchange Commission (the “SEC”), the Commodity Futures Trading Commission, the NYSE, state securities authorities, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) the filing of any other required applications, filings or notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Office of the Comptroller of the Currency (the “OCC”), the Texas Department of Banking, any other foreign, federal or state banking, other regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each of the bodies set forth in clauses (i) and (ii), a “Governmental Entity”) and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing with the SEC of a proxy statement in definitive form relating to the Company Stockholders’ Meeting (the “Proxy Statement”) and of a registration statement on Form S-4 (or such other applicable form) (the “Form S-4”) in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (iv) the filing of (A) the Certificate of Merger with the Delaware Secretary and (B) the Bank Merger Certificates, (v) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and approval of listing of such Purchaser Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity or any other person are necessary in connection with the due execution, delivery, performance, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby including the

Merger and the Bank Merger, and, in each case, the satisfaction of any applicable waiting periods thereafter, except as would not reasonably be expected to have a Company Material Adverse Effect or would not reasonably be expected to prevent, impair or materially delay the ability of Company to consummate the Merger. As of the date of this Agreement, Company has no knowledge of any reason why any Requisite Regulatory Approvals to be obtained by it should not be granted on a timely basis.

3.5 Company Information. The information relating to Company and its subsidiaries that is provided by Company or its representatives for inclusion in the Proxy Statement and Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement (each a “Submission”), will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Company and its subsidiaries and other portions within the reasonable control of Company and its subsidiaries will comply in all material respects with the provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder. The representations and warranties contained in this Section 3.5 will not apply to statements or omissions based upon information furnished to Company by Purchaser expressly for inclusion in any Submission.

3.6 Financial Statements and Reports.

(a) The audited consolidated balance sheets of Company and its subsidiaries as of June 30, 2013, June 29, 2012 and June 24, 2011 and the related consolidated statements of comprehensive loss, stockholders’ equity and cash flows for each of the years ended June 30, 2013, June 29, 2012 and June 24, 2011, together with the notes thereto, reported on by Grant Thornton LLP and included in Company’s Annual Reports on Form 10-K for the fiscal years ended June 30, 2013, June 29, 2012 and June 24, 2011 (the “Company 10-Ks”), as filed with the SEC, and the unaudited consolidated balance sheets of Company and its subsidiaries as of December 31, 2013 and related consolidated statements of comprehensive (loss) income and cash flows for the three months then ended, included in Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2013 (the “Company 10-Q”) and collectively with the Company 10-Ks, the “Company Financial Statements”), (1) in all material respects have been prepared from, and are in accordance with, the books and records of Company and its subsidiaries, (2) complied as to form, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (3) in all material respects have been prepared in accordance with GAAP applied on a consistent basis and (4) present fairly in all material respects the consolidated financial position of Company and its subsidiaries at the dates set forth therein and the consolidated results of operations, changes in stockholders’ equity and cash flows of Company and its subsidiaries for the periods stated therein (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount) except, in each case, as indicated in such statements or the notes thereto. As of the date hereof, Grant Thornton LLP has not resigned (or informed Company that it intends to resign) or been dismissed as independent public accountants of Company as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Company and each of its subsidiaries have timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2010 with (i) the Federal Reserve, (ii) the FDIC, (iii) the OCC, (iv) the former Office of Thrift Supervision, (v) the Texas Department of Banking and any other state banking or other state regulatory authority, (vi) the SEC, (vii) any foreign regulatory authority and (viii) any applicable industry SRO (collectively,

“Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since December 31, 2010, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments would not reasonably be expected to have a Company Material Adverse Effect, and, as of the date hereof, there are no material unresolved violations or exceptions by any Regulatory Agencies in connection therewith.

(c) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Company or any of its subsidiaries pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, since June 25, 2011 (the “Company SEC Reports”) is publicly available (it being understood that documents made available via the SEC’s EDGAR system shall be deemed to have been made publicly available for purposes of this representation). No such Company SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (“SOX”). As of the date hereof, there are no material outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company SEC Reports. None of Company’s subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (other than Form 13F).

(d) The records, systems, controls, data and information of Company and its subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of, or appropriate license by, Company or its subsidiaries or accountants (including all means of access thereto and therefrom), except for non-exclusive ownership and non-direct control that would not reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to be material to Company and its subsidiaries taken as a whole, Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to Company, including its consolidated subsidiaries, is made known to the chief executive officer and the chief financial officer of Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Company’s outside auditors and the audit committee of the Board of Directors of Company (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information, and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting. As of the date of this Agreement, Company has no knowledge of any reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of SOX, without qualification, when next due. Since June 25, 2011, (i) neither Company nor any subsidiary of Company nor, to the knowledge of Company, any director, officer, employee, auditor, accountant or representative of Company or any subsidiary of Company, has received or otherwise had or obtained knowledge of any material written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any subsidiary of Company or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any subsidiary of Company has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Company or any subsidiary of Company, whether or not employed by Company or any subsidiary of Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Company or any of its officers or directors or employees who have a significant role in Company’s internal control over financial reporting to the Board of Directors of Company or any committee thereof or to any director or officer of Company.

3.7 Properties and Leases. Except for any (i) Liens for taxes and other governmental charges and assessments which are not yet due and payable, (ii) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business for sums not yet due and payable, and (iii) other Liens or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection (“Permitted Liens”), Company and each subsidiary of Company have good and marketable title in fee simple (in the case of owned real property) free and clear of any material Liens to all the real and personal property reflected in Company’s consolidated balance sheet as of June 30, 2013 included in the Company 10-K for the period then ended, and all owned real and personal property acquired since such date, except such owned real and personal property as has been disposed of in the ordinary course of business. Except as would not reasonably be expected to result in a Company Material Adverse Effect, (i) all leases of real property and all other leases material to Company or any subsidiary of Company pursuant to which Company or such subsidiary of Company, as lessee, leases real or personal property are valid and effective in accordance with their respective terms, and (ii) there is not, under any such lease, any existing default by Company or such subsidiary of Company or any event which, with notice or lapse of time or both, would constitute such a default. The Company Disclosure Schedule sets forth a listing as of the date of this Agreement of the Other Real Estate Owned (“OREO”) acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof. Other than OREO, and except for ordinary wear and tear, all of the buildings, structures, and appurtenances owned, leased, or occupied by Company or any subsidiary of Company are in good operating condition and in a state of good maintenance and repair and comply with applicable zoning and other municipal laws and regulations, and there are no latent defects therein, except to the extent that failure to satisfy this representation would not reasonably be expected to have a Company Material Adverse Effect.

3.8 Taxes.

(a) Company and each subsidiary of Company have each filed all material federal, state, county, local and foreign income and other material Tax returns, including information returns, required to be filed by them and all such filed Tax returns are, true, complete and correct in all material respects, and paid all material Taxes owed by it (whether or not shown on such returns) and no material Taxes owed by it or assessments received by it are delinquent.

(b) The federal income Tax returns of Company and each subsidiary of Company for the tax year ended December 31, 2008, and for all tax years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional Taxes for such fiscal years are pending.

(c) Neither Company nor any subsidiary of Company has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case that is still in effect, or has pending a request for any such extension or waiver.

(d) Neither Company nor any subsidiary of Company is a party to any pending action or proceeding, nor to Company’s knowledge is any such action or proceeding threatened by any Governmental Entity, for the assessment or collection of a material amount of Taxes, interest, penalties, assessments or deficiencies, and no material issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the Tax returns, business or properties of Company or any subsidiary of Company which has not been settled, resolved and fully satisfied, or adequately reserved for.

(e) Company and each subsidiary of Company have withheld and paid all material Taxes (determined both individually and in the aggregate) that they are required to withhold from amounts owing to employees, creditors or other third parties.

(f) Neither Company nor any subsidiary of Company is a party to, is bound by or has any obligation under any material Tax sharing or material Tax indemnity agreement or similar contract or arrangement other than any contract or agreement between or among Company and any subsidiary of Company.

(g) Neither Company nor any subsidiary of Company has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign law. Neither Company nor any subsidiary of Company has liability for the Taxes of any person other than Company or any subsidiary of Company under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law).

(h) During the last three years, neither Company nor any subsidiary of Company has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(i) Neither Company nor any subsidiary of Company has taken or has agreed to take any action, or has knowledge of any facts or circumstances, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(j) For purposes of this Agreement, the term “Tax” (including, with correlative meaning, the term “Taxes”) shall mean any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added.

3.9 Absence of Certain Changes.

(a) Since June 30, 2013, Company and its subsidiaries have conducted their respective businesses in all material respects only in the ordinary course consistent with their past practice and from such date until the date hereof there has not been any action taken or committed to be taken by Company or any subsidiary of Company which, if taken following entry by Company into this Agreement, would have required the consent of Purchaser pursuant to Section 5.2 (a), (b), (f), (v) and (w).

(b) Since June 30, 2013, there has not been a Company Material Adverse Effect.

3.10 Related Party Transactions. Except (i) as set forth in Section 3.10 of the Company Disclosure Schedule, (ii) for “compensation” as defined in Item 402 of the SEC’s Regulation S-K and disclosed in Company’s proxy statement on Schedule 14A filed with the SEC on October 3, 2013, (iii) for ordinary course bank deposit, trust and asset management services on arms’ length terms, (iv) for other transactions or arrangements of a type available to employees of Company or its subsidiaries generally, and (v) for transactions, agreements, arrangements or understandings between Company and one or more of its wholly-owned subsidiaries or among wholly-owned subsidiaries of Company, there are no material transactions or series of related transactions, agreements, arrangements or understandings between Company or any of its subsidiaries, on the one hand, and Company, any current or former director or executive officer of Company or any of its subsidiaries or any person other than Purchaser who Beneficially Owns 5% or more of the Shares (or, to the knowledge of Company as of the date hereof, any of such person’s immediate family members or affiliates) (other than subsidiaries of Company), on the other hand. For purposes of this Agreement, “Beneficially Own” and correlative terms are used as defined in Rules 13d-3 and 13d-5 of the Exchange Act.

3.11 Litigation and Other Proceedings. Except as would not reasonably be expected to have a Company Material Adverse Effect or would not reasonably be expected to prevent, impair or materially delay the ability of Company to consummate the Merger, there is no suit, action, investigation, claim, proceeding or review pending, or to the knowledge of Company, threatened against it or any of its subsidiaries or any of the current or former directors or executive officers of it or any of its subsidiaries. There is no material injunction, order, award, judgment, settlement, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon or entered into by Company, any of its subsidiaries or the assets of it or any of its subsidiaries.

3.12 No Undisclosed Liabilities. Except as would not reasonably be expected to have a Company Material Adverse Effect, and except for (i) those liabilities that are reflected or reserved against on the balance sheet of the Company 10-Q for the quarterly period ended December 31, 2013 (including any notes thereto), (ii) that were incurred or arose since December 31, 2013 in the ordinary course of business consistent with past practice of Company, or (iii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby, neither Company nor any subsidiary of Company has any liabilities of any nature (absolute, accrued, contingent, known, unknown or otherwise).

3.13 Compliance with Laws.

(a) Company and each of its subsidiaries hold, and have at all times since December 31, 2010 held, all licenses, franchises, permits, memberships and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable law (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, franchise, permit, membership or authorization or to pay such fees or assessments would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and, to the knowledge of Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened in writing that would reasonably be expected to have any such effect. Since December 31, 2010, Company and each of its subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, (i) any applicable law and its implementing regulations and the regulatory or supervisory guidance with respect thereto, including, as applicable, all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, the Truth in Savings Act and Regulation DD, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection

Practices Act, the Electronic Fund Transfer Act and Regulation E, the Credit Card Accountability, Responsibility and Disclosure Act, Servicemembers Civil Relief Act, Military Lending Act, the Federal Trade Commission Act, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, flood insurance, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, Sections 23A and 23B of the Federal Reserve Act, the Home Owners Loan Act and the implementing regulations of the Federal Reserve and the OCC, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, all agency and other investor and mortgage company requirements relating to the origination, sale and servicing of mortgage and consumer loans and all applicable laws relating to broker-dealers, investment advisers and insurance brokers, any other regulations or guidance issued by, or requirements of, the Consumer Financial Protection Bureau, the Federal Reserve, the OCC or any other federal agency with respect to anti-money laundering or terrorist financing, unfair or deceptive acts and practices, lending, financing, leasing, payment processing, deposit or savings accounts, transactions with affiliates or other activities, assets or liabilities of Company or any of its subsidiaries, (ii) any posted or internal privacy policies relating to data protection or privacy, including without limitation, the protection of personal information, and neither Company nor any of its subsidiaries knows of, or has received since December 31, 2010, written notice of, any material defaults or material violations of any applicable law, and (iii) regulatory or supervisory requirements or guidance with respect to risk management and oversight by Company and its subsidiaries of relationships with third parties which provide products and services to or on behalf of Company or any of its subsidiaries.

(b) Since December 31, 2010, Company and each of its subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the applicable governing documents and applicable law, except where the failure to so administer such accounts would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since December 31, 2010, none of Company, any of its subsidiaries, nor to Company’s knowledge, any director, officer or employee of Company or of any of its subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(c) Except as would not reasonably be expected to be material to Company and its subsidiaries taken as a whole, neither Company nor any of its subsidiaries is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or since December 31, 2010 has adopted any board resolutions at the request of, any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business (each a “Regulatory Agreement”), nor has Company or any subsidiary of Company been advised since December 31, 2010 and prior to the date hereof by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Regulatory Agreement. Except as would not reasonably be expected to be material to Company and its subsidiaries taken as a whole, Company and each of its subsidiaries are in compliance with each Regulatory Agreement to which it is party or subject, and neither Company nor any of its subsidiaries has received any notice in writing from any Governmental Entity indicating that either Company or any of its subsidiaries is not in compliance with any such Regulatory Agreement.

(d) Except as would not reasonably be expected to be material to Company and its subsidiaries taken as a whole, neither Company nor any of its subsidiaries, nor any of their respective directors, officers, employees or, to the knowledge of Company, any agents or other persons acting on their behalf, (i) has violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., as amended, or any other similar applicable foreign, federal or state legal requirement, (ii) has made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other person while knowing or having a reasonable belief that the person will pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing an improper advantage, or inducing a foreign official to use their influence to affect a governmental decision, (iii) has paid, accepted or received any unlawful contributions, payments, expenditures or gifts, (iv) has violated or operated in noncompliance with any export restrictions, money laundering law, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations, or (v) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

3.14 Labor. Neither Company nor any of its subsidiaries is a party to or bound by any labor or collective bargaining agreement and, to the knowledge of Company, there are no organizational campaigns or petitions of any labor union, workers’ council or labor organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of Company or any of its subsidiaries or compel Company or any of its subsidiaries to bargain with any such labor union, works council or labor organization. There are no material labor related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the knowledge of Company, threatened. Each of Company and its subsidiaries are in material compliance with all applicable laws relating to labor, employment or termination of employment, including but not limited to laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and are and have not since December 31, 2010 engaged in any unfair labor practices. Except as would not reasonably be expected to have a Company Material Adverse Effect, there are no complaints, lawsuits, arbitrations or administrative proceedings pending or, to the knowledge of Company, threatened against Company or any of its subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any Governmental Entity, relating to any law described in the preceding sentence, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

3.15 Company Benefit Plans.

(a) Section 3.15(a) of the Company Disclosure Schedule lists all material Company Benefit Plans (as defined below). For purposes of this Agreement,

“Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, compensation, deferred compensation, retiree medical or life insurance, pension, supplemental retirement, severance, tax gross-up retention, employment, termination, or other compensation or benefit plans, programs, arrangements, contracts or agreements to which Company or any subsidiary is a party, currently maintains, contributes to or sponsors for the benefit of any current or former employee, officer, director or independent contractor of Company or any subsidiary or for which Company or any subsidiary would reasonably be expected to otherwise have any current or future material liability (whether or not listed in Section 3.15(a) of the Company Disclosure Schedule).

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(b) Company has delivered or made available (it being understood that documents available via the SEC’s EDGAR system as identified on the Exhibit index to Company’s most recently filed Form 10-K or a subsequent Company SEC Report filed prior to the date hereof shall be deemed to have been made available for purposes of this representation) to Purchaser a true and complete copy of the written document evidencing each Company Benefit Plan or a written description of the material terms thereof. Not later than ten business days after the date hereof, Company will deliver or make available to Purchaser true, correct and complete copies of the following (as applicable): (i) the annual report (Form 5500), if any, filed with the U.S. Internal Revenue Service (“IRS”) for the most recent plan year, (ii) the most recently received IRS determination letter, if any, relating to such Company Benefit Plan, (iii) the most recently prepared actuarial report or financial statement, if any, relating to such Company Benefit Plan, (iv) the most recent summary plan description, if any, for such Company Benefit Plan and all modifications thereto and (v) any related trust agreements, insurance contracts or documents of any other funding arrangements relating to such Company Benefit Plan. No Company Benefit Plan is maintained outside the jurisdiction of the United States or covers any employee residing or working outside of the United States.

(c) Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.

(d) Except as would not reasonably be expected to result in material liability to Company or its subsidiaries, each Company Benefit Plan that is a “nonqualified deferred compensation plan” as defined in Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated in all material respects in good faith compliance with Section 409A of the Code and Notice 2005-1 and (ii) since December 31, 2008, been in documentary and operational compliance in all material respects with Section 409A of the Code.

(e) For each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (each, a “Qualified Plan”), the IRS has issued a favorable determination letter with respect to such Qualified Plan and the related trust that has not been revoked (nor, to Company’s knowledge, has revocation been threatened), and, to Company’s knowledge, no existing circumstances or events that have occurred would reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust. No trust funding any Company Benefit Plan is intended to meet the requirements of Code Section 501(c)(9).

(f) None of Company and its subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or (iii) a “single-employer plan” (as defined in Section 4001(a)(15) of ERISA) that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(g) No Company Benefit Plan provides for any material post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase the amount or value of, any payment, right or other benefit, including as the result of the forgiveness of indebtedness, to any employee, officer, director or other service provider of Company or any of its subsidiaries, or result in any limitation on the right of Company or any of its subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Company or any of its subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. The transactions contemplated by this Agreement will not require Company or any of its subsidiaries to establish or make any contribution to a rabbi trust or similar funding vehicle. No Company Benefit Plan provides for the gross-up or reimbursement of Tax under Section 4999 or 409A of the Code.

(i) None of Company and its subsidiaries, nor, to the knowledge of Company, any other Person who is a fiduciary with respect to any Company Benefit Plan who Company or any of its subsidiaries has an obligation to indemnify, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to any of the Company Benefit Plans or their related trusts, that could reasonably be expected to result in a material tax or penalty to the Company and its subsidiaries, or any other Person who is a fiduciary who Company or any of its subsidiaries has an obligation to indemnify with respect to such tax or penalty.

(j) There are no pending or, to Company’s knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans, except as would not reasonably be expected to result in a Company Material Adverse Effect.

3.16 Risk Management; Derivatives. Except as would not reasonably be expected to result in a Company Material Adverse Effect:

(a) Company and its subsidiaries have in place risk management policies and procedures sufficient in scope and operation to protect against risks of the type and in amounts reasonably expected to be incurred by persons of similar size and in similar lines of business as Company and its subsidiaries.

(b) All derivative instruments, including swaps, caps, floors and option agreements, whether entered into for Company’s own account, or for the account of one or more of its subsidiaries or their customers, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Company or one of its subsidiaries enforceable in accordance with their terms (subject to Enforceability Exceptions), and are in full force and effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, to Company’s knowledge, no party to any such derivative instrument to which Company or any of its subsidiaries is a party is in breach or violation of any provision thereof or default thereunder. The financial position of Company and its subsidiaries on a consolidated basis under or with respect to each such derivative transaction has been reflected in the books and records of Company and its subsidiaries in accordance with GAAP consistently applied.

3.17 Environmental Liabilities. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect on (a) Company, Company and its subsidiaries have complied with any and all applicable federal, state or local law, regulation, order, decree, permit, authorization, common law or Governmental Entity requirement governing: (i) the protection or restoration of the environment, health and safety (to the extent relating to hazardous substance exposure) or natural resources; (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance; or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property involving any hazardous substance (collectively, “Environmental Laws”); (b) there are no proceedings, claims, actions, or investigations of any kind, pending or threatened in writing, by any person, court, agency, or other Governmental Entity or any arbitral body, against Company or its subsidiaries arising under any Environmental Law and, to the knowledge of Company, there is no reasonable basis for any such proceeding, claim, action or investigation; (c) there are no agreements, orders, judgments, indemnities or decrees by or with any person, court, regulatory agency or other Governmental Entity, that could impose any liabilities or obligations under or in respect of any Environmental Law; and (d) to the knowledge of Company, there are, and have been, no hazardous substances or other environmental conditions at any property (currently or formerly owned, operated, or otherwise used by Company or any of its subsidiaries) under circumstances which could reasonably be expected to result in liability to or claims against Company or its subsidiaries under any Environmental Law.

3.18 Intellectual Property. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect:

(a) Each of Company and its subsidiaries (A) solely owns (beneficially, and of record where applicable), free and clear of all Liens, other than Permitted Liens and non-exclusive licenses entered into in the ordinary course of business, all right, title and interest in and to its respective Owned Intellectual Property, and (B) has valid and sufficient rights and licenses to all of the Licensed Intellectual Property. The Owned Intellectual Property is subsisting and, to the knowledge of Company valid and enforceable. To the knowledge of Company, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property used in or necessary for the operation of the respective businesses of Company and each of its subsidiaries as presently conducted and each of Company and its subsidiaries has sufficient rights to use all Intellectual Property used in its respective business as presently conducted.

(b) To the knowledge of Company, the operation of Company and each of its Subsidiaries’ respective businesses as presently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third person, and no third person has asserted in writing that Company or any of its subsidiaries has materially infringed, diluted, misappropriated or otherwise violated any third person’s Intellectual Property rights. To the knowledge of Company, no third person is infringing, misappropriating or otherwise violating any of Company’s or any of its subsidiary’s rights in the Owned Intellectual Property.

(c) Company and each of its subsidiaries has taken reasonable measures to protect (A) their rights in their respective Owned Intellectual Property and (B) the confidentiality of all Trade Secrets the value of which to Company is contingent on maintaining the confidentiality thereof that are owned, used or held by Company or any of its subsidiaries. To the knowledge of Company, no person has gained unauthorized access to Company’s or its subsidiaries’ IT Assets.

(d) Company’s and each of its subsidiaries’ respective IT Assets operate and perform as required by Company and each of its subsidiaries in connection with their respective businesses as presently conducted. Company and each of its Subsidiaries has implemented reasonable backup, security and disaster recovery technology and procedures. Company and each of its Subsidiaries is compliant with all applicable laws, rules and regulations, and their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees.

(e) Definitions.

(i) “Intellectual Property means any and all: (i) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, trade dress, trade names, business names, corporate names, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby; (ii) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues in connection therewith; (iii) confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, designs, unpatentable discoveries and inventions (“Trade Secrets”); (iv) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other similar intellectual property rights.

(ii) “IT Assets” means, with respect to any person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such person or such person’s subsidiaries.

(iii) “Licensed Intellectual Property” means the Intellectual Property owned by third persons and licensed or sublicensed to Company or any of its subsidiaries.

(iv) “Owned Intellectual Property” means Intellectual Property owned or purported to be owned by Company or any of its subsidiaries.

3.19 Brokers and Finders. There is no investment banker, broker or finder retained by or authorized to act on behalf of Company, any of its subsidiaries or any of Company’s stockholders or affiliates who is entitled to any fee, commission or reimbursement of expenses from Company or any of its subsidiaries in connection with the transactions contemplated hereby, other than Sandler O’Neill & Partners, L.P.

3.20 Material Contracts.

(a) Section 3.20 of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date of this Agreement of each of the following to which Company or any subsidiary of Company is a party or to which they or their assets or properties may be subject, whether written or oral:

(i) any material agreement with any labor union;

(ii) any contract containing covenants that limit in any material respect the ability of Company or any subsidiary of Company to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which or with whom, Company or any subsidiary of Company may carry on its business (other than as may be required by law or applicable regulatory authorities);

(iii) any material contract that obligates Company or any of its affiliates (or, upon consummation of the Merger, Purchaser or any of its affiliates) to conduct business with any third party on an exclusive or preferential basis, or that requires referrals of business or requires Company or any of its affiliates to make available investment opportunities to any person on a priority or exclusive basis;

(iv) any agreement that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Company or any of its subsidiaries;

(v) any material joint venture, partnership, strategic alliance or other similar contract (including any material franchising agreement, but in any event excluding introducing broker agreements); and any contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets or otherwise) outside the ordinary course of business, which acquisition or disposition is not yet complete or where such contract contains material continuing payment obligations (including “earn out” obligations) or contains material continuing indemnity obligations of Company or any subsidiary of Company;

(vi) any real property lease and any other lease with annual rental payments, in each case, aggregating $200,000 or more;

(vii) any contract providing for hedging or derivative instruments, including swaps, caps, floors and option agreements, when Company knows that the annual payments on any such contract will in the absence of a change in market conditions exceed $200,000;

(viii) any material agreement that relates to long term indebtedness or the borrowing of money with an original and remaining maturity of one year or more by Company or any of its subsidiaries, or the guarantee by Company or any of its subsidiaries of any such obligation, including any sale and leaseback transactions, capitalized leases and other similar financing transactions, in each case that would reasonably be expected to exceed $500,000;

(ix) any material agreement that relates to the performance of clearing or execution services to the extent Company or any of its subsidiaries has or is contractually bound to incur unsecured credit exposure arising from the performance of such clearing or execution services in excess of $200,000 to any single counterparty as of the date hereof or on any date in the future;

(x) any agreement that limits the payment of dividends by Company or any of its subsidiaries;

(xi) any consulting agreement or data processing, software programming or licensing contract involving the payment of more than $200,000 per annum (other than any such contracts which are terminable by Company or any of its subsidiaries on 60 days or less notice without any required payment or other conditions, other than the condition of notice);

(xii) any material agreement that relates to Company Owned Intellectual Property or Company Licensed Intellectual Property;

(xiii) any broker’s note to which a broker employed by Company is a party;

(xiv) that is not of the type described in clauses (i) through (xiv) above and which involved payments by, or to, Company or any of its subsidiaries in the fiscal year ended June 30, 2013, or that could reasonably be expected to involve such payments during the fiscal year ending June 30, 2014, of more than $500,000 (other than pursuant to Loans originated or purchased by Company or its subsidiaries);

(xv) any other contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K; or

All contracts, arrangements, commitments or understandings of the type described in this Section 3.20 shall be collectively referred to herein as the “Material Contracts.”
(b) Each such Material Contract is valid and in full force and effect and enforceable in accordance with its respective terms, except as would not reasonably be expected to have a Company Material Adverse Effect, and subject to the Bankruptcy and Equity Exception. Neither Company nor any subsidiary of Company, nor, to Company’s knowledge, any counterparty to any Material Contract, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, have not and would not reasonably be expected to result in a Company Material Adverse Effect.

3.21 Broker-Dealer and Other Regulated Subsidiaries. Except as would not reasonably be expected to have a Company Material Adverse Effect:

(a) Each of Company and its subsidiaries and, to the knowledge of Company, each of their respective officers and employees who are required to be registered, licensed or qualified as (i) a broker-dealer (each a “Broker-Dealer Entity”), investment adviser (each an “RIA Entity”) municipal securities dealer or (ii) a registered principal, registered representative, agent, salesperson or investment adviser representative with the SEC or any securities or insurance commission or other Governmental Entity are duly registered as such, and such registrations are in full force and effect, or are in the process of being registered as such within the time periods required by applicable law. Each of Company and its subsidiaries and, to the knowledge of Company, each of their respective officers and employees are in compliance with all applicable laws requiring any such registration, licensing or qualification, and are not subject to any liability or disability by reason of failure to be so registered, licensed or qualified, in each case, in all material respects. Neither Company nor any of its subsidiaries has received any notice of proceedings, except for examinations conducted in the regular course of Company’s and its subsidiaries’ business, which are outstanding and unresolved relating to the revocation or modification of any such registrations, licenses or qualifications.

(b) Each Broker-Dealer Entity (i) is subject to the provisions of Regulation T of the Federal Reserve, (ii) maintains procedures and internal controls reasonably designed to ensure that such Broker-Dealer Entity does not extend or maintain credit to or for its customers other than in accordance with the provisions of Regulation T, and (iii) members of each such Broker-Dealer Entity regularly supervise its activities and the activities of its members, employees and independent contractors to ensure that such Broker-Dealer Entity does not extend or maintain credit to or for its customers other than in accordance with the provisions of Regulation T, except for occasional inadvertent failures to comply with Regulation T in connection with transactions which are not, individually or in the aggregate, material either in number or amount.

(c) Each Broker-Dealer Entity is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”) or any other self-regulatory body which succeeds to the functions of FINRA.

(d) Each of Company and its subsidiaries and, to the knowledge of Company, their respective solicitors, third party administrators, managers, brokers and distributors, have marketed, sold and issued investment products and securities in accordance with all applicable laws governing sales processes and practices in all material respects.

(e) The information contained in the currently effective Forms ADV and BD as filed with the SEC by each RIA Entity and each Broker-Dealer Entity, respectively, was complete and accurate in all material respects as of the time of filing thereof.

(f) None of Company nor any of its subsidiaries is, or provides any investment management or investment advisory or sub-advisory services to any person or entity that is registered as, an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Each of Company and its subsidiaries is, and has been since January 1, 2009, in compliance with each investment advisory contract to which it is a party. The accounts of each investment advisory client of Company or any of its subsidiaries subject to ERISA have been managed by Company or its applicable subsidiary in compliance with the applicable requirements of ERISA.

(g) Each RIA Entity has implemented written policies and procedures as required by applicable law and is, and since January 1, 2008 has been, in compliance in all material respects with such policies and procedures.

(h) Except as disclosed on Forms ADV or BD filed with the SEC prior to the date of this Agreement, none of Company, any of its subsidiaries nor to the knowledge of Company any of their current directors, officers, employees, “associated persons” (as defined in the Exchange Act) or “associated persons” within the meaning of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) (i) has within the past five years been the subject of any inquiry, investigation, review or disciplinary proceedings or orders of any Governmental Entity arising under applicable laws which would be required to be disclosed on Forms ADV or BD; provided, that routine regulatory investigations and examinations and routine customer complaints and arbitration shall not be construed as or deemed to be any inquiry, investigation, review or disciplinary proceedings for the purpose of this sentence, except as disclosed, (ii) has within the past five years been permanently enjoined by the order of any Governmental Entity from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security, or (iii) is or within the past five years has been ineligible to serve as an investment adviser under the Advisers Act, as amended, or as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act (including by reason of being subject to any “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act) or ineligible to serve in, or subject to any disqualification which would be the basis for any limitation on serving in, any of the capacities specified in Section 9(a) or 9(b) of the Investment Company Act.

3.22 Loan Matters.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect, each loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) in which Company or any subsidiary of Company is a creditor (collectively, “Loans”) currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the knowledge of Company, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable laws at the time of origination or purchase by Company or its subsidiaries and are complete and correct in all material respects.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, each outstanding Loan was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained in accordance with the relevant notes or other credit or security documents, Company’s written underwriting standards and with all applicable requirements of applicable law.

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect, none of the agreements pursuant to which Company or any of its subsidiaries has sold Loans or Loan pools or participations in Loans or Loan pools contains any obligation to repurchase such Loans or interests therein or to pursue any other form of recourse against Company or any of its subsidiaries solely on account of a payment default by the obligor on any such Loan.

(d) Except as would not reasonably be expected to have a Company Material Adverse Effect, each agreement between the Bank and a Mortgage Vendor (“Mortgage Vendor Agreement”) is valid and in full force and effect and enforceable in accordance with its respective terms, subject to the Bankruptcy and Equity Exception. No Mortgage Vendor is in material breach of its Mortgage Vendor Agreement. The Bank has the right to stop funding immediately the Mortgage Vendor Agreement upon: (i) an order or directive from any depository institution regulatory authority, (ii) the justifiable suspension of Mortgage Vendor by any of its institutional end-loan Investors (hereinafter defined); (iii) a material, negative change in the Mortgage Vendor’s financial condition; (iv) the Mortgage Vendor’s failure to comply with the terms of the Mortgage Vendor Agreement; or (v) the Mortgage Vendor’s failure to comply with the underwriting, closing delivery and funding requirements of its institutional end-loan Investors. The relevant seller has the obligation to repurchase any Mortgage Vendor Agreement should the sale of any loan or loans scheduled for purchase by the Investor fail to be consummated within a specified time, not to exceed 90 days, after the date on which an interest in the loan is purchased by the Bank. For purposes of this Agreement, “Mortgage Vendor” means a third-party that originates or purchases mortgage loans from whom the Bank purchases, or did purchase, a participation interest in such mortgage loans or whose origination or purchase of mortgage loans was financed by the Bank.

(e) Section 3.22(e) of the Company Disclosure Schedule sets forth a list of (i) each Loan that as of March 28, 2014 had an outstanding balance and/or unfunded commitment of $500,000 or more and that as of such date (A) was contractually past due 90 days or more in the payment of principal and/or interest or was in default of any other material provision, (B) was on non-accrual status, (C) was classified as “substandard,” “doubtful” “loss,” “classified,” “criticized,” “impaired” or “special mention” (or words of similar import) by Company, any of its subsidiaries or any Governmental Entity (each a “Special Mention Loan”), (D) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (E) where a specific reserve allocation exists in connection therewith or (F) which is required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15, and (ii) each asset of Company or any of its Subsidiaries that as of March 28, 2014 was classified as “other real estate owned,” “other repossessed assets” or as an asset to satisfy Loans, and the book value thereof as of such date. For each loan identified in accordance with the immediately preceding sentence, Section 3.22(e) of the Company Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest and late fees, on each such Loan and the identity of the borrower thereunder as of March 28, 2014.

(f) Except as would not reasonably be expected to have a Company Material Adverse Effect, Company’s allowance for loan losses as of March 28, 2014, is in compliance with (i) Company’s existing methodology for determining the adequacy of its allowance for loan losses and (ii) the standards established by applicable Governmental Entities and the Financial Accounting Standards Board, and is adequate under all of such standards.

(g) Section 3.22(g) of the Company Disclosure Schedule sets forth a list of all Loans as of the date of this Agreement by Company or any of its subsidiaries to any directors, officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of Company or any of its subsidiaries. There are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O, and all such Loans are and were originated in compliance in all material respects with all applicable laws.

(h) Except as would not reasonably be expected to have a Company Material Adverse Effect, each mortgage loan made by a Mortgage Vendor in which the Bank has purchased a participating interest or which the Bank has financed (the “Mortgage Loans”) is secured by a first or second lien on the land on which the dwelling is situated, and the Mortgage Vendor has a written agreement issued by an investor (the “Investor”) approved by the Bank to purchase the Mortgage Loan (“Take-Out Letter”). The Mortgage Loans are conforming loans eligible for purchase under Government National Mortgage Association (“GNMA”), Federal National Mortgage Association (“FNMA”), Federal Home Loan Mortgage Corporation (“FHLMC”), or approved institutional investor criteria. If it is determined that for any reason an act of fraud has occurred in the origination of any Mortgage Loan or if any underwriting deficiencies have occurred which have prevented a Mortgage Loan from being purchased by the Investor, the Bank has full legal and financial recourse against the Mortgage Vendor. The delivery of all Mortgage Loan documents is at the Mortgage Vendor’s risk and the Mortgage Vendor’s responsibility, and Mortgage Vendor has agreed to indemnify the Bank and hold it harmless from all bona fide and reasonable loss, cost or expense (including reasonable attorneys’ fees) arising out of or incurred in connection therewith, except only for such loss, cost or expense, if any, that results solely from the Bank’s negligent acts or omissions. The Bank is under no obligation to purchase, and there is no recourse against the Bank for, any Mortgage Loan sold to an Investor or any other purchaser.

(i) Except as would not reasonably be expected to have a Company Material Adverse Effect, to Company’s knowledge, with respect to each Mortgage Loan, all applicable federal, state and local laws, rules and regulations have been complied with, including, but not limited to, the Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, the Flood Disaster Protection Act, the Fair Housing Act, the Truth-in-Lending Act of 1968, the Depository Institutions Deregulatory and Monetary Control Act of 1980, all as amended, and regulations issued pursuant to each of them; all usury laws and limitations; all conditions within the control of the Mortgage Vendor as to the validity of the insurance or guaranty required by the National Housing Act of 1934, as amended, and the rules and regulations thereunder, and the Servicemen’s Readjustment Act of 1944, as amended, and the rules and regulations thereunder; and all requirements of the mortgage insurance companies or other insurers have been properly satisfied, and such insurance or guaranty is valid or enforceable. To Company’s knowledge, a written appraisal of the real property securing each such Mortgage Loan has been prepared by a duly-licensed appraiser and satisfies all requirements for any applicable Department of Veterans Affairs guaranty, FHA insurance or private mortgage insurance and all requirements imposed by the Investor which issued the Take-Out Letter covering such Mortgage Loan. To Company’s knowledge, Mortgage Loans that are secured by premises requiring flood insurance due to their location in a special flood hazard as designated by the Secretary of HUD, are and continue to be covered by special flood insurance under the National Flood Insurance Program.

(j) Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Bank nor any of its affiliates is now, nor has it or they been since December 31, 2010, subject to any fine, sanction, settlement or other administrative agreement with respect to Mortgage Loans.

(k) The electronic data files delivered by Company to Purchaser with respect to all outstanding Loans each as of March 28, 2014 are true, correct and complete as of their respective dates in all material respects.

(l) Except as would not reasonably be expected to have a Company Material Adverse Effect, since December 31, 2010, Company has not foreclosed upon, or taken a deed or title to, any real estate (other than single-family residential properties) without complying in all material respects with all applicable FDIC environmental due diligence standards (including FDIC Bulletin FIL-14-93, and update FIL-98-2006) or foreclosed upon, or taken a deed or title to, any such real estate if the environmental assessment indicates the liabilities under Environmental Laws are likely in excess of the asset’s value.

(m) Except as set forth in Section 3.22(m) of the Company Disclosure Schedule in sufficient detail, since January 1, 2012, the Bank has not acquired or disposed of any pool of Loans, other than related to its mortgage purchase business in the ordinary course of business.

3.23 Opinion of Financial Advisor. Sandler O’Neill & Partners, L.P. has delivered to the Board of Directors of Company its written opinion to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications and limitations included in the opinion, the consideration to be received by the holders of the Company Common Stock in the Merger is fair to the holders of Company Common Stock from a financial point of view.

3.24 Vote Required. The only vote of the holders of any class or series of capital stock of Company necessary or required in order to adopt this Agreement or approve the transactions contemplated hereby, including the Merger, is the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on such matter (the “Company Stockholder Approval”).

3.25 Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Company Material Adverse Effect, (a) Company and its subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent and consistent with industry practice, (b) Company and its subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (c) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Company and its subsidiaries, Company or the relevant subsidiary thereof is the sole beneficiary of such policies, and (d) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.26 Community Reinvestment Act Compliance. Company and each of its subsidiaries that is an insured depositary institution is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” in its most recently completed exam, and Company has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which would reasonably be expected to result in Company or any such subsidiary having its current rating lowered.

3.27 Investment Securities. Each of Company and its subsidiaries has good and valid title to all securities held by it in a principal capacity (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of Company or any of its subsidiaries and except for such defects in title or Liens that would not be material to Company and its subsidiaries as a whole, and such securities are valued on the books of Company and its subsidiaries in accordance with GAAP except as would not reasonably be expected to have a Company Material Adverse Effect.

3.28 No Other Representations or Warranties. Except for the representations and warranties made by Company in this Article III, neither Company nor any other person makes any express or implied representation or warranty with respect to Company, its subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Company nor any other person makes or has made any representation or warranty to Purchaser or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Company, any of its subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Company in this Article III, any oral or written information presented to Purchaser or any of its affiliates or representatives in the course of their due diligence investigation of Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

Subject to Section 9.5, except as set forth in the Disclosure Schedule previously delivered by Purchaser to Company (the “Purchaser Disclosure Schedule”) or in the Purchaser SEC Reports (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Purchaser and Merger Sub hereby represent and warrant to Company as follows:

4.1 Organization and Authority.

(a) Each of Purchaser and Merger Sub is a corporation or limited liability company, respectively, duly organized, validly existing and in good standing under the laws of the State of Maryland and the State of Delaware, respectively, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified or where failure to be so qualified or in good standing would not reasonably be expected to result in a Purchaser Material Adverse Effect. “Purchaser Material Adverse Effect” means, with respect to Purchaser, any occurrence, event, development, effect, change or condition that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of Purchaser and its subsidiaries, taken as a whole; provided, however, that any such occurrence, event, development, effect, change or condition that results from or arises out of any of the following shall not be considered when determining a Purchaser Material Adverse Effect has occurred or would reasonably be expected to occur: (A) changes in GAAP or interpretations thereof, (B) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation or change in laws, rules or regulations of general applicability to companies in any of the industries in which Purchaser and its subsidiaries operate or the interpretation or enforcement thereof, (C) changes in global, national or regional political conditions or economic or market conditions generally (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets), (D) changes in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally and including changes to any previously correctly applied asset marks resulting therefrom, (E) a decline in the trading price of Purchaser Common Stock or a failure, in and of itself, to meet earnings projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period, but not including any underlying causes thereof, (F) execution and delivery of this Agreement, the public announcement of this Agreement or the Merger, the taking of any action required by this Agreement, or the identity of, or any facts or circumstances relating to any other party to this Agreement or such other party’s subsidiaries, including the impact of any of the foregoing on the relationships, contractual or otherwise, of such person or any of its subsidiaries with customers, providers, suppliers, partners, officers or employees (including any employee departures that result from the announcement or this Agreement or any of the transactions contemplated hereby) (it being understood and agreed that the foregoing paragraph (F) shall not apply to the representation and warranty set forth in 4.4(b)), (G) acts of war, sabotage or terrorism, or military actions, or any escalation or worsening thereof, (H) earthquakes, floods, hurricanes, tornadoes, natural disasters or other “acts of God”, (I) any changes in conditions generally affecting any industry in which Purchaser or any of its subsidiaries operate or similar, (J) any litigation or legal proceedings arising from or allegations of a breach of fiduciary duty or violation of applicable law relating to this Agreement or the Merger or (K) actions or omissions taken with the prior written consent of Company or expressly required by this Agreement except, with respect to clauses (A), (B), (C), (D), (G), (H) and (I), to the extent that the effects of such change are materially disproportionately adverse to the financial condition, results of operations or business of Purchaser and its subsidiaries, taken as a whole, as compared to other companies in the industries in which Purchaser and its subsidiaries operate.

(b) Purchaser has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Purchaser has furnished or made available to Company true, correct and complete copies of its certificate of incorporation and by-laws and of Merger Sub’s certificate of formation and limited liability company agreement as amended through the date of this Agreement.

4.2 Purchaser’s Subsidiaries.

(a) Purchaser has set forth in the Purchaser Disclosure Schedule a true, complete and correct list of all of its subsidiaries as of the date of this Agreement, all shares of the outstanding capital stock of each of which are owned directly or indirectly by Purchaser. No capital stock of any subsidiary of Purchaser is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, gross-up right, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary of Purchaser, and there are no contracts, commitments, understandings or arrangements by which any subsidiary of Purchaser is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. All of the shares of capital stock of each subsidiary of Purchaser are duly authorized and validly issued, fully paid and nonassessable and are directly or indirectly owned by Purchaser free and clear of any Liens.

(b) Each subsidiary of Purchaser is an entity duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Purchaser Material Adverse Effect, and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Purchaser’s sole depository institution subsidiary is PlainsCapital Bank (the “Purchaser Bank”), which is duly organized and validly existing as a Texas banking association. The Purchaser Bank is a member in good standing of the Federal Home Loan Bank of Dallas and owns the requisite amount of stock therein. The deposit accounts of the Purchaser Bank are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

4.3 Capitalization.

(a) The authorized capital stock of Purchaser consists of (i) 100,000,000 shares of Purchaser Common Stock, of which, as of March 28, 2014, (the “Purchaser Capitalization Date”), 90,177,991 were issued and outstanding, (ii) 10,000,000 shares of special voting stock, par value $0.01 per share (“Special Voting Stock”), none of which were issued and outstanding as of the Purchaser Capitalization Date, and (iii) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Purchaser Preferred Stock”), of which, as of the Purchaser Capitalization Date, 114,068 shares of Series B Preferred Stock, liquidation preference $1,000 per share, were issued and outstanding and 200,000 were classified as Series B Junior Participating Preferred Stock none of which were issued and outstanding. As of the Purchaser Capitalization Date, 600,000 shares of Purchaser Common Stock were authorized for issuance upon exercise of options issued pursuant to employee and director stock plans of Purchaser or a subsidiary of Purchaser in effect as of the date of this Agreement (the “Purchaser Stock Plans”). As of the Purchaser Capitalization Date, other than in respect of the issuance of the awards outstanding under or pursuant to the Purchaser Stock Plans, there are no outstanding warrants or other securities convertible into or exchangeable or exercisable for shares of Purchaser Common Stock, Special Voting Stock or Purchaser Preferred Stock. Other than in respect of the issuance of the awards outstanding under or pursuant to the Purchaser Stock Plans, since the Purchaser Capitalization Date and through the date of this Agreement, Purchaser has not (i) issued or authorized the issuance of any shares of Purchaser Common Stock, Special Voting Stock or Purchaser Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Purchaser Common Stock, Special Voting Stock or Purchaser Preferred Stock, (ii) reserved for issuance any shares of Purchaser Common Stock, Special Voting Stock or Purchaser Preferred Stock or (iii) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of Purchaser Common Stock, Special Voting Stock or Purchaser Preferred Stock. Other than in respect of the issuance of the awards outstanding under or pursuant to the Purchaser Stock Plans in respect of which an aggregate of no more than 4,600,000 shares of Purchaser Common Stock have been reserved for issuance, no shares of Purchaser Common Stock, Special Voting Stock or preferred stock of Purchaser have been reserved for issuance. All of the issued and outstanding shares of Purchaser Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of Purchaser may vote are issued and outstanding. Except under or pursuant to the Purchaser Stock Plans, Purchaser does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable or exercisable for, any shares of Purchaser Common Stock or any other equity securities or indebtedness of Purchaser or any securities representing the right to purchase or otherwise receive any shares of capital stock or indebtedness of Purchaser (including any rights plan or agreement).

(b) The shares of Purchaser Common Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof will be free of preemptive right with no personal liability attaching to the ownership thereof.

4.4 Authorization; No Violation.

(a) Each of Purchaser and Merger Sub has the corporate or limited liability company power and authority, as applicable, to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Purchaser and Merger Sub, and the consummation of the transactions contemplated hereby, have been duly authorized by the requisite corporate and limited liability company action of Purchaser and Merger Sub, as applicable. This Agreement has been duly and validly executed and delivered by Purchaser and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by Company, is a valid and binding obligation of Purchaser and Merger Sub enforceable against Purchaser and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. Except for the adoption and approval of the Bank Merger Agreement by the board of directors of PlainsCapital Bank and by PlainsCapital Corporation as its sole shareholder, no other corporate proceedings are necessary for the execution and delivery by Purchaser and Merger Sub of this Agreement, the performance by Purchaser and Merger Sub of their obligations under this Agreement or the consummation by Purchaser and Merger Sub of the transactions contemplated by this Agreement.

(b) Neither the execution, delivery and performance by Purchaser or Merger Sub of this Agreement, nor the consummation of the transactions contemplated by this Agreement, nor compliance by Purchaser and Merger Sub with any of the provisions of this Agreement, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien, upon any of the properties or assets of Purchaser or any subsidiary of Purchaser under any of the material terms, conditions or provisions of (A) the certificate of incorporation or bylaws of Purchaser and its subsidiaries (or similar governing documents) or (B) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser or any subsidiary of Purchaser is a party or by which it may be bound, or to which Purchaser or any subsidiary of Purchaser or any of the properties or assets of Purchaser or any subsidiary of Purchaser may be subject, or (ii) violate any ordinance, permit, concession, grant, franchise, law, statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to Purchaser or any subsidiary of Purchaser or any of their respective properties or assets other than, in the case of this subclauses (i)(B) and (ii), for such violation or violations or other matters that would not reasonably be expected to have a Purchaser Material Adverse Effect or would reasonably be expected to prevent, impair or materially delay the ability of Purchaser to consummate the Merger.

(c) Except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (iii) the filing of (A) the Certificate of Merger with the Delaware Secretary and (B) the Bank Merger Certificates, (iv) any notices or filings under the HSR Act, and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and approval of listing of such Purchaser Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity or any other person are necessary in connection with the due execution, delivery, performance, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby including the Merger and the Bank Merger except as would not reasonably be expected to have a Purchaser Material Adverse Effect or would not reasonably be expected to prevent, impair or materially delay the ability of Purchaser to consummate the Merger. As of the date of this Agreement, Purchaser has no knowledge of any reason why any Requisite Regulatory Approvals to be obtained by it should not be granted on a timely basis.

4.5 Purchaser Information. The information relating to Purchaser and its subsidiaries that is provided by Purchaser or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Purchaser and its subsidiaries and other portions within the reasonable control of Purchaser and its subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.6 Financial Statements and Reports.

(a) The audited consolidated balance sheets of Purchaser and its subsidiaries as of December 31, 2013, December 31, 2012 and December 31, 2011 and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years ended December 31, 2013, December 31, 2012 and December 31, 2011, together with the notes thereto, reported on by PricewaterhouseCoopers LLP and included in Purchaser’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011, as filed with the SEC (i) in all material respects have been prepared from, and are in accordance with, the books and records of Purchaser and its subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Purchaser and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) in all material respects have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of Purchaser and its subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. PricewaterhouseCoopers LLP has not resigned (or informed Purchaser that indicated it intends to resign) or been dismissed as independent public accountants of Purchaser as a result of or in connection with any disagreements with Purchaser on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have a Purchaser Material Adverse Effect, Purchaser and each of its subsidiaries have timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2010 with all applicable Regulatory Agencies and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since December 31, 2010, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, have paid all fees and assessments due and payable in connection therewith, and, as of the date hereof, there are no material unresolved violations or exceptions by any Regulatory Agencies in connection therewith.

(c) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Purchaser or any of its subsidiaries pursuant to the Securities Act or the Exchange Act, since June 25, 2011 (the “Purchaser SEC Reports”) is publicly available (it being understood that documents made available via the SEC’s EDGAR system shall be deemed to have been made publicly available for purposes of this representation). No such Purchaser SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Purchaser SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Purchaser has failed in any respect to make the certifications required of him or her under Section 302 or 906 of SOX. As of the date hereof, there are no material outstanding comments from or unresolved issues raised by the SEC with respect to any of the Purchaser SEC Reports, except such comments or unresolved issues as would not reasonably be expected to have a Purchaser Material Adverse Effect. None of Purchaser’s subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (other than Form 13F).

4.7 Taxes.

(a) Purchaser and each subsidiary of Purchaser have each filed all material federal, state, county, local and foreign income and other material Tax returns, including information returns, required to be filed by them and all such filed Tax returns are, true, complete and correct in all material respects, and paid all material Taxes owed by it (whether or not shown on such returns) and no material Taxes owed by it or assessments received by it are delinquent.

(b) The federal income Tax returns of Purchaser and each subsidiary of Purchaser for the tax year ended December 31, 2008, and for all tax years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional Taxes for such fiscal years are pending.

(c) Neither Purchaser nor any subsidiary of Purchaser has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case that is still in effect, or has pending a request for any such extension or waiver.

(d) Neither Purchaser nor any subsidiary of Purchaser is a party to any pending action or proceeding, nor to Purchaser’s knowledge is any such action or proceeding threatened by any Governmental Entity, for the assessment or collection of a material amount of Taxes, interest, penalties, assessments or deficiencies, and no material issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the Tax returns, business or properties of Purchaser or any subsidiary of Purchaser which has not been settled, resolved and fully satisfied, or adequately reserved for.

(e) Purchaser and each subsidiary of Purchaser have withheld and paid all material Taxes (determined both individually and in the aggregate) that they are required to withhold from amounts owing to employees, creditors or other third parties.

(f) Neither Purchaser nor any subsidiary of Purchaser is a party to, is bound by or has any obligation under any material Tax sharing or material Tax indemnity agreement or similar contract or arrangement other than any contract or agreement between or among Purchaser and any subsidiary of Purchaser.

(g) Neither Purchaser nor any subsidiary of Purchaser has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign law. Neither Purchaser nor any subsidiary of Purchaser has liability for the Taxes of any person other than Purchaser or any subsidiary of Purchaser under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law).

(h) During the last three years, neither Purchaser nor any subsidiary of Purchaser has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

4.8 Absence of Certain Changes.

(a) Since December 31, 2013, Purchaser and its subsidiaries have conducted their respective businesses in all material respects only in the ordinary course consistent with their past practice and from such date until the date hereof there has not been any action taken or committed to be taken by Purchaser or any subsidiary of Company which, if taken following entry by Purchaser into this Agreement, would have required the consent of Company pursuant to Section 5.3.

(b) Since December 31, 2013, there have not been any events, changes or effects with respect to Purchaser or any of its subsidiaries that has had, or would reasonably be expected to have a Purchaser Material Adverse Effect.

4.9 Litigation and Other Proceedings. Except as would not reasonably be expected to have a Purchaser Material Adverse Effect or would not reasonably be expected to prevent, impair or materially delay the ability of Purchaser to consummate the Merger, there is no suit, action, investigation, claim, proceeding or review pending, or to the knowledge of Purchaser, threatened against it or any of its subsidiaries or any of the current or former directors or executive officers of it or any of its subsidiaries. There is no material injunction, order, award, judgment, settlement, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon or entered into by Purchaser, any of its subsidiaries or the assets of it or any of its subsidiaries.

4.10 No Undisclosed Liabilities. Except as would not reasonably be expected to have a Purchaser Material Adverse Effect, and except for (i) those liabilities that are reflected or reserved against on the balance sheet of the Purchaser 10-K for the year ended December 31, 2013 (including any notes thereto), (ii) that were incurred or arose since December 31, 2013 in the ordinary course of business consistent with past practice of Purchaser, or (iii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby, neither Purchaser nor any subsidiary of Purchaser has any liabilities of any nature (absolute, accrued, contingent, known, unknown or otherwise).

4.11 Compliance with Laws.

(a) Purchaser and each of its subsidiaries hold, and have at all times since December 31, 2010 held, all licenses, franchises, permits, memberships and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable law (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, franchise, permit, membership or authorization or to pay such fees or assessments would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect and, to the knowledge of Purchaser, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened in writing that would reasonably be expected to have such effect. Except for such failures to comply, defaults or violations that would not reasonably be expected to have a Purchaser Material Adverse Effect, since December 31, 2010, Purchaser and each of its subsidiaries have complied with, and are not in default or violation of, (i) any applicable law and its implementing regulations and the regulatory or supervisory guidance with respect thereto, including, as applicable, all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and

Regulation V, the Truth in Lending Act and Regulation Z, the Truth in Savings Act and Regulation DD, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Credit Card Accountability, Responsibility and Disclosure Act, Servicemembers Civil Relief Act, Military Lending Act, the Federal Trade Commission Act, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, flood insurance, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, Sections 23A and 23B of the Federal Reserve Act, the Home Owners Loan Act and the implementing regulations of the Federal Reserve and the OCC, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, all agency and other investor and mortgage company requirements relating to the origination, sale and servicing of mortgage and consumer loans and all applicable laws relating to broker-dealers, investment advisors and insurance brokers, any other regulations or guidance issued by, or requirements of, the Consumer Financial Protection Bureau, the Federal Reserve, the OCC or any other federal agency with respect to anti-money laundering or terrorist financing, unfair or deceptive acts and practices, lending, financing, leasing, payment processing, deposit or savings accounts, transactions with affiliates or other activities, assets or liabilities of Purchaser or any of its subsidiaries, (ii) any posted or internal privacy policies relating to data protection or privacy, including without limitation, the protection of personal information, and neither Purchaser nor any of its subsidiaries knows of, or has received since December 31, 2010, written notice of, any material defaults or material violations of any applicable law, and (iii) regulatory or supervisory requirements or guidance with respect to risk management and oversight by Purchaser and its subsidiaries of relationships with third parties which provide products and services to or on behalf of Purchaser or any of its subsidiaries.

(b) Since December 31, 2010, Purchaser and each of its subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the applicable governing documents and applicable law, except where the failure to so administer such accounts would not reasonably be expected to have a Purchaser Material Adverse Effect. Since December 31, 2010, none of Purchaser, any of its subsidiaries, nor to the Purchaser’s knowledge, any director, officer or employee of Purchaser or of any of its subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and, except as would not reasonably be expected to have a Purchaser Material Adverse Effect, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(c) Except as would not reasonably be expected to be material to Purchaser and its subsidiaries taken as a whole, neither Purchaser nor any of its subsidiaries is subject to a Regulatory Agreement, nor has Purchaser or any subsidiary of Purchaser been advised since December 31, 2010 and prior to the date hereof by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Regulatory Agreement. Purchaser and each of its subsidiaries are in compliance in all material respects with each Regulatory Agreement to which it is party or subject, and neither Purchaser nor any of its subsidiaries has received any notice from any Governmental Entity indicating that either Purchaser or any of its subsidiaries is not in compliance in all material respects with any such Regulatory Agreement.

(d) Except as would not reasonably be expected to be material to Purchaser and its subsidiaries taken as a whole, neither Purchaser nor any of its subsidiaries, nor any of their respective directors, officers, employees or, to the knowledge of Purchaser, any agents or other persons acting on their behalf, (i) has violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., as amended, or any other similar applicable foreign, federal or state legal requirement, (ii) has made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other person while knowing or having a reasonable belief that the person will pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing an improper advantage, or inducing a foreign official to use their influence to affect a governmental decision, (iii) has paid, accepted or received any unlawful contributions, payments, expenditures or gifts, (iv) has violated or operated in noncompliance with any export restrictions, money laundering law, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations, or (v) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department,.

4.12 Brokers and Finders. There is no investment banker, broker or finder retained by or authorized to act on behalf of Purchaser, any of its subsidiaries or any of Purchaser’s stockholders or affiliates who is entitled to any fee, commission or reimbursement of expenses from Purchaser or any of its subsidiaries in connection with the transactions contemplated hereby, other than Stephens Inc.

4.13 Risk Management; Derivatives. Except as would not reasonably be expected to result in a Purchaser Material Adverse Effect:

(a) Purchaser and its subsidiaries have in place risk management policies and procedures sufficient in scope and operation to protect against risks of the type and in amounts reasonably expected to be incurred by persons of similar size and in similar lines of business as Purchaser and its subsidiaries.

(b) All derivative instruments, including swaps, caps, floors and option agreements, whether entered into for Purchaser’s own account, or for the account of one or more of its subsidiaries or their customers, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Purchaser or one of its subsidiaries enforceable in accordance with their terms (subject to Enforceability Exceptions), and are in full force and effect. Except as would not reasonably be expected to have a Purchaser Material Adverse Effect, to Purchaser’s knowledge, no party to any such derivative instrument to which Purchaser or any of its subsidiaries is a party is in breach or violation of any provision thereof or default thereunder. The financial position of Purchaser and its subsidiaries on a consolidated basis under or with respect to each such derivative transaction in all material respects has been reflected in the books and records of Purchaser and its subsidiaries in accordance with GAAP consistently applied.

4.14 No Vote Required. No vote is required by the holders of any class or series of Purchaser’s capital stock to approve and adopt this Agreement or the transactions contemplated hereby under applicable law or pursuant to the rules of any national securities exchange as a result of this Agreement or the transactions contemplated hereby.

4.15 Reorganization. Purchaser has not taken or agreed to take any action, and has no knowledge of any facts or circumstances, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.16 Community Reinvestment Act Compliance. Purchaser and each of its subsidiaries that is an insured depositary institution is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” in its most recently completed exam, and Purchaser has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which would reasonably be expected to result in Purchaser or any such subsidiary having its current rating lowered.

4.17 Broker-Dealer and Other Regulated Subsidiaries. Except as would not reasonably be expected to have a Purchaser Material Adverse Effect and except as disclosed on Forms ADV or BD filed with the SEC prior to the date of this Agreement, none of Purchaser, any of its subsidiaries nor to the knowledge of Purchaser any of their current directors, officers, employees, “associated persons” (as defined in the Exchange Act) or “associated persons” within the meaning of the Advisers Act is or within the past five years has been ineligible to serve as an investment adviser under the Advisers Act or as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act (including being subject to any “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act) or ineligible to serve in, or subject to any disqualification which would be the basis for any limitation on serving in, any of the capacities specified in Section 9(a) or 9(b) of the Investment Company Act.

4.18 Financing. Purchaser has, or will have at the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the Merger pursuant to the terms of this Agreement, including to pay the Merger Consideration and to pay all related fees and expenses of Parent, Merger Sub and their respective representatives pursuant to this Agreement.

4.19 No Other Representations or Warranties. Except for the representations and warranties made by Purchaser in this Article IV, neither Purchaser nor any other person makes any express or implied representation or warranty with respect to Purchaser, its subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Purchaser hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Purchaser nor any other person makes or has made any representation or warranty to Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Purchaser, any of its subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Purchaser in this Article IV, any oral or written information presented to Company or any of its affiliates or representatives in the course of their due diligence investigation of Purchaser, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business Prior to the Effective Time. Except as expressly contemplated by or permitted by this Agreement, as set forth on Section 5.1 of the Company Disclosure Schedule, as required by applicable law, or with the prior written consent of Purchaser (such consent not to be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, Company shall, and shall cause each of its subsidiaries to, (a) in all material respects conduct its business in the ordinary course consistent with past practice and (b) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships.

5.2 Company Forbearances. Without limiting the generality of Section 5.1, except as described in Section 5.2 of the Company Disclosure Schedule, as required by applicable law or as expressly permitted or required by this Agreement, prior to the Effective Time or earlier termination of this Agreement, neither Company nor any subsidiary of Company will, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, delayed or conditioned):

(a) (i) issue, sell or otherwise permit to become outstanding (including, for avoidance of doubt, reissuing any shares of Company Common Stock held in treasury as of the date hereof in respect of any Company Benefit Plan or otherwise), or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its capital stock, or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities or receive a cash payment based on the value of any shares of such capital stock, or (ii) permit any additional shares of its capital stock, or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities or receive a cash payment based on the value of any shares of such capital stock, to become subject to new grants, in each case except for (x) issuances under dividend reinvestment plans and the dividend reinvestment feature applicable to the Company Deferred Shares under the Company Deferred Compensation Plans as in effect on the date hereof in the ordinary course of business consistent with past practice or (y) as required by the Company Deferred Compensation Plans as in effect on the date hereof;

(b) (i) make, declare, pay or set aside for payment any dividend payable in cash, capital stock or other property on or in respect of, or declare or make any distribution on any shares of its capital stock (other than dividends from its wholly owned subsidiaries to it or another of its wholly owned subsidiaries) or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire (other than repurchases of common shares in the ordinary course of business consistent with past practice made in connection with Tax withholding upon the vesting of Company Restricted Shares or the vesting, distribution or settlement of Company Deferred Shares or forfeitures of Company Restricted Shares or Company Deferred Shares, in each case in accordance with their terms and the terms of the applicable Company Stock Plan or Company Deferred Compensation Plan as in effect on the date hereof) any shares of its capital stock;

(c) amend the material terms of, waive any material rights under, terminate (other than termination in accordance with their terms), knowingly and materially violate the terms of or enter into (i) any Material Contract or Regulatory Agreement or (ii) any contract or other binding obligation relating to the Company Common Stock or rights associated therewith or any other outstanding capital stock, in each case as would be material to Company and its subsidiaries taken as a whole;

(d) sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances in the ordinary course of business and not material, individually or in the aggregate, to it and its subsidiaries, taken as a whole;

(e) acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business, in a transaction or transactions which are not material, individually or in the aggregate, to it and its subsidiaries, taken as a whole, and would not reasonably be expected to present a material risk that the Closing Date will be materially delayed or that the Requisite Regulatory Approvals will be more difficult to obtain;

(f) amend the certificate of incorporation or the bylaws of Company, or similar governing documents of any subsidiary of Company;

(g) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

(h) except as required under applicable law or required under the terms of the Company Benefit Plans as in effect on the date hereof (which, for the avoidance of doubt shall not include any discretionary actions or determinations beyond any specific limits set forth herein, including Section 5.2(h) of the Company Disclosure Schedule), (i) increase the compensation, severance (except, for the avoidance of doubt, under the program described in Section 6.7(a) of the Company Disclosure Schedule) or benefits of any of the current or former directors, officers, employees or consultants of Company or its subsidiaries, other than annual increases in base salary or benefits for employees who are not executive officers of Company or its subsidiaries in the ordinary course consistent with past practice, which shall not exceed (A) in the case of increases in base salary, 3.0% in the aggregate or 6.0% for any individual (in each case, on an annualized basis) and (B) in the case of increases in benefits as set forth in Section 5.2(h)(i) of the Company Disclosure Schedule, (ii) pay or award, or commit to pay or award, any bonuses or incentive compensation except as provided on Section 5.2(h)(ii) of the Company Disclosure Schedule, (iii) become a party to, establish, amend or terminate any material Company Benefit Plan (or any arrangement that would be a material Company Benefit Plan if in effect on the date hereof), (iv) accelerate the vesting of or lapsing of restrictions with respect to any compensation, benefits, stock-based compensation, incentive compensation or the forgiveness of indebtedness of any loan, (v) fund any rabbi trust or similar arrangement or (vi) hire (other than to replace terminated employees) or terminate without cause the employment of any employee who has (in the case of employees to be terminated) or would have (in the case of employees to be hired) base compensation of $150,000 or more;

(i) other than a temporary deviation as approved by the Chief Executive Officer of Company, permit or allow the securities inventory of taxable fixed income or municipal distribution to exceed or deviate from the parameters set forth in, and the terms of, policies, including hedging policies, in effect as of the date hereof, except to the extent necessary for prudent risk management purposes;

(j) incur or guarantee any indebtedness for borrowed money, other than in the ordinary course of business;

(k) enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking, broker/dealer and operating policies, except as required by law or requested by a Regulatory Agency;

(l) other than in consultation with Purchaser, make any material change to (i) its investment securities portfolio, derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, except to the extent necessary for prudent risk management purposes or to enhance yield without increasing overall risk exposure or (ii) the manner in which the portfolio is classified or reported, except as required by law or requested by a Regulatory Agency;

(m) settle any action, suit, claim or proceeding against it or any of its subsidiaries, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $250,000 and that would not impose any material restriction on the business of it or its subsidiaries;

(n) alter materially its interest rate or pricing fee or fee pricing policies with respect to stock lending and borrowing, margin loans, money market funds or Bank insured depository accounts or waive any material fees with respect thereto;

(o) make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its hedging practices and policies, in each case except as required by law or requested by a Regulatory Agency;

(p) foreclose upon or take a deed or title to any U.S. real estate other than single-family residential properties without first conducting a Phase I environmental assessment of the property that satisfies the requirements of the all appropriate inquiries standard of CERCLA §101(35), 42 U.S.C. §9601(35) (except where such an assessment has been conducted in the preceding twelve months) or foreclose upon or take a deed or title to any such real estate if such environmental assessment indicates the presence of hazardous materials or other materials regulated under Environmental Laws in or at such real estate due to a release to the environment of such hazardous or regulated materials which presence is likely to lead to a material liability;

(q) invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements, other than those carried in taxable fixed income inventory held for sale;

(r) (i) except for Loans or commitments for Loans that have been approved by Company in the ordinary course of business consistent with past practice prior to the date of this Agreement make or acquire any Loan or issue a commitment (or renew or extend an existing commitment) for any Loan, or amend or modify in any material respect any existing Loan, that would result in total credit exposure to the applicable borrower (and its affiliates) in excess of $5,000,000, (ii) except with respect to amendments or modifications that have been approved by Company in the ordinary course of business consistent with past practice prior to the date of this Agreement, amend or modify in any material respect any existing Special Mention Loan with total credit exposure to the applicable borrower and its affiliates in excess of $3,000,000, (iii) enter into agreements relating to, or consummate purchases or sales of, whole Loans or pool Loans in excess of $2,000,000 in principal amount or purchase price or (iv) sell or otherwise dispose of any Loan or OREO that would have a loss in excess of $500,000;

(s) make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other material office or operations facility;

(t) except (i) pursuant to arrangements or agreements in effect on the date of this Agreement which are set forth in Section 5.2(t) of the Company Disclosure Schedule, (ii) for compensation that is base salary, is required under the terms of the Company Benefit Plans as in effect on the date hereof or as contemplated by Section 5.2(h), (iii) for ordinary course bank deposit, trust and asset management services on arms’ length terms, (iv) for other transactions of a type generally available to employees of Company or its subsidiaries and (v) for transactions, agreements or undertakings between Company and one or more of its wholly-owned subsidiaries or among wholly-owned subsidiaries of Company, generally pay, loan or advance any amount to, or sell, transfer or lease any properties, rights or assets (real, personal or mixed, tangible or intangible) to, or enter into any arrangement or agreement with, any of its officers or directors or any of their family members, or any affiliates or associates (as defined under the Exchange Act) of any of its officers or directors, other than Loans originated in the ordinary course of business and, in the case of any such arrangements or agreements relating to compensation, fringe benefits, severance or termination pay or related matters, only as otherwise permitted pursuant to this Section 5.2;

(u) make or change any material Tax elections, change or consent to any change in it or its subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax law), take any material position on any material Tax return filed on or after the date of this Agreement, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, or file any material amended Tax Return;

(v) take any action intended to or that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby;

(w) take any action (including acquiring or proposing to acquire any business or entity) or fail to take action, cause any action to be taken, fail to take any action or cause any action to be taken, which action or failure to act would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(x) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.2.

5.3 Purchaser Forbearances. Except as described in Section 5.3 of the Purchaser Disclosure Schedule, as required by applicable law or as required by this Agreement, prior to the Effective Time or earlier termination of this Agreement, neither Purchaser nor any subsidiary of Purchaser will, without the prior written consent of Company:

(a) adopt or propose to adopt any amendments to its organizational documents;

(b) take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken, which action or failure to act would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(c) adopt or propose to adopt a plan of complete or partial liquidation or dissolution of Purchaser;

(d) (i) make, declare, pay or set aside for payment any dividend payable in cash, capital stock or other property on or in respect of, or declare or make any distribution on any shares of its capital stock (other than dividends from its wholly owned subsidiaries to it or another of its wholly owned subsidiaries) or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire (other than any purchases or acquisitions at the then current market price and repurchases of common shares in the ordinary course of business consistent with past practice made in connection with Tax withholding upon the vesting, distribution, settlement or forfeiture of awards in accordance with their terms and the terms of the applicable Purchaser Stock Plan as in effect on the date hereof), any shares of its capital stock;

(e) take any action intended to or that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby; or

(f) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) As promptly as practicable after the date of this Agreement, Purchaser and Company shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus, and any other documents required to be filed with the SEC in connection with the Merger. Each of Purchaser and Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and

Company shall thereafter mail or deliver the Proxy Statement to its stockholders. Purchaser shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Company shall furnish all information concerning Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. Company and its counsel shall be given a reasonable opportunity to review and comment on the Form S-4 and Purchaser and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement, in each case before either such document (or any amendment thereto) is filed with the SEC, and reasonable and good faith consideration shall be given to any comments made by such party and its counsel. Each of Purchaser and Company shall provide the other party and its counsel with (x) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement or the Form S-4, as applicable, promptly after receipt of those comments or other communications and (y) a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which a reasonable and good faith consideration shall be given).

(b) The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation (including an appropriately prepared application for approval of the Merger and Bank Merger with the Federal Reserve Board and the Texas Department of Banking within 45 calendar days after the date hereof and, if applicable, a Notification and Report Form pursuant to the HSR Act), to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and seek to have such applications approved as promptly as possible and in any event in time to consummate the transactions contemplated hereby on or before the Outside Date, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. Company and Purchaser shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws, all the information relating to Company or Purchaser, as the case may be, and any of their respective subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, that in no event shall Purchaser be obligated pursuant to this sentence to provide or otherwise disclose to Company any confidential information regarding any of its affiliates. In exercising the foregoing rights, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Each party shall consult with the other party in advance of any meeting or conference with any Governmental Entity and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(c) Each of Purchaser and Company shall, upon request, furnish to the other all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Purchaser, Company or any of their respective subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each of Purchaser and Company agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (1) the Form S-4 will, at the time the Form S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (2) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Purchaser and Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Form S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact required to be stated therein or necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Form S-4 or the Proxy Statement.

(d) In furtherance and not in limitation of its obligations under Section 6.2, at the request of Purchaser Company shall, and shall cause its applicable subsidiaries to, reasonably cooperate with Purchaser and its subsidiaries to obtain such consents, approvals and authorizations from FINRA and any other applicable Governmental Entity as are necessary and advisable in order to effect the merger of First Southwest Company and Southwest Securities, Inc. (the “Broker-Dealer Merger”) promptly following, the Bank Merger; provided that, the consummation of the Broker-Dealer Merger (or the obtaining of any consents, approvals or authorizations in connection therewith) shall not in any way delay, impede or be a condition to the consummation of the Merger.

(e) In furtherance and not in limitation of the foregoing (including in connection with obtaining any Requisite Regulatory Approval), each of Purchaser and Company shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment under any applicable law so as to enable the Closing to occur as soon as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of businesses or assets of Purchaser, Company and their respective subsidiaries; provided, however, that nothing contained in this Agreement shall require Purchaser to take or commit to take any actions specified in this Section 6.1(e) or otherwise in connection with obtaining such consents, approvals and authorizations, or agree to or suffer any condition or restriction on Purchaser, Company or the Surviving Company in connection therewith, that would reasonably be expected to have a material adverse effect (measured on a scale relative to Company and its subsidiaries, taken as a whole) on Purchaser or Company (a “Materially Burdensome Regulatory Condition”) and Company shall not be required to take, or commit to take any such actions unless such actions are conditioned on consummation of the Closing.

(f) Each of Purchaser and Company shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

6.2 Access to Information; Cooperation.

(a) Upon reasonable notice and subject to applicable laws, Company shall, and shall cause each of its subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, and other representatives of Purchaser, reasonable access, during normal business hours during the period prior to the Effective Time, to its properties, books, contracts, commitments, personnel and records, and, during such period, Company shall, and shall cause its subsidiaries to, make available to Purchaser (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that Company is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as Purchaser may reasonably request. Upon the reasonable request of Company, Purchaser shall furnish such reasonable information about it, its subsidiaries, and the business of it and its subsidiaries as is relevant to Company and its stockholders in connection with the transactions contemplated by this Agreement, and Purchaser shall, and shall cause its subsidiaries to, make available to Company a copy of each report, schedule, registration statement and other document filed or received by it during the period prior to the Effective Time pursuant to the requirements of federal securities laws or federal or state banking or insurance laws that is or would become publicly available solely by passage of time (other than reports or documents that Purchaser is not permitted to disclose under applicable law). Neither Company nor Purchaser, nor any of their subsidiaries shall be required to provide access to or to disclose information (i) to the extent such access or disclosure would jeopardize the attorney-client privilege of such party or its subsidiaries (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties), (ii) contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or (iii) personnel records that, in its good faith opinion, could subject it to risk of liability. The parties shall use all reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of business of the other party or any of its subsidiaries.

(b) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the confidentiality agreement entered into between the parties as of March 15, 2014 (the “Confidentiality Agreement”).

(c) No investigation by a party hereto or its representatives shall affect or be deemed to modify or waive any representations, warranties or covenants of the other party set forth in this Agreement.

6.3 Stockholder Approval.

(a) Subject to the provisions of Section 6.10, the Board of Directors of Company has resolved to recommend to Company’s stockholders that they adopt this Agreement and, unless this Agreement is previously terminated in accordance with its terms, will submit to its stockholders this Agreement and any other matters required to be approved by its stockholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Company shall duly take, in accordance with applicable law and the certificate of incorporation and bylaws of Company, all reasonable action necessary to set a record date for (with at least 20 business days’ prior notice to Purchaser of such record date) (the “Record Date”) and call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”), as promptly as reasonably practicable after Purchaser has obtained the SEC’s declaration of effectiveness of the Form S-4, for the purpose of obtaining the Company Stockholder Approval. Company agrees that unless this Agreement has been terminated in accordance with its terms, Company’s obligations pursuant to the immediately preceding sentence of this Section 6.3 shall not be affected by the commencement, public proposal, public disclosure or communication to Company of any proposal with respect to a Third Party Acquisition or Change in Company Recommendation. Subject to the provisions of Section 6.10, Company shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement (the

“Company Recommendation”), and shall use its reasonable best efforts to obtain from its stockholders the Company Stockholder Approval. Notwithstanding any Change in Company Recommendation, this Agreement shall be submitted to the stockholders of Company at the Company Stockholders’ Meeting for the purpose of obtaining the Company Stockholder Approval and nothing contained herein shall be deemed to relieve Company of such obligation so long as Purchaser has obtained the SEC’s declaration of effectiveness of the Form S-4; provided, however, that if the Board of Directors of Company shall have effected a Change in Company Recommendation in accordance with Section 6.10, then the Board of Directors of Company shall submit this Agreement to Company’s stockholders without the Company Recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Company may communicate the basis for its lack of a recommendation to Company’s stockholders in the Proxy Statement or an appropriate amendment or supplement thereto if the Board of Directors determines that to fail to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; provided, that for the avoidance of doubt, Company may not take any action under this sentence unless it has complied with the provisions of Section 6.10. Subject to Section 6.10, in addition to the foregoing, neither Company nor the Board of Directors of Company shall recommend to its stockholders or submit to the vote of its stockholders any Third Party Acquisition other than the Merger.

(b) If on the date of the Company Stockholder Meeting Purchaser reasonably determines in good faith that Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, Company shall at its election or upon written request of Purchaser adjourn the Company Stockholder Meeting until such date as shall be mutually agreed upon by Company and Purchaser, which date shall be not less than five days nor more than ten days after the date of adjournment, and subject to the terms and conditions of this Agreement shall continue to use its reasonable best efforts, together with its proxy solicitor, to assist in the solicitation of proxies from stockholders relating to the Company Stockholder Approval. Company shall only be required to adjourn the Company Stockholder Meeting one time pursuant to this Section 6.3(b).

6.4 Voting of Shares. Purchaser shall vote all shares of Company Stock owned by it on the Record Date (for avoidance of doubt, excluding any unissued shares that would be issuable pursuant to Purchaser’s exercise of all or a portion of the Purchaser Warrant) or any of its affiliates in favor of adoption of this Agreement at the Company Stockholder Meeting.

6.5 Obligations of Merger Sub. Purchaser shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

6.6 NYSE Listing. Purchaser shall use its reasonable best efforts to cause the shares of Purchaser Common Stock to be issued in the Merger to have been authorized for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.7 Employee Matters.

(a) Purchaser shall provide (or cause to be provided) to each employee who is employed by Company or any of its subsidiaries on the Closing Date (each, a “Covered Employee” and collectively, the “Covered Employees”), during the period in which such Covered Employee is employed by Purchaser or any of its affiliates following the Closing Date, commencing on the Closing Date and ending on (i) the six-month anniversary of the Closing Date, a base salary that is not less than the base salary provided to such Covered Employee as of immediately prior to the Closing Date and (ii) December 31, 2015, (x) bonus opportunities and employee benefits that, in the aggregate, are no less favorable than the bonus opportunities and employee benefits provided to similarly situated employees of Purchaser and its subsidiaries (other than Company and its subsidiaries) and (y) severance benefits that are no less favorable than those described in Section 6.7(a) of the Company Disclosure Schedule.

(b) To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by Purchaser or any of its subsidiaries (other than Company or its subsidiaries), Purchaser shall cause such employee benefit plan to recognize the service of such Covered Employee with Company or its subsidiaries for purposes of eligibility, participation, vesting and, except with respect to any pension plan or retiree welfare plan, benefit accrual or levels of pay credits under such employee benefit plan of Purchaser or any of its subsidiaries, to the same extent such service was recognized immediately prior to the Effective Time under a comparable Company Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided, that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service and (ii) apply for purposes of any plan, program or arrangement that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to any health care plan of Purchaser or any of its subsidiaries (other than Company and its subsidiaries) in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, Purchaser shall use reasonable best efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such Purchaser or subsidiary plan to be waived with respect to such Covered Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (B) recognize any health care expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Purchaser or any of its subsidiaries.

(c) To the extent requested by Purchaser in writing not later than 15 days prior to the Closing Date, effective as of immediately prior to, and contingent upon, the Closing Date, Company shall adopt such resolutions and/or amendments to terminate Company’s tax-qualified savings plans or any 401(k) plan of any of its subsidiaries (collectively, the “Company 401(k) Plan”), and Company shall provide Purchaser with a copy of such resolutions and/or plan amendments evidencing that the Company 401(k) Plan has been terminated in accordance with its terms. If the Company 401(k) Plan is terminated pursuant to the preceding sentence (i) as soon as practicable following the Closing Date, the assets thereof shall be distributed to the participants, and (ii) Purchaser shall take any necessary action, including amendments to a tax-qualified defined contribution retirement plan sponsored by Purchaser (the “Purchaser 401(k) Plan”) to permit each Covered Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including of loans) to the Purchaser 401(k) Plan, in the form of cash and notes (in the case of loans), in an amount equal to the eligible rollover distribution portion distributed to such Company Employee from the Company 401(k) Plan.

(d) Without limiting the generality of Section 9.11 and to the extent permitted under applicable law, the provisions of this Section 6.7 are solely for the benefit of the parties to this Agreement, and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Purchaser, Company or any of their respective affiliates; (ii) alter or limit the ability of Purchaser or any of its subsidiaries (including, after the Closing Date, Company and its subsidiaries) to amend, modify or terminate any Company Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee or other service provider, any right to employment or continued employment or continued service with Purchaser or any of its subsidiaries (including, following the Closing Date, Company and its subsidiaries), or constitute or create an employment or other agreement with any employee or other service provider.

6.8 Indemnification; Directors’ and Officers’ Insurance

(a) From and after the Effective Time, Purchaser shall, and shall cause the Surviving Company to, to the fullest extent permitted by applicable law (including to the fullest extent authorized or permitted by any amendments to applicable law adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors), indemnify, defend and hold harmless (and promptly advance expenses from time to time as incurred to the fullest extent permitted by applicable law, provided, the person to whom expenses are advanced provides a reasonable and customary undertaking (which shall not include posting of any collateral) to repay such advances, if it is ultimately determined that such person is not entitled to indemnification) each present and former director and officer of Company or any of its subsidiaries (collectively the “Indemnified Parties”) from and against any and all costs or expenses (including attorneys’ fees, expenses and disbursements), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, regulatory or investigative, arising out of, relating to or in connection with any circumstances, developments or matters in existence, or acts or omissions occurring or alleged to occur prior to or at the Effective Time in their capacities as officers and directors of Company or any of its subsidiaries, including the approval of this Agreement and the Merger and the other transactions contemplated hereby or arising out of or pertaining to the Merger and the other transactions contemplated hereby, whether asserted or claimed prior to, at or after the Effective Time.

(b) Following the Effective Time, the Surviving Company shall, and Purchaser shall cause the Surviving Company to, adopt and maintain in effect the provisions in its organizational documents to the extent they provide for indemnification, advancement and reimbursement of expenses and exculpation of Indemnified Parties, as applicable, with respect to facts or circumstances occurring at or prior to the Effective Time, on the same basis as set forth in the certificate of incorporation and bylaws of Company in effect on the date of this Agreement, to the fullest extent permitted from time to time under applicable law, which provisions shall not be amended except as required by applicable law or except to make changes permitted by applicable law that would enlarge the scope of the Indemnified Parties’ indemnification rights thereunder, it being understood that nothing in this sentence shall require any amendment to organizational documents of the Surviving Company so long as the Surviving Corporation complies with its obligations hereunder.

(c) Subject to the following sentence, for a period of six years following the Effective Time, Purchaser will purchase and provide director’s and officer’s liability insurance and fiduciary liability insurance from an insurance carrier with the same or better credit rating as Company’s current insurance carrier with respect to such director’s and officer’s insurance that serves to reimburse the present and former officers and directors of Company or any of its subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time, which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less favorable to the Indemnified Party as that coverage currently provided by Company; provided, that in no event shall Purchaser be required to expend, on an annual basis, an amount in excess of 300% of the annual premiums paid as of the date hereof by Company for any such insurance (the “Premium Cap”); provided, further, that if any such annual expense at any time would exceed the Premium Cap, then Purchaser will cause to be maintained policies of insurance which provide the maximum coverage available at an annual premium equal to the Premium Cap. At the option of Company or if requested by Purchaser, prior to the Effective Time and in lieu of the foregoing, Company may (and Company shall, if requested by Purchaser and if such policy is available), purchase a tail policy for directors’ and officers’

liability insurance on the terms described in the prior sentence (including subject to the aggregate Premium Cap for the 6-year period) and fully pay for such policy prior to the Effective Time, in which event Purchaser’s obligations under this Section 6.8 shall be fully satisfied.

(d) Any Indemnified Party wishing to claim indemnification under Section 6.8(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Purchaser; provided, that failure to so notify will not affect the obligations of Purchaser under Section 6.8(a) unless and to the extent that Purchaser is materially and adversely prejudiced as a consequence.

(e) If Purchaser, the Surviving Company or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or the surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Purchaser or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 6.8.

(f) The rights of each Indemnified Party under this Section 6.8 shall be in addition to any rights such person may have under the certificate of incorporation or bylaws of Company or any of its subsidiaries, or under applicable law or under any agreement of any Indemnified Party with Company or any of its subsidiaries (and Purchaser shall, and shall cause the Surviving Company to, honor and perform under all indemnification agreements entered into by Company or any of its subsidiaries). These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party. The obligations of Purchaser under this Section 6.8 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party unless the affected Indemnified Party shall have consented in writing to such termination or modification. It is expressly agreed that each Indemnified Party shall be a third-party beneficiary of this Section 6.8, and entitled to enforce the covenants contained in this Section 6.8. If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 6.8 that is denied by Purchaser and/or the Surviving Company, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expense, in whole or in part, then Purchaser or the Surviving Company shall pay such Indemnified Party’s costs and expenses, including legal fees and expenses, incurred in connection with pursuing such claim against Purchaser and/or the Surviving Company.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Company or any of its respective subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.8 is not prior to or in substitution for any such claims under such policies.

6.9 Exemption from Liability Under Section 16(b). Prior to the Effective Time, Purchaser and Company shall each take all such steps as may be necessary or appropriate to cause any disposition of shares of Company Common Stock or conversion of any derivative securities in respect of such shares of Company Common Stock, or any acquisition of shares of Purchaser Common Stock (including derivative securities with respect to shares of Purchaser Common Stock) in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.10 No Solicitation.

(a) Company shall not, and shall cause its subsidiaries not to, and shall use its reasonable best efforts to cause its or their respective officers, directors, employees, its representatives or agents not to, and shall not resolve or propose to, directly or indirectly, (i) knowingly encourage, solicit, participate in, knowingly facilitate or initiate discussions, negotiations, inquiries, proposals or offers (including, without limitation, any proposal or offer to its stockholders) with or from or provide any non-public information to any person or group (other than Purchaser and Merger Sub or any designees of Purchaser and Merger Sub) concerning any Third Party Acquisition or any inquiry, proposal or offer reasonably likely to lead to a Third Party Acquisition or (ii) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligation of any person other than Purchaser and Merger Sub; provided, however, that, prior to the Company Stockholder Approval, if Company receives a bona fide unsolicited written proposal for a Third Party Acquisition that (I) the Board of Directors of Company determines in its good faith judgment (after receiving the advice of outside legal counsel and a financial adviser of nationally recognized reputation) is or could reasonably be expected to result in a Superior Proposal and (II) was made after the date hereof and did not result from a breach of this Section 6.10, Company and its representatives may, subject to compliance with this Section 6.10, provide information with respect to Company to, and engage in any negotiations or discussions with, such Third Party, but only if (1) in the case of provision of information, prior to such provision of information (A) such Third Party shall have entered into a confidentiality agreement with terms no less favorable to Company than those contained in the Confidentiality Agreement (and containing additional provisions that expressly permit Company to comply with the provisions of this Section 6.10); (B) any non-public information provided to such Third Party shall have been previously provided to Purchaser or shall be provided to Purchaser prior to or substantially concurrently with the time as it is provided to such Third Party; and (2) the Board of Directors of Company determines in its good faith judgment, after consultation with and based upon the advice of outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law. Company, its subsidiaries and their respective officers, directors, employees, representatives and agents shall immediately cease and cause to be terminated any discussions or negotiations with any persons with respect to any Third Party Acquisition or any proposal, inquiry or offer reasonably likely to lead to a Third Party Acquisition and Company shall promptly request the prompt return or destruction of all confidential information previously furnished

(b) Except as set forth in this Section 6.10(b), the Board of Directors of Company shall not (i) withdraw, change, qualify or modify or publicly propose to withdraw, change, qualify or modify the Company Recommendation, (ii) take any other action or make any public statement in connection with the Company Recommendation or the Merger that is inconsistent with the Company Recommendation, (iii) fail to recommend against acceptance of any tender offer or exchange offer for Company Common Stock within ten business days after the commencement of such offer, (iv) approve, resolve, adopt or recommend, or propose publicly to approve, resolve, adopt or recommend, any Third Party Acquisition (any action described in clauses (i), (ii) or (iii) being referred to as a “Change in Company Recommendation”) or (iv) cause Company to enter into any agreement, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement, constituting or related to, or which is reasonably likely to lead to, a Third Party Acquisition or any proposal or offer for a Third Party Acquisition(excluding a confidentiality agreement pursuant to Section 6.10(a)) (each, an “Alternative Acquisition Agreement”). Notwithstanding the foregoing, at any time prior to the Company Stockholder Approval, if the Board of Directors of Company determines in its good faith judgment, after consultation with and based upon the advice of outside legal counsel, that, because of (i) the receipt of a written proposal for a Third Party Acquisition that it determines in good faith constitutes a Superior Proposal or (ii) the occurrence of an Intervening Event, the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law (after taking into account all adjustments to the terms of this Agreement that may be offered by Purchaser pursuant to this Section 6.10(b)), the Board of Directors of Company may make a Change in Company Recommendation and, in the event of a Superior Proposal, recommend such Superior Proposal (provided, that such Superior Proposal did not result from a breach of this Section 6.10), but only (i) after the fifth business day following Purchaser’s receipt of written notice from Company advising Purchaser that the Board of Directors of Company has received a Superior Proposal or that an Intervening Event has occurred, specifying, as applicable, (A) the terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and contemporaneously furnishing a copy of the relevant Alternative Acquisition Agreement and any other transaction documents and any other correspondence containing terms and conditions with respect to such Superior Proposal (it being understood and agreed that any amendment to the terms or conditions of such Superior Proposal shall require a new written notice by Company and a new five business day period) or (B) the nature of the Intervening Event in reasonable detail and (ii) after causing its legal and financial advisors to negotiate with Purchaser in good faith during such five business day period (or any additional five business day period) to make such adjustments to the terms and conditions of this Agreement as would enable the Board of Directors of Company to proceed with the Company Recommendation and not make a Change in Company Recommendation; provided, however, Company shall not be entitled to enter into any Alternative Acquisition Agreement or resolve, agree or publicly propose to take any such action unless and until the Company Stockholder Meeting (including any postponements and adjournments) has been held and this Agreement is terminated by its terms pursuant to Section 8.1 and Company has paid all amounts due to Purchaser pursuant to Section 8.3.

(c) Nothing contained in this Agreement shall prevent Company or the Board of Directors of Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act, (ii) making any legally required disclosure to the Company’s stockholders with regard to the transactions contemplated by this Agreement or a Third Party Acquisition (provided that neither Company nor its Board of Directors may recommend any Third Party Acquisition unless expressly permitted by this Section 6.10) or (iii) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

(d) For the purposes of this Agreement, “Third Party Acquisition” means: (i) the acquisition, in one or a series of related transactions, of Company or any of its subsidiaries representing more than 15% of the consolidated total assets (including equity securities of the subsidiaries of Company) of Company and its subsidiaries taken as a whole, by merger, tender offer, exchange offer, consolidation, business combination or otherwise by any person or group other than Purchaser, Merger Sub or any affiliate thereof (a “Third Party”), (ii) the acquisition by a Third Party in any one or a series of transactions (including the acquisition of stock in any subsidiary of Company) of assets or businesses of Company or its subsidiaries, including pursuant to a joint venture or partnership, representing more than 15% of the consolidated total assets (including equity securities of the subsidiaries of Company) of Company and its subsidiaries taken as a whole or (iii) the acquisition by a Third Party in one or a series of related transactions in any manner (including by merger, tender offer, exchange offer, consolidation, business combination or otherwise) of beneficial ownership of 15% or more of the outstanding Company Common Stock or any other class of capital stock or voting power of Company or any resulting parent company of Company.

(e) For purposes of this Agreement, a “Superior Proposal” means any bona fide unsolicited written proposal for a Third Party Acquisition that the Board of Directors of Company determines in its good faith judgment (after receiving the advice of a financial adviser of nationally recognized reputation) taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including the financing terms thereof, (i) is more favorable to the stockholders of Company (other than Purchaser and its affiliates) from a financial point of view than the transactions contemplated by this Agreement (taking into account any adjustment to the terms and conditions proposed by Purchaser in an offer in response to such proposal and taking into account any break-up fees and expense reimbursement provisions) and (ii) is reasonably likely to be completed on the terms proposed; provided, that for purposes of this definition of “Superior Proposal,” references in the term “Third Party Acquisition” to “15%” shall be deemed to be references to “100%.”

(f) For purposes of this Agreement, an “Intervening Event” means any event, change, effect, development or occurrence occurring or arising after the date of this Agreement that (i) was not known, or reasonably foreseeable, to the Board of Directors of Company as of or prior to the date of this Agreement and did not result from a breach of this Agreement by Company and (ii) does not relate to or involve a Third Party Acquisition.

(g) From and after the date of this Agreement, Company promptly, and in any event within twenty-four hours of receipt, shall advise Purchaser in writing in the event Company or any subsidiary of Company or representatives receives any proposal for a Third Party Acquisition together with the terms and conditions of such proposal including the proposed buyer and a copy of any written documentation delivered to Company or its representatives in connection therewith. Company shall keep Purchaser informed in all material respects on a timely basis of the status and details (including within twenty-four hours after the occurrence of any material amendment or modification) of any such proposal, including all material developments with respect to any such proposal, and without limiting any of the foregoing, Company shall promptly (and in any event within twenty-four hours) notify Purchaser in writing if it determines to begin providing information or to engage in discussions or negotiations concerning a proposal for a Third Party Acquisition pursuant to Section 6.10(a) or 6.10(b).

(h) Company shall promptly inform its representatives, and shall cause its subsidiaries promptly to inform their respective representatives of the obligations under this Section 6.10.

(i) Company shall not take any action to exempt or agree to exempt any person (other than Purchaser, Merger Sub and their respective affiliates) from any Takeover Law.

6.11 Takeover Laws. No party will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law or similar law and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

6.12 Financial Statements and Other Current Information. As soon as reasonably practicable after they become available, but in no event more than 15 days after the end of each calendar month ending after the date hereof, Company will furnish to Purchaser (a) consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) of Company and its subsidiaries as of and for such month then ended, (b) internal management reports showing actual financial performance against plan and previous period, and (c) to the extent permitted by applicable law, any reports provided to Company’s Board of Directors or any committee thereof relating to the financial performance and risk management of Company and any subsidiaries.

6.13 Notification of Certain Matters. Company and Purchaser will give prompt notice to the other of any fact, event or circumstance known to it that (a) has had or is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to have a Company Material Adverse Effect, in the case of Company, or Purchaser Material Adverse Effect, in the case of Purchaser or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any change or event shall not be deemed to constitute a violation of this Section 6.13 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying change or event would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

6.14 Stockholder Litigation. Except in connection with any litigation between Company and Purchaser or their respective affiliates, Company shall cooperate and consult with Purchaser in the defense or settlement of any shareholder litigation against Company and/or its directors or affiliates relating to the transactions contemplated by this Agreement and shall give due consideration to Purchaser’s advice with respect to such litigation, and no such settlement shall be offered or agreed to without Purchaser’s prior written consent. In furtherance of and without in any way limiting the foregoing, Company shall use reasonable best efforts to prevail in any such litigation so as to permit the consummation of the Merger in the manner contemplated by this Agreement.

6.15 Transition. Commencing following the date hereof, and in all cases subject to applicable law, Company shall, and shall cause its subsidiaries to reasonably cooperate with Purchaser and its subsidiaries to facilitate the integration of the parties and their respective businesses effective as of the Closing Date or such later date as may be determined by Purchaser; provided, that such integration process shall not in any way delay, impede or be a condition to the consummation of the Merger.

6.16 Purchaser Consent. Purchaser hereby agrees that promptly following satisfaction of each of the conditions set forth in Section 7.1 and Section 7.2 it shall waive, in accordance with Section 9.1 of the Credit Agreement, compliance by Company with the terms of Section 6.4 of the Credit Agreement solely to the extent required to permit the Merger and the Bank Merger to be consummated without constituting a default of Company thereunder.

6.17 Letter Agreement. The failure of the Letter Agreement to be in full force and effect in the form provided by Company to Purchaser prior to the execution of this Agreement at any time between the date of this Agreement and the Effective Time shall be deemed to be a failure of the closing condition set forth in Section 7.2(b). For the avoidance of doubt, this Section 6.17 shall not be interpreted to prevent, and shall not prevent, the Company from effecting a Change in Company Recommendation in accordance with Section  6.10(b) or the termination of the Letter Agreement in accordance with its terms.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Stock Exchange Listing. The shares of Purchaser Common Stock to be issued to the holders of Company Common Stock upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger or the Bank Merger shall have been issued and shall be in effect.

(e) Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired. “Requisite Regulatory Approvals” means (1) the approval of the Federal Reserve Board, (2) the approval of the Texas Department of Banking and (3) if applicable, the expiration or early termination of the waiting period under the HSR Act, in each case required to consummate the Merger and the Bank Merger.

7.2 Conditions to Obligations of Purchaser and Merger Sub. The obligation of Purchaser and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Purchaser, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall only be required to be true and correct as of such date), except where the failure of such representations or warranties to be true and correct (other than the representations and warranties set forth in (i) the first four sentences of Section 3.3(a) and the penultimate sentence thereof, which shall be true and correct except to a de minimis extent (relative to the first four sentences of Section 3.3(a) and the penultimate sentence thereof taken as a whole), (ii) Sections 3.1, 3.4(a) and 3.19, which shall be true and correct in all material respects and (iii) Section 3.9(b), which shall be true and correct) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.2(a), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Company Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Purchaser shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to the foregoing effect.

(b) Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Purchaser shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to such effect.

(c) Tax Opinion. Purchaser shall have received an opinion of Wachtell, Lipton, Rosen & Katz, dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Wachtell, Lipton, Rosen & Katz will be entitled to receive and rely upon customary certificates and representations of officers of Purchaser, Merger Sub and Company.

(d) Regulatory Conditions. There shall not be any action taken or determination made, or any law enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval, which imposes, contains or would result in the imposition of a Materially Burdensome Regulatory Condition.

7.3 Conditions to Obligations of Company. The obligation of Company to effect the Merger is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall only be required to be true and correct as of such date), except where the failure of such representations or warranties to be true and correct (other than the representations and warranties set forth in (i) the first three sentences of Section 4.3(a), which shall be true and correct except to a de minimis extent (relative to the first three sentences of Section 4.3(a) taken as a whole), (ii) Sections 4.1, 4.4(a) and 4.12, which shall be true and correct in all material respects and (iii) Sections 4.8(b) and 4.14 which shall be true and correct) has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.3(a), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Purchaser Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer or the Chief Financial Officer of Purchaser to the foregoing effect.

(b) Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer or the Chief Financial Officer of Purchaser to such effect.

(c) Tax Opinion. Company shall have received an opinion of Davis Polk & Wardwell LLP, dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Davis Polk & Wardwell LLP will be entitled to receive and rely upon customary certificates and representations of officers of Purchaser and Company.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval is obtained:

(a) by mutual consent of Company and Purchaser in a written instrument authorized by the Boards of Directors of Company and Purchaser;

(b) by either Company or Purchaser:

(i) if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the Merger or the Bank Merger;

(ii) if the Merger shall not have been consummated on or before the first anniversary of the date hereof (the “Outside Date”); provided that if the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement such party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b)(ii);

(iii) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Company, in the case of a termination by Purchaser, or on the part of Purchaser, in the case of a termination by Company, which breach, either individually or in the aggregate with other breaches by such party, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

(iv) if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained;

(c) by Purchaser, if at any time prior to obtaining the Company Stockholder Approval, (i) the Board of Directors of Company has effected a Change in Company Recommendation or resolved to do the same or (ii) Company is in material breach of its obligations under Section 6.3 or Section 6.10 hereof;

(d) by Purchaser, if any Governmental Entity that must grant a Requisite Regulatory Approval has granted the Requisite Regulatory Approval but such Requisite Regulatory Approval contains or would result in the imposition of a Materially Burdensome Regulatory Condition and there is no meaningful possibility, taking into account Purchaser’s obligations pursuant to Section 6.1, that such Requisite Regulatory Approval could be revised prior to the Outside Date so as not to contain or result in a Materially Burdensome Regulatory Condition unless the failure to obtain a Requisite Regulatory Approval without it containing a Materially Burdensome Regulatory Condition shall be due to any breach by Purchaser of this Agreement; provided that any termination pursuant to this Section 8.1(d) must be made within five days of the date on which Purchaser becomes aware of the existence of such Materially Burdensome Regulatory Condition unless Purchaser is in good faith continuing to challenge such Materially Burdensome Regulatory Condition, in which case Purchaser must exercise its right to terminate this Agreement pursuant to this Section 8.1(d) within 15 days of ceasing to contest in good faith such Materially Burdensome Regulatory Condition; or

The party desiring to terminate this Agreement pursuant to clause (b), (c) or (d) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Effect of Termination. In the event of termination of this Agreement by either Company or Purchaser as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Company, Purchaser, any of their respective affiliates or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 9.2, 9.3, 9.4, 9.6, 9.7, 9.8, 9.9, 9.10, 9.11 and 9.12 to the extent it relates to surviving provisions, shall survive any termination of this Agreement, and (ii) notwithstanding anything in this Agreement to the contrary, except Section 8.3(c), neither Company nor Purchaser shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement (which the parties acknowledge and agree shall not be limited to reimbursement of expenses and out-of-pocket costs, and may include, to the extent proven, the benefit of the bargain lost by Company’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of Company).

8.3 Fees and Expenses.

(a) All fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that:

(i) (x) prior to the Effective Time and after the date hereof, any person shall have made and not withdrawn a proposal for a Third Party Acquisition, which proposal has been publicly disclosed or made known to management of Company, or any person shall have publicly announced or made known to management of Company and not withdrawn at least ten business days’ prior to the Company Stockholders’ Meeting an intention (whether or not conditional) to make a proposal for a Third Party Acquisition, (y) thereafter this Agreement is terminated by either party pursuant to Section 8.1(b)(ii) without the Company Stockholder Approval having been obtained or Section 8.1(b)(iv) or by Purchaser pursuant to Section 8.1(b)(iii) in the event that the breach of this Agreement by Company referenced therein is willful and (z) within twelve months after the termination of this Agreement, Company consummates a Third Party Acquisition or enters into any Alternative Acquisition Agreement (provided, that for purposes of the foregoing, the term “Third Party Acquisition” shall have the meaning assigned to such term in Section 6.10 except that references to “15%” in the definition of “Third Party Acquisition” shall be deemed to be references to “50%”); or

(ii) this Agreement is terminated by Purchaser pursuant to Section 8.1(c), then Company shall pay Purchaser, in immediately available funds, the Termination Fee (A) in the case of Section 8.3(b)(i), upon the earlier of the execution of an Alternative Acquisition Agreement with respect to, or the consummation of, such Third Party Acquisition, and (B) in the case of Section 8.3(b)(ii), within two business days of the termination of this Agreement. In no event shall Company be obligated to pay Purchaser the Termination Fee on more than one occasion. “Termination Fee” means a cash amount equal to $8,000,000.

(c) Company and Purchaser acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement. The amounts payable by Company pursuant to Section 8.3(b) constitute liquidated damages and not a penalty and shall be the sole monetary remedy in the event of termination of this Agreement specified in such sections. Notwithstanding anything in this Agreement to the contrary, if Purchaser receives the Termination Fee from Company or any of its affiliates, such payment shall be sole and exclusive remedy of Purchaser against Company and its affiliates and representatives under this Agreement. In the event that Company fails to pay when due any amounts payable under this Section 8.3, then Company shall reimburse Purchaser for (i) all costs and expenses (including disbursements and fees of counsel) reasonably incurred in connection with the collection of such overdue amount, and (ii) interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made.

8.4 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors and the special committee of the the Board of Directors of Company appointed to evaluate the terms of the transactions contemplated by this Agreement (the “Special Committee”), at any time before or after the Company Stockholder Approval; provided, however, that after the Company Stockholder Approval, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.5 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, and in the case of Company, the Special Committee, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement; provided, however, that after the Company Stockholder Approval, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof that reduces the amount of or changes the form of consideration to be delivered to the holders of Company Common Stock hereunder or that otherwise required the approval of such shareholders under applicable law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, counsel to Purchaser, on a date which shall be no later than three business days after satisfaction or waiver (subject to applicable law) of the latest to be so satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing but subject to the satisfaction or waiver of those conditions), unless extended by mutual agreement of the parties (the “Closing Date”).

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.8 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.3 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Company, to:

1201 Elm Street, Suite 3500
Dallas, Texas 75270
Attention:	Allen R. Tubb, General Counsel
Facsimile:	(214) 859-6020

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:	George R. Bason, Jr.
H. Oliver Smith
William L. Taylor
Facsimile:	(212) 701-5800

(b)	if to Purchaser, to:

Hilltop Holdings Inc.
200 Crescent Court, Suite 1330
Dallas, Texas 75201
Attention:	Corey G. Prestidge, General Counsel
Facsimile:	(214) 580-5722

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	David E. Shapiro
Gordon S. Moodie
Mark F. Veblen
Facsimile:	(212) 403-2000

9.4 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

9.5 Disclosure Schedule and SEC Document References. The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Purchaser Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties (or covenants, as applicable) of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants, as applicable) would be readily apparent to a reasonable person who has read that reference and such representations and warranties (or covenants, as applicable), without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. The mere inclusion of an item in either the Company Disclosure Schedule or the Purchaser Disclosure Schedule as an exception to a representation or warranty (or covenants, as applicable) shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect or Purchaser Material Adverse Effect, as applicable.

9.6 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.7 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.8 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its affiliates or against any party or any of its affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.3 shall be deemed effective service of process on such party.

9.9 Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.9.

9.10 Publicity. Neither Company nor Purchaser shall, and neither Company nor Purchaser shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement, or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of Purchaser, in the case of a proposed announcement, statement or disclosure by Company, or Company, in the case of a proposed announcement, statement or disclosure by Purchaser; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the NYSE.

9.11 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed), provided that after the Effective Date each of Purchaser and Merger Sub may assign any of its rights or obligations to any controlled affiliate of Purchaser provided that the assignor remains liable for all of its obligations hereunder. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and permitted assigns. Except for Section 6.8, which is intended to benefit each Indemnified

Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

9.12 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to an injunction or injunction to prevent breaches of this Agreement to enforce specifically the performance of the terms hereof (including the parties’ obligations to consummate the Merger) specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity. The parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy.

9.13 Defined Terms. For purposes of this Agreement the term:

(a) “affiliate” means a person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned person;

(b) “business day” means any day other than a day on which the New York Stock Exchange is closed;

(c) “capital stock” means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

(d) “Credit Agreement” means the Credit Agreement dated as of July 29, 2011 among Company, Purchaser, Oak Hill Capital Partners III, L.P. and Oak Hill Capital Management Partners III, L.P.;

(e) “knowledge” means, with respect to any matter in question, the actual knowledge of any executive officer of Company or Purchaser, as the case may be;

(f) “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

(g) “subsidiary” or “subsidiaries” of Company, Purchaser, Merger Sub or any other person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which Company, Purchaser, Merger Sub or any such other person, as the case may be, (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the capital stock the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

HILLTOP HOLDINGS INC.

By:	/s/ JEREMY B. FORD
	Name:	Jeremy B. Ford
	Title:	President and Chief Executive Officer

PERUNA LLC

By:	/s/ JEREMY B. FORD
	Name:	Jeremy B. Ford
	Title:	President

SWS GROUP, INC.

By:	/s/ JAMES H. ROSS
	Name:	James H. Ross
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

[Letterhead of Sandler O’Neill & Partners, L.P.]

March 31, 2014

Special Committee of the Board of Directors

SWS Group, Inc.

1201 Elm Street, Suite 3500

Dallas, TX 75270

Ladies and Gentlemen:

SWS Group Inc. (the “Company”), Hilltop Holdings Inc. (“Purchaser”), and Peruna LLC (“Merger Sub”) are proposing to enter into an Agreement and Plan of Merger dated as of March 31, 2014 (the “Agreement”), pursuant to which the Company will be merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a subsidiary of Purchaser. Pursuant to the terms of the Agreement, upon the effective date of the Merger, each share of Company Common Stock (except for certain shares of Company Common Stock as specified in the Agreement), shall be converted into the right to receive, without interest, (i) .2496 shares of Purchaser Common Stock and (ii) an amount in cash equal to $1.94 (the right to receive the consideration described in clauses (i) and (ii) above, together with any cash to be paid in lieu of fractional Purchaser Common Stock, the “Merger Consideration”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The other terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock (other than Purchaser and Merger Sub).

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of the Company that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Purchaser that we deemed relevant; (iv) certain internal financial information and other data relating to the business and financial prospects of the Company that were provided to us by the management of the Company and not publicly available, including financial forecasts and estimates prepared by the management of the Company (such forecasts, the “Company Forecasts”); (v) median publicly available analyst earnings estimates for Purchaser for the years ending December 31, 2014 through December 31, 2015, and a consensus long-term earnings growth rate for the years thereafter (vi) the pro forma financial impact of the Merger on Purchaser, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings as discussed with senior management of Purchaser; (vii) the publicly reported historical price and trading activity for the Company’s and Purchaser’s common stock, including a comparison of certain financial and stock market information for the Company and Purchaser and similar publicly available information for certain other similar companies the securities of which are publicly traded; (viii) the financial terms of certain recent business combinations among other similar companies and related party transactions in the financial services industry, to the extent publicly available; (ix) the current market environment generally and the financial services environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of the Company the business, financial condition, results of operations and prospects of the Company and held similar discussions with certain members of senior management of Purchaser regarding the business, financial condition, results of operations and prospects of Purchaser.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or Purchaser or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied, at the direction of the Company, without independent verification or investigation, on the assessments of the management of the Company as to the Company’s existing and future relationships with key employees and partners, clients, products and services and we have assumed, with your consent, that there will be no developments with respect to any such matters that would affect our analyses or opinion. We have further relied on the assurances of the respective managements of the Company and Purchaser that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have been informed by the Company that certain provisions of a credit agreement to which the Company is a party may place significant constraints on the Company’s ability to sell itself or certain of its assets. With respect to the Company Forecasts, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company, Purchaser or any of their respective subsidiaries, or the collectability of any such assets, nor have we been furnished with any such evaluations or appraisals. We have assumed, with your consent, that the allowance for loan losses of Purchaser are adequate to cover such losses.

We have also assumed that there has been no material change in the Company’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that the Company will remain as a going concern for all periods relevant to our analyses. We express no opinion as to any of the legal, accounting and tax matters relating to the Merger or any other related transactions contemplated by the Company.

Sandler O’Neill used median publicly available earnings estimates and long-term growth rates for Purchaser in its analyses. The management of Purchaser confirmed to us that they reflected the best currently available estimates and judgments of the future financial performance of Purchaser, and we assumed that such performance would be achieved. With respect to the projections of transaction expenses, purchase accounting adjustments and cost savings discussed with the senior management of Purchaser, the management of Purchaser confirmed to us that they reflected the best currently available estimates and judgments of such management and we assumed that such performances would be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Purchaser’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Purchaser will remain as a going concern for all periods relevant to our analyses. We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants required to be performed by such party under the agreements and that the conditions precedent in such agreements are not waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Purchaser or the Merger and (iii) the Merger and any related transaction will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of Company Common Stock and Purchaser Common Stock after the date of this opinion or what the value of Company Common Stock will be once it is actually received by the holders of Purchaser Common Stock.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a substantial portion of which may be contingent upon consummation of the Merger. We will also receive a fee in connection with this fairness opinion. The Company has also agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to the Company and Purchaser and their affiliates. We may also actively trade the equity and debt securities of the Company and Purchaser or their affiliates for our own account and for the accounts of our customers.

This letter is directed to the Special Committee of the Board of Directors of the Company in connection with its consideration of the Merger and may also be relied on by the Board of Directors of the Company. This letter does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion addresses the fairness of the Merger Consideration to the holders of Company Common Stock (other than Purchaser and Merger Sub), from a financial point of view. Our opinion does not address the underlying business decision of the Company to engage in the Merger, the form or structure of the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. This opinion has been approved by Sandler O’Neill’s fairness opinion committee and does not address the amount of compensation to be received in the Merger by any Company officer, director or employee, if any, relative to the amount of compensation to be received by any other shareholder. Except as set forth in the letter agreement dated February 3, 2014, as amended, between the Company and Sandler O’Neill, our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent, which will not be unreasonably withheld.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be exchanged in the Merger is fair to the holders of Company Common Stock (other than Purchaser and Merger Sub) from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

Annex C

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation”, and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation”.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex D

EFiled: Jun 10 2014 06:56 PM Transaction ID 55574317 Case No. 9516-VCG

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE SWS GROUP, INC.	)	CONSOLIDATED
STOCKHOLDER LITIGATION	)	C.A. No. 9516-VCG

VERIFIED CONSOLIDATED AMENDED CLASS ACTION COMPLAINT

Plaintiffs Joseph Arceri and Chaile Steinberg, by their undersigned attorneys, for this Verified Consolidated Amended Class Action Complaint against defendants, allege upon personal knowledge with respect to themselves, and upon information and belief based upon, inter alia, the investigation of counsel as to all other allegations herein, as follows:

NATURE OF THE ACTION

1. This is a class action brought on behalf of the public stockholders of SWS Group Inc. (“SWS” or the “Company”) against SWS and its Board of Directors (the “Board” or the “Individual Defendants”), to enjoin a proposed transaction announced on April 1, 2014 (the “Proposed Transaction”), pursuant to which SWS will be acquired by Hilltop Holdings Inc. (“Parent”) that already owns 24% of the Company’s outstanding shares, and Hilltop’s direct, wholly-owned subsidiary, Peruna LLC (“Merger Sub,” and collectively with Parent, “Hilltop”).

2. On March 31, 2014, the Board caused SWS to enter into a definitive agreement and plan of merger (the “Merger Agreement”), pursuant to which SWS will merge with and into Merger Sub to become a wholly-owned subsidiary of Parent (the “Merger”). At the effective time of the Merger, each outstanding share of SWS common stock will be converted into the right to receive 0.2496 shares of Parent common stock and $1.94 in cash (the “Merger Consideration”), in a transaction valued at only $7.88 per share based on Parent’s closing price on March 31, 2014.

3. The portion of the Merger Consideration that includes Parent stock also did not include any type of “collar” or limitation on the value of Parent’s stock for SWS stockholders. Therefore, the value to SWS stockholders remains uncertain, and SWS stockholders may in fact receive even less than the $7.88 per share value, or already meager 4% premium, if Parent’s stock price declines from its March 31, 2014 price before the stockholder vote.

4. The Proposed Transaction was announced at a time when SWS, the largest full-service brokerage firm headquartered in the southwestern United States, is on the brink of renewed and substantial growth. Despite the Company’s prospects for future growth and success, the Company entered into the Merger Agreement with Hilltop following a flawed process that was tilted in favor Hilltop and the inadequate Proposed Transaction.

5. Importantly, in May 2011, SWS entered into a funding agreement with Hilltop, Oak Hill Capital Partners III, L.P., and Oak Hill Capital Management Partners III, L.P (collectively, “Oak Hill”), pursuant to which Hilltop and Oak Hill agreed to loan SWS $50 million (the “2011 Loan”). In exchange for the loan,

SWS issued Hilltop and Oak Hill a warrant to purchase 8,695,652 Company shares at an exercise price of $5.75, and SWS agreed to appoint a representative from each of Hilltop and Oak Hill to the Board and to provide each company with the right to appoint a non-voting observer to the Board. Defendants Gerald J. Ford (“Ford”) and J. Taylor Crandall (“Crandall”) subsequently were appointed to the Board by Hilltop and Oak Hill, respectively. In addition, Hilltop’s President and Chief Executive Officer (“CEO”), Jeremy Ford (Ford’s son), and Oak Hill partner, Scott Kaufman, were appointed as non-voting Board overseers.

6. The terms of the 2011 Loan Credit Agreement (the “Credit Agreement”) include a covenant prohibiting SWS from undergoing a “Fundamental Change,” which includes any merger, amalgamation, or consolidation, and which SWS would breach by engaging in a merger, amalgamation, or consolidation unless compliance was waived by each of Hilltop and Oak Hill (“Merger Covenant”).1

7. As discussed herein, Hilltop has refused to waive this Fundamental Change provision, would not meet with any third parties to even discuss it or any other potential transaction, and threatened to publicly withdraw its offer and its Board representative, defendant Ford, unless the Board agreed to its offer by March 31, 2014, even though the Company was in discussions with other parties

[1]	All emphasis added unless otherwise indicated.

that made higher offers for SWS and which had not been granted and completed due diligence. Hilltop’s bullying tactics and coercive influence over the Board resulted in a fundamentally flawed sales process and an unfair and inadequate Proposed Transaction that deprives SWS stockholders of the value of their stock.

8. Remarkably, the Board agreed to the meager Merger Consideration, despite the fact that Esposito Global, LLC (“Esposito Global”) along with Party B made a higher offer to acquire the Company at $8.00 per share in cash, which remained in play until the Board agreed to the Proposed Transaction. Also, according to the Form S-4 filed by defendants with the United States Securities and Exchange Commission (“SEC”) on May 29, 2014 (the “S-4”), an unidentified, strategic Party A made an offer for as much as $8.65 on March 27, 2014. Neither of these parties, however, received the same due diligence or inside information about SWS that Hilltop did through its representation on the Board and through the lending agreement that likely also required the Company to provide its lenders with certain non-public information.

9. The 2011 Loan, its Fundamental Change covenant which Hilltop refused to waive, the Hilltop and Oak Hill appointments to the SWS Board, the “force the vote” provision, the lack of support from SWS’s large stockholders (Hilltop), the “no solicitation” provision that prevented SWS from seeking alternative to the Proposed Transaction, “matching rights” to Hilltop that granted

Hilltop the ability to match (not top) a “superior proposal,” and Hilltop’s refusal to accept a possible two-tier termination fee all worked to lock in control for Hilltop and created a chilling effect on potential competing and superior offers.

10. In fact, according to the S-4, the CEO of Party A indicated that Party A would not agree to a transaction with SWS if Hilltop did not agree to waive the merger covenant because Party A was concerned about the risk of litigation in the event Party A executed a definitive agreement with SWS without such waiver. Party A also requested an extension of time from the deadline Hilltop imposed on the Board of March 31, 2014, particularly with respect to exploring possible transaction structures that would eliminate the need for a waiver from Hilltop and in order to complete due diligence as it had only been granted access to certain confidential information days earlier. However, the Special Committee indicated that any alternative structure would require Party A to raise its offer to $9.00 per share of SWS, and the Board refused to extend the deadline for any third parties beyond March 31, 2014.

11. The chilling effect of these agreements are further explicitly stated in the Background of the Merger section of the S-4:

Later on March 30, the SWS Board held a meeting at which the Special Committee and its financial and legal advisors provided an update on negotiations with Hilltop and with Party A. Representatives of Davis Polk and Sandler O’Neill also discussed in detail with the SWS Board the status of negotiations with Hilltop on the draft merger agreement, and feedback from Sandler O’Neill’s call with Hilltop, noting that the outstanding issues included Hilltop’s refusal to eliminate the “force the vote” provision and Hilltop’s refusal to accept a possible two-tier termination fee that would provide for a lower payment in the event that the fee became payable because SWS executed an agreement with Party A.

On March 31, 2014, the Special Committee received a letter from Party A confirming that Party A would not be able to execute a definitive agreement with SWS that day because Party A was concerned about the need for Hilltop to waive the Merger Covenant and the risk of litigation in the event that Party A executed a definitive agreement with SWS without such a waiver. In its letter, Party A noted that it valued certainty. The letter noted that Party A would normally expect the support of large shareholders, such as Hilltop and Oak Hill (assuming they exercised their Warrants), before entering into any transaction to acquire the company. In addition, Party A’s letter stated that Party A needed “a couple more days” to complete its due diligence review.

Based on this letter, and prior conversations with Party A, the Special Committee concluded that there was no possibility that Party A would be able to enter into a definitive agreement by March 31, 2014. In addition, the Special Committee believed that Party A would not enter into a definitive agreement to acquire SWS without an explicit waiver by Hilltop of the Merger Covenant, which Hilltop had indicated repeatedly that it would refuse to grant.

12. In fact, the Proposed Transaction’s “force the vote” provision requires SWS to submit the Merger Agreement to a vote of SWS’s stockholders even if the SWS Board changes its recommendation with respect to the Merger – and would therefore not have a standalone termination right in the event it wished to enter into an agreement with a third party with respect to a superior proposal.

13. In addition, Hilltop refused to include in the Proposed Transaction a possible two-tier termination fee that would provide for a lower payment in the event that the fee became payable because SWS executed an agreement with Party A.

14. The Proposed Transaction is the product of a flawed process that resulted in the Board’s failure to maximize stockholder value and deprives SWS’s public stockholders of the ability to participate in the Company’s long-term prospects. Furthermore, in approving the Merger Agreement, the Individual Defendants breached their fiduciary duties to plaintiffs and the Class (defined herein). Moreover, as alleged herein, SWS and Hilltop aided and abetted the Individual Defendants’ breaches of fiduciary duties.

15. Compounding the unfairness of the Proposed Transaction is defendants’ attempt to obtain stockholder approval of the Proposed Transaction through materially incomplete and misleading disclosures in the S-4. The S-4 is deficient and misleading in that it fails to provide adequate disclosure of all material information related to the Proposed Transaction.

16. Plaintiffs seek enjoinment of the Proposed Transaction or, alternatively, rescission of the Proposed Transaction in the event defendants are able to consummate it.

PARTIES

17. Plaintiffs are, and have been continuously throughout all times relevant hereto, the owner of SWS common stock.

18. Defendant SWS is a Delaware corporation and maintains its principal executive offices at 1201 Elm Street, Suite 3500, Dallas, Texas 75270. SWS’s common stock is traded on the NYSE under the ticker symbol “SWS.”

19. Defendant Ford has served as a SWS director since 2011. Ford is a member of the Nominating/Corporate Governance Committee. Ford has served as a director of Hilltop since 2005 and as Chairman of Hilltop’s board of directors since 2007. In addition, Ford served as interim CEO of Hilltop from January 1, 2010 to March 11, 2010.

20. Defendant James H. Ross has served as a SWS director and as President and Chief Executive Officer (“CEO”) since 2010.

21. Defendant J. Taylor Crandall has served as a SWS director since 2011. Crandall is a member of the Nominating/Corporate Governance Committee. Crandall is a founding managing partner of Oak Hill Capital Management, LLC and has been with Oak Hill and its predecessors since 1986. Crandall was appointed to the Board by Oak Hill in connection with Oak Hill’s investment in the Company in 2011, as described more fully herein.

22. Defendant Joel T. William III (“Williams”) has served as a SWS director since 2009 and is Chairman of the Board. Williams is a member of the Audit Committee and the Nominating/Corporate Governance Committee.

23. Defendant Brodie L. Cobb (“Cobb”) has served as a SWS director since 1999. Cobb is a member of the Compensation Committee.

24. Defendant Mike Moses (“Moses”) has served as a SWS director since 2006.

25. Defendant Christie S. Flanagan (“Flanagan”) has served as a SWS director since 2011. Flanagan is a member of the Audit Committee and the Compensation Committee. Flanagan was executive vice president and general counsel of California Federal Bank and its predecessor, First Nationwide Bank, which was owned by a consortium led by Individual Defendant Ford.

26. Defendant Tyree B. Miller (“Miller”) has served as a SWS director since 2011 and is a member of the Audit Committee.

27. Defendant Robert A. Buchholz (“Buchholz”) has served as a SWS director since 2008.

28. Defendant Larry A. Jobe (“Jobe”) has served as a SWS director since 2005. Jobe is a member of the Audit Committee and the Compensation Committee.

29. The defendants identified in paragraphs seventeen through twenty-six are collectively referred to herein as the “Individual Defendants.” By virtue of their positions as directors and/or officers of SWS, the Individual Defendants are in a fiduciary relationship with plaintiffs and the other public stockholders of SWS.

30. Each of the Individual Defendants at all relevant times had the power to control and direct SWS to engage in the misconduct alleged herein. The Individual Defendants’ fiduciary obligations required them to act in the best interest of plaintiffs and all SWS stockholders.

31. Each of the Individual Defendants owes fiduciary duties of loyalty, good faith, due care, and full and fair disclosure to plaintiffs and the other members of the Class. The Individual Defendants are acting in concert with one another in violating their fiduciary duties as alleged herein, and, specifically, in connection with the Proposed Transaction.

32. The Company’s public stockholders must receive the maximum value for their shares through the Proposed Transaction. Plaintiffs allege herein that the Individual Defendants, separately and together, in connection with the Proposed Transaction, violated, and are continuing to violate, the fiduciary duties they owe to plaintiffs and the Company’s other public stockholders, due to the fact that they have engaged in all or part of the unlawful acts, plans, schemes, or transactions complained of herein.

33. Defendant Parent is a Maryland corporation with its corporate headquarters located at 200 Crescent Court, Dallas, Texas 75201. Ford serves as Chairman of Parent’s board of directors and Ford’s son, Jeremy Ford, serves as Parent’s President and CEO.

34. Defendant Merger Sub is a Delaware corporation and a direct, wholly-owned subsidiary of Parent.

CLASS ACTION ALLEGATIONS

35. Plaintiffs bring this action as a class action, pursuant to Court of Chancery Rule 23, on behalf of themselves and the other public stockholders of SWS (the “Class”). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any defendant.

36. This action is properly maintainable as a class action.

37. The Class is so numerous that joinder of all members is impracticable. As of February 3, 2014, there were approximately 33,068,118 shares of SWS common stock outstanding, held by hundreds, if not thousands, of individuals and entities scattered throughout the country.

38. Questions of law and fact are common to the Class, including, among others: (i) whether defendants have breached their fiduciary duties owed to plaintiffs and the Class; and (ii) whether defendants will irreparably harm plaintiffs and the other members of the Class if defendants’ conduct complained of herein continues.

39. Plaintiffs are committed to prosecuting this action and have retained competent counsel experienced in litigation of this nature. Plaintiffs’ claims are typical of the claims of the other members of the Class and plaintiffs have the same interests as the other members of the Class. Accordingly, plaintiffs are adequate representatives of the Class and will fairly and adequately protect the interests of the Class.

40. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications that would establish incompatible standards of conduct for defendants, or adjudications that would, as a practical matter, be dispositive of the interests of individual members of the Class who are not parties to the adjudications or would substantially impair or impede those non-party Class members’ ability to protect their interests.

41. Defendants have acted, or refused to act, on grounds generally applicable to the Class as a whole, and are causing injury to the entire Class. Therefore, final injunctive relief on behalf of the Class is appropriate.

SUBSTANTIVE ALLEGATIONS

Background of the Company

42. SWS is a diversified financial services holding company that provides a range of investment banking, commercial banking, and related financial services in the United States. It was founded in 1972 and is headquartered in Dallas, Texas, and serves corporate, individual, and institutional investors; broker/dealers; governmental entities; and financial intermediaries.

43. The Company operates through four segments: Clearing, Retail, Institutional, and Banking. The Clearing segment provides clearing and execution services for other broker/dealers comprising general securities broker/dealers and firms specializing in high-volume trading. It also offers tailored services, including recordkeeping, trade reporting, accounting, general back-office support, securities and margin lending, reorganization assistance, and custody of securities. The Retail segment acts as a securities broker for retail investors in the purchase and sale of securities, options, commodities, and futures contracts that are traded on various exchanges or in the over-the-counter market. It also sells insurance and annuity products to its retail customers; managed accounts; and margin lending programs. The Institutional segment serves institutional customers in the areas of securities borrowing and lending, municipal finance, investment banking, and fixed income sales and equity trading. The Banking segment provides traditional banking products and services through nine full-service banking centers located in Texas. It also offers checking, savings, money market, and certificates of deposit products; business and consumer loans; Internet banking and online bill payment services; and commercial, commercial real estate, and residential mortgage loans.

44. During 2010, as a result of the recession, the Company’s Banking segment performed poorly. On March 15, 2011, Sterne Agee Group, Inc. (“Sterne Agee”) submitted an unsolicited offer to acquire the Company for $6.25 per share.

The Board rejected this proposal, and instead, elected to enter into a funding agreement with Hilltop and Oak Hill, pursuant to which Hilltop and Oak Hill agreed to loan SWS $50 million. In connection with the loan, SWS was likely required to provide Hilltop and Oak Hill certain non-public information about SWS in order for them to perform their due diligence in agreeing to lend SWS money, and in order for them to continue to be apprised regularly of the Company’s financial viability to pay back the loan. In exchange for the loan, SWS issued Hilltop and Oak Hill a warrant to purchase 8,695,652 Company shares at an exercise price of $5.75, and SWS agreed to appoint a representative from each of Hilltop and Oak Hill to the Board and to provide each company with the right to appoint a non-voting observer to the Board.

45. On April 28, 2011, Sterne Agee increased its offer price to $7.50 per share. The Board again rejected Sterne Agee’s proposal and publically announced that Sterne Agee’s offer was “opportunistic” and was “a substantial discount to SWS’s book value.”

46. On May 18, 2011, the funding agreement with Hilltop and Oak Hill was approved, and Ford and Crandall subsequently were appointed to the Board by Hilltop and Oak Hill, respectively. In addition, Hilltop’s President and CEO, Jeremy Ford (Ford’s son), and Oak Hill partner, Scott Kaufman, were appointed as non-voting Board overseers.

47. On July 29, 2011, SWS completed the following transactions:

•	entered into a $100,000,000, five-year, unsecured loan comprised of equal commitments from each of Hilltop and Oak Hill under the terms of the Credit Agreement;

•	issued warrants to each of Hilltop and Oak Hill for the purchase of up to 8,695,652 shares of the SWS’s common stock; and

•	granted each of Hilltop and Oak Hill certain rights, including registration rights, preemptive rights, and the right for each to appoint one person to the board of directors of SWS for so long as it owns 9.9% or more of all of the outstanding shares of SWS’s common stock or securities convertible into at least 9.9% of SWS’s outstanding common stock.

48. Hilltop’s warrant to acquire SWS common stock is exercisable for five years from the date of issuance and has a fixed exercise price of $5.75 per share, subject to anti-dilution adjustments. In addition to the 8,695,652 shares of SWS issuable to Hilltop upon exercise of its warrant, Hilltop holds an additional 1,475,387 shares of SWS common stock as of the date of this proxy statement/prospectus. Hilltop currently beneficially owns 24% of SWS common stock, inclusive of the warrant.

49. The Merger Covenant of the Credit Agreement prohibits SWS from undergoing a “Fundamental Change” including any merger, amalgamation or consolidation unless compliance is waived by both Hilltop and Oak Hill. The Credit Agreement also prohibits SWS from prepaying the loan other than following a period during which the closing price for SWS common stock exceeds 150% of the exercise price of the warrants (or $8.625) for twenty out of any thirty consecutive trading days.

50. Since receiving the $50 million loan from Hilltop and Oak Hill, the Company has performed well.

51. On November 5, 2013, the Company issued a press release announcing its financial results for the first quarter of fiscal year 2014. There, the Company reported that net income of $323,000, or $0.01 per diluted share, for its first quarter of fiscal 2014 on net revenues of $69.0 million.

52. The Company also posted a 17% decrease in operating expenses, or $14.3 million, as compared to the same quarter last fiscal year, primarily due to a $10.2 million decrease in the change in value of the Company’s outstanding warrants, a $2.2 million decrease in other expenses, and a $1.7 million decrease in commissions and other employee compensation expense. In addition, for the three months ended September 30, 2013, the Company recorded a $2.0 million gain on the warrant valuation, as compared to an $8.2 million loss on the warrant valuation for the three months ended September 28, 2012.

53. After reducing its staff by seven percent during the quarter, the CEO of SWS, Individual Defendant Ross, stated that “[w]e took action in the first quarter by reducing staffing levels across all of our business lines to better align expenses with current revenues, while still allowing us to provide clients with the superior service they have come to expect.” Ross went on to state that “[w]e are focused on enhancing our shareholder returns and will continue to pursue additional opportunities to achieve this objective, through both targeted cost-cutting efforts and revenue growth initiatives.”

54. On February 5, 2014, the Company issued a press release announcing its financial results for the second quarter of fiscal 2014. There, the Company reported that it achieved net revenues of $68.5 million. With respect to the Company’s Clearing segment, SWS reported pre-tax income of $1.3 million on net revenues of $5.3 million in the fiscal 2014 second quarter, as compared to a pre-tax loss of $115,000 on net revenues of $4.7 million in the second quarter of fiscal 2013. With respect to the Company’s Retail segment, SWS reported pre-tax income of $3.0 million on net revenues of $28.1 million, as compared to pre-tax income of $528,000 on net revenues of $26.1 million in the second quarter of fiscal 2013. With respect to the Company’s Institutional segment, SWS reported pre-tax income of $5.9 million on net revenues of $27.3 million in the fiscal 2014 second quarter. With respect to the Company’s Banking segment, SWS reported pre-tax income of $5.3 million on net revenues of $10.5 million in the fiscal 2014 second quarter, as compared to net income of $3.0 million on net revenues of $11.8 million in the second quarter of fiscal 2013.

55. With respect to the Company’s positive financial results, Ross stated:

Our results this quarter demonstrate our continued progress on the execution of our strategy to improve operating results through a combination of cost-cutting and revenue initiatives… While much work remains ahead of us, we are pleased that each of our operating segments reported pre-tax profits in our second quarter, with our Clearing, Retail and Banking segments showing improvement over last year. As we enter our second half of fiscal 2014, we remain focused on continuing this momentum and returning SWS Group to consistent profitability for the benefit of our shareholders.

The Board Acquiesces to Hilltop’s Coercive Tactics and Conducts a Flawed Sales Process

56. Despite the Company’s prospects for future growth and success, the Board was bullied by Hilltop throughout the process and was forced into accepting Hilltop’s unfair and inadequate Proposed Transaction.

57. On January 9, 2014, Hilltop’s President and CEO, Jeremy Ford (the Hilltop-appointed observer of the Board), sent a letter to Ross expressing Hilltop’s interest in acquiring the Company for $7.00 per share, split equally in cash and Hilltop stock. Hilltop publicized its offer in a press release and in a Schedule 13D.

58. On January 13, 2014, Lone Star Value Management, LLC (together with its affiliates, “Lone Star”), which currently owns 800,000 shares of SWS, sent a critical letter to the Board expressing its opinion that the consideration offered by Hilltop was well below the Company’s book value and did not take into consideration the synergies that would result from the merger. Lone Star also expressed its concern that Hilltop would exert its significant leverage, through its

24% equity stake in SWS, to force the Board to accept the deal. Lone Star then requested that the Board establish a special committee to consider Hilltop’s proposal as well as to explore other alternatives.

59. On February 3, 2014, the Company announced that the Board established a special committee (the “Special Committee”), comprised of defendants Buchholz, Williams, and Miller in a press release.

60. On February 12, 2014, Esposito Global submitted an offer to the Board to acquire the Company for $8.00 per share in cash, $1.00 per share more than Hilltop’s initial offer and $0.12 more than the Merger Consideration offered in the Proposed Transaction. Later on February 18, 2014, Esposito Global publicized its offer and stated that it was contingent on third party financing.

61. Despite the publicized Hilltop offer and the fact that the Board had formed a special committee to review it, the Board determined that its financial advisor, Sandler O’Neill & Partners, L.P. (“Sander O’Neill”), should conduct a non-public process. Sander O’Neill contacted seventeen parties, including Party A, beginning on February 13, 2014, and received various unsolicited expressions of interest from third parties. However, not until the first of March, did the Special Committee amend its engagement with Sandler O’Neill to provide for an incentive fee to be paid to them if the price per share exceeded $7.75.

62. On February 14, 2014, the Special Committee requested that its legal counsel contact counsel to Hilltop to request a waiver of the Merger Covenant. On February 21, 2014, Hilltop responded that it would not grant a waiver of the Merger Covenant to permit a third party transaction.

63. On February 24, 2014, Esposito Global indicated to the Special Committee’s counsel that it was in the process of assembling the resources to meet the applicable regulatory requirements and to pay the purchase price. Just a few days later, it was teaming up with established bank holding company, Party B.

64. On February 26, 2014, Oak Hill indicated that, provided it was made whole in accordance with the Credit Agreement without payment of any addition consideration, it would likely waive the Merger Covenant.

65. In late February, Party A stated it would be making an offer approximate to the Company’s book value of $8.15 per share, which it confirmed.

66. However, even after the Special Committee informed Hilltop that its $7.00 offer was too low and that SWS had received offers equal to its fully diluted book value of $8.15 per share, Hilltop still refused to waive the Merger Covenant with respect to a transaction with a third party at that value and rejected that type of valuation for the Company.

67. On March 5, 2014, Esposito Global and Party B indicated that they could not confirm their offer until they received due diligence and arranged the required financing, which would require several weeks. However, they were still not granted access to due diligence. Similarly, when Party A requested due diligence, the Special Committee determined that it should only have access to a select group of SWS employees and representatives due to competitive concerns. By contrast, however, on March 15, 2014, Hilltop executed a non-disclosure agreement (“NDA”) with SWS to provide for the sharing of confidential information in connection with a proposed offer.

68. On March 17, 2014, Party A specifically inquired whether Hilltop would waive the Merger Covenant. Sandler O’Neill informed it that Hilltop would not and this was subsequently confirmed by Hilltop’s financial advisor directly to Party A. At this time, Party A stated that its offer would be for $8.00 per share but could be potentially higher.

69. On March 19, 2014, Hilltop submitted a revised offer to SWS to acquire all of the outstanding common stock of SWS that Hilltop did not already own at a price of $7.50 per share, composed of 25% cash and 75% Hilltop common stock and stated its impatience with the process and that it was anxious to move quickly with a potential transaction.

70. On March 19, 2014, the Special Committee held a meeting discussing the Fundamental Change provision and concluding that while there might be possible ways to address the Fundamental Change provision in connection with a transaction involving a party other than Hilltop, it was recognized that these approaches entailed litigation risk and therefore that any such structures would involve closing risk.

71. Based on the fear that Hilltop may withdraw its offer, the Special Committee pressed Hilltop to raise its offer to $7.75 per share, which it did on March 20, 2014, composed of 25% cash and 75% Hilltop common stock. The Special Committee determined at this time, even though the $8.00 offers were still looming from Party A and Esposito Global/Party B, that it was in “the best interests of SWS stockholders to move forward” with Hilltop.

72. On March 20, 2014, despite weeks of Esposito Global/Party B reiterating that it would need a certain amount of time to conduct due diligence and secure financing before affirming their offer, the Special Committee informed Party B that it was not comfortable with the uncertainty surrounding their timeline.

73. On March 24, 2014, after the Special Committee informed Hilltop that it intended to sign a NDA with another party that was making a higher offer, Hilltop again stated that it would not waive the Merger Covenant, and threatened that if a definitive agreement was not reached by March 31, 2014, Hilltop would withdraw its offer and Ford would resign from the Board. The Special Committee discussed how the withdrawal of Hilltop’s was a risk and held potentially negative and significant consequences for SWS stockholders.

74. At the end of March, the Special Committee determined that, although Party had indicated its resistance to signing a NDA with standstill provisions that would restrict its ability to make alternative proposals and transactions with the Company, it would only move forward with Party A on a parallel track to Hilltop if it signed such a NDA with these provisions. On March 25, 2014, Party A relented and signed the NDA containing the standstill provision.

75. On March 26, 2014, the Special Committee considered various structures including regarding the exchange ratio for the shares, a force the vote provision and a requirement of a majority of SWS disinterested stockholders approving the transaction (“majority of the minority”). Hilltop later insisted on the force the vote provision and rejected a majority of the provision. It also rejected the Special Committee’s suggestion of a two-tier termination that would provide for a lower termination fee payable if SWS executed an agreement with Party A.

76. On March 27, 2014, Party A increased its offer to acquire SWS for $8.65 per share, subject to its satisfactory completion of due diligence, and requested that the Company extend its March 31, 2014 deadline. Party A also sought that certain employee retention agreements be in place ahead of a definitive agreement, but the Special Committee rejected this and additional due diligence that Party A requested relating to this.

77. On March 29, 2014, Oak Hill’s counsel stated that it would waive the Merger Covenant.

78. On March 30, 2014, the Special Committee inquired whether Party A would be willing to agree to a transaction for $9.00 per share which would be sufficient to avoid a need to Hilltop’s waiver of the Merger Covenant. However, the Chief Executive Officer of Party A stated that it would not and indicated that Party A would not agree to a transaction with SWS if Hilltop did not agree to waive the Fundamental Change provision because Party A was concerned about the risk of litigation in the event Party A executed a definitive agreement with SWS.

79. On March 31, 2014, the Special Committee received a letter from Party A confirming that Party A would not be able to execute a definitive agreement with SWS that day because Party A was concerned about the need for Hilltop to waive the Merger Covenant, the risk of litigation in the event that Party A executed a definitive agreement with SWS without such a waiver, the lack of support from large stockholders, such as Hilltop and Oak Hill, and additional time needed to complete its due diligence

80. Based on this letter and prior conversations with Party A, the Special Committee concluded that there was no possibility that Party A would be able to enter into a definitive agreement by Hilltop’s deadline of March 31, 2014. In addition, the Special Committee believed that Party A would not enter into a definitive agreement to acquire SWS without an explicit waiver by Hilltop of the Merger Covenant, which Hilltop had indicated repeatedly that it would refuse to grant. The Special Committee asked Hilltop to extend its deadline and to meet with Party A about a possible waiver of the Merger Agreement, but again Hilltop rejected both requests.

81. Later on March 31, 2014, the Special Committee unanimously adopted resolutions recommending that the SWS Board adopt and approve the Merger Agreement and Proposed Transaction with Hilltop. That same day the SWS Board approved and adopted the Merger Agreement and approved the Proposed Transaction.

82. The glaring inadequacies of the process and resulting Proposed Transaction, immediately caught the ire of certain of SWS large stockholders, including Lone Star, who has expressed concern over entire process leading to Proposed Transaction in letter to the Board referring to the “deeply flawed process,” and stating:

We were contacted by a number of potential bidders for SWS who complained about the process (or lack thereof) by the special committee of the SWS Board and its advisers. These potential bidders told us they were repeatedly made to jump through an endless series of hurdles before even being able to sign a confidentiality agreement, much less get the data they needed in order to make a proper bid. None of these potential bidders were actually invited into a data room where they could review all the same information given to Hilltop.

The Proposed Transaction and Inadequate Price

83. On April 3, 2014, SWS filed a Form 8-K with the U.S. Securities and Exchange Commission (“SEC”), attaching as Exhibit 2.1 the Merger Agreement.

84. Despite the fact that the Company received a higher all-cash offer from both Esposito Global and Party A to acquire the Company, the Company entered into the Merger Agreement on March 31, 2014, pursuant to which SWS will merge with and into Merger Sub and thereby become a wholly-owned subsidiary of Parent with the Company’s stockholders receiving only 0.2496 shares of Hilltop common stock and $1.94 in cash.

85. The consideration to be paid to plaintiffs and the Class in the Proposed Transaction is unfair and inadequate because, among other things, the intrinsic value of SWS is materially in excess of the amount offered in the Proposed Transaction.

86. The Proposed Transaction is valued at only $7.88 per share based on Hilltop’s closing price on March 31, 2014. This price is significantly below both the $8.00 offer by Esposito Global and almost a full dollar below the $8.65 offer by Party A. The meager premium, which at the time of the announcement of the Proposed Transaction was only 15% compared to the stock price the day before the announcement, is very minimal compared to the 30% premium for comparable acquisitions.

87. In addition, an analyst at Keefe, Buyette & Woods also set a price target for the Company at $8.00 per share on January 12, 2014. Further, the Company’s stock price closed at $8.19 per share on February 20, 2014.

88. Hilltop’s book value is significantly in excess to the Proposed Transaction, which Party A estimated around $8.15 per share as part of its offer and ahead of receiving confidential due diligence that it had not completed at time of the announcement of the Proposed Transaction. According to Bloomberg, with respect to the two main metrics used to evaluate the value of transactions, SWS stockholders are receiving only 6.16x EBITDA and 0.82x Book Value, as compared to the average of 22.18x EBITDA and 2.52x Book Value multiples obtained in recent comparable transactions with the past 12 months in the same industry. SWS ahead of the Proposed Transaction was trading at nearly a 40% discount to its book value.

89. Moreover, the majority of consideration paid to SWS stockholders will be in the form of Hilltop stock. Hilltop has far worse price-to-book and price-to-tangible book ratios than SWS. By paying in stock, Hilltop is using its expensive shares, laden with $343 million in worthless intangibles, to acquire undervalued SWS shares. Furthermore, the Proposed Transaction does not provide a collar or any limitation protection for SWS stockholders in the event that Hilltop’s stock tumbles ahead of the vote on the Proposed Transaction.

90. In a letter to the Board dated April 7, 2014, Lone Star expressed its disappointment with the Board’s decision to enter into the Proposed Transaction. In the letter, Lone Star stated: “after failing to run a proper auction process, it is clear that the Board has not fulfilled its fiduciary duty and has failed, for the second time in three years, to obtain maximum value for the long-suffering shareholders of SWS.” Lone Star further stated that “SWS should at least be worth its book value per share, which, as of December 31, 2013, stood at $8.25 on a fully-diluted basis (assuming the exercise of warrants owned by Hilltop and Oak Hill [)].” The letter went on to state:

SWS’ fully-diluted book value of $8.25 per share does not reflect the additional value expected to come from the operational synergies from this transaction and repeatedly touted by Gerald J. Ford, Chairman of Hilltop (and a director of SWS) – not to mention the balance sheet benefits to be obtained by the retirement of SWS’ $100 million in borrowings from Hilltop and Oak Hill, which carry an effective interest rate of 14.9%.

91. As such, the Proposed Transaction will deny Class members their right to share proportionately and equitably in the true value of the Company’s valuable and profitable business, and future growth in profits and earnings.

92. As a result, defendants have breached their fiduciary duties they owe to the Company’s public stockholders because the stockholders will not receive adequate or fair value for their SWS common stock in the Proposed Transaction.

SWS’s Board and Management Are Conflicted

93. The Board and the Company’s executive officers have material conflicts of interest and are acting to better their own personal interests through the Proposed Transaction at the expense of SWS’ public stockholders.

94. The Proposed Transaction was agreed to by the Special Committee and the Board, which are beholden to Ford and Hilltop. As a result of the 2011 Loan from Hilltop and Oak Hill, Hilltop currently beneficially owns 24% of SWS’s common stock, inclusive of the warrant. In addition, Ford joined the Board and Hilltop’s President and CEO, Jeremy Ford, became a non-voting observer to the Board. As a result of these conflicts of interest with respect to the 2011 Loan with Hilltop and its Board representation, the Board was beholden to Hilltop’s interests. This was evident throughout the sales process when Hilltop refused to waive the Merger Covenant and threatened to withdraw its offer and Ford from the Board, unless the Board accepted its inadequate Proposed Transaction by March 31, 2014, which it did despite the pending higher offers from Party A and Esposito Global/Party B.

95. In addition, each member of the Special Committee suffers from a conflict of interest as a result of their close ties to Ford and his family.

96. For example, Buchholz’s father co-founded the Company, which was saved by Hilltop’s $50 million loan. In addition, Buchholz serves as the Chief

Financial Officer of the Episcopal School of Dallas, where Jeremy Ford is a director and the Ford family has donated hundreds of thousands of dollars. Further, Buchholz is a graduate of the Cox School of Business of the Southern Methodist University (“SMU”) where Ford is a large donor.

97. Defendant Williams also has close ties to the Ford family. For example, Williams serves on the Executive Committee of Children’s Medical Center Foundation, where Ford is a trustee and Ford’s wife is a director. Jeremy Ford is a director of the Children’s Medical Center of Dallas. In addition, Williams is mayor of Highland Park, Texas where Ford lives and Williams and Ford both earned undergraduate and law degrees from SMU.

98. Defendant Miller also has close ties to the Ford family. Specifically, Miller is a former director of the Children’s Medical Center of Dallas, received his undergraduate and MBA degrees from SMU, and serves as a director of the Cox School of Business at SMU where Ford was a former director and a large donor.

99. The SWS management is also conflicted due to additional benefits from the Proposed Transaction not available to plaintiffs and other public stockholders of SWS.

100. The S-4 reveals that at the effective time of the merger, each restricted share of SWS common stock that was granted to the SWS directors and executive officers prior to the date of the merger agreement will vest in full; the SWS compensation committee may grant up to 350,000 more restricted shares of SWS common stock to certain executive officers and key employees of SWS in satisfaction of the fiscal 2014 annual bonuses; and SWS may grant restricted shares of SWS common stock to non-employee directors of SWS of up to $35,000 per director.

101. Moreover, under SWS’s Golden Parachute Compensation arrangements, the executive officers (and other SWS employees) are entitled to cash severance in accordance with SWS’s severance practice. The amount of such severance is equal to two weeks of base salary for each year of service. Certain executives may also receive retention agreements in connection with the Proposed Transaction, which will permit them to secure their lucrative positions.

102. Together, these arrangements create an incentive for SWS’s Board and management to enter into the unfair Proposed Transaction, to the detriment of plaintiffs and the Class.

Oak Hill Will Receive a Benefit Under the Proposed Transaction Which is Not Available to Other SWS Stockholders

103. Notably, the terms of the Proposed Transaction call for Oak Hill’s warrants to be canceled yet Oak Hill will still receive the same deal consideration that it would if it had exercised its warrants and Oak Hill will be paid an “Applicable Premium,” which is simply a pre-payment penalty that Oak Hill would not be eligible for under the credit agreement which granted the warrants. As a result, Oak Hill will receive a benefit under the Proposed Transaction which is not available to other SWS stockholders.

The Terms of the 2011 Loan Credit Agreement Unreasonably Dissuade Potential Suitors From Making Competing Offers

104. As discussed above, the terms of the Credit Agreement include a Merger Covenant prohibiting SWS from undergoing a “Fundamental Change,” which includes any merger, amalgamation or consolidation, and which SWS would breach by engaging in a merger, amalgamation or consolidation unless compliance were waived by each of Hilltop and Oak Hill. Hilltop repeatedly refused to waive this Fundamental Change provision.

105. This Fundamental Change provision, and Hilltop’s refusal to waive it, unreasonably dissuaded Party A and Esposito Global/Party B from moving forward with their superior offer. Specifically, the Chief Executive Officer of Party A indicated that Party A would not agree to a transaction with SWS if Hilltop did not agree to waive the merger covenant because Party A was concerned about the risk of litigation in the event Party A executed a definitive agreement with SWS without such waiver.

The Proposed Transaction’s Preclusive Deal Provisions Unreasonably Dissuade Potential Suitors From Making Competing Offers

106. In addition to the chilling provisions of the Merger Covenant in the 2011 Loan Credit Agreement, to the detriment of the Company’s stockholders, the terms of the Merger Agreement substantially favor Hilltop and are calculated to unreasonably dissuade potential suitors from making competing offers.

107. The Proposed Transaction includes a “force the vote” provision whereby SWS would be required to submit the merger agreement to a vote of SWS’s stockholders even if the SWS Board changed its recommendation with respect to the merger - and would therefore not have a standalone termination right in the event it wished to enter into an agreement with a third party with respect to a superior proposal.

108. In addition, Hilltop refused to include in the Proposed Transaction a possible two-tier termination fee that would provide for a lower payment in the event that the fee became payable because SWS executed an agreement with a competing suitor, in particular Party A which at the time of the announcement of the Proposed Transaction made an offer for $8.65 per share.

109. Hilltop also rejected the inclusion of a “majority of the minority” provision that would protect the non-insider stockholders by requiring the majority of their approval of the Proposed Transaction.

110. In contrast to insisting on a “Go Shop” provision that would have allowed the Board to continue speaking and negotiating with third parties, including Party A and Esposito Global/Party B, to achieve a higher offer for the Company, the Individual Defendants instead have all but ensured that another entity will not emerge with a competing proposal by agreeing to a “No Solicitation” provision in Section 6.10 of the Merger Agreement. This provision prohibits the Individual Defendants from soliciting alternative proposals and severely constrains their ability to communicate and negotiate with potential buyers who wish to submit or have submitted unsolicited alternative proposals. Section 6.10(a) of the Merger Agreement states, in relevant part:

(a) Company shall not, and shall cause its subsidiaries not to, and shall use its reasonable best efforts to cause its or their respective officers, directors, employees, its representatives or agents not to, and shall not resolve or propose to, directly or indirectly, (i) knowingly encourage, solicit, participate in, knowingly facilitate or initiate discussions, negotiations, inquiries, proposals or offers (including, without limitation, any proposal or offer to its stockholders) with or from or provide any non-public information to any person or group (other than Purchaser and Merger Sub or any designees of Purchaser and Merger Sub) concerning any Third Party Acquisition or any inquiry, proposal or offer reasonably likely to lead to a Third Party Acquisition or (ii) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligation of any person other than Purchaser and Merger Sub[.]

111. Further, pursuant to Section 6.10(g) of the Merger Agreement, the Company must advise Hilltop, within twenty-four hours, of any proposals or inquiries received from other parties, including, inter alia, the material terms and conditions of the proposal and the identity of the party making the proposal. Section 6.10(g) of the Merger Agreement states:

(g) From and after the date of this Agreement, Company promptly, and in any event within twenty-four hours of receipt, shall advise Purchaser in writing in the event Company or any subsidiary of

Company or representatives receives any proposal for a Third Party Acquisition together with the terms and conditions of such proposal including the proposed buyer and a copy of any written documentation delivered to Company or its representatives in connection therewith. Company shall keep Purchaser informed in all material respects on a timely basis of the status and details (including within twenty-four hours after the occurrence of any material amendment or modification) of any such proposal, including all material developments with respect to any such proposal, and without limiting any of the foregoing, Company shall promptly (and in any event within twenty-four hours) notify Purchaser in writing if it determines to begin providing information or to engage in discussions or negotiations concerning a proposal for a Third Party Acquisition pursuant to Section 6.10(a) or 6.10(b).

112. Moreover, the Merger Agreement contains a highly restrictive, illusory “fiduciary out” provision permitting the Board to withdraw its approval of the Proposed Transaction under extremely limited circumstances, and grants Hilltop a “matching right” with respect to any “Superior Proposal” made to the Company. Section 6.10(b) of the Merger Agreement provides, in relevant part:

Notwithstanding the foregoing, at any time prior to the Company Stockholder Approval, if the Board of Directors of Company determines in its good faith judgment, after consultation with and based upon the advice of outside legal counsel, that, because of (i) the receipt of a written proposal for a Third Party Acquisition that it determines in good faith constitutes a Superior Proposal or (ii) the occurrence of an Intervening Event, the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law (after taking into account all adjustments to the terms of this Agreement that may be offered by Purchaser pursuant to this Section 6.10(b)), the Board of Directors of Company may make a Change in Company Recommendation and, in the event of a Superior Proposal, recommend such Superior Proposal (provided, that such Superior Proposal did not result from a breach of this Section 6.10), but only (i) after the fifth business day following Purchaser’s receipt of written notice from Company advising Purchaser that the Board of Directors of Company has received a Superior Proposal or that an Intervening Event has occurred, specifying, as applicable, (A) the terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and contemporaneously furnishing a copy of the relevant Alternative Acquisition Agreement and any other transaction documents and any other correspondence containing terms and conditions with respect to such Superior Proposal (it being understood and agreed that any amendment to the terms or conditions of such Superior Proposal shall require a new written notice by Company and a new five business day period) or (B) the nature of the Intervening Event in reasonable detail and (ii) after causing its legal and financial advisors to negotiate with Purchaser in good faith during such five business day period (or any additional five business day period) to make such adjustments to the terms and conditions of this Agreement as would enable the Board of Directors of Company to proceed with the Company Recommendation and not make a Change in Company Recommendation; provided, however, Company shall not be entitled to enter into any Alternative Acquisition Agreement or resolve, agree or publicly propose to take any such action unless and until the Company Stockholder Meeting (including any postponements and adjournments) has been held and this Agreement is terminated by its terms pursuant to Section 8.1 and Company has paid all amounts due to Purchaser pursuant to Section 8.3.

113. Further locking up control of the Company in favor of Hilltop is Section 8.3 of the Merger Agreement, which contains a provision for a “Termination Fee” of up to $8 million, 4.4% of the value of the Proposed Transaction, payable by the Company to Hilltop if the Individual Defendants cause the Company to terminate the Merger Agreement pursuant to the lawful exercise of their fiduciary duties.

114. Additionally, the Special Committee conditioned Party A’s participation in the sales process on it signing a NDA that contained certain standstill provisions that prevented it from purchasing certain amounts of the Company’s stock and from making certain alternative proposals. Although the S-4 states that the NDA included a “fallaway” provision, it is unclear if any other parties, including Esposito Global/Party B, were similar prohibited by any such agreements and to extent of which Party A may still have been restricted from continuing to pursue its higher offer for SWS.

115. By agreeing to all of the deal protection devices and the NDAs, the Individual Defendants have locked up the Proposed Transaction and have precluded other bidders, including Party A and Esposito Global/Party B, from making successful competing offers for the Company.

The S-4 is Materially Misleading

116. On May 29, 2014 the S-4 was jointly filed with the SEC to solicit stockholders to vote their shares in favor of the Proposed Transaction. As alleged below and elsewhere herein, the S-4 omits material information about the Proposed Transaction that must be disclosed to SWS’s stockholders to enable them to render an informed decision with respect to the Proposed Transaction. The S-4 omits material information with respect to the process and events leading up to the Proposed Transaction, as well as the opinions and analyses of SWS’s financial advisor, Sandler O’Neill. This omitted information, if disclosed, would significantly alter the total mix of information available to SWS’s stockholders.

117. For example, the S-4 is materially misleading in that it fails to disclose all projections in appropriate detail, including, among other things:

a. SWS segment-level financial projections; and

b. Hilltop segment-level financial projections.

118. The S-4 is also materially misleading in that it fails to provide information regarding the “Background of the Merger” regarding the process of the Proposed Transaction, including:

a. The nature of SWS’s “business initiatives” and “business plan” that were discussed on January 15, 2014;

b. The types of parties, strategic or financial, that Sandler O’Neill contacted or received unsolicited responses from as part of the non-public process;

c. The “select assets or divisions” considered for purchase, any strategic alternatives and proposals that the interested parties suggested or considered by the Special Committee, and what value indications were received respectively, including any sum of the parts analyses, as described in the February 2014 section of the Background of the Merger;

d. The valuation methodologies that Hilltop considered more appropriate than the book value suggested by Party A that would have resulted in a higher offer for the Company;

e. A description of the alternatives considered by the Special Committee, its advisors and third parties to Hilltop’s waiver of the Merger Covenant, and if/when Sandler O’Neill disclosed to parties, including Party A and Esposito Global/Party B, the issues surrounding the Merger Covenant;

f. If and when other parties signed NDAs with SWS and if they included standstills and “don’t ask, don’t waive” provisions, including with Party A, that prohibit the parties from even asking for a waiver of the standstill agreements that restrict their ability to move forward under certain conditions with alternative transactions with SWS and why the NDA with Party A was not signed until a few days before the March 31, 2014 deadline;

g. The reason why Esposito Global, Party B and Party A were not immediately granted full due diligence when Hilltop was insisting on a March 31, 2014 deadline and already had access to inside, confidential information about SWS;

h. The “various financial methodologies” used in Sandler O’Neill’s analyses and any indications of value resulting from these analyses as of March 27, 2014; and

i. Details regarding the repayment or possible refinancing of the Loan Agreement, including issues surrounding an audit.

119. In connection with the Proposed Transaction, Sandler O’Neill delivered to the Board a written opinion, dated March 31, 2014, as to the fairness, from a financial point of view of the merger consideration to be received by holders of SWS common stock (the “Fairness Opinion”). The full text of the Fairness Opinion, which describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex B to the S-4 and was incorporated by reference in its entirety.

120. With regard to the financial analysis conducted by Sandler O’Neill, the S-4 fails to provide certain underlying data and key inputs necessary for stockholders to have a fair summary of the work performed.

121. For example, with respect to Sandler O’Neill’s Comparable Companies Analysis, the S-4 is materially misleading in that it fails to disclose:

a. The individually observed multiples for each of the selected comparable companies for SWS; and

b. The individually observed multiples for each of the selected comparable companies for Hilltop.

122. With respect to Sandler O’Neill’s Net Present Value Analyses for both SWS and Hilltop, the S-4 is materially misleading in that it fails to disclose:

a. The specific earnings and tangible book value metrics to which the selected multiples were applied to determine the terminal values; and

b. The specific “earnings stream” used in this analysis.

123. With respect to Sandler O’Neill’s Selected Merger Transactions Analysis, the S-4 is materially misleading in that it fails to disclose the individually observed multiples for each of the selected transactions.

124. The S-4 does not disclose any sum of the parts analyses that were performed to determine the valuation of SWS and details regarding valuations of its specific divisions and segments, which is important here, since certain parties may have sought to purchase certain assets, as initially suggested by Esposito Global, and may have also been considered as strategic alternatives, including standalone options, by the Special Committee and Board. Also because of SWS’s structure this information is particularly important in order for SWS stockholders to gain an understanding of the Company’s true value since it trades below its book value in connection with the Proposed Transaction.

125. The S-4 also does not disclose any synergies that Hilltop may enjoy as a result of the Proposed Transaction and to which SWS stockholders are entitled to be compensated for as part of the Merger Consideration.

126. Moreover, the S-4 is materially misleading in that it fails to disclose the specific services Sandler O’Neil has provided to any of the parties involved in the transaction, or any of their affiliates, in the last two years and how much compensation was received for services rendered.

127. The 2011 Loan, its Merger Covenant, which Hilltop adamantly refused to waive, the Hilltop’s Board representatives, the “force the vote,” “no solicitation” and “matching rights” provisions in the Merger Agreement, the lack of support from SWS’s stop stockholder (Hilltop), Hilltop’s threat to publicly withdraw its offer and its Board representation unless the Company accepted the Proposed Transaction by March 31, 2014, and Hilltop’s refusal to accept a possible two-tier termination fee all worked to unfairly and unreasonably lock in control for Hilltop and created a chilling effect on potential competing and superior offers for SWS.

128. Furthermore, at least two other bidders, with substantially higher offers for the Company, were denied complete due diligence, not informed of the deadline for making a final offer, and were not provided from the beginning with Hilltop’s position regarding the Merger Covenant so that they could have immediately explored alternatives to a waiver of the Merger Covenant. This created a further advantage to Hilltop since it was already an insider by virtue of the Loan Agreement and its Board representatives and already therefore had access to confidential, non-public information of SWS. Furthermore, the Special Committee was apprised of Hilltop’s desire to close a potential transaction quickly and later its threats to pull its offer and its Board representatives unless the Company agreed to the Proposed Transaction by imposed deadline of March 31, 2014.

129. Unless the Proposed Transaction is enjoined by this Court, the defendants will continue to breach and/or aid the breaches of fiduciary duties owed to plaintiffs and the Class, will consummate and close the Proposed Transaction complained of, and will deny Class members their fair proportionate share of SWS’s valuable assets and businesses, all to the irreparable harm of the Class.

130. The Proposed Transaction will deny Class members their right to share proportionately and equitably in the true value of the Company’s valuable and profitable business and future growth in profits and earnings.

131. As a result, defendants have breached their fiduciary duties they owe to the Company’s public stockholders because the stockholders will not receive adequate or fair value for their SWS common stock in the Proposed Transaction.

THE FIDUCIARY DUTIES OF THE INDIVIDUAL DEFENDANTS

132. By reason of the Individual Defendants’ positions with the Company as officers and/or directors, said individuals are in a fiduciary relationship with plaintiffs and the other public stockholders of SWS and owe plaintiffs and the other members of the Class duties of due care and loyalty.

133. By virtue of their positions as directors and/or officers of SWS, the Individual Defendants, at all relevant times, had the power to control and influence, and did control and influence and cause SWS to engage in the practices complained of herein.

134. In a situation where the directors of a Delaware company undertake a transaction that may result in a change in corporate control, the directors must take all steps reasonably required to maximize the value stockholders will receive rather than use a change of control to wrongfully benefit themselves.

COUNT I

(Breach of Fiduciary Duties Against the Individual Defendants)

135. Plaintiffs repeat and reallege the preceding allegations as if fully set forth herein.

136. As members of the Company’s Board, the Individual Defendants have fiduciary obligations to: (a) undertake an appropriate evaluation of SWS’s net worth as a merger/acquisition candidate; (b) take all appropriate steps to enhance SWS’s value and attractiveness as a merger/acquisition candidate; (c) act independently to protect the interests of the Company’s public stockholders; (d) adequately ensure that no conflicts of interest exist between the Individual Defendants’ own interests and their fiduciary obligations, and, if such conflicts exist, to ensure that all conflicts are resolved in the best interests of SWS’s public stockholders; (e) actively evaluate the Proposed Transaction and engage in a meaningful auction with third parties in an attempt to obtain the best value on any sale of SWS; and (f) disclose all material information to the Company’s stockholders. Given the lock-ups with the Company and its significant control over both the Board and the Company’s ability to consider other offers, the Individual Defendants also had an obligation to make the process leading to, and the price agreed in, the proposed transaction was entirely fair to the Company’s stockholder. Here, neither the Individual Defendants nor Hilltop conditioned the Proposed Transaction on approval by a disinterested Special Committee or a majority of the Company’s minority stockholders.

137. The Individual Defendants have breached their fiduciary duties to plaintiffs and the Class.

138. As alleged herein, the Individual Defendants have initiated a process to sell SWS that undervalues the Company. In addition, by agreeing to the Proposed Transaction, the Individual Defendants have capped the price of SWS at a price that does not adequately reflect the Company’s true value. The Individual Defendants also failed to sufficiently inform themselves of SWS’s value, or disregarded the true value of the Company. Furthermore, any alternate acquirer will be faced with engaging in discussions with a management team and Board that are committed to the Proposed Transaction.

139. As such, unless the Individual Defendants’ conduct is enjoined by the Court, they will continue to breach their fiduciary duties to plaintiffs and the other members of the Class, and will further a process that inhibits the maximization of stockholder value.

140. Plaintiffs and the members of the Class have no adequate remedy at law.

COUNT II

(Aiding and Abetting the Board’s Breaches of Fiduciary Duties Against SWS and Hilltop)

141. Plaintiffs repeat and reallege the preceding allegations as if fully set forth herein.

142. Defendants SWS and Hilltop knowingly assisted the Individual Defendants’ breaches of fiduciary duties in connection with the Proposed Transaction, which, without such aid, would not have occurred. In connection with discussions regarding the Proposed Transaction, SWS provided, and Hilltop obtained, sensitive non-public information concerning SWS and thus had unfair advantages that are enabling it to acquire the Company for unfair and inadequate consideration.

143. As a result of this conduct, plaintiffs and the other members of the Class have been and will be damaged in that they have been and will be prevented from obtaining fair consideration for their SWS shares.

144. Plaintiffs and the members of the Class have no adequate remedy at law.

PRAYER FOR RELIEF

WHEREFORE, plaintiffs pray for judgment and relief as follows:

A. Ordering that this action may be maintained as a class action and certifying plaintiffs as the Class representative and plaintiffs’ counsel as Class counsel;

B. Preliminarily and permanently enjoining defendants and all persons acting in concert with them from proceeding with, consummating, or closing the Proposed Transaction;

C. In the event defendants consummate the Proposed Transaction, rescinding it and setting it aside or awarding rescissory damages to plaintiffs and the Class;

D. Directing defendants to account to plaintiffs and the Class for their damages sustained because of the wrongs complained of herein;

E. Awarding plaintiffs the costs of this action, including reasonable allowance for plaintiffs’ attorneys’ and experts’ fees; and

F. Granting such other and further relief as this Court may deem just and proper.

Dated: June 10, 2014		RIGRODSKY & LONG, P.A.

	By:	/s/ Brian D. Long
Seth D. Rigrodsky (#3147) Brian D. Long (#4347) Gina M. Serra (#5387) Jeremy J. Riley (#5791) 2 Righter Parkway, Suite 120 Wilmington, DE 19803

OF COUNSEL:

MILBERG LLP

Kent A. Bronson

Jessica Sleater

One Pennsylvania Plaza

New York, NY 10119

(212) 594-5300

MORGAN & MORGAN, P.A.

Peter Safirstein

Domenico Minerva (#5125)

Elizabeth Metcalf

28 West 44th Street, Suite 2001

New York, NY 10036

(212) 564-1637

Co-Lead Counsel for Plaintiffs

(302) 295-5310

Co-Lead Counsel for Plaintiffs

ANDREWS & SPRINGER, LLC

Peter B. Andrews (#4623)

Craig Springer (#5529)

3801 Kennett Pike

Building C, Suite 305

Wilmington, DE 19807

(302) 504-4957

Delaware Counsel for Plaintiffs

SWS GROUP INC. 1201 ELM STREET, STE 3500 DALLAS, TX 75270 ATTN: ALLEN R. TUBB

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on November 20, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on November 20, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

                    KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — —

     DETACH AND RETURN THIS PORTION ONLY

    THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3.						For Against Abstain
1	To adopt and approve the Agreement and Plan of Merger, dated as of March 31, 2014, by and among Hilltop Holdings Inc., Peruna LLC and SWS Group, Inc.					☐ ☐ ☐
2	To approve, on a non-binding, advisory basis, compensation that may be paid or would be payable to SWS’s named executive officers in connection with the merger.					☐ ☐ ☐
3

To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the merger proposal.

☐ ☐ ☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement, Shareholder Letter is/are available at www.proxyvote.com.
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

SWS GROUP INC. Special Meeting of Stockholders November 21, 2014 at 9:00 AM This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Joel T. Williams III and James H. Ross, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SWS GROUP INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholder(s) to be held at 9:00 a.m. local time on November 21, 2014, at Renaissance Tower, 1201 Elm Street, Suite 4200, Dallas, Texas 75270 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR proposals 1, 2 and 3 and in the discretion of the proxies upon such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side